UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Gelesis Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

James Barrett, Esq.

Jeffrey A. Letalien Esq.

Jean A. Lee Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Tel: (617) 570-1000

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED SEPTEMBER 29, 2023

Gelesis Holdings, Inc.

501 Boylston Street, Suite 6102

Boston, Massachusetts 02116

    , 2023

Dear Gelesis Stockholder,

I am writing to you about a significant opportunity for stockholders of Gelesis Holdings, Inc., a Delaware corporation (“Gelesis”, “Company”, “we” or “us”) to receive a substantial premium for their shares of Gelesis common stock, par value $0.0001 per share (the “Company Common Stock”) in connection with the previously announced transaction with PureTech Health LLC.

You are cordially invited to attend a virtual special meeting of stockholders of Gelesis (the “Special Meeting”), to be held on [●], 2023 at [●], Eastern time. The Special Meeting will be a completely virtual meeting of stockholders of Gelesis, including the Unaffiliated Stockholders (as defined herein) (the “Gelesis Stockholders”), which will be conducted via live audio-cast. You will be able to attend and vote during the meeting at [●]. Only holders of record of the Company Common Stock at the close of business on [●], 2023, will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

At the Special Meeting, you will be asked to consider and vote upon (i) a proposal to approve and adopt the Agreement and Plan of Merger, dated June 12, 2023 (which, as may be amended or modified from time to time, we refer to as the “Merger Agreement”), by and among PureTech Health LLC, a Delaware limited liability company (“Parent”), Caviar Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), which is a wholly owned subsidiary of Parent, and Gelesis, pursuant to which Gelesis will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company in the merger and a wholly owned subsidiary of Parent (the “Merger”), and (ii) a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement.

If the Merger is completed, each outstanding share of Company Common Stock (other than (i) shares held in the treasury of the Company, (ii) shares owned by Parent or any of its direct or indirect subsidiaries (including Merger Sub) immediately before the effective time of the Merger, (iii) shares of restricted Company Common Stock issued pursuant to the Business Combination Agreement, dated as of July 19, 2021, by and among Gelesis, Inc., a Delaware corporation (“Legacy Gelesis”), Capstar Special Purpose Acquisition Corp. and CPSR Gelesis Merger Sub, Inc. (as amended, restated, supplemented or otherwise modified, the “BCA” or the “Business Combination Agreement”) and subject to all of the terms and conditions of the BCA in respect of the “Earn Out Shares” (“Earn Out Shares”) and (iv) shares held by Gelesis Stockholders who perfect their statutory rights of appraisal under Section 262 of the Delaware General Corporation Law, but including shares deemed to be issued in connection with the deemed exercise of certain warrants to purchase Company Common Stock) will be converted automatically into and will thereafter represent only the right to receive $0.05664 in cash (the “Merger Consideration”), without interest and subject to applicable withholding taxes. The Merger

Consideration represents a premium of approximately 277.6% over the closing price of Company Common Stock on June 12, 2023, the last trading day prior to the public announcement of the execution of the Merger Agreement.

The proposed transaction constitutes a “going-private transaction” under the rules of the Securities and Exchange Commission (the “SEC”).

The board of directors of Gelesis (the “Board”) reviewed and considered the terms and conditions of the Merger Agreement and, acting upon the unanimous recommendation of the special committee of the Board (the “Special Committee”), has unanimously (i) determined that the Merger and the other transactions contemplated by the Merger Agreement (the “Merger Transactions”) are advisable, fair to and in the best interests of the Company and the Gelesis Stockholders, (ii) approved, adopted and declared advisable the Merger Agreement, the voting and support agreement entered into by Parent and the Company and the Merger Transactions, (iii) directed that the Merger Agreement be submitted to the Gelesis Stockholders for adoption and (iv) resolved to recommend that the Gelesis Stockholders to vote “FOR” the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board also unanimously recommends that the stockholders vote “FOR” the adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement.

Parent and Merger Sub are subsidiaries of PureTech Health plc (“PureTech”), a clinical-stage biotherapeutics company traded on the London Stock Exchange and Nasdaq, which indirectly beneficially owns through Parent 16,727,582 shares of Company Common Stock, not including additional options to purchase 155,520 shares of Company Common Stock, PureTech Warrants (as defined below) to purchase 259,129,542 shares of Company Common Stock in the aggregate, Legacy Warrants (as defined below) to purchase 216,208 shares of Company Common Stock and 381,329,108 shares of Company Common Stock issuable upon conversion of Notes (as defined below) issued to Parent pursuant to the NPA (as defined below) (assuming accrued and unpaid interest through June 30, 2023). Subsequent to June 30, 2023, (i) the Legacy Warrants to purchase 216,208 shares of Company Common Stock expired on August 16, 2023 without being exercised and (ii) on September 20, 2023, the Note Issuers issued an Additional Note in the principal amount of $1.5 million to the Parent pursuant to the NPA, upon conversion of which 30,364,372 shares of Company Common Stock is issuable to the Parent. Parent, Gelesis’ largest stockholder, has committed to, among other things, vote all of the shares of Company Common Stock that it beneficially owns in favor of approving and adopting the Merger Agreement and the Merger Transactions.

The accompanying proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety.

Whether or not you plan to attend the Special Meeting virtually, please complete, sign, date and return, as promptly as possible, the enclosed proxy card or voting instruction form in the accompanying prepaid envelope or grant your proxy electronically over the Internet or by telephone. If you hold your shares of Company Common Stock in street name, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals at the virtual Special Meeting, including the proposal to approve and adopt the Merger Agreement, without your instructions.

Your vote is very important. The Merger cannot be completed unless the proposal to approve and adopt the Merger Agreement is approved by the affirmative vote of (i) holders of a majority of the issued and outstanding shares of Company Common Stock not owned, directly or indirectly, by Parent or any of its subsidiaries (including Merger Sub) or its affiliates and (ii) holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon (“Company Stockholder Approval”). Therefore, if you (x) do not submit a valid proxy card, voting instruction form or virtually attend the Special Meeting to vote your shares of Company Common Stock by virtual ballot, (y) abstain from voting or (z) hold your shares of Company Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the proposal to approve and adopt the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement. Therefore, please submit your proxy card or voting instruction form as soon as possible to ensure your shares are represented and voted at the Special Meeting.

The accompanying proxy statement is dated [●], 2023 and, together with the enclosed form of proxy card, is first being mailed to the Gelesis Stockholders on or about [●], 2023.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

Stockholders Call Toll-Free: (800) 322-2885

Banks and Brokers Call Collect: (212) 929-5500

On behalf of the Board, thank you for your continued support.

Sincerely,

Yishai Zohar

Chief Executive Officer

The accompanying proxy statement is dated [●], 2023, and is first being mailed to Gelesis Stockholders of record on or about [●], 2023.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE MERGER TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED SEPTEMBER 29, 2023

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [●], 2023

To Gelesis Stockholders:

Notice is hereby given that a virtual special meeting of stockholders of Gelesis Holdings, Inc., a Delaware corporation (“Gelesis”, “the Company”, “we” or “us” and which special meeting of the stockholders is referred to as the “Special Meeting”), will be held on [●], 2023 at [●], Eastern time and conducted via live audio-cast at [●], for the following purposes:

1.

To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated June 12, 2023 (which, as may be amended or modified from time to time, the “Merger Agreement”), by and among PureTech Health LLC, a Delaware limited liability company (“Parent”), Caviar Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), which is a wholly owned subsidiary of Parent, and Gelesis, pursuant to which Gelesis will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company in the merger and a wholly owned subsidiary of Parent (the “Merger” and such proposal, the “Merger Proposal”).

2.

To consider and vote on a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement (the “Adjournment Proposal”).

The accompanying proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement, and a summary of these provisions can be found under “The Merger Agreement” beginning on page 86 in the attached proxy statement. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety.

Only stockholders of record as of the close of business on [●], 2023 (the “Record Date”) are entitled to receive notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. You will be entitled to one vote for each share of common stock of Gelesis, par value $0.0001 per share (“Company Common Stock”) that you held on the Record Date.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The merger cannot be completed unless the merger proposal is approved by the affirmative vote of (i) holders of a majority of the issued and outstanding shares of Company Common Stock not owned, directly or indirectly, by Parent or any of its subsidiaries (including Merger Sub) or its affiliates and (ii) holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon (“Company Stockholder Approval”). Whether or not you plan to attend the Special Meeting virtually, please complete, sign, date and return, as promptly as possible, the enclosed proxy card or voting instruction form in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you hold your shares in street name, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals at the Special Meeting, including the Merger Proposal, without your instructions.

The board of directors of Gelesis (the “Board”) has unanimously (i) determined that the Merger and the other transactions contemplated by the Merger Agreement (the “Merger Transactions”) are advisable, fair to and in the best interests of the Company and Gelesis Stockholders, (ii) approved, adopted and declared advisable the Merger Agreement, the voting and support agreement entered into by Parent and the Company and the Merger Transactions, (iii) directed that the Merger Agreement be submitted to the Gelesis Stockholders for adoption and (iv) resolved to recommend that the Gelesis Stockholders to vote “FOR” the Merger Proposal. The Board also unanimously recommends that the stockholders vote “FOR” the Adjournment Proposal.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Gelesis or any other person.

IN ADDITION TO DELIVERING THE PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON [●], 2023 TO STOCKHOLDERS BY MAIL, THE PROXY STATEMENT FOR THE SPECIAL MEETING IS ALSO AVAILABLE AT [●].

By Order of the Board of Directors,

Yishai Zohar

Chief Executive Officer

Boston, Massachusetts Dated: [●], 2023

1

2

SUMMARY TERM SHEET

This summary, together with the following section of this proxy statement titled “Questions and Answers About the Special Meeting and The Merger,” highlights selected information in this proxy statement and does not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes, and the documents referred to or incorporated by reference in this proxy statement for a more complete understanding of the matters being considered at the special meeting of the stockholders of Gelesis, including the Unaffiliated Stockholders (as defined herein) (the “Gelesis Stockholders”) (the “Special Meeting”). Each item in this summary includes a page reference directing you to a more complete description of that topic. This proxy statement is dated [●], 2023, and is first being mailed to Gelesis Stockholders of record on or about [●], 2023.

In this proxy statement, the terms “Gelesis,” the “Company,” “we,” “us” and “our” refer to Gelesis Holdings, Inc. and, where appropriate, its subsidiaries. We refer to PureTech Health LLC as “Parent” and Caviar Merger Sub LLC as “Merger Sub.” All references to the “Merger” refer to the merger of Gelesis with and into Merger Sub, with Merger Sub continuing as the surviving company (“Surviving Company”) and becoming a wholly owned subsidiary of Parent pursuant to the Merger Agreement, and all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated June 12, 2023, as it may be amended or modified from time to time, by and among Gelesis, Parent and Merger Sub, a copy of which is included as Annex A to this proxy statement. Merger Sub, following the consummation of the Merger, is sometimes referred to as the “Surviving Company.”

Parties to the Merger (Page 116)

Gelesis Holdings, Inc., a Delaware corporation, is a commercial stage biotherapeutics company built for consumer engagement. It is focused on advancing first-in-class superabsorbent hydrogel therapeutics for chronic gastrointestinal (“GI”), diseases including excess weight, type 2 diabetes, non-alcoholic fatty liver disease/non-alcoholic steatohepatitis (“NAFLD/NASH”), functional constipation (“FC”), and inflammatory bowel disease. Gelesis’ biomimetic superabsorbent hydrogels are inspired by the composition and mechanical properties (e.g. firmness) of raw vegetables. They are conveniently administered in capsules taken with water to create a much larger volume of small, non-aggregating hydrogel pieces that become an integrated part of the meals, and act locally in the digestive system. Gelesis’ first product, Plenity, and its other product candidates are based on a proprietary hydrogel technology that works mechanically, as opposed to via a chemical mode of action, and exclusively in the gastrointestinal, or GI, tract rather than systemically or through surgical intervention. Gelesis, formerly known as Capstar Special Purpose Acquisition Corp. (“CPSR”), was originally incorporated on February 14, 2020 as a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On July 7, 2020, CPSR consummated its initial public offering. On January 13, 2022, CPSR completed a business combination in which Gelesis, Inc. (“Legacy Gelesis”) and its subsidiaries were acquired by CPSR. The business combination was completed in a multi-step process pursuant to which Legacy Gelesis ultimately merged with and into a wholly-owned subsidiary of CPSR, with the CPSR subsidiary continuing as the surviving corporation following the merger. In connection with the closing of the business combination with Legacy Gelesis, the Company changed its name from “Capstar Special Purpose Acquisition Corp.” to “Gelesis Holdings, Inc.” Gelesis’ principal executive offices are located at 501 Boylston Street, Suite 6102, Boston, Massachusetts 02116. Gelesis’ common stock, par value $0.0001 per share (“Company Common Stock”), is traded on the OTC Pink Market (“OTC Market”) under the symbol “GLSH,” and Gelesis’ Public Warrants (as defined below) are traded on the OTC market under the symbol “GLSHW.” Additional information about Gelesis can be found at www.gelesis.com. The information provided on or accessible through Gelesis’ website is not part of or incorporated by reference in this proxy statement.

PureTech Health LLC, a Delaware limited liability company, is a wholly owned subsidiary of PureTech Health plc, a clinical-stage biotherapeutics company dedicated to changing the lives of patients with devastating diseases. PureTech Health plc has created a broad and deep pipeline through its experienced research and development team and its extensive network of scientists, clinicians and industry leaders that is being advanced both internally and through entities formed by PureTech in which PureTech has a controlling or non-controlling equity interest (the “Founded Entities”). PureTech Health plc’s research and development engine has resulted in the development of 27 therapeutics and therapeutic candidates, including two (Plenity® and EndeavorRx®) that have received both United States Food and Drug Administration (referred to as “FDA”) clearance and European marketing authorization and a third (KarXT) that is expected to be filed soon for FDA approval. A number of these programs are being advanced by PureTech Health plc or its Founded Entities in various indications and stages of clinical development, including registration enabling studies. All of the underlying programs and platforms that resulted in this pipeline of therapeutic candidates were initially identified or discovered and then advanced by the PureTech Health plc team through key validation points. Parent’s executive offices are located at 6 Tide Street, Suite 400 Boston, MA 02210 . Its telephone number is (617) 482-2333.

Caviar Merger Sub LLC, a Delaware limited liability company, is a wholly owned direct subsidiary of Parent and was incorporated for the sole purpose of consummating the transactions contemplated by the Merger Agreement, including the Merger (the “Merger Transactions”). Prior to the Effective Time (as defined below), Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by or related to the Merger Agreement. Merger Sub’s executive offices are located at 6 Tide Street, Suite 400 Boston, MA 02210. Its telephone number is (617) 482-2333.

The Special Meeting (Page 121)

Time and Place of the Special Meeting (Page 121)

This proxy statement is being furnished to Gelesis Stockholders of record as part of the solicitation of proxies by the board of directors of Gelesis (the “Board”) for use at the Special Meeting to be held on [●], 2023 at [●], Eastern time, and conducted via live audio-cast at www.proxydocs.com/GLS, or at any adjournment or postponement thereof.

The Purpose of the Special Meeting (Page 121)

At the Special Meeting, holders of Company Common Stock who are entitled to vote by virtual ballot at such Special Meeting will be asked to (i) approve the proposal to adopt the Merger Agreement (the “Merger Proposal”), and (ii) approve a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement (the “Adjournment Proposal”).

Record Date and Quorum (Page 121)

You are entitled to receive notice of, and to vote at, the Special Meeting if you held shares of Company Common Stock at the close of business on [●], 2023, which the Board has set as the record date for the Special Meeting (the “Record Date”). As of the close of business on the Record Date, there were [●] shares of Company Common Stock outstanding. The virtual presence at the Special Meeting of the holders of a majority of the Company Common Stock issued and outstanding and entitled to vote thereat, present virtually or represented by proxy, shall constitute a quorum for the transaction of business at the Special Meeting. If a quorum is not present at the Special Meeting, we expect that the Special Meeting will be adjourned by the chairman of the Special Meeting to solicit additional proxies as permitted by our Amended and Restated Bylaws (our “Bylaws”). Abstentions will count as present and entitled to vote for purposes of determining the existence of a quorum. If you hold your shares of Company Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares at the Special Meeting, your shares will not be counted for purposes of determining the existence of a quorum.

Vote Required (Page 123)

Each holder of Company Common Stock is entitled to one vote for each share of Company Common Stock held on the Record Date.

Approval of the Merger Proposal requires the affirmative vote of (i) holders of a majority of the issued and outstanding shares of Company Common Stock not owned, directly or indirectly, by Parent or any of its subsidiaries (including Merger Sub) or its affiliates and (ii) holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon (“Company Stockholder Approval”). Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal. In addition, if you (x) do not submit a valid proxy, voting instruction form or virtually attend the Special Meeting to vote your shares of Company Common Stock by virtual ballot or (y) hold your shares of Company Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes properly cast “FOR” or “AGAINST” the proposal. Abstentions will have no effect on the outcome of the Adjournment Proposal. In addition, if you (i) do not submit a valid proxy, voting instruction form or virtually attend the Special Meeting to vote your shares of Company Common Stock by virtual ballot or (y) hold your shares of Company Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the Adjournment Proposal, it will have no effect on the outcome of the Adjournment Proposal.

As of the Record Date, the directors and executive officers of Gelesis beneficially owned and were entitled to vote, in the aggregate, [●]% of the shares of Company Common Stock (not including any (i) shares of Company Common Stock deliverable upon exercise or conversion of or underlying unvested award of restricted stock unit to acquire shares of Company Common Stock (each, a “Company RSU”) granted under any of the Company’s 2021 Stock Option and Incentive Plan, 2016 Stock Option and Grant Plan and 2006 Stock Incentive Plan (each, a “Company RSU Award”), (ii) unvested option to purchase shares of Company Common Stock (each, a “Company Option”) or (iii) warrants exercisable for shares of Company Common Stock). In addition, as of the Record Date, Parent beneficially owned and was entitled to vote approximately [●]% of the shares of Company Common Stock, including Company Options to purchase [●] shares of Company Common Stock and PureTech Warrants (as defined below) to purchase [●] shares of Company Common Stock in the aggregate.

How to Vote Your Shares (Page 123)

If you are a stockholder of record, you may cause your shares to be voted by using one of the following methods:

•	virtually at the Special Meeting;

•	prior to the Special Meeting

•	via the Internet, at the Internet address provided on the proxy card;

•	by telephone, by using the toll-free number listed on the proxy card; or

•	by mail, by completing, signing and dating the enclosed proxy card and returning it in the accompanying prepaid envelope.

If you hold your shares in street name, you will receive instructions from the broker, bank or other nominee that holds your shares as to how to vote your shares at the Special Meeting. If you hold your shares in street name, you may not vote your shares virtually at the Special Meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the Special Meeting.

Special Factors (Page 27)

Certain Effects of the Merger (Page 71)

Subject to the terms and conditions set forth in the Merger Agreement, upon the consummation of the Merger, Gelesis will be merged with and into Merger Sub, at which time the separate corporate existence of Gelesis will cease. Merger Sub will be the Surviving Company and a wholly owned subsidiary of Parent with all its rights, powers, privileges and franchises continuing unaffected by the Merger, and all obligations, liabilities, restrictions and disabilities of Gelesis and Merger Sub shall become the debts, liabilities and duties of the Surviving Company. From the date of the Merger Agreement to the seventh business day prior to the Special Meeting, Parent has the right, but not obligation, to determine to change the structure of the Merger, such that Merger Sub will merge with and into Gelesis, with Gelesis continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Structuring Amendment”), and upon Parent’s determination of the Structuring Amendment, the parties will enter into an amendment to the Merger Agreement to effectuate the Structuring Amendment.

If the Merger is completed, the Company Common Stock will cease trading on the OTC Market and be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will become a wholly owned the subsidiary of the Parent. In addition, if the Merger is completed, the Public Warrants are intended to be deregistered under the Exchange Act. Neither we nor the Surviving Company will file periodic reports with the SEC.

If the Merger is not completed, Gelesis will remain a stand-alone independent publicly traded company, the Company Common Stock will continue to be traded on the OTC Market and Gelesis Stockholders will remain Gelesis Stockholders. If the Merger Agreement is terminated in certain circumstances, Gelesis may be required to pay Parent a termination fee and reimburse certain expenses, as described in the sections of this proxy statement titled “The Merger Agreement—Termination Fee” and “The Merger Agreement—Expenses” beginning on page 108.

Consideration to be Received in the Merger; Assumption of Promissory Notes (Pages 87 and 89, respectively)

Company Common Stock. At the effective time of the Merger, which will occur upon the date and time when a certificate of merger (the “Certificate of Merger”) has been duly filed with the Secretary of State of the State of Delaware, or at such later date and time as is agreed upon in writing by the parties and specified in the Certificate of Merger (the “Effective Time”), each outstanding share of Company Common Stock (other than (i) shares held in the treasury of the Company , (ii) shares owned by Parent or any of its direct or indirect subsidiaries (including Merger Sub) immediately before the Effective Time ((i) and (ii) collectively, the “Excluded Shares”), (iii) shares of restricted Company Common Stock issued pursuant to the BCA and subject to all of the terms and conditions of the BCA in respect of the “Earn Out Shares” (“Earn Out Shares”), and (iv) shares held by Gelesis Stockholders who perfect their statutory rights of appraisal under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) (the shares described in (iv) which we refer to as the “Dissenting Shares”), but including shares deemed to be issued in connection with the deemed exercise of the Legacy Warrants (the “Company Warrant Shares”)), will be converted automatically into the right to receive $0.05664 in cash (which we refer to as the “Merger Consideration”), without interest and less any applicable withholding taxes.

Company Options. Each Company Option, whether vested or unvested, will be canceled at the Effective Time without payment of any consideration.

Company RSU Awards. Each outstanding Company RSU Award will automatically (i) accelerate in full as of immediately prior to the Effective Time, and (ii) to the extent not yet settled as of the Effective Time, be canceled and converted as of the Effective Time into the right to receive (without interest) an amount in cash equal to the Merger Consideration that would be payable in respect of the shares of Company Common Stock issuable upon settlement of the Company RSU Award, such payment to be net of any applicable tax withholding obligations required by applicable laws.

Company Warrants.

At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock pursuant to that certain Warrant to Purchase Common Stock, dated as of August 4, 2022, by and between Gelesis and CMS Bridging DMCC, an affiliate of CMS Medical Venture Investment (HK) Limited (the “CMS Warrant Agreement”, and such warrant, the “CMS Warrant”) will, in accordance with the terms of the CMS Warrant Agreement, automatically and without any required action on the part of the holder thereof, cease to represent a warrant exercisable for 400,000 shares of Company Common Stock and be exchanged for an amount equal to 400,000 multiplied by the difference between (i) the Merger Consideration and (ii) the $0.01 exercise price per share, or total aggregate consideration equal to $18,656.

At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock pursuant to that certain Amended and Restated Warrant to Purchase Common Stock of Gelesis Holdings, Inc. by and between Gelesis and holder thereof (the “One S.r.l. Warrant Agreement”, and such warrant, a “One S.r.l. Warrant”) will, in accordance with the terms of the One S.r.l. Warrant Agreement, automatically and without any required action on the part of the holder thereof, cease to represent a warrant exercisable for shares of Company Common Stock and be exchanged for, with respect to each share of Company Common Stock underlying such One S.r.l. Warrant, an amount of consideration equal to $0.01.

At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock issued pursuant to that certain Note and Warrant Purchase Agreement, dated February 21, 2023, by and among Gelesis, certain subsidiaries of Gelesis and Parent (the “NPA”), issued to Parent (the “PureTech Warrants”) will be canceled automatically and will cease to exist, and no consideration will be paid in exchange therefor.

At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock issued pursuant to that certain Warrant Agreement, dated July 1, 2020, by and among Capstar Special Purpose Acquisition Corp., a Delaware corporation, Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Gelesis Warrant Agreement”, and each such warrant, a “Gelesis Warrant”) will automatically and without any required action on the part of the holder thereof, cease to represent a warrant exercisable for one share of Company Common Stock and become a warrant exercisable for the Merger Consideration. If a registered holder thereof properly exercises the Gelesis Warrant within thirty (30) days following the public disclosure of the consummation of the Merger, the exercise price of the Gelesis Warrant will be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the Warrant Price (as defined in the Gelesis Warrant Agreement) minus (ii) (A) the Merger Consideration minus (B) the Black-Scholes Warrant Value (as defined in the Gelesis Warrant Agreement). The result of such reduction in the Warrant Price is that the holder thereof will have the opportunity to receive the Black-Scholes Warrant Value with respect to such Gelesis Warrant, which would have been equal to less than $0.01 per Public Warrant as of the close of trading on June 12, 2023. In order to receive such Black-Scholes Warrant Value, the holder of such Gelesis Warrant will be required to validly exercise such Gelesis Warrant, including, the payment of Warrant Price in cash or, to the extent permitted or Gelesis elects to so require under the Warrant Agreement, the exercise of such Gelesis Warrant on a cashless basis in accordance with the terms of the Gelesis Warrant

Agreement. The Gelesis Warrants include 13,800,000 redeemable warrants, each whole warrant exercisable for one share of Company Common Stock at an exercise price of $11.50 (the “Public Warrants”) and 7,520,000 redeemable warrants, each whole warrant exercisable for one share of Company Common Stock at an exercise price of $11.50, issued in a private placement (the “Private Placement Warrants”).

At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock pursuant to that certain Series A-4 Stock and LLC Common Share Purchase Agreement, dated as of August 16, 2013, by and among Gelesis, Inc. and the parties thereto, as amended, restated, supplemented or otherwise modified (such warrants, the “Legacy Warrants”), other than Legacy Warrants owned by Parent, will be deemed to have been exercised immediately prior to the consummation of the Merger and will entitle the holder thereof to receive an amount equal to the number of Legacy Warrants held by such holder multiplied by the difference between (i) the Merger Consideration and (ii) the $0.02 exercise price per share. After such deemed exercise, each such Legacy Warrant shall have no further force or effect.

Promissory Notes. All outstanding 2022 Notes and all Notes issued to Parent pursuant to the NPA will be assumed by the Surviving Company.

Treatment of Outstanding Company Options and Company RSU Awards (Page 72)

The Merger Agreement provides that each Company RSU Award will be fully accelerated and canceled and converted as of the Effective Time into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of Company Common Stock underlying such Company RSU Award, multiplied by (ii) the Merger Consideration.

In addition, under the Merger Agreement, each outstanding unexercised Company Option, whether vested or unvested, will be canceled at the Effective Time without payment of any consideration therefor.

Closing and Effective Time of the Merger (Page 85)

We are working towards completing the Merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including the approval by Gelesis Stockholders of the Merger Proposal, we anticipate that the Merger will be completed in the fourth quarter of 2023. If Gelesis Stockholders vote to approve the Merger Proposal, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the remaining conditions to the Merger, subject to the terms of the Merger Agreement. See the section of this proxy statement titled “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 85.

Reasons for the Merger (Page 47)

After consideration of various factors as described in the sections of this proxy statement titled “Special Factors—Reasons for the Merger” and “Special Factors—Background of the Merger” beginning on pages 47 and 27, respectively, the Board unanimously (i) determined that the Merger Transactions are advisable, fair to and in the best interests of the Company and Gelesis Stockholders (ii) approved, adopted and declared advisable the Merger Agreement, the Voting and Support Agreement and the Merger Transactions, (iii) directed that the Merger Agreement be submitted to Gelesis Stockholders for adoption, and (iv) resolved to recommend that the Gelesis Stockholders approve and adopt the Merger Agreement and Merger Transactions (the “Company Board Recommendation”), all upon the terms and subject to the conditions set forth in the Merger Agreement. The Board consulted with Gelesis’ outside financial and legal advisors and senior management and considered a number of factors that the Board believes support its decision.

In considering Company Board Recommendation, you should be aware that our directors and executive officers may have interests in the Merger that may be different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that the Merger Agreement be adopted by the Gelesis Stockholders. See the section of this proxy statement entitled “Special Factors—Interests of Gelesis’ Directors and Officers in the Merger” beginning on page 75.

The Board (acting upon the unanimous recommendation of a special committee of the Board (the “Special Committee”) has unanimously determined that the Merger Transactions are advisable, fair to and in the best interests of Gelesis and the Gelesis Stockholders, including the Unaffiliated Stockholders, and recommends that you vote “FOR” approval of the Merger Proposal, and “FOR” the Adjournment Proposal.

Position of PureTech Entities as to the Fairness of the Merger; Purpose and Reasons of the Puretech Entities for the Merger (Pages 50 and 59, respectively)

Under the SEC rules governing “going-private” transactions, Parent is an affiliate of the Company and, therefore, required to express their purposes and reasons for the Merger and its beliefs as to the fairness of the Merger to the holders of those shares of Company Common Stock not owned, directly or indirectly, by Parent or any of its subsidiaries (including Merger Sub) or its affiliates (such shares, “Unaffiliated Voting Shares” and such holders, “Unaffiliated Stockholders”). For a description of the Parent’s purposes and reasons for the Merger, and their beliefs as to the fairness of the Merger to the Unaffiliated Stockholders, see the sections of this proxy statement entitled “Special Factors—Purpose and Reasons of the PureTech Entities for the Merger” and “Special Factors—Position of the PureTech Entities as to the Fairness of the Merger”, beginning on pages 69 and 50, respectively.

Opinion of Lincoln International LLC (Page 55)

At the meeting of the Special Committee on June 11, 2023, Lincoln International LLC (“Lincoln”) rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated as of June 11, 2023, to the Special Committee to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lincoln as set forth in its written opinion, the Merger Consideration was fair from a financial point of view to Gelesis Stockholders, other than holders of Excluded Shares and Dissenting Shares.

The full text of the written opinion of Lincoln, dated as of June 11, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Lincoln in rendering its fairness opinion, is attached to this proxy statement as Annex B and is incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Lincoln in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lincoln’s opinion carefully and in its entirety. Lincoln’s opinion was directed to the Special Committee, in its capacity as such, and addressed only the fairness from a financial point of view of the Merger Consideration as of the date of the opinion and did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Such opinion was not intended to, and does not, constitute advice or a recommendation as to how the Gelesis Stockholders should vote at any stockholders’ meeting that may be held in connection with the Merger or whether the stockholders should take any other action in connection with the Merger. The summary of the opinion of Lincoln set forth below is qualified in its entirety by reference to the full text of the opinion.

Financing of the Merger (Page 83)

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. Parent expects to finance the Merger Consideration with cash on hand (as further described, in the section of this proxy statement entitled “Special Factors—Financing of the Merger” beginning on page 83).

Interests of Gelesis’ Directors and Officers in the Merger (Page 75)

In considering the recommendation of the Board that you vote to approve and adopt the Merger Agreement, you should be aware that Gelesis’ directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of Gelesis Stockholders generally. Mr. Zohar, the Chief Executive Officer of the Company, is married to Ms. Zohar, the Chief Executive Officer of PureTech Health plc. Dr. Raju Kucherlapati a former member of the Board who resigned on April 20, 2023, also serves as a member of the board of directors of PureTech. Members of the Board were aware of and considered these interests at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, approving the Merger Agreement and the Merger, and in recommending to Gelesis Stockholders that the Merger Agreement be adopted. For more information, see the sections of this proxy statement entitled “Special Factors—Interests of Gelesis’ Directors and Officers in the Merger” beginning on page 75.

Material U.S. Federal Income Tax Consequences of the Merger (Page 81)

The exchange of shares of Company Common Stock for the Merger Consideration pursuant to the Merger generally will be a taxable transaction to U.S. Holders (as defined in the section of this proxy statement entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 81) for U.S. federal income tax purposes. Gelesis Stockholders who are U.S. Holders and exchange their shares of Company Common Stock in the Merger for cash will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to their shares of Company Common Stock pursuant to the Merger and their adjusted tax basis in such shares. You should read the section of this proxy statement entitled “Special Factors —Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 81 for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

For more information, see the section of this proxy statement entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 81. You should consult your tax advisor concerning the U.S. federal income tax consequences to you of the Merger, as well as any applicable U.S. federal non-income tax laws and any applicable state, local and foreign income and other tax laws, in light of your particular circumstances.

Regulatory Approvals (Page 84)

As noted below under the section of this proxy statement entitled “The Merger Agreement—Conditions to the Merger” beginning on page 104, the Merger cannot be completed until Italy’s Presidency of the Council of Ministers (the “Presidency”) has issued a decision clearing the Merger Transactions without conditions, prescriptions, recommendations or similar measures in regard to Parent, Gelesis or its subsidiaries, a declaration that the Merger Transactions are outside the scope of Law Decree No. 21/2012 or the expiration of the relevant review period. The parties to the Merger Agreement agreed to waive such condition to the Closing, subject to the satisfaction of the Conditions to Waiver (as defined in the section of this proxy statement entitled “Special Factors—Regulatory Approvals”), pursuant to the Waiver Agreement (as defined and further described in the section of this proxy statement entitled “Special Factors—Regulatory Approvals” beginning on page 84).

In addition, the closing of the Merger Transactions (which we refer to as the “Closing”) is subject to the satisfaction or waiver of the conditions related to Gelesis’ submission K230133/S001 (the “Submission”) for substantive review by the FDA, that (i) the Submission remained under review by the FDA through the date of the Closing (the “Closing Date”), except where the FDA has granted 510(k) clearance to the product, and (ii) Gelesis shall not have received (A) a “not substantially equivalent letter” from the FDA nor (B) another notice from the FDA identifying any deficiencies, which, individually or in the aggregate (x) would not reasonably be likely to be resolved to the FDA’s satisfaction by December 31, 2023 and/or (y) are reasonably expected to, or do in fact, cost in excess of $200,000 to remediate.

In June 2023, the Company received feedback from the FDA on the Company’s 510(k) submission (the “FDA Letter”), and the Company anticipates updating the application during the fourth quarter of 2023. The major and minor deficiencies identified in the FDA Letter are expected to cost in excess of $200,000 to remediate and an indeterminate time period beyond December 31, 2023, to do so, which, under the Merger Agreement, constitutes a “Burdensome Event”. Parent may terminate the Merger Agreement in the event of a Burdensome Event. The Company continues to work with the FDA to address such deficiencies. The Company provides Parent with regular updates regarding the status of the Company’s 510(k) submission and approval and plans to seek a waiver from Parent in connection with the closing condition related to the 510(k) submission. If Parent chooses to terminate the Merger Agreement in the event of a Burdensome Event, there is no guarantee the Company will be able to find an alternative transaction on a timeline sufficiently fast to enable the Company to fund its operations, if at all, and there is a possibility the Company will have to file for bankruptcy shortly following any such termination.

The Merger Agreement (page 86)

A summary of the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement, is described in the section of this proxy statement entitled “The Merger Agreement” beginning on page 86. Among other things, the Merger Agreement includes the following terms:

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Effective Time of the Merger; Closing. We are working toward completing the Merger as promptly as possible, but as of the date of this proxy statement, we cannot accurately estimate the Closing Date, because the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Parent’s, Merger Sub’s and the Company’s respective obligations to consummate the Merger, some of which are not within the parties’ control. We expect to complete the Merger promptly after the Company Stockholder Approval is obtained and all required regulatory clearances have been received.

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Conditions to the Merger. The Closing depends on a number of conditions being satisfied or waived on or prior to the Closing (other than the condition set forth in the first bullet below, which cannot be waived). These conditions, which are described more fully in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Merger,” include:

•	the Company Stockholder Approval shall have been obtained;

•	the absence of any law or order of any governmental authority restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger;

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the issuance by the Presidency of a decision clearing the Merger Transactions without conditions, prescriptions, recommendations or similar measures in regard to Parent, Gelesis or its subsidiaries; the declaration by the Presidency that the Merger Transactions are outside the scope of Law Decree No. 21/2012; or the expiration of the relevant review period set forth by Article 2 of Law Decree No. 21/2012, eventually as extended pursuant to Article 2 of Law Decree No. 21/2012, with no express decision of the Presidency provided, that such condition to the Closing is waived by the parties to the Merger Agreement, subject to the satisfaction of the Conditions to Waiver, pursuant to the Waiver Agreement (as further described in the section of this proxy statement entitled “Special Factors — Regulatory Approvals”);

•	the accuracy of each party’s representations and warranties in the Merger Agreement (subject to de minimis or materiality qualifications, as applicable);

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the performance and compliance, in all material respects, by each party of all obligations, covenants and agreements required to be performed or complied by it under the Merger Agreement at or prior to the Closing;

•	there shall not have occurred a Material Adverse Effect (as defined in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Merger”) with respect to the Company;

•	certain Submission related condition has been fulfilled;

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none of Gelesis or any of its subsidiaries shall be subject to any bankruptcy, reorganization, liquidation, receivership or insolvency proceeding and shall not have taken any formal corporate action to commence any bankruptcy, reorganization, liquidation, receivership or insolvency proceeding;

•	each of the holders of the 2022 Notes (as defined below) shall have provided written consent to the assignment of such 2022 Notes from Gelesis to the Surviving Company;

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the amendment of the 2022 Notes to permit the conversion of the outstanding debt obligations into shares of a class of equity of the Surviving Company and any other terms reasonably determined by Parent;

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Fondo per la Ricerca e l’Innovazione S.r.l. (“Fondo”) shall have signed a binding agreement agreeing to defer all outstanding principal payments under the underlying loan agreement and amend any other provisions of such loan agreement in connection with such payment deferral;

•	the delivery of a resignation letter from each director of Gelesis, if and as requested by Parent; and

•	the delivery of an officer’s certificate by each party with respect to the satisfaction of certain closing conditions.

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Debt Reduction; Budget. The Merger Agreement contains certain debt reduction and budget delivery covenants that require Gelesis to, from the date of the Merger Agreement through the earlier of the Effective Time or the date of termination of the Merger Agreement in accordance with the terms thereof, (a) use commercially reasonable efforts to not deviate from any Biweekly Budget (as defined below) or Monthly Budget (as defined below) in any material respect, and reduce or defer any ordinary course payables, and (b) prepare and deliver to Parent (i) biweekly budget plans and cash flow projections (the “Biweekly Budgets”) and (ii) monthly budget plans and cash flow projections (the “Monthly Budgets”), in each case, demonstrating that Gelesis has sufficient liquidity to operate the business through December 31, 2023 or otherwise demonstrating capital requirements satisfactory to Parent, and (c) promptly notify Parent in the event Gelesis exceeds or reasonably expects to exceed by 15% or greater the aggregate spending for the upcoming bi-weekly period. Each Biweekly Budget and Monthly Budget will be in the form and substance and prepared using such methodology mutually agreed by Parent and Gelesis. For more information, see the section of this proxy statement entitled “The Merger Agreement—Debt Reduction; Budget.”

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The Go-Shop Period—Solicitation of Other Takeover Proposals. Under the Merger Agreement, from the date of the Merger Agreement until 11:59 p.m., Eastern time on July 1, 2023 (such date, the “No-Shop Period Start Date” and such period, the “Go-Shop Period”), Gelesis, its affiliates and their respective representatives have the right to, among other things: (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement—The Go-Shop Period—Solicitation of Other Offers”), including by providing information (including non-public information and data) of or affording access to the books and records of Gelesis and its subsidiaries to any third party that has entered into an Acceptable Confidentiality Agreement (as defined in the section of this proxy statement captioned “The Merger Agreement—The Go-Shop Period—Solicitation of Other Offers”); and (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any third party regarding any Takeover Proposals, and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Takeover Proposals or other proposals that could reasonably be expected to lead to Takeover Proposals, including by granting a waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for a Takeover Proposal or amendment to a Takeover Proposal to be made confidentially to the Company or to the Board. The Company did not receive any offer or proposal that constituted, or could reasonably be expected to lead to, a Takeover Proposal during the Go-Shop Period.

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The No-Shop Period—No Solicitation of Other Alternative Acquisition Proposals. Except as permitted by the Merger Agreement, from the No-Shop Period Start Date until the Effective Time or termination of the Merger Agreement in accordance with the terms thereof, (i) Gelesis shall not, and shall cause its subsidiaries and their respective directors and officers to not: (a) solicit, initiate or knowingly encourage, or knowingly facilitate the making or submission of any offer or proposal that constitutes, or would reasonably be expected to lead to, a Takeover Proposal; (b) participate in discussions or negotiations regarding, or provide any access to the books, records and other non-public information of Gelesis and its subsidiaries to any person for the purposes of facilitating or otherwise in connection with, a Takeover Proposal; (c) approve, endorse or recommend any proposal that constitutes, or would be reasonably expected to lead to, a Takeover Proposal; or (d) enter into any letter of intent, memorandum of understanding, acquisition agreement or similar agreements relating to a Takeover Proposal, other than a confidentiality agreement permitted under the Merger Agreement, and (ii) Gelesis shall, and shall cause its subsidiaries and their respective directors and officers to, cease and cause to be terminated any discussions or negotiations with any third party and its representatives that are prohibited by the foregoing clauses, request the prompt return or destruction of all non-public information concerning Gelesis and its subsidiaries furnished to any such party with whom a confidentiality agreement with respect to a Takeover Proposal was entered into at any time within twelve months immediately preceding the No-Shop Period Start Date, and cease providing any further information or access to information with respect to Gelesis or any Takeover Proposal to any such party. Notwithstanding the foregoing, from the No-Shop Period Start Date until the adoption of the Merger Agreement by Gelesis Stockholders, the Company may, among other things, engage in negotiations or discussions with, and provide non-public information to, a third party (and its representatives and potential debt and equity financing sources) in respect of a Takeover Proposal that was not received in response to or as a result of actions that constitute a breach of Gelesis’ obligations set forth in this paragraph, if the Board determines in good faith, after consultation with outside legal and financial advisors, that such Takeover Proposal either constitutes a Superior Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement—The Go-Shop Period—Solicitation of Other Offers”) or would reasonably be expected to lead to a Superior Proposal and the Board of Directors (or a committee thereof) has determined in good faith that the failure to take the actions in respect of such Takeover Proposal would be inconsistent with its fiduciary duties under applicable law. For more information, please see the section of this proxy statement captioned “The Merger Agreement—The No-Shop Period—No Solicitation of Other Offers.” Both during the Go-Shop

Period and after the No-Shop Period Start Date but prior to the adoption of the Merger Agreement by Gelesis Stockholders, Gelesis is entitled to terminate the Merger Agreement to enter into a definitive agreement in respect of a Superior Proposal only if it complies with certain procedures in the Merger Agreement, including, but not limited to, providing Parent at least four (4) business days prior written notice thereof and negotiating with Parent in good faith in an effort to amend the terms and conditions of the Merger Agreement and other agreements so that such Superior Proposal no longer constitutes a Superior Proposal relative to the Merger Transactions, amended pursuant to such negotiations.

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Termination and Termination Fees. The Merger Agreement contains certain termination rights, including, among other things, (i) the right of either party to terminate the Merger Agreement if the Merger has not occurred by October 12, 2023 (the “Outside Date”) or if the other party breaches specific obligations set forth in the Merger Agreement, (ii) the right of Parent to terminate the Merger Agreement if Gelesis exceeds by 15% or the greater of (x) the aggregate spending set forth in any Biweekly Budgets or (y) Monthly Budgets delivered to Parent in accordance with the Merger Agreement and such excess is not remedied in the following biweekly period in the manner set forth in the Merger Agreement, and (iii) the right of Gelesis to terminate the Merger Agreement to accept a Superior Proposal, subject to specified exceptions and limitations. The Merger Agreement provides that upon termination of the Merger Agreement by Gelesis or Parent in certain circumstances, including (x) a termination by Parent as a result of an Adverse Recommendation Change (as defined in the section of this proxy statement entitled “The Merger Agreement–Special Meeting”), (y) a termination by Gelesis to enter into an alternative acquisition agreement providing for a Superior Proposal, or (z) a termination by either party upon the disclosure of a bona fide Takeover Proposal and Gelesis’ entering into a definitive agreement with respect to a Takeover Proposal within 12 months following such terminations, Gelesis will be required to pay to Parent $350,000 (the “Termination Fee”) and reimburse Parent for reasonable out-of-pocket and documented expenses in connection with the Merger Agreement and the transactions contemplated therein up to $1,000,000 in the aggregate (the “Termination Expenses”). For further discussion of the rights of the Company or Parent to terminate the Merger Agreement and the circumstances in which the Termination Fee and Termination Expenses will be payable, see the section of this proxy statement entitled “The Merger Agreement—Termination.”

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Specific Performance. The parties are entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement or to enforce specifically the terms of the Merger Agreement.

Voting and Support Agreement (page 109)

In connection with the execution of the Merger Agreement, Gelesis entered into a voting and support agreement (the “Voting Agreement”) with Parent in its capacity as a stockholder of Gelesis (the “Supporting Stockholder”) under which the Supporting Stockholder agreed, among other things, to vote, or cause to be voted, all of the shares of Company Common Stock beneficially owned by the Supporting Stockholder in favor of the approval of the Merger and certain other related matters. In addition, pursuant to the Voting Agreement, the Supporting Stockholder agreed to (A) not transfer its shares prior to Closing and (B) a customary non-solicitation, whereby the Supporting Stockholder agreed, among other things, to not solicit, initiate, or encourage an alternative transaction. The Voting Agreement will terminate automatically at the earlier to occur of (x) the Effective Time and (y) the date and time that the Merger Agreement is validly terminated in accordance with the terms and provisions thereof.

Note and Warrant Purchase Agreement (page 113)

On February 21, 2023, the Company entered into that certain Note and Warrant Purchase Agreement, dated February 21, 2023 (as amended by that certain Amendment No. 1 to Note and Warrant Purchase Agreement, dated May 1, 2023 (“Amendment No. 1”), Amendment No. 2 to Note and Warrant Purchase Agreement, dated June 12, 2023 (“Amendment No. 2 ”), Amendment No. 3 to Note and Warrant Purchase Agreement, dated June 28, 2023 (“Amendment No. 3”) and Amendment No. 4 to Note and Warrant Purchase Agreement, dated September 20, 2023 (“Amendment No. 4”), by and among the Company and Gelesis, Inc. (together, the “Note Issuers”), Gelesis 2012, Inc., Gelesis, LLC, certain other subsidiaries of the Note Issuers, as guarantors party thereto from time to time (collectively with the Note Issuers, the “Note Parties”), Parent and certain other investors party thereto from time to time, pursuant to which the Note Issuers issued convertible senior secured promissory notes (each, a “Note” and collectively, the “Notes”) and warrants to purchase shares of Company Common Stock. On February 21, 2023, for a cash purchase price of $5.0 million, the Note Issuers issued to Parent a Note in the aggregate principal amount of $5.0 million, together with PureTech Warrant No. 1 to purchase up to 23,688,047 shares of Company Common Stock at an exercise price of $0.2744 per share (“PureTech Warrant No. 1”). Prior to Amendment No. 2, the NPA provided that upon the satisfaction of the conditions set forth therein, the Note Issuers would issue and sell to Parent, and Parent would purchase from the Note Issuers additional Notes in an aggregate principal amount of up to $5.0 million (the “Additional Notes”).

On May 1, 2023, for a cash purchase price of $2.0 million, the Note Issuers issued to Parent an Additional Note in the aggregate principal amount of $2.0 million, together with PureTech Warrant No. 2 to purchase up to 192,307,692 shares of Company Common Stock at an exercise price of $0.0182 per share (“PureTech Warrant No. 2”). On May 26, 2023, for a cash purchase price of $350,000, the Note Issuers issued to Parent an Additional Note in the aggregate principal amount of $350,000, together with PureTech Warrant No. 3 to purchase up to 43,133,803 shares of Company Common Stock at an exercise price of $0.0142 per share (“PureTech Warrant No. 3”, and together with PureTech Warrant No. 1 and PureTech Warrant No. 2, the “PureTech Warrants”).

In connection with the execution of the Merger Agreement, on June 12, 2023, Parent and the Note Parties entered into Amendment No. 2, which provides, among other things, that: (i) the aggregate principal amount of Additional Notes issuable to Parent under the NPA be increased from $5.0 million to $5.35 million, (ii) no Warrant will be issuable in connection with the Company’s sale of the Bridge Note (as defined below) to Parent, and (iii) if any Note Party enters into a binding definitive agreement with respect to a Takeover Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement—The Go-Shop Period—Solicitation of Other Offers”) with any party other than Parent and/or its affiliates, the Company will immediately pay to Parent an amount equal to 200% of the aggregate principal amount of outstanding Additional Notes, and the Additional Notes will be canceled. In addition, on June 12, 2023, Parent provided $3.0 million of bridge financing to the Company pursuant to Parent’s purchase of an Additional Note in the principal amount of $3.0 million (the “Bridge Note”) for a $3.0 million cash purchase price. No warrant to purchase shares of Company Common Stock was issued to Parent in connection with Parent’s purchase of the Bridge Note.

On June 28, 2023, Parent and the Note Parties entered into Amendment No. 3, pursuant to which Parent, as the sole holder of Notes issued under the NPA, agreed to extend the maturity date of all Notes to March 31, 2024.

On September 20, 2023, the Note Parties and Parent entered into Amendment No. 4, pursuant to which, among other things, (i) the aggregate principal amount of Additional Notes issuable to Parent pursuant to the NPA was increased to $6.85 million and (ii) the Notes Issuers issued an Additional Note in the aggregate principal amount of $1.5 million to Parent for a cash purchase price of $1.5 million.

The aggregate principal amount of Notes issued under the NPA, including the Bridge Note, is $11.85 million.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Gelesis Stockholder. Please refer to the “Summary Term Sheet” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain additional information without charge by following the instructions under “Where You Can Find More Information” beginning on page 190 or “Other Important Information Regarding the Company” beginning on page 129.

Q.	Why am I receiving this proxy statement?

A.

You are receiving these proxy materials because you are a stockholder of record of Company Common Stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company Common Stock with respect to such matters. On June 12, 2023, Gelesis entered into the Merger Agreement providing for the Merger. You are receiving this proxy statement in connection with the Board’s solicitation of proxies in favor of the approval of the Merger Proposal and the Adjournment Proposal to be voted on at the Special Meeting.

Q.	What is the Merger and what effects will it have on Gelesis?

A.

The Merger will result in the acquisition of Gelesis by Parent pursuant to the Merger Agreement. If the Merger Proposal is approved by Gelesis Stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived to the extent contemplated by the Merger Agreement, Gelesis will merge with and into Merger Sub, with Merger Sub continuing as the Surviving Company and becoming a wholly owned subsidiary of Parent. As a result of the Merger, Gelesis will no longer be a publicly held corporation, and you, as a holder of Company Common Stock, will no longer be a Gelesis Stockholder and will no longer have any interest in our future earnings or growth. In addition, following the Merger, Company Common Stock will cease trading on the OTC Market and be deregistered under the Exchange Act, the Public Warrants are intended to be deregistered under the Exchange Act and neither we nor the Surviving Company will file periodic reports with the SEC on account of Company Common Stock, Public Warrants or otherwise.

Q.	What will I receive if the Merger is completed?

A.

Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $0.05664 in cash, without interest and less any applicable withholding taxes, for each share of Company Common Stock that you own immediately prior to the Effective Time, unless (a) you have properly demanded appraisal rights for your shares of Company Common Stock in accordance with, and you comply in all respects with, Section 262 of the DGCL, in which case you will be entitled to the rights provided by Section 262, or (b) you own shares of restricted common stock referred to as “Earn Out Shares” issued pursuant to the BCA. You will not own any shares of the capital stock in the Surviving Company. Please do NOT return any stock certificates you hold with your proxy.

Q.	When and where is the Special Meeting?

A.

The Special Meeting of Gelesis stockholders will be held virtually on [●], 2023 at [●], Eastern time. You will be able to attend and virtually vote during the meeting at www.proxydocs.com/GLS. You will not be able to attend the Special Meeting physically in person.

Q.	What am I being asked to vote on at the Special Meeting?

A.	At the Special Meeting, holders of Company Common Stock will be asked to consider and vote on the following two proposals: the Merger Proposal; and the Adjournment Proposal.

Q.	How does the Board recommend that I vote?

A.	The Board unanimously recommends that you vote your shares of Company Common Stock:

•	“FOR” the Merger Proposal; and

•	“FOR” the Adjournment Proposal.

For a discussion of the factors that the Board considered in determining to approve the execution and delivery of the Merger Agreement by Gelesis and to recommend to Gelesis Stockholders the adoption of the Merger Agreement, please see the section of this proxy statement entitled “Special Factors—Reasons for the Merger” beginning on page 47. In considering the recommendation of the Board that you vote to approve and adopt the Merger Agreement, you should be aware that Gelesis’ directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of Gelesis Stockholders generally. For a discussion of these interests, please see the section of this proxy statement entitled “Special Factors—Interests of Gelesis’ Directors and Officers in the Merger” beginning on page 75.

Q.	How will the Company’s executive officers and directors vote?

A.

Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of Company Common Stock owned directly by them in favor of the Merger Proposal. At the close of business on the Record Date, the executive officers and directors of the Company collectively own approximately [●]% of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote at the Special Meeting.

Q.	How will the Supporting Stockholder vote?

A.

In addition, on June 12, 2023, the Company entered into the Voting Agreement with Parent, as the Supporting Stockholder. The Supporting Stockholder owns approximately [●]% of the voting power of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting as of the Record Date. Pursuant to the Voting Agreement, the Supporting Stockholder agreed to vote, or cause to be voted, all of the shares of Company Common Stock it beneficially owns in favor of the approval of the Merger and certain related matters. Pursuant to the Voting Agreement, the Supporting Stockholder agreed to (A) not transfer its shares prior to Closing and (B) a customary non-solicitation, whereby the Stockholder agreed, among other things, to not solicit, initiate, or encourage an alternative transaction. For more information, see the section of this proxy statement entitled “The Voting and Support Agreement” beginning on page 111.

The Supporting Stockholder’s vote in compliance with the terms of the Voting Agreement will have no effect on the outcome of the vote of the holders of the Unaffiliated Voting Shares.

Q.	Who is entitled to attend and vote at the Special Meeting?

A.

All holders of shares of Company Common Stock as of the close of business on [●], 2023, the Record Date, are entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting. Each holder of Company Common Stock is entitled to one vote for each share of Company Common Stock held on the Record Date. As of the close of business on the Record Date, there were [●] shares of Company Common Stock outstanding. Gelesis has only one class of Company Common Stock outstanding.

Q.	What is the difference between holding shares as a stockholder of record and in street name as a beneficial owner?

A.

Gelesis Stockholders may hold their shares of Company Common Stock through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name. Summarized below are some of the differences between shares held of record and those owned beneficially in street name.

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Stockholder of Record. If your shares are registered directly in your name with Gelesis’ transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record and this proxy statement was sent directly to you by Gelesis. As the stockholder of record, you have the right to vote your shares by virtual ballot at the Special Meeting by entering the control number on your proxy card at the Special Meeting.

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Beneficial Owner. If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement was forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares on your behalf at the Special Meeting, or you may contact your broker, bank or other nominee to obtain a “legal proxy” giving you the right to vote virtually at the Special Meeting.

Q.	What must I do if I want to attend the Special Meeting?

A.

All holders of shares of Company Common Stock as of the close of business on the Record Date, including stockholders of record and stockholders who hold Company Common Stock through a broker, bank or other nominee, are invited to attend the Special Meeting virtually and vote their shares by virtual ballot at the Special Meeting.

You will be able to participate in the Special Meeting and vote online by visiting www.proxydocs.com/GLS.

To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of Company Common Stock.

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If your shares are registered in your name with our transfer agent and you wish to participate in the online-only Special Meeting, go to www.proxydocs.com/GLS, enter the control number you received on your proxy card and click on “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required to attend.

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Beneficial owners who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial owners who timely email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting our transfer agent, a beneficial owner will receive an email prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial owners should contact our transfer agent at least five business days prior to the meeting date.

Q.	How do I access the Special Meeting website?

A.

Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on [●], the record date, may attend and participate in the Annual Meeting, including voting and asking questions during the virtual Annual Meeting. You will not be able to attend the Annual Meeting physically in person. To attend the Annual Meeting, you must register at www.proxydocs.com/GLS. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank, or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank, or other nominee as part of the registration process.

Q.	Why a virtual meeting?

A.

We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for Gelesis Stockholders and Gelesis. The virtual meeting format allows attendance from any location in the world.

Q.	What if during the check-in time or during the Special Meeting I have technical difficulties or trouble accessing the virtual meeting website?

A.	We will have technicians ready to assist you with any technical difficulties you may have accessing or participating in the Special Meeting.

Q.	What is a quorum?

A.

The virtual presence at the Special Meeting of the holders of a majority of the Company Common Stock issued and outstanding and entitled to vote thereat, present virtually or represented by proxy, shall constitute a quorum for the transaction of business at the Special Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card by mail, your shares will be counted towards the quorum. If a quorum is not present at the Special Meeting, we expect that the Special Meeting will be adjourned by the chairman of the Special Meeting to solicit additional proxies as permitted by our Bylaws. Abstentions will count as present and entitled to vote for purposes of determining the existence of a quorum. If you hold your shares of Company Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares at the Special Meeting, your shares will not be counted for purposes of determining the existence of a quorum.

Q.	How do I vote?

A.	Voting Virtually at the Special Meeting

All holders of shares of Company Common Stock as of the close of business on the Record Date, including stockholders of record and stockholders who hold shares of Company Common Stock in street name, may attend the Special Meeting virtually and vote their shares by virtual ballot by entering the control number on their proxy card at the Special Meeting. Please note that if you hold your shares in street name, you may not vote your shares virtually at the Special Meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the Special Meeting.

Voting by Proxy

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Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of Company Common Stock as a record holder, you may cause your shares to be voted by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid envelope. You may also submit a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you submit a proxy by Internet or telephone, you need not return a written proxy card by mail.

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Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of Company Common Stock in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to provide your voting instructions by telephone. In addition, you may submit your voting instructions by completing, signing and dating the voting instruction form that was included with this proxy statement and returning it in the accompanying prepaid envelope. If you provide voting instructions by Internet or telephone, you need not return a written voting instruction form by mail.

Q.	How many votes do I have?

A.	Each share of Company Common Stock is entitled to one vote on each matter that comes before the Special Meeting.

Q.	What is the deadline for voting?

A.

If you are a stockholder of record, your proxy must be received by telephone or Internet by the time the Special Meeting begins on [●], 2023 in order for your shares to be voted at the Special Meeting. If you attend the Special Meeting on [●], 2023, there will be an opportunity to vote during the Special Meeting. If you are a stockholder of record and you choose to cause your shares to be voted by completing, signing, dating, and returning the enclosed proxy card, your proxy card must be received before the Special Meeting in order for your shares to be voted at the Special Meeting.

If you hold your shares in street name, please comply with the deadlines for submitting voting instructions provided by the broker, bank or other nominee that holds your shares.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person to vote your shares of Company Common Stock. This written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.”

Q.	Why is my vote important?

A.

If you fail to vote, either virtually at the Special Meeting or by proxy, your shares of Company Common Stock will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.

Q.	If I give a proxy, how are my shares of Company Common Stock voted?

A.

Regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card will vote your shares of Company Common Stock as you instruct. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company Common Stock should be voted “FOR” or “AGAINST,” or whether the proxyholder should “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes indicating how your shares of Company Common Stock should be voted on any particular matter, the shares of Company Common Stock represented by your properly signed proxy will be voted as recommended by the Board, which means your shares of Company Common Stock will be voted “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

In addition, although the Company does not expect any other item of business to come before the Special Meeting, if any other matters properly come before the Special Meeting, the proxyholders will be authorized to vote in their discretion on such other matters.

Q.	How can I change or revoke my vote?

A.	If you are a stockholder of record, you may change or revoke a previously submitted proxy at any time before it is exercised by one of the following methods:

•

delivering a later dated proxy card or by submitting another proxy by telephone or the Internet as provided above under “How do I vote?” (your latest telephone or Internet voting instructions will be followed);

•	delivering to the Corporate Secretary of Gelesis a written notice of revocation prior to the voting of the proxy at the virtual Special Meeting; or

•	voting by virtual ballot at the Special Meeting. Virtual attendance at the Special Meeting will not, by itself, revoke your proxy.

Written notices of revocation should be addressed to:

Gelesis Holdings, Inc.

Attn: Wenlie Zhou, Vice President of Finance

501 Boylston Street, Suite 6102

Boston, Massachusetts 02116

Telephone: (617) 456-4718

Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern Time on [●], 2023, the day before the Special Meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

Q.	What happens if I do not give specific voting instructions?

A.

If you are a stockholder of record and you properly submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on one or more proposals, then the named proxy holders will vote your shares in accordance with the recommendation of the Board on such proposal(s) at the Special Meeting as presented in this proxy statement. See above under “How does the Board recommend that I vote?”

In accordance with applicable stock exchange rules, if you hold your shares through a brokerage account and you fail to provide voting instructions to your broker, your broker may generally vote your uninstructed shares of Company Common Stock in its discretion on routine matters at a stockholder meeting. However, a broker cannot vote shares of Company Common Stock held in street name on non-routine matters unless the broker receives voting instructions from the stockholder. Generally, if a broker exercises this discretion on any routine matter at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. All of the proposals to be voted on at the Special Meeting are non-routine matters. Accordingly, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the Special Meeting.

Q.	What will happen if I abstain from voting or fail to vote on the proposals or fail to instruct my broker, bank or other nominee how to vote on the proposals?

A.

For the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal. In addition, if you do not submit a valid proxy or attend the Special Meeting to vote your shares of Company Common Stock by virtual ballot or if you hold your shares of Company Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal.

For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions with respect to the Adjournment Proposal will have no effect on the outcome of the Adjournment Proposal. In addition, if you do not submit a valid proxy or virtually attend the Special Meeting to vote your shares of Company Common Stock by virtual ballot or if you hold your shares of Company Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the Adjournment Proposal, your shares will not be voted at the Special Meeting on such matter, as applicable, and will have no effect on the outcome of the Adjournment Proposal.

Q.	Who will count the votes?

A.	The votes will be counted by the inspector of elections appointed for the Special Meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.

If you received more than one proxy card or voting instruction form, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately submit a proxy or voting instruction form to vote the shares shown on each proxy card or voting instruction form that you received in order for all of your shares to be voted at the Special Meeting.

Q.	What vote is required for Gelesis Stockholders to approve the Merger Proposal?

A.

Approval of the Merger Proposal requires the affirmative vote of (i) holders of a majority of the Unaffiliated Voting Shares and (ii) holders of a majority of the issued and outstanding shares of Company Common Stock, in each case, that are outstanding and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal. In addition, if you do not submit a valid proxy or attend the Special Meeting to vote your shares of Company Common Stock virtually or if you hold your shares of Company Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Q.	What vote of Gelesis Stockholders is required to approve the Adjournment Proposal?

A.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes properly cast “FOR” or “AGAINST” the proposal. Abstentions will have no effect on the outcome of the Adjournment Proposal. In addition, if you do not submit a valid proxy or attend the Special Meeting to vote your shares of Company Common Stock virtually or if you hold your shares of Company Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the Adjournment Proposal, your shares will not be voted at the Special Meeting on such matter and will have no effect on the outcome of the Adjournment Proposal.

Q.	How does the Merger Consideration compare to the market price of Company Common Stock?

A.

The Merger Consideration of $0.05664 per share (without interest and less applicable withholding taxes) represents a premium of approximately 277.6% to the closing price of Company Common Stock on the OTC Market on June 12, 2023, the last trading day prior to the public announcement of the execution of the Merger Agreement.

Q.	What will holders of Gelesis equity awards receive in the Merger?

A.

Each outstanding Company RSU Award, whether vested or unvested, automatically and without any action on the part of any holder thereof, will be fully accelerated as of immediately prior to the Effective Time and canceled and converted as of the Effective Time into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of Company Common Stock underlying such Company RSU Award multiplied by (ii) the Merger Consideration.

Each outstanding unexercised Company Option, whether vested or unvested, automatically and without any action on the part of the holder thereof, will be canceled at the Effective Time without payment of any consideration.

Q.	What will holders of Gelesis Warrants receive in the Merger?

A.

At the Effective Time, the CMS Warrant will, in accordance with the terms of the CMS Warrant Agreement, automatically and without any required action on the part of the holder thereof, cease to represent a warrant exercisable for 400,000 shares of Company Common Stock and be exchanged for an amount equal to 400,000 multiplied by the difference between (i) the Merger Consideration and (ii) the $0.01 exercise price per share, or total aggregate consideration equal to $18,656.

At the Effective Time, each outstanding One S.r.l. Warrant will, in accordance with the terms of the One S.r.l. Warrant Agreement, automatically and without any required action on the part of the holder thereof, cease to represent a warrant exercisable for shares of Company Common Stock and be exchanged for, with respect to each share of Company Common Stock underlying such One S.r.l. Warrant, an amount of consideration equal to $0.01.

At the Effective Time, each PureTech Warrant will be canceled automatically and will cease to exist, and no consideration will be paid in exchange therefor.

At the Effective Time, each outstanding Gelesis Warrant will automatically and without any required action on the part of the holder thereof, cease to represent a Gelesis Warrant exercisable for one (1) share of Company Common Stock and become a warrant exercisable for the Merger Consideration. If a registered holder thereof properly exercises the Gelesis Warrant within thirty (30) days following the public disclosure of the consummation of the Merger, the Warrant Price (as defined in the Gelesis Warrant Agreement) will be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the Warrant Price (as defined in the Gelesis Warrant Agreement) in effect prior to such reduction minus (ii) (A) the Merger Consideration minus (B) the Black-Scholes Warrant Value (as defined in the Gelesis Warrant Agreement). The result of such reduction in the Warrant Price is that the holder thereof shall have the opportunity to receive the Black-Scholes Warrant Value with respect to such Gelesis Warrant, which would have been equal to less than $0.01 per Public Warrant as of the close of trading on June 12, 2023. In order to receive such Black-Scholes Warrant Value, the holder of such Gelesis Warrant shall be required to validly exercise such Gelesis Warrant, including the payment of Warrant Price in cash or, to the extent permitted or the Company elects to so require under the Warrant Agreement, the exercise of such Gelesis Warrant on a cashless basis in accordance with the terms of the Gelesis Warrant Agreement.

At the Effective Time, each Legacy Warrant, other than Legacy Warrants owned by Parent, will be deemed to have been exercised immediately prior to the consummation of the Merger and will entitle the holder thereof to receive an amount equal to the number of Legacy Warrants held by such holder multiplied by the difference between (i) the Merger Consideration and (ii) the $0.02 exercise price per share. After such deemed exercise, each such Legacy Warrant shall have no further force or effect.

Q.	When do you expect the Merger to be completed?

A.	We are working towards completing the Merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by Gelesis

Stockholders of the Merger Proposal, we anticipate that the Merger will be completed in the fourth quarter of 2023.

Q.	When will stockholders receive the Merger Consideration?

A.

Prior to the Effective Time, Parent and/or Merger Sub will appoint a nationally recognized paying agent reasonably acceptable to the Company to act as the paying agent (the “Paying Agent”). At or prior to the Effective Time, Parent and/or Merger Sub will deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares represented by book-entry immediately before the Effective Time (“Book-Entry Shares”) sufficient funds for the payment of the aggregate Merger Consideration. As soon as practicable after the Effective Time, Parent will cause the Paying Agent to deliver (through mail or electronically) a letter of transmittal and instructions for returning such letter of transmittal in exchange for payment of the Merger Consideration to each holder of record of a share of Company Common Stock (other than in respect of Excluded Shares or Dissenting Shares).

Upon delivery of a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Book-Entry Share will be deemed to have surrendered his, her or its Book-Entry Share and entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration (without interest and subject to applicable withholding taxes) payable and issuable in respect of the number of shares formerly evidenced by such Book-Entry Share. Any Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Book-Entry Shares.

If your shares of Company Common Stock are held in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee for instructions as to how to effect the surrender of your “street name” shares of Company Common Stock in exchange for the Merger Consideration. See the section of this proxy statement entitled “The Merger Agreement—Surrender and Payment Procedures” beginning on page 89.

Q.	What happens if the Merger is not completed?

A.

If the Merger Proposal is not approved by the Gelesis Stockholders or if the Merger is not completed for any other reason, the Gelesis Stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, Gelesis will remain a stand-alone independent publicly traded company, Company Common Stock will continue to be traded on the OTC Market and Gelesis Stockholders will remain Gelesis Stockholders. As a result of the substantial doubt as to our ability to continue as a going concern, if the Merger is not consummated, we may lack sufficient liquidity to continue our operations and may need to restrict our spending particularly with respect to discretionary sales and marketing activities and our manufacturing and supply chain functions, liquidate all or a portion of our assets or pursue other strategic alternatives, and/or seek protection under the provisions of the U.S. Bankruptcy Code.

If the Merger Agreement is terminated in certain circumstances, Gelesis may be required to pay Parent a termination fee, as described in the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 108. In the event the Merger Agreement is terminated in certain circumstances, including, (i) a termination by Parent as a result of an Adverse Recommendation Change (as defined in the section of this proxy statement entitled “The Merger Agreement—Special Meeting” beginning on page 100), (ii) a termination by the Company in order to enter into a definitive agreement with respect to a Superior Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—The Go-Shop Period—Solicitation of Other Offers” on page 97), or (iii) a termination by either party upon the disclosure of a bona fide Takeover Proposal and the Company’s entering into a definitive agreement with respect to a Takeover Proposal within 12 months following such termination, then Gelesis shall be required to pay Parent $350,000 and reimburse Parent for reasonable out-of-pocket and documented expenses in connection with the Merger Agreement and the transactions contemplated therein up to $1,000,000 in the aggregate. For further discussion of the rights of the Company or Parent to terminate the Merger Agreement and the circumstances in which such fees and expenses in connection with the termination will be payable, see the section of this proxy statement entitled “The Merger Agreement—Termination” beginning on page 106.

Q.	What conditions must be satisfied to complete the Merger?

A.

The respective obligations of Gelesis, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including, among other things, (i) the Company Stockholder Approval, (ii) the receipt of certain other consents and approvals from the noteholders of the Company, (iii) the absence of a bankruptcy or insolvency proceeding or formal corporate action by the Company or its subsidiaries to commence any such proceeding, (iv) the receipt of certain regulatory approvals and consent of third parties, (v) the absence of certain adverse events related to a submission by the Company to the FDA, (vi) the receipt of certain amendments to agreements with the Company’s lenders (vii) the resignation of Gelesis directors upon Parent’s request and (vii) other customary closing conditions for a transaction of this type, including the absence of a material adverse effect on the Company, the accuracy of representations and warranties, the performance of covenants and the delivery of certain customary closing certificates. With regard to (v), in June 2023, the Company received feedback from the FDA on the Company’s 510(k) submission, and the Company anticipates updating the application during the fourth quarter of 2023. The major and minor deficiencies identified in the FDA Letter are expected to cost in excess of $200,000 to remediate and an indeterminate time period beyond December 31, 2023, to do so, which, under the Merger Agreement, constitutes a “Burdensome Event”. Parent may terminate the Merger Agreement in the event of a Burdensome Event. The Company continues to work with the FDA to address such deficiencies. The Company provides Parent with regular updates regarding the status of the Company’s 510(k) submission and plans to seek a waiver from Parent in connection with the closing condition related to the 510(k) submission and approval. If Parent chooses to terminate the Merger Agreement in the event of a Burdensome Event, there is no guarantee the Company will be able to find an alternative transaction on a required timeline sufficiently fast to enable the Company to fund its operations, if at all, and there is a possibility the Company will have to file for bankruptcy shortly following any such termination.

Q.	What will happen to shares of Company Common Stock that I currently own after the completion of the Merger?

A.

Upon the completion of the Merger, your shares of Company Common Stock will be converted into the right to receive (i) the Merger Consideration, or (ii) if you have properly demanded (and not properly withdrawn your demand for) appraisal for your shares of Company Common Stock in accordance, and otherwise complied, with Section 262 of DCGL, the rights provided by Section 262 of DGCL. Trading in shares of Company Common Stock on the OTC Market will cease, price quotations for shares of Company Common Stock will no longer be available, and we will cease filing periodic and other reports with the SEC.

Q.	Is the Merger Consideration expected to be taxable to U.S. Holders?

A.

Yes. The exchange of shares of Company Common Stock for the Merger Consideration pursuant to the Merger generally will be a taxable transaction to U.S. Holders (as defined in the section of this proxy statement entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 81) for U.S. federal income tax purposes. If you are a U.S. Holder and you exchange your shares of Company Common Stock in the Merger for cash, you generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares.

For more information, see the section of this proxy statement entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 81. U.S. Holders should consult their tax advisor concerning the U.S. federal income tax consequences to them of the Merger, as well as any applicable U.S. federal non-income tax laws and any applicable state, local and foreign income and other tax laws, in light of their particular circumstances.

Q.	Do any of Gelesis’ directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A.

In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interests of Gelesis Stockholders generally. Yishai Zohar, a member of the Board, prior to joining Gelesis, co-founded PureTech Health plc. Mr. Zohar, the Chief Executive Officer of the Company, is married to Ms. Zohar, the Chief Executive Officer of PureTech Health plc. Additionally, Dr. Raju Kucherlapati, a former member of the Board, has been a member of the board of PureTech Health plc since May 2014. The Board was aware of and considered these interests, at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the Gelesis Stockholders, and acted upon the unanimous recommendation of the Special Committee in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the Gelesis Stockholders. See the sections of this proxy statement entitled “Special Factors—Interests of Gelesis’ Directors and Officers in the Merger” beginning on page 75.

Q.	What happens if I sell my shares of Company Common Stock before the Special Meeting?

A.

The Record Date for stockholders entitled to vote at the Special Meeting is earlier than both the date of the Special Meeting and the consummation of the Merger. If you transfer your shares of Company Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares, you will retain your right to vote such shares at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of Company Common Stock after the Special Meeting but before the Effective Time?

A.

If you transfer your shares after the Special Meeting but before the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you transfer your shares. In order to receive the Merger Consideration, you must hold your shares of Company Common Stock through the completion of the Merger.

Q.	Should I send in my stock certificates now?

A.

No. If you hold certificated shares of Company Common Stock and the Merger Proposal is approved and the Merger is consummated, you will be sent a letter of transmittal promptly, describing how you may exchange your certificates that formerly represented shares of Company Common Stock for the Merger Consideration. If your shares of Company Common Stock are held in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee for instructions as to how to effect the surrender of your “street name” shares of Company Common Stock in exchange for the Merger Consideration. See the section of this proxy statement entitled “The Merger Agreement—Surrender and Payment Procedures” beginning on page 89. Please do NOT return any stock certificates you hold with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of Company Common Stock?

A.

Yes. If the Merger is completed, stockholders of record and beneficial owners who did not vote in favor of the Merger Proposal, submitted a written demand for appraisal prior to the vote on the Merger Proposal and otherwise complied with all other applicable requirements of Delaware law will have the right to seek appraisal of the fair value of their shares of Company Common Stock in accordance with Section 262 of DGCL. This means that holders of shares of Company Common Stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest on the amount determined to be fair value, if any, as determined by the court. Gelesis Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The procedures for exercising appraisal rights are described in additional detail in this proxy statement, and a copy of Section 262 is reproduced in Annex C to this proxy statement. See the section of this proxy statement entitled “Special Factors—Appraisal Rights” beginning on page 75.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

Gelesis has engaged Mackenzie Partners, Inc. (the “Proxy Solicitor”) to assist in the solicitation of proxies for the Special Meeting. Gelesis estimates that it will pay the Proxy Solicitor a fee of $15,000.00, plus reimbursement of related expenses. Gelesis has also agreed to reimburse the Proxy Solicitor for certain reasonable and documented fees and expenses and will indemnify the Proxy Solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages and/or liabilities. Gelesis may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of Company Common Stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents that are referred to in this proxy statement, as they contain important information about, among other things, the Merger, and how they affect you. Even if you plan to attend the Special Meeting virtually, after carefully reading and considering the information contained in this proxy statement, please sign, date and return, as promptly as possible, the enclosed proxy card in the enclosed postage-paid reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card) to ensure that your shares of Company Common Stock are represented and can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the instructions provided by your bank, broker or other nominee to see which of the above choices are available to you.

Q.	What is householding and how does it affect me?

A.

The Company is sending only one copy of this proxy statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding within 60 days of such notice, you were deemed to have consented to the process.

If you received a household mailing and you would like to have additional copies of this proxy statement mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to the Company’s Corporate Secretary in writing at 501 Boylston Street, Suite 6102, Boston, Massachusetts 02116, or call us at (617) 456-4718. You may also contact us in the same manner if you received multiple copies of this proxy statement and would prefer to receive a single copy of future mailings.

Q.	Where can I find the voting results of the Special Meeting?

A.

The Company will publish final voting results from the Special Meeting in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. For more information, please see the section of this proxy statement entitled “Where You Can Find More Information.”

Q.	Who can help answer any other questions I might have?

A.

If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Mackenzie Partners, our proxy solicitor, by calling (212) 929-5500 if you are a bank or broker or, for all others, calling toll-free at (800) 322-2885 or using the contact information below.

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

Stockholders Call Toll-Free: (800) 322-2885

Banks and Brokers Call Collect: (212) 929-5500

SPECIAL FACTORS

This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully because it is the legal document that governs the Merger.

We are asking our stockholders to vote on the adoption of the Merger Agreement. If the Merger is completed, the holders of Company Common Stock will have the right to receive the Merger Consideration.

Background of the Merger

The following is a summary of the events leading up to the decision by Gelesis to explore strategic alternatives, the process undertaken by Gelesis to identify and evaluate prospective counterparties, and the negotiation of, and entry into, the Merger Agreement with Parent. The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the respective parties, their boards of directors (and board committees) and management, their respective representatives or other parties.

Since its inception, the Board and management team regularly review the long-term strategies and strategic opportunities available to it to enhance stockholder value, including partnering and collaboration opportunities to support the development and commercialization of its products. In this regard, and under the direction of the Board, Gelesis has devoted substantial resources to developing proprietary superabsorbent hydrogel manufacturing know-how and technologies, its preclinical and clinical development programs, its commercial activities, regulatory compliance and approval of its products, recruiting management and technical staff and raising capital.

On January 13, 2022, CPSR completed a business combination in which Legacy Gelesis and its subsidiaries were acquired by CPSR (the “Business Combination”). The Business Combination was completed in a multi-step process pursuant to which Legacy Gelesis ultimately merged with and into a wholly-owned subsidiary of CPSR, with the CPSR subsidiary continuing as the surviving company following the merger. In connection with the closing of the Business Combination with Legacy Gelesis, the Company changed its name from “Capstar Special Purpose Acquisition Corp.” to “Gelesis Holdings, Inc.” In the Business Combination, Parent received (i) 13,408,937 shares of Company Common Stock in exchange for its Legacy Gelesis common stock and preferred stock, (ii) 155,520 Company options in exchange for its Legacy Gelesis stock options and (iii) 216,208 warrants to purchase shares of Company Common Stock in exchange for its Legacy Gelesis warrants. Also, pursuant to the terms of the Business Combination agreement, former holders of Legacy Gelesis common shares, preferred shares, stock options and warrants received the right to acquire their pro rata portion of an aggregate of 23,483,250 the Earn Out Shares, which will vest in the event the price per share of the Company Common Stock exceeds certain thresholds for any 20 trading days within any 30-trading day period on or prior to January 13, 2027 or upon certain change of control transactions. Parent received 4,526,622 Earn Out Shares. In addition, pursuant to a backstop agreement entered into on December 30, 2021, Parent purchased 496,145 shares of Company Common Stock for an aggregate purchase price of $5.0 million. In addition, subject to the terms and conditions of the Backstop Agreement, Gelesis issued to Parent an additional 1,322,500 shares of Company Common Stock.

On January 13, 2022, concurrent with the Business Combination, certain investors, including Parent, purchased from Gelesis an aggregate of 9,000,000 shares of Company Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share, pursuant to separate subscription agreements entered into and effective as of July 19, 2021. Parent purchased 1,500,000 PIPE Shares for a purchase price of $15.0 million.

Since inception, Gelesis has incurred substantial operating losses and has financed its operations primarily through proceeds from the issuance of redeemable convertible preferred and common stock, license and collaboration agreements, supply and distribution agreements, loans, convertible promissory note financings and governmental grants. Such operating losses and negative cash flows from operations continued through the first three quarters of 2022 and at such time Gelesis expected this would continue in the foreseeable future due to the significant selling and marketing costs associated with commercially launching and acquiring new customers for Plenity and the limited amount of gross profits generated through product sales. As of September 30, 2022, Gelesis had accumulated a deficit of $298.1 million. As a result, Gelesis required substantial additional funding to support its continuing operations, and as of November 2022, expected its existing cash and cash equivalents to be sufficient to fund its operating expenses and capital expenditure requirements only through the second quarter of 2023.

In May 2022, Daphne Zohar, Chief Executive Officer of PureTech, made an introduction to Financial Advisor A to potentially assist Gelesis with exploring sources of funding. In July 2022, Yishai Zohar, a director on the Board and Gelesis’ Chief Executive Officer, Elliot Maltz, Gelesis’ Chief Financial Officer, David Pass, Gelesis’ Chief Operating Officer, Ali Bauerlein and Paul Fonteyne, independent members of the Board, held an additional meeting with Financial Advisor A.

On July 25, 2022, Gelesis issued a short term promissory note in the aggregate principal amount of $15.0 million to Parent for a cash purchase price of $15.0 million as part of a series of promissory notes issued by Gelesis (the “2022 Notes”). On July 27, 2022, the 2022 Notes were amended and restated to redefine the term “Majority Holders” as the holders of at least eighty-five percent (85%) of the outstanding principal amount of all 2022 Notes. Under the terms of the 2022 Notes, the rights and obligations of Gelesis and the holder of such notes may be waived or amended only upon the written consent of Gelesis and such “Majority Holders.” As a result, the consent of all holders of the 2022 Notes is required for any waiver or amendment under the 2022 Notes. Prior to the amendment, “Majority Holders” had previously been defined as the holders of at least a majority of the outstanding principal amount of all 2022 Notes.

In October 2022, Ms. Zohar made an introduction to Gelesis to Torreya Partners LLC (“Torreya”) and Financial Advisor B, and Christopher Viehbacher, the Chairman of the PureTech board of directors at the time, made an introduction to Gelesis to Financial Advisor C to potentially assist Gelesis with exploring sources of funding. Later that month, representatives of Gelesis and PureTech met with a representative from Financial Advisor C for a possible engagement in connection with the exploration of strategic alternatives, including financing options.

Beginning in November 2022, the Board held regular board meetings at which it discussed its liquidity issues and discussed on a preliminary basis ways that Gelesis could address its cash needs. The Board discussed, with input from financial advisors and management, the difficult fundraising environment for biotechnology companies and the potential need to explore strategic alternatives in addition to financing alternatives. In this regard, the Board also discussed the possibility of forming a strategic transactions committee of the Board to facilitate the efficient and responsive oversight and management of potential fundraising opportunities and strategic alternatives and members of the Board were supportive of forming such a committee at the right time. In such event, the Board further agreed that a written consent setting forth the powers and responsibilities of the committee would be circulated for the Board’s approval or that a committee could be formed at a later Board meeting.

Due to Gelesis’ lack of liquidity and urgent need for financing to support its ongoing operations and further development as well as failure to secure sufficient financing to date, Gelesis and the Board considered taking the customary step of establishing an independent committee that would act efficiently to seek to address Gelesis’ forging needs and explore Gelesis’ financing and strategic options, including a potential whole company sale.

On December 27, 2022, through unanimous written consent, the members of the Board established a Transaction Committee (the “Transaction Committee”), consisting of Ali Bauerlein, Paul Fonteyne and Raju Kucherlapati. The purpose of the Transaction Committee was to explore financing options and other strategic alternatives. Mr. Kucherlapati serves as an independent director on the PureTech board, and at such time PureTech had not indicated any interest in a potential strategic combination with Gelesis. Gelesis had always operated with the goal of achieving, and intended to achieve, commercial success as a stand-alone entity, and PureTech had not indicated to Gelesis a contrary view. Accordingly, PureTech refrained from being part of the considerations for a strategic combination with Gelesis in December 2022 and only participated when it became clear that there were limited alternatives available to Gelesis. At that point in time, Mr. Kucherlapati subsequently resigned from the Board in a timely manner as of April 20, 2023 (as disclosed on Gelesis’ Current Report on Form 8-K, filed with the SEC on April 20, 2023).

On January 5, 2023, the Transaction Committee held a meeting with representatives of Goodwin Procter LLP, the Company’s outside legal counsel (“Goodwin”) in attendance to discuss the Company’s liquidity status and cash runway, insolvency planning, financing and strategic direction, opportunities and imperatives and establishment of a trust fund cash reserve (“Trust Fund Cash Reserve”) to ensure Gelesis could satisfy critical financial obligations in the event of a liquidation, insolvency or winddown, including with respect to employee wages, taxes and certain insurance premiums.

On January 12, 2023, the Transaction Committee held a meeting with representatives of Goodwin in attendance to continue its prior discussion with an enhanced focus on liquidity status, insolvency planning and potential financing sources. The Transaction Committee also discussed potential engagement of a financial advisor to advise on the Board’s review of financing options and other strategic alternatives.

On January 17, 2023, Gelesis made a 510(k) submission to the U.S. Food and Drug Administration to switch Plenity from a prescription product to an over-the-counter product in the U.S. and reported that it anticipated the FDA’s decision by the third quarter of 2023.

On each of January 26, 2023 and January 29, 2023, the Transaction Committee held a meeting with representatives of Goodwin in attendance to further evaluate liquidity options, insolvency planning and strategic alternatives.

On January 27, 2023, Gelesis provided PureTech two term sheets, one for an investment of $5.0 million in convertible senior secured notes with an option to invest an additional $5.0 million upon satisfactory completion of certain milestones and the second for the conversion of PureTech’s 2022 Notes into Series A Preferred Stock of Gelesis.

Throughout January 2023, the Transaction Committee met with potential financing sources to discuss the future growth prospects and overall strategic direction of Gelesis and the potential ways to provide financing to Gelesis to promote further growth and future profitability, but did not receive any firm commitments to provide Gelesis with additional financing in the near term. During this time and continuing until April 2, representatives of Gelesis and independent representatives of PureTech had an ongoing dialogue related to potential financing matters and the terms of potential financing based on the terms included in the two term sheets provided on January 27, 2023. These discussions did not include any discussions of a potential acquisition of Gelesis. From time to time, representatives of PureTech, including Ms. Zohar, reached out to and engaged with potential partners to try to generate alternative sources of financing for Gelesis, including engaging with Gelesis’ other investors about a potential co-investment or other transaction.

On January 31, 2023, the Board held a meeting with representatives of Goodwin and Gelesis management in attendance. Mr. Zohar provided an update on Gelesis’ business and fundraising process, including the status of discussions with potential investors, including PureTech. Additionally, Mr. Zohar discussed the possibility of licensing Plenity or any other assets of Gelesis as part of Gelesis’ efforts to improve its cash position. Mr. Malz provided the Board an update on Gelesis’ financial and liquidity status, its treasury status and cash and projected balances required to maintain the Trust Fund Cash Reserve.

From time to time, Mr. Zohar discussed with his spouse, Ms. Zohar, various matters relating to Gelesis, including its business and financing needs. In early 2023, Mr. Zohar and Ms. Zohar discussed Gelesis’ near term liquidity concerns and need to refinance without disclosing any confidential information. These conversations did not include any discussions about a potential acquisition of Gelesis. Throughout the period described below, Ms. Zohar advised Gelesis to seek alternate sources of financing and to take steps to lower Gelesis’ spending and decrease its cash burn. Ms. Zohar also asked that Mr. Zohar coordinate plans for Gelesis’ spending and budget with Dr. Chowrira, in order to have a direct line of communication to the PureTech decision makers. Members of the PureTech management team and the Gelesis management team, including Ms. Zohar and Mr. Zohar, had periodic discussions regarding Gelesis, including its business and financing needs. Members of the PureTech management team who were involved in these periodic discussions relayed the potential financing opportunity to members of the PureTech board who were also familiar with Gelesis and its commercial product. Based on feedback from the disinterested members of the Board, PureTech management, led by Dr. Bharatt Chowrira, PureTech’s President and Chief Business, Finance and Operating Officer, was authorized to pursue a financing with Gelesis. As discussed below, PureTech, through Parent, provided financing to Gelesis on February 21, 2023. After it became clear on April 10, 2023 that a potential acquisition by PureTech was under consideration because the only viable alternative identified as of such date was to file for bankruptcy, Gelesis took steps to exclude Mr. Zohar from all discussions and negotiations relating to the potential acquisition of Gelesis by PureTech, including the formation of the Special Committee on April 3, 2023 as discussed below. Ms. Zohar has recused herself from all Gelesis-related financing decisions at PureTech since 2014.

On February 2, 2023, the Board held a meeting with representatives of Goodwin and Gelesis management in attendance. Mr. Zohar updated the Board on Gelesis’ business and fundraising process, including the status of discussions with potential investors, including PureTech. Mr. Maltz provided the Board an update on Gelesis’ strategic outlook, financial and liquidity status, its treasury status, and the cash and projected balances required to maintain a reserve for certain costs associated with a winddown of Gelesis, including the Trust Fund Cash Reserve. Following discussion, the Board recommended that Gelesis management reduce expenditures to the extent possible and asked Gelesis management to provide recommendations for a reduction in workforce.

In the beginning of February 2023, the Transaction Committee met with Torreya, Financial Advisor D, Financial Advisor E and Financial Advisor F for a possible engagement in connection with the exploration of strategic alternatives, including financing options.

On February 5, 2023, the Transaction Committee held a meeting with members of the Board and representatives of Goodwin in attendance to provide an update on the Transaction Committee’s perspective on potential financing, insolvency planning, financial advisor engagement and strategic alternatives.

On February 6, 2023, the Board held a meeting with representatives of Goodwin and Gelesis management in attendance. Mr. Zohar provided an update on Gelesis’ business planning and performance and fundraising process. He also updated the Board on a recent meeting with one of Gelesis’ lenders (which was not PureTech), during which the parties discussed potentially deferring principal repayments due at the end of 2023 and certain subsequent principal payments as well. Mr. Zohar then provided a regulatory update to the Board, including an update on the over-the-counter application to the FDA of Plenity and planned next steps and the time frame thereof. Mr. Maltz provided an update on the liquidity status of Gelesis and current operations. Mr. Pass updated the Board on the plan to terminate specific sales and marketing activities in an effort to preserve liquidity.

On February 10, 2023, the Board held a meeting with representatives of Goodwin and Gelesis management in attendance. Goodwin updated the Board on the terms of the proposed investment by PureTech in $5.0 million in convertible senior secured notes with an option to invest an additional $5.0 million upon satisfactory completion of certain milestones. Mr. Maltz then provided an update on Gelesis’ liquidity status and planned changes in budget and operations in light of the Board’s recommendation to reduce expenditures at the February 2nd meeting. Mr. Zohar also provided an update on the Transaction Committee’s meetings with potential financial advisors and recommended that the board engage Torreya in connection with the exploration of strategic alternatives based on, among other things, Torreya’s qualifications, experience, reputation and its knowledge of and involvement in recent transactions in the life sciences industry. Based on the matters discussed at the meeting and the significant need for additional resources and the absence of any other potential financing transactions emerging from the Transaction Committee’s exploration of potential transactions, the Board approved the investment by PureTech on the terms provided in the term sheet and authorized the engagement of Torreya. The parties agreed on the terms of the revised term sheet for PureTech’s investment in convertible senior secured notes.

On February 13, 2023, Goodwin, on behalf of Gelesis, provided a draft of the note and warrant purchase agreement and security agreement governing the terms of PureTech’s investment in $5.0 million in convertible senior secured notes with an option to invest an additional $5.0 million upon satisfactory completion of certain milestones.

On February 15, 2023, Gelesis entered into a mutual nondisclosure agreement with Party A in order to provide it with information to consider a possible commercial partnership with Gelesis. This agreement did not contain a non-solicit or standstill provision.

On February 21, 2023, Gelesis and certain of its subsidiaries and Parent entered into the NPA, dated as of February 21, 2023, pursuant to which, for a cash purchase price of $5.0 million, Gelesis issued a short term senior secured convertible note in the aggregate principal amount of $5.0 million and warrants to purchase 23,688,047 shares of Company Common Stock to Parent.

On February 23, 2023, Gelesis and Torreya entered into an engagement letter pursuant to which Torreya would act as Gelesis’ financial advisor with respect to a possible strategic or investment transaction with a third party.

On March 10, 2023, the Board held a meeting with representatives of Goodwin and Gelesis management in attendance. Mr. Maltz provided an update on the status of Gelesis’ cash in the U.S. currently held at Silicon Valley Bank (“SVB”), noting SVB’s significant liquidity issues and the potential risks to deposits held at SVB.

On March 11, 2023, the Board held a meeting with representatives of Goodwin and Gelesis management in attendance. Mr. Maltz provided an update on the status of Gelesis’ deposits currently held at SVB. The Board discussed Gelesis’ ability to access the Trust Fund Cash Reserve and its ability to settle balances with creditors in light of the situation with SVB. The Board also discussed potential bankruptcy proceedings, the costs associated with such proceedings and timing of such activities. The Board was unanimously aligned in monitoring the situations with SVB and holding additional meetings as needed as well as continuing to explore the advisability of a liquidation process or bankruptcy filing.

On March 12, 2023, the U.S. government announced that all deposits with SVB would be protected, thus eliminating the immediate potential liquidity crunch for Gelesis.

Between March 13, 2023 and April 18, 2023, Torreya reached out to ten sponsor parties and 79 strategic parties about a possible transaction with Gelesis, either in the form of a whole company acquisition or a licensing or partnership arrangement. Of those parties that responded, 11 strategic parties and two sponsor parties were interested in additional discussions with Torreya. From time to time, representatives of PureTech, including Ms. Zohar, participated in conference calls with Torreya and Goodwin and provided suggestions for potential alternative financing and partnering parties, some of which are included in the list of parties above. Representatives of PureTech, including Ms. Zohar, ceased all discussions and participation in conference calls with Torreya and Gelesis after PureTech submitted the April 2 Proposal (as defined below).

On March 14, 2023, Gelesis and Party B entered into a confidential disclosure agreement in order to provide Party B with information to consider a possible investment in Gelesis. Such agreement did not contain a non-solicit or standstill provisions.

Between March 17, 2023 and June 1, 2023, Gelesis and Torreya provided three sponsor parties and three strategic parties with data room access and diligence materials, responded to diligence questions submitted by potential counterparties who executed confidentiality agreements with Gelesis and held telephonic meetings to discuss potential transactions. The confidentiality agreements did not contain a non-solicit or standstill provisions.

On March 18, 2023, Gelesis was contacted by a representative of the NYSE regarding the abnormally low trading price of Company Common Stock. Gelesis was informed that the NYSE would move forward with an immediate suspension and commencement of delisting procedures if such abnormally low trading price continued.

On March 21, 2023, the Board held a meeting with representatives of Goodwin and Gelesis management in attendance. The Board discussed Gelesis’ listing status on the NYSE in light of Gelesis not meeting certain listing requirements, the potential ramifications of being delisted and the impact this may have on any fundraising activities of Gelesis. Mr. Zohar provided an update on Gelesis’ business and fundraising process, including the status of discussions with potential investors. Mr. Zohar also provided an update on an additional investment of up to $5 million in Gelesis by PureTech pursuant to the Note Purchase Agreement, dated February 21, 2023, by and among Gelesis, PureTech and the parties named therein. Mr. Maltz provided the Board with an update on Gelesis’ financial and liquidity status, its treasury status, and the cash and projected balances required to maintain the Trust Fund Cash Reserve.

On March 24, 2023, representatives of Party C met with representatives of Torreya to discuss a possible licensing transaction with Gelesis. Party C indicated that it was mainly interested in the GS200 and Gelesis’ underlying hydrogel technology capability and requested additional information, however Party C noted it would continue to evaluate Plenity as a possible option for a licensing transaction.

On March 27, 2023, Gelesis was informed by a representative of the NYSE that the $15 million market capitalization standard could be triggered on April 7, 2023. If this happened, the NYSE would immediately suspend trading of the Company Common Stock and commence delisting procedures.

On April 2, 2023, Mr. Paul Fonteyne received an unsolicited non-binding indication of interest (the “April 2 Proposal”) from Dr. Chowrira. The April 2 Proposal provided for an acquisition of all the outstanding capital stock of Gelesis by PureTech at a price of $0.21 per share, payable in shares of PureTech’s ordinary shares, par value £0.01 per share (“PureTech ordinary shares”). The terms of any potential agreement between Gelesis and PureTech would be contingent on certain conditions, including approval of the majority of the holders of the Unaffiliated Voting Shares, approval by each party’s board of directors and negotiation of definitive transaction documents. The April 2 Proposal also contained a non-binding offer to provide $5 million of senior secured financing to fund day-to-day operations of Gelesis, the terms of which were to be negotiated and determined, based upon an agreed budget and carefully managed funding process. The proposed $0.21 per share purchase price was based on a 30% premium as of the most recent closing price and that was determined to be appropriate by PureTech’s management, excluding Ms. Zohar, in consultation with the PureTech board. Following receipt of the April 2 Proposal, Torreya shifted its outreach focus to determine whether there were any third parties interested in a whole company sale transaction.

On April 3, 2023, the Board held a meeting with representatives of Torreya and Goodwin in attendance to discuss the April 2 Proposal and the terms of such proposal as described above. Goodwin provided an overview of the Board’s fiduciary duties in evaluating strategic alternatives. Such overview led to a discussion on the potential need to form a special committee of independent directors to consider, review, evaluate and approve or reject any proposal(s) made for a potential transaction involving an acquisition of Gelesis by PureTech, as well as any alternatives to any such potential transaction, including, without limitation, Gelesis continuing to operate as an independent, publicly traded company. The members of the Board noted that Mr. Kucherlapati, a member of the Transaction Committee, was also a member of the board of directors of PureTech and should therefore not serve on the committee. Goodwin also reminded the Board that Mr. Zohar’s spouse was currently the Chief Executive Officer of PureTech and explained that Mr. Zohar should not be involved in the negotiation of the potential transaction with PureTech. Following discussion, the Board agreed to form a special committee of the board, which members would consist of the Board’s disinterested directors, Mr. Fonteyne, who would serve as Chairman of the committee, Ms. Bauerlein and Jane Wildman. The Board also abolished the Transaction Committee. From this point until his resignation from the Board on April 20, 2023, Mr. Kucherlapati did not participate in any discussions, negotiations or decisions relating to the potential acquisition of Gelesis by PureTech.

On April 4, 2023, the Special Committee held a meeting with representatives of Torreya and Goodwin in attendance. The Special Committee first discussed Torreya’s engagement and requested that Torreya disclose any potential conflicts with respect to PureTech. A representative of Torreya disclosed that a principal at Torreya participated in a publicly broadcast weekly podcast with PureTech’s CEO, Ms. Zohar, but confirmed that there was no financial arrangement with respect to such participation or any other financial arrangements or business relationships with PureTech. No discussions took place during these public weekly podcasts about the potential transaction. Torreya also confirmed there were no other actual or potential conflicts of interest in relation to PureTech and its affiliates and that Torreya had not received fees from, or been engaged by, PureTech and its affiliates, including Gelesis, in any other matter. Goodwin then discussed the role that standalone management projections would play in a preliminary valuation analysis to be performed by Torreya, in connection with the Board’s evaluation of a potential strategic transaction. The Special Committee then approved the use of the Management Projections, previously reviewed by the Board in November 2022, for their use in Torreya’s analysis given the projections were prepared and reviewed recently and used the same assumptions that remained relevant as of this date. At a later date, a technical error was identified in the Management Projections (as defined in the section of this proxy statement entitled “Special Factors—Opinion of Lincoln International LLC”). Such error had no impact on any of the numbers other than Adjusted EBITDA, which was then shared with the Special Committee and the Board in connection with the Special Committee’s subsequent review of Lincoln’s opinion. Goodwin then summarized the April 2 Proposal and led a discussion on the material terms of such proposal. In addition, the directors discussed certain criteria in connection with the potential transaction with PureTech: (1) whether the potential transaction was likely to provide greater value to Gelesis Stockholders than Gelesis’ standalone plan (including the risk that such stockholders could receive nothing in a potential liquidation or bankruptcy); (2) whether the potential transaction was likely to provide greater value to Gelesis Stockholders than other available alternatives; (3) the potential speed of PureTech to complete a transaction given its knowledge of Gelesis, its pipeline and commercial products, particularly in light of Gelesis’ limited cash runway; and (4) the potential for PureTech to provide additional bridge financing to permit Gelesis to undertake a strategic combination. With respect to the first two of the foregoing criteria discussed by the directors, and noting that additional valuation work needed to be completed, the Board discussed, with input from its advisors, the absence of any meaningful alternative to emerge at any time, as current negotiations with other parties have not led to a written proposal and there had been no indication from such parties that a written proposal was forthcoming, and the inability to identify any other party willing to provide Gelesis with financing given the timeline and extent of debt obligations. Managements and Gelesis’ advisors also provided their views on the potential risks of remaining a standalone public company in the macroeconomic climate and in light of its low trading price. The Board also discussed the potential lack of competitive tension it may be able to create without additional cash, and discussed the possibility of requiring a go-shop. Further, based on the prior exploration of alternatives, the Board reached the consensus that it was unlikely that any other bidder would emerge at this time that would also be capable of providing immediate financing as PureTech had stated in its offer, which was necessary to continue Gelesis’ operations. Even if a bidder did emerge, it would likely be behind PureTech in diligence and not be able to move as rapidly as necessary in light of Gelesis’ liquidity situation. For these reasons, the Special Committee instructed Goodwin to prepare a counterproposal reflecting, among other things: (1) a price of $0.30 per share, payable in cash; (2) inclusion of a customary go-shop provision; (3) bridge financing of at least $1 million to be funded by April 10, 2023 to continue negotiations of a potential transaction with PureTech and an additional amount to be funded concurrently with the signing and announcement of a definitive agreement; and (4) an agreement for Gelesis to use commercially reasonable efforts to obtain a substantial reduction or deferral of outstanding indebtedness prior to closing as determined in Gelesis’ sole discretion, which reduction or deferral would not be a condition to closing.

On April 5, 2023, the Special Committee held a meeting with representatives of Torreya and Goodwin. Goodwin reviewed with the Special Committee the draft counterproposal to the April 2 Proposal prepared at the direction of the Special Committee. The Special Committee requested that Mr. Fonteyne deliver the counterproposal to PureTech and emphasize that it was critical that Gelesis retain control over all efforts to defer or decrease outstanding payables and that any deferral or decrease in outstanding payables would not be a condition to closing. Goodwin also discussed the terms of the draft non-disclosure agreement to be entered into between the parties and following discussion, the Special Committee authorized Goodwin to negotiate and finalize the non-disclosure agreement with Latham & Watkins LLP (“Latham”), PureTech’s outside legal counsel.

Following the meeting, Mr. Fonteyne delivered the counterproposal described above to PureTech (the “April 5 Response”).

On April 6, 2023, the Special Committee held a meeting with representatives of Goodwin and Mr. Maltz in attendance. Mr. Fonteyne informed the other members of the Special Committee that the April 5 Response was submitted to PureTech. Following discussion, the Special Committee instructed Mr. Maltz to prepare an outline of upcoming expenses to better assess Gelesis’ cash runway in light of a potential transaction with PureTech and to better evaluate how long Gelesis could engage in a strategic alternatives process without being at material risk of needing to commence bankruptcy proceedings in the short term. Mr. Fonteyne then informed the Special Committee that Torreya would not be able to deliver a fairness opinion in connection with the potential transaction with PureTech as under the terms of its current engagement letter, Torreya would not be entitled to receive a fee for any transaction involving Gelesis and an affiliate, such as PureTech. Mr. Fonteyne then led a discussion on engaging a financial advisor, other than Torreya, for the purposes of delivering a fairness opinion. Following discussion, the Special Committee instructed Mr. Maltz to include in the outline of upcoming expenses, among other things, a fairness opinion fee that would become payable prior to entry into a definitive agreement with PureTech, the retainer fee for bankruptcy counsel, and other upcoming expenses. Goodwin then provided an update on the negotiations with PureTech on the non-disclosure agreement.

Following the meeting, at Mr. Fonteyne’s request, Goodwin provided Mr. Fonteyne with contact information for Lincoln, Financial Advisor G, Financial Advisor H, and Financial Advisor I for purposes of obtaining a fairness opinion in connection with the contemplated transaction. Mr. Fonteyne held telephonic meetings with representatives of these financial advisors who agreed to provide fee estimates and timetables for the purposes of providing a fairness opinion in connection with the contemplated transaction.

Later on April 6, 2023, PureTech delivered a counterproposal to the April 5 Response (the “April 6 Proposal”) in which PureTech (1) indicated it would not agree to the increased per share price or form of consideration, (2) indicated that PureTech would provide bridge financing in an amount of at least $1 million, which would be released upon Gelesis’ request for PureTech’s consideration and approval to release the funds and without PureTech committing to any specific amount or timeline for any release of funds, (3) removed the go-shop provision, and (4) reinserted the closing condition for Gelesis’ debt reduction and deferral but did not include any timing expectations of when such reduction or deferral was expected to be achieved.

Also on April 6, 2023, Torreya sent Party D a draft confidential disclosure agreement and arranged a call between representatives of Torreya and Party D for April 17, 2023 to discuss Plenity and its over-the-counter commercial opportunity.

Between April 7, 2023 and April 10, 2023, Lincoln, Financial Advisor G, Financial Advisor H, and Financial Advisor I provided Mr. Fonteyne with proposals which included fee estimates for their services and anticipated timetables.

On April 7, 2023, the Special Committee held a meeting with representatives of Goodwin and Mr. Maltz in attendance to discuss the April 6 Proposal and the funding Gelesis would need from PureTech in order to move forward with the proposed transaction (the “Bridge Financing Budget”). The Special Committee agreed that it would need PureTech to agree to a higher Bridge Financing Budget and instructed management to prepare a summary of Gelesis’ immediate cash needs for purposes of negotiating such budget with PureTech.

On April 8, 2023, during a phone call between Mr. Fonteyne and Dr. Chowrira, Dr. Chowrira indicated that PureTech would be willing to provide $1.5 million in bridge financing immediately to fund the schedule of accounts payable Gelesis previously provided but would not commit funds outside of such schedule. Such representative also noted that PureTech would not agree to the proposals in the April 5 Response from Gelesis.

Later on April 8, 2023, the Special Committee held a meeting with representatives of Goodwin in attendance. Mr. Fonteyne updated the other members of the Special Committee on his earlier call with Dr. Chowrira. Following discussion, the Special Committee authorized Mr. Fonteyne to convey to PureTech Gelesis’ position on its need for more control over the Bridge Financing Budget in order to move forward with the transaction.

On April 9, 2023, the Special Committee conferred via email and authorized Mr. Fonteyne to deliver an updated counterproposal to PureTech (the “April 9 Response”), including among other things, (1) a purchase price of $0.30 per share, payable in cash, (2) acceptance of PureTech’s proposal regarding a bridge financing comprised of two installments, the first, of at least $1.5 million to be funded upon Gelesis’ request that PureTech consider and approve the release of funds by April 10, 2023, and the second installment of an amount to be decided on by the parties, to be provided on the earlier of April 28, 2023 and signing of a definitive agreement, (3) reverting to Gelesis’ position in its prior response that Gelesis would agree to use commercially reasonable efforts to reduce or defer its indebtedness prior to closing but that any reduction or deferral would not be a closing condition and (4) inclusion of a customary go-shop provision.

Later on April 9, 2023, Mr. Fonteyne delivered the April 9 Response to PureTech.

On April 10, 2023, the Special Committee held a meeting with representatives of Goodwin in attendance. Mr. Fonteyne reviewed the April 9 Response and his discussions with Dr. Chowrira following delivery of the response. The Special Committee discussed that PureTech would like to negotiate the terms of the debt reduction requirement prior to the signing of a definitive agreement between the parties. Mr. Fonteyne also stated that PureTech was willing to delay signing in order to allow Gelesis to conduct a market check prior to signing, however members of the Special Committee noted that Gelesis would not have sufficient cash to continue its operations while running a pre-signing market check. The Special Committee then discussed the financial status of Gelesis, noting that Gelesis had insufficient funds to continue operating and needed to decide whether to accept the additional bridge financing provided by PureTech and continue negotiations with PureTech, or file for bankruptcy. After discussion, the Special Committee agreed to recommend to the Board to file for bankruptcy given the lack of significant progress made in the negotiations with PureTech and Gelesis’ limited cash runway.

Later on April 10, 2023, the Board held a meeting with representatives of Torreya, Goodwin, Mr. Maltz, and a board observer from CMS Ventures, a stockholder and debtholder of the Company, in attendance. Mr. Zohar and Mr. Kucherlapati recused themselves from the meeting. A representative of Torreya provided the Board with a presentation on its market outreach regarding potential partnership or acquisition opportunities. Such presentation provided details on the identities of each of the potential strategic parties and financial investor parties contacted by Torreya, the nature and content of their response, including the lack of such response, a response (i) declining to engage in further discussions and, in some cases, reasons for such decision to decline any further engagement, or (ii) the scheduling of further discussions, questions posed by such potential counterparties regarding the Company’s business and prospects, as well as a potential transaction timeline and annexes containing information about precedent transactions that Torreya considered relevant to a consideration of the Company’s potential strategic alternatives. Eleven strategic parties and one financial investor party had introductory calls with Torreya, four of the parties expressed no interest in an acquisition or merger, but did express interest in various partnership opportunities, and seven parties expressed no interest in any transaction. Mr. Maltz provided an update on the potential delisting of Gelesis’ common stock from the NYSE and on the cash balance of Gelesis, which, as of the date of the meeting, would only fund operations through the end of April 2023. The Board then discussed the ongoing negotiations with PureTech and the Special Committee’s recommendation to file for bankruptcy given the Special Committee’s view that it was unlikely the parties would be able to come to an agreement on deal terms and enter into a definitive agreement on the required timeline. Goodwin summarized the steps and potential timeline involved if Gelesis would pursue bankruptcy. Following discussion, the Board authorized Gelesis management to formally engage bankruptcy counsel and to prepare documentation for filing for bankruptcy.

From April 10, 2023, Mr. Zohar did not participate in, or exert any influence over, decisions involving potential transactions with PureTech, except that Mr. Zohar attended and participated in the Board meeting held on June 12, 2023 as described below, and Ms. Zohar did not participate in or exert any influence over decisions involving a potential transaction with Gelesis. Mr. Zohar, in his capacity as CEO of Gelesis, and Ms. Zohar, in her capacity of CEO of PureTech, received periodic updates from their respective committee and management teams as to the status of a potential transaction between Gelesis and PureTech during this time. During this time, Mr. Zohar and Ms. Zohar, in their respective capacities as CEOs, engaged in periodic discussions about the state of Gelesis’ business.

Also on April 10, 2023, Gelesis received a letter from the staff of NYSE Regulation notifying Gelesis that it had determined to commence proceedings to delist the Company Common Stock from the NYSE.

On April 11, 2023, the Special Committee and representatives of Goodwin, Latham and PureTech, including Dr. Chowrira and Charles Sherwood III, Senior Corporate Counsel at PureTech, held a telephonic conference to discuss the April 9 Response. Representatives of PureTech informed the Special Committee that PureTech expected the $1.5 million Gelesis would receive in the bridge financing would not reduce the total transaction value agreed to by the parties in order to determine the per share price to be received by the Gelesis shareholders, but that they would want to see the Bridge Financing Budget in order to have better visibility into the anticipated payments to be made with the financing. The Special Committee reiterated that the Board should have complete discretion in determining which payables get paid first. The parties then discussed the proposed terms of Gelesis’ debt reduction and proposed go-shop. The Special Committee and PureTech agreed to a customary go-shop provision.

Also on April 11, 2023, Gelesis filed a Current Report on Form 8-K with the SEC disclosing the delisting of the Company Common Stock from the NYSE and the Company Common Stock then began trading in the OTC Market.

Also on April 11, 2023, Gelesis and Party E executed a confidential disclosure agreement. This agreement did not contain a non-solicit or standstill provision. Following the execution, Torreya provided Party E with a confidential information memorandum for its review in connection with a possible transaction with Gelesis.

On April 12, 2023, Dr. Chowrira submitted a revised response dated April 11, 2023 (the “April 11 Proposal”) agreeing to the terms in the April 9 Response but with certain changes, including: (1) $1.5 million in funding to be provided now, with a second installment of $3.5 million being provided upon execution of a definitive agreement so long as a definitive agreement is executed on or prior to April 30, 2023, (2) Gelesis would consult with PureTech regarding budgeted expenditures, and (3) Gelesis would enter into a nondisclosure agreement with PureTech and permit PureTech to engage as soon as possible with lenders, vendors and other counterparties to discuss potential reductions or deferrals of Gelesis’ indebtedness, and Gelesis would reasonably cooperate with PureTech in this process.

Also on April 12, 2023, the Special Committee held a meeting with representatives of Goodwin in attendance to discuss the April 11 Proposal and agreed to continue negotiations with PureTech based on the terms of the April 11 Proposal and recommend to the Board to not file for bankruptcy at this time.

Following the Special Committee’s meeting, the Board held a meeting with representatives of Goodwin and Torreya in attendance. Mr. Zohar and Mr. Kucherlapati recused themselves from the meeting. Torreya provided an update on their continued market outreach and follow up conversations with parties potentially interested in a whole company acquisition. Following discussion and Torreya’s departure, the Board discussed the April 11 Proposal and PureTech’s concession to certain material points, specifically that the agreed price per share was firm and not subject to adjustment. Following discussion, the Board agreed that given the movement made by PureTech as reflected in the April 11 Proposal, the Special Committee would continue to negotiate with PureTech with the goal of executing a definitive agreement as soon as possible given its conclusion that a transaction with PureTech would be a better alternative for the Gelesis Stockholders than a bankruptcy proceeding.

Later on April 12, 2023, Gelesis and PureTech entered into a mutual confidentiality agreement (the “April 12 NDA”). The April 12 NDA did not contain a non-solicit or standstill provision.

On April 13, 2023, Latham shared draft documentation with Goodwin for the initial $1.5 million bridge funding, consisting of (1) an amendment to the Note and Warrant Purchase Agreement (the “Amendment to NPA”), (2) a warrant covering the additional $1.5 million note financing (the “New Warrant”) and (3) Amendment No. 1 to the Note and Warrant Purchase Agreement with PureTech dated February 21, 2023 (the “Amendment to February Warrant”).

Also on April 13, 2023, Gelesis entered into a confidential disclosure agreement with Party F. The agreement did not include a non-solicit or standstill provision.

On April 14, 2023, the Special Committee held a meeting with Lincoln and Goodwin to discuss the potential engagement of Lincoln to deliver a fairness opinion to the Special Committee. Based on the proposals received from Lincoln, Financial Advisor G, Financial Advisor H, and Financial Advisor I, Lincoln was selected by the Special Committee due to a combination of Lincoln’s qualifications in delivering fairness opinions, its proposed engagement terms, and Lincoln’s ability to complete its analysis to be in a position to deliver a fairness opinion to the Special Committee on the required timeline. At the meeting, Lincoln also confirmed that it did not have any actual or potential conflicts of interest in relation to, had not received fees from, or been engaged by, PureTech and its affiliates and, at the request of the Special Committee, confirmed the same in writing on May 22, 2023.

Also on April 14, 2023, Goodwin shared a revised draft with Latham of the Amendment to NPA, the New Warrant and the Amendment to February Warrant.

On April 15, 2023, Dominic Perks, a representative of Hambro Perks, resigned from his position at Hambro Perks and therefore also as director on the Board effective immediately. Mr. Perks served on the Board at the request of Hambro Perks. Mr. Perk’s resignation from the Board was not a result of any disagreement with Gelesis on any matter relating to Gelesis’ operations, policies or practices. Pending the identification of a new director nominee to serve on behalf of Hambro Perks and the Board’s review and analysis of the qualifications of such nominee, the Board appointed a non-voting observer to attend the Board’s meetings on behalf of Hambro Perks.

Also on April 15, 2023, Goodwin shared with Latham a draft of the Bridge Financing Budget. Latham shared with Goodwin revised drafts of the Amendment to NPA and the New Warrant, and accepted Goodwin’s April 14 draft of the Amendment to February Warrant.

On April 17, 2023, PureTech submitted a revised proposal (the “April 17 Proposal”) to Gelesis providing, among other things, that (1) the purchase price was to be based on a 50% premium to a 30-day volume-weighted average price (“VWAP”) of the shares of Company Common Stock as of the signing date of the definitive purchase agreement, (2) consideration will be in cash or shares of PureTech depending on the purchase price as of the date of the signing of a definitive agreement, (3) an initial $1.5 million will be provided under the Amendment to February Warrant, with the conversion price, warrant coverage and exercise price based on the 30-day VWAP as of market close on the day prior to the closing of such financing, (4) any additional significant installment of the bridge financing will be provided subject to the execution of a definitive agreement and (5) the treatment of Gelesis’ warrants will be subject to ongoing analysis. At market close on April 17, 2023, the trading price for the Company Common Stock was $0.018.

On April 18, 2023, the Special Committee held a meeting with representatives of Goodwin and Mr. Maltz in attendance to discuss the April 17 Proposal and potential consequences of further delaying bankruptcy whereby Gelesis would run out of the cash it needed to fund its operations. Mr. Maltz notified the Special Committee that after taking into consideration upcoming payroll obligations and other costs, as well as the costs of conducting an orderly winddown of Gelesis, Gelesis would reach the end of its cash runway in less than 30 days. After taking into consideration PureTech’s change of position on price and other previously agreed terms, the Special Committee agreed to once again recommend to the Board to proceed with bankruptcy given the lack of significant progress made in the negotiations with PureTech and Gelesis’ limited cash runway.

Also on April 18, 2023, Dr. Chowrira asked Mr. Fonteyne to provide a counteroffer to the April 17 Proposal. The Special Committee discussed this via email and agreed to counter with a request for (1) certainty in equity value and (2) immediate bridge financing to Gelesis.

Also on April 18, 2023, Gelesis and Party C executed a confidentiality agreement. This agreement did not include a non-solicit and standstill provision. Torreya then sent Party C a confidential information memorandum for its review in connection with a potential licensing transaction with Gelesis for GS200.

Following the Special Committee’s discussion, Mr. Fonteyne replied to Dr. Chowrira and encouraged PureTech to submit a revised offer which included a definitive equity value for the transaction (and implied share price that would also be the conversion price of PureTech’s notes and exercise price of PureTech’s warrants) and commitment to provide immediate bridge financing to Gelesis of more than $1.5 million.

On April 19, 2023, the Special Committee held a meeting with representatives of Goodwin, Mr. Maltz and a representative of Gray & Company, LLC, a company specializing in bankruptcy matters, in attendance to discuss the April 19 Proposal. Mr. Maltz updated the Special Committee on the cash balance of Gelesis. The Special Committee discussed the bankruptcy process, the anticipated costs, the fact that a bankruptcy proceeding would likely result in no value being returned to stockholders based on the expectation that the liquidation of Gelesis’ assets (primarily its intellectual property and property, plant and equipment) would not exceed the aggregate amounts owed to secured and unsecured creditors, and the terms of the senior secured financing provided for in the April 19 Proposal.

On April 19, 2023, PureTech submitted a revised proposal (the “April 19 Proposal”) which included (1) acquiring all of the outstanding equity and equity linked securities of Gelesis for an aggregate purchase price of $3 million, (2) an additional $1.5 million of senior secured financing to be provided the week of April 17, 2023 and (3) an additional $3.5 million of senior secured financing to be funded upon entering into a definitive agreement before May 5, 2023.

Following the submission of the April 19 Proposal, the Special Committee held another meeting and prepared a response to the April 19 Proposal (the “April 19 Response”) rejecting PureTech’s April 19 Proposal and restating the previously agreed terms in the April 11 Proposal. The Special Committee also emphasized Gelesis would need PureTech to fund the promised $1.5 million in bridge financing as soon as possible and would need to provide additional funds at a later date as Gelesis had insufficient funds to meet its ongoing obligations and continue to negotiate a potential transaction with PureTech. Following the meeting, Mr. Fonteyne delivered the April 19 Response to Dr. Chowrira.

Also on April 19, 2023, Torreya and representatives of Party A discussed the possibility of a transaction between Gelesis and Party A. Party A indicated that it was not interested in a whole company acquisition, but it was interested in possibly pursing a partnership with Gelesis.

Also on April 19, 2023, Party E informed Torreya that it was not interested in pursuing a transaction with Gelesis given the late stage of investment.

Additionally on April 19, 2023, Gelesis and Party D executed a confidential disclosure agreement which did not include a non-solicit or standstill provision.

On April 20, 2023, Dr. Kucherlapati resigned from his position as a director on the Board effective immediately. Dr. Kucherlapati’s resignation from the Board was not a result of any disagreement with Gelesis on any matter relating to Gelesis’ operations, policies or practices.

Also on April 20, 2023, Dr. Chowrira confirmed receipt of the April 19 Response and offered to advance $100,000 to Gelesis under the terms of the existing Note and Warrant Purchase Agreement in order for Gelesis to engage a debt counselor. PureTech also requested information with regard to Gelesis’ restricted stock units, warrants, debt, and other securities, in order to calculate the cost such items would require for the purposes of PureTech’s valuation.

Later on April 20, 2023, the Board held a meeting with representatives of Torreya and Goodwin in attendance. A representative of Torreya provided an updated presentation on its market outreach. Such presentation was substantially similar to the April 10 presentation and provided details on the identities of each of the potential strategic parties and financial investor parties contacted by Torreya, the nature and content of their response, including the lack of such response, a response (i) declining to engage in further discussions and, in some cases, reasons for such decision to decline any further engagement, or (ii) the scheduling of further discussions, questions posed by such potential counterparties regarding the Company’s business and prospects, as well as a potential transaction timeline and annexes containing information about precedent transactions that Torreya considered relevant to a consideration of the Company’s potential strategic alternatives. Following Torreya’s departure from the meeting, Mr. Maltz updated the Board on Gelesis’ financial condition, its current cash balance and the collection status from certain customers. Mr. Maltz informed the Board that after payroll expenses, Gelesis would only have cash in an amount sufficient to make certain fiduciary payment obligations including accrued wages. Following such update, Goodwin summarized the terms of the April 19 Proposal and Mr. Fonteyne explained the Special Committee’s rationale for the April 19 Response and that the Special Committee’s rejection of the April 19 Proposal was due to the re-negotiation of terms previously agreed to by the parties. Following discussion, the Board approved the engagement of a debt counselor subject to PureTech promptly funding $100,000 to cover the costs.

On April 21, 2023, Latham shared with Goodwin a revised draft of the Amendment to NPA reflecting the $100,000 advancement of debt counselor fee. Additionally, Latham confirmed to Goodwin PureTech’s receipt of the April 19 Response.

On April 23, 2023, Goodwin conveyed to Latham Gelesis’ position that it would like to see material progress on the terms laid out in the April 19 Response before proceeding with the Amendment to NPA.

On April 24, 2023, Dr. Chowrira informed Mr. Fonteyne that PureTech was willing to provide the $100,000 advancement for the debt counselor fee pursuant to the terms laid out in the draft Amendment to NPA provided by Latham on April 21st.

Later on April 24, 2023, the Special Committee held a meeting to discuss the responses received from PureTech and agreed to push back on delaying signing a definitive agreement until May 5, 2023, as included in the April 19 Proposal.

Following the meeting, Mr. Fonteyne requested from Dr. Chowrira an accelerated response to the April 19 Response to which Dr. Chowrira informed Mr. Fonteyne that PureTech would respond by April 26th.

Also on April 24, 2023, representatives of Torreya met with representatives of Party D to discuss the strategic process and the types of transactions Gelesis would consider, which included, but was not limited to a whole company sale, out-license of Plenity for specific regions, and certain commercial partnership agreements.

On April 26, 2023, Dr. Chowrira requested that Gelesis provide a detailed operating model so that PureTech could better understand Gelesis’ cash outlay for the period from May 1, 2023 to December 31, 2023 (the “Operating Model”). Dr. Chowrira indicated to Mr. Fonteyne that PureTech’s response to the April 19 Response would be provided the next day, April 27, 2023.

On April 27, 2023, the Special Committee held a meeting with representatives of Torreya, Goodwin and Mr. Maltz and Mr. Zohar in attendance. A representative of Torreya led a discussion on its fundraising process, including the status of discussions with potential investors. The Special Committee discussed the lack of offers or firm commitments to submit offers resulting from Torreya’s discussions with other potential counterparties and the lack of progress being made with negotiations with PureTech. Mr. Maltz provided an update on Gelesis’ anticipated cash needs through the mid-May and the engagement of Troutman Sanders LLC (“Troutman”) as Gelesis’ bankruptcy counsel, noting that Gelesis would be prepared to file for bankruptcy by May 1, 2023 if the Board determined to proceed with bankruptcy. Following discussion, the Special Committee agreed to recommend to the Board to file for bankruptcy by the end of day on May 1, 2023 should significant progress in the negotiations with PureTech not be made by that time.

Later on April 27, 2023, Gelesis provided PureTech with an updated version of the Operating Model and PureTech delivered a further revised proposal (the “April 27 Proposal”) which provided that (1) PureTech would acquire all of the outstanding equity and equity-based instruments of Gelesis for an aggregate purchase price of $3.5 million, which would not be reduced by any equity or debt interests of Gelesis held by PureTech, (2) PureTech would assume the obligations of all outstanding warrants, the existing Italian debt facilities, the shareholder convertible notes and certain other outstanding indebtedness identified in the Company’s latest Annual Report on Form 10-K, (3) PureTech would provide Gelesis with $2 million in bridge financing to fund Gelesis’ daily operations on the terms previously agreed to by the parties, by May 1, 2023, (4) PureTech would provide Gelesis with up to $3 million in bridge financing to fund Gelesis’ daily operations on the terms previously agreed to by the parties, concurrently with the signing of a definitive agreement, which was required to be finalized by May 15, 2023 and (5) PureTech agreed to a go-shop period to expire on the earlier of (a) July 1, 2023 or (b) approval of Gelesis Stockholders to the transaction.

On April 28, 2023, the Special Committee held a meeting with representatives of Goodwin and Mr. Maltz in attendance to discuss the April 27 Proposal. The Special Committee noted that the $3.5 million purchase price and $5.0 million in additional financing would be sufficient to allow Gelesis to move forward with the transaction and cover certain expenses related thereto, but may not be sufficient to pay all of Gelesis’ unsecured creditors with balances currently due or past-due. Following discussion, the Special Committee agreed to move forward with a transaction with PureTech based on the terms set forth in the April 27 Proposal as the proposed transaction with PureTech would result in a better outcome for Gelesis as a whole as well as Gelesis shareholders as no other actionable indication of interests or commitments had been submitted from the third parties who had initiated discussions with Gelesis and the only viable alternative identified as of such date was to file for bankruptcy.

Later on April 28, 2023, Mr. Fonteyne sent a response letter to Dr. Chowrira (the “April 28 Response”) agreeing to the terms of the revised proposal included in the April 27 Proposal on the condition that Gelesis receive $2 million in bridge financing by May 1, 2023. In the April 28, Response, Mr. Fonteyne also indicated that Gelesis may need more than the additional $3 million proposed for the second installment in bridge financing to be funded at signing of a definitive agreement.

Also on April 29, 2023, Gelesis and Party G entered into a confidential disclosure agreement. The agreement did not contain a non-solicit or standstill provision.

On April 30, 2023, the Board (including Mr. Zohar) held a meeting with representatives of Goodwin and Troutman, Mr. Maltz and a representative of Hambro Perks in attendance. Mr. Fonteyne provided an update on PureTech’s latest proposal, noting that the Special Committee determined to move forward with a transaction with PureTech based on the terms of such proposal but only if PureTech provided $2 million in bridge financing by May 1, 2023. Mr. Fonteyne noted that the Special Committee would still recommend that the Board adopt resolutions prepared by Goodwin and Troutman authorizing the filing of Chapter 7 bankruptcy in the event PureTech failed to fund $2 million in bridge financing by the end of the day on May 1, 2023 given Gelesis would have reached the end of its cash runway. Following discussion, the Board approved such resolutions and authorized Troutman to file for Chapter 7 bankruptcy if the bridge financing was not funded by the end of the day on May 1, 2023.

Later on April 30, 2023, Latham shared with Goodwin drafts of an amendment to the NPA, a senior secured note, a new warrant and an Amendment to February Warrant.

On May 1, 2023, Parent and the Note Parties entered into the Amendment to NPA, pursuant to which Gelesis issued a senior secured convertible note in the aggregate principal amount of $2.0 million and issued warrants to purchase 192,307,692 shares of Company Common Stock to Parent, for a cash purchase price of $2.0 million. In addition, the parties amended the $5.0 million senior secured convertible note and warrants issued in February 2023. Given the bridge financing was funded, Gelesis did not file for bankruptcy at this time.

On May 2, 2023, Gelesis and Party H entered into a confidential disclosure agreement. This agreement did not include a non-solicit or standstill provision.

On May 4, 2023, the Special Committee formally engaged Lincoln as its financial advisor. The terms of the Special Committee’s engagement of Lincoln were confirmed by a letter, dated May 4, 2023, and agreed to and accepted by Gelesis and the Special Committee.

Also on May 4, 2023, representatives of Torreya contacted Party A, Party C, Party D and Party G noting that such parties would need to submit an offer or indication of interest by July 1, 2023.

On May 5, 2023, Goodwin shared an initial draft of a merger agreement with Latham. The initial draft included the terms agreed to in the April 27 Proposal.

Also on May 5, 2023, Gelesis and Party I entered into a confidential disclosure agreement. This agreement did not include a non-solicit or standstill provision.

Also on May 5, 2023, Party C informed Torreya that after assessing the fit with its strategy, it decided not to pursue an acquisition transaction with Gelesis for strategic reasons.

On May 8, 2023, a representative from Party J informed Torreya that it was interested in discussing a potential transaction with Gelesis.

Also on May 8, 2023, Torreya sent Party I a confidential information memorandum in connection with its evaluation of a possible transaction with Gelesis.

On May 9, 2023, the Board (including Mr. Zohar) held a meeting with representatives of Goodwin and Mr. Maltz and Mr. Pass. The Board discussed the current status and timeline of the transaction with PureTech and also reviewed and evaluated Gelesis’ cash runway, the Trust Fund Cash Reserve, flexibility to exercise the go-shop provision and the benefits of seeking additional funding from PureTech while maintaining independence to seek alternatives or file for bankruptcy. Goodwin provided a general timeline based on an expected receipt of a revised merger agreement from Latham, projected signing date and filing of a proxy statement and Schedule 13E-3 with the SEC. Following the departure of Mr. Zohar and Mr. Pass from the meeting, Mr. Maltz provided an update on the status of Torreya’s efforts, noting that while they have had discussions with various third parties, none had submitted another offer at this point in time.

On May 12, 2023, Latham sent a revised draft of the merger agreement to Goodwin. The revised draft included, among other things: (1) the cancellation with no consideration of all unvested options and restricted stock units as of the effective time of the merger, (2) requirement that Gelesis seek PureTech’s prior written consent before reducing or deferring any ordinary course payables from the date of the merger agreement to the earlier of the effective time of the merger or the termination of the merger agreement (the “Interim Period”), (3) the covenant that requires Gelesis to prepare and deliver weekly and monthly budgets to Parent in the Interim Period, (4) the covenant that requires Gelesis to use commercially reasonable efforts to obtain consents and approvals of certain third parties, including holders of certain outstanding loan and grant agreements, or make certain filings with the Italian governmental authorities in accordance with the applicable law, (5) the following new conditions to closing (a) the receipt of the consents of holders of certain outstanding promissory notes and counterparties to certain outstanding loan and grant agreements, (b) the receipt of the clearance by the Italian governmental authorities in accordance with the applicable law or the expiration of the applicable review period, and (c) the receipt of the FDA’s 510(k) clearance of Plenity for over-the-counter use, (6) the inclusion of expense reimbursement of up to $1 million to Parent by Gelesis in the event of termination of the merger agreement under certain circumstances, and (7) the inclusion of the right of Parent to change the structure of the merger transactions such that Merger Sub will merge with and into Gelesis with Gelesis continuing as the surviving corporation and the parties’ agreement to enter into an amendment to the merger agreement to effectuate such structural change.

On May 16, 2023, the Special Committee held a meeting which Mr. Maltz and representatives of Goodwin attended to discuss the revised draft of the merger agreement received from Latham.

Also on May 16, 2023, Party J and Gelesis entered into a confidential disclosure agreement. This agreement did not contain a non-solicit or standstill provision.

On May 17, 2023, representatives from Party H informed Torreya that they were not interested in pursuing a transaction with Gelesis given Gelesis’ ongoing negotiations with PureTech as disclosed in PureTech’s amendment to its Schedule 13D filed with the SEC.

Between May 18, 2023 and May 23, 2023, Goodwin and Latham shared drafts of a voting and support agreement to be signed by certain key shareholders and affiliates of Gelesis.

On May 19, 2023, the Special Committee, representatives of PureTech’s and Gelesis management teams (excluding Ms. Zohar and Mr. Zohar), Goodwin and Latham held a meeting to discuss the open items of the merger agreement and the transaction itself.

Pursuant to the terms of the engagement letter between Torreya and the Company, effective as of May 19, 2023, Torreya assigned such engagement letter to Stifel, Nicolaus & Company, Incorporated (“Stifel”) in connection with Stifel’s acquisition of Torreya, and, thereafter, Stifel provided investment banking services to the Company in lieu of Torreya.

On May 21, 2023, Goodwin shared a revised draft of the merger agreement with Latham which provided for, among other things: (1) the acceleration of any unvested options and restricted stock units, (2) the covenant that requires Gelesis to use its commercially reasonable efforts to reduce or defer any ordinary course payables in the Interim Period, (3) the covenant that requires Gelesis to prepare and deliver bi-weekly and monthly budgets to Parent in the Interim Period, (4) the removal of the new closing conditions requiring Gelesis to obtain the consent of holders of certain promissory notes and counterparties to certain outstanding loan and grant agreements and FDA’s 510(k) clearance of Plenity for over-the-counter use, (5) Gelesis’ obligation to pay the termination fee and reimbursing Parent for its expenses if the merger agreement is terminated for the failure to obtain the approval of Gelesis Stockholders, and (6) the reduction of the termination fee from $500,000 to $200,000.

On May 22, 2023, a representative from Party A informed Stifel that it was not interested in pursuing a transaction with Gelesis or progressing any due diligence on Plenity until Gelesis received over-the-counter approval from the FDA.

On May 24, 2023, representatives of Stifel held a telephonic meeting with representatives of Party D to discuss the possibility of a transaction between the parties. Party D indicated that it was interested in putting together a term sheet for a potential license or partnership agreement, but it would take approximately six weeks for Party D’s internal team to finalize a term sheet to share with Stifel and Gelesis.

On May 25, 2023, Latham shared a revised draft of the merger agreement with Goodwin which provided, among other things, (1) for the addition of three new closing conditions (a) that Gelesis shall have received a 510(k) clearance from the FDA of Plenity for over-the-counter use or Gelesis’ submission of the application thereof shall have remained under review with the FDA and Gelesis shall not have received a “not substantially equivalent letter” from the FDA or other notice identifying any major deficiencies or minor deficiencies that would not reasonably be likely to be resolved by December 31, 2023 or cost in excess of $200,000 to remediate as determined by Parent in good faith, (b) that Gelesis shall not be subject to any bankruptcy proceeding, and (c) that consents and approvals have been received from holders of certain promissory notes, (2) for the inclusion of (a) the termination right of Parent upon Gelesis’ material breach of its obligations under the no-shop or adverse board recommendation change covenants or failure of the new closing condition regarding the FDA’s 510(k) clearance, and (b) Gelesis’ obligations to pay termination fee and reimburse Parent’s expenses upon Parent’s exercise of such termination rights, and (3) the increase in the termination fee from $200,000 to $350,000.

Also on May 25, 2023, Latham shared with Goodwin drafts of a Limited Waiver to the NPA and a warrant providing for the waiver by Parent of the conditions to issuance of $350,000 aggregate principal amount of additional senior secured convertible notes and related warrants, and Gelesis issued a senior secured convertible note in the aggregate principal amount of $350,000 and issued warrants to purchase 43,133,803 shares of Company Common Stock, at an exercise price of $350,000.

On May 26, 2023, PureTech and Gelesis executed the Limited Waiver to the NPA, that certain Convertible Senior Secured Note (Third Close) and that certain Warrant (Third Closing) and PureTech wired $350,000 to Gelesis as part of the bridge financing.

Later on May 26, 2023, Dr. Chowrira informed Mr. Fonteyne that PureTech would need additional time to finalize some open points, specifically around treatment of the outstanding Gelesis promissory notes. Dr. Chowrira stated that PureTech’s board was holding a meeting on June 8th, and that they would like to target a June 9th signing date.

Additionally, on May 26, 2023, the Special Committee held a meeting with representatives of Goodwin and Mr. Maltz in attendance. Mr. Maltz confirmed receipt of $350,000 from PureTech and informed the members of the Special Committee that the promissory notes to be executed concurrently with the signing of a definitive agreement would not include warrants and if Gelesis enters into a binding definitive agreement with respect to a takeover proposal with any party other than PureTech, Gelesis would be required to pay PureTech an amount equal to 200% of the aggregate principal amount of outstanding additional notes as a prepayment penalty and such additional notes would be cancelled. Mr. Maltz also informed the Special Committee that Party D was potentially interested in a licensing arrangement with Gelesis, but not a whole company acquisition. Mr. Fonteyne provided an update on his conversation with Dr. Chowrira. The Special Committee discussed PureTech’s negotiation with the holders of Gelesis’ promissory notes and that this was a likely factor in some of PureTech’s requests for closing conditions. Mr. Maltz also noted that any delay in signing would result in Gelesis requiring additional funding from PureTech to continue its operations. Following such discussion, Goodwin summarized the latest markup of the merger agreement received from Latham and the importance of retaining Gelesis’ ability to file for bankruptcy if needed.

Also on May 26, 2023, a representative from Party G informed Stifel that it was not interested in pursuing a transaction with Gelesis based on Party G’s analysis of the investment opportunity.

On June 1, 2023, the Special Committee held a meeting with representatives of Stifel, Goodwin and Mr. Zohar in attendance. Stifel led a discussion on the status of its discussions with potential counterparties informing the members of the Special Committee that Party G and Party A informed Stifel that they will not be continuing with the process, but that Party A remained interested in a possible partnership with Gelesis. Additionally, Stifel informed the Special Committee that Party D is interested in submitting a non-binding offer for a commercial partnership, not a business combination transaction, with Gelesis. After discussion, Stifel left the meeting and the Special Committee, Goodwin and Mr. Zohar discussed the revised draft of the merger agreement received from Latham. The Special Committee indicated that they were fine with including a condition to closing relating to receipt of the consent of the holders of certain of Gelesis’ promissory notes and discussed revisions to the bankruptcy and FDA approval closing conditions to be included in Goodwin’s revised draft.

Also on June 1, 2023, representatives of Stifel held a meeting with Mr. Pass, to discuss licensing opportunities in Europe and Italy.

On June 5, 2023, Dr. Chowrira and Mr. Fonteyne discussed closing conditions in connection with the possible transaction. Dr. Chowrira expressed the view that it was important to PureTech that Gelesis move forward in the FDA approval process of Plenity for over-the-counter use. Mr. Fonteyne informed Dr. Chowrira that Goodwin would be sending a revised draft of the merger agreement later that day with some language around this condition for PureTech’s review. Additionally, Dr. Chowrira expressed concern to Mr. Fonteyne over the treatment of Gelesis’ outstanding debt, specifically the possible conversion of certain promissory notes into rollover equity of the surviving company and agreements from Equiter of payment deferrals of certain loans between Gelesis and Equiter.

Also on June 5, 2023, Goodwin shared a revised draft of the merger agreement with Latham which generally accepted Latham’s draft provided on May 25th but revised to provide for some language changes to the new closing conditions regarding FDA approval and bankruptcy.

On June 6, 2023, the Special Committee held a meeting with representatives of Goodwin and Mr. Maltz and Mr. Zohar in attendance. Mr. Fonteyne provided an update on his conversation with Dr. Chowrira and discussed with Goodwin how best to include the condition on payment deferrals of the loan with Equiter. Mr. Zohar also provided an update on the discussions with Gelesis’ creditors. The Special Committee instructed Mr. Fonteyne to discuss its feedback with Dr. Chowrira and to ask such representative to include any other revisions or requests in the next turn of the merger agreement so that the parties may finalize the agreement as soon as possible.

On June 7, 2023, Party K, a potential strategic third party who previously declined to further explore a transaction with Gelesis, held a telephonic meeting with representatives of Stifel to discuss a potential licensing or partnership agreement.

On June 8, 2023, Latham shared a revised draft of the merger agreement with Goodwin which provided for, among other things, the addition of the following closing conditions: (1) the delivery of amendments to certain Italian loan agreements, (2) the delivery of amendments to certain promissory notes providing for the conversion of the underlying debt obligations into equity of the surviving corporation of the merger transactions, (3) the receipt of the consent of noteholders of certain promissory notes regarding the assignment of such notes from Gelesis to the surviving corporation of the merger transactions, and (4) (a) except where the FDA has granted the 510(k) clearance of Plenity for over-the-counter use, Gelesis’ submission of an application thereof shall have remained under review by the FDA and the FDA shall not have completed its review cycle through the closing, and (b) Gelesis shall not have received a “not substantially equivalent letter” from the FDA or other notice identifying any major deficiencies or minor deficiencies that would not reasonably be likely to be resolved by December 31, 2023 or cost in excess of $200,000 to remediate as determined by PureTech in good faith after consultation with Gelesis.

Later that day, the members of the Special Committee and Goodwin discussed resolution of outstanding merger agreement issues. The Special Committee discussed and agreed to accept the new closing conditions included in Latham’s revised draft.

On June 10, 2023, Goodwin shared a revised draft of the merger agreement with Latham reflecting changes discussed at the June 8 Special Committee meeting.

On June 11, 2023, the Special Committee held a meeting at which Mr. Maltz, Stifel, Lincoln and Goodwin were in attendance, to consider approval of the proposed transaction with PureTech. Representatives of Stifel led a discussion on the status of their market check and discussions with third parties. Party D remained interested in a potential licensing or partnership transaction and was working to submit an offer before July 1, 2023, the expiry of the go-shop period. Representatives of Goodwin reviewed the fiduciary duties of the directors in making their determination and reviewed the material terms of the merger agreement noting that the agreement was in near final form and that Goodwin and Latham were working through final revisions of the merger agreement and the disclosure schedules. Representatives of Lincoln then presented Lincoln’s financial analysis of the proposed transaction to the Special Committee. Representatives of Lincoln, at the request of the Special Committee, then rendered Lincoln’s oral opinion to the Special Committee (which was subsequently confirmed in writing by the delivery of its written opinion, dated the same date), that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications, conditions and other matters described in its written opinion, the Merger Consideration to be received by the Gelesis Stockholders, other than holders of Excluded Shares and Dissenting Shares, in the proposed transaction was fair, from a financial point of view, to such Gelesis Stockholders, as more fully described in this proxy statement under the section titled “The Merger Agreement—Opinion of Lincoln International LLC.” After discussion, the Special Committee unanimously recommended that the Board approve Gelesis’ entry into the merger agreement for the transaction with PureTech on the terms presented at this meeting.

On June 11, 2023, Latham shared a revised draft of the merger agreement with Goodwin, which provided for, among other things, the inclusion of the termination right of Parent in the event that Gelesis exceeds by 15% or greater of the aggregate spending set forth in the bi-weekly budgets delivered to Parent in accordance with the merger agreement, and such excess is not remedied in the following bi-weekly period in the manner set forth in the merger agreement.

On June 12, 2023, the Board held a meeting with representatives of, Stifel, Lincoln, Goodwin and Mr. Maltz in attendance, to consider approval of the proposed transaction with PureTech. Representatives of Stifel provided an updated presentation regarding their market check and discussions with third parties. Party D remained interested in a potential licensing or partnership transaction and was working to submit an offer before July 1, 2023, the expiry of the go-shop period. Representatives of Goodwin reviewed the fiduciary duties of the directors in making their determination and reviewed the material terms of the merger agreement noting that the agreement was in near final form and Goodwin and Latham were working through final revisions of the merger agreement and disclosure schedules. The Chairman of the Special Committee provided the Board with a report on the process conducted by the Special Committee in its evaluation of the proposed transaction, including (i) the engagement of Lincoln, as financial advisor, (ii) the Special Committee’s consideration of the merits of the proposed transaction over the course of a number of meetings, (iii) the Special Committee’s negotiation of the terms of the merger agreement, including the consideration to be received by the stockholders holding the Unaffiliated Voting Shares, (iv) the receipt of Lincoln’s opinion, as described above, and (v) the determinations, approvals and recommendations of the Special Committee with respect to the merger agreement and the proposed transaction, as described above. Following additional discussion and consideration of the merger agreement and the other transactions contemplated by the merger agreement (including the factors described in the sections of this proxy statement entitled “Special Factors—Reasons for the Merger” and “Special Factors—Recommendation of the Board”) and the recommendation of the Special Committee, the Board unanimously adopted resolutions (i) determining that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Gelesis and its stockholders, including the stockholders holding the Unaffiliated Voting Shares, (ii) approving, adopting and declaring advisable the merger agreement, the voting and support agreement and the merger transactions, (iii) directing that the merger agreement be submitted to the Gelesis Stockholders for adoption and (iv) recommending that the Gelesis Stockholders adopt the merger agreement. Mr. Zohar was also in attendance at the meeting and voting in favor of the foregoing resolutions.

Shortly following the meeting, Parent, Merger Sub and Gelesis executed the merger agreement and Parent and Gelesis executed the voting and support agreement.

Concurrent with the signing on June 12, 2023, the Note Parties and Parent entered into Amendment No. 2 to the NPA, pursuant to which Gelesis issued a senior secured convertible note in the aggregate principal amount of $3.0 million to Parent for a cash purchase price of $3.0 million. No warrants were issued in connection with this issuance of senior secured convertible notes.

On June 13, 2023, Gelesis filed a Current Report on Form 8-K with the SEC publicly announcing the transaction.

From June 13, 2023, after the transaction was announced, and through 11:59 p.m. Eastern Time on July 1, 2023, at the direction of the Board and Special Committee, Stifel continued discussions with Party D and Party K regarding potential licensing or partnership agreements with Gelesis in compliance with the terms of the merger agreement.

On June 26, 2023, Gelesis received a deficiency letter from the FDA regarding its submission for over-the-counter clearance for Plenity and subsequently had a meeting with the FDA to clarify matters raised by the letter.

On June 28, 2023, the Note Parties and Parent entered into Amendment No. 3 to the NPA, pursuant to which the maturity date of the senior secured convertible notes issued pursuant to the NPA was extended from July 31, 2023 to March 31, 2024, unless earlier converted or redeemed.

As of the expiration of the go-shop period, Gelesis had not received any alternative proposals from other potential counterparties, including Party D and Party K. Stifel, with PureTech’s knowledge, continues to assist Gelesis in pursuing potential strategic and corporate partnership transactions, including with Parties D and K and others, and, while PureTech would have a consent right to approve any such transaction prior to closing, such transaction could be mutually beneficial to Gelesis, the unaffiliated PureTech stockholders and PureTech.

On September 20, 2023, the Note Parties and Parent entered into Amendment No. 4 to the NPA, pursuant to which, among other things, (i) the aggregate principal amount of Additional Notes issuable to Parent pursuant to the NPA was increased to $6.85 million and (ii) the Notes Issuers issued an Additional Note in the aggregate principal amount of $1.5 million to Parent for a cash purchase price of $1.5 million.

Recommendation of the Board

The Board, in consultation with financial and legal advisors and Gelesis management, evaluated the Merger Agreement and the Merger Transactions and acting upon the unanimous recommendation of the Special Committee, unanimously: (i) determined that the Merger Transactions are advisable, fair to and in the best interests of Gelesis Stockholders, (ii) approved, adopted and declared advisable the Merger Agreement, the Voting Agreement and the Merger Transactions, (iii) directed that the Merger Agreement be submitted to the Gelesis Stockholders for adoption and (iv) resolved to recommend that the Gelesis Stockholders to vote “FOR” the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

Reasons for the Merger

In the course of its deliberations and in arriving at its determination that the Merger Agreement and the Merger are fair to, advisable and in the best interests of the Company and its stockholders and its recommendation that the Gelesis Stockholders vote in favor of the Merger Proposal, the Board (including the members of the Special Committee) considered a number of factors and consulted with legal and financial advisors and Management. The following are some of the significant factors that supported the determination and recommendation of the Special Committee and the Board, acting upon the recommendation of the Special Committee (these factors are presented below in no particular order and were neither ranked nor weighted in any particular manner by the Special Committee):

•

Attractive Value. The belief that the Merger Consideration of $0.05664 in cash per share for each share of Company Common Stock represents the best value available to the Gelesis Stockholders under the current circumstances, taking into account, among other things:

•	Gelesis’ current financial condition and liquidity position, including the amount of Gelesis’ outstanding indebtedness and accounts payable;

•

Gelesis’ inability to raise capital in order for Gelesis to solve its liquidity concerns and continue to operate as an independent public company and either pursue its growth strategy or operate with a significantly reduced cost structure to preserve capital;

•	the wasting asset nature of Gelesis lead product and commercial opportunity;

•	that no other strategic opportunity has arisen to date through the process undertaken by independent investment banking firm Stifel which opportunity could be executed on the required timeline;

•	the delisting of Company Common Stock in April 2023 and resulting challenges to trading in the Company’s securities; and

•

Gelesis’ limited liquidity and likely need to commence bankruptcy proceedings or other form of liquidation in the event the Merger Agreement with Parent and Merger Sub were not entered into in a timely manner, as the Company’s debt significantly exceeds the cash on hand and liquidity prospects remain limited.

•

Best Alternative for Maximizing Stockholder Value. The Special Committee believed that the Merger Consideration of $0.05664 in cash per share of Company Common Stock was more favorable to the Unaffiliated Stockholders than the potential value that might result from other alternatives reasonably available to the Company, including, but not limited to, the continued operation of the Company on a standalone basis, including:

•

the Special Committee’s assessment, after consulting with Management, of the risks associated with continuing to operate the Company on a standalone basis, particularly in light of the Company’s cash burn and anticipated need to raise substantial amounts of capital in order to meet the Company’s future funding requirements based on the Company’s current operating plan;

•

the impact on the Company of general macroeconomic risks, including those relating to rising interest rates and inflation, and the other risks and uncertainties discussed in the Company’s public filings with the SEC;

•

the belief that after multiple rounds of negotiations with Parent, the Merger Consideration represents the highest price per share that Parent was willing to pay for the Company Common Stock and that the Merger Agreement includes the most favorable terms to Gelesis, in the aggregate, to which Parent was willing to agree, considering the negotiations between the parties; and

•

the extent of the process conducted by the Special Committee and the alternatives considered, including seeking both (1) the capital needed that would have allowed Gelesis to continue to operate as an independent public company and (2) potential strategic or financial acquirors and alternative financing and partnership arrangements and the lack of alternative proposals resulting from such process undertaken by independent investment banking firm Stifel.

•

Greater Certainty of Value. The fact that the Merger Consideration consists solely of cash, which provides certainty of value and immediate liquidity to the Gelesis Stockholders and does not expose them to any future risks related to Gelesis’ stock price or business, or the financial markets generally, as compared to remaining an independent public company, including the uncertainty of any bankruptcy proceeding;

•

Receipt of Fairness Opinion from Lincoln. The Special Committee considered the oral opinion of Lincoln rendered to the Special Committee on June 11, 2023, which was subsequently confirmed by delivery of a written opinion dated June 11, 2023, to the effect that, as of such date the Merger Consideration to be received by the Gelesis Stockholders (other than holders of Excluded Shares and Dissenting Shares) in the Merger is fair, from a financial point of view, to such Gelesis Stockholders, as more fully described below in the section of this proxy statement entitled “Special Factors—Opinion of Lincoln International LLC” beginning on page 55. In considering Lincoln’s opinion, the Special Committee was aware that Lincoln’s opinion was based on the totality of factors and analyses considered by Lincoln and on Lincoln’s judgment and experience, and that the result or implication of any one particular analysis or factor considered by Lincoln was not dispositive;

•	High Likelihood of Completion. The Special Committee considered the likelihood of completion of the Merger to be high, in light of the terms of the Merger Agreement and closing conditions, including:

•	the absence of a financing condition; and

•

the fact that the closing condition related to the accuracy of the Company’s representations and warranties, is generally subject to a Material Adverse Effect (as defined in the section of this proxy statement entitled “The Merger Agreement—Representations and Warranties—Material Adverse Effect”) qualification.

•

Opportunity to Receive Unsolicited Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal. The Special Committee considered the terms of the Merger Agreement, which grants the Company the ability to continue to engage in a market check in the go-shop period, receive unsolicited acquisition proposals and terminate the Merger Agreement to accept a superior proposal upon payment of a termination fee.

•	Other Factors. The Special Committee also considered the following as generally supportive in making its determination:

•

that the Gelesis Stockholders who do not vote to approve the Merger Agreement and who follow certain prescribed procedures are entitled to dissent from the Merger and demand payment of the “fair value” of their shares of Company Common Stock, as and to the extent provided by Delaware law;

•

that the terms of the Merger Agreement provide the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement; and

•	the fact that the Special Committee was fully informed about the extent to which the interests of the Parent and its affiliates in the Merger differ from those of the Unaffiliated Stockholders.

In the course of its deliberations, the Special Committee also considered a variety of uncertainties, risks and potentially negative factors, including:

•

that, following the completion of the Merger, the Unaffiliated Stockholders will not participate in potential further growth in Gelesis’ assets, future earnings growth or future appreciation in value of the shares of Company Common Stock;

•

the risk that the Merger Transactions may not be consummated in a timely manner or at all, and the consequences thereof, including potential loss of value to the Gelesis Stockholders, the potential negative impact on the operations and prospects of Gelesis, including the risk of loss of key personnel, and that the market’s perception of Gelesis’ prospects could be adversely affected if such transactions were delayed or were not consummated;

•

the possible effects of the pendency or consummation of the Merger, including the potential for litigation, the risk of loss or change in relationship of Gelesis and its employees, agents, customers and other business relationships;

•	the restrictions placed on the conduct of Gelesis’ business prior to the completion of the Merger pursuant to the terms of the Merger Agreement;

•	the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort Management required to complete the Merger;

•	the possibility that under certain circumstances, Gelesis may be required to pay Parent the Termination Fee as well as Termination Expense;

•	the risk involved in obtaining regulatory approvals; and

•	the risk involved in obtaining certain amendments to agreements with Gelesis’ lenders.

The Special Committee also considered the following factors relating to the procedural safeguards that the Special Committee believes were and are present with respect to the fairness of the Merger, which the Special Committee believes supports its decisions and provide assurance as to the procedural fairness of the Merger to the Unaffiliated Stockholders;

•

that, at the direction of the Special Committee, the terms of the Merger Agreement and the Merger Transactions, including the Merger, were extensively negotiated by the Special Committee and its financial and legal advisors, and were closely reviewed and scrutinized by the Special Committee;

•

that the terms of the Merger Agreement included a go shop period and the ability of the Company to receive, negotiate and, under specified circumstances, terminate the Merger agreement to accept, a Superior Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement—The Go-Shop Period—Solicitation of Other Offers”);

•

that the Special Committee made its evaluation of the Merger Agreement and the Merger based upon the factors discussed in this proxy statement and with the full knowledge of the interests of Parent and its affiliates in the Merger;

•

the Board formed the Special Committee, consisting of Paul Fonteyne, Alison Bauerlein and Jane Wildman, of the Company’s independent directors who are independent of, and not affiliated with, Parent or its affiliates, whose mandate included, among other things, consideration, review, evaluation and approval or rejection of any potential or actual proposal involving an acquisition of the Company by Parent and any other alternative proposals, including, without limitation, the Company’s continuing to operate as an independent publicly traded company;

•

that Yishai Zohar and Raju Kucherlapati had potentially conflicting interests and, therefore, (i) were excluded from the deal negotiations and (ii) a Special Committee was formed comprised of members that are not officers or employees of the Company, are not representatives of Parent or its affiliates, and are not expected to have an economic interest in the Company following the completion of the Merger;

•

that the Special Committee had the power to reject any transaction proposal from the Parent or otherwise arising out of the Special Committee’s process regardless of the wishes, the vote or objection of the Special Committee;

•

and that the Special Committee was fully aware, considered and remained vigilant about the affiliation between the chief executive officers of Gelesis and PureTech and that Dr. Kucherlapati served on the board of directors of both companies until his resignation from the Board.

After taking into account all of the factors set forth above, as well as others, the Special Committee and the Board, acting upon the recommendation of the Special Committee, each concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the Merger Transactions are advisable, fair and in the best interests of the Company and its stockholders.

The foregoing discussion of the information and factors considered by the Special Committee includes the material positive and negative factors considered by the Special Committee, but it is not intended to be exhaustive and may not include all the factors considered by the Special Committee. The Special Committee did not quantify or assign any specific weights to the various factors that they considered in reaching its determination to approve the Merger Agreement and Merger Transactions. Rather, the Special Committee reached its position and recommendations based on the totality of the information presented to, and factors considered by, them. In addition, individual members of the Special Committee each applied his or her own personal business judgment to the process and may have given differing weights to different factors. The Special Committee did not undertake to make any specific determinations as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Special Committee and the Board, acting upon the recommendation of the Special Committee, each unanimously resolved to recommend that Gelesis Stockholders, including the Unaffiliated Stockholders, approve the Merger Proposal based upon the totality of information it considered.

When considering the foregoing recommendation of the Special Committee and the Board, acting upon the recommendation of the Special Committee, that Gelesis Stockholders vote to approve the proposal to adopt the Merger Agreement, Gelesis Stockholders should be aware that some of the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Gelesis Stockholders more generally. The Special Committee and the Board were each aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that the Merger Agreement and the Merger Transactions were advisable, fair to and in the best interests of the Company and its stockholders, in reaching its decision to approve, adopt and declare advisable the Merger Agreement and the consummation of the Merger Transactions, in making its recommendation that the Gelesis Stockholders vote in favor of the Merger Proposal and in directing that the adoption of the Merger Agreement be submitted to a vote of the Gelesis Stockholders.

The explanation of the reasoning of the Special Committee and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Information.”

Position of the Company as to the Fairness of the Merger to Unaffiliated Stockholders

Under the SEC rules governing “going private” transactions, the Company is engaged in a “going private” transaction and, therefore, is required to express its position as to the fairness of the Merger to the Company’s Unaffiliated Stockholders. The Board, on behalf of the Company, is making the following statements solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Board, on behalf of the Company, on the basis of the factors described above, believes that the Merger (which is the Rule 13e-3 transaction for which a Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) is being filed with the SEC) is both procedurally and substantively fair to the Unaffiliated Stockholders. The Board did not retain an unaffiliated representative to act solely on behalf of the Unaffiliated Stockholders for purposes of negotiating the terms of the Merger Agreement. However, the Board expressly adopted the analysis of the Special Committee including the Special Committee’s consideration of the substantive and procedural fairness of the transaction, including its receipt and review of the fairness opinion provided by Lincoln and its approval of the material factors and concurrence with the conclusions set forth therein, among other factors considered, in the course of reaching its determination and recommendations discussed above under “Special Factors—Reasons for the Merger.”

Position of the PureTech Entities as to the Fairness of the Merger

Under the SEC rules governing “going-private” transactions, each of Parent and PureTech Health plc (collectively, “Puretech Entities”) is an affiliate of the Company and, therefore, is required to express its beliefs as to the fairness of the Merger to the Unaffiliated Stockholders. The PureTech Entities are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the PureTech Entities as to the fairness of the Merger should not be construed as a recommendation to any Gelesis Stockholder as to how that stockholder should vote on the Merger Proposal. The PureTech Entities have interests in the Merger that are different from, and in addition to, the Unaffiliated Stockholders.

The PureTech Entities believe that the interests of the Unaffiliated Stockholders were properly represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement on behalf of the Unaffiliated Stockholders and retained legal and financial advisors to advise the Special Committee with respect to matters relating to the Merger Agreement and the Merger. The PureTech Entities did not participate in the deliberation of the Special Committee or the Board regarding, nor did they receive advice from the legal or other advisors to the Special Committee and the Board as to, the fairness of the Merger. The PureTech Entities have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the Unaffiliated Stockholders. The PureTech Entities have not received any report, opinion or appraisal from any outside party materially related to the Merger, including any report, opinion or appraisal relating to the fairness of the Merger to the Unaffiliated Stockholders or the PureTech Entities.

Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Board discussed in the section of this proxy statement entitled “Special Factors – Reasons for the Merger” (which analysis and resulting conclusions the PureTech Entities adopt), the PureTech Entities believe that the Merger is substantively fair to the Unaffiliated Stockholders. In particular, the PureTech Entities considered the following:

•

that during the period from February 2022 through May 2023, the Company, with the help of investment banking firm Stifel, actively sought to raise capital from third parties and stockholders other than the PureTech Entities, and these efforts were unsuccessful in light of the Company’s circumstances, including its financial position and debt obligations, and the timeframe in which Gelesis needed to complete a transaction;

•

the PureTech Entities’ assessment that the Company’s only alternative to a transaction with Parent was for the Company to seek protection under the provisions of the U.S. Bankruptcy Code, and that a bankruptcy filing would result in less benefit to the Company’s stockholders, including the likelihood that they would receive no value for their equity investment;

•	the PureTech Entities’ knowledge regarding the opportunities and risks relating to the Company, including, but not limited to (in no particular order):

•	that the Company has significant upside potential but urgently requires significant additional capital and more time to possibly achieve that upside;

•

market conditions and sentiment involving companies that have recently completed a business combination with a special purpose acquisition company (“SPAC”), which contributed to the Company’s inability to raise funds in public markets and led to the Company’s liquidity problems, delisting from the New York Stock Exchange (“NYSE”) and stock price decline;

•

that since the SPAC transaction, the Company’s sole source of outside capital was notes from the PureTech Entities, notes from two other equity holders, the exercise of Company warrants and options, the issuance of Company Common Stock, commercial sales of Plenity and government grants;

•

that OTC approval of Plenity in the U.S. and regional commercial partnerships, both in the U.S. and in other geographies where Plenity is currently approved or cleared for sale or where it could receive approval in the near term, could potentially generate significant value for the Company, but the Company would require a substantial additional investment of capital in order to continue its operations and pursue this commercial path;

•

that the Merger Consideration, which is all cash and without any financing contingencies, provides the Unaffiliated Stockholders with certainty of value for their shares and eliminates the risks to the Unaffiliated Stockholders of the Company’s immediate financing needs;

•

that, to the knowledge of the PureTech Entities, the Merger is not conditioned on any financing being obtained by Parent, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the Unaffiliated Stockholders in the Merger will be received;

•

that the PureTech Entities committed in the Merger Agreement to use commercially reasonable efforts to satisfy the conditions to the Merger and to consummate the Merger Transactions as promptly as reasonably practicable;

•

that the PureTech Entities provided $10.35 million of funding in the form of senior secured convertible notes to the Company from February 2023 through June 2023, the proceeds of which were necessary for the Company to continue to fund its operations through the signing of the Merger Agreement, and are intended to allow the Company to continue to fund its operations until the Closing; and

•	the potential risks to the Company of continuing to have publicly traded common stock and warrants, including the risks of market volatility and global economic uncertainty.

The PureTech Entities further believe that the Merger is procedurally fair to the Unaffiliated Stockholders based upon, among other things, the following factors:

•

that it is a condition to the Merger under the Merger Agreement that the Merger Agreement be adopted by holders of a majority of the shares of Company Common Stock not owned, directly or indirectly, by Parent or any of its subsidiaries (including Merger Sub) or its affiliates;

•

the fact that, at the direction of the Board, the terms of the Merger Agreement and the Merger Transactions, including the Merger, were extensively negotiated by the Special Committee and its financial and legal advisors, and were closely reviewed and scrutinized by the Special Committee;

•

that the terms of the Merger Agreement included a go shop period and the ability of the Company to receive, negotiate and, under specified circumstances, terminate the Merger Agreement to accept, a Superior Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—The Go Shop Period—Solicitation of Other Offers”);

•

that the Special Committee made its evaluation of the Merger Agreement and the Merger based upon the factors discussed in this proxy statement and with the full knowledge of the interests of the PureTech Entities and their affiliates in the Merger;

•	that the Board formed the Special Committee, consisting of Paul Fonteyne, Alison Bauerlein and Jane Wildman, of the Company’s independent directors who are independent of, and not affiliated with, the

PureTech Entities or their affiliates, whose mandate included, among other things, consideration, review, evaluation and approval or rejection of any potential or actual proposal involving an acquisition of the Company by the PureTech Entities and any other alternative proposals, including, without limitation, the Company’s continuing to operate as an independent publicly traded company;

•

that the PureTech board of directors formed a transaction committee consisting of Sharon Barber-Lui and Kiran Mazumdar-Shaw, who are independent, non-executive directors of PureTech with no personal or financial interest in Gelesis, to oversee the evaluation, negotiation, financing and consummation of the Merger Transactions, that Ms. Daphne Zohar was not involved in the negotiation of the Merger Transactions and that the officers of PureTech who negotiated the Merger Transactions on behalf of the PureTech entities had no personal or financial interest in Gelesis in or the Merger Transactions;

•

that the members of the Special Committee are not officers or employees of the Company, are not representatives of the PureTech Entities or its affiliates, and are not expected to have an economic interest in the Company following the completion of the Merger;

•

that the Special Committee had the power to reject any transaction proposal from the PureTech Entities or otherwise arising out of the Special Committee’s process regardless of the wishes, the vote or objection of the Board;

•

that the Special Committee was fully aware, considered and remained vigilant about the fact that (i) Mr. Zohar, the Chief Executive Officer of the Company, is married to Ms. Zohar, the Chief Executive Officer of PureTech Health plc, (ii) that Dr. Kucherlapati served on the board of directors of both companies until his resignation from the Board on April 20, 2023 and (iii) that John LaMattina, a member of Parent’s board of directors, beneficially owns 444,939 shares of Company Common Stock and options to purchase 37,129 shares of Company Common Stock;

•	that the Board was fully informed about the extent to which the interests of the PureTech Entities in the Merger differed from those of the Unaffiliated Stockholders;

•	the fact that the Merger Agreement and the transactions contemplated thereby, including the Merger, were unanimously approved by the Special Committee and by the Board;

•

the fact that the PureTech Entities publicly disclosed their proposal to acquire the Company in a Schedule 13D/A on May 2, 2023, approximately six weeks prior to entering the Merger Agreement, and that from May 2, 2023 until the Merger Agreement was signed on June 12, 2023, no third parties contacted the Board regarding a potential acquisition of all or a portion of the Company;

•

the fact that the parties publicly disclosed the execution of the Merger Agreement on June 13, 2023 and, following such disclosure, the Company did not receive any unsolicited inquiries from any third parties regarding a potential acquisition of all or a portion of the Company; and

•

the availability of appraisal rights to Gelesis Stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their shares.

The PureTech Entities also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:

•

that, following the completion of the Merger, the Unaffiliated Stockholders will not participate in potential further growth in the Company’s assets, future earnings growth or future appreciation in value of the shares of Company Common Stock;

•

the risk that the Merger and the transactions contemplated by the Merger Agreement may not be consummated in a timely manner or at all, and the consequences thereof, including potential loss of value to Gelesis Stockholders, the potential negative impact on the operations and prospects of the

Company, including the risk of loss of key personnel, and that the market’s perception of the Company’s prospects could be adversely affected if such transactions were delayed or were not consummated;

•

the possible effects of the pendency or consummation of the Merger, including the potential for litigation, the risk of loss or change in relationship of the Company and its employees, agents, customers and other business relationships;

•	the restrictions placed on the conduct of the Company’s business prior to the completion of the Merger pursuant to the terms of the Merger Agreement;

•

the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of Company management required to complete the Merger;

•	the possibility that under certain circumstances, the Company may be required to pay Parent a termination fee as well as an expense reimbursement;

•

that the PureTech Entities’ ownership interest in the Company and status as a secured creditor of the Company would likely be considered by third parties in considering whether or not to make an unsolicited acquisition proposal;

•

the possibility that the amounts that may be payable by the Company upon the termination of the Merger Agreement, including payment to Parent of the Termination Fee, could discourage other potential acquirors from making a competing bid to acquire the Company; and

•	the fact that the exchange of shares of Company Common Stock for cash in the Merger would be a taxable transaction to U.S. holders for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered and given weight by the PureTech Entities in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The PureTech Entities did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, the PureTech Entities reached their position as to the fairness of the Merger after considering all of the foregoing as a whole. The PureTech Entities believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the Unaffiliated Stockholders. This position should not, however, be construed as a recommendation to any Gelesis Stockholder to approve the Merger Agreement. The PureTech Entities make no recommendation as to how Gelesis Stockholders should vote their shares relating to the Merger. The PureTech Entities attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the Unaffiliated Stockholders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such stockholders.

The PureTech Entities did not consider net book value, which is an accounting concept, because, in the PureTech Entities’ view, net book value is indicative of neither the Company’s market value nor its value as a going concern, but rather is an indicator of historical costs.

In their consideration of the fairness of the proposed Merger, the PureTech Entities did not appraise the assets of the Company to determine the liquidation value of the Company because, among other reasons, (i) they believe that a liquidation generally results in proceeds substantially less than the sale of a going concern, (ii) determining a liquidation value was impracticable given the significant execution risk involved in a liquidation, (iii) the PureTech Entities considered the Company a viable going concern and (iv) the Company will continue to operate its business following the Merger.

The PureTech Entities did not seek to establish a pre-Merger going concern value for the Company Common Stock to determine the fairness of the Merger Consideration to the Unaffiliated Stockholders because following the Merger, the Company will have a significantly different capital and cost structure, which will result in different opportunities and risks for the business as a private company.

Opinion of Lincoln International LLC

Summary of Opinion

The Special Committee retained Lincoln to provide an opinion to the Special Committee as to whether the Merger Consideration (as defined in the Merger Agreement) to be received by the Company Stockholders, other than holders of Excluded Shares and Dissenting Shares (as defined in the Merger Agreement), in the Merger Transactions is fair, from a financial point of view, to such Gelesis Stockholders (the “Opinion”). The Special Committee selected Lincoln because Lincoln is a reputable investment banking firm with substantial experience advising companies, including life sciences companies, boards of directors, and special committees. Lincoln, as part of its investment banking business, is continuously engaged to provide financial advisory services, including fairness opinions and valuations of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.

On June 11, 2023, Lincoln delivered its opinion to the Special Committee that, as of the date of such opinion, and subject to and based on the assumptions, limitations, qualifications, conditions and other matters set forth therein, the Merger Consideration to be received by the Gelesis Stockholders, other than holders of Excluded Shares and Dissenting Shares, in the Merger Transactions is fair, from a financial point of view, to such Company Stockholders.

Lincoln’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness of the Merger Consideration to be received by the Gelesis Stockholders, other than holders of Excluded Shares and Dissenting Shares, in the Merger Transactions, and did not address any other terms, aspects or implications of the Merger Transactions, or any agreements, arrangements or understandings entered into in connection with the Merger Transactions or otherwise (including, without limitation, the Bridge Financing (as defined below) facilities announced prior to and in conjunction with the Merger Transactions). The Opinion was authorized for issuance by the Fairness Opinion Committee of Lincoln. The summary of Lincoln’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Appendix B to this proxy statement and which describes the assumptions, limitations, qualifications, conditions and other matters considered by Lincoln in connection with the preparation of its opinion. Neither Lincoln’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, the Special Committee, the Company or any security holder as to how to act or vote on any matter relating to the Merger Transactions or otherwise. Security holders are urged to read the entire opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Lincoln in connection with the Opinion, as well as other qualifications contained in the Opinion.

In connection with rendering its opinion, Lincoln, among other things:

•	Reviewed the following documents:

•

Audited financial statements for the Company for the years ended December 31, 2021 and December 31, 2022 included in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 28, 2023;

•	The Company’s Form 10-Q filed with the Securities and Exchange Commission on May 15, 2023;

•

The financial projections for the Company for the years ending December 31, 2023 through December 31, 2028, provided to Lincoln by management (“Management”) of the Company (the “Management Projections”);

•	The Company’s equity capitalization table, dated as of June 8, 2023;

•	The Company’s redemption value calculation associated with the Research Innovation Fund equity investment put option agreement;

•

The Note and Warrant Purchase Agreement, dated as of February 21, 2023, by and among the Company, the Note Parties and PureTech Health LLC (the “Initial Investor”), as amended on May 1, 2023, and the subsequent Note and Warrant Purchase Agreement dated as of May 26, 2023 by and among the Note Parties and the Initial Investor, and the proposed draft Note and Warrant Purchase Agreement, dated as of June 10, 2023, by and among the Note Parties and the Initial Investor (collectively, the “Bridge Financing”);

•

A letter addressed to Lincoln by Management which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Lincoln by or on behalf of the Company, dated June 11, 2023;

•	A draft of the Merger Agreement, dated as of June 10, 2023; and

•	Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Lincoln by Management;

•	Discussed the business, financial outlook and prospects of the Company, as well as the terms and circumstances surrounding the Merger Transactions, with the Special Committee and Management;

•

Reviewed certain financial, stock trading and other information for the Company, and compared that data and information with certain financial, stock trading and corresponding data and information for companies with publicly traded securities that Lincoln deemed relevant, none of which is directly comparable to the Company;

•

Reviewed certain financial, stock trading and other information for the Company and the Merger Transactions, and compared that data and information with certain financial, stock trading and corresponding data and information for companies that have been subject to change of control M&A transactions that Lincoln deemed relevant, none of which is directly comparable to the Company or the Merger Transactions;

•	Performed certain valuation and comparative financial analyses that Lincoln deemed relevant, including a discounted cash flow analysis; and

•	Considered such other information and financial, economic and market criteria that Lincoln deemed relevant.

In performing its analyses and rendering the Opinion with respect to the Merger Transactions, Lincoln has, with the Special Committee’s and the Company’s consent:

•

Relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information furnished, or otherwise made available, to Lincoln, discussed with or reviewed by Lincoln, or publicly available, and Lincoln did not assume any responsibility for the independent verification of, nor independently verified, any of such information;

•	Relied upon the assurances of Management that they are unaware of any facts or circumstances that would make such information materially incomplete or misleading;

•

Assumed that the financial forecasts, including the Management Projections, provided to Lincoln by the Company were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of Management, and Lincoln relied upon the Management Projections in arriving at its Opinion, and Lincoln assumed no responsibility for and expressed no opinion on the Management Projections or the assumptions, estimates, and judgments on which such forecasts, including the Management Projections, were based, and Lincoln assumed, at the Special Committee’s direction and without independent verification, that the Management Projections will be realized in the amounts and at the times projected;

•	Relied, without independent verification, upon the assessment of representatives of the Company regarding legal, regulatory, accounting, tax and similar matters, as to which matters Lincoln understood that the Special Committee, the Board and the Company obtained advice as it deemed necessary from appropriate advisers with respect to the Merger Transactions, including whether all necessary and appropriate procedures in connection with the Merger Transactions have been duly, validly and timely taken;

•

Assumed the ability of the Company to continue as a going concern and raise additional required financing on terms acceptable to it despite its recent inability to do so, taking into account the views of Management indicating a risk of the Company not being able to continue as a going concern absent this ability to obtain such financing;

•	Assumed that the Merger Transactions will be consummated in a timely manner that complies in all respects with all applicable federal and state statutes, rules and regulations;

•

Assumed that in the course of obtaining any necessary regulatory and third-party consents, approvals and agreements for the Merger Transactions, no modification, delay, limitation, restriction, or condition will be imposed that will have an adverse effect on the Company or the Merger Transactions;

•

Assumed that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments of the Merger Transactions are true and correct, (b) each party to the Merger Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, and (c) the Merger Transactions will be consummated in accordance with the terms outlined by the Company, the Merger Agreement and other documents made available to Lincoln, without waiver, modification or amendment of any term, condition or agreement therein that is material to Lincoln’s analysis;

•

Assumed that there has been no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations, or prospects of the Company since the date of the most recent financial statements made available to Lincoln, and relied upon the assurances of Management with regard thereto;

•	Assumed that the final terms of the Merger Transactions will not vary materially from those set forth in the copies or drafts, as applicable, reviewed by Lincoln; and

•	Assumed that the final versions of all documents (including, without limitation, the Merger Agreement) conform in all material respects to the drafts reviewed by Lincoln.

Lincoln informed the Special Committee that to the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon.

Lincoln’s opinion was necessarily based on financial, economic, market and other conditions as they existed on and the information made available to Lincoln as of the date of the Opinion. Although subsequent developments may affect the Opinion, Lincoln does not have any obligation to update, revise or reaffirm the Opinion.

Lincoln did not evaluate the Company’s solvency and was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or any of its subsidiaries, nor was Lincoln furnished with any such evaluations or appraisals. Lincoln also did not express any view or opinion as to the impact of the Merger Transactions on the solvency or the viability of the Company or its ability to pay its obligations when they come due. Lincoln was not requested to, nor did Lincoln, participate in the negotiation or structuring of the Merger Transactions (or any related transaction or financing including, without limitation, the Bridge Financing). Lincoln was not requested to, nor did Lincoln, initiate any discussions with, solicit any indication of interest from, third parties with respect to the Merger Transactions, the assets, businesses or operation of the Company, or seek any alternatives to the Merger Transactions. Lincoln assumed that the terms of the Merger Transactions are the most beneficial terms, from the perspective of the Gelesis Stockholders (other than holders of Excluded Shares and Dissenting Shares) that could, under the circumstances, be negotiated among the parties to the Merger Transactions.

The Opinion (i) did not address the underlying business decision of the Board, the Special Committee, the Company or any other party to proceed with or effect the Merger Transactions or the relative merits of the Merger Transactions as compared to other transaction structures, transactions or business strategies that may be available to the Company or the effect of any other transaction in which the Company might engage, and did not address whether the Merger Consideration to be received is the best possibly attainable under the circumstances (instead, it merely stated whether the Merger Consideration to be received by the Gelesis Stockholders (other than holders of Excluded Shares and Dissenting Shares) in the Merger Transactions is within a range suggested by certain financial analyses), (ii) did not address or constitute a recommendation regarding the decision of the Company, the Board or the Special Committee to authorize the execution of any agreements relating to the Merger Transactions, or to engage in the Merger Transactions, (iii) did not constitute advice or a recommendation to the Board, Special Committee, or any security holder as to how they should act or vote with respect to any matter relating to the Merger Transactions or otherwise, or whether to proceed with the Merger Transactions or any related transaction, (iv) did not address the relative merits of the Merger Transactions as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) did not address the tax or legal consequences of the Merger Transactions to the Company, the Gelesis Stockholders, or any other party, (vi) did not address the solvency, creditworthiness or fair value of any member of the Company, the Company or any other participant in the Merger Transactions under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (vii) did not address any terms or conditions relating to the Bridge Financing or any related agreements or documents (although the financial analyses on which the Opinion is based took into account, among other things, the dilution resulting from the Bridge Financing), and (viii) only addressed the fairness from a financial point of view of the Merger Consideration to be received by the Gelesis Stockholders (other than holders of Excluded Shares and Dissenting Shares) in the Merger Transactions and did not address any other terms, aspects or implications of the Merger Transactions, or any agreements, arrangements or understandings entered into in connection with the Merger Transactions or otherwise. Lincoln expressed no opinion as to the fairness of any portion or aspect of the Merger Transactions to (i) the holders of any class of securities, creditors or other constituencies of the Company, or any other party, or (ii) any one class or group of the Company’s security holders, creditors or other constituencies vis-à-vis any other class or group of the Company’s security holders, creditors or other constituents (including, without limitation, the allocation of any Merger Consideration among or within such classes or groups of security holders, creditors or other constituents). The decision as to whether to proceed with the Merger Transactions or any related transaction depends on an assessment of various factors, some of which are unrelated to the financial analyses on which the Opinion is based.

Lincoln expressed no opinion as to what the market price or value of the stock of the Company would be after the announcement of the Merger Transactions. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Lincoln also expressed no opinion about the amount or nature of any compensation or equity arrangement to be given to the Company’s officers, directors or employees, or class of such persons, in connection with the Merger Transactions relative to the Merger Consideration in the Merger Transactions, or with respect to the fairness of any such compensation. Lincoln did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

It is understood that the Opinion was prepared for the use and benefit of the Special Committee in connection with the Merger Transactions. The Opinion may not be used or relied upon by any other person or for any other purposes and is not intended to and does not confer any rights or remedies upon any other person. As the opinion was addressed by Lincoln to the Special Committee, and as also contemplated by the engagement letter among the Company, the Special Committee and Lincoln, each of the Company and Lincoln believes that shareholders should not be able to rely on the opinion without Lincoln’s consent. Lincoln has informed the Company that it reserves the right to assert, among other things, the substance of the disclaimer regarding the ability of shareholders to rely upon the opinion, as a defense to any potential shareholder claims that might be brought against it under applicable state law. Each of the Company and Lincoln acknowledge that the ability of shareholders to rely upon the opinion would be resolved by a court of competent jurisdiction. The Company and Lincoln acknowledge that the availability or non-availability of such a defense will have no effect on the rights and responsibilities of the board of directors of Gelesis under governing state law, or the rights and responsibilities of the board or Lincoln under the federal securities laws. Lincoln has consented to the inclusion of the Opinion in its entirety and the description thereof in this proxy statement. The Opinion does not create any fiduciary duty on the part of Lincoln to the Company, the Board, the Special Committee, the Gelesis Stockholders or any other party.

The Opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger Transactions and should not be viewed as determinative of the views of the Special Committee with respect to the Merger Transactions or the Merger Consideration.

Lincoln Presentation

Lincoln delivered a presentation to the Special Committee on June 11, 2023 (the “Lincoln Presentation”). The summary of the Lincoln Presentation in this proxy statement is qualified in its entirety by reference to the full text of the Lincoln Presentation, a copy of which has been attached as an exhibit to the transaction statement on Schedule 13E-3. For further information regarding the Management Projections, see the section of this proxy statement entitled “Certain Prospective Financial Information—Unaudited Financial Forecasts”.

Neither the Lincoln Presentation nor the summary thereof and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise or any form of assurance by Lincoln as to the condition of the Company. The decision as to whether to proceed with the proposed Merger or any related transaction may depend on an assessment of factors unrelated to the financial analyses on which the Lincoln Presentation was based.

The Lincoln Presentation does not constitute an opinion of Lincoln with respect to the Merger Consideration. The Lincoln Presentation was necessarily based on financial, economic, market and other conditions as they existed and as could be evaluated by Lincoln as of the date on which Lincoln performed such analyses.

Summary of Lincoln’s Financial Analysis

Set forth below is a summary of the material financial analyses reviewed by Lincoln with the Special Committee of the Board on June 11, 2023 in connection with rendering the Opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Lincoln. The order of the analyses described, and the results of these analyses, do not represent relative importance or weight given to these analyses by Lincoln. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before June 11, 2023 and is not necessarily indicative of current market conditions.

The following summary of Lincoln’s financial analyses includes information presented in tabular format. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Several financial analyses were employed and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Each of the analyses conducted was carried out to provide a particular perspective of the Merger Consideration or the value of the Company. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute complete analyses. Considering the tables below without considering the full narrative description of Lincoln’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses. Lincoln did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support its opinion as to the fairness of the Merger Consideration. Lincoln did not place any specific reliance on any individual analysis, but concluded that all of its analyses and factors, taken as a whole, and the application of its own experience and professional judgment, supported its opinion.

Lincoln may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. Furthermore, Lincoln’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and Lincoln. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Lincoln’s analyses are inherently subject to substantial uncertainty, and Lincoln assumes no responsibility if future results are different from those forecasted in such estimates.

Discounted Cash Flow Analysis

Lincoln performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a valuation methodology used to derive an intrinsic valuation of a company by calculating the present value of its estimated future cash flows. Lincoln performed a discounted cash flow analysis of the projected unlevered free cash flows of the Company for the fiscal years ending December 31, 2023 through December 31, 2028. Lincoln defined “free cash flow” as cash generated by the Company that is available either to reinvest, service debt, or distribute to security holders. The discounted cash flow analysis was used to determine the net present value of projected unlevered free cash flows utilizing a cost of capital deemed appropriate for the discount rate. For purposes of its discounted cash flow analysis, Lincoln utilized and relied upon the Management Projections, which provided a financial forecast for the fiscal years 2023 through 2028, and other financial information provided by Management. For further information regarding the Management Projections, see the section of this proxy statement entitled “Special Factors—Background of the Merger”.

Lincoln calculated the Company’s projected unlevered free cash flows by taking earnings before interest, taxes, depreciation and amortization (“EBITDA”), estimating taxes using a 26.0% tax rate, adding back tax depreciation, and subtracting capital expenditures and changes in net working capital. Lincoln determined the net present value of the projected unlevered free cash flows using costs of capital deemed appropriate for the fiscal years 2023 through 2028 discrete cash flows and the Terminal Value (as defined below). The discount rates were selected based on the application of Lincoln’s professional judgment and experience and reflected the relative risk associated with the Management Projections as well as the rates of return that investors could expect to realize on alternative investment opportunities with similar risk profiles to the Company. Lincoln’s selected discount rates for the fiscal years 2023 through 2028 discrete period, which ranged from 32.50% to 37.50%, were based on estimated rates of return for high growth companies in a pre-IPO stage of development. The discrete discount rate range was selected giving consideration to market based and company specific risks, including the high degree of risk associated with the Company’s business model transition and the high level of growth inherent in the Management Projections. To reflect the long-term, normalized risk profile of the Company, Lincoln calculated the Company’s terminal value (the “Terminal Value”) using the Gordon Growth perpetuity formula employing (i) a terminal discount rate of 12.25% selected using a capital asset pricing model with beta and capital structure assumptions derived from the selected public companies (referenced below), and (ii) a 0.0% terminal growth rate based on the lower revenue growth expectations for the Company beyond 2028 as certain of the Company’s patents begin to expire. The Terminal Value was further discounted to present value utilizing the aforementioned range of discrete discount rates. Lincoln also benchmarked and compared the implied terminal

EBITDA and revenue multiples in respect of the Terminal Value with those observed as part of the Selected Public Companies Analysis and Selected M&A Transactions Analysis discussed below.

Based on these assumptions, Lincoln’s discounted cash flow analysis estimated an implied enterprise value range for the Company of $67.0 million to $91.0 million.

Selected Public Companies Analysis

Lincoln did not directly utilize a selected public companies analysis to estimate the enterprise value of the Company due to the business model transition the Company is currently pursuing. Management projects, as result of this transition, declining financial performance through the end of 2023 before revenue growth is projected by Management to accelerate following the Company’s contemplated over-the-counter product launch in 2024. However, Lincoln reviewed publicly available information related to the selected public companies listed below. Although none of the selected public companies is directly comparable to the Company, Lincoln identified certain public consumer weight loss and consumer health and wellness companies (none of which became public companies through a business combination with a special purpose acquisition company) and compared them to the Company, primarily in terms of their operations, geographic footprint, size, and historical and projected financial performance. Lincoln also performed comparisons across a range of financial metrics, such as revenue growth, EBITDA growth, and EBITDA margin. Lincoln analyzed the selected public companies listed below:

•	Herbalife Ltd.

•	Medifast, Inc.

•	WW International, Inc.

•	Alliance Pharma plc

•	BellRing Brands, Inc.

•	Glanbia plc

•	Smart for Life, Inc.

The tables below summarize observed historical and projected financial performance for the selected public companies and implied trading multiples of enterprise value to last 12 months (“LTM”) EBITDA and LTM revenue, in each case, as of June 9, 2023. The revenue and EBITDA projections for fiscal year 2023 for the selected public companies were derived based on certain publicly available historical financial data and equity research analyst estimates for the selected public companies.

Selected Public Companies Analysis

Enterprise Value as a Multiple of
	LTM EBITDA	LTM Revenue
Company Name
Herbalife Ltd.	5.4x	0.67x
Medifast, Inc.	3.8x	0.49x
WW International, Inc. (1)	10.9x	1.94x
Alliance Pharma plc	11.4x	2.60x
BellRing Brands, Inc.	19.2x	3.84x
Glanbia plc	10.1x	0.71x
Smart for Life, Inc. (2)	NMF	1.30x
Min	3.8x	0.49x
Mean	10.1x	1.65x
Median	10.5x	1.30x
Max	19.2x	3.84x

(1)

Enterprise Value and LTM Revenue is pro forma for the acquisition of Weekend Health in 2023. LTM EBITDA contribution from Weekend Health is assumed to be immaterial and no pro forma adjustment was made.

(2)	NMF for LTM EBITDA due to the lack of available pro forma metrics for the acquisition of Ceautamed in 2022.

	Selected Public Companies—Financial Performance
	Gelesis Holdings, Inc.	Herbalife Ltd.	Medifast, Inc.	WW International, Inc. (1)	Alliance Pharma plc	BellRing Brands, Inc.	Glanbia plc	Smart for Life, Inc. (2)	Mean	Median
Revenue Growth
2023P	-82.2%	-5.5%	-27.6%	-11.7%	12.9%	18.1%	-3.9%	NA	-2.9%	-4.7%
EBITDA Growth
2023P	NMF	-17.1%	-29.6%	-34.7%	20.3%	12.6%	6.6%	NMF	-7.0%	-5.3%
EBITDA Margin
2023P	-643.5%	11.7%	11.9%	13.8%	24.3%	18.9%	7.8%	NA	14.7%	12.9%

(1)	LTM Revenue is pro forma for the acquisition of Weekend Health in 2023. LTM EBITDA contribution from Weekend Health is assumed to be immaterial and no pro forma adjustment was made.
(2)	NMF for LTM EBITDA due to the lack of available pro forma metrics for the acquisition of Ceautamed in 2022.

Source: S&P Capital IQ, company filings, investor presentations, and Management Projections

None of the selected public companies was perfectly comparable to the Company.

Selected M&A Transactions Analysis

Lincoln also did not utilize a selected M&A transactions analysis as a direct valuation method due to similar factors as considered for the selected public companies analysis. Lincoln reviewed publicly available information related to selected mergers and acquisitions transactions listed in the table below. None of the acquisition targets that were included in the selected transactions were the result of a business combination with a special purpose acquisition company. The selection of these transactions was based on, among other things, the target company’s involvement in the consumer weight loss and consumer health and wellness sectors, the relative size of the transactions, and the availability of public information related to the selected transactions. The table below summarizes observed historical multiples of enterprise value to LTM revenue and LTM EBITDA for the target companies in the selected M&A transactions. The LTM revenue and LTM EBITDA figures for the target companies were obtained based on certain publicly available historical financial data for the selected M&A transactions.

Selected M&A Transactions Analysis

			Enterprise Value as a Multiple of
Date of Announcement	Target	Acquiror	LTM Revenue	LTM EBITDA	LTM EBITDA Margin
December 23, 2022	Nuvo Pharmaceuticals Inc.	Searchlight Pharma Inc.	1.15x	4.3x	26.7%
December 5, 2022	Mimi’s Rock Corp.	FitLife Brands, Inc.	0.62x	10.6x	5.9%
February 15, 2022	The Healthy Mummy Pty Limited	Halo Food Co. Limited	1.05x	5.5x	19.0%
July 20, 2020	ARIIX Holdings, LLC	New Age Beverages Corporation	1.51x	16.7x	9.1%
December 10, 2018	Nutrisystem, Inc.	Tivity Health, Inc.	1.94x	15.2x	12.8%
October 11, 2018	SlimFast/Health and Nutrition Systems	Glanbia plc	1.65x	14.6x	11.3%
December 22, 2016	BioGanix Ltd.	Relevium Technologies Inc.	1.11x	3.4x	32.5%

Source: S&P Capital IQ, company filings

No company or transaction utilized in the selected M&A transactions analysis was perfectly comparable to the Company or the Merger Transactions.

Summary of Selected Public Companies / Selected M&A Transactions Analyses

As previously discussed, Lincoln did not utilize a market approach as a direct valuation method but did benchmark and compare the implied terminal EBITDA and revenue multiples from the Discounted Cash Flow Analysis with the observed multiples of the selected public companies and selected M&A transactions by taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies and selected M&A transactions, including, but not limited to, the size of the Company on a revenue and EBITDA basis, historical, estimated and projected EBITDA margins compared to the selected public companies, and historical, estimated and projected revenue and EBITDA growth compared to the selected public companies.

Summary of Analysis

Lincoln estimated a range of implied enterprise values for the Company derived from its discounted cash flow analysis of $67.0 million to $91.0 million.

Lincoln then calculated a range of estimated aggregate implied equity values of the Company by adding in the below Management provided adjustments, resulting in a range of estimated aggregate implied equity values for the Company of $3.5 million to $28.5 million.

	Enterprise Value Adjustments ($ in millions)
	Low	High
Present Value of NOL Tax Benefits	$5.4	$6.4
Value Added Tax Receivable	2.1	2.1
Present Value of Tax Affected Grant Income & Receivables	5.5	5.6
Present Value of Amortization Tax Benefits	0.5	0.6
Cash & Equivalents	3.1	3.1
Notes Payable	(33.8)	(33.8)
Notes Payable Accrued Interest	(0.4)	(0.4)
Convertible Notes	(30.0)	(30.0)
Convertible Notes Accrued Interest	(2.5)	(2.5)
One SRL Remaining Payment (1)	(2.7)	(2.7)
RIF Redemption Value (2)	(10.8)	(10.8)

(1)	The remaining IP purchase payment owed to One SRL.
(2)	The put option associated with the Research Innovation Fund (“RIF”) minority interest in the Company’s Italian entity.

Lincoln then divided the range of estimated aggregate implied equity values by the number of shares of Company Common Stock outstanding which, after adjusting the Management calculated 61,794,267 shares outstanding for all outstanding warrants, options and restricted stock units using the treasury stock method, was 142,829,097 fully diluted shares on the low end and 273,082,492 fully diluted shares on the high end as of June 8, 2023, resulting in a range of estimated aggregate implied equity values for the Company of $0.02 to $0.10 per share of Company Common Stock. Lincoln then compared such range to the Merger Consideration of $0.06 per share.

Miscellaneous

Other than in connection with The Opinion, no other fees have been paid to Lincoln and its affiliates by any party to the Merger Transactions during the two years prior to the date of the Opinion, nor is any compensation mutually understood to be contemplated. Lincoln received customary fees from the Company for its services, in the amount of $300,000, $150,000 of which was paid upon Lincoln’s retention, and the balance of which was paid upon Lincoln’s delivery of the Opinion in written form. No portion of Lincoln’s fee was contingent upon either the conclusion reached therein or the consummation of the Merger Transactions. In addition, the Company agreed to indemnify Lincoln and certain related parties against certain liabilities, and to reimburse Lincoln for certain expenses, arising in connection with or as a result of Lincoln’s engagement. Lincoln and its affiliates provide a range of investment banking and financial services and, in that regard, Lincoln and its affiliates may in the future provide investment banking and other financial services to the Company or PureTech and each of their affiliates, for which Lincoln and its affiliates would expect to receive compensation.

Certain Prospective Financial Information

Gelesis does not as a matter of course make public long-term forecasts as to future sales, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. As a result, Gelesis does not endorse the financial projections for Gelesis for the years ending December 31, 2023 through December 31, 2028 as a reliable indication of future results. However, as described in the section of this proxy statement entitled “Special Factors–Background of the Merger” in this proxy statement, in connection with the Merger, Gelesis’ management prepared the Management Projections set forth below, which Gelesis made available and utilized in connection with the Merger. Specifically, the Management Projections were reviewed by the Board in November 2022 and provided to and considered by the Special Committee in April 2023 in connection with its evaluation of the Merger. On May 8, 2023, a formula error was identified in the Management Projections. Such error only related to a reconciliation of Net Income to Adjusted EBITDA and had no impact on any of the financial projection numbers, which was then shared with the Special Committee and the Board in connection with the Special Committee’s subsequent review of the Opinion. In addition, the Management Projections were provided to Lincoln, and with the consent of the Special Committee, Lincoln used, and relied upon, the Management Projections in connection with its financial analyses and opinion described in the section of this proxy statement entitled “Special Factors–Opinion of Lincoln International LLC” in this proxy statement. The Management Projections were also made available to PureTech prior to signing the Merger Agreement.

The inclusion of this information should not be regarded as an indication that Gelesis or its advisors or other representatives or any other recipient of this information (including Lincoln) considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary forecasts set forth below should not be relied on as such. The Management Projections are not being included in this proxy statement in order to influence any Gelesis Stockholder to vote in favor of the Merger or any proposal. The Management Projections may differ from publicized analyst estimates and the Management Projections and, in each instance, do not take into account any events or circumstances after the date they were prepared, including the announcement of the Merger.

The Management Projections were prepared solely for internal use, are subjective in many respects and were based solely upon information available to Gelesis’ management at the time of their preparation.

Although presented with numeric specificity, the Management Projections reflect estimates and assumptions (discussed below) that were deemed to be reasonable as of the respective dates the estimates and assumptions were made, but are inherently uncertain and may be beyond the control of Gelesis’ management. The Management Projections were prepared by Gelesis’ management based on certain estimates and assumptions with respect to general business, economic, competitive, regulatory and other market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Gelesis’ control. As a result, there can be no assurance that any of the Management Projections accurately reflect future trends or accurately estimate the future market for Gelesis’ products and product candidates. All assumptions made in preparing the Management Projections continue to reflect Gelesis’ management’s views of Gelesis’ future performance other than the assumption that Gelesis would receive over-the-counter clearance for Plenity before the end of fiscal year 2023 (as described below). Given the feedback received from the FDA in its June 2023 deficiency letter, Gelesis’ management does not expect to obtain over-the-counter clearance by December 31, 2023. The major and minor deficiencies identified in the FDA Letter are expected to cost in excess of $200,000 to remediate and an indeterminate time period beyond December 31, 2023, to do so, which, under the Merger Agreement, constitutes a “Burdensome Event.” Upon the occurrence of a Burdensome Event, Parent may terminate the Merger Agreement. The Company continues to work with the FDA to address such deficiencies. The Company provides Parent with regular updates regarding the status of the Company’s 510(k) submission and plans to seek a waiver from Parent in connection with the closing condition related to the 510(k) submission and approval. If Parent chooses to terminate the Merger Agreement in the event of a Burdensome Event, there is no guarantee the Company will be able to find an alternative transaction on a timeline sufficiently fast to enable the Company to fund its operations and there is a possibility the Company will have to file for bankruptcy shortly following any such termination.

Assumptions underlying the Management Projections consist of the following:

•	The Management Projections assume Gelesis’ continued operation as a stand-alone, publicly traded company, and therefore do not give effect to the Merger or any changes of Gelesis’ operations or strategy that may be implemented following the consummation of the Merger or to any costs incurred in connection with the Merger, including the potential synergies that may be achieved by the combined company as a result of the Merger or the effect of any business or strategic decision or action that has been or will be taken as a result of the execution of the Merger Agreement.

•

The Management Projections assume that Gelesis would be fully funded for calendar years 2023 to 2025, through a combination of equity issuances, debt financings, strategic collaborations and licensing arrangements, government grants, or other financing mechanisms, including a potential acquisition or merger transaction. The exact sources, form and capitalization structure were not factors when these projections were made.

•

The revenue forecast takes into account Gelesis management’s assessment of general market conditions, individual customers’ purchasing expectations, the existing pipeline of potential customers and planned programs with partners, and the size of the markets and customer opportunity that could be addressed by existing products. The following key assumptions were developed by Gelesis management in preparation of the revenue forecast:

•

Approval by the FDA to change the classification of Plenity in the U.S. from prescription-only to available over-the-counter before the end of fiscal year 2023. Gelesis management assumed Gelesis commences significant selling and marketing activities during the fourth quarter of 2023 following such authorization, with an anticipated ramp-up in revenues from Plenity commencing in the first quarter of 2024.

•

Revenue growth from Plenity can be achieved through the consistent acquisition of new customers as well as volumes from existing customers reordering the product, which was based on approximate historical retention rates.

•

The Company will launch Plenity over-the-counter in the U.S. during the first quarter of 2024, that the Company will ramp up U.S. over-the-counter sales throughout the first 12 months of active over-the-counter marketing campaigns and that over-the-counter sales will peak in approximately 5 years from launch.

•

Projected cost of goods sold were based primarily on Gelesis management’s estimate of the planned commercial product configuration, cost of materials, labor, overhead and depreciation of capital equipment utilized in the manufacturing process. Gelesis management also considered the potential impact of economies of scale that could be realized from increased levels of manufacturing production in future years.

•

Projected sales and marketing expenses were estimated following a review of resources needed to execute general marketing-related projects and the anticipated cost of acquiring new customers through media channels. Gelesis management considered the impact an over-the-counter classification of Plenity would have on the cost of acquiring new customers and the additional commercial access that would be available as an over-the-counter product in future years, as well as the benefits of increased brand awareness among consumers.

•

Gelesis management also assumed that growth in its general and administrative expenses would be consistent with historical rates, adding headcount as appropriate for the expected growth in revenues and include merit increases for its staff consistent with Gelesis’ historical practice.

•

Projected EBITDA improvements are primarily based on assumptions that product gross margin will improve with Gelesis’ continued efforts to reduce product cost, and that Gelesis will also be able to leverage overheads and operating expenses as revenues grow.

•

Projected capital expenditures were estimated based on Gelesis’ current manufacturing capacity and projected demand, with estimates consistent with Gelesis’ historical manufacturing capabilities of its capital equipment and needs to support its engineering programs. Projected working capital needs were calculated based on anticipated milestone and payment terms consistent with historical terms.

The Management Projections reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Gelesis can give no assurance that the Management Projections and the underlying estimates and assumptions will be realized or that future actual financial results will not materially vary from those estimated in the Management Projections.

In addition, the Management Projections are inherently forward-looking and cover multiple years, and such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Management Projections to be inaccurate include, but are not limited to, risks and uncertainties relating to Gelesis’ business and execution, industry performance, the regulatory environment, and general business and economic conditions, the timing and result of the FDA’s review of Gelesis’ submission of K230133/S001 and other matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Information” in this proxy statement and other risk factors referenced in this proxy statement and as set forth in Gelesis’ reports filed with the SEC.

The Management Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Gelesis’ management, were prepared on a reasonable basis, reflect the best estimates and judgments then available, and present, to the best of Gelesis’ management’s knowledge and belief, the then-expected course of action and financial performance of Gelesis. Neither Gelesis’ independent registered public accounting firm nor any other independent accountants have compiled, examined, or performed any procedures with respect to the Management Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Management Projections. The report of the independent registered public accounting firm of Gelesis contained in its Annual Report on Form 10-K for the year ended December 31, 2022 relates to historical financial information of Gelesis, and such report does not extend to the Management Projections included below and should not be read to do so. The Management Projections set forth in this proxy statement have been prepared by, and are the responsibility of, Gelesis’ management.

Furthermore, the Management Projections do not take into account any circumstances or events occurring after the date they were prepared. Gelesis can give no assurance that, had the Management Projections been prepared either as of the date of the Merger Agreement or as of the date of this proxy statement, similar estimated and assumptions would be used. Except as required by applicable securities laws, Gelesis does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Management Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the Merger Transactions under GAAP, or to reflect changes in general economic or industry conditions.

The Management Projections were prepared prior to the execution of Amendment No. 2 to the NPA and do not take into account Amendment No. 2 nor Amendment No. 1 to the NPA, any other financing which Gelesis might receive in connection with the Merger, or the effect on Gelesis of any possible failure of the Merger to occur. None of Gelesis or its affiliates, officers, directors, advisors, or other representatives or any other person (including Lincoln) have made, make or are authorized in the future to make, any representation to any Gelesis Stockholder or other person regarding Gelesis’ ultimate performance compared to the information contained in the Management Projections or that the forecasted results will be achieved. The inclusion of the Management Projections should not be deemed an admission or representation by Gelesis, its advisors or any other person (including Lincoln) that the Management Projections are viewed as material information of Gelesis, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Management Projections included below is not being included to influence your decision whether to vote to approve the Merger or any other matter for which Gelesis is soliciting proxies from the Gelesis Stockholders, but is being provided solely because certain of such information was among the financial information made available to and utilized with the Special Committee’s and the Board’s respective evaluation of the Merger.

In light of the foregoing, and considering the uncertainties inherent in any forecasted information, Gelesis Stockholders are cautioned not to place undue, if any, reliance on the Management Projections, and Gelesis urges all Gelesis Stockholders to review Gelesis’ most recent SEC filings for a description of Gelesis’ reported financial results. See the section of this proxy statement entitled “Where You Can Find More Information” for more information.

Unaudited Financial Forecasts

The following table summarizes Gelesis’ management’s Management Projections:

	Calendar Year Ended
($ in thousands)	2023E	2024E	2025E	2026E	2027E	2028E
Revenue, Net	$4,593	$44,679	$113,267	$189,645	$274,933	$373,413
Gross Profit	$1,832	$22,214	$69,030	$116,978	$167,756	$232,211
Operating Expenses	$35,937	$64,174	$83,982	$104,470	$132,853	$164,494
Operating Income (Loss)	$(33,937)	$(41,960)	$(14,952)	$12,507	$34,902	$67,717
Non-Operating Expenses (Income)	$4,198	$152,411	$(75,641)	$(260,873)	$(448,775)	$2,657
GAAP Net Income (Loss)	$(38,136)	$(42,112)	$(14,877)	$12,768	$35,351	$65,059
EBITDA(1)	$(29,556)	$(34,668)	$(4,700)	$26,931	$53,443	$91,148
Adjusted EBITDA	$(22,256)	$(27,142)	$1,830	$31,590	$57,853	$93,125
Capital Expenditures	$(1,317)	$(668)	$(4,719)	$(16,874)	$(16,909)	$(4,807)
Net Cash Flows Provided by (used in) Operating Activities	$(25,455)	$(26,141)	$(3,531)	$21,226	$41,857	$109,221

(1)

The Management Projections included Adjusted EBITDA. For purposes of its valuation analyses, Lincoln calculated EBITDA by reducing the Adjusted EBITDA provided by Gelesis management and approved by the Board and Special Committee for the stock-based compensation expense, grant income and, for fiscal year 2028, provision for income taxes after net operating losses.

In addition, Lincoln utilized and relied upon the risk-adjusted unlevered free cash flows for fiscal years 2023 through 2028 in its discounted cash flow analysis, which were calculated solely based on the Management Projections provided by Gelesis management and approved for Lincoln’s use by the Special Committee and the Board. The following is a summary of the risk-adjusted unlevered free cash flows, which were calculated and presented in Lincoln’s materials as earnings before interest expenses, and amortization, less tax expense, plus tax depreciation, less capital expenditures, less changes in net working capital, based on the Management Projections.

	Calendar Year Ended
	2023E	2024E	2025E	2026E	2027E	2028E
Net Cash Flows Provided by (used in) Operating Activities	$(25,455)	$(26,141)	$(3,531)	$21,226	$41,857	$109,221
Capital Expenditures	$(1,317)	$(668)	$(4,719)	$(16,874)	$(16,909)	$(4,807)
Interest Expense	$5,344	$1,287	$1,059	$867	$673	$482
Unlevered Net Cash Flows Provided by (used in) Operating Activities(1)	$(21,429)	$(25,522)	$(7,193)	$5,220	$25,621	$104,896
Risk Adjusted Unlevered Free Cash Flow(2)	$(36,274)	$(31,912)	$(12,588)	$(3,775)	$10,525	$82,586

(1)

For purposes of Lincoln’s discounted cash flow analysis described in the section of this proxy statement entitled “Special Factors–Opinion of Lincoln International LLC”, Lincoln calculated the Unlevered Net Cash Flows Provided by (used in) Operating Activities by subtracting capital expenditures and adding interest expense to the Management Projections of Net Cash Flows Provided by (used in) Operating Activities.

(2)

For purposes of Lincoln’s discounted cash flow analysis described in the section of this proxy statement entitled “Special Factors–Opinion of Lincoln International LLC”, Lincoln further calculated the Risk Adjusted Unlevered Free Cash Flow, as presented in Lincoln’s materials and described above, by adding to the Unlevered Net Cash Flows Provided by (used in) Operating Activities, the stock-based compensation expense, the fair value of convertible notes, grant and other receivables, deferred grant income, cash tax differential and VAT receivable.

In light of the foregoing factors and uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the Management Projections.

Important Information Regarding the Management Projections

Each of Adjusted EBITDA and Risk Adjusted Unlevered Free Cash Flow contained in the Management Projections above are a “non-GAAP financial measure,” which is a financial performance measure that is not calculated in accordance with GAAP. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Lincoln for purposes of its opinion or by the Special Committee or the Board in connection with their respective evaluations of the Merger. Accordingly, Gelesis has not provided a reconciliation of the financial measures included in the unaudited financial forecasts to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Gelesis may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

GELESIS DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE UNAUDITED FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE OF THE MERGER AGREEMENT OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED FINANCIAL FORECASTS ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Purpose and Reasons of Gelesis for the Merger

Gelesis’ purpose for engaging in the Merger is to enable its stockholders to receive the Merger Consideration, which represents a premium of approximately 277.6% to the closing price of Company Common Stock on June 12, 2023, the last trading day prior to the date of the Merger Agreement. The Board believes that the Merger provides the best opportunity to maximize stockholder value. Gelesis has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Board described in detail above under the section of this proxy statement entitled “Special Factors—Reasons for the Merger” beginning on page 46.

Purpose and Reasons of the PureTech Entities for the Merger

Under the SEC rules governing “going-private” transactions, each of the Puretech Entities is an affiliate of the Company and, therefore, is required to express its reasons for the Merger to the Unaffiliated Stockholders, as defined in Rule 13e-3 of the Exchange Act. The PureTech Entities are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the PureTech Entities, the primary purposes of the Merger are to allow Parent to avoid the costs and uncertainties of a bankruptcy filing by the Company (including, without limitation, the adverse impact that such filing would likely have on the Company’s ongoing operations and employees), to protect Parent’s position as the senior secured debtholder of the Company, to realize potential long-term value of the Company, to continue the commercialization efforts for Plenity, a product which Parent believes has an important place in the market for patients due to its safety and tolerability profile and comparative affordability and to operate the Company as a private company. If the Merger is completed, the Company will become a wholly-owned subsidiary of Parent. The PureTech Entities believe that it is best for the Company to operate as a privately held company in order to allow the Company greater operational flexibility and to focus on its business objectives without the constraints and distractions caused by the additional time and expense of operating as a public reporting company, the Company’s liquidity problems and the public equity market’s valuation of Company Common Stock. Moreover, the PureTech Entities believe that the Company’s future business prospects can be improved through the active participation of Parent in the Company’s management and strategic initiatives. The PureTech Entities believe that structuring the transaction as a merger is preferable to other transaction structures, because it (1) will enable Parent to acquire all of the shares of Company Common Stock at the same time, (2) will allow the Company to cease to be a publicly registered and reporting company and (3) represents an opportunity for the Unaffiliated Stockholders to receive the Merger Consideration in cash, without interest and less any applicable withholding taxes, subject to and in accordance with the terms and conditions of the Merger Agreement.

The PureTech Entities considered purchasing the U.S. assets of the Company through a voluntary bankruptcy court process in the event the Company initiated a bankruptcy process. However, because of the uncertainty of a bankruptcy process, the time and potential cost associated with a Gelesis bankruptcy and the PureTech Entities’ desire to secure the continuity of the Company’s operations, the PureTech Entities decided that the Merger is the most efficient and effective way to acquire the Company.

Plans for the Company After the Merger

Following the completion of the Merger, the PureTech Entities anticipate that the Company will continue its current operations substantially as they are currently being conducted in all material respects, except that the Company will be an indirect wholly-owned subsidiary of Parent rather than an independent public company. Following the completion of the Merger, the registration of the Company Common Stock under the Exchange Act and the Company’s reporting obligations under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the Merger, Company Common Stock will no longer be traded over-the-counter, and price quotations will no longer be available for Company Common Stock. The Company will no longer be subject to the obligations and constraints or the related direct and indirect costs associated with having publicly traded equity securities.

Following the Merger, the PureTech Entities intend to seek (i) collaborations for the continued commercialization of Plenity and (ii) additional funding for the Company from external investors. The PureTech Entities are currently conducting a review of the Company and its business and operations with a view towards determining how to position the Company for growth and success as a private company (including by reducing the Company’s costs and expenses following the Merger), and expect to complete such review following completion of the Merger. The PureTech Entities expressly reserve the right to make any changes they deem appropriate in light of such review or in light of future developments.

At the Effective Time, (i) the managers of Merger Sub immediately prior to the Effective Time will be the managers of the Surviving Company and (ii) the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal.

As of the date of this proxy statement, other than the Merger and except as described above or elsewhere in this proxy statement, the PureTech Entities have no current intentions, plans, proposals or negotiations that would relate to or result in any of the following:

•	an extraordinary corporate transaction following the consummation of the Merger involving the Company’s corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; or

•	any other material changes to the Company’s corporate structure or business.

Certain Effects of the Merger

If the Merger Proposal is approved, and all the conditions to the Closing are satisfied or waived, Gelesis will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Parent. As a result of the Merger, Gelesis will cease to be a publicly traded company and you will not own any of the shares of the capital stock of the Surviving Company. Upon the completion of the Merger, the Company Common Stock will cease trading on the OTC Market and will be deregistered under the Exchange Act, the Public Warrants are intended to be deregistered under the Exchange Act and neither we nor the Surviving Company will file periodic reports with the SEC on account of the Company Common Stock, Public Warrants or otherwise. If the Merger is not completed, Gelesis will remain a stand-alone independent publicly traded company, the Company Common Stock will continue to be traded on the OTC Market and Gelesis Stockholders will remain Gelesis Stockholders.

The Merger Agreement further provides that from the date of the Merger Agreement to the seventh business day prior to the Special Meeting of the Gelesis Stockholders, Parent has the right, but not obligation, to determine to change the structure of the Merger, such that Merger Sub will merge with and into Gelesis, with Gelesis continuing as the Surviving Company and a wholly owned subsidiary of Parent, and upon such determination, the parties will enter into an amendment to the Merger Agreement to effectuate such structural change.

Treatment of Gelesis Warrants

At or immediately prior to the Effective Time, the CMS Warrant will, in accordance with the terms of the CMS Warrant Agreement, automatically and without any required action on the part of the holder thereof, cease to represent a warrant exercisable for 400,000 shares of Company Common Stock and be exchanged for an amount equal to 400,000 multiplied by the difference between (i) the Merger Consideration and (ii) the $0.01 exercise price per share, or total aggregate consideration equal to $18,656.

At or immediately prior to the Effective Time, each outstanding One S.r.l. Warrant will, in accordance with the terms of the One S.r.l. Warrant Agreement, automatically and without any required action on the part of the holder thereof, cease to represent a warrant exercisable for share of Company Common Stock and be exchanged for, with respect to each share of Company Common Stock underlying such One S.r.l. Warrant, an amount of consideration equal to $0.01, based on the difference of (i) $1.46 minus (ii) the $1.45 exercise price per share. The parties to the Merger Agreement agreed that $1.46 represents the Gross Consideration (as defined in the One S.r.l. Warrant) in respect of such Warrant.

At or immediately prior to the Effective Time of the Merger, each PureTech Warrant will be canceled automatically and will cease to exist, and no consideration will be paid in exchange therefor.

At or immediately prior to the Effective Time, each Gelesis Warrant will automatically and without any required action on the part of the holder thereof, cease to represent a Gelesis Warrant exercisable for one share of

Company Common Stock and become a warrant of the Surviving Company exercisable for the Merger Consideration that such holder would have received if such warrant had been exercised immediately prior to the Effective Time. If a registered holder thereof properly exercises the Gelesis Warrant within thirty (30) days following the public disclosure of the consummation of the Merger, the Warrant Price (as defined in the Gelesis Warrant Agreement) will be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the Warrant Price (as defined in the Gelesis Warrant Agreement) in effect prior to such reduction minus (ii) (A) the Merger Consideration minus (B) the Black-Scholes Warrant Value (as defined in the Gelesis Warrant Agreement). The result of such reduction in the Warrant Price is that the holder thereof shall have the opportunity to receive the Black-Scholes Warrant Value with respect to such Gelesis Warrant, which would have been equal to less than $0.01 per Public Warrant as of the close of trading on June 12, 2023. In order to receive such Black-Scholes Warrant Value, the holder of such Gelesis Warrant shall be required to validly exercise such Gelesis Warrant, including, the payment of Warrant Price in cash or, to the extent permitted or the Company elects to so require under the Warrant Agreement, the exercise of such Gelesis Warrant on a cashless basis in accordance with the terms of the Gelesis Warrant Agreement.

At the Effective Time, each Legacy Warrant, other than Legacy Warrants owned by Parent, will be deemed to have been exercised immediately prior to the consummation of the Merger and will entitle the holder thereof to receive an amount equal to the number of Legacy Warrants held by such holder multiplied by the difference between (i) the Merger Consideration and (ii) the $0.02 exercise price per share. After such deemed exercise, each such Legacy Warrant shall have no further force or effect.

Treatment of Promissory Notes

In July and August 2022, the Company issued an aggregate of $25.0 million in principal amount of 2022 Notes to certain of its existing investors, of which $15.0 million in principal amount was issued to Parent. On February 21, 2023, Parent and the Notes Issuers entered into the NPA, pursuant to which the Company issued an aggregate of $11.85 million in principal amount of Notes to Parent. See “The Note and Warrant Purchase Agreement.”

At the Effective Time, all outstanding 2022 Notes and all Notes issued to Parent pursuant to the NPA will be assumed by the Surviving Company.

Treatment of Outstanding Company Options and Company RSU Awards

Under the Merger Agreement, each outstanding Company RSU Award, whether vested or unvested, automatically and without any action on the part of any holder thereof, will be fully accelerated as of immediately prior to the Effective Time and canceled and converted as of the Effective Time into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (i) the number of shares of Company Common Stock underlying such Company RSU Award, multiplied by (ii) the Merger Consideration.

In addition, under the Merger Agreement, each outstanding unexercised Company Option, whether vested or unvested, automatically and without any action on the part of any holder thereof, will be canceled at the Effective Time without payment of any consideration therefor.

Equity Interests of Gelesis Executive Officers and Directors

The table below sets forth information regarding the number of outstanding Company RSUs held as of June 30, 2023, by each of the individuals who are, or were at any point after January 1, 2022, Gelesis’ executive officers or non-employee directors, and the value of such Company RSU Awards based on a per share Gelesis stock price of $0.05664, which is the Merger Consideration. The number of Company Options held by each such individual has been excluded from the table below because they have exercise prices that are greater than the Merger Consideration and will be canceled for no consideration at the Effective Time.

Name	Number of Company RSUs Held	Value of Company RSUs
Executive Officers
Yishai Zohar	1,349,697	$76,446
David Pass, Pharm. D.	483,219	$27,370
Elliot Maltz, CPA (1)	431,975	$24,467
Alessandro Sannino, Ph.D.	68,966	$3,906
David Abraham (2)	—	$—
Non-Employee Directors
Alison Bauerlein	51,095	$2,894
Dominic Perks (3)	49,270	$2,791
Kathryn Cavanaugh	48,814	$2,765
Clayton Christopher	49,270	$2,791
Paul Fonteyne	53,832	$3,049
Raju Kucherlapati, Ph.D. (4)	50,639	$2,868
Jane Wildman	50,182	$2,842

(1)	Mr. Maltz resigned from all positions he held with the Company, effective August 15, 2023.
(2)	Mr. Abraham ceased serving as Gelesis’ General Counsel on September 30, 2022.
(3)	Mr. Perks resigned from the Board on April 15, 2023.
(4)	Dr. Kucherlapati resigned from the Board on April 20, 2023.

Severance Arrangements

Each of Yishai Zohar, David Pass, and Elliot Maltz are party to employment agreements with Gelesis which provide that in the event such Gelesis executive officer is terminated by Gelesis without “cause” (as defined in each agreement) or the Gelesis executive officer resigns for “good reason” (as defined in each agreement), subject to the Gelesis executive officer’s execution of a release of claims in favor of Gelesis and its affiliates, the Gelesis executive officer is entitled to receive (i) base salary continuation for twelve months following his termination date (subject to continued compliance with applicable restrictive covenant provisions), and (ii) subject to his copayment of premium amounts at the applicable active employees’ rate and proper election of group health plan continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), monthly payments equal to the monthly employer contribution that Gelesis would have made to provide health insurance to the Gelesis executive officer if he had remained employed by Gelesis until the earliest of (A) the twelve-month anniversary of his date of termination, (B) his eligibility for group health plan benefits under any other employer’s group health plan, or (C) the cessation of his COBRA continuation rights. The employment agreements further provide that, in the event of a termination of the executive officer’s employment by Gelesis without cause or by his resignation for good reason within twelve months after a “change in control” (as defined in each employment agreement), subject to the executive officer’s execution of a release of claims in favor of Gelesis and its affiliates, in addition to the severance payments and benefits set forth in the preceding sentence, all unvested Company Options and Company RSU Awards held by the executive officer will immediately accelerate and become fully exercisable or nonforfeitable as of his date of termination.

On July 6, 2023, Mr. Maltz resigned from all positions he held with the Company, effective August 15, 2023. In connection with Mr. Maltz’ separation, the Company provided that Mr. Maltz’ outstanding unvested Company RSU Awards will remain outstanding and vest immediately prior to the Effective Time, contingent on the Effective Time occurring on or prior to December 31, 2023. No severance (other than such acceleration of unvested Company RSU Awards) was paid to Mr. Maltz in connection with his resignation.

Share Ownership

As of the close of business on [●], 2023, the Record Date for the Special Meeting, our executive officers and non-employee directors beneficially owned in the aggregate, [●] shares of Company Common Stock, representing approximately [●]% of our outstanding shares of Company Common Stock. Additional details of the voting interests of our directors and executive officers are described in the section of this proxy statement entitled “Other Important Information Regarding the Company—Security Ownership of Certain Beneficial Owners and Management” beginning on page 181.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, Gelesis’ directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section of this proxy statement entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 109 for a description of such ongoing indemnification and coverage obligations.

Certain Effects of the Merger for Parent

Following the Effective Time, Parent will own all of the outstanding equity interests of the Surviving Company of the Merger and be the sole beneficiary of future earnings, growth and value, and will be the only one entitled to vote on corporate matters affecting the Surviving Company.

Following the Effective Time, the Company Common Stock will cease trading on the OTC Market and will be deregistered under the Exchange Act. Additionally, following the Effective Time, the Public Warrants are intended to be deregistered under the Exchange Act. For further information, see the section of this proxy statement entitled “Special Factors—Plans for the Company After the Merger” beginning on page 70. As such, the Surviving Company will be relieved of the requirements applicable to public companies, including the pressure to meet analyst forecasts and the requirements and restrictions on trading that directors, officers and beneficial owners of more than 10% of the shares of common stock face as a result of the provisions of Section 16 of the Exchange Act. Gelesis will also be relieved of the obligation to separately prepare and furnish information to its stockholders. Parent will benefit from any regulatory compliance cost savings realized by the Surviving Company after it becomes a private company.

The primary detriments of the Merger to Parent include the fact that all of the risk of any possible decrease in the future earnings, growth or value of the Surviving Company following the Merger will be borne by Parent. Additionally, Parent’s ownership of the Surviving Company will be illiquid, with no public trading market for such securities.

PureTech currently owns (through Parent) 16,727,582 shares of Company Common Stock, representing approximately 22.8% of all issued and outstanding shares of Company Common Stock, based on 73,335,110 shares of Company Common Stock outstanding as of June 30, 2023. As of the signing of the Merger Agreement, PureTech also has (through Parent) (i) 155,520 options to purchase shares of Company Common Stock, (ii) Legacy Warrants to purchase 216,208 shares of Company Common Stock, (iii) PureTech Warrants to purchase 259,129,542 shares of Company Common Stock and (iv) 381,329,108 shares of Company Common Stock issuable upon conversion of the Notes issued to the Parent pursuant to the NPA (assuming accrued and unpaid interest through June 30, 2023). Subsequent to June 30, 2023, (i) the Legacy Warrants to purchase 216,208 shares of Company Common Stock expired on August 16, 2023 without being exercised and (ii) on September 20, 2023, the Note Issuers issued an Additional Note in the principal amount of $1.5 million to the Parent pursuant to the NPA, upon conversion of which 30,364,372 shares of Company Common Stock is issuable to the Parent. As a result of these holdings, PureTech’s beneficial ownership of the Company Common Stock (calculated in accordance with Rule 13d-3 under the Exchange Act) is approximately 92.1%. The Company reported a net loss for the year ended December 31, 2022 of approximately $(55.8) million, or $(1.35) per share of Company Common Stock. The Company’s net book value as of December 31, 2022 (reflected on the Company’s balance sheet as stockholders’ deficit) was approximately $(25.1) million, or $(0.34) per share of

Company Common Stock. Based on PureTech’s beneficial ownership of 92.1% of the Company Common Stock, PureTech’s indirect proportionate interest in the Company’s net loss for the year ended December 31, 2022 was approximately $(51.3) million and PureTech’s indirect proportionate interest in the Company’s net book value at December 31, 2022 was approximately $(23.1) million. When the Merger is completed, PureTech will beneficially own 100% of the outstanding Company Common Stock and will have a corresponding 100% interest in the Company’s net income or net loss (a net loss of $(55.8) million for the year ended December 31, 2022 and a 100% interest in the Company’s net book value of $(25.1) million as of December 31, 2022).

Certain Effects on Gelesis if the Merger is not Completed

If the Merger Proposal is not approved by the Gelesis Stockholders or if the Merger is not completed for any other reason, the Gelesis Stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, Gelesis will remain a stand-alone independent publicly traded company, Company Common Stock will continue to be traded on the OTC Market and Gelesis Stockholders will remain Gelesis Stockholders. As a result of the substantial doubt as to our ability to continue as a going concern, if the Merger is not consummated, we may lack sufficient liquidity to continue our operations and may need to restrict our spending particularly with respect to discretionary sales and marketing activities and our manufacturing and supply chain functions, liquidate all or a portion of our assets or pursue other strategic alternatives, and/or seek protection under the provisions of the U.S. Bankruptcy Code.

Interests of Gelesis’ Directors and Officers in the Merger

In considering the recommendation of the Board that you vote to approve and adopt the Merger Agreement, you should be aware that aside from their interests as Gelesis Stockholders, Gelesis’ directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of Gelesis Stockholders generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to Gelesis Stockholders that the Merger Agreement be adopted. For more information, see the sections of this proxy statement entitled “Special Factors—Background of the Merger” beginning on page 27, “Special Factors—Reasons for the Merger” beginning on page 47 and “Special Factors—Certain Effects of the Merger—Equity Interests of Gelesis Executive Officers and Directors” beginning on page 75.

Yishai Zohar, Gelesis’ President and Chief Executive Officer and a member of the Board, prior to joining Gelesis, co-founded PureTech Health plc (NASDAQ, LSE: PRTC), a clinical-stage biotherapeutics company dedicated to changing the lives of patients with devastating diseases. PureTech wholly owns the Parent. In his role at PureTech, Mr. Zohar led the obesity/gastrointestinal disorder initiative, which engaged leading experts to tackle these problems with an unbiased discovery process looking at a broad landscape of technologies and approaches. Mr. Zohar is married to Daphne Zohar, the Chief Executive Officer of PureTech Health plc. Additionally, Dr. Raju Kucherlapati, a former director of Gelesis who served on the Board from January 2022 to April 2023, has been a member of the board of PureTech Health plc since May 2014.

Appraisal Rights

General

Under the DGCL, you have the right to demand appraisal and to receive payment in cash for the “fair value” of your shares of Company Common Stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement, subject to the requirements and limitations set forth in Section 262 of the DGCL described herein. Such “fair value” determination will exclude any element of value arising from the accomplishment or expectation of the Merger. These rights are known as appraisal rights. Stockholders of record and beneficial owners electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Gelesis Stockholder of record or beneficial owners should exercise its right to seek appraisal under Section 262 of the DGCL.

Subject to certain exceptions specified in Section 262 of the DGCL and summarized below, holders of record, and beneficial owners, of shares of Company Common Stock who: (1) submit a written demand for appraisal of such person’s shares to the Company prior to the vote on the adoption of the Merger Agreement; (2) have not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights; (3) continuously are the record holders or beneficial holders, as applicable, of such shares through the Effective Time; and (4) otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of the completion of the Merger instead of the Merger Consideration. Any such Gelesis Stockholder of record or beneficial holder awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Merger Consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which Gelesis Stockholders of record and beneficial owners will receive pursuant to the Merger Agreement.

Section 262 of the DGCL requires that stockholders as of the Record Date for notice of the Special Meeting to vote on the adoption of the Merger Agreement for whom appraisal rights are available be notified by the Company not less than 20 days before the Special Meeting. Either a copy of Section 262 of the DGCL or information directing stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost must be included with such notice. This proxy statement constitutes our notice to Gelesis Stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL and a copy of the applicable statutory provisions is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Stockholders of record and beneficial owners who wish to exercise appraisal rights or who wish to preserve the right to do so should review the following summary and the applicable statutory provisions carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Company unless certain stock ownership conditions are satisfied by the Gelesis Stockholders of record and beneficial owners seeking appraisal. Because of the complexity of the procedures for exercising the right to seek appraisal, stockholders of record and beneficial owners who wish to exercise appraisal rights are urged to consult with their own legal and financial advisors in connection with compliance under Section 262 of the DGCL. A Gelesis Stockholder of record and beneficial owner who loses, waives or otherwise fails to properly exercise his, her, their or its appraisal rights will be entitled to receive the Merger Consideration.

How to Exercise and Perfect Your Appraisal Rights

If you are a Gelesis Stockholder of record of a beneficial holder and wish to exercise the right to seek an appraisal of your shares of Company Common Stock, you must satisfy each of the following conditions:

•

You must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder of record or beneficial holder and the intention of such holder to demand appraisal of his, her or its shares. A failure by such holder to make a written demand for appraisal before the vote with respect to the Merger is taken will constitute a waiver of appraisal rights;

•

In the case of a stockholder of record, you must not vote in favor of, or consent in writing to, the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy submitted by mail, over the Internet or by telephone, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. In the case of a beneficial owner, you must not instruct your broker, bank or other nominee to vote your share(s), or abstain from voting, in favor of the proposal to adopt the Merger Agreement;

•

You must continuously hold or beneficially own, as applicable, shares of Company Common Stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you transfer the shares before the Effective Time; and

•

You must otherwise comply with the requirements of Section 262 of the DGCL, including the requirement that you, another stockholder who has complied with the requirements of Section 262 or the Company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Company is under no obligation to file any petition and has no present intention of doing so.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, without interest and subject to applicable withholding taxes, but you will have no appraisal rights with respect to your shares of Company Common Stock.

In the case of a record holder of shares of Company Common Stock, voting, via the Internet during the Special Meeting or by proxy, against, abstaining from voting on or failing to vote on the adoption of the Merger Agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote. If you want to exercise your appraisal rights, you must not vote your shares via the Internet during the Special Meeting or by proxy in favor of the adoption of the Merger Agreement.

In the case of a beneficial owner of Company Common Stock, brokers, banks and other nominees that hold shares of Company Common Stock in “street name” for their customers do not have discretionary authority to vote those shares on the proposal to approve and adopt the Merger Agreement without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of Company Common Stock held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares in favor of the proposal to approve and adopt the Merger Agreement, and does not revoke such instruction prior to the vote on the proposal to approve and adopt the Merger Agreement, then such shares will be voted in favor of the approval and adoption of the Merger Agreement, and it will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, if you are a beneficial owner of Company Common Stock who wishes to exercise appraisal rights, you must either not provide any instructions to such person’s broker, bank or other nominee how to vote on the proposal to approve and adopt the Merger Agreement or must instruct such broker, bank or other nominee to vote against the approval and adoption of the Merger Agreement or abstain from voting on such proposal.

Who May Exercise Appraisal Rights

A holder of record or beneficial owner of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time may assert appraisal rights for the shares of Company Common Stock held of record or beneficially in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record or beneficial owner, as applicable, and must reasonably inform the Company of the identity of the stockholder of record or beneficial owner and that the stockholder intends to demand appraisal of his, her or its stocks. In addition, in the case of a demand for appraisal made by a beneficial owner, the demand must (1) reasonably identify the holder of record of the shares for which the demand is made, (2) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (3) provide an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the verified list of persons who have demanded appraisal for their shares pursuant to Section 262(f) of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds shares of Company Common Stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the holder of record.

If the shares are owned of record or beneficially owned in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner or beneficial owner, and if you own shares of Company Common Stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Gelesis Holdings, Inc.

501 Boylston Street, Suite 6102

Boston, MA 02116

Attention: Chief Financial Officer

Surviving Company’s Actions After Completion of the Merger

If the Merger is consummated, the Surviving Company will give written notice of the Effective Time within ten (10) days after the Effective Time to Gelesis Stockholders of record or beneficial owners who did not vote in favor of the adoption of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within sixty (60) days after the Effective Time, any Gelesis Stockholder of record or beneficial owner that made a demand for appraisal but did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger

Consideration in accordance with the Merger Agreement for his, her or its shares of Company Common Stock, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the Surviving Company. In addition, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder of record or beneficial owner without the approval of the Delaware Court of Chancery, which approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Gelesis Stockholder of record or beneficial owner that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms and the Merger Consideration offered in the Merger within sixty (60) days after the Effective Time. Within 120 days after the Effective Time, either a record holder or a beneficial owner of Company Common Stock, provided such person has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights, or the Surviving Company must commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Company in the case of a petition filed by a stockholder of record or beneficial owner, demanding an appraisal of the value of the shares of Company Common Stock held by all stockholders of record and beneficial owners who have properly demanded appraisal. The Surviving Company is under no obligation to file an appraisal petition and has no present intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the Effective Time, any stockholder of record or beneficial owner who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the Surviving Company, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which Gelesis has received demands for appraisal, and the aggregate number of holders of those shares. The Surviving Company must give this statement to you within the later of (1) ten days after receipt by the Surviving Company of the request therefor or (2) ten days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of Company Common Stock held in a voting trust or by a nominee or intermediary on your behalf, you may, in your own name, file an appraisal petition or request from the Surviving Company the statement described in this paragraph.

If a petition for appraisal is duly filed by you or another holder of record or beneficial owner of Company Common Stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the Surviving Company, the Surviving Company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Company. The Delaware Court of Chancery will then determine which stockholders of record and beneficial owners are entitled to appraisal rights and may require the stockholders of record and beneficial owners demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with this direction. The Delaware Court of Chancery will also dismiss proceedings as to all Gelesis Stockholders of record and beneficial owners if neither of the ownership thresholds described above is met. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Company Common Stock owned by such stockholders of record and beneficial owners, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Company Common Stock at the Effective Time held by all Gelesis Stockholders of record and beneficial owners who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the Surviving Company has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder of record and beneficial owner entitled to appraisal. If the Surviving Company makes a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Company in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest accrued on the amount of the voluntary cash payment before such payment was made, unless such interest was paid at the time the voluntary cash payment is made. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, less any amounts already paid in a voluntary cash payment, with interest thereon, if any, to the stockholders of Gelesis of record and beneficial owners entitled to receive the same.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known, or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Company Common Stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

Moreover, neither Gelesis nor Parent anticipates offering more than the Merger Consideration to any Gelesis Stockholder exercising appraisal rights and reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the Effective Time or if neither of the ownership thresholds above has been satisfied in respect of such shares, then all Gelesis Stockholders of record and beneficial owners will lose the right to an appraisal and will instead receive the Merger Consideration described in the Merger Agreement, without interest thereon, less any applicable withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Each Gelesis Stockholder of record and beneficial owner party to the appraisal proceeding is responsible for its own attorneys’ fees and expert witnesses’ fees and expenses, although, upon application of a stockholder, the

Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder of record and beneficial owner in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the Effective Time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Company Common Stock as of a Record Date prior to the Effective Time.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the Merger Consideration to the Surviving Company, except that any attempt to withdraw made more than sixty (60) days after the Effective Time will require written approval of the Surviving Company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder of record or beneficial owner without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Gelesis Stockholder of record or beneficial owner that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms and the Merger Consideration offered in the Merger within sixty (60) days after the Effective Time. If you fail to perfect, successfully withdraw your demand for appraisal, waiver or otherwise lose the appraisal right, your shares of Company Common Stock will be converted into the right to receive the Merger Consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares of Company Common Stock in accordance with the Merger Agreement without interest and subject to applicable withholding taxes. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Gelesis Stockholder of record or beneficial owner and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.

The process of demanding and exercising appraisal rights requires compliance with the prerequisites of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you are urged to consult with your own legal and financial advisors in connection with compliance under Section 262 of the DGCL. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL will govern.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) whose shares of Company Common Stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Gelesis Stockholders, nor does this summary address any consequences under the U.S. federal tax laws other than those pertaining to income taxes (including gift and estate tax consequences) and does not address any tax consequences under any applicate state, local or foreign tax laws. For purposes of this discussion, we use the term “U.S. Holder” to mean a beneficial owner of shares of Company Common Stock that is or is treated as, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more U.S. persons as described in Section 7701(a)(30) of the Code (as defined below) or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Company Common Stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. A partner of a partnership holding Company Common Stock should consult its tax advisor regarding the U.S. federal income tax consequences of the Merger.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), current Treasury regulations promulgated under the Code and published rulings of the Internal Revenue Service (the “IRS”) and court decisions, all as of the date hereof. These laws are subject to change or differing interpretation, possibly on a retroactive basis, which could affect the treatment described below. In addition, we have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion applies only to U.S. Holders who hold shares of Company Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. This discussion also does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation: holders of shares of Company Common Stock received in connection with the exercise of Company Options or otherwise as compensation, holders who hold an equity interest, actually or constructively, in Parent or Gelesis after the Merger, holders of dissenting shares, insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities (or investors therein), mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders that have a functional currency other than the U.S. dollar, stockholders who hold Company Common Stock as part of a hedge, straddle, wash sale, constructive sale or conversion transaction, stockholders who hold their shares as “qualified small business stock” pursuant to Section 1202 of the Code, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. expatriates and former citizens or long-term residents of the United States. This discussion also does not address the U.S. tax consequences of the receipt of cash in connection with the treatment of stock-based awards or any other matters relating to equity compensation or benefit plans or any aspect of state, local or foreign tax laws. Holders of Company Common Stock should consult their tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of any state, local, foreign or other tax laws.

Exchange of Shares of Company Common Stock for Cash Pursuant to the Merger

The exchange of shares of Company Common Stock for cash in the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder whose shares of Company Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for such shares (determined before the deduction of any applicable withholding taxes, as described below under “Backup Withholding and Information Reporting”) and the U.S. Holder’s adjusted tax basis in such shares. A U.S. Holder’s adjusted tax basis will generally equal the price the U.S. Holder paid for its shares. Gain or loss will be determined separately for each block of shares of Company Common Stock held by a U.S. Holder (i.e., shares of Company Common Stock acquired at the same cost in a single transaction). U.S. Holders who own separate blocks of shares of Company Common Stock should consult their tax advisors with respect to the applicable rules. Any such capital gain or loss will be long-term capital gain or loss where the U.S. Holder’s holding period for such shares of Company Common Stock is more than one year at the Effective Time of the Merger. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to information reporting with respect to any payments made pursuant to the Merger. In addition, backup withholding of tax will apply at the statutory rate to such payments, unless the U.S. Holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules or otherwise establishes an exemption. Each U.S. Holder should complete and sign, under penalty of perjury, the IRS Form W-9 to be included as part of the letter of transmittal and return it to the Paying Agent, in order to provide the information and certification necessary to avoid backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. Holder pursuant to the Merger under the backup withholding rules will generally be allowable as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability; provided, that the required information is timely furnished to the IRS and other requirements are satisfied. U.S. Holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. The discussion is for informational purposes only and is not tax advice. Each stockholder is urged to consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the treatment of stock-based awards or any other matters relating to equity compensation or benefit plans.

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

PureTech’s cash on hand is expected to be sufficient to enable Parent to make all payments required to be made in connection with the Merger Transactions.

Fees and Expenses

The estimated fees and expenses incurred or expected to be incurred by the Company in connection with the Merger are as follows:

Description	Amount
Financial advisory fees and expenses	$	[●]
Legal, accounting and other professional fees and expenses	$	[●]
SEC filing fees		$629.09
Printing, proxy solicitation and mailing costs	$	[●]
Miscellaneous	$	[●]
Total	$	[●]

It is also expected that Merger Sub and/or Parent will incur approximately $3.5 million of legal, financial and other advisory fees.

The estimate for legal fees set forth in this proxy statement does not include any amounts attributable to any existing or future litigation challenging the Merger. Except as explicitly provided for otherwise in the Merger Agreement, whether or not the Merger is consummated, all expenses incurred by any party to the Merger Agreement or on its behalf in connection with the Merger Agreement and associated transactions will be paid by the party incurring those expenses.

Regulatory Approvals

Each party to the Merger Agreement has agreed to use its commercially reasonable efforts to (i) obtain any consents, approvals, waivers, clearances or other authorizations from, and make any filings and notifications with, any governmental authority or third party under any antitrust law or any other applicable law to consummate the Merger Transactions, (ii) make any other submissions in connection with the Merger Transactions under the Securities Act, the Exchange Act, the DGCL, the Limited Liability Company Act of the State of Delaware, and The New York Stock Exchange or Nasdaq rules and regulations, as applicable, and any other applicable law and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with the foregoing obligations to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such laws. Notwithstanding the foregoing, the parties to the Merger Agreement have agreed that no such obligations shall be deemed to require the Parent to sell, divest or dispose any assets, or businesses of, or terminate, amend or assign existing relationships or contractual rights of, Parent, Gelesis or their respective subsidiaries (including, after the Effective Time, of the Surviving Company or any of its subsidiaries).

Italian Presidency Approvals

The obligations of each party to the Merger Agreement to effect the Closing is subject to obtaining a decision by the Presidency clearing the Merger Transaction without conditions, prescriptions, recommendations or similar measures in regard to Parent, Gelesis or its subsidiaries or declaring the Merger Transaction outside the scope of the Law Decree No. 21/2012 or the expiration of the relevant review period (as further described in the section of this proxy statement entitled “The Merger Agreement–Conditions to the Merger” beginning on page 104). Pursuant to the Waiver Agreement, dated as of July 24, 2023, by and between Parent, Merger Sub and the Company (the “Waiver Agreement”), the parties to the Merger Agreement agreed to waive such condition to the Closing subject to the satisfaction of the condition that during the period from the date of the Waiver Agreement through the earlier of the Effective Time or the date of termination of the Merger Agreement in accordance with the terms thereof, (i) the Company shall not cause Gelesis S.r.l. to manufacture any products other than certain listed products, including Plenity and any derivatives thereof, and shall not, and cause its subsidiaries (including Gelesis S.r.l.) not to, take any actions that would reasonably be expected to cause the Company and such subsidiaries to be subject to any requirement to file a notification with the Presidency pursuant to Article 2 of Italy’s Law Decree No. 21/2012, converted with amendments by Law No. 56/201 (the “Presidency Filing Requirement”), and (ii) neither Parent nor Merger Sub shall, or shall cause its affiliates to, conduct any operations in Italy other than certain listed operations, and Parent and Merger Sub shall not, and shall cause its subsidiaries (including Merger Sub) not to, take any actions that would reasonably be expected to cause the Company and such subsidiaries to be subject to the Presidency Filing Requirement in connection with the transactions contemplated by the Merger Agreement (such conditions set forth in the foregoing clauses (i) and (ii), the “Conditions to Waiver”).

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. Although we expect that all required regulatory clearances and approvals will be obtained, there is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained. These conditions or changes could result in the conditions to the Merger not being satisfied.

Closing and Effective Time of the Merger

The Merger Agreement provides that the Closing will take place on or before the third business day following the day on which all of the conditions to the Closing (described in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Merger”) have been satisfied or waived (to the extent permitted by applicable law and the Merger Agreement) other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law and the Merger Agreement) of those conditions.

Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions set forth in the Merger Agreement, including the approval by Gelesis Stockholders of the Merger Proposal, we currently expect the Closing to occur in the fourth quarter of 2023.

The Effective Time will occur upon the date and time of the filing of the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, or such later date and time as the parties may agree in writing and specify in the Certificate of Merger.

Following the Effective Time, Company Common Stock will cease trading on the OTC Market and be deregistered under the Exchange Act, the Public Warrants are intended to be deregistered under the Exchange Act and neither the Company nor the Surviving Company will file periodic reports with the SEC on account of Company Common Stock, Public Warrants or otherwise.

Merger Consideration

At the Effective Time, each outstanding share of Company Common Stock (other than the Excluded Shares, the Earn Out Shares, and Dissenting Shares, but including the Company Warrant Shares) will be converted automatically into the right to receive $0.05664 in cash, without interest and less any applicable withholding taxes.

Provisions for Unaffiliated Stockholders

No provision has been made to grant the Gelesis Stockholders, other than Parent or its affiliates, access to the corporate files of the Company or any other party to the Merger or to obtain counsel or appraisal services at the expense of the Company or any other such party.

Accounting Treatment

The Merger will be accounted for in accordance with Generally Accepted Accounting Principles (“GAAP”). Merger Sub, as the Surviving Company in the Merger, is considered the acquirer for accounting purposes. The Merger will result in the recognition of net assets acquired based on their estimated fair value.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference within this proxy statement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger because it is the principal document governing the Merger.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement and contained in the confidential disclosure schedules to the Merger Agreement (the “Disclosure Schedules”). In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Gelesis Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent and Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the Disclosure Schedules or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Parent and Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in the Company’s filings with the SEC regarding its business.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See the section of this proxy statement entitled “Where You Can Find More Information.”

Structure of the Merger; Certificate of Formation; Limited Liability Company Agreement; Managers and Officers

Upon the terms and subject to the conditions of the Merger Agreement, the Company will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Company and as a wholly owned subsidiary of Parent. As a result of the Merger, the separate corporate existence of the Company will cease.

The shares of Company Common Stock are currently registered under the Exchange Act and trade on OTC Market under the symbol “GLSH,” and the Public Warrants are currently registered under the Exchange Act and Trade on the OTC Market under the symbol “GLSW.” As a result of the Merger, the Company will cease to be a publicly traded company and will be a wholly owned subsidiary of Parent. Following the completion of the Merger, the Company Common Stock will cease trading on the OTC Market and be deregistered under the Exchange Act, the Public Warrants are intended to be deregistered under the Exchange Act and the Company will no longer be required to file periodic reports with the SEC with respect to the Company Common Stock or the Public Warrants in accordance with applicable law, rules and regulations.

At the Effective Time, the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time will be the certificate of formation of the Surviving Company, and the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time will be the limited liability company agreement of the Surviving Company. The name of the Surviving Company shall be “Gelesis Holdings LLC”.

At any time from the date of the Merger Agreement to the seventh business day prior to the Special Meeting of the Company’s stockholders, Parent has the right, but not obligation, to initiate a Structuring Amendment, and the parties to the Merger Agreement will enter into an amendment to the Merger Agreement to effectuate the Structuring Amendment.

Unless Parent determines otherwise prior to the Closing Date pursuant to the Structuring Amendment, at the Effective Time, the managers of the Merger Sub immediately prior to the Effective Time will be the managers of the Surviving Company and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal.

Closing and Effective Time of the Merger

The Merger Agreement provides that the Closing will take place on or before the third business day following the day on which all of the conditions to the Closing (described in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Merger”) have been satisfied or waived (to the extent waivable under applicable law and the Merger Agreement) other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent waivable under applicable law and the Merger Agreement) of those conditions.

The Effective Time will occur upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later date and time as the parties may agree in writing and specify in the certificate of merger.

We are working toward completing the Merger as promptly as possible, but as of the date of this proxy statement, we cannot accurately estimate the Closing Date, because the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Parent’s, Merger Sub’s and the Company’s respective obligations to consummate the Merger, some of which are not within the parties’ control. There may be a substantial amount of time between the Special Meeting and the completion of the Merger, and it is possible that the Merger will not be completed at all. After the Company Stockholder Approval is obtained, the Board will not have the right to terminate the Merger Agreement in order to accept any Superior Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—The Go-Shop Period—Solicitation of Other Offers”). We expect to complete the Merger promptly after the Company Stockholder Approval is obtained and all required regulatory clearances have been received in the fourth quarter of 2023.

Consideration to be Received in the Merger

At the Effective Time, by virtue of the occurrence of the Merger, the following will occur:

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each outstanding share of Company Common Stock issued and outstanding immediately before the Effective Time (other than the Excluded Shares, Earn Out Shares and Dissenting Shares, but including the Company Warrant Shares) will be converted automatically into the right to receive the Merger Consideration without interest and subject to applicable withholding taxes;

•	each Excluded Share issued and outstanding immediately prior to the Effective Time will be canceled without payment of any consideration;

•	each Dissenting Share issued and outstanding immediately prior to the Effective Time will be canceled and cease to exist (subject to the appraisal rights of such holders);

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each limited liability company interest of Merger Sub issued and outstanding immediately before the Effective Time will remain outstanding as the only limited liability interests of the Surviving Company and will not be affected by the Merger, and Parent will continue as the sole member of the Surviving Company;

•	each outstanding unexercised Company Option, whether vested or unvested, will be canceled at the Effective Time without payment of any consideration;

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each outstanding Company RSU Award will automatically (i) accelerate in full as of immediately prior to the Effective Time, and (ii) to the extent not yet settled as of the Effective Time, be canceled and converted as of the Effective Time into the right to receive (without interest) an amount in cash equal to the Merger Consideration that would be payable in respect of the shares of Company Common Stock issuable upon settlement of the Company RSU Award, such payment to be net of any applicable tax withholding obligations required by applicable laws;

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each outstanding CMS Warrant will, in accordance with the terms of the CMS Warrant Agreement, automatically and without any required action on the part of the holder thereof, cease to represent a warrant exercisable for 400,000 shares of Company Common Stock and be exchanged for an amount of consideration equal to the difference of (i) the Gross Consideration (as defined in the CMS Warrant Agreement) minus (ii) the aggregate Change of Control Exercise Price (as defined in the CMS Warrant Agreement);

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each outstanding One S.r.l. Warrant will, in accordance with the terms of the One S.r.l. Warrant Agreement, automatically and without any required action on the part of the holder thereof, cease to represent a warrant exercisable for shares of Company Common Stock and be exchanged for, with respect to each share of Company Common Stock underlying such One S.r.l. Warrant, an amount of consideration equal to the difference of (i) $1.46 minus (ii) the Change of Control Warrant Price (as defined in each One S.r.l. Warrant Agreement), and the parties to the Merger Agreement agreed that $1.46 represents the Gross Consideration (as defined in the One S.r.l. Warrant) in respect of such Warrant;

•	each PureTech Warrant will be canceled automatically and will cease to exist, and no consideration will be paid in exchange therefor;

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each outstanding Gelesis Warrant will automatically and without any required action on the part of the holder thereof, cease to represent a Gelesis Warrant exercisable for one (1) share of Company Common Stock and become a warrant exercisable for the Merger Consideration. If a registered holder thereof properly exercises the Gelesis Warrant within thirty (30) days following the public disclosure of the consummation of the Merger, the Warrant Price (as defined in the Gelesis Warrant Agreement) will be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the Warrant Price (as defined in the Gelesis Warrant Agreement) in effect prior to such reduction minus (ii) (A) the Merger Consideration minus (B) the Black-Scholes Warrant Value (as defined in the Gelesis Warrant Agreement); the result of such reduction in the Warrant Price is that the holder thereof will have the opportunity to receive the Black-Scholes Warrant Value with respect to such Gelesis Warrant, which would have been equal to less than $0.01 per Public Warrant as of the close of trading on June 2, 2023; and in order to receive such Black-Scholes Warrant Value, the holder of such Gelesis Warrant will be required to validly exercise such Gelesis Warrant, including, in the payment of Warrant Price in cash or, to the extent permitted or the Company elects to so require under the Warrant Agreement, the exercise of such Gelesis Warrant on a cashless basis in accordance with the terms of the Gelesis Warrant Agreement;

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each Legacy Warrant issued pursuant to that certain Series A-4 Stock and LLC Common Share Purchase Agreement, dated as of August 16, 2013, by and among Gelesis, Inc. and the parties thereto, as amended, restated, supplemented or otherwise modified, will be deemed to have been exercised immediately prior to the consummation of the Merger and after such deemed exercise, each such Legacy Warrant shall have no further force or effect;

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each former holder of shares of capital stock of Legacy Gelesis, who as of immediately prior to the Closing has not submitted a letter of transmittal to receive the Capstar Shares (as defined in the BCA) such holder was entitled to receive pursuant to the BCA (each such holder, a “Non-Exchanging Holder”), will be entitled to receive the consideration under the Merger Agreement that such Non-Exchanging Holder would be entitled to receive if such Non-Exchanging Holder had received the Capstar Shares (as defined in the BCA) it was entitled to receive pursuant to the BCA; and

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Each Earn Out Share issued and outstanding immediately before the Effective Time will be automatically forfeited and deemed transferred to the Company for no consideration, and will be canceled by the Company and cease to exist immediately prior to the Closing.

Assumption of Promissory Notes

At the Effective Time, by virtue of the occurrence of the Merger, all outstanding 2022 Notes and all Notes issued to Parent pursuant to the NPA will be assumed by the Surviving Company.

Dissenting Shares

At the Effective Time, each Dissenting Share issued and outstanding immediately prior to the Effective Time will be canceled and cease to exist, and the holders of Dissenting Shares will be entitled only to such rights as may be granted to them under Section 262 of DGCL. Notwithstanding the foregoing, if any holder of Dissenting Shares effectively withdraws or otherwise loses such holder’s rights to receive payment under Section 262 of DGCL, then such Dissenting Shares will be deemed to no longer be Dissenting Shares for purposes of the Merger Agreement and instead will be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration.

The Company will give Parent (i) prompt written notice of any demands for appraisal of any shares of Company Common Stock, the withdrawals of such demands and any other instrument served on the Company under the DGCL relating to stockholders’ appraisal rights and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands for appraisal. The Company will not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for appraisal without the written consent of Parent.

Withholding Rights

Parent, the Company, Merger Sub and the Paying Agent for the Merger Consideration will each be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to the Merger Agreement such taxes as are required to be deducted and withheld from such amounts under the Code or any other applicable law (as reasonable determined by Parent, the Company, Merger Sub or the paying agent, respectively). To the extent amounts are so deducted and withheld, such deducted and withheld amounts will be (i) timely remitted to the appropriate governmental authority and (ii) treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Surrender and Payment Procedures

At or prior to the Effective Time, Parent or Merger Sub will deposit, or will cause to be deposited, with the Paying Agent sufficient funds to pay the aggregate Merger Consideration in respect of Company Common Stock (other than in respect of the Excluded Shares, Dissenting Shares and Earn Out Shares, but including the Company Warrant Shares, as discussed above).

As soon as practicable after the Effective Time, Parent will cause the Paying Agent to deliver to each of our holders of shares of record immediately prior to the Effective Time (i) a letter of transmittal specifying that delivery will be effected upon adherences to the procedures set forth in the letter of transmittal and (ii) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon completion of such applicable procedures by a holder of record, such holder shall be deemed to have surrendered such holder’s shares of Company Common Stock, and the Paying Agent will promptly deliver to such holder the Merger Consideration to which such holder is entitled in respect of the number of shares of Company Common Stock surrendered by such holder (after giving effect to any required tax withholdings), and such surrendered shares will be canceled immediately. Interest will not be paid or accrue in respect of the Merger Consideration.

Representations and Warranties

Representations and Warranties of the Company

The Merger Agreement contains customary representations and warranties of that Company that are subject, in many cases, to exceptions and qualifications contained in the Merger Agreement, in the Company’s Disclosure Schedules or in certain reports filed with the SEC. The representations and warranties of the Company relate to, among other things:

•	our and our subsidiaries’ due organization, good standing, existence and authority to carry on our and their business;

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our corporate power and authority related to the Merger Agreement, including as it relates to our entry into and performance of our obligations under the Merger Agreement and to consummate the Merger and the Merger Transactions and the enforceability of the Merger Agreement against us;

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the Company’s execution, delivery and performance under the Merger Agreement, and whether such execution, delivery and performance would result in violations of, or conflicts with, our governing documents or applicable law, or any defaults, terminations or accelerations under certain agreements or the creation of liens on any of our assets;

•	certain actions of the Board (acting on the unanimous recommendation of the Special Committee), including in respect of the Company Board Recommendation;

•	that the only vote of the holders of shares of Company Common Stock, Preferred Stock or other equity interests of the Company necessary to approve the Merger Agreement is Company Stockholder Approval;

•	the required actions by or in respect of, and filings with, governmental authorities in connection with the Merger and the Merger Agreement;

•	our capitalization, including:

•	the number of authorized and outstanding shares of Company Common Stock, Company preferred stock, Company warrants and Company equity awards;

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that all outstanding shares of Company Common Stock and have been duly authorized and validly issued, free and clear of any liens (other than permitted liens), and are fully paid, nonassessable and free of preemptive rights;

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the absence of any other (i) outstanding agreements of any kind which obligate the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock, or obligate the Company to grant, extend or enter into any such agreements relating to any shares of the Company Common Stock, or (ii) stockholder agreement, investors’ rights agreement, voting agreement, voting trust, proxy, right of first refusal and co-sale agreement, pledging, management rights agreement or other similar agreement with respect to the voting, registration, redemption, sale, transfer or other disposition of any shares of the Company Common Stock;

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the absence of any other (i) outstanding subscriptions, options, stock appreciation rights, warrants, rights, or other securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (ii) commitments, calls, conversion rights of exchange or privilege, plans or other agreements of any character providing for the issuance, sale, repurchase or redemption of shares of the Company’s capital stock or the value of which is determined by reference to shares of the Company Common Stock, and (iii) voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of the Company’s capital stock;

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that each Company Option (i) was granted and properly approved by the Board, the compensation committee thereof or a permitted designee in compliance in all material respects with all applicable laws, including the applicable requirements of NYSE, and all of the terms and conditions of the Company’s 2021 Stock Option and Incentive Plan, 2016 Stock Option and Grant Plan or 2006 Stock Incentive Plan, as applicable (collectively, the “Company Stock Plans”) pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, and (iii) has a grant date identical to or following the date on which the grant of such Company Option was approved; and

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the absence of dividends or similar distributions that have accrued or been declared but are unpaid on any equity security of the Company or any of its subsidiaries (including Company Common Stock, Company preferred stock, Company equity awards and Company warrants) and neither the Company nor any of its subsidiaries is subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any equity security of the Company or any of its subsidiaries (including the Company Common Stock, Company preferred stock, Company equity awards and Company warrants).

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our SEC filings since January 13, 2022, and the financial statements included in such SEC filings, our compliance with the applicable law in respect of such filings and our disclosure controls and procedures and internal controls over such financial statements and financial reporting;

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the absence of obligations or liabilities of the Company and its subsidiaries, other than (i) obligations or liabilities reflected or reserved against in the most recent audited consolidated balance sheet of the Company; (ii) obligations or liabilities incurred in the ordinary course of business since March 28, 2023; (iii) executory obligations arising from any contract entered into in the ordinary course of business (other than any liability for any material breaches of contracts); (iv) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as described below) or (v) obligations or liabilities expressly required by the Merger Agreement;

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(i) our conduct of business in all material respects in the ordinary course of business from March 28, 2023 through the date of the Merger Agreement, except in connection with modifications, suspensions and/or alterations of operations in response or otherwise related to COVID-19 measures; (ii) the absence of any actions by the Company and its subsidiaries that, if taken between the date of the Merger Agreement and Effective Time, would constitute a breach of, or require the consent of Parent under the Merger Agreement, and (iii) the absence since March 28, 2023, through the date of the Merger Agreement of any Material Adverse Effect (as defined below) or any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	certain tax matters relating to the Company and its subsidiaries;

•	certain matters relating to real properties and the leases of real property of the Company and any of its subsidiaries;

•	certain intellectual property matters relating to the Company and its subsidiaries;

•	certain matters relating to material contracts;

•	certain matters relating to employee benefit plans of the Company and its subsidiaries;

•	certain labor and employment matters relating to the Company and its subsidiaries;

•	the absence of certain legal proceedings, investigations and governmental orders against the Company or any of its subsidiaries in the past three years;

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the Company and its subsidiaries’ compliance with applicable laws, including (i) sanctions and customs and trade laws, (ii) privacy, cybersecurity, data security, and the security of information technology systems, (iii) anti-bribery and anti-corruption laws,(iv) health care-related laws, and (v) environmental laws;

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certain public grants received by and all of the loan facilities of and bonds issued by Gelesis S.r.l., a corporation incorporated in Italy and a subsidiary of the Company, and all contracts entered into by Gelesis, Inc. or Gelesis S.r.l. with Fondo;

•	certain matters relating to insurance policies of the Company and its subsidiaries;

•	the absence of certain related party transactions;

•	the absence of any broker’s or finder’s fees (other than fees due to Lincoln);

•	certain matters relating to the Company’s relationship with its material customers and suppliers;

•	the inapplicability of anti-takeover statutes to the Merger Agreement or the Merger Transactions;

•	the receipt by the Board of a fairness opinion;

•	certain matters relating to the information supplied by the Company and its subsidiaries; and

•	Certain confirmation that the Company is not a “TID U.S. business” as defined in 31 C.F.R. § 800.248.

Material Adverse Effect

Many of our representations and warranties are qualified by, among other things, a “material adverse effect” standard. For purposes of the Merger Agreement, a “Material Adverse Effect” means, with respect to the Company, any change, effect, event, occurrence, circumstance or development (which we collectively refer to as an “effect”) that, individually or in the aggregate with all other effects, has or would reasonably be expected to have a materially adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, excluding any effect resulting from the following:

•	any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

•	any change in interest rates or economic, political, credit, business or financial market conditions generally;

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earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, epidemics, pandemics (including COVID-19, any COVID-19 measures, and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any person in response to COVID-19), quarantines, plagues, other outbreaks of illness or public health events or other natural or man-made disasters or acts of god in the United States or any other country or region in the world, or any escalation of the foregoing;

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geopolitical conditions, acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions in the United States or any other country or region in the world, including the current conflict between the Russian Federation and Ukraine or any change, escalation or worsening thereof;

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any events generally applicable to the industries or markets in which the Company and its subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods purchased from third-party suppliers);

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any failure, in and of itself, by the Company to meet, or change to, any published or internal prospective estimates, projections, expectations, budgets, guidance, milestones, predictions or forecasts of revenue, earnings, cash burn rate, cash flow, cash position or any financial or performance measures or operating statistics (whether made by the Company or any third parties);

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the negotiation, execution, announcement or performance of the Merger Agreement or the pendency or the consummation of the Merger Transactions, or the identity of Parent or any of its affiliates as the acquiror of the Company, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its subsidiaries;

•	any changes in the Company’s stock price or trading volume;

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(A) any action taken at the written direction or request by Parent or Merger Sub or to which Parent has consented in writing or (B) any action taken in compliance with the express terms of, or that is required by, the Merger Agreement provided that (A) and (B) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery or compliance with the terms of the Merger Agreement; or

•	the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Company;

provided, further, that any effect referred to in the first five bullets above may be taken into account in determining if a material adverse effect has occurred or would reasonably be expected to occur if it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, relative to similarly situated companies in the industries in which the Company and its subsidiaries, taken as a whole, operate.

For purposes of the Merger Agreement, a “Material Adverse Effect” means, with respect to Parent, any effect that, individually or taken together with all other effects that have occurred prior to the date of determination of the occurrence of Parent’s material adverse effect, is or would reasonably be expected to prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Merger on or prior to the Outside Date.

Representations and Warranties of Parent and Merger Sub

The Merger Agreement also contains customary representations and warranties of Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing, and authority to carry on their businesses;

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their corporate power and authority related to the Merger Agreement, including their power to enter into the Merger Agreement, perform their obligations under the Merger Agreement, and consummate the Merger and the Merger Transactions and the enforceability of the Merger Agreement against them;

•	the required actions by or in respect of, and filings with, governmental authorities in connection with the Merger and the Merger Agreement;

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their execution, delivery and performance under the Merger Agreement, and whether such execution and performance would result in violations of, or conflicts with, their governing documents or applicable law, or any defaults, terminations, cancelations or accelerations under certain agreements or the creation of liens on any of their assets;

•	the capitalization and business conduct of Merger Sub;

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the availability of sufficient cash to make all payments at the Closing contemplated by the Merger Agreement and pay all associated fees, costs and expenses in connection with the Merger and the Merger Transactions;

•	the absence of any broker’s or finder’s fees;

•	the affirmative vote or consent of the Merger Sub being the only vote or consent required from Parent and Merger Sub to approve the Merger Agreement, the Merger and the Merger Transactions;

•	the non-reliance of Merger Sub and Parent on the Company estimates, projections, forecasts, forward-looking statements and business plans;

•	the absence of certain legal proceedings or investigations against Parent or Merger Sub; and

•	certain matters relating to the information supplied by Parent and Merger Sub.

The representations and warranties in the Merger Agreement of each of the Company, Parent and Merger Sub will not survive the consummation of the Merger or the termination of the Merger Agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, except (i) as undertaken with the prior written consent of Parent; (ii) as required by applicable law; (iii) as expressly contemplated or required by the Merger Agreement; or (iv) as set forth on the Disclosure Schedule, the Company will, and will cause its subsidiaries to, use its and their reasonable efforts to (A) conduct their respective businesses in the ordinary course of business in all material respects (including any changes in their respective business practices adopted prior to the date thereof to address and adapt to COVID-19 (other than any workforce reduction) and any reasonably necessary COVID-19 measures that may be implemented in good faith in response to a pandemic to protect the health and safety of the Company’s or its subsidiaries’ employees), (B) preserve intact in all material respects its current business organization, assets and technologies, (C) keep available the services of the current officers and employees of the Company and its subsidiaries (other than a termination by any officer or employee or where termination of such services is for cause) and (D) maintain its relations and goodwill as they exist as of the date of the Merger Agreement with customers, suppliers, landlords, and other persons having material business dealings with the Company, provided, that, for the avoidance of doubt, any change to the Company’s relations and goodwill with customers, suppliers, landlords, and other persons having material business dealings with the Company related to or resulting from any action or inaction of the Company required in accordance with the Merger Agreement, or at the direction of or permitted by Parent will not be deemed to be a violation thereof. Prior to implementing any COVID-19 Measures, the Company will to the extent reasonably practicable (1) notify Parent in writing of the Company’s intention to implement such COVID-19 Measures, and (2) consult in good faith with Parent regarding such COVID-19 Measures and give due consideration to any suggestions or feedback by Parent.

The Company will not, and will cause its subsidiaries not to:

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amend the certificate of incorporation (“Certificate of Incorporation”) or the Bylaws (or the equivalent organizational documents) of the Company or any of its subsidiaries, restructure, reorganize, dissolve or liquidate the Company or any of its subsidiaries or form any subsidiaries or enter into any new line of business or abandon or discontinue any existing line of business;

•	make, declare or pay any dividend or other distribution with respect to any of its Company Common Stock, other than dividends or other distributions paid by any wholly owned subsidiary of the Company;

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split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its subsidiaries’ common stock or equity interests (including Company warrants);

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purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of the Company Common Stock, membership interests or other equity interests (including Company warrants) of the Company or its subsidiaries, except for (i) acquisitions by the Company of any Company equity awards in connection with the forfeiture or cancelation of Company equity awards; (ii) transactions between the Company and any of its wholly owned subsidiaries or between wholly owned subsidiaries of the Company; or (iii) purchases or redemptions pursuant to exercises of Company Options issued and outstanding as of the date of the Merger Agreement or the withholding of shares to satisfy net settlement or tax obligations with respect to equity awards in accordance with the terms of such equity awards existing on the date of the Merger Agreement;

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issue, sell, pledge, dispose of, grant, transfer or encumber any shares of the Company Common Stock or other equity interests (including Company warrants) in the Company or any of its subsidiaries, or any class, or securities convertible into, or exchangeable or exercisable for, any shares of the Company Common Stock or other equity interests (including Company warrants), other than:

•	the issuance of shares of Company Common Stock in accordance with and as required by the Warrant Agreement; or

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the issuance of shares of Company Common Stock upon the exercise of Company Options or settlement of Company RSUs outstanding as of the date hereof in accordance with the terms of such awards and Company Stock Plans;

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acquire, merge or consolidate the Company or any of its subsidiaries with any other third party or their assets, securities, businesses or properties, other than the acquisitions of property in the ordinary course of business that do not exceed $10,000;

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(A) modify, renew or terminate any material contract, (B) enter into any contract, that if entered into prior to the date of the Merger Agreement would have been a material contract (other than purchase orders, invoices or statements of work entered into in the ordinary course of business involving payments not in excess of $25,000 individually and $100,000 in the aggregate) or (C) waive, release, or assign any material rights, claims, or benefits of the Company or its Subsidiaries under any material contract or any contract that if entered into prior to the date of the Merger Agreement would have been a material contract;

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sell, assign, transfer, convey, lease, sublease, or otherwise dispose of, grant, pledge, license, guarantee, mortgage, create or permit to be created any liens upon, any tangible assets or properties of the Company or its subsidiaries, except for (A) dispositions of obsolete or worthless equipment in the ordinary course of business, (B) transactions in the ordinary course of business to fulfill order obligations pursuant to customer orders existing as of the date hereof and customer orders that may be received in the ordinary course of business following the date of the Merger Agreement and (C) transactions in the ordinary course of business not in excess of $25,000 individually and $100,000 in the aggregate;

•	acquire any ownership interest in any real property;

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except for such actions required by applicable law, existing Company benefit plans or any material contract: (A) grant any cash- or equity or equity-based incentive awards, bonus, severance, retention, change of control or termination or similar pay, (B) hire any new service providers or promote any service provider, (C) terminate any new service provider with an annual target compensation in excess of $100,000, other than terminations for cause or due to death or disability, (D) terminate, adopt, enter into or amend any Company benefit plan, (E) increase or decrease the compensation or benefits payable or that become payable to any service provider other than in the ordinary course of business with respect to any service provider with an annual target compensation of $100,000 or less, (F) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s subsidiaries for the benefit of any service provider, or (G) take any action to accelerate the time of payment, vesting, exercisability or funding of any compensation or benefit payable by the Company or any of its subsidiaries;

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issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries or otherwise incur or assume any indebtedness, or guarantee any indebtedness of another person, except as issued or incurred between the Company and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries;

•	make any loans, advances or capital contributions to, or investments in, any other person;

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(i) make (inconsistent with past practice), change or revoke any material election in respect of taxes, (ii) amend, modify or otherwise change any filed income or other material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any material tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•	adopt a plan of, or commence by corporation action, a complete or partial liquidation or judicial restructuring, recapitalization or other reorganization, of the Company or its subsidiaries;

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commence, waive, release, settle, offer or propose to enter into any settlement, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except for settlements that are in the ordinary course of business that (i) involve only the payment of monetary damages (excluding monetary damages that are fully covered by the Company’s insurance policies) in an amount less than $25,000 individually or $100,000 in the aggregate, (ii) do not impose any injunctive or other non-monetary relief on the Company, (iii) do not involve the admission of wrongdoing by the Company or any of its subsidiaries and (iv) do not relate to the Merger Agreement or the Merger Transactions;

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(i) enter into or become bound by any material contract, or modify, amend, renew or terminate any material contract, in each case related to the acquisition or disposition or granting of any rights to any intellectual property that is material to the Company and its subsidiaries, or otherwise materially encumber any such intellectual property, other than in the ordinary course of business, (ii) act or fail to act in any manner that would reasonably be expected to result in any loss, disposal of, abandonment, lapse, invalidity or unenforceability of any material rights to any intellectual property that is material to the Company and its subsidiaries, other than in the ordinary course of business, or (iii) disclose any material trade secret of the Company or its subsidiaries to any person, other than in the ordinary course of business to company services providers who have entered into a written confidentiality agreement or are otherwise subject to standard confidentiality obligations in accordance with procedures that are customarily used in the Company’s industry;

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enter into, materially modify, materially amend, renew or extend any labor agreement, other than as required by applicable law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its subsidiaries as the bargaining representative for any employees of the Company or its subsidiaries;

•	terminate without replacement or fail to use commercially reasonable efforts to maintain any license material to the conduct of the business of the Company and its subsidiaries, taken as a whole;

•	make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental authority;

•

fail to maintain in effect without interruption or allow to lapse or terminate, including by failure to pay any required premiums or other fees, costs, and expenses, any insurance policy of the Company and its subsidiaries;

•

make any change to the Company’s or any of its subsidiaries’ policies or practices with respect to collection of accounts receivable or other current assets (including any delay or deferral of the payment or collection thereof and offering any discount, accommodation or other concession in order to accelerate or induce the collection of, any receivables) in violation of or not in accordance in any material respect with any Biweekly Budgets (as defined below) or Monthly Budgets (as defined below);

•	cancel, surrender, allow to expire or fail to renew, any permits material to the Company and its subsidiaries, taken as a whole;

•	modify any inventory or supply purchase practices; or

•	agree, authorize or commit to do any of the foregoing.

Debt Reduction; Budget

Subject to the terms and conditions of the Merger Agreement, from the date of the Merger Agreement through the earlier of the Effective Time or the date of termination of the Merger Agreement in accordance with the terms thereof, the Company will (a) use commercially reasonable efforts to not deviate from any Biweekly Budget (as defined below) or Monthly Budget (as defined below) in any material respect, (b) use its commercially reasonable efforts to reduce or defer any ordinary course payables (as determined by the Company in its sole discretion but subject to compliance with the Merger Agreement); provided, however, that with respect to certain specified payables, (i) the Company will only make payments in connection with the Merger Agreement during the last business day of the Biweekly Budget delivered to Parent in accordance with the Merger Agreement and (ii) promptly following the delivery of each Biweekly Budget or Monthly Budget, use good faith and diligent efforts to consult with Parent and consider in good faith all comments provided by Parent with respect to the payment of such payables including with respect to the amount and timing of payment thereof and (c) prepare and deliver to Parent (i) Biweekly Budgets and (ii) Monthly Budgets, in each case, demonstrating that the Company has sufficient liquidity to operate the business through December 31, 2023 or otherwise demonstrating capital requirements satisfactory to Parent; provided that, the Company agreed to deliver to Parent an initial Biweekly Budget and Monthly Budget within seven days following the date of the Merger Agreement. Each Biweekly Budget and Monthly Budget will be (A) in the form mutually agreed by Parent and the Company within seven days of the date of the Merger Agreement, (B) mutually agreed in substance by Parent and the Company and (C) prepared using such methodology mutually agreed by Parent and the Company within seven days of the date of the Merger Agreement. Notwithstanding anything in the foregoing, the Company will promptly (in any event within one (1) business day) notify Parent in the event the Company exceeds or reasonably expects to exceed by 15% or greater the aggregate spending for the upcoming bi-weekly period.

The Go-Shop Period—Solicitation of Other Offers

Under the Merger Agreement, from the date of the Merger Agreement until the No-Shop Period Start Date, the Company, its subsidiaries and their respective representatives had the right to: (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, including by providing information (including non-public information and data) relating to the Company and any of its subsidiaries and affording access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its subsidiaries to any third party (and its representatives, including potential financing sources of such third party) that has entered into an Acceptable Confidentiality Agreement (as defined below); provided that the Company must provide Parent and Merger Sub (and their representatives, including financing sources) with access to any information or data that is provided to any third party given such access that was not previously made available (whether prior to or after the execution of the Merger Agreement) to Parent or Merger Sub substantially concurrently with the time it is provided to such third party (and in any event within twenty-four (24) hours thereof) and (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any third party (and their respective representatives, including potential financing sources of such third party) regarding any Takeover Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to a Takeover Proposal), and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Takeover Proposals or other proposals that could reasonably be expected to lead to Takeover Proposals, including by granting a waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for a Takeover Proposal or amendment to a Takeover Proposal to be made confidentially to the Company or to the Board. The Company will also notify Parent within twenty-four (24) hours of entering into any Acceptable Confidentiality Agreement (as defined below).

For purposes of this proxy statement and the Merger Agreement:

“Acceptable Confidentiality Agreement” means, an agreement with the Company that is either (i) in effect as of the execution and delivery of the Merger Agreement; or (ii) executed, delivered and effective after the execution and delivery of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, in each case, the confidentiality and use provisions contained therein are no less favorable, and the other provisions contained therein are no less favorable in the aggregate, to the Company than the terms of the Confidentiality Agreement, dated as of April 12, 2023, by and between PureTech Health plc and the Company (it being understood that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Takeover Proposal). An “Acceptable Confidentiality Agreement” shall not include any provision (i) granting any exclusive right to negotiate with such counterparty, (ii) prohibiting the Company from satisfying its obligations hereunder or (iii) requiring the Company or its subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses.

“Takeover Proposal” means any offer, proposal or indication of interest relating to or concerning (i) a spin-off, share exchange (including a split-off) or business combination involving 20% or more of the capital stock of the Company or any of its subsidiaries or consolidated assets of the Company and its subsidiaries, taken as a whole, (ii) a sale, lease, license, exchange, mortgage, transfer or other disposition of assets representing 20% or more of the consolidated assets, revenues or gross profits of the Company and its subsidiaries, taken as a whole, (iii) a purchase or other acquisition or sale of, or other transaction with respect to, shares of capital stock or other securities (including options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in which any person or “group” (as such term is defined under the Exchange Act) would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the voting power of the capital stock of the Company or any of its subsidiaries, including by way of a tender offer or exchange offer, (iv) a merger, reorganization, recapitalization, consolidation, business combination, liquidation, dissolution or similar transaction involving the Company or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (v) any combination of the foregoing.

“Excluded Party” means any Person or group of Persons (i) from whom the Company receives a bona fide written Takeover Proposal after the date of the Merger Agreement and prior to the No-Shop Period Start Date and (ii) whose Takeover Proposal the Board determines in good faith prior to the start of the No-Shop Period Start Date, after consultation with its outside financial advisor and legal counsel, constitutes a Superior Proposal or a Takeover Proposal that would reasonably be expected to lead to a Superior Proposal; provided, however, that a person or group of persons shall immediately cease to be an Excluded Party (and the provisions of the Merger Agreement applicable to Excluded Parties shall cease to apply with respect to such person) upon the earliest to occur of the following: (x) such Takeover Proposal made by such person or group of persons prior to the No-Shop Period Start Date expires or is withdrawn, or (y) a determination of the Board, after consultation with its outside financial advisor and legal counsel, that such Takeover Proposal made by such person or group of person no longer is or would reasonably be expected to lead to a Superior Proposal.

“Superior Proposal” means any bona fide written Takeover Proposal that was not solicited and did not otherwise result from a violation of the Company’s non-solicitation covenants set forth in the Merger Agreement that the Board has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (i) to be more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Merger Transactions, including any revisions to the Merger Agreement made or proposed in writing by Parent in accordance with the Company’s covenants under the Merger Agreement prior to the time of such determination, and (ii) is reasonably likely to be consummated in accordance with its terms on a timely basis, in each case, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement; however for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

The No-Shop Period—No Solicitation of Other Offers

Subject to the terms and conditions of the Merger Agreement, from the date of the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company has agreed not to, and to cause its subsidiaries and its and their respective directors and officers not to, and to use its commercially reasonable efforts to cause its other representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or knowingly facilitate the making or submission of any offer or proposal that constitutes, or would reasonably be expected to lead to, a Takeover Proposal;

•

participate in any discussions or negotiations regarding a Takeover Proposal with, or furnish any non-public information relating to the Company or its subsidiaries for the purpose of facilitating a Takeover Proposal to, any third party that has made or, to the Company’s knowledge, is considering making a Takeover Proposal, or afford any third party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its subsidiaries for the purpose of encouraging, inducing or facilitating a Takeover Proposal;

•	approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to a Takeover Proposal; or

•

enter into any letter of intent, agreement in principle, memorandum of understanding, or other acquisition agreement, Merger Agreement or similar agreement with respect to a Takeover Proposal, other than an Acceptable Confidentiality Agreement.

In addition, from the date of the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company has agreed to, and to cause its subsidiaries and its and their respective directors and officers to (i) cease and cause to be terminated any discussions or negotiations with any third party and its representatives prohibited by the Merger Agreement, (ii) request the prompt return or destruction of all non-public information concerning the Company and its subsidiaries furnished to any person with whom a confidentiality agreement with respect to a Takeover Proposal was entered into since July 2, 2022, (iii) cease providing any further information with respect to the Company or any Takeover Proposal to any such third party or its representatives and (iv) terminate all access granted to any such third party or its representatives to any physical or electronic data room (or any other diligence access).

Notwithstanding the foregoing restrictions, at any time prior to the adoption of the Merger Agreement by Gelesis Stockholder, the Company may continue to engage in the activities set forth in the foregoing paragraphs in this section “The Merger Agreement—The No-Shop Period—No Solicitation of Other Offers” with respect to any Excluded Party (but only for so long as such person is and remains an Excluded Party), including with respect to any amended or modified Takeover Proposal received from any Excluded Party following the No-Shop Period Start Date.

Additionally, at any time prior to the adoption of the Merger Agreement by Gelesis Stockholders, if the Company receives a Takeover Proposal from a third party that was not received in response to, or as a result of, any breach of the Company’s non-solicitation covenants, and if the Board determines in good faith, after consultation with outside legal and financial advisors, that such Takeover Proposal either constitutes a Superior

Proposal or would reasonably be expected to lead to a Superior Proposal and the Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions set forth below would be inconsistent with its fiduciary duties under applicable law, then the Company may: (A) engage in discussions or negotiations with the third party (including its representatives and potential equity and debt financing sources) with respect to such Takeover Proposal, and (B) furnish nonpublic information to the third party making such Takeover Proposal (and its representatives and potential equity and debt financing sources) if, prior to so furnishing such information, the third party has executed an Acceptable Confidentiality Agreement with the Company; provided that the Company provides to Parent and Merger Sub (and their respective representatives) any information or data that is provided to such third party that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such third party (and in any event within twenty-four (24) hours thereof). The Company will notify Parent that it has entered into an Acceptable Confidentiality Agreement within 24 hours after the execution thereof.

As promptly as reasonably practicable, the Company shall deliver to Parent (a) a written notice setting forth the identity of any Excluded Party from which the Company has received during the Go-Shop Period a Takeover Proposal, (b) a copy of any written materials provided to the Company by such Person or group making such Takeover Proposal, request or inquiry, and (c) a written summary of the material terms and conditions or request for information or inquiry provided orally. Thereafter, the Company will keep Parent reasonably informed of the status of discussions and negotiations with respect to, and the material terms and conditions (including all material amendments or proposed material amendments) of, any such Takeover Proposal and promptly (and in no event later than twenty-four (24) hours thereafter) (i) upon receipt by or on behalf of the Company of any written amendment or written proposed amendment of, or other material proposal with respect to, any such Takeover Proposal, the Company will give Parent a copy thereof and (ii) upon receipt by or on behalf of the Company of any material oral amendment to, any such Takeover Proposal, the Company will give Parent a written summary thereof. In addition, the Company will (whether during or after the Go-Shop Period) promptly (and in any event within twenty-four (24) hours) notify Parent of (A) the entry by the Company or any of its subsidiaries into an Acceptable Confidentiality Agreement with a third party who has made or could make a Takeover Proposal (or, if such third party was already party to a confidentiality agreement with the Company or any of its subsidiaries, then the Company shall instead notify Parent within twenty-four (24) hours of granting data room access to such third party or its representatives, it being understood that such notification need only be made one time with respect to such third party and its representatives) and (B) any Takeover Proposal received by the Company or any of its subsidiaries or representatives, which notice shall be provided orally and in writing, and which shall identify the material terms and conditions thereof and, thereafter, any material change to the terms thereof and the person or group making such Takeover Proposal and include copies of all documents and other written materials (including any letter of intent, term sheet or draft of a definitive agreement) submitted with such Takeover Proposal. From and after the expiration of the Go-Shop Period, the Company shall keep Parent reasonably informed on a reasonably current basis of the status and any material developments (including all amendments or proposed amendments, whether or not in writing) regarding any Takeover Proposals or any material change to the terms of any such Takeover Proposal, and promptly (and in any event within twenty-hour (24) hours) provide Parent with copies of all documents and other written materials (including any letter of intent, term sheet or draft or definitive agreement) relating to any Takeover Proposal (including the financing thereof).

Special Meeting

The Company has agreed to take as promptly as reasonably practicable all action necessary in accordance with the DGCL, the Certificate of Incorporation and the Bylaws to duly call, give notice of, convene and hold a meeting of the Gelesis Stockholders as promptly as reasonably practicable after the clearance of this proxy statement by the SEC (which meeting will in no event be scheduled initially for a date that is later than the 35th day following the first mailing of this proxy statement without the written consent of Parent), for the purpose of obtaining the approval and adoption of the Merger Agreement. The Company is permitted to postpone or adjourn such meeting only (a) if Parent has consented to such action in writing, (b) if the Board has determined in good faith, after consultation with Parent, that such delay is required by applicable laws to comply with comments made by the SEC with respect to the Proxy Statement or to allow reasonable time for the mailing of any supplemental or amended disclosure required thereby, (c) to solicit additional proxies, if the Company reasonably believes there will be insufficient shares of Company Common Stock of the Company represented (either in person or by proxy) to constitute a quorum necessary either to conduct the business of the Special Meeting or to obtain Company Stockholder Approval.

Subject to the Board’s rights to effect an Adverse Recommendation Change as described in the section of this proxy statement entitled “The Merger Agreement—Adverse Recommendation Change,” the Board will include the Board recommendation in the proxy statement and use its commercially reasonable efforts to solicit proxies in favor of the adoption of the Merger Agreement and the Merger Transactions to Gelesis Stockholders and obtain the Company Stockholder Approval.

Adverse Recommendation Change

Except as otherwise permitted by the Merger Agreement, the Board will not (a) withdraw (or qualify or modify in any manner), or propose publicly to withdraw (or qualify or modify in any manner), the Board recommendation (and the parties agreed that it will be considered a modification of the Board recommendation if (i) any Takeover Proposal structured as a tender or exchange offer is commenced and the Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten (10) business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (ii) any Takeover Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Board fails to issue a public press release within five (5) business days of such public announcement providing that the Board reaffirms the Board recommendation), (b) approve, recommend or declare advisable any Takeover Proposal (or propose to approve, recommend or declare advisable any Takeover Proposal) (and the parties agreed that the Board will be considered to have approved any Takeover Proposal if Gelesis enters into an Acquisition Agreement (as defined below) with respect to a Takeover Proposal), (c) fail to publicly reaffirm the Board recommendation within five (5) business days after Parent so requests in writing (and the parties agreed that Gelesis will have no obligation to make such reaffirmation on more than two separate occasions with respect to any Takeover Proposal (and the parties agreed that any material modification to the terms of any Takeover Proposal will be deemed to be a new Takeover Proposal)) or (d) fail to include the Board recommendation in this proxy statement (any such action, an “Adverse Recommendation Change”).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the adoption of the Merger Agreement by Gelesis Stockholders, the Board may effect an Adverse Recommendation Change and/or cause Gelesis to terminate this Agreement pursuant to the termination provisions in the Merger Agreement in response to a Superior Proposal received by Gelesis at any time after the date of the Merger Agreement if (but only if): (a) the Board will have determined in good faith (after consultation with its outside legal and financial advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law; (b) Gelesis will have given Parent at least four (4) business days prior written notice of its intention to effect an Adverse Recommendation Change or terminate the Merger Agreement in response to such Superior Proposal, which will include a description of the terms and conditions of the Superior Proposal, the identity of the party making the Superior Proposal and a copy of any acquisition-related agreements (whether binding or non-binding) relating to such Superior Proposal, including any related financing commitments, if any; (c) Gelesis will have complied in all material respects with its obligations to notify Parent of certain events with respect to Takeover Proposals and its other covenants with respect to its ability effect an Adverse Recommendation Change with respect to such Superior Proposal; (d) Gelesis shall have negotiated in good faith with Parent and its representatives (to the extent Parent desires to negotiate) with respect to the terms and conditions of this Agreement to enable Parent to propose any adjustments in the terms and conditions of the Merger Agreement such that such Takeover Proposal would cease to constitute a Superior Proposal; (e) following such four (4) business day period, the Board (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement that are binding on Parent and Merger Sub and irrevocable by Parent and Merger Sub until the expiration of the foregoing four-business day period (assuming the execution and delivery by Gelesis of the applicable acquisition-related agreements (whether binding or non-binding)) and any other information provided by Parent) shall have determined that the failure of the Board to make such an Adverse Recommendation Change or to terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable law; and (f) in the event of a termination of the Merger Agreement in order to cause Gelesis to enter into an acquisition-related agreement (whether binding or non-binding) with respect to such Superior Proposal (other than an Acceptable Confidentiality Agreement) (an “Acquisition Agreement”), Gelesis will have validly terminated the Merger Agreement in accordance with the termination provisions in the Merger Agreement, including paying the Termination Fee, as described further in the section of this proxy statement entitled “The Merger Agreement—Termination.” In the event of any material amendments or modifications to such Takeover Proposal (and the parties agreed that any change to the financial terms of such proposal shall be deemed a material modification), Gelesis will be required to deliver a new written notice to Parent and to comply with the other requirements to effect an Adverse Recommendation Change with respect to such new written notice (and the parties agreed that upon the delivery of a new notice the four (4) business day period will be deemed to be the longer of (i) a three (3) business day period or (ii) the number of business days remaining on the prior notice).

In addition, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the adoption of the Merger Agreement by Gelesis stockholders, the Board may also effect an Adverse Recommendation Change in response to an Intervening Event in the event that the Board determines in good faith, after consultation with Gelesis’ outside legal counsel, that the failure of the Board to take such action would be inconsistent with its fiduciary duties under applicable law if (but only if): (i) the Board will have given Parent at least four (4) business days prior written notice of Gelesis’ intention to effect an Adverse Recommendation Change in response to such Intervening Event, which will include a description in reasonable detail of the applicable Intervening Event; (ii) the Board will have given Parent an opportunity to meet and negotiate with Gelesis and its advisors during the foregoing four (4) business day period (to the extent that Parent desires to so meet and negotiate) to discuss the foregoing Intervening Event and any adjustments or revisions to the terms of the Merger Agreement proposed by Parent in response thereto to obviate the need to effect an Adverse Recommendation Change; and (iii) following such four (4) business day period, the Board, after consultation with Gelesis’ outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement, will have determined that the failure of the Board to make such an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable law; provided, that each time any material amendment or modification to the Intervening Event occurs, Gelesis shall notify Parent of such amendment or modification in writing and the time period set forth in the preceding clause (ii) shall recommence and be extended for three (3) business days from the day of such notification.

For purposes of this proxy statement and the Merger Agreement:

“Intervening Event” means any material event, fact, circumstance, development or occurrence that (a) was not known, or reasonably foreseeable, by the Board as of the date of the Merger Agreement (or if known, the magnitude or material consequences of which were not known by the Board as of the date of the Merger Agreement), and (b) does not relate to (i) the public announcement of the Merger Agreement, (ii) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof, (iii) any change in the price or trading volume of Gelesis’ common stock or any other securities of Gelesis, any change in credit rating of Gelesis or the fact that Gelesis meets or exceeds (or does not meet or exceed) internal or published budgets, projections, forecasts or predictions of financial performance for any period (except that the underlying causes of such changes may constitute or be taken into account in determining whether there has been an Intervening Event to the extent not otherwise excluded under the Merger Agreement), (iv) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or in any industry or industries in which Gelesis or its subsidiaries operate, (v) changes in GAAP, other applicable accounting rules or applicable law (or the interpretation thereof), (vi) any changes relating to Parent or its affiliates, or (vii) the timing of any licenses, authorizations, permits, consents or approvals required pursuant to the Merger Agreement to be obtained prior to the Effective Time in connection with the Merger Transactions or the pendency of the Merger Transactions.

Filings

The Company, Parent and Merger Sub will use their respective commercially reasonable efforts to promptly:

•

obtain any consents, approvals, registrations, waivers, permits, orders, clearances or other authorizations from, and make any filings and notifications with, any governmental authority or third party necessary, proper or advisable under any antitrust law or any other applicable law to consummate the Merger Transactions;

•

make any other submissions necessary, proper or advisable in connection with the Merger Transactions under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the DGCL, the DLLCA and the NYSE or Nasdaq rules and regulations, as applicable, and any other applicable law;

•

take or cause to be taken all other actions necessary, proper or advisable with respect to the Merger Transactions to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such laws, including cooperating and consulting with each other in connection with the making of all such filings and notifications; and

•

reasonably cooperate to file a notification with the Presidency pursuant to Article 2 of Italy’s Law Decree No. 21/2012, converted with amendments by Law No. 56/2012 (provided, such obligation is waived by the parties to the Merger Agreement, subject to the satisfaction of the Conditions to Waiver, pursuant to the Waiver Agreement (described more fully in the section of this proxy statement entitled “Special Factors—Regulatory Approvals”).

Financing

The Merger Agreement does not contain any financing conditions to consummation of the Merger. Parent estimates that the total funds necessary to complete the Merger will be approximately $[•] million, including related fees and expenses. Parent expects these amounts to be funded with available cash on its balance sheet.

Employee Matters

During the period commencing at the Effective Time and ending on the first anniversary of the Merger, each employee of the Company or any of its subsidiaries who becomes or remains, as applicable, an employee of Parent, the Surviving Company or any of their subsidiaries on and following the Effective Time (each, a “Continuing Employee” and collectively, the “Continuing Employees”), will be provided with (i) an annual rate of base salary or base wage that is no less favorable than the annual rate of base salary or base provided to such Continuing Employee by the Company or any of its subsidiaries immediately prior to the Effective Time, (ii) target annual cash bonus opportunities that are no less favorable than the annual cash bonus opportunities provided to such Continuing Employee by the Company or any of its subsidiaries immediately prior to the Effective Time (excluding specific performance goals) and (iii) other benefits (excluding any equity-based compensation, change of control, transaction or retention bonuses, pension, or deferred compensation benefits) that are substantially comparable in the aggregate to either, at Parent’s election, (A) the employee benefits (subject to the same exclusions) provided to similarly situated employees of Parent and its subsidiaries, or (B) those provided to such Continuing Employee by the Company or any of its subsidiaries immediately prior to the Effective Time.

Additionally, each Continuing Employee will be given credit for service with the Company or its subsidiaries for purposes of participation in any applicable benefit programs of Parent or its subsidiaries, to the same extent that such service was recognized prior to the Effective Time under the corresponding Company benefit plan, except that such service need not be credited to the extent that it would result in duplication of coverage or benefits or for purposes of a defined benefit pension plan or paid time-off. From and after the Effective Time, Parent will or will cause its subsidiaries (including the Surviving Company) to use commercially reasonable efforts to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any U.S. group health plans of Parent or its subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents and (ii) give each of the Continuing Employees located in the United States credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits under any U.S. group health plans of Parent or its subsidiaries for amounts paid prior to the Effective Time during the portion of the plan year prior to the Effective Time.

Conditions to the Merger

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or before the Effective Time of each of the following conditions:

•	the Company Stockholder Approval will have been obtained;

•

no law or order issued by any governmental authority of competent jurisdiction will be in effect (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits or makes illegal consummation of the Merger; and

•

the Presidency will have issued a decision clearing the Merger Transactions without conditions, prescriptions, recommendations or similar measures in regard to Parent, the Company or its subsidiaries (or only with conditions, prescriptions, recommendations or similar measures in regard to Parent, the Company or its subsidiaries that are deemed acceptable by Parent in its sole discretion), and (i) the Presidency will have declared the Merger Transactions outside the scope of Law Decree No. 21/2012 or (ii) the relevant review period set forth by Article 2 of Law Decree No. 21/2012, eventually as extended pursuant to Article 2 of Law Decree No. 21/2012, will have expired with no express decision of the Presidency; provided, such condition to the Closing is waived by the parties to the Merger Agreement, subject to the satisfaction of the Conditions to Waiver, pursuant to the Waiver Agreement (described more fully in the section of this proxy statement entitled “Special Factors—Regulatory Approvals”).

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or before the Effective Time of each of the following additional conditions:

•

the representations and warranties of the Company with respect to capitalization will be true and correct in all respects, other than inaccuracies that are de minimis in amount, as of June 12, 2023 and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

the representations and warranties of the Company with respect to organization and good standing, corporate authorization, brokers and financial advisors and state takeover laws will be true and correct in all material respects (disregarding all qualifications or limitations as to materiality and material adverse effect and words of similar import set forth in the Merger Agreement) as of June 12, 2023, and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

all other representations and warranties of the Company set forth in the Merger Agreement will be true and correct (disregarding all qualifications or limitations as to materiality and material adverse effect and words of similar import set forth in the Merger Agreement) as of June 12, 2023, and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect;

•

the performance and compliance by the Company in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Closing;

•	there having not occurred a material adverse effect with respect to the Company after the date of the Merger Agreement that is continuing;

•

the receipt by Parent at the Closing of a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in the preceding five bullets have been satisfied;

•

the receipt by Parent and Merger Sub of a resignation letter (in a form reasonably acceptable to Parent) from each director of the Company, if and as requested by Parent in writing at least five (5) business days prior to the Closing, effectuating the resignation of such director as a member of the Board effective as of the Effective Time;

•

in connection with the Submission, (i) except where the FDA has granted 510(k) clearance to the product, the Submission will have remained under review by the FDA from June 12, 2023 through the Closing and the FDA will not have completed its review cycle; and (ii) the Company will not have received (A) a “not substantially equivalent letter” from the FDA nor (B) another notice from the FDA identifying any major deficiencies or minor deficiencies, which, individually or in the aggregate (x) would not reasonably be likely to be resolved to the FDA’s satisfaction by December 31, 2023 and/or (y) are reasonably expected to, or do in fact, cost in excess of $200,000 to remediate (in the case of clauses (x) and (y), as determined by Parent in good faith after consultation with the Company with respect to such matters) (the occurrence of (A) or (B), a “Burdensome Event”);

•

none of the Company or any of its subsidiaries will be subject to any bankruptcy, reorganization, liquidation, receivership or insolvency proceeding and will not have taken any formal corporate action to commence any bankruptcy, reorganization, liquidation, receivership or insolvency proceeding;

•

each of the Holders of the 2022 Notes will have provided written consent to the assignment of such 2022 Notes from the Company to the Surviving Company; provided, that this condition will be deemed to have been satisfied in the event an amendment to the Merger Agreement to effect the Structuring Amendment is entered into accordance with the Merger Agreement;

•

the 2022 Notes will have been amended to permit the conversion of all the outstanding debt obligations under the 2022 Notes into shares of the Surviving Company and any other terms reasonably determined by Parent; and

•

Gelesis S.r.l. will have provided documentation in form and substance satisfactory to Parent that Gelesis S.r.l. and Fondo will have signed a binding agreement whereby Fondo has agreed to (i) defer all of the outstanding principal payment of €1,875,000 payable by Gelesis S.r.l. under Section 4.1 of that certain Quotaholder Loan Agreement, by and between Fondo and Gelesis S.r.l., dated as of July 29, 2020 (as may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time) from December 31, 2023 to December 31, 2025 (the “RIF Payment Deferral”), such that the payment obligations thereof will commence on December 31, 2025, and (ii) amend any other provisions in any RIF Agreement related to or in connection with the RIF Payment Deferral.

With regard to the Submission, in June 2023, the Company received feedback from the FDA on the Company’s 510(k) submission, and the Company anticipates updating the application during the fourth quarter of 2023. The major and minor deficiencies identified in the FDA Letter are expected to cost in excess of $200,000 to remediate and an indeterminate time period beyond December 31, 2023, to do so, which, under the Merger Agreement, constitutes a “Burdensome Event”. Parent may terminate the Merger Agreement in the event of a Burdensome Event. The Company continues to work with the FDA to address such deficiencies. The Company provides Parent with regular updates regarding the status of the Company’s 510(k) submission and plans to seek a waiver from Parent in connection with the closing condition related to the 510(k) submission and approval. If

Parent chooses to terminate the Merger Agreement in the event of a Burdensome Event, there is no guarantee the Company will be able to find an alternative transaction on a timeline sufficiently fast to enable the Company to fund its operations, if at all, and there is a possibility the Company will have to file for bankruptcy shortly following any such termination.

The obligations of the Company to effect the Merger are subject to the satisfaction or waiver on or before the Effective Time of each of the following conditions:

•

each representation and warranty of Parent and Merger Sub contained in the Merger Agreement (disregarding all qualifications or limitations as to materiality and material adverse effect and words of similar import set forth in the Merger Agreement) will be true and correct as of June 12, 2023, and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect;

•

the performance and compliance by Parent and Merger Sub in all material respects with all obligations, covenants and agreements required to be performed or complied with by them under the Merger Agreement at or prior to the Closing;

•	the receipt by the Company within 24 hours following the execution of the Merger Agreement of the adoption of the Merger Agreement by the affirmative vote or consent of Merger Sub; and

•

the receipt by the Company at the Closing of a certificate signed on behalf of Parent by an authorized signatory, certifying that the conditions set forth in the preceding two bullets have been satisfied.

Termination

The Merger Agreement may be terminated and the Merger Transactions may be abandoned by the mutual written consent of the Company and Parent and by either Parent or the Company at any time prior to the Effective Time upon written notice to the other party in the following circumstances:

•

at any time after the Outside Date if the Effective Time has not occurred on or before the Outside Date; provided that this termination right will not be available to any party if such party has failed to perform any of its covenants or agreements under the Merger Agreement and such failure constitutes a material breach of the Merger Agreement and has been a principal cause of the failure of the Effective Time to occur by the Outside Date;

•

an order issued by any governmental authority of competent jurisdiction is in effect (whether temporary, preliminary, or permanent) that restrains, enjoins or otherwise prohibits or makes illegal consummation of the Merger becomes final and nonappealable, except that this termination right will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such order; or

•

the Company Stockholder Approval has not been obtained after a vote has been taken on the matter at the Special Meeting or any adjournment or postponement thereof at which a vote on the adoption of the Merger Agreement is taken.

The Merger Agreement may be terminated and the Merger Transaction abandoned by Parent:

•

if the Company has breached any of its representations or warranties or failed to perform any of its covenants or agreements contained in the Merger Agreement, and which breach or failure (a) would result in a failure of any of the conditions to the obligations of Parent and Merger Sub to complete the Merger in respect of the accuracy of the Company’s representations and warranties or its compliance with its covenants and (b) by its nature cannot be cured or has not been cured by the Company by the earlier of (i) the Outside Date and (ii) the date that is twenty (20) calendar days after the Company’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are then in material breach of their respective representations or warranties or materially failing to perform their respective covenants or agreements contained in the Merger Agreement in a manner that would allow the Company to terminate the Merger Agreement due to Parent or Merger Sub’s breach of their representations or warranties or either of their failure to perform any of their covenants or agreements contained in the Merger Agreement;

•

if (a) the Board or a committee thereof, has effected an Adverse Recommendation Change or (b) the Company has materially breached any of its obligations in respect of an Adverse Recommendation Change, its non-solicitation covenants, or its covenants to provide notice regarding Takeover Proposals; provided, that a breach of the Company’s non-solicitation covenants by any employee of the Company (other than any director or officer of the Company) or by any other representative of the Company will not be deemed a breach for purposes of this termination right unless the Company has breached its obligations to cause, or to use reasonable best efforts to cause, as applicable, such employee or such representative to promptly cease any actions that constitute a failure to comply with the terms with regard to non-solicitation covenants in the Merger Agreement after any director or officer of the Company becomes aware of such actions;

•

if the Company (a) exceeds by 15% or greater of the aggregate spending set forth in any Biweekly Budget delivered to Parent in accordance with the Merger Agreement (the “Budget Deficit”), and the Company has not demonstrated (i) additional revenue or funding from a source other than sources of cash set forth in such Biweekly Budget or (ii) reduction in the expected expenditure set forth in the Biweekly Budget for the following bi-weekly period, in either case, in the aggregate, in the amount of the Budget Deficit in the following bi-weekly period, or (b) fails to use commercially reasonable efforts to timely deliver any Biweekly Budget or Monthly Budget; or

•	in the event of a Burdensome Event.

•	The Merger Agreement may be terminated and the Merger Transactions abandoned by the Company:

•

at any time before the receipt of the Company Stockholder Approval, in order to enter into an Acquisition Agreement in respect of a Superior Proposal pursuant to and in accordance with its Adverse Recommendation Change covenants, so long as (a) substantially concurrently with such termination the Company pays the Termination Fee and Termination Expenses (as defined below), (b) substantially concurrently or immediately following such termination, the Company enters into a definitive Acquisition Agreement in respect of such Superior Proposal, and (c) the Company has complied with its Adverse Recommendation Change and non-solicitation covenants and obligations under the Merger Agreement; or

•

if Parent or Merger Sub has breached any of their respective representations or warranties, or fails to perform any of their respective covenants or agreements contained in the Merger Agreement, and which breach or failure (a) would, individually or when aggregated with any such other breaches or failures, result in a material adverse effect and (b) by its nature cannot be cured or has not been cured by Parent or Merger Sub, as applicable, by the earlier of (i) the Outside Date and (ii) the date that is twenty (20) calendar days after the Parent’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in material breach of its representations or warranties or materially failing to perform its covenants or agreements contained in the Merger Agreement in a manner that would allow Parent to terminate the Merger Agreement due to the Company’s breach of its representations or warranties or its failure to perform any of its covenants or agreements contained in the Merger Agreement.

Termination Fee

The Company will be required to pay to Parent the Termination Fee and Termination Expenses in the following circumstances:

•	if the Merger Agreement is terminated by the Company in order to enter into an Acquisition Agreement in respect of a Superior Proposal;

•

if the Merger Agreement is terminated by Parent due to (a) the Board or committee thereof having effected an Adverse Recommendation Change or the Company’s material breach of its (i) covenants in respect of effecting an Adverse Recommendation Change due to an Intervening Event, (ii) non-solicitation covenants or (iii) covenants to provide notice regarding Takeover Proposals or (b) the failure of the Effective Time to occur prior to the Outside Date (provided, that at such time Parent has complied with its obligations under the Merger Agreement such that Parent would not be prohibited from terminating the Merger Agreement due to the failure of the Effective Time to occur prior to the Outside Date) or the failure to obtain the Company Stockholder Approval, in each case of this clause (b), at a time when Parent would be permitted to terminate the Merger Agreement pursuant to clause (i); or

•

if (a) following the date of the Merger Agreement and prior to the time of termination of the Merger Agreement, a bona fide Takeover Proposal has been publicly disclosed, or otherwise made known to the Board or the Company’s management and, in each case, such Takeover Proposal has not been withdrawn at least four (4) business days prior to the date of the Special Meeting, (b) thereafter the Merger Agreement is terminated by (x) either party due to the failure to obtain the Company Stockholder Approval, (y) either party due to the failure of the Effective Time to occur prior to the Outside Date (provided, that at such time Parent has complied with its obligations under the Merger Agreement such that Parent would not be prohibited from terminating the Merger Agreement due to the failure of the Effective Time to occur prior to the Outside Date) or (z) Parent due to the Company’s breach of any of its representations or warranties, or failure to perform any of its covenants or agreements as described further in the section of this proxy statement captioned “The Merger Agreement—Termination”, and (c) within twelve (12) months following the date of such termination, the Company enters into a definitive contract with respect to a Takeover Proposal (which is later consummated) or any Takeover Proposal is consummated, in each case whether or not involving the same Takeover Proposal or the party making the Takeover Proposal referred to in clause (a). For purposes of the foregoing clauses (a) and (c) only, references in the definition of the term “Takeover Proposal” to the figure “20%” will be deemed to be replaced by “50%.”

Expenses

Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the Merger Transactions will be paid by the party incurring such cost or expense.

Specific Performance

The parties to the Merger Agreement will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any appellate court therefrom, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to the Merger Agreement agree to waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party to the Merger Agreement also agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Additional Covenants

The Merger Agreement also contains certain other covenants, including relating to cooperation in the preparation and filing of this proxy statement and the Schedule 13E-3, de-registration of the Company’s common stock and warrants, notifying the other party of certain events, the provision of bridge financing to the Company, the delivery of a FIRPTA certificate to Parent, taking certain actions with respect to persons who remain entitled to shares of common stock in connection with the Company’s 2022 business combination, the delivery of a notice of the Merger to certain commercial counterparties, providing access to certain information to Parent prior to Closing and the making of public announcements.

Indemnification; Directors’ and Officers’ Insurance

For six years from and after the Effective Time, Parent will, and will cause the Surviving Company to, maintain officers’ and directors’ liability and fiduciary liability insurance in respect of acts, errors or omissions occurring on or before the Effective Time, including in respect of the Merger Transactions, covering each such person currently covered by the Company’s officers’ and directors’ liability and fiduciary liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect prior to the Effective Time. Such obligation will be deemed to have been satisfied if, at or prior to the Effective Time, the Company purchases six year prepaid “tail” policies on terms and conditions providing coverage retentions, limits and other material terms no less favorable than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising at or prior to the Effective Time, except that the Company may not commit or spend on such “tail” policies annual premiums in excess of 300% of the annual premiums paid by the Company in its last full fiscal year prior to the Effective Time for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if such premiums for such “tail” policies would exceed 300% of the Base Amount, then the Company will purchase policies that provide the maximum coverage available at an annual premium equal to 300% of the Base Amount. Parent will cause the Surviving Company to maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

Following the Effective Time, Parent will, and will cause the Surviving Company to, fulfill and honor in all respects all rights to indemnification, exculpation, and advancement of expenses existing in favor of the current or former directors and officers of the Company (each “Indemnified Party”) as provided in the Certificate of Incorporation, our Bylaws or any indemnification agreements of the Company or its subsidiaries in effect and disclosed to Parent prior to the date of the Merger Agreement for acts, errors or omissions occurring on or prior to the Effective Time, including in respect of the Merger Transactions, and such rights will continue in full force and effect until the later of six years from and after the Effective Time or the expiration of the applicable statute of limitations with respect to any such claims against any Indemnified Party arising out of such acts, errors or omissions. The rights to indemnification, exculpation, and advancement of expenses as provided in the Certificate of Incorporation, our Bylaws or any contract of the Company or its subsidiaries will not be amended, repealed or otherwise modified from and after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party unless such modification is required by applicable law.

Amendment

Subject to compliance with applicable law, at any time prior to the Effective Time, the Merger Agreement may only be amended or supplemented in any and all respects by written agreement of Parent, Merger Sub and the Company; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by the Gelesis Stockholders without such approval.

Waiver

Prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered under the Merger Agreement or (c) subject to applicable law, waive compliance by the other party with any of the covenants or conditions contained in the Merger Agreement. The failure of any party to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under the Merger Agreement.

THE VOTING AND SUPPORT AGREEMENT

The following describes the material provisions of the Voting Agreement, the form of which is attached as Annex D to this proxy statement, and which is incorporated by reference within this proxy statement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Voting Agreement. This summary does not purport to be complete and may not contain all of the information about the Voting Agreement that is important to you. You are encouraged to read carefully the form of Voting Agreement in its entirety.

In connection with the execution of the Merger Agreement, on June 12, 2023, the Company entered into Voting Agreement with the Supporting Stockholder, which owns approximately [•]% of the voting power of the issued and outstanding shares of the Company common stock entitled to vote at the Special Meeting as of the Record Date.

Pursuant to the Voting Agreement, the Supporting Stockholder irrevocably and unconditionally agreed that, at every meeting of the Gelesis Stockholders, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the Gelesis Stockholders, each such Supporting Stockholder shall, or shall cause the holder of record on any applicable record date, to the fullest extent that such stockholder’s shares beneficially owned (the “Covered Shares”) are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present for the purpose of determining a quorum; and (b) be present, in person or by proxy, and vote, or cause to be voted, or deliver, or cause to be delivered, a written consent with respect to, all such Covered Shares in favor of (i) the adoption of the Merger Agreement and approval of the Merger and the Merger Transactions and (ii) other matters that would reasonably be expected to facilitate the Merger and the Merger Transactions, including any proposal to adjourn or postpone any meeting of the Gelesis Stockholders to a later date. The Supporting Stockholder agreed to vote against any Adverse Proposal.

For the purpose of the Voting Agreement, an “Adverse Proposal” is (i) any Takeover Proposal; (ii) any change in the present capitalization of the Company or any amendment or other change to the Company organizational documents in contravention of the Merger Agreement or the actions contemplated thereby; (iii) any action, proposal or transaction that would reasonably be expected to result in a breach in any material respect of any covenant, agreement, representation or warranty or any other obligation of the Company set forth in the Merger Agreement or of any Supporting Stockholder contained in the Voting Agreement; (iv) any other action, proposal or transaction that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or prevent the consummation of, or otherwise adversely affect, the Merger, the Merger Transactions or the other transactions contemplated by the Voting Agreement; or (v) any changes in the majority of the members of the Board based on the composition of the Board as of June 12, 2023.

In addition, pursuant to the Voting Agreement, the Supporting Stockholder agreed to not Transfer (as defined below) its shares prior to: (a) the earlier of (i) the Effective Time and (ii) the date and time that the Merger Agreement is validly terminated (the “Expiration Time”) or (b) the termination of the Voting Agreement; provided, however, (a) that if such Supporting Stockholder is an individual may (x) Transfer any Covered Shares to any members of such Supporting Stockholder’s immediate family, or to a trust solely for the benefit of such Supporting Stockholder or any member of such Supporting Stockholder’s immediate family, (y) Transfer any Covered Shares by will or under the laws of intestacy upon the death of such Supporting Stockholder, or (z) Transfer pursuant to a qualified domestic court order, or (b) that if such Supporting Stockholder is an entity may Transfer Covered Shares to an entity under such Supporting Stockholder’s control or to a partner or member of such Supporting Stockholder, provided that the applicable transferees agree in writing, (A) that all of the statements in Section 5 of the Voting Agreement are true and correct upon the Transfer and, in a form reasonably satisfactory to Parent, (B) to be bound by the terms, provisions, obligations and covenants set forth in the Voting Agreement to the same extent as if such transferee were an original party to the Voting Agreement, with the Company named as an express third-party beneficiary of such agreements; and (c) if any involuntary Transfer of any of such Supporting Stockholder’s Covered Shares shall occur (including a sale by such Supporting Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the Supporting Stockholder shall cause the transferee to, subject to applicable law, take and hold such Covered Shares subject to all of the terms, provisions, restrictions, obligations, liabilities and rights under the Voting Agreements, which shall continue in full force and effect until the Expiration Time or termination of the Voting Agreement.

In addition, pursuant to the Voting Agreement, the Supporting Stockholder agreed not to, and to cause its controlled affiliates not to, and its and their respective representatives not to, directly or indirectly (i) solicit, initiate, or encourage the submission or announcement of Takeover Proposal; (ii) furnish any non-public information regarding the Company to any third party in connection with a Takeover Proposal; (iii) engage in or otherwise facilitate discussions or negotiations with any third party with respect to any Takeover Proposal; (iv) adopt, approve, endorse or recommend, or publicly propose to adopt, approve endorse or recommend, any Takeover Proposal or enter into any letter of intent, support agreement or similar document, agreement, commitment or agreement in principle relating to or facilitating a Takeover Proposal; (v) become a member of a “group” (as defined in Section 13(d)(3) under the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing, discouraging or competing with or taking any actions inconsistent with the transactions contemplated by the Voting Agreement or the Merger Agreement or (vi) agree to do any of the foregoing until the earlier of (a) the termination of the Voting Agreement in accordance with the terms thereof or (b) the date and time that the Merger Agreement is validly terminated in accordance with the terms and provisions thereof. The Supporting Stockholder further agreed to, and to cause its controlled affiliates and its and their respective representatives to, immediately cease and cause to be terminated any existing solicitations of, or discussions or negotiations with, any third party relating to any Takeover Proposal.

The Supporting Stockholder irrevocably waived and agreed not to exercise any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to any of the Supporting Stockholder’s Covered Shares. The Voting Agreement will terminate automatically at the Expiration Time; provided that a Supporting Stockholder may terminate the Voting Agreement as to itself upon the entry by the Company without the prior written consent of the Supporting Stockholder into any amendment, waiver or modification to the Merger Agreement that results in (i) a change to the form of consideration to be paid thereunder or (ii) a decrease in the Merger Consideration.

For the purposes of the Voting Agreement, “Transfer” means any direct or indirect (i) sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), voluntarily or involuntarily, or entry into any contract, option or other arrangement or understanding with respect to any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer pursuant to the Voting Agreement or the Merger Agreement) or any right, title or interest therein; (ii) (a) deposit of any Covered Shares into a voting trust, (b) entry into a voting agreement with respect to any Covered Shares (other than the Voting Agreement) or (c) grant of any irrevocable or revocable proxy, corporate representative appointment or power of attorney (or other consent or authorization) with respect to any Covered Shares (other than as set forth in the Voting Agreement); or (iii) agreement, arrangement, understanding or commitment (whether or not in writing) to take any of the actions referred to in the foregoing sub-paragraphs (i) or (ii); provided, however, that Transfer shall not include: (A) with respect to any Company Options held by a Supporting Stockholder that expire on or prior to the termination of the Voting Agreement, any transfer, sale or other disposition of any Covered Shares to the Company as payment for the (1) exercise price of such Company Options and (2) taxes applicable to the exercise of such Company Options or (B) with respect to any Company RSUs granted to a Supporting Stockholder, (1) any transfer for the net settlement of such Company RSUs settled in Covered Shares to pay any tax withholding obligations or (2) any transfer for receipt upon settlement of such Company RSUs, and the sale of a sufficient number of Covered Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by the Supporting Stockholder as a result of such settlement.

THE NOTE AND WARRANT PURCHASE AGREEMENT

The following describes the material provisions of the NPA, which is incorporated by reference within this proxy statement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the NPA. This summary does not purport to be complete and may not contain all of the information about the NPA that is important to you. You are encouraged to read carefully the NPA in its entirety.

On February 21, 2023, Gelesis entered into that certain Note and Warrant Purchase Agreement, dated February 21, 2023 (as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4), by and among the Note Parties, Parent and certain other investors party thereto from time to time, pursuant to which the Note Issuers issued convertible senior secured promissory notes (the “Notes”) and PureTech Warrants to purchase shares of Company Common Stock. On February 21, 2023, for a cash purchase price of $5.0 million, the Note Issuers issued to Parent a Note in the aggregate principal amount of $5.0 million, together with PureTech Warrant No. 1. Prior to Amendment No. 2, the NPA provided that upon the satisfaction of the conditions set forth therein, the Note Issuers would issue and sell to Parent, and Parent would purchase from the Note Issuers Additional Notes. Additionally, (i) on May 1, 2023, for a cash purchase price of $2.0 million, the Note Issuers issued to Parent an Additional Note in the aggregate principal amount of $2.0 million, together with PureTech Warrant No. 2; and (ii) on May 26, 2023, for a cash purchase price of $350,000, the Note Issuers issued to Parent an Additional Note in the aggregate principal amount of $350,000, together with PureTech Warrant No. 3.

In connection with the execution of the Merger Agreement, on June 12, 2023, Parent and the Note Parties entered into Amendment No. 2, which provides, among other things, that: (i) the aggregate principal amount of Additional Notes issuable to Parent under the NPA be increased from $5.0 million to $5.35 million, (ii) no Warrant will be issuable in connection with the Company’s sale of the Bridge Note (as defined below) to Parent, and (iii) if any Note Party enters into a binding definitive agreement with respect to a Takeover Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—The Go-Shop Period—Solicitation of Other Offers”) with any party other than Parent and/or its affiliates, the Company will immediately pay to Parent an amount equal to 200% of the aggregate principal amount of outstanding Additional Notes, and the Additional Notes will be canceled. In addition, on June 12, 2023, Parent provided $3.0 million of bridge financing to the Company pursuant to Parent’s purchase of an Additional Note in the principal amount of $3.0 million (the “Bridge Note”) for a $3.0 million cash purchase price. No Warrant was issued to Parent in connection with Parent’s purchase of the Bridge Note.

On June 28, 2023, Parent and the Note Parties entered into Amendment No. 3, pursuant to which Parent, as the sole holder of Notes issued under the NPA, agreed to extend the maturity date of all Notes to March 31, 2024.

On September 20, 2023, the Note Parties and Parent entered into NPA Amendment No. 4, pursuant to which, among other things, (i) the aggregate principal amount of Additional Notes issuable to Parent pursuant to the NPA was increased to $6.85 million and (ii) the Notes Issuers issued an Additional Note in the aggregate principal amount of $1.5 million to Parent for a cash purchase price of $1.5 million.

The aggregate principal amount of Notes issued under the NPA, including the Bridge Note, is $11.85 million.

The Notes bear interest at a rate of 12% per annum and mature on March 31, 2024, unless earlier converted or redeemed. The Notes are convertible at the option of Parent into a number of shares of Company Common Stock equal to (x) the outstanding principal amount of such Note plus accrued and unpaid interest divided by (y) the conversion price. The conversion prices of the Notes are: (i) with respect to the Initial Note in aggregate principal amount of $5.0 million issued on February 21, 2023, $0.2744, (ii) with respect to the Additional Note in the aggregate principal amount of $2.0 million issued on May 1, 2023, $0.0182, (iii) with respect to the Additional Note in the aggregate principal amount of $350,000 issued on May 26, 2023, $0.0142, (iv) with respect to the Bridge Note in the aggregate principal amount of $3.0 million issued on June 12, 2023, $0.0134 and (v) with respect to the Additional Note in aggregate principal amount of $1.5 million issued on September 20, 2023, $0.0494.

The Notes are guaranteed by certain subsidiaries of the Company (the “Guarantors”). Pursuant to the security agreement, dated February 21, 2023 (the “Security Agreements”), entered into by the Note Parties, as grantors, and Parent, in its capacity as secured party, the Notes are secured by a first-priority lien on substantially all assets of the Company and the Guarantors, including without limitation, intellectual property, regulatory filings and product approvals, clearances and marks worldwide (other than the equity interests in, and assets held by, Gelesis S.r.l., a subsidiary of the Company and certain other exceptions) and a pledge of 100% of the Note Parties’ equity in Gelesis, Inc. and the Guarantors.

The NPA contains certain covenants that restrict the ability of the Notes Issuers and their subsidiaries to, among other things, incur indebtedness, place liens on assets, transfer assets to subsidiaries of the Notes Issuers (other than other Note Parties), transfer ownership of, or exclusively license or grant exclusive rights to use, certain intellectual property, dispose of certain tangible or intangible assets, properties or businesses other than in the ordinary course of business, or engage in certain fundamental transactions, subject, in each case, to certain exceptions. The NPA also contains certain representations and warranties of the Notes Parties, and certain customary events of default, including a failure by the Notes Issuers to pay amounts due thereunder.

The Notes have not been and will not be registered under the Securities Act, and are sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, and on similar exemptions under applicable state laws. The NPA provides for registration rights with respect to all shares of Company Common Stock issuable upon conversion of the Notes and upon exercise of the Warrants pursuant to which the Company is required to file a shelf registration statement under the Securities Act to register such shares for resale.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include forward-looking statements, and are subject to risks and uncertainties and actual results or events may differ materially. All statements other than statements of historical facts could be forward-looking statements. When used herein, words such as “address,” “anticipate,” “believe,” “consider,” “continue,” “develop,” “estimate,” “expect,” “further,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” variations of such words, and similar expressions as they relate to Gelesis or Gelesis management are intended to identify such statements as forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements reflect the current views of Gelesis and its management with respect to future events, including the Merger, and are subject to certain risks and uncertainties that may cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: (i) Gelesis may be unable to obtain Company Stockholder Approval as required for the Merger; (ii) other conditions to the Closing may not be satisfied, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval or result in the imposition of conditions that could cause the parties to abandon the Merger, which may result in the parties terminating the Merger Agreement; (iii) the Merger may involve unexpected costs, liabilities or delays; (iv) the business of Gelesis may suffer as a result of uncertainty surrounding the Merger; (v) stockholder litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability; (vi) Gelesis may be adversely affected by other economic, business, and/or competitive factors; (vii) the occurrence of any event, change or other circumstances could give rise to the termination of the Merger Agreement; (viii) Gelesis’ ability to recognize the anticipated benefits of the Merger; (ix) the risk that the Merger disrupts Gelesis’ current plans and operations or diverts Gelesis management’s or employees’ attention from ongoing business operations; (x) the risk of potential difficulties with Gelesis’ ability to retain and hire key personnel and maintain relationships with suppliers and other third parties as a result of the Merger; (xi) the risk that failure to consummate the Merger might materially and adversely affect Gelesis’ business, financial condition and results of operation; (xii) the risk that Gelesis will be required to pay a termination fee or reimburse expenses if the Merger Agreement is terminated under specified circumstances, which might discourage third parties from submitting an alternative proposal; (xiii) the timing to consummate the Merger; (xiv) the risk that any announcement relating to the Merger could have adverse effects on the market price of Company Common Stock; (xv) the risk that some of Gelesis’ executive officers might have interests in the Merger that might be in addition to, or different from, Gelesis Stockholders’ interests; and (xvi) other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Gelesis and the Merger are set forth in filings that Gelesis makes with the SEC from time to time, including those listed under “Risk Factors” in Gelesis’ Annual Report on Form 10-K for the year ended December 31, 2022 and filed with the SEC on March 28, 2023, and as updated or supplemented by subsequent reports that Gelesis has filed or files with the SEC including those filed on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Gelesis assumes no obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events, actual outcomes or otherwise, except as required by law.

PARTIES TO THE MERGER

Gelesis Holdings, Inc.

Gelesis Holdings, Inc.

501 Boylston Street, Suite 6102

Boston, Massachusetts 02116

Telephone: (617) 456-4718

Gelesis Holdings, Inc., a Delaware corporation, is a commercial stage biotherapeutics company built for consumer engagement. We are focused on advancing first-in-class superabsorbent hydrogel therapeutics for GI, diseases including excess weight, type 2 diabetes NAFLD/NASH, FC, and inflammatory bowel disease. Gelesis’ biomimetic superabsorbent hydrogels are inspired by the composition and mechanical properties (e.g. firmness) of raw vegetables. They are conveniently administered in capsules taken with water to create a much larger volume of small, non-aggregating hydrogel pieces that become an integrated part of the meals, and act locally in the digestive system. Gelesis’ first product, Plenity, and its other product candidates are based on a proprietary hydrogel technology that works mechanically, as opposed to via a chemical mode of action, and exclusively in the gastrointestinal, or GI, tract rather than systemically or through surgical intervention. Gelesis, formerly known as Capstar Special Purpose Acquisition Corp., was originally incorporated on February 14, 2020 as a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On July 7, 2020, CPSR consummated its initial public offering. On January 13, 2022, CPSR completed a business combination in which Legacy Gelesis and its subsidiaries were acquired by CPSR. The business combination was completed in a multi-step process pursuant to which Legacy Gelesis ultimately merged with and into a wholly-owned subsidiary of CPSR, with the CPSR subsidiary continuing as the Surviving Company following the merger. In connection with the Closing of the business combination with Legacy Gelesis, the Company changed its name from “Capstar Special Purpose Acquisition Corp.” to “Gelesis Holdings, Inc.” Gelesis’ principal executive offices are located at 501 Boylston Street, Suite 6102, Boston, Massachusetts 02116.

Company Common Stock is traded on the OTC Market under the symbol “GLSH,” and Public Warrants are traded on the OTC Market under the symbol “GLSHW.”

Parent

PureTech Health LLC

6 Tide Street, Suite 400

Boston, MA 02210

PureTech Health LLC, a Delaware limited liability company, is a wholly owned subsidiary of PureTech Health plc, a clinical-stage biotherapeutics company dedicated to changing the lives of patients with devastating diseases. PureTech has created a broad and deep pipeline through its experienced research and development team and its extensive network of scientists, clinicians and industry leaders that is being advanced both internally and through its funded entities. PureTech’s research and development engine has resulted in the development of 27 therapeutics and therapeutic candidates, including two (Plenity® and EndeavorRx®) that have received both FDA clearance and European marketing authorization and a third (KarXT) that is expected to be filed soon for FDA approval. A number of these programs are being advanced by PureTech or its Founded Entities in various indications and stages of clinical development, including registration enabling studies. All of the underlying programs and platforms that resulted in this pipeline of therapeutic candidates were initially identified or discovered and then advanced by the PureTech team through key validation points. Parent’s principal executive offices are located at 6 Tide Street, Suite 400, Boston, MA 02210. Its telephone number is (617) 482-2333.

The following table sets forth the name, present occupation or employment and material occupations, positions, offices or employments for the past five years of the sole manager and officer of Parent. The principal business address of the sole manager and officer of Parent is c/o PureTech Health LLC, 6 Tide Street, Suite 400, Boston, MA 02210.

Name	Position at Parent	Citizenship	Present Principal Occupation or Employment and 5-Year Employment History
Bharatt Chowrira, Ph.D., J.D.	Board of Manager and Chief Executive Officer	United States	Bharatt Chowrira, PhD, JD, is the President and Chief Business, Finance and Operating Officer at PureTech since September 2022 and is a member of the Board of Directors since February 2021. Dr. Chowrira was PureTech’s President and Chief Business, Legal and Operating Officer from January 2022 through September 2022, and PureTech’s President and Chief of Business and Strategy from March 2017 through December 2021. Dr. Chowrira served on the Board of Directors of Vedanta Biosciences from 2018 to February 2023, Akili Interactive from November 2017 to September 2019 and June 2021 to October 2022, Vor Biopharma from 2018 to June 2020 and Karuna Therapeutics from March 2017 to December 2019.

Merger Sub

Caviar Merger Sub LLC

6 Tide Street, Suite 400

Boston, MA 02210

Caviar Merger Sub LLC, a Delaware limited liability company, is a wholly owned direct subsidiary of Parent and was incorporated for the sole purpose of consummating the Merger Transactions. Prior to the Effective Time, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by or related to the Merger Agreement. Merger Sub’s principal executive offices are located at 6 Tide Street, Suite 400, Boston, MA 02210. Its telephone number is (617) 482-2333.

Name	Position at Merger Sub	Citizenship	Present Principal Occupation or Employment and 5-Year Employment History
Charles Sherwood	Board of Managers and Chief Executive Officer	United States	Charles Sherwood is the Associate General Counsel at PureTech since June 2022. Mr. Sherwood was Senior Corporate Counsel at PureTech from August 2021 through June 2022. Prior to PureTech, Mr. Sherwood was the Vice President, Corporate Legal Counsel at Anika Therapeutics, Inc. from January 2018 through August 2021. Mr. Sherwood is a member of the Board of Directors of Vedanta Biosciences, Inc. since March 2023.

OTHER INTERESTED PARTIES IN THE MERGER

PureTech

PureTech Health plc is a clinical-stage biotherapeutics company dedicated to changing the lives of patients with devastating diseases. PureTech has created a broad and deep pipeline through its experienced research and development team and its extensive network of scientists, clinicians and industry leaders that is being advanced both internally and through its funded entities. PureTech’s research and development engine has resulted in the development of 27 therapeutics and therapeutic candidates, including two (Plenity® and EndeavorRx®) that have received both FDA clearance and European marketing authorization and a third (KarXT) that is expected to be filed soon for FDA approval. A number of these programs are being advanced by PureTech or its Founded Entities in various indications and stages of clinical development, including registration enabling studies. All of the underlying programs and platforms that resulted in this pipeline of therapeutic candidates were initially identified or discovered and then advanced by the PureTech team through key validation points. Puretech’s principal executive offices are located at 6 Tide Street, Suite 400 Boston, MA 02210. Its telephone number is (617) 482-2333.

The following table sets forth the name, present occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of PureTech. Unless otherwise indicated, the principal business address of each listed director and officer is c/o PureTech Health plc, 6 Tide Street, Suite 400, Boston, MA 02210.

Name	Citizenship	Present Principal Occupation or Employment and 5-Year Employment History
Daphne Zohar	United States	Daphne Zohar is the Founder and has served as PureTech’s Chief Executive Officer and a member of the Board of Directors since PureTech’s formation in 2005. Ms. Zohar has served on the Biotechnology Innovation Organization Board since February 2023 and on the Board of Directors of Follica, Inc. since 2006. Ms. Zohar has previously served on the Boards of other PureTech Founded Entities, including Karuna Therapeutics, Inc. Ms. Zohar also served on the Board of Directors of resTORbio, Inc. (now Adicet Bio) from December 2017 to November 2018. Ms. Zohar has been recognized as a top leader and innovator in biotechnology by a number of sources, including EY, BioWorld, MIT’s Technology Review, the Boston Globe and Scientific American.

Bharatt Chowrira, Ph.D., J.D.	United States	See the section entitled “Parties to the Merger—Parent.”

Eric Elenko, Ph.D.	United States	Eric Elenko, PhD, has served as the Chief Innovation Officer at PureTech since June 2015 where he has led the development of a number of programs, including Akili Interactive Labs, Inc., Gelesis, Inc., Karuna Therapeutics, Inc. and Sonde Health, Inc. Dr. Elenko served on the Board of Directors of Karuna Therapeutics from July 2009 to June 2019, Akili Interactive from July 2013 to May 2019 and Alivio Therapeutics from December 2015 to June 2021.

Julie Krop, M.D.	United States	Julie Krop, MD, is the Chief Medical Officer at PureTech, where she is responsible for all clinical development, regulatory, chemistry, manufacturing, and controls, and medical affairs for PureTech’s clinical-stage wholly owned pipeline since October 2021. Prior to PureTech, Dr. Krop served as Chief Medical Officer at Freeline Therapeutics, a clinical-stage gene therapy company from April 2020 through September 2021, and prior to Freeline Therapeutics, Dr. Krop served as the Chief Medical Officer at AMAG Pharmaceuticals from

June 2015 to April 2020. Dr. Krop currently serves on the Board of Directors of Aquestive Therapeutics.

Raju Kucherlapati, Ph.D.	United States	Raju Kucherlapati, PhD, is an independent non-executive Director at PureTech. Dr. Kucherlapati has served as a member of the Board of Directors since 2014 and as interim Chair since June 2023. He also sits on PureTech’s R&D Committee and is the chair of the Board’s Nomination Committee. Dr. Kucherlapati has been the Paul C. Cabot professor of Genetics and a professor of medicine at Harvard Medical School since 2001. He currently serves on the Board of Directors of KEW Inc., BlueDot Bio Inc. and Rasio Therapeutics. Dr. Kucherlapati served on the Board of Directors of Gelesis, Inc. from January 2016 to January 2022 and Gelesis Holdings, Inc. from January 2022 to April 2023, AVEO Pharmaceuticals from October 2001 to February 2021 and Metamark Genetics from 2009 to February 2021.

John LaMattina, Ph.D.	United States	John LaMattina, PhD, is an independent non-executive director at PureTech and has served as a member of the Board of Directors since 2009. He serves on the Board of Directors of Ligand Pharmaceuticals since February 2011, Immunome Inc. since October 2017 and Vedanta Biosciences, Inc. since 2010. Dr. LaMattina served on the Board of Directors of Zafgen, Inc. (now Larimar Therapeutics, Inc.) from December 2013 to May 2020, Gelesis, Inc. from October 2009 to February 2019 and Alivio Therapeutics from November 2019 to June 2021. Dr. LaMattina also serves on the Scientific Advisory Board of Frequency Therapeutics since September 2019 and is a trustee associate of Boston College.

Robert Langer, Sc.D.	United States	Robert S. Langer, ScD, is a Co-Founder, member of PureTech’s R&D Committee and has served as a member of the Board of Directors since PureTech’s formation in 2005. He has served as the David H. Koch Institute Professor at MIT since 2005. Dr. Langer serves on the Board of Directors of Seer Bio, Abpro Bio, Frequency Therapeutics, Entrega Inc., Alivio Therapeutics and Moderna, Inc. Dr. Langer served on the Board of Directors of Rubius Therapeutics from July 2015 to December 2019.

Kiran Mazumdar-Shaw	India	Ms. Kiran Mazumdar-Shaw is an independent non-executive director at PureTech. She has been the executive chairperson of Biocon Limited, which she founded in 1978, and Biocon Biologics Limited since April 2020. Ms. Mazumdar-Shaw served as the lead independent member of the board of Infosys Ltd. until March 2023. She is also an independent director on the boards of United Breweries Limited and Narayana Health. Ms. Mazumdar-Shaw holds key positions in various industry, educational, government and professional bodies globally. She has been elected as a full-term member of the board of trustees of Massachusetts Institute of Technology. She also serves on the Board of Trustees of Memorial Sloan Kettering.

Sharon Barber-Lui	United States	Sharon Barber-Lui is a Board member and the chair of the Audit Committee at PureTech. Ms. Barber-Lui has been the Chief Financial Officer & Senior Vice President, North America for Teva Pharmaceuticals since July 2023. Prior to joining Teva, Ms. Barber-Lui was the Senior Vice President of Global Finance at EQRx since January 2022. Prior to joining EQRx, Ms. Barber-Lui worked at Merck for over twenty years in roles of advancing responsibility, including most recently as the head of Portfolio Market Strategy, Operations and Business Analytics from 2019 through 2021 and Chief Financial Officer from 2014 through 2018 for Merck’s U.S. oncology business.

None of the natural persons listed above have been convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors) or were a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding of any violation of federal or state securities laws.

THE SPECIAL MEETING

We are furnishing this proxy statement to Gelesis Stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting or any adjournment or postponement thereof. This proxy statement provides Gelesis Stockholders with the information they need to know to be able to vote at the Special Meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

The Special Meeting will be held on [●], 2023 at [●], Eastern time, subject to any adjournment or postponement thereof. The Special Meeting will be conducted exclusively via live audio cast at [●]. There will not be a physical location for the Special Meeting, and you will not be able to attend the Special Meeting in person.

Purpose of the Special Meeting

At the Special Meeting, holders of Company Common Stock will be asked to consider and vote on the following:

•	the Merger Proposal; and

•	the Adjournment Proposal.

The Board reviewed and considered the terms and conditions of the Merger Agreement and acting upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that the Merger and the Merger Transactions are advisable, fair to and in the best interests of the Company and Gelesis Stockholders, (ii) approved, adopted and declared advisable the Merger Agreement, the Voting and Support Agreement and the Merger Transactions, (iii) directed that the Merger Agreement be submitted to the Gelesis Stockholders for adoption and (iv) resolved to recommend that the Gelesis Stockholders to vote “FOR” the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board also unanimously recommends that the stockholders vote “FOR” the adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement.

If Gelesis Stockholders fail to approve the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, and the material provisions of the Merger Agreement are summarized in the section of this proxy statement entitled “The Merger Agreement” beginning on page 86.

Record Date and Quorum

The Board has fixed the close of business on [●], 2023 as the Record Date for determination of stockholders entitled to receive notice of, and to vote at, the Special Meeting, and any adjournments or postponements thereof. As of the close of business on the Record Date, there were [●] shares of Company Common Stock outstanding.

The virtual presence at the Special Meeting of the holders of a majority of the Company Common Stock issued and outstanding and entitled to vote thereat, present virtually or represented by proxy, shall constitute a quorum for the transaction of business at the Special Meeting. If a quorum is not present virtually at the Special Meeting, we expect that the Special Meeting will be adjourned or postponed by the chairman of the Special Meeting to solicit additional proxies as permitted by the Bylaws. See below in the section of this proxy statement entitled “Adjournments and Postponements” for additional information.

Abstentions will count as present and entitled to vote for purposes of determining the existence of a quorum. If you hold your shares of Company Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares at the Special Meeting, your shares will not be counted for purposes of determining the existence of a quorum.

Your vote is very important, regardless of the number of shares of Company Common Stock you own. Because stockholders cannot take any action at the Special Meeting unless a majority of Company Common Stock issued and outstanding and entitled to vote thereat is represented, it is important that you attend the meeting virtually or are represented by proxy at the Special Meeting.

Virtual Attendance at the Special Meeting

All holders of shares of Company Common Stock as of the close of business on the Record Date, including stockholders of record and stockholders who hold Company Common Stock through a broker, bank or other nominee, are invited to attend the Special Meeting virtually. You will be able to participate in the Special Meeting and vote online by visiting www.proxydocs.com/GLS.

To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of Company Common Stock.

•

If your shares are registered in your name with our transfer agent and you wish to participate in the online-only Special Meeting, go to www.proxydocs.com/GLS, enter the control number you received on your proxy card and click on “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required to attend.

•

Beneficial owners who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial owners who timely email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting our transfer agent, a beneficial owner will receive an email prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial owners should contact our transfer agent at least five business days prior to the meeting date.

Shares Held in Street Name

If your shares are held in “street name” through a broker, bank or other nominee, you will need to provide voting instructions to your broker, bank or other nominee to instruct your broker, bank or other nominee how to vote your shares at the Special Meeting. Please follow the instructions provided by your broker, bank or other nominee.

In accordance with applicable stock exchange rules, if you hold your shares through a brokerage account and you fail to provide voting instructions to your broker, your broker may generally vote your uninstructed shares of Company Common Stock in its discretion on routine matters at a stockholder meeting. However, a broker cannot vote shares of Company Common Stock held in street name on non-routine matters unless the broker receives voting instructions from the stockholder. Generally, if a broker exercises this discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. All of the proposals to be voted on at the Special Meeting are non-routine matters. Accordingly, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the Special Meeting. As a result, we do not expect any broker non-votes at the Special Meeting.

Vote Required

Each holder of Company Common Stock is entitled to one vote for each share of Company Common Stock held on the Record Date.

Approval of the Merger Proposal requires the affirmative vote of (i) holders of a majority of the issued and outstanding shares of Company Common Stock not owned, directly or indirectly, by Parent or any of its subsidiaries (including Merger Sub) or its affiliates and (ii) holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon.

For the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal. In addition, if you do not submit a valid proxy or virtually attend the Special Meeting to vote your shares of Company Common Stock by virtual ballot or if you hold your shares of Company Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes properly cast “FOR” or “AGAINST” the proposal. For such proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions with respect to the Adjournment Proposal will have no effect on the outcome of the proposal. In addition, if you do not submit a valid proxy or virtually attend the Special Meeting to vote your shares of Company Common Stock virtually or if you hold your shares of Company Common Stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the Adjournment Proposal, your shares will not be voted at the virtual Special Meeting on the Adjournment Proposal, and will have no effect on the outcome of the Adjournment Proposal.

How to Vote Your Shares

Voting Virtually at the Special Meeting

All holders of shares of Company Common Stock as of the close of business on the Record Date, including stockholders of record and stockholders who hold shares of Company Common Stock in street name, may attend the Special Meeting virtually and vote their shares by virtual ballot. Please note that if you hold your shares in street name, you may not vote your shares virtually at the Special Meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares virtually at the Special Meeting.

Voting by Proxy

•

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of Company Common Stock as a record holder, you may cause your shares to be voted by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid envelope. You may also submit a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you submit a proxy by Internet or telephone, you need not return a written proxy card by mail.

•

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of Company Common Stock in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to provide your voting instructions by telephone. In addition, you may submit your voting instructions by completing, signing and dating the voting instruction form that was included with this proxy statement and returning it in the accompanying prepaid envelope. If you provide voting instructions by Internet or telephone, you need not return a written voting instruction form by mail.

If you are a stockholder of record and you properly submit a proxy card or submit your proxy by telephone or over the Internet, your shares will be voted as instructed or, if no instruction is given, “FOR” approval of the Merger Proposal, and “FOR” the Adjournment Proposal. If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker on one or more proposals, your shares will not be voted virtually on such proposal(s) at the Special Meeting. See above in the section of this proxy statement entitled “Shares Held in Street Name.”

As of the date of this proxy statement, we have no knowledge of any business that may come before the Special Meeting other than the matters set forth in the accompanying notice of the Special Meeting. If any other matter is properly presented at the Special Meeting for consideration, it is intended that the persons named as proxyholders in the enclosed proxy card will vote in their discretion on such matter.

Deadline for Voting

If you are a stockholder of record, your proxy must be received by telephone or the Internet by the time the Special Meeting begins on [●], 2023 in order for your shares to be voted at the Special Meeting. If you attend the Special Meeting on [●], 2023, there will be an opportunity to vote during the Special Meeting. If you are a stockholder of record and you choose to cause your shares to be voted by completing, signing, dating, and returning the enclosed proxy card, your proxy card must be received before the Special Meeting in order for your shares to be voted at the Special Meeting.

If you hold your shares in street name, please comply with the deadlines for voting provided by the broker, bank or other nominee that holds your shares.

Revocation of Proxies

If you are a stockholder of record, you may change or revoke a previously submitted proxy at any time before it is exercised by one of the following methods:

•

delivering a later dated proxy card or by submitting another proxy by telephone or the Internet as provided above under “Voting” (your latest telephone or Internet voting instructions will be followed);

•	delivering to the Corporate Secretary of Gelesis a written notice of revocation prior to the voting of the proxy at the Special Meeting; or

•	voting virtually at the Special Meeting. Attendance at the Special Meeting will not, by itself, revoke your proxy.

Written notices of revocation should be addressed to:

Gelesis Holdings, Inc.

Attn: Wenlie Zhou, Vice President of Finance

501 Boylston Street, Suite 6102

Boston, Massachusetts 02116

Telephone: (617) 456-4718

Any change to your proxy that is provided by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on [●], 2023, the day before the Special Meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

Voting by Gelesis’ Directors and Executive Officers

As of the close of business on the Record Date, the directors and executive officers of Gelesis beneficially owned and were entitled to vote, in the aggregate, [●] ([●]%) of the outstanding shares of Company Common Stock (not including any shares of Company Common Stock deliverable upon exercise or conversion of or underlying unvested Company RSU Awards or unvested Company Options).

Voting Agreement

In connection with the execution of the Merger Agreement, Gelesis entered into the Voting Agreement with Parent in its capacity as the Supporting Stockholder under which the Supporting Stockholder agreed, among other things, to vote, or cause to be voted, all of the shares of Company Common Stock beneficially owned by the Supporting Stockholder in favor of the approval of the Merger and certain other related matters. In addition, pursuant to the Voting Agreement, the Supporting Stockholder agreed to (A) not transfer its shares prior to Closing and (B) a customary non-solicitation, whereby the Supporting Stockholder agreed, among other things, to not solicit, initiate, or encourage an alternative transaction. The Voting Agreement will terminate automatically at the earlier to occur of (x) the Effective Time and (y) the date and time that the Merger Agreement is validly terminated in accordance with the terms and provisions thereof.

Householding

In accordance with the rules of the SEC, we are permitted to send a single set of proxy materials to stockholders who share the same address, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Gelesis Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding now or in the future should be directed in writing to our principal executive offices at 501 Boylston Street, Suite 6102, Boston, Massachusetts 02116, Attn: Investor Relations or by telephone at (617) 456-4718.

If you hold your shares in street name, please contact your broker, bank or other nominee directly if you have questions, require additional copies of the proxy materials, or wish to receive multiple copies of the proxy materials now or in the future.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed. If a quorum is not present or represented by proxy at the Special Meeting, the Bylaws provide that the chairman of the meeting may adjourn the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. In addition, if a quorum is present and there are insufficient votes to adopt the Merger Proposal, but sufficient votes to adopt the Adjournment Proposal, the chairman of the meeting may also adjourn the meeting to reconvene at the same or some other place, Pursuant to the Bylaws, notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the stockholders may transact any business that might have been transacted at the original Special Meeting. If the adjournment is for more than 30 days, or if after the adjournment a new Record Date is fixed for the adjourned Special Meeting, notice of the adjourned Special Meeting shall be given to each stockholder of record entitled to vote at the meeting.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including the approval by Gelesis Stockholders of the Merger Proposal, we anticipate that the Merger will be completed in the fourth quarter of 2023. If Gelesis Stockholders vote to approve the Merger proposal, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the remaining conditions to the Merger, subject to the terms of the Merger Agreement. See the section of this proxy statement entitled “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 87.

Rights of Stockholders Who Seek Appraisal

If the Merger is completed, Gelesis Stockholders will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Company Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Merger Consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Gelesis before the vote is taken on the Merger Proposal and you must not vote (either virtually or by proxy) in favor of the Merger Proposal. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may waive, lose or withdraw your appraisal rights. See the section of this proxy statement entitled “Special Factors—Appraisal Rights” beginning on page 75 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company Common Stock through a broker, bank or other nominee and you wish to exercise your appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your broker, bank or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal should consult their legal and financial advisors promptly.

List of Stockholders

A list of Gelesis Stockholders of record as of the Record Date who are entitled to vote at the Special Meeting will be open for examination by any stockholder at the Special Meeting.

Other Information

You should not return any evidence of your ownership of shares of Company Common Stock or send documents representing Company Common Stock with the proxy card. If the Merger is completed, the Paying Agent for the Merger will send to you a letter of transmittal, if applicable, and related materials and instructions for exchanging your shares of Company Common Stock.

Questions and Additional Information

If you have questions about the Merger, need assistance in submitting your proxy or voting your shares of Company Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact the Proxy Solicitor using the contact information below.

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

Stockholders Call Toll-Free: (800) 322-2885

Banks and Brokers Call Collect: (212) 929-5500

PROPOSAL 1: THE MERGER PROPOSAL

The Proposal

Gelesis Stockholders are being asked to approve this proposal to approve and adopt the Merger Agreement, pursuant to which Gelesis will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company in the Merger and a wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Vote Required and Board Recommendation

Assuming a quorum is present, the approval of the Merger Proposal requires the affirmative vote of (i) holders of a majority of the issued and outstanding shares of Company Common Stock not owned, directly or indirectly, by Parent or any of its subsidiaries (including Merger Sub) or its affiliates and (ii) holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon. Accordingly, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal.

The Board reviewed and considered the terms and conditions of the Merger Agreement and acting upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that the Merger and the Merger Transactions are advisable, fair to and in the best interests of the Company and Gelesis Stockholders, (ii) approved, adopted and declared advisable the Merger Agreement, the Voting and Support Agreement and the Merger Transactions, (iii) directed that the Merger Agreement be submitted to the Gelesis Stockholders for adoption and (iv) resolved to recommend that the Gelesis Stockholders to vote “FOR” the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Board unanimously recommends a vote “FOR” the Merger Proposal.

PROPOSAL 2: THE ADJOURNMENT PROPOSAL

If at the Special Meeting there are not sufficient votes to approve and adopt the Merger Agreement, we intend to move to vote on the Adjournment Proposal. We do not intend to move to a vote on the Adjournment Proposal if the Company Stockholder Approval is obtained for the Merger Proposal at the Special Meeting.

In the Adjournment Proposal, Gelesis Stockholders are being asked to approve a proposal that will give the Board authority to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal. If the stockholders approve the Adjournment Proposal, we could adjourn or postpone the Special Meeting and any adjourned or postponed session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal to defeat that proposal, we could adjourn or postpone the Special Meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes to vote in favor of the Merger Proposal. Additionally, we may seek to adjourn or postpone the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of votes properly cast “FOR” or “AGAINST” the proposal.

The Board unanimously recommends a vote “FOR” the Adjournment Proposal.

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY

Gelesis’ Business

Gelesis is a commercial stage biotherapeutics company built for consumer engagement. We are focused on advancing first-in-class superabsorbent hydrogel therapeutics for GI, diseases including excess weight, type 2 diabetes, NAFLD/NASH, FC, and inflammatory bowel disease. Our biomimetic superabsorbent hydrogels are inspired by the composition and mechanical properties (e.g. firmness) of raw vegetables. They are conveniently administered in capsules taken with water to create a much larger volume of small, non-aggregating hydrogel pieces that become an integrated part of the meals, and act locally in the digestive system.

Our first product, Plenity, and our other product candidates are based on a proprietary hydrogel technology that works mechanically, as opposed to via a chemical mode of action, and exclusively in the gastrointestinal tract rather than systemically or through surgical intervention. Plenity is indicated for over 150 million Americans, the largest number of adults struggling with excess weight (i.e., a body mass index (kg/m2), or BMI, of 25 – 40) of any prescription oral weight-management aid and the only one indicated for the entire range of overweight population, including those without co-morbidities such as diabetes and cardiovascular diseases. Plenity is marketed directly to potential members, who access it through telehealth and traditional healthcare provider services. We refer to those who are prescribed Plenity as our members—not customers—because we view our relationship with them as a long-term journey of support, not as a transactional relationship. This consumer-directed model is uniquely enabled by Plenity’s strong safety and tolerability profile. Our business is built on a subscription model, as monthly Plenity kits are delivered to our members’ homes. We leverage the latest technologies with telehealth, mail-order distribution, consumer engagement, and our native digital technology platform. Plenity is an orally administered capsule that employs multiple mechanisms of action along the GI tract to aid in weight management by creating small firm 3D structures, similar to ingested raw vegetables, which create a sensation of feeling fuller. Using a biomimetic approach, we developed the first-of-its-kind superabsorbent hydrogel technology, inspired by the composition (e.g., water and cellulose) and mechanical properties (e.g. elasticity or firmness) of ingested raw vegetables. We designed Plenity and our other hydrogels to address several critical challenges of the modern diet: portion size, caloric density, and food composition. For optimal safety and efficacy, these hydrogel particles are engineered to rapidly absorb and release water at specific locations in the GI tract. Plenity does not act systemically and is not absorbed by the body. Instead, it acts locally in the GI tract by changing the volume, firmness, and reducing the caloric density of ingested meals. Because it acts mechanically and it is the first of its kind, Plenity is regulated as a novel medical device and was granted de novo authorization. In January 2023, we submitted a premarket notification, or 510(k), to the FDA to change Plenity from prescription-only to over-the-counter (“OTC”), in the United States. Our product pipeline also includes multiple other potential therapeutic candidates for common chronic conditions affected by gut health that are currently in clinical and preclinical testing, including type 2 diabetes, NAFLD, NASH, and FC, all based on our hydrogel technology.

Obesity and obesity-related metabolic diseases represent a global health challenge for which there are few safe and effective interventions. These conditions are associated with comorbidities such as type 2 diabetes, hypertension, and heart disease.

There are limited available treatments that address the overweight and obesity epidemic safely and effectively. Available therapies include pharmaceuticals and surgical interventions, including device implantation. These approaches are associated with safety concerns that limit their use. Conversely, we believe our hydrogel technology presents a breakthrough in material science as it is the first and only superabsorbent hydrogel that is constructed from building blocks used in foods and specifically engineered to achieve its medical purpose. Our first commercial product based on this technology, Plenity, is clinically validated and was granted de novo classification by the FDA to aid in weight management in adults with overweight or obesity, when used in conjunction with diet and exercise. The types of FDA marketing authorization available to a medical device are premarket notification (also called 510(k) when a predicate device exists) and premarket approval (also called PMA) for higher risk Class III devices. De novo classification is a pathway to market for low to medium risk novel devices for which there is no predicate.

Plenity’s de novo authorization included clinical trials and other data that demonstrated assurance of safety and effectiveness. Plenity has the broadest label of any FDA-regulated weight management approach as it is indicated for the largest number of adults struggling with excess weight, offering a safe, convenient and effective oral treatment option.

Our biomimetic hydrogel, which is engineered to rapidly absorb and release water at specific locations in the GI tract, is synthesized through a multi-step, proprietary process using a specific form of modified cellulose and citric acid, both of which are generally recognized as safe (“GRAS”) by the FDA, and are commonly used in the food industry. In our manufacturing process, we crosslink the modified cellulose with citric acid to form a three-dimensional matrix, resulting in the desired properties of Plenity. Each Plenity capsule contains thousands of hydrogel particles, with each particle approximately the size of a grain of salt. We designed the Plenity capsule to be ingested with water before a meal. In the stomach, the hydrogel particles are released from the capsules and rapidly absorb water, hydrating to approximately 100 times their original size. When fully hydrated, each gel particle is, on average, approximately 2 mm in diameter and its elastic response (a measurement of the ability of matter to recover its original shape after deformation) is similar to that of ingested raw vegetables. The hydrogel particles mix homogeneously with food and travel through the GI tract and are designed to induce satiety and improve glycemic control through multiple mechanisms of action. Once in the large intestine, the particles partially degrade and release most of the water, which is reabsorbed by the body. The remaining degraded particles are then eliminated by the body in the same manner as raw vegetables.

Our Commercial Approach

Our first product, Plenity, is a prescription therapy delivered through a direct-to-consumer approach. It is the first weight management product to provide consumer access through a telehealth platform as well as through traditional healthcare provider services at launch. Our direct-to-consumer commercial approach integrates proven traditional and online consumer marketing strategies with our synergistic partnerships in telehealth and online pharmacy industries.

By allowing consumers to seek out our product on their own time, on their own terms, and from the privacy of their homes, we aim to drive consumer demand. Through our telehealth model in partnership with leading telehealth provider Ro, consumers can initiate an evaluation with a board certified, independent physician online at any time that is convenient to them. We anticipate that some consumers will want to see their own physician to discuss Plenity. We are undertaking a physician and healthcare provider education program to drive professional awareness of Plenity.

Plenity is affordably and transparently priced at $98 for a 28-day supply ($1.75/meal). Knowing the product cost when it is prescribed by a healthcare provider, not having to deal with the hurdles and hassle of payor, co-pays or reimbursement hoops further lowers the barrier to access. We have priced Plenity at an amount we believe will allow a large portion of the 150 million target population to afford to pay for the product out of pocket. We anticipate our commercial approach will also remove the significant and ever-growing margin erosion forced on healthcare companies from payors and pharmaceutical benefit managers in order to gain access to their controlled patient pools. Our business model is driven by consumer demand with out-of-pocket consumer payment and is not dependent on reimbursement from third-party payors, such as government health programs and private insurance companies.

Obesity is a chronic medical condition and we believe people require ongoing, often long-term, support to achieve and maintain weight loss. Given its safety profile and broad FDA label, Plenity can be taken without limitation to duration of therapy—addressing this long-term challenge. We view our relationship with our members as long term and anticipate that some people will take Plenity chronically, and some will stop or pause treatment. Based on the data we have collected, 70% of consumers responded that they would try Plenity again.

Pricing & Availability

Plenity is available by prescription via a telehealth consultation with a physician trained in weight management support, with free, unlimited follow-up visits as needed. Consumers may visit myplenity.com to start their online consultations or speak with their physician to determine if the Plenity prescription therapy is their best treatment option. A Plenity subscription costs $98 for a four-week supply ($1.75 per meal). Members may pause their subscription or delay shipment at any time.

Manufacturing

Manufacturing the superabsorbent hydrogel used in Plenity and our other product candidates is a unique, proprietary process that is performed in-house by our subsidiary, Gelesis S.r.l., located in Italy. During 2020, we completed a limited manufacturing scale-up to enable the beta launch of Plenity in the U.S. market, while simultaneously constructing state-of-the-art commercial-scale facilities to enable the full launch of Plenity. Production at our first commercial-scale manufacturing facility commenced in the fourth quarter of 2021, with the facility designed to accommodate three commercial-scale manufacturing lines, which is equivalent to an aggregate manufacturing capacity of approximately 480,000 Plenity 28-day supply units produced on a monthly basis when development is complete.

In addition to our existing know-how in manufacturing superabsorbent hydrogels, we continue to seek improvements in manufacturing efficiency through research and development in material science and commercial-scale real-world optimization. To date, we have invested over $50 million in commercial manufacturing capabilities. We are currently capable of producing up to 240,000 Plenity 28-day supply units on a monthly basis, and with sufficient additional investment, including potential funding from the Parent after the completion of the Merger, we have the capability to scale-up to 320,000 Plenity 28-day supply units on a monthly basis by the first quarter of 2024, and reach full capacity of 480,000 Plenity 28-day supply units on a monthly basis by the end of 2025.

We also own land to build a second commercial-scale manufacturing facility. Our second commercial-scale facility is designed to accommodate six commercial-scale manufacturing lines, which is equivalent to an aggregate manufacturing capacity of approximately 960,000 Plenity 28-day supply units produced on a monthly basis when development is complete. Future development of our manufacturing facilities, including planned increases in capacity, is contingent on the timing and magnitude of additional fundraising as well the demand for and sales of Plenity.

We engage contract-manufacturing organizations in North America to perform ancillary finished-good packaging services as a means of controlling costs and enabling growth capabilities.

Our Competitive Strengths

•

Unmet Need. In the United States, roughly 7 out of 10 Americans struggle with their weight. Our first product, Plenity, is indicated for the largest number of adults struggling with their weight (approximately 150 million Americans) as compared to any other weight management prescription product and has no limitation on duration of therapy. Seventy percent (70%) of our members have never tried a prescription weight management product before, indicating Plenity is bringing new people into the category of prescription weight management products.

•

Attractive Efficacy and Safety Profile. In clinical trials, six out of ten people achieved clinically meaningful weight loss in six months on Plenity, averaging a loss 10% of their total body weight (or an average of 22 pounds), with a side effect profile similar to placebo, and no serious adverse events. The strong safety, efficacy, and tolerability profile of Plenity provides a clinically validated option as a first line of defense after diet and exercise for people who are just overweight, before the onset of obesity, many of whom did not have any prescription option before.

•

Consumer Focus and Engagement. We leverage telehealth and traditional healthcare to provide members with easy access to Plenity. We have developed the infrastructure to directly engage with our members in a digital ecosystem designed to also provide behavioral and educational support for our members’ weight loss journey. Through our platform we provide our members with immediate access to physicians with real-time communications through telehealth. We believe this consumer-focused approach empowers our members to improve and change their diet, lifestyle and health. We offer our members transparent pricing and home delivery with two-day pharmacy direct shipping. Our reliance on direct-to-consumer marketing as our primary demand driver should allow us to improve the efficiency of our sales force investments. The consumer pull created reduces the need for typical high healthcare provider (“HCP”) call frequencies and allows for efficient use of a limited sales force.

•

Proven Early Success. Our broad launch successfully demonstrated that the product profile resonates with users, and we believe that it indicates strong future demand for Plenity given a broad label in the underserved weight loss market. As weight management is a chronic medical condition, we see the potential for long-lived, recurring revenues if consumers make Plenity a part of their everyday weight management routine.

•

Global Scalability. Worldwide, more than 1.9 billion adults aged 18 years and older have unhealthy weight and of these over 650 million adults are classified as having obesity. We believe our commercial infrastructure is purpose-built to scale quickly and efficiently to accommodate new geographies. We have partnered with China Medical System Holdings Limited for commercialization of Plenity in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates. With our CE mark (as defined in the section of this proxy statement entitled “Regulatory Considerations for Outside the United States”) authorization for Plenity in Europe, we intend to pursue expansion through strategic partnerships or direct commercialization.

•	Profit Margin Potential. We believe that our proprietary manufacturing process and agile distribution and supply chain networks will provide sustainable profit margins.

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New Product Pipeline. We believe that our superabsorbent hydrogel technology can address large patient populations with chronic conditions related to obesity and have a pipeline of product candidates which we expect to advance through the FDA’s de novo classification or 510(k) pathways as clinical data become available. We are developing manufacturing capacity for our hydrogels using a novel, proprietary process which we perform at our own facilities. We have nine families of patents and more than 130 individual patents and patent applications directed to compositions of matter and methods of production for Plenity, other product candidates and our hydrogel technology as well as methods of use for certain hydrogels.

•

Management Team. We are a founder-led team that combines innovative scientific thinkers and proven industry leaders in research and discovery, clinical development and product approval, and consumer driven commercialization.

Market Overview

Global Epidemic: Overweight and Obesity

Obesity is a serious medical condition that is growing rapidly in prevalence worldwide. It has been designated by the American Medical Association, or AMA, as a “multi-metabolic and hormonal disease state.” Between 1988 and 1994, 23% of adults in the United States 20 years of age and older, or approximately 40 million, had obesity according to a CDC report. However, between 2017-2018, this number had risen to 42.5% or approximately 105 million, representing a 263% increase. Furthermore, the CDC reported that an additional 31% of adults in the United States 20 years of age and older, or approximately 75 million, were overweight, with many of these individuals expected to cross the threshold into obesity in the near future. Globally, there were more than 1.9 billion adults 18 years of age and older that had an unhealthy weight, of which approximately 650 million in 2016 had obesity, according to the WHO.

In addition to the adult population, the pediatric population is also suffering from an obesity epidemic. According to the CDC, by 2016, obesity in the United States has more than tripled in children and adolescents since the 1970s. In 2017-2018, more than one-third of children and adolescents had excess weight or obesity. According to a study by WHO, in 2016 over 340 million children and adolescents aged 5-19 had excess weight or obesity.

The designations “overweight” and “having obesity” are based on the thresholds of body mass index (“BMI”) which measures weight on a height-adjusted basis. A person with a BMI of 30 or greater is typically classified as having obesity, while a person with a BMI of between 25 and 30 is typically classified as overweight. BMI is considered the standard within the medical community for measuring body fat and is recommended by the National Institutes of Health (“NIH”) as a guide for the classification of people with excess weight and obesity.

There are a number of comorbidities caused by having either overweight or obesity. In the United States, obesity-related medical care costs were an estimated $147 billion in 2008 dollars. Approximately 300,000 people in the United States die each year as a result of obesity and its associated comorbidities, according to the Department of Health and Human Services. According to the WHO, 44% of diabetes diagnoses, 23% of ischemic heart disease diagnoses, and a significant percentage of certain cancer diagnoses can be attributed to being either having overweight or obesity.

The COVID-19 pandemic has placed even greater focus on the need to urgently address obesity. Unfortunately, COVID-19-related lockdowns appear to have exacerbated the problem, as an estimated 71 million Americans gained weight during the pandemic. Further, the World Obesity Federation (“WOF”) reported that 2.2 million of the 2.5 million (or 90%) of global COVID-19 deaths were in countries with high levels of obesity. In fact, people with obesity are 48% more likely to die of COVID-19.

Barriers to Weight Management

Despite over 70% of adults in the United States having a BMI greater than 25, with a higher risk for serious medical complications, only 2% of this population are prescribed drug therapy. In contrast, more than 80% of patients with type 2 diabetes are prescribed anti-diabetes pharmacotherapy. Considering that obesity is a major cause of type 2 diabetes, we believe these realities are paradoxical. Multiple studies have indicated that therapeutic inertia is high in the management of weight, particularly in patients with lower BMI. The highest rates of weight management interventions by primary care physicians occur for patients with BMI larger than 40 and the lowest for patients in the overweight category. A 2019 study of several large healthcare organizations reported that patients with a BMI greater than 35 accounted for 50.3% of all prescriptions for weight management pharmacotherapy, despite only making up 25.3% of the total patient sample. This study also found that the median BMI of a patient receiving weight management pharmacotherapy was 37.2. These results suggest that prescribers restrict the use of drug therapy to only patients in whom the benefit justifies the risk.

Other barriers to weight management include shorter health care provider visits allowing for limited time to educate patients on injection techniques (required of some pharmacotherapy options), titration of medication dose, signs and symptoms to monitor to prevent serious adverse events, how to manage milder drug-related symptoms such as nausea, etc.

In addition, we believe much of the inertia in addressing weight management can be attributed to the prevailing societal bias that obesity is a matter of personal responsibility and the false belief that “eat less and move more” will work for most people. A large number of people will not achieve meaningful and/or long-lasting weight loss simply by dieting and exercising on their own. Without help from drug, device or surgery, many people will fail. Finally, cost is a significant barrier for the majority of the population. Few weight management options are covered by third party payors and these drugs or interventions can be very costly and remain unaffordable.

Limitations of Current Treatments

Current treatments for patients with excess weight or obesity include lifestyle interventions (dietary changes, behavioral modification, increased physical activities, etc.), pharmacotherapies, endoscopic applications of intragastric balloons, and bariatric surgery that creates permanent changes in the GI tract anatomy. Lifestyle interventions focused on diet, and exercise and behavioral modification are typically prescribed as an initial treatment for a patient with overweight or obesity. However, lifestyle interventions frequently fail to produce adequate and durable weight loss due to poor compliance and other limiting factors. In conjunction with lifestyle interventions, pharmacotherapies are approved for use by patients with a BMI of 27 or greater with at least one comorbidity, and all patients with a BMI of 30 or greater. Bariatric surgery, including gastric bypass and gastric banding procedures, is typically limited to patients with severe obesity, a BMI of greater than 40 or greater than 35 with at least one comorbidity. Although these procedures can produce dramatic weight loss results in this population, they come with a multitude of risks, including those inherent in surgery, such as an increased risk of death.

There are currently five pharmaceutical products approved in the United States for long-term weight management in people with excess weight and obesity, including products such as Orlistat, a combination product of phentermine and extended release topiramate, a combination product of naltrexone extended release and bupropion extended release; a higher dose subcutaneous injection of liraglutide, and a weekly subcutaneous injection of semaglutide. Each of these products act through mechanisms that require the product to be absorbed into the patient’s blood stream. As a result, these products carry the risk of systemic side effects, such as adverse gastrointestinal, cardiovascular and central nervous system effects, some of which can be serious or even life-threatening. Each of these approvals has also been accompanied by requirements for post-marketing safety studies to assess the safety of long-term treatment, with an emphasis on potential adverse cardiovascular side effects. In addition, Qsymia has been designated a Schedule IV controlled substance due to their potential for abuse. Furthermore, in connection with its approval of Qsymia, the FDA required a Risk Evaluation and Mitigation Strategy program to inform prescribers and women with the potential to become pregnant about the increased risk of congenital malformation in infants exposed to Qsymia in early pregnancy, as well as limiting access to certified pharmacies. The label for Contrave includes a black box warning from the FDA to alert health care professionals and patients to the increased risk of suicidal thoughts and behaviors, as well as serious neuropsychiatric events, associated with bupropion. These drugs also compete against generic forms of phentermine, topiramate, naltrexone, and bupropion. None of these products have been approved for use in pediatric patients and phentermine is only approved for short term use of no longer than 12 weeks.

All current prescribed pharmacotherapies are indicated only for individuals with BMI ≥ 30 or individuals with BMI ≥ 27 with existing health conditions brought on by extra weight such as diabetes, blood pressure or heart disease. More invasive treatment options include intragastric balloons, which reduce gastric volume via a foreign object such as a balloon that, in most cases, is placed by an endoscopic procedure similar to a gastroscopy in the stomach. The balloon is left in place for 6-12 months and then removed via endoscopy.

Long-term data is limited and weight loss is not anticipated to be maintained once the balloon is removed. Endoscopic procedures needed for placement and removal, in addition to the potential associated complications, limit their adoption. As of April 2020, the FDA has received reports of a total of 18 deaths that occurred in patients with liquid-filled intragastric balloon systems worldwide. Eight of these 18 deaths were patients in the United States.

We believe there is an urgent demand for affordable therapies that result in clinically meaningful weight loss with little or no additional safety risk, opening the possibility to treat people earlier at a lower BMI and potentially prevent or delay the progression of complications related to weight gain.

Our Approach to Weight Management

Plenity—A Biomimetic Approach. There are many lifestyle related drivers that contributed to the dramatic increase in obesity in the developed world over the last 50 years. One major contributor is the significant increase in the portion size of meals and another major contributor is the quality and composition of food, which has shifted to calorie dense and heavily processed. In addition there is a significant reduction in the consumption of hypocaloric foods, especially foods rich with fiber like vegetables and fruits. One of the reasons vegetables and fruits are so important to a healthy diet—in addition to their nutritional value—is that they provide bulk and texture to a meal and maintain their shape, structure, and firmness, through nearly the entire digestive process.

They are also known to have important effect on the gut health. That is why you tend to feel fuller when you eat a big salad with a meal, and thereby desire to eat less. We wanted to use science to create the same effect.

Plenity was designed using the principles of biomimicry. Biomimicry is the design of materials modeled on biologic structures—thereby leveraging natural designs that have evolved to work favorably in the body. Many modern inventions were developed by studying and mimicking the natural designs of plants and animals. Taking a biomimetic approach and therefore leveraging on “nature’s R&D,” Plenity is a first-of-its-kind superabsorbent hydrogel technology, specifically engineered to have the composition (i.e. large amount of water held by cellulose) and mechanical properties (i.e., elasticity or firmness) as ingested raw vegetables.

Our hydrogels are designed to address several critical challenges of the modern diet: portion size, caloric density, and food composition. Our solution to this challenge: the first super absorbent hydrogel technology based on naturally-derived building blocks, creating small firm 3D structures, similar to ingested raw vegetables, designed to create a sensation of feeling fuller. In the stomach the hydrogel particles form small solid non-aggregating gel pieces consisting of water held by 3D cellulose structures, similar to raw vegetables. There, they are homogeneously mixed with ingested foods, increasing volume and firmness while reducing the caloric density of meals. Like vegetables, the hydrogel pieces are not absorbed and ultimately partially degrade in the large intestine, releasing their water before leaving the body naturally. In clinical trials, 6 out of 10 people achieved clinically meaningful weight loss without serious side effects—losing an average of 10% of their total body weight or approximately 22 pounds.

The technology is non-invasive (taken by capsule, not an injectable), easy to use (the dosing is simple), and straightforward (with minimal clinical follow up). Plenity is non-systemic, not absorbed, and non-habit forming, giving consumers an option that is scientifically proven and clinically validated, FDA cleared, and rooted in nature.

The packaging for Plenity is designed for convenience and to be discrete: each pod contains one dose and is small enough to fit in your pocket. By having Plenity in pods it makes it easier to carry the dose needed for the day. Additionally, a week supply comes in a separate container of 14 pods so it makes it easy to travel with or keep at work for lunch and the rest at home.

Plenity is not a drug, so it does not negatively impact the brain as stimulants do, or affect other internal organs. It is non-systemic, and does not use hormones or require injections. It is also not habit forming and there is no limit on how long you can take Plenity.

We believe Plenity provides the following safety advantages over currently available therapies:

•	acts mechanically in the GI tract and is not absorbed into the blood stream, avoiding acute and chronic side effects caused by systemically acting therapies;

•	passes with food through the GI tract with no procedure required for introduction or removal;

•	has a natural cycling effect similar to food, preventing the habituation, adaptation, and irritation of the GI tract associated with some therapies, such as gastric balloons; and

•	is engineered using components that are considered GRAS by the FDA and widely used in the food industry.

Mechanisms of Action

Plenity is designed to act mechanically throughout the GI tract, working with the body’s natural digestive process to occupy space in the stomach and small intestine without being absorbed as follows:

(1) Twenty minutes before lunch and dinner, three Plenity capsules are taken with two glasses (16 ounces) of water.

(2) The capsules are rapidly dissolved in the water, releasing thousands of individual hydrogel particles.

(3) These particles absorb up to 100 times their size in water, forming small pieces of solid gel. They mix homogenously with the foods, increasing the volume and firmness of the ingested meals while reducing the caloric density, therefore promoting satiety and fullness.

(4) The hydrogel pieces are not digested and maintain their solid gel form as they pass throughout the small intestine as well. This prolongs the sensation of satiety and fullness.

(5) Upon transition into the large intestine, the digestive enzymes degrade the three-dimensional structure of the hydrogel particles resulting in the release of most of the water, which is then reabsorbed in the body. The remaining degraded particles pass through and are eliminated naturally from the body.

During this process, there are several relevant characteristics of Plenity that we believe ensure that the hydrogel travels safely through the body.

(1) “Caloric density” refers to the number of calories in a given mass of food.

How Plenity differs from fibers

Plenity forms a solid gel in the stomach and small intestine, which is orders of magnitude firmer than hydrated functional fibers like psyllium or glucomannan. This is because Plenity particles have a three-dimensional structure holding water inside them, while functional fibers have a liner structure and only attract water to their surface. Therefore, Plenity creates a firm solid gel pieces very similar to ingested raw vegetables, while functional fibers create viscous liquids, more like a soup. This firmness can be measured and demonstrated through digestive simulations, by measuring the firmness/elasticity, measured as G prime, or G’, utilizing a rheometer.

Note: Data presented as log-transformed G’ values in pascals.

SGF = simulated gastric fluid; SIF = simulated intestinal fluid; SCF = simulated colonic fluid.

Demitri C, et al. Poster presented at American Diabetes Association 77th Scientific Sessions. San Diego, CA; June 9-13, 2017.

Plenity clinical study overview

We conducted a double-blind, placebo-controlled, multi-center trial (the most rigorous type of trial design) of 436 adults with excess weight or obesity, with or without type 2 diabetes, BMI 27-40, over the course of 24 weeks (six months). Plenity or placebo were given in conjunction with diet and exercise.

The GLOW study was designed to measure:

•	Whether at least 35% of individuals receiving Plenity lost 5% or more of their body weight

•	Whether individuals receiving Plenity lost more of their body weight than individuals receiving placebo with a super-superiority margin of 3%

Key highlights of the GLOW study include the following:

•

Six out of ten of individuals receiving Plenity lost at least 5% of their body weight with an average loss of 10% of total body weight (about 22 pounds). These responders also lost an average of 3.5 inches off of their waist measurement.

•	The percent weight loss in all individuals receiving Plenity was 6.4% compared to a 4.4% loss for individuals receiving placebo (p=0.0007)

•	27% were “super-responders” to Plenity. Their average weight loss was 14% (about 30 pounds)

•	Plenity doubled the odds of achieving 5% or greater weight loss compared to placebo

•

Plenity had an overall side effect profile similar to placebo, and no serious adverse events. The most common side effects were diarrhea, distended abdomen, infrequent bowel movements, and flatulence Data from this study was presented in the journal Obesity authored by leading obesity experts including

Frank L. Greenway, MD of Louisiana State University’s Pennington Biomedical Research Center, Louis J. Aronne, MD of Weill Cornell Medicine, Caroline Apovian, MD of the Boston University School of Medicine, and Lee M. Kaplan, MD PhD of Massachusetts General Hospital. The paper was named Editor’s Choice.

We have also conducted a small clinical trial in patients that are overweight or obese that was an extension of our larger GLOW study. This extension clinical trial looked at patients who stayed on Plenity for an additional six months (for a total of 12 months). This study demonstrated that, on average, subjects maintained the weight loss they achieved during the first six months of treatment or lost an additional small amount of weight in months six through twelve.

We believe that currently having limited long-term data does not impact the commercialization of Plenity for patients with a BMI of 25 to 40. This is because as part of the April 2019 FDA clearance of Plenity, we received a clear indication that Plenity can be prescribed for patients for an unlimited amount of time — therefore, we believe no additional data or studies are required to support the long-term use of Plenity.

In terms of additional indications that we may pursue, we have completed, and plan to complete, additional studies to support gaining FDA clearance for these indications. A six-month study examining the impact of one of our hydrogels on patients with pre-diabetes or diabetes with respect to weight loss was recently completed and, as of the date of this prospectus, the results remain under analysis as described below. The two primary endpoints of this study are: 1) the proportion of subjects who achieve weight loss ≥5.0%, and 2) the average percent change in total body weight. In both cases the outcome for subjects on our hydrogel (i.e., GS200) are compared to the outcomes for subjects on placebo at the end of the six-month study. These two weight loss metrics are standard for weight studies designed for FDA review. We are still evaluating whether the outcome results of this study will support FDA authorization for these specific populations or if further studies are advisable.

Our Other Product Candidates

Our proprietary hydrogel technology allows the flexibility to specifically engineer the hydrogel structure to have different physical properties (e.g., elasticity, media uptake ratio or volume, and hydration speed) that could potentially benefit multiple GI-related and chronic metabolic diseases including pre-diabetes (which occurs in approximately 30% of the adult population), type 2 diabetes (which occurs in approximately 10% of the population), NAFLD/NASH (occurring in 25% of the adult population), and FC (occurring in 14% of the adult population). Each of our pipeline candidates are likely to be regulated by the FDA through the de novo classification or 510(k) pathways.

The following table summarizes the current and expected development status of our product candidates.

GS200 for Weight loss in Prediabetes and Type 2 Diabetes

Because people classified as having obesity are much more likely to develop type 2 diabetes, the increase in obesity rates has contributed significantly to the increase in the number of patients diagnosed with type 2 diabetes (defined by a fasting blood glucose level ≥ 126 mg/dL). According to the American Diabetes Association (“ADA”),diabetes was the seventh leading cause of death by disease in the United States in 2017. In 2018, approximately 30.7-32.5 million Americans suffered from type 2 diabetes and 89% of U.S. adults diagnosed with diabetes were overweight or had obesity. An additional 88 million American adults 20 years of age and older were considered as having prediabetes (defined by a fasting blood glucose level ≥ 100 mg/dL and < 126 mg/dL), with approximately 1.5 million new diagnoses of type 2 diabetes per year. Based on current trends, as many as one in three Americans will develop type 2 diabetes in their lifetime. According to the ADA, the economic impact of diagnosed diabetes was estimated to be $327 billion in 2017, approximately $237 billion of which was attributed to direct medical costs, and approximately $90 billion of which was attributed to reduced productivity.

The current treatment paradigm for prediabetes and type 2 diabetes focuses on lifestyle changes, in particular weight loss, as a foundational therapy—as weight loss alone is associated with improvements in glycemic parameters and prevention of the progression from prediabetes to diabetes. Medications to manage blood glucose levels are also prescribed for patients with diabetes. Surprisingly, weight loss therapies are generally not commonly prescribed to these patient populations. Only 2% of people who have excess weight or obesity receive weight loss therapies, and many of these patients have prediabetes or diabetes.

GS200 is a hydrogel similar in concept to Plenity, but has different physical properties that we believe could address different indications and treatment regimens. When compared to Plenity, GS200 hydrates more rapidly and creates a higher elastic response while it occupies a slightly smaller volume in the stomach. For example, due to its higher elastic response and accelerated hydration, GS200 could be more suitable for glycemic control, where one relevant mechanism is the delay of the absorption of glucose in the small intestine. For this purpose, the volumetric effect at the beginning of the meal could be less important and GS200 could be administered immediately prior to the meal. We believe that these properties could make GS200 more suitable as a weight loss and glycemic control product for prediabetics and type 2 diabetics. GS200 is currently being evaluated in a human study where the primary endpoints are weight loss and some of the secondary endpoints are related to glycemic control. We are presently reviewing the data reported in this study.

GS200 clinical study overview and reported data

We completed a preliminary analysis of the LIGHT-UP study, a multicenter, randomized, double-blind, placebo-controlled, investigational study that enrolled 254 subjects with overweight or obesity who also have prediabetes or type 2 diabetes, and that analysis remains underway. The study was designed to assess the change in body weight in adults after six months of treatment with a new oral superabsorbent hydrogel (GS200) or placebo. The study met both of its primary endpoints: the proportion of participants who achieved at least 5% body weight loss (the “Responders”) and the change in body weight as compared to placebo after six months of therapy.

Among the participants who completed the study protocol requirements, or the per protocol (“PP”) population, 64% of GS200-treated participants were Responders vs. 41% in the placebo group (p=0.001). Including data from participants who did not complete the study, or the intent-to-treat multiple imputation (“ITT-MI”) population, in the preliminary analysis, 55% of GS200- treated participants were Responders vs. 34% in the placebo group (p=0.0004). The average body weight loss of the Responders was 11% (approximately 23 pounds) and their waist circumference was reduced by 5.5 inches on average. Importantly, GS200 treated participants had 2.8 higher odds as compared to placebo to become Responders (adjusted odds ratio [OR]: 2.83, P=0.0004), achieving the first primary endpoint of the study.

With respect to average total weight loss, the complete GS200 treatment group (including both Responders and non-Responders) demonstrated superiority over placebo after 6 months of treatment (body weight loss of 6.9% vs. 4.1%, P=0.0003 in the PP population and 6.3% vs. 3.6%, P=0.0006 in the ITT-MI population), thereby achieving the second primary endpoint.

This study was conducted at 36 clinical sites in Europe and North America with 208 subjects who completed the 6-month study. Upon preliminary regional analyses, both primary endpoints were met across the entire ITT-MI and PP populations and were also highly significant in Europe alone (N=134 completers). In North America alone, there was no difference between GS200 and placebo with respect to the primary endpoints. The North American region included approximately half the number of subjects who completed the study compared to Europe (N=74 completers). While the primary endpoints were met, Gelesis continues to analyze this data and the insights it may derive as it plans its next steps in the development of GS200 and final plans to present the detailed results in a scientific venue.

Less than 2% of the GS200 treated participants dropped out of the LIGHT-UP study due to adverse events (AEs), which was similar to the dropout rate in the placebo group. There were no statistically significant differences in the incidence and severity of AEs between the two groups except for the overall incidence of gastrointestinal-related AEs, which was slightly higher in the GS200 group. No serious adverse events related to GS200 were observed and 95% of all AEs in the GS200 group were mild or moderate in intensity.

GS200 as a weight management food supplement

We are exploring opportunities of utilizing GS200 as a food supplement or added to different types of foods, such as food bars or other nutritional products. The building blocks of the Gelesis hydrogel platform are consumed as foods and considered by the FDA as generally regarded as safe. This pedigree provides an opportunity to develop GS200 as a supplement and potentially apply to products that do not go through the FDA regulatory drug or device process. Gelesis already has developed multiple prototype food bars and has the ability to quickly adapt the delivery vehicle to make it easy to consume.

GS500 for Functional Constipation (formerly known as chronic idiopathic constipation)

FC is a health condition in which a person experiences chronic symptoms of constipation without an identifiable cause. It is one of the most common gastrointestinal disorders worldwide, with a global prevalence of

14% in adults. In the United States, approximately 35 million adults may suffer from FC. Lifestyle modifications, including increasing dietary fiber, hydration and exercise, are the first step in managing FC. If patients do not respond to these lifestyle modifications, then treatment with osmotic and stimulant laxatives (mostly over-the-counter products) are often used. Approximately 50% of patients do not find these traditional laxatives to be satisfactory and seek other solutions. Prescription options sometimes are offered to patients that do not respond to traditional laxatives, but these options have common side effects (e.g., diarrhea).

Existing prescription options include Amitiza (lubiprostone), Linzess (linaclotide), Trulance (plecanatide) and Motegrity (prucalopride). All of these drug therapies work by entering the patient’s blood stream.

Similar to Plenity, our superabsorbent hydrogel candidate GS500 has a unique non-systemic mechanism of action and works locally in the GI tract. If proven safe and effective, GS500 has the potential to become a new approach to treat FC. In an investigator sponsored study conducted by researchers at the Massachusetts General Hospital, GS500 demonstrated statistically significant benefit in decreasing colon transit time. We plan to advance GS500 into a pivotal 12-week global study that is expected to enroll 260 subjects with FC and compare the effectiveness of GS500 to a placebo. We anticipate top line results in the fourth quarter of 2024.

Sales and Marketing

Plenity is, and our future product candidates, if approved, may, be marketed, detailed, and presented through the same channels as orally administered weight loss pharmaceuticals. Plenity is, and our future product candidates, if approved, may be prescribed predominantly by primary care physicians, including general practitioners, family practitioners, and internists, as well as endocrinologists and obesity/metabolism specialists.

We have partnered with Roman Health Pharmacy (“Ro”), a leading telehealth platform in the United States, to provide convenient and immediate access to physicians online at no cost. We have entered into an agreement with Ro, giving them distributor rights to sell Plenity via telehealth in the United States. Pursuant to the terms of the agreement, we have no obligations or commitments beyond the sale and supply of Plenity to Ro. Pursuant to the terms of the agreement, Ro has no obligations or commitments specifically with respect to marketing and promotional spend in support of the sale of Plenity to consumers.

We have established partnerships with behavioral weight management companies such as WW International, Inc. and Noom, providing members access to WW’s behavioral weight management program and supporting lifestyle content and offering discounts to Noom’s subscription programs. To further develop our commercial infrastructure, we may establish additional alliances with additional biotechnology or pharmaceutical company collaborators, depending on, among other things, the applicable indications, the related development costs, and our available resources.

Our ability to expand our customer base through sales and marketing efforts and generate related revenue is dependent upon our ability to successfully raise additional capital to fund such efforts. Our failure to obtain additional funding may force us to delay, limit or terminate some or all of our sales and marketing efforts, which may negatively impact our ability to acquire sufficient customers to operate profitably.

Plans to Make Plenity Available Without a Prescription

We believe Plenity’s advantages are its differentiated safety-to-efficacy profile, broad approved labeling, and affordability to the consumer. Accordingly, we believe it is important that Plenity be widely available and easily accessible to consumers. In addition to making Plenity more accessible to people struggling with excess weight, we believe making Plenity available OTC could reduce costs associated with acquiring new members and allow us to reduce costs associated with the prescription granting process, while also enabling new sales channels for us. In January 2023, we submitted a 510(k), or premarket notification, to the FDA to change Plenity’s classification in the United States from prescription-only (“Rx”) to OTC. In June 2023, we received feedback from the FDA on our 510(k) submission and anticipate updating our application during the fourth quarter of 2023.

Competition

Due to the growing overweight and obesity epidemic and consumer demand, there are many competitors in the field of obesity treatment. Obesity treatments range from behavioral modification, to drugs and medical devices, and surgery, generally as a last resort. Although Plenity regulated as a novel medical device, it can be used by patients and prescribed by physicians in the same manner as an orally administered drug. Because of Plenity’s unique product profile and go-to-market strategy, also considering the significant clinical inertia not to treat overweight and obesity, we expect Plenity to become a foundational approach for weight management and be positioned to work synergistically with other approaches rather than being a direct competition.

Orally Administered Drugs

Three oral drugs that are FDA approved and currently marketed for the treatment of obesity are phentermine/topiramate, naltrexone/bupropion, and orlistat. Each treatment is indicated for patients with overweight and obesity with at least one comorbidity. In September 2012, Vivus, Inc. commercially launched its combination product, Qsymia (phentermine/topiramate) in the United States. In October 2014, Takeda Pharmaceutical Company Limited commercially launched its combination product, Contrave (naltrexone/ bupropion), in the United States. Contrave is currently marketed in the United States by Currax Pharmaceuticals LLC. Orlistat is currently marketed in the United States by H2-Pharma, LLC under the brand name Xenical and over-the-counter at half the dose of Orlistat by GlaxoSmithKline plc under the brand name alli. In addition to competing with one another, these drugs also compete against generic forms of phentermine, topiramate, naltrexone, and bupropion.

Injectable Drugs

Several pharmaceutical companies, have or are developing injectable drugs for obesity. Saxenda, a formulation of Novo Nordisk’s liraglutide, was approved by the FDA in December 2014 for the treatment of obesity. Liraglutide is currently also marketed by Novo Nordisk for the treatment of type 2 diabetes under the brand name Victoza in the United States. Wegovy, a sub-cutaneous formulation of Novo Nordisk’s semaglutide was approved by the FDA in June of 2021. Tirzeptide, marketed by Lilly under the brand name Mouniaro, was approved by the FDA in May 2022 for adults living with type 2 diabetes and is currently in phase III development for obesity.

Medical Devices and Surgery

Other than Plenity, four types of FDA-regulated devices are currently marketed for weight loss. Intragastric balloon manufacturers including Apollo EndoSurgery, Inc. and Obalon Therapeutics, Inc. commercialize ORBERA Balloon and the Obalon Balloon, respectively. Aspire Assist, manufactured by Aspire Bariatrics, Inc., is a gastric emptying system that allows patient to aspirate digested food after a meal. SmartByte, manufactured by Scientific Intake Limited Co., is a device that is designed to occupy space in the roof of the mouth to reduce food intake. LAP-BAND Adjustable Gastric Banding System, manufactured by BioEnterics Corporation, is a gastric band that is placed around the upper part of the stomach in a surgical procedure leaving only a small pouch available for food.

Bariatric surgery, including gastric bypass, gastric sleeve and gastric banding procedures, is typically employed for patients with obesity with a BMI exceeding 40 or those with a BMI greater than 35 who are experiencing obesity-related complications such as type 2 diabetes, high blood pressure or severe sleep apnea.

Reimbursement

We believe the successful launch of our products and product candidates will not be dependent on reimbursement from third-party payors, such as government health programs and private insurance companies and we do not expect any such direct reimbursement to be available at this time. Accordingly, our strategy and business plan do not contemplate any such reimbursement. Although obesity has long been recognized as a significant public health and economic problem for the U.S. healthcare system, insurance coverage for obesity treatments has been limited. The legislative authorization for Medicare’s prescription drug benefit program specifically prohibits coverage of obesity drugs and until recently, there has been little clinical evidence to convince insurers of the efficacy of obesity treatments, let alone coverage for dietary regimens and products. When coverage is provided by insurers, such as for treatments such as bariatric surgery, it is typically limited to patients with morbid obesity. For reasons noted elsewhere herein, we believe that our commercialization strategy, which does not rely on third-party-payor reimbursement, has a number of significant strategic advantages for us.

Government Regulation

General Requirements for Regulation of Medical Devices in the United States

Under the Federal Food, Drug, and Cosmetic Act (“FDC Act”), a medical device is an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component part, or accessory which is: (i) recognized in the official National Formulary, or the United States Pharmacopoeia, or any supplement to them; (ii) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals; or (iii) intended to affect the structure or any function of the body of man or other animals, and which does not achieve any of its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes.

In the United States, medical devices are subject to extensive regulation by the FDA under the FDC Act, and its implementing regulations, and certain other federal and state statutes and regulations. The laws and regulations govern, among other things, the research and development, design, testing, manufacture, packaging, storage, recordkeeping, approval, labeling, promotion, post-approval monitoring and reporting, distribution and import and export of medical devices. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative sanctions, such as FDA refusal to approve pending premarket approval applications, issuance of warning letters, mandatory product recalls, import detentions, civil monetary penalties, and/or judicial sanctions, such as product seizures, injunctions, and criminal prosecution.

The FDC Act classifies medical devices into one of three classifications based on the risks associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are subject to the fewest regulatory controls. Class III devices are generally the highest risk devices and are subject to the highest level of regulatory control to provide reasonable assurance of the device’s safety and effectiveness. Class III devices must typically be approved by the FDA before they are marketed.

Generally, establishments that manufacture and/or distribute devices, including manufacturers, contract manufacturers, sterilizers, repackagers and relabelers, specification developers, reprocessors of single-use devices, remanufacturers, initial importers, manufacturers of accessories and components sold directly to the end user, and U.S. manufacturers of export-only devices, are required to register their establishments with the FDA and provide the FDA a list of the devices that they handle at their facilities.

Pre-market Approval and Pre-market Notification

While most Class I and some Class II devices can be marketed without prior FDA authorization, most medical devices can be legally sold within the United States only if the FDA has: (i) approved a PMA application prior to marketing, applicable to Class III devices for which the FDA has required a PMA; or (ii) cleared the device in response to a premarket notification, or 510(k) submission, generally applicable to Class II and some Class I devices. Some devices that have been classified as Class III are regulated pursuant to the 510(k) requirements because FDA has not yet called for PMAs for these devices. Other less common regulatory pathways to market for Class III devices include the humanitarian device exception, or HDE, or a product development protocol, or PDP.

510(k) Pre-market Notification. Most Class II and limited Class I devices require a 510(k) clearance in order to be commercially distributed in the United States. To obtain 510(k) clearance, a manufacturer must submit a premarket notification to the FDA demonstrating that the proposed device is substantially equivalent to a legally marketed device, referred to as the predicate device. A predicate device may be a previously 510(k) cleared device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet required submission of PMA applications. The manufacturer must show that the proposed device has the same intended use as the predicate device, and it either has the same technological characteristics, or it is shown to be equally safe and effective and does not raise different questions of safety and effectiveness as compared to the predicate device.

There are three types of 510(k)s: traditional, special and abbreviated. Special 510(k)s are for devices that are modified and the modification needs a new 510(k) and the methods used to evaluate the changes are well established, and the results can be sufficiently reviewed in a summary or risk analysis format. Abbreviated 510(k)s are for devices that conform to a recognized standard. The special and abbreviated 510(k)s are intended to streamline review. The FDA intends to process special 510(k)s within 30 days of receipt, and abbreviated 510(k) within 90 days of receipt.

Though statutorily required to clear a traditional 510(k) within 90 days of receipt, the clearance pathway for traditional 510(k)s can take from four to 12 months, or even longer.

De Novo Classification. Devices of a new type that FDA has not previously classified based on risk are automatically classified into Class III by operation of section 513(f)(1) of the FDC Act, regardless of the level of risk they pose. To avoid requiring PMA review of low-to moderate-risk devices classified in Class III by operation of law, Congress enacted section 513(f)(2) of the FDC Act. This provision allows FDA to classify a low-to moderate-risk device not previously classified into Class I or II. The de novo process has been infrequently used. In 2012, Congress amended the process to potentially make it more amenable to FDA and industry. It is not yet clear whether the changes will lead to greater use of de novo classification.

PMA Approval. For Class III devices for which the FDA has required a PMA, a PMA application must be submitted to the FDA with proof of the safety and effectiveness of the device to the FDA’s satisfaction. The cost of preparing and submitting a PMA is substantial. Under federal law, the submission of most PMAs is additionally subject to a substantial annually-adjusted application user fee, currently exceeding $250,000. Satisfaction of FDA premarket approval requirements typically takes years and the actual time required may vary substantially based upon the type, complexity, and novelty of the device or disease.

Results from adequate and well-controlled clinical trials are required to establish the safety and effectiveness of a Class III PMA device for each indication for which FDA approval is sought. After completion of the required clinical testing, a PMA including the results of all preclinical, clinical, and other testing, and information relating to the product’s marketing history, manufacture, and controls, is prepared and submitted to the FDA.

Upon submission, the FDA determines if the PMA application is sufficiently complete to permit a substantive review, and, if so, the application is accepted for filing. The FDA then commences an in-depth review of the PMA application, which typically takes one to three years, but could take longer. The review time is often significantly extended as a result of the FDA asking for additional information or clarification of information already provided. During the review period, an FDA advisory committee, typically a panel of clinicians, may be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. Although the FDA is not bound by the advisory panel decision, the panel’s recommendation is important to the FDA’s overall decision making process. The FDA will also typically inspect one or more clinical sites to assure compliance with FDA regulations. Additionally, the FDA will inspect the facility or the facilities at which the device is manufactured. FDA will not approve the device unless compliance is shown with Quality System Requirements (“QSR”), which impose elaborate testing, control, documentation and other quality assurance procedures.

Upon completion of PMA review, the FDA can: (i) approve the PMA; (ii) issue an approvable letter which indicates the FDA’s belief that the PMA is approvable and states what additional information the FDA requires, or the post-approval commitments that must be agreed to prior to approval; (iii) issue a not approvable letter which outlines steps required for approval, but which are typically more onerous than those in an approvable letter, and may require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years; or (iv) deny the application. If the FDA issues an approvable or not approvable letter, the applicant has 180 days to respond, after which the FDA’s review clock is reset.

An approval order authorizes commercial marketing of the device with specific prescribing information for one or more specific indications, which can be more limited than those originally sought by the manufacturer. As a condition of PMA approval, the FDA may restrict the sale, distribution, or use of the device to help ensure that the benefits of the device outweigh the potential risks. Moreover, FDA may impose substantial post-approval testing and post-market surveillance to monitor the device’s safety or effectiveness. Failure to comply with the conditions of approval can result in material adverse enforcement action, including the loss or withdrawal of the approval. Once granted, FDA has the authority to withdraw device approvals if compliance with regulatory requirements is not maintained or problems are identified following initial marketing.

An “approvable letter” generally requires the applicant’s agreement to specific conditions, e.g., changes in labeling, or specific additional information, e.g., submission of final labeling, in order to secure final approval of the PMA application. Once the approvable letter is satisfied, the FDA will issue a PMA for the approved indications.

Exempt Devices. If a manufacturer’s device falls into a generic category of Class I or Class II devices that FDA has exempted by regulation, a premarket notification is not required before marketing the device in the United States. Manufacturers of such devices are required to register their establishments and list the generic category or classification name of their devices. Some 510(k)-exempt devices are also exempt from QSR, except for the QSR-complaint handling and recordkeeping requirements.

Pre-Submission Meetings. The FDA has mechanisms to provide companies with guidance prior to formal submission of either a 510(k) or PMA. One such mechanism is the pre-submission program in which a company has a “pre-submission” meeting as outlined in the FDA guidance document “Requests for Feedback on Medical Device Submissions: The Pre-Submission Program and Meetings with the Food and Drug Administration Staff” that was issued on February 18, 2014. The main purpose of the pre-submission meeting is to provide companies with guidance from the FDA on matters of significance to an approval decision. Prior to the pre-submission meeting, the company provides a briefing document to the FDA. The FDA is not obligated to follow the recommendations it provides to companies as a result of a pre-submission meeting.

Clinical Trials

A clinical trial is almost always required to support a PMA application or de novo submission and is sometimes required for a premarket notification. For significant risk devices, the FDA regulations require that human clinical investigations conducted in the United States be approved via an Investigational Drug Exemption (“IDE”) which must become effective before clinical testing may commence. A nonsignificant risk device does not require FDA approval of an IDE; however, the clinical trial must still be conducted in compliance with various requirements of FDA’s IDE regulations. In some cases, one or more smaller studies may precede a pivotal clinical trial intended to demonstrate the safety and effectiveness of the investigational device. A 30-day waiting period after the submission of each IDE is required prior to the commencement of clinical testing in humans. If the FDA determines that there are deficiencies or other concerns with an IDE that require modification, the FDA may permit a clinical trial to proceed under a conditional approval. If the FDA disapproves the IDE within this 30-day period, the clinical trial proposed in the IDE may not begin.

An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must also include a description of product manufacturing and controls, and a proposed clinical trial protocol. FDA typically grants IDE approval for a specified number of patients to be treated at specified study centers. During the study, the sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting, and record keeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices, and comply with all reporting and record keeping requirements. The IDE requirements apply to all investigational devices, whether considered a significant or nonsignificant risk.

Prior to granting PMA approval, the FDA typically inspects the records relating to the conduct of the study and the clinical data supporting the PMA application for compliance with IDE requirements.

Clinical trials must be conducted: (i) in compliance with federal regulations, including those related to good clinical practices, or GCPs, which are intended to protect the rights and health of patients and to define the roles of clinical trial sponsors, investigators, and monitors; and (ii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Clinical trials are typically conducted at geographically diverse clinical trial sites, and are designed to permit FDA to evaluate the overall benefit-risk relationship of the device and to provide adequate information for the labeling of the device. Clinical trials, for significant and nonsignificant risk devices, must be approved by an institutional review board (“IRB”) for each trial site. An IRB is an appropriately constituted group that has been formally designated to review and monitor biomedical research involving patients and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety, and welfare of human research subjects.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial subjects. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Although the QSR does not fully apply to investigational devices, the requirement for controls on design and development does apply. The sponsor also must manufacture the investigational device in conformity with the quality controls described in the IDE application and any conditions of IDE approval that FDA may impose with respect to manufacturing.

Investigational devices may only be distributed for use in an investigation, and must bear a label with the statement: “CAUTION—Investigational device. Limited by Federal law to investigational use.”

Disclosure of Clinical Trial Information

Sponsors of clinical trials of medical devices are required to register with clinicaltrials.gov, a public database of clinical trial information, and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is made public as part of the registration. Sponsors are also obligated to disclose the results of these trials after completion. Disclosure of the results of these trials can be delayed until the product being studied has been approved. For medical device clinical trials, public availability of study registration information can also be delayed until approval of the device. Competitors may use this publicly-available information to gain knowledge regarding the design and progress of our development programs.

Post-market Requirements

After a device is placed on the market, numerous regulatory requirements apply. These include: the QSR, labeling regulations, the FDA’s general prohibition against promoting products for unapproved or “off-label” uses, the Medical Device Reporting regulation, and the Reports of Corrections and Removals regulation (which requires manufacturers to report recalls and field actions to the FDA if initiated to reduce a risk to health posed by the device or to remedy a violation of the FDC Act).

FDA enforces these requirements by inspection and market surveillance. If the FDA finds a violation, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

•	fines, injunctions, and civil penalties;

•	recall or seizure of products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing requests for 510(k) clearance or PMA approval of new products;

•	withdrawing PMA approvals already granted; and

•	criminal prosecution.

Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products under development.

Device Modifications

Some changes to an approved PMA device, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new PMA or PMA supplement, as appropriate, before the change can be implemented. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA. The FDA uses the same procedures and actions in reviewing PMA supplements as it does in reviewing original PMAs.

Modifications to a device that received 510(k) clearance may require a new 510(k) submission if those changes could significantly affect the safety or effectiveness of the device, or if the modifications represent a major change in intended use. If the manufacturer determines that a modification could not substantially affect the safety or effectiveness of the device, it should document the changes and rationale for not submitting a new 510(k). Though the manufacturer is responsible for the initial assessment, FDA may disagree, and later require the manufacturer to submit a 510(k) for the modified device. FDA could require the manufacturer to cease marketing the modified device during the pendency of the 510(k) clearance process.

Adverse Event Reporting and QSR Compliance

Following FDA approval of a PMA or 510(k) clearance, the device sponsor must submit reports to FDA regarding adverse events. Under the Medical Device Reporting regulation, manufacturers must report to the FDA if their device may have caused or contributed to a death or serious injury or if a malfunction occurred that would be likely to cause or contribute to a death or serious injury if it were to recur. For a PMA or Class II 510(k) device, the FDA also may require device tracking, and post-market surveillance to monitor the effects of an approved or cleared product. The FDA may also require post-market studies. In addition, quality-control, manufacture, packaging, and labeling procedures must continue to conform to the QSR after approval and clearance. FDA is required by the FDC Act to inspect device manufacturers every 2 years to assess compliance with the QSR, although FDA does not always adhere to this schedule. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with the QSR. The FDA may withdraw product approvals or recommend product recalls if a company fails to comply with regulatory requirements. FDA has the authority to conduct mandatory recalls, but that authority is rarely used.

Regulation of the Practice of Medicine and Telehealth in the United States

An important element of our direct-to-consumer approach is providing consumer access through telehealth platforms. The practice of medicine, including telehealth medicine, is subject to various federal, state and local certification and licensing laws, regulations, approvals and standards, relating to, among other things, the qualifications of the provider, the practice of medicine (including specific requirements when providing health care utilizing telehealth technologies and the provision of remote care), the continuity and adequacy of medical care, the maintenance of medical records, the supervision of personnel, and the prerequisites for the prescription of medical devices such as Plenity. Because the practice of telehealth is relatively new and rapidly developing, regulation of telehealth is evolving and the application, interpretation and enforcement of these laws, regulations and standards can be uncertain or uneven. However, as of now, interpretation of the state medical boards policy in all fifty states permit the prescribing of Plenity through telehealth platforms, and Plenity is being made available through telehealth platforms in all fifty states.

Advertising, Promotion, Anti-Kickback Statute, False Claims Laws, and Other Healthcare Regulatory Laws

A device may be marketed only for the indications for use for which it was approved or cleared.

In addition to FDA restrictions on marketing of devices, device companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business that may constrain the financial arrangements and relationships through which we research, as well as sell, market and distribute any products for which we obtain marketing authorization. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, and transparency laws and regulations related to pricing and payments and other transfers of value made to physicians and other healthcare providers. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and responsible individuals may be subject to imprisonment.

Regulatory Considerations for Outside the United States

In the European Union medical devices were previously regulated under Directive 93/42/EEC, also known as the Medical Device Directive (“MDD”) and the implementing legislation in each Member State of the European Union (“EU”). On May 26, 2021, Regulation 2017/745, also known as the Medical Devices Regulation (“MDR”), became fully available. The MDR repealed the MDD and was, among other things, intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices and ensure a high level of safety and health while supporting innovation.

In order to be sold in the Member States of the EU, medical devices must comply with the general safety and performance requirements of the MDR (previously, the essential requirements of the MDD) and therefore be entitled to bear the Conformité Européene (“CE”) marking, without which they cannot be sold. The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The method of assessing conformity varies depending on the risk class of the device. Devices can fall under Class I (lowest risk), Class IIa, Class IIb and Class III (the highest risk). Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the general safety and performance requirements of the MDR, a conformity assessment procedure requires the intervention of an independent organization accredited by a Member State of the European Union to conduct conformity assessments, known as a notified body. Depending on the device’s class, the manufacturer may submit a technical file to a notified body that demonstrates consistency with the general safety and performance requirements under the MDR. Class III devices also require submission of a design dossier. Demonstrating consistency with the MDR’s requirements may entail the manufacturer providing both pre-clinical as well as human data form clinical trials. The notified body’s assessment also may consist of an audit of the manufacturer’s quality system or specific testing of the manufacturer’s product. A number of notified bodies exist in the EU and the sponsoring company is responsible for choosing the notified body. The notified body issues a certificate of conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the general safety and performance requirements. This certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

Under the MDR, conformity assessment certificates issued under the MDD prior to May 25, 2017 until May 25, 2021 will remain valid in accordance with their term, but shall not exceed five years and shall become void after May 26, 2024. However, in response to concerns raised about notified body capacity and the ability for devices to be re-certified within such time period, the European Commission has adopted a proposal to extend the transition period by some years, depending on the risk class of the device. Such proposal is currently being considered for adoption by the European Parliament and Council.

In order for devices to be sold in the EU, a quality management system, or QMS, must be put in place that is consistent with certain sets of standards set by the International Standards Organization, or ISO, such as ISO 13485. The QMS must be audited prior to Gelesis100 obtaining a CE mark. In the EU, manufacturing, sales, promotion and other activities following product approval are also subject to regulation by competent authorities.

Following the United Kingdom’s (“UK”) departure from the EU on January 31, 2020, the UK (which comprises Great Britain and Northern Ireland) continued to follow the same regulations as the EU during a transition period which ended on December 31, 2020. Now that this transition period has ended, all medical devices must be registered with the Medicines and Healthcare products Regulatory Agency before being placed on the Great Britain (“GB”) market and a new UKCA Mark was introduced for medical devices placed on the GB market. European CE marks will continue to be recognized in GB until June 30, 2024, following which transitional arrangements will apply before all devices will be required to have a UKCA mark to be marketed in GB. The MDR does not apply in GB and, now that GB and EU regulatory systems are independent, the regulation of medical devices in GB may diverge more significantly from EU regulations in the future. The EU regulatory framework on medical devices does, however, continue to apply in Northern Ireland under the Northern Irish Protocol and medical devices in Northern Ireland may either carry a European CE mark or a CE UKNI mark (although devices bearing the CE UKNI marking will not be accepted on the EU market).

Although some other countries outside of the United States and the EU may accept either FDA approval or a CE mark as a basis for regulatory approval, many countries, e.g., Japan, have their own requirements in order for a device to be marketed. In order to market its products in those countries, Gelesis would need to submit the appropriate applications and meet the requirements set by those regulatory agencies.

As is the case in the United States, the failure to comply with regulatory requirements in foreign countries subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. New information regarding the safety or effectiveness of a product could result in either increased regulatory requirements or change the ability of Gelesis to access markets.

License Agreements

One S.r.l.

In October 2008, we entered into a patent license and assignment agreement and master agreement (as amended, restated and otherwise modified from time to time, the “One Master Agreement”) with One S.r.l. (“One”) and certain inventors to license and subsequently purchase certain intellectual property, including core patents that cover our superabsorbent hydrogel technology. Pursuant to the One Master Agreement One and the inventors are bound by non-competition provisions, which prohibit them from developing, manufacturing or commercializing any product or process related to diet, weight loss, food products or obesity during the term of the One Master Agreement and for a year after its termination. Additionally, the inventors have agreed to assign to us certain future technology relating to food products that they develop during the term of the agreement, as well as other improvements to our existing intellectual property rights that result from certain activities they perform for us.

Pursuant to the One Master Agreement we are obligated to pay up to €17.5 million upon the achievement of certain sales milestones, and pay a 2.0% royalty through 2038 on net product sales worldwide. Such obligation to make royalty payments terminates with respect to each covered product on a country by country basis concurrently with the expiration of the last valid claim of patent rights in the relevant country for such covered product or the withdrawal or cancellation of the last valid claim of patent rights in such country for such covered product. The One Master Agreement terminates with respect to a given country and covered product upon the expiration of the royalty term for such covered product in such country or such longer period that any payments to One remain outstanding. The One Master Agreement will terminate or expire upon the termination of the agreement in respect of the last covered product or upon mutual written agreement by the parties.

In August 2022, we entered into an amendment to the Warrant Purchase Agreement dated October 21, 2020, by and between us and the holders of the warrants. Pursuant to the amendment, we deferred payment of the aggregate remaining purchase price under the patent license and assignment agreement and master agreement between us and One S.r.l., totaling €2.5 million, owed to One S.r.l. shareholders until March 31, 2023.

Pursuant to the amendment, and in consideration for the deferral, we amended the exercise price of the One S.r.l. warrant holders’ 1,353,062 previously issued common stock warrants from $4.26 to $1.45.

China Medical System (CMS)

In June 2020, we and CMS Bridging DMCC, a subsidiary of China Medical Systems Holdings Limited (“CMS”) entered into a set of licensing, collaboration, and investing agreements (the “CMS Agreements”) involving the license of our intellectual property to CMS in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates (the “CMS Territory”), and governing the supply of Plenity to CMS for sale in the CMS Territory. Under the terms of the CMS Agreements, we granted CMS an exclusive, transferable, sublicensable, and royalty-bearing license of our intellectual property to develop, import, register, manufacture, and commercialize Plenity, whether through online sales channels or offline sales channels during the term of the CMS Agreements. In accordance with the CMS Agreements, all legal and beneficial ownership of (i) all intellectual property rights relating to Plenity (including any data generated from the use of Plenity and other improvements) and (ii) all of the information provided or generated under the CMS Agreements or otherwise related to Plenity shall both ultimately belong to and remain vested with us. CMS must purchase Plenity at a markup of our cost of goods sold.

As consideration for the rights and licenses granted to CMS under the CMS Agreements, CMS paid us a one-time, non-refundable and non-creditable upfront fee of $15.0 million and is required to pay a one-time, non-refundable, and non-creditable milestone payment of $5.0 million within thirty (30) days after the earlier of (i) the approval of marketing authorization of Plenity as a prescription product by the National Medical Products Administration, and (ii) the fifth (5th) anniversary of the CMS Agreements’ effective date. The CMS Agreements also contain commercial milestones of up to $388 million in the aggregate, due to us based on the achievement of annual net product revenue thresholds in the CMS Territory. Additionally, CMS will pay us royalties on net sales of all our products sold in the CMS Territory commencing January 1, 2022 through the expiration date of the CMS Agreements.

In August 2022, we entered into an amendment to CMS Agreements, pursuant to which the one-time, non-refundable, and non-creditable regulatory approval milestone payment of $5.0 million provided for in the original agreement became immediately payable. In addition, the amendment expands the CMS Territory to include Brunei, Myanmar, Cambodia, Timor-Leste, Indonesia, Laos, Malaysia, the Philippines, Thailand and Vietnam and provides that the minimum annual royalty term for CMS territory will commence January 2024 (rather than January 2022, as previously provided under the original agreement) and extend through the expiration date of the amended agreement.

Upon execution of the amendment, we also issued to CMS a warrant to purchase up to 400,000 shares of common stock, par value $0.0001 per share, at an exercise price of $0.01 per share. The warrant expires on the date that is ten years from the date of issuance and is exercisable at any time from the date of issuance until the expiration date.

The CMS Agreements shall expire on June 18, 2040, unless terminated earlier by mutual written agreement of the parties or for material breaches of the terms of the CMS Agreements, insolvency of either party or by us if CMS commences a legal action challenging the validity, enforceability or scope of any patents as futher set forth in and pursuant to the terms contained in the CMS Agreements. The CMS Agreements may be further extended for additional three (3)-year terms each if neither party is found to be in material breach of the CMS Agreements.

PureTech Health

In December 2009, we entered into a royalty and sublicense income agreement with Parent (the “Parent License Agreement”) under which we are required to pay Parent a 2.0% royalty on net product sales, from both non-food and food products, received as a result of developing hydrogel-based products and technology using the intellectual property we license from Parent. The royalty rate is subject to certain downward adjustments in the event we are required to pay third parties to obtain a license to intellectual property rights that are necessary for us to develop or commercialize our products. Additionally, we shall pay PureTech 10% of the sublicense income received by us on our food products. Our obligation to pay royalties to Parent will terminate upon termination of our license agreement with One.

Our obligation to pay royalties pursuant to this agreement shall terminate on a country-by-country basis concurrently with the expiration or termination of an applicable Valid Claim (as defined in the Parent License Agreement) under the Patent Rights (as defined in the Parent License Agreement) in the country in which the licensed product is sold. We generally expect that these Valid Claims will survive until 2038 unless there is an unanticipated withdrawal, cancellation, or disclaiming of the applicable Valid Claim under the Patent Rights in the country in which the licensed product is sold.

Trade Secrets

Our proprietary superabsorbent hydrogel technology is also protected as trade secrets, which cover a variety of aspects of our operations. Our trade secrets may include manufacturing operations and other business processes. We use a variety of means to protect our trade secrets, including entering into confidentiality agreement with employees and third parties.

Trademarks and Domain Names

We have trademark rights and registrations in our name, logo, and other brand indicia in the United States and other jurisdictions around the world. We also have registered domain names for websites that we use in our business, such as www.gelesis.com, and www.myplenity.com.

Human Capital Resources

As of June 30, 2023, Gelesis employed 75 full-time employees and 7 consultants. We have never had a work stoppage, and none of our employees is represented by a labor organization. We consider our employee relations to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.

Properties

Gelesis corporate headquarters are located in Boston, Massachusetts, where we occupy approximately 9,446 square feet of office space subleased from Parent. We also operate manufacturing and research and development facilities in Italy, including a 51,000 square foot facility, which commenced commercial scale production in the fourth quarter of 2021 and which the Company expects to further expand to a 88,600 square foot facility, as well as approximately 12 acres of land, where we have initiated construction of an additional 207,000 square foot facility. Both facilities are near the Town of Lecce in the Puglia region of Italy.

Legal Proceedings

From time to time, we are party to litigation and subject to claims incident to the ordinary course of business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of these matters could materially affect our future results of operations, cash flows, or financial position. We are not presently party to any legal proceedings that, in the opinion of management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

Gelesis’ Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with (i) the unaudited condensed consolidated financial statements and the notes thereto contained elsewhere in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 14, 2023 and (ii) the audited consolidated financial statements and related notes thereto and management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 28, 2023. Certain of the information contained in this discussion and analysis or set forth below including information with respect to plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including, but not limited to, those set forth in the section entitled “Cautionary Note Regarding Forward-Looking Statements” and those set forth in the section entitled “Risk Factors” in Item 1A of Part II of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 14, 2023 and in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on March 28, 2023, actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a commercial stage biotherapeutics company built for consumer engagement. We are focused on advancing first-in-class superabsorbent hydrogel therapeutics for chronic gastrointestinal, or GI, diseases including excess weight, type 2 diabetes, NAFLD/NASH, FC, and inflammatory bowel disease. Our biomimetic superabsorbent hydrogels are inspired by the composition and mechanical properties (e.g. firmness) of raw vegetables. They are conveniently administered in capsules taken with water to create a much larger volume of small, non-aggregating hydrogel pieces that become an integrated part of the meals, and act locally in the digestive system.

Our first commercial product, Plenity, received de novo clearance from the FDA on April 12, 2019 to aid in weight management in adults with excess weight or obesity, Body Mass Index (BMI) of 25 to 40 kg/m2, when used in conjunction with diet and exercise. In January 2023, we submitted a premarket notification, or 510(k), to the FDA to change Plenity from prescription-only to over-the-counter, or OTC, in the United States. We believe Plenity’s advantages are its differentiated safety-to-efficacy profile, broad approved labeling, and affordability to the consumer. Accordingly, we believe making Plenity available OTC could make Plenity more accessible to people struggling with excess weight, reduce costs associated with acquiring new members as well as allow us to reduce costs associated with the prescription granting process, while also enabling new sales channels for us.

Our product pipeline also includes multiple other potential therapeutic candidates for common chronic conditions affected by gut health that are currently in clinical and preclinical testing, including type 2 diabetes, NAFLD, NASH, and FC, all based on our hydrogel technology.

Since our inception, we have devoted our resources to business planning, developing proprietary superabsorbent hydrogel manufacturing know-hows and technologies, preclinical and clinical development, commercial activities, recruiting management and technical staff and raising capital. We have funded our operations to date through proceeds from the issuance of redeemable convertible preferred stock, license and collaboration agreements, long-term loans, and government grants. We have incurred significant operating losses to date. Our net losses were $7.7 million and $12.8 million for the three and six months ended June 30, 2023, respectively. As of June 30, 2023, we had an accumulated deficit of $335.6 million. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future.

As a result, we will require substantial additional funding to support our continuing operations until we are able to generate positive cash flows from product sales. Until such time, we expect to finance our operations through equity offerings, debt financings or other capital sources, including collaborations, licenses, dealership partnerships or similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed or on favorable terms, if at all. If we are unable to obtain funding, we may be forced to delay, reduce or eliminate some or all of our commercialization efforts, research and development programs or product pipeline expansion, which could adversely affect our business prospects, or we may be unable to continue operations.

As of the date of this proxy statement, we expect that our existing cash and cash equivalents, plus the $2.0 million proceeds pursuant to the Amendment to the Note and Warrant Purchase Agreement with Parent dated as of May 1, 2023, the $0.4 million proceeds pursuant to the Amendment to the Note and Warrant Purchase Agreement with Parent dated as of May 26, 2023, the $3.0 million proceeds pursuant to the Amendment to the Note and Warrant Purchase Agreement with Parent dated as of June 12, 2023, and collection of accounts and grants receivable, are not sufficient to meet the Company’s current obligations, prior to considering any additional funding, and not at least twelve months beyond the date of issuance of the unaudited condensed consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 14, 2023. As a result, we have concluded that there is substantial doubt about our ability to continue as a going concern. Our unaudited condensed consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 14, 2023, which have been prepared in accordance with GAAP, contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. Please see the section of this proxy statement entitled “Other Important Information Regarding the Company—Liquidity and Capital Resources” below for further information.

Recent Events

Note and Warrant Purchase Agreement

On February 21, 2023, Gelesis entered into the NPA, by and among the Note Parties, Parent and certain other investors party thereto from time to time, pursuant to which the Note Issuers may issue Notes and warrants. On February 21, 2023, for a cash purchase price of $5.0 million, the Note Issuers issued to Parent a Note in the aggregate principal amount of $5.0 million, together with PureTech Warrant No. 1. Prior to Amendment No. 2, the NPA provided that upon the satisfaction of the conditions set forth therein, the Note Issuers would issue and sell to Parent, and Parent would purchase from the Note Issuers the Additional Notes. Additionally, (i) on May 1, 2023, for a cash purchase price of $2.0 million, the Note Issuers issued to Parent an Additional Note in the aggregate principal amount of $2.0 million, together with PureTech Warrant No. 2; and (ii) on May 26, 2023, for a cash purchase price of $350,000, the Note Issuers issued to Parent an Additional Note in the aggregate principal amount of $350,000, together with PureTech Warrant No. 3.

In connection with the execution of the Merger Agreement, on June 12, 2023, Parent and the Note Parties entered into Amendment No. 2, which provides, among other things, that: (i) the aggregate principal amount of Additional Notes issuable to Parent under the NPA be increased from $5.0 million to $5.35 million, (ii) no warrant will be issuable in connection with the Company’s sale of the Bridge Note to Parent, and (iii) if any Note Party enters into a binding definitive agreement with respect to a Takeover Proposal with any party other than Parent and/or its affiliates, the Company will immediately pay to Parent an amount equal to 200% of the aggregate principal amount of outstanding Additional Notes, and the Additional Notes will be canceled. In addition, on June 12, 2023, Parent provided $3.0 million of bridge financing to the Company pursuant to Parent’s purchase of the Bridge Note for a $3.0 million cash purchase price. No Warrant was issued to Parent in connection with Parent’s purchase of the Bridge Note.

On June 28, 2023, Parent and the Note Parties entered into Amendment No. 3, pursuant to which Parent, as the sole holder of Notes issued under the NPA, agreed to extend the maturity date of all Notes issued to the Initial Investor pursuant to the NPA to March 31, 2024.

On September 20, 2023, the Note Parties and Parent entered into an Amendment No. 4 to the Note and Warrant Purchase Agreement (the “NPA Amendment No. 4”), which amends the NPA pursuant to which, among other things,

(i) the aggregate principal amount of Additional Notes issuable to Parent pursuant to the NPA is increased to $6.85 million and (ii) the Company and Legacy Gelesis issued an Additional Note in the aggregate principal amount of $1.5 million to Parent for a cash purchase price of $1.5 million.

Agreement and Plan of Merger

On June 12, 2023, the Company, entered into the Merger Agreement with Parent and Merger Sub, pursuant to which, subject to the terms and conditions set forth therein, the Company will merge with and into Merger Sub with Merger Sub surviving the Merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are subsidiaries of PureTech Health plc, which beneficially owns 16,727,582 shares of Company Common Stock, options to purchase 155,520 shares of Company Common Stock, PureTech Warrants to purchase 259,129,542 shares of Company Common Stock in the aggregate, Legacy Warrants to purchase 216,208 shares of Company Common Stock and 381,329,108 shares of Company Common Stock issuable upon conversion of Notes issued to Parent pursuant to the NPA (assuming accrued and unpaid interest through June 30, 2023). For more information, see the sections of this proxy statement entitled “The Merger Agreement” beginning on page 86.

Voting and Support Agreement

In connection with the execution of the Merger Agreement, the Company entered into the Voting Agreement with the Supporting Stockholder, under which the Supporting Stockholder agreed, among other things, to vote, or cause to be voted, all of the shares of Company Common Stock beneficially owned by the Supporting Stockholder in favor of the approval of the Merger and certain other related matters. In addition, pursuant to the Voting Agreement, the Supporting Stockholder agreed to (A) not transfer its shares prior to Closing and (B) a customary non-solicitation, whereby the Supporting Stockholder agreed, among other things, to not solicit, initiate, or encourage an alternative transaction. The Voting Agreement will terminate automatically at the earlier to occur of (x) the Effective Time and (y) the date and time that the Merger Agreement is validly terminated in accordance with the terms and provisions thereof. For more information, see the section of this proxy statement entitled “The Voting and Support Agreement” beginning on page 111.

Delisting from NYSE

On April 10, 2023, the NYSE Regulation reached its decision to delist Company Common Stock because we had fallen below the NYSE’s continued listing standard requiring listed companies to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15 million. We did not appeal the delisting determination. Subsequently commencing April 11, 2023, our common stock has been traded on the OTC Market. In connection with the delisting, on April 26, 2023, the NYSE filed a Form 25 with the SEC regarding the removal of shares of Company Common Stock from listing and the withdrawal of the registration of Company Common Stock under Section 12(b) of the Exchange Act, which became effective ten days thereafter. We will continue to make all required filings with the SEC and remain subject to all SEC rules and regulations applicable to reporting companies under the Exchange Act.

Key Factors Affecting Results of Operations

We believe that our performance and future success depend on several factors that present not only significant opportunities for us but also pose risks and challenges, including those discussed below.

New Consumer Acquisition

Our ability to attract new consumers is a key factor for our future growth. To date we have successfully acquired consumers through our U.S. commercial launch in conjunction with the continued development of marketing and sales tactics. We intend to acquire new members in the United States by promoting Plenity directly to the consumer. However, in light of limited cash resources and to preserve liquidity, we suspended investments in broad awareness media and consumer acquisition and reduced spend in digital marketing while waiting for the FDA approval of our 510K submission to switch Plenity from Rx to OTC. However, we continue to commercially make Plenity available to consumer through one of two channels:

•

Telehealth. We continue to partner with a leading telehealth platform in the United States, providing convenient and immediate access to physicians online at no cost. Pursuant to an amended and restated agreement, we have granted Ro exclusive distributor rights to sell Plenity in the United States with respect to (i) consumers who seek an on-line consultation through myplenity.com in the United States and (ii) certain named competitors and or third parties.

•

Health Care Providers. To support prescription fulfillment for our non-telehealth tradition HCP promotional efforts, we continue to engage GoGoMeds (“GGM”), to distribute all non-telehealth mail order prescriptions generated in the United States by health care providers.

Retention of Consumers

Our ability to retain consumers is a key factor in our ability to generate revenue. We expect our direct home delivery, simple and transparent pricing, and consumer engagement to enhance the experience of our consumers and promote recurring revenue. If consumer retention decreases in the future, then future revenue will be negatively impacted. The ability of our consumers to continue to pay for our products and services will also impact the future results of our operations.

Rest of World

We are evaluating global strategic partnerships to build our brand globally; however, we may also retain the rights.

•

Europe: We received approval to market Plenity in Europe through a CE mark for Plenity as a Class III medical device indicated for weight loss in overweight and obese adults with a Body Mass Index (BMI) of 25-40 kg/m2, when used in conjunction with diet and exercise.

•

CMS: In Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates, Brunei, Myanmar, Cambodia, Timor-Leste, Indonesia, Laos, Malaysia, the Philippines, Thailand and Vietnam, we partner with CMS for the commercialization of Plenity.

Product Candidate Expansion

In addition to Plenity, we have invested in a pipeline of product candidates for prevalent and important gastrointestinal, or GI, tract-related chronic diseases including, type 2 diabetes, NAFLD/NASH, chronic idiopathic constipation, and inflammatory bowel disease by targeting the natural processes of the GI pathway. We expect to continue investing in our pipeline over time to broaden our commercial opportunity. The continued preclinical and clinical development of the pipeline will require significant financial resources. If we are unable to generate sufficient demand in Plenity or raise additional capital at favorable terms, if at all, we may not have sufficient funds to invest in the research and development of additional product candidates.

Key Business Metrics

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. We believe the following metrics are useful in evaluating our business (dollar amounts in thousands except where noted):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
In thousands	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
New members acquired	5,251	43,800	13,188	84,200
Units sold	15,819	139,890	44,442	244,460
Product revenue, net	1,107	8,973	2,860	16,487
Average selling price per unit, net	$69.98	$64.14	$64.35	$67.44
Gross profit	609	4,187	1,125	6,788
Gross margin	55.0%	46.7%	39.3%	41.2%

	For the Year Ended December 31,
	2022	2021
In thousands
New members acquired	121,500	61,400
Units sold	374,224	170,969
Product revenue, net	$25,558	$11,185
Average selling price per unit, net	$68.30	$65.42
Gross profit	$(2,000)	$1,202
Gross margin	(8)%	11%

New members acquired

We define new members acquired as the number of consumers in the United States who have begun their weight loss journey with Plenity during the financial period presented. This is the total number of recurring and non-recurring consumers who have begun their weight loss journey during the financial period presented. We do not differentiate from recurring and non-recurring consumers as of the date of this proxy statement as (i) we strongly believe every member’s weight-loss journey is chronic and long-term in nature, and (ii) we have not initiated our long-term strategy and mechanisms to retain and/or win-back members. We will continue to evaluate the utility of this business metric in future periods.

Units sold

Units sold is defined as the number of 28-day supply units of Plenity sold to consumers based on prescriptions, through our strategic partnerships with online pharmacies and telehealth providers as well as the units sold to our strategic partners outside the United States.

Product revenue, net

Please see elsewhere in this discussion and the analysis in the section of this proxy statement entitled “Key Components of Results of Operations—Product revenue, net”.

Average selling price per unit, net

Average selling price per unit, net is the gross price per unit sold during the period net of estimates of per unit variable consideration for which reserves are established for expected product returns, shipping charges to end-users, pharmacy dispensing and platform fees, merchant and processing fees, and promotional discounts offered to end-users. Please see the “Revenue Recognition” section of Note 2 in the accompanying Notes to the unaudited condensed consolidated financial statements for the quarter ended June 30, 2023 for a more detailed discussion of our revenue recognition policy.

Gross profit and gross margin

Our gross profit represents product revenue, net, less our total cost of goods sold, and our gross margin is our gross profit expressed as a percentage of our product revenue, net. Please see elsewhere in this discussion and the analysis under the section of this proxy statement entitled “Key Components of Results of Operations—Cost of goods sold”.

Our gross profit and gross margin have been and will continue to be affected by a number of factors, including the prices we charge for our product, the costs we incur from our vendors for certain components of our cost of goods sold, the mix of channel sales in a period, and our ability to sell our inventory. We expect our gross margin to increase over the long term, although gross margins may fluctuate from period to period depending on these and other factors.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with GAAP, we believe the following non-GAAP measure is useful in evaluating our operating performance. We use the following non-GAAP financial measure to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. We define “Adjusted EBITDA” as net (loss) income before depreciation and amortization expenses, provision for (benefit from) income taxes, interest expense, net, stock-based compensation and (gains) and losses related to changes in fair value of our earnout liability, fair value of our warrant liability, our convertible promissory note liability and the One S.r.l. call option.

The following table reconciles net loss to Adjusted EBITDA for the three and six months ended June 30, 2023 and 2022, respectively:

	For the Three Months Ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
In thousands	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted EBITDA
Net loss	$(7,681)	$(12,513)	$(12,827)	$(18,216)
Provision for income taxes	—	—	16	—
Depreciation and amortization	2,066	987	4,642	2,573
Stock based compensation expense	2,384	7,976	4,475	21,965
Change in fair value of earnout liability	—	(18,812)	(563)	(52,681)
Change in fair value of warrants	—	(2,600)	(130)	(6,084)
Change in fair value of convertible promissory notes	(2,672)	—	(7,631)	156
Change in fair value of One S.r.l. call option	(141)	607	(677)	865
Interest expense, net	566	186	1,457	321

Adjusted EBITDA	$(5,478)	$(24,169)	$(11,238)	$(51,101)

The following table reconciles net loss to Adjusted EBITDA for the years ended December 31, 2022 and 2021, respectively:

	For the Year Ended December 31,
	2022	2021
In thousands
Adjusted EBITDA
Net loss	$(55,780)	$(93,347)
Provision for income taxes	480	17
Depreciation and amortization	5,488	3,791
Stock based compensation expense	29,777	5,532
Change in fair value of earnout liability	(58,308)	—
Change in fair value of warrants	(7,084)	7,646
Change in fair value of convertible promissory notes	2,559	128
Change in fair value of One S.r.l. call option	(1,462)	1,024
Interest expense, net	991	1,364
Adjusted EBITDA	$(83,339)	$(73,845)

Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results.

Basis of Presentation

Our unaudited condensed consolidated financial statements are prepared in accordance with GAAP. Any reference in this discussion and analysis to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates issued by the Financial Accounting Standards Board.

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. We view our operations and manage our business as one operating segment.

The noncontrolling interest attributable to Gelesis S.r.l., our variable interest entity, is presented as a separate component from stockholders’ equity (deficit) in our consolidated balance sheets and as a noncontrolling interest in our condensed consolidated statements of noncontrolling interest, redeemable convertible preferred stock and stockholders’ equity. All intercompany balances and transactions have been eliminated in consolidation.

Key Components of Results of Operations

Product revenue, net

We recognize product revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Our product revenue is derived from product sales of Plenity, net of estimates of variable consideration for which reserves are established for expected product returns, shipping charges to end-users, pharmacy dispensing and platform fees, merchant and processing fees, and promotional discounts offered to end-users.

Cost of goods sold

Cost of goods sold includes the cost of manufacturing our proprietary superabsorbent hydrogels for Plenity for which revenue was recognized during the period, as well as the associated costs for encapsulation, packaging, shipment, supply management and quality assurance. Expenses from royalty agreements on net product sales are also recognized as a component of cost of goods sold during the period in which the associated revenues are recognized. A portion of depreciation with respect to property and equipment directly utilized in manufacturing Plenity units is recognized as a component of cost of goods sold over the depreciable life of the asset.

Selling, general and administrative expense

A significant component of our selling, general and administrative expenses is comprised of our selling and marketing expense, which includes our limited contract sales force in the US markets and discretionary consumer acquisition expenses.

Selling, general and administrative costs are expensed as incurred. Selling, general and administrative costs include sales and marketing costs incurred as a result of the commercialization of our products, payroll and personnel expense, stock-based compensation expense, and costs of programs and infrastructure necessary for the general conduct of our business.

Research and development expense

Research and development costs are expensed as incurred. Prepaid research and development costs are deferred and amortized over the service period, as the services are provided. Research and development costs include payroll and personnel expense, stock-based compensation expense, consulting costs, external contract research and development expenses, as well as depreciation and utilities. These activities relate primarily to formulation, CMC, preclinical and discovery activities. As such, we do not track these research and development expenses on an indication-by-indication basis as they primarily relate to expenses which are deployed across multiple projects under development or are for future product and pipeline candidates which utilize our platform technology. These costs are included in unallocated research and development expenses in the tables below.

Clinical trial costs are a component of research and development expenses and consist of clinical trial and related clinical manufacturing costs, fees paid to clinical research organizations and investigative sites. We track and maintain these costs on an indication-by-indication basis.

Amortization expense

Amortization expense relates to the intangible asset that resulted from an amendment to our master agreement with the original inventor of our core patents, pursuant to which the percentage of royalties we are required to pay on future net revenues was reduced. The intangible asset is amortized over its useful life, which was determined as of the date of the amendment to be the earliest expiration of patents related to the underlying IP in November 2028.

Other non-operating income (expense), net

Change in the fair value of earnout liability

We have earnout shares which are contingent issuable as incremental consideration pursuant to ASC 815. The earnout shares are initially recorded at fair value and remeasured to fair value at each reporting date until settlement with gains and losses arising from changes in fair value recognized in the consolidated statements of operations.

Changes in the fair value of warrants

We have issued warrants to investors which are liability classified and initially recorded at fair value and remeasured to fair value at each reporting date until settlement with gains and losses arising from changes in fair value recognized in the consolidated statements of operations.

Interest expense, net

Interest expense, net consists of interest incurred on our various loans and interest income earned on our cash, cash equivalents and marketable securities.

Other income (expense), net

Other income, net primarily consists of income earned on our grants from government agencies in Italy, research and development tax credits earned in Italy for qualifying expenses, and gains and losses on foreign currency transactions. Other income, net also consists of changes in fair value of the One Srl call option.

Provision for income taxes

We must make certain estimates and judgments in determining income tax expense for financial statement purposes. The amount of taxes currently payable or refundable is accrued, and deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for realizable loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are not recorded if we do not assess their realization as probable. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in our financial statements in the period that includes the substantive enactment date.

Results of Operations

Comparison of the three months ended June 30, 2023 and 2022:

The following table summarizes our results of operations:

	For the Three Months Ended June 30,
	2023	2022	Change
	(Unaudited)	(Unaudited)
Revenue:
Product revenue, net	$1,107	$8,973	$(7,866)

Total revenue, net	1,107	8,973	(7,866)
Operating expenses:
Costs of goods sold	498	4,786	(4,288)
Selling, general and administrative	7,456	32,450	(24,994)
Research and development	2,582	5,523	(2,941)
Amortization of intangible assets	567	566	1

Total operating expenses	11,103	43,325	(32,222)

Loss from operations	(9,996)	(34,352)	24,356
Other non-operating income (expense), net	2,315	21,839	(19,524)

Loss before income taxes	(7,681)	(12,513)	4,832
Provision for income taxes	—	—	—

Net loss	$(7,681)	$(12,513)	$4,832

Product revenue, net

We recognized product revenue, net of $1.1 million for the three months ended June 30, 2023, as compared to $9.0 million for the three months ended June 30, 2022, a decrease of $7.9 million or 88%. We sold 15,819 units at an average selling price per unit, net of $69.98 for the three months ended June 30, 2023, as compared to 139,890 units at an average selling price per unit, net of $64.14 for the three months ended June 30, 2022.

The decrease in units sold was primarily attributable to the suspension of broad media campaigns and reduced digital marketing efforts for prescription-based Plenity branding. Activities associated with a full commercial launch of the prescription-based Plenity in the United States began in late 2021, followed by the first national broad awareness media campaign in February 2022. We suspended broad media campaigns during the third quarter of 2022 and reduced digital marketing efforts during the first quarter of 2023 to preserve liquidity.

Cost of goods sold

We recognized cost of goods sold of $0.5 million for the three months ended June 30, 2023, as compared to $4.8 million for the three months ended June 30, 2022, a decrease of $4.3 million or 90%. Depreciation as a component of cost of goods sold was $0.5 million and $0.6 million for the three months ended June 30, 2023 and 2022, respectively. The decrease in cost of goods sold was primarily attributable to a decrease in units sold for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022.

Gross profit was $0.6 million for the three months ended June 30, 2023, as compared to $4.2 million for the three months ended June 30, 2022. Gross margin was 55% for the three months ended June 30, 2023, as compared to 47% for the three months ended June 30, 2022. A slight increase in gross margin was primarily due to lower manufacturing cost per unit for on hand inventory, partially offset by higher fulfillment cost per unit shipped, driven by a decrease in sales volume during the three months ended June 30, 2023.

Selling, general and administrative expense

The following table summarizes our selling, general and administrative expenses for the three months ended June 30, 2023 and 2022:

	For the Three Months Ended June 30,
	2023	2022	Change
In thousands
Selling and marketing expense	$649	$22,197	$(21,548)
General and administrative expense	4,632	5,285	(653)
Non-cash stock-based compensation expense	2,175	4,968	(2,793)

Total selling, general and administrative expense	$7,456	$32,450	$(24,994)

Our selling, general and administrative expense was $7.5 million for the three months ended June 30, 2023, as compared to $32.5 million for the three months ended June 30, 2022, a decrease of $25.0 million or 77%.

Selling and marketing expense decreased $21.5 million for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The decrease in selling and marketing expense was primarily attributable to the suspension of broad awareness media campaign and reduced digital marketing efforts for prescription-based Plenity during the three months ended June 30, 2023 compared to the same quarter in 2022.

Non-cash stock-based compensation expense decreased $2.8 million for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The decrease was primarily attributable to the elimination of non-essential positions between the second half of 2022 and the first quarter of 2023.

General and administrative expense decreased $0.7 million for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The decrease was attributable to cost saving activities put in place since September 2022 to preserve liquidity, including the elimination of certain sales, marketing and supply chain positions.

Research and development expenses

The following table summarizes our research and development expenses for the three months ended June 30, 2023 and 2022:

	For the Three Months Ended June 30,
	2023	2022	Change
In thousands	(Unaudited)	(Unaudited)
GS200	$—	$4	(4)
GS300	—	(55)	55
GS500	—	—	—
Unallocated expenses
Other research and development expenses	2,373	2,566	(193)
Non-cash stock-based compensation expense	209	3,008	(2,799)

Total Research and development expense	$2,582	$5,523	$(2,941)

Our research and development expense was $2.6 million for the three months ended June 30, 2023, as compared to $5.5 million for the three months ended June 30, 2022, a decrease of $2.9 million, or 53%.

Non-cash stock-based compensation expense decreased $2.8 million for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. This decrease was primarily attributable to reduction in research and development headcount since most of our research and development programs were put on hold during the second half of 2022 to preserve liquidity.

Non-operating income (expense), net

The following table summarizes our non-operating income (expenses) for the three months ended June 30, 2023 and 2022:

	For the Three Months Ended June 30,
	2023	2022	Change
In thousands	(Unaudited)	(Unaudited)
Change in the fair value of earnout liability	$—	$18,812	$(18,812)
Change in the fair value of convertible promissory notes	2,672	—	2,672
Change in the fair value of warrants	—	2,600	(2,600)
Interest expense, net	(565)	(186)	(379)
Other income, net	208	613	(405)

Total non-operating income, net	$2,315	$21,839	$(19,524)

We recognized non-operating income, net of $2.3 million for the three months ended June 30, 2023, as compared to income, net of $21.8 million for the three months ended June 30, 2022, a decrease in non-operating income of $19.5 million. The income for the three months ended June 30, 2023 was primarily attributable to a gain of $2.7 million with respect to the change in the fair value of our convertible promissory notes outstanding. The non-operating income for the three months ended June 30, 2022 was primarily attributable to a gain with respect to the change in fair value of our earnout liabilities and warrant liabilities of $18.8 million and $2.6 million, respectively.

Comparison of the six months ended June 30, 2023 and June 30, 2022:

The following table summarizes our results of operations for the six months ended June 30, 2023 and 2022:

	For the Six Months Ended June 30,
	2023	2022	Change
	(Unaudited)	(Unaudited)
Revenue:
Product revenue, net	$2,860	$16,487	$(13,627)

Total revenue, net	2,860	16,487	(13,627)
Operating expenses:
Costs of goods sold	1,735	9,699	(7,964)
Selling, general and administrative	15,743	70,156	(54,413)
Research and development	6,219	12,933	(6,714)
Amortization of intangible assets	1,133	1,133	—

Total operating expenses	24,830	93,921	(69,091)

Loss from operations	(21,970)	(77,434)	55,464
Other non-operating income (expense), net	9,159	59,218	(50,059)

Loss before income taxes	(12,811)	(18,216)	5,405
Provision for income taxes	16	—	16

Net loss	$(12,827)	$(18,216)	$5,389

Product revenue, net

We recognized product revenue, net of $2.9 million for the six months ended June 30, 2023, as compared to $16.5 million for the six months ended June 30, 2022, a decrease of $13.6 million or 83%. We sold 44,442 units at an average selling price per unit, net of $64.35 for the six months ended June 30, 2023, as compared to 244,460 units at an average selling price per unit, net of $67.44 for the six months ended June 30, 2022.

The decrease in units sold was primarily attributable to the suspension of broad media campaigns and reduced digital marketing efforts for prescription-based Plenity branding, while we anticipate the FDA approval of our OTC application by the first quarter of 2024. Activities associated with a full commercial launch of the prescription-based Plenity in the United States began in late 2021, followed by the first national broad awareness media campaign in February 2022. We suspended broad media campaigns during the third quarter of 2022 and reduced digital marketing efforts during the first quarter of 2023 to preserve liquidity.

Cost of goods sold

We recognized cost of goods sold of $1.7 million for the six months ended June 30, 2023, as compared to $9.7 million for the six months ended June 30, 2022, a decrease of $8.0 million or 82%. Depreciation as a component of cost of goods sold was $1.2 million and $0.8 million for the six months ended June 30, 2023 and 2022, respectively. The decrease in cost of goods sold was primarily attributable to a decrease in units sold for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022.

Gross profit was $1.1 million for the six months ended June 30, 2023, as compared to $6.8 million for the six months ended June 30, 2022. Gross margin was 39% for the six months ended June 30, 2023, as compared to 41% for the six months ended June 30, 2022. A decrease in gross margin was primarily due to higher fulfillment cost per unit shipped, driven by a decrease in sales volume during the six months ended June 30, 2023.

Selling, general and administrative expense

The following table summarizes our selling, general and administrative expenses for the six months ended June 30, 2023 and 2022:

	For the Six Months Ended June 30,
	2023	2022	Change
In thousands
Selling and marketing expense	$2,988	$43,361	$(40,373)
General and administrative expense	8,823	12,903	(4,080)
Non-cash stock-based compensation expense	3,932	13,892	(9,960)

Total selling, general and administrative expense	$15,743	$70,156	$(54,413)

Our selling, general and administrative expense was $15.7 million for the six months ended June 30, 2023, as compared to $70.2 million for the six months ended June 30, 2022, a decrease of $54.4 million or 78%.

Selling and marketing expense decreased $40.4 million for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The decrease in selling and marketing expense was primarily attributable to the suspension of broad awareness media campaign and reduced digital marketing efforts for prescription-based Plenity during the six months ended June 30, 2023 compared to the same period in 2022.

Non-cash stock-based compensation expense decreased $10.0 million for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The decrease was primarily attributable to the recording of a one-time compensation cost with respect to vested portion of the contingently issuable earnout shares pertaining to a business combination completed during the first quarter of 2022, partially offset by the reduction in sales, marketing and supply chain headcount since the second half of 2022.

General and administrative expense decreased $4.1 million for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The decrease was attributable to professional and legal expenses incurred with respect to a business combination completed in the first quarter of 2022, as well as cost saving activities put in place since September 2022 to preserve liquidity.

Research and development expenses

The following table summarizes our research and development expenses for the six months ended June 30, 2023 and 2022:

	For the Six Months Ended June 30,
	2023	2022	Change
In thousands
GS200	$—	$47	(47)
GS300	—	127	(127)
GS500	—	75	(75)
Unallocated expenses
Other research and development expenses	5,676	4,611	1,065
Non-cash stock-based compensation expense	543	8,073	(7,530)

Total Research and development expense	$6,219	$12,933	$(6,714)

Our research and development expense was $6.2 million for the six months ended June 30, 2023, as compared to $12.9 million for the six months ended June 30, 2022, a decrease of $6.7 million, or 52%.

Non-cash stock-based compensation expense decreased $7.5 million for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. This decrease was primarily attributable to the recording of a one-time compensation cost with respect to vested portion of the contingently issuable earnout shares pertaining to a business combination completed during the first quarter of 2022, partially offset by a decrease in research and development headcount since the second half of 2022.

The decline in research and development expenses within clinical indications (GS200, GS300 and GS500) was primarily attributable to the conclusion of the LIGHT-UP study with respect to GS200 during the year ended December 31, 2021, as well as the strategic prioritization of the commercialization of Plenity particularly with respect to our financial and human resources. Other research and development expenses increased by $1.0 million for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, primarily driven by an increase in allocation of facilities overhead to research and development.

Non-operating income (expense), net

The following table summarizes our non-operating income (expenses) for the six months ended June 30, 2023 and 2022:

	For the Six Months Ended June 30,
	2023	2022	Change
In thousands	(Unaudited)	(Unaudited)
Change in the fair value of earnout liability	$563	$52,681	$(52,118)
Change in the fair value of convertible promissory notes	7,631	(156)	7,787
Change in the fair value of warrants	130	6,084	(5,954)
Interest expense, net	(1,457)	(321)	(1,136)
Other income, net	2,292	930	1,362

Total non-operating income, net	$9,159	$59,218	$(50,059)

We recognized non-operating income, net of $9.2 million for the six months ended June 30, 2023, as compared to income, net of $59.2 million for the six months ended June 30, 2022, a decrease in income of $50.1 million. The non-operating income for the six months ended June 30, 2023 was primarily attributable to a gain of $7.6 million with respect to the change in the fair value of our convertible promissory notes outstanding, an aggregate gain of $0.7 million with respect to the change in the fair value of our earnout and warrant liabilities, a gain of $0.7 million with respect to the change in the fair value of the One S.r.l. call option, income of $1.6 million in Italian regional grants and investment tax credits, which was partially offset by the interest expense, net of $1.5 million.

The non-operating income for the six months ended June 30, 2022 was primarily attributable to a gain with respect to the change in fair value of our earnout liabilities of $52.7 million as well as income with respect to the change in fair value of our warrant liabilities of $6.1 million.

Comparison of the years ended December 31, 2022 and 2021:

	For the Year Ended December 31,
	2022	2021	Change
Revenue:
Product revenue, net	$25,558	$11,185	$14,373
Licensing revenue	209	—	209
Total revenue, net	25,767	11,185	14,582
Operating expenses:
Costs of goods sold	27,558	9,983	17,575
Selling, general and administrative	99,135	71,041	28,094
Research and development	18,613	12,867	5,746
Amortization of intangible assets	2,267	2,267	—
Total operating expenses	147,573	96,158	51,415
Loss from operations	(121,806)	(84,973)	(36,833)
Other non-operating income (expense), net	66,506	(8,357)	74,863
Loss before income taxes	(55,300)	(93,330)	38,030
Provision for income taxes	480	17	463
Net loss	$(55,780)	$(93,347)	$37,567

Product revenue, net

We recognized product revenue, net of $25.6 million and $11.2 million for the years ended December 31, 2022 and 2021, respectively, an increase of $14.4 million or 129%. We sold 374,224 units at an average selling price per unit, net of $68.30 for the year ended December 31, 2022, as compared to 174,425 units at an average selling price per unit, net of $64.12 for the year ended December 31, 2021.

The increase in units sold was primarily attributable to the execution of our commercialization strategy and ramp up between 2021 and 2022. We made Plenity available for commercial sale through a beta launch that began in October 2020 and continued throughout 2021. Activities associated with a full commercial launch of the Product in the United States began in late 2021, and in February 2022, we launched the first national broad awareness media campaign for Plenity and invested in building broad awareness during the year ended December 31, 2022. However, in light of available cash resources, during the third quarter of 2022, we reduced investments in broad awareness media and consumer acquisition compared to previous quarters in 2022 and 2021, which negatively impacted growth in selling Plenity.

Cost of goods sold

We recognized cost of goods sold of $27.6 million and $10.0 million for the years ended December 31, 2022 and 2021, respectively, an increase of $17.6 million or 176%. Increase in cost of goods sold was primarily driven by the establishment of inventory reserve of $13.3 million during the year ended December 31, 2022, driven by reduced demand for Plenity in light of our reduced investments in selling and marketing activities during the second half of 2022, and pending application with the FDA to change the classification of Plenity to OTC. Additional increases in cost of goods sold were driven by the increase in units sold, partially offset by a lower cost per unit for the year ended December 31, 2022, as compared to the year ended December 31, 2021. Depreciation recognized as a component of cost of goods sold was $1.8 million and $1.0 million for the years ended December 31, 2022 and 2021, respectively.

We recognized a gross loss of $2.0 million and a gross profit of $1.2 million for the years ended December 31, 2022 and 2021, respectively, a decrease of $3.2 million. Gross margin was -8% for the year ended December 31, 2022, as compared to 11% for the year ended December 31, 2021. We achieved a lower cost of goods per unit after our first commercial-scale manufacturing facility commenced manufacturing in the fourth quarter of 2021, however the negative gross margin during the year ended December 31, 2022, was attributable to the establishment of an inventory reserve of $13.3 million.

Selling, general and administrative expense

The following table summarizes our selling, general and administrative expenses for the years ended December 31, 2022 and 2021:

	For the Year Ended December 31,
	2022	2021	Change
In thousands
Selling and marketing expense	$56,924	$52,781	$4,143
General and administrative expense	22,132	14,293	7,839
Non-cash stock-based compensation expense	20,079	3,967	16,112
Total selling, general and administrative expense	$99,135	$71,041	$28,094

Total selling, general and administrative expense was $99.1 million and $71.0 million for the years ended December 31, 2022 and 2021, respectively, an increase of $28.1 million or 40%.

Selling and marketing expense increased $4.1 million for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The increase in selling and marketing expense was primarily attributable to increased marketing spend to support the commercial sale of Plenity. In February 2022, we launched the first national broad awareness media campaign for the product, which included TV, digital, social, and Out of Home media channels to grow awareness of Plenity. We continued to invest in broad awareness during the year ended December 31, 2022, though primarily in the first and second quarter of 2022.

General and administrative expense increased $7.8 million for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The increase was primarily attributable to professional and legal expenses incurred post the Business Combination, as well as directors and officers insurance and other related costs as a public company.

Non-cash stock-based compensation expense increased $16.1 million for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The increase was primarily attributable to compensation cost with respect to the issuance of new equity awards in 2022 as well as the incremental compensation cost with respect to contingently issuable earnout shares pertaining to Legacy Gelesis equity awards.

Research and development expenses

The following table summarizes our research and development expenses for the years ended December 31, 2022 and 2021:

	For the Year Ended December 31,
	2022	2021	Change
In thousands
GS200	$66	$—	$66
GS300	133	1,467	(1,334)
GS500	79	1,636	(1,557)
Unallocated expenses
Other research and development expenses	8,637	8,199	438
Non-cash stock-based compensation expense	9,698	1,565	8,133
Total Research and development expense	$18,613	$12,867	$5,746

Total research and development expense was $18.6 million and $12.9 million for the years ended December 31, 2022 and 2021, respectively, an increase of $5.7 million or 45%.

Non-cash stock-based compensation expense increased $8.1 million for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The increase was primarily attributable to compensation cost with respect to the issuance of new equity awards in 2022 as well as the incremental compensation cost with respect to contingently issuable earnout shares pertaining to Legacy Gelesis equity awards.

The decrease in research and development expenses within clinical indications (GS200, GS300 and GS500) was primarily attributable to the conclusion of the LIGHT-UP study with respect to GS200 during the year ended December 31, 2021, as well as the strategic prioritization of the commercialization of Plenity particularly with respect to our financial and human resources.

Other non-operating income (expense), net

The following table summarizes our other non-operating income and expenses for the years ended December 31, 2022 and 2021:

	For the Year Ended December 31,
	2022	2021	Change
In thousands
Change in the fair value of earnout liability	$58,308	$—	$58,308
Change in the fair value of convertible promissory notes	(2,559)	(128)	(2,431)
Change in the fair value of warrants	7,084	(7,646)	14,730
Interest expense, net	(991)	(1,364)	373
Other income, net	4,664	781	3,883
Total non-operating expenses, net	$66,506	$(8,357)	$74,863

We recognized other non-operating income, net of $66.5 million for the year ended December 31, 2022, as compared to expense, net of $8.4 million for the year ended December 31, 2021, an increase in income of $74.9 million. The income for the year ended December 31, 2022 was primarily attributable to income of $58.3 million with respect to the change in fair value of our earnout liability, income of $14.7 million with respect to the change in fair value of our warrant liabilities as well as income of $1.5 million with respect to the One S.r.l. call option. The income for the year ended December 31, 2022 was further attributable to $0.8 million in investment tax credit income recognized with respect to certain tax incentives offered for property and equipment investment in Italy and income of $1.9 million recognized with respect to grants awarded by the Puglia region of Italy.

The $8.4 million non-operating expense for the year ended December 31, 2021 was primarily attributable to a loss of $7.6 million with respect to the change in fair value of our warrant liabilities, interest expense of $1.4 million and One S.r.l call option fair value change of $1.0 million, partially offset by income of $1.6 million recognized with respect to grants awarded by the Puglia region of Italy.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the issuance of equity and debt instruments, license and collaboration agreements, supply and distribution agreements, and government grants. As of June 30, 2023, our principal sources of liquidity were our cash and cash equivalents in the amount of $7.9 million. As of the date of this proxy statement, we expect that our existing cash and cash equivalents and collection of accounts and grants receivable are not sufficient to meet our current obligations.

Due to our available cash and cash equivalents, a history of recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit, we have concluded that there is substantial doubt about our ability to continue as a going concern. In addition, our independent registered public accounting firm included an emphasis of matter paragraph in their opinion for the years ended December 31, 2022 and 2021, respectively, as to the substantial doubt about our ability to continue as a going concern. Our unaudited condensed consolidated financial statements included in this proxy statement, which have been prepared in accordance with GAAP, contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.

We have incurred negative cash flows from operating activities and significant losses from operations in the past. We expect to continue to incur operating losses for at least the next twelve months due to the investments that we intend to make in our business to support the commercialization of Plenity and, as a result, we will require additional capital resources to grow our business.

Future Liquidity Requirements

Due to limited available liquidity to fund operations, we implemented an alternative business plan, significantly curtailed our sales marketing as well as supply chain activities since the third and fourth quarter of 2022, reduced headcount and delayed certain long-term capital expenditures in commercial infrastructure and certain research and development expenses. We have sought out, and continue to seek out financing and other alternative commercial arrangements or geographic distribution partnerships to finance certain investments in sales and marketing associated with the sale of Plenity. We expect these actions will provide us with sufficient liquidity to manage short-term risk and uncertainty and (i) enable us to execute our alternative business plan, (ii) afford us time to access financing alternatives to provide for long-term liquidity and (iii) enable us to fund the continued commercialization of Plenity.

We will need substantial additional funding to support our continuing operations and pursue an OTC strategy upon receipt of an anticipated FDA approval by the first quarter of 2024, including funding for the additional costs associated with amending the Submission. Any potential delay in receiving FDA approval would impact the timing of future investments in selling and marketing as well as the generation of OTC product revenues. Until such time as we can generate revenue from product sales, if ever, we expect to finance our operations through issuance of additional equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions.

On June 12, 2023, we entered into a Merger Agreement with PureTech and Merger Sub. We anticipate closing the transaction in the fourth quarter of 2023 pending satisfactory completion of the closing conditions set forth within the Merger Agreement. In connection with entering into the Merger Agreement, we received $3.0 million from PureTech through the issuance of convertible notes, in addition to the $7.4 million in aggregate proceeds previously received from PureTech during 2023. The proceeds from this and previous issuances of convertible notes are intended to provide the necessary funding required for us to continue our operations as a stand-alone entity through the consummation of the proposed Merger. Despite the planned Merger and funding provided by the issuance of convertible notes to PureTech, we expect our cash on hand as of the date of the condensed consolidated financial statements and collection of accounts and grants receivable are not sufficient to meet our obligations for at least twelve months beyond the date of issuance of the condensed consolidated financial statements, and may not be sufficient to continue operations through the anticipated date of closing the Merger without additional bridge funding. Our raise of additional capital would be conditional upon obtaining PureTech consent.

As of the date of this proxy statement, we are continuing to evaluate opportunities to raise additional capital. If we are unsuccessful in raising additional capital, we may need to further restrict our spending particularly with respect to discretionary sales and marketing activities and our manufacturing and supply chain functions, liquidate all or a portion of our assets or pursue other strategic alternatives, and/or seek protection under the provisions of the U.S. Bankruptcy Code. Further changes to the execution of our alternative business plan may impact the growth of Plenity sales and the pace of acquisition and retention of consumers, as well as the price of our common stock.

Revenue Projections

Our revenue projections are highly dependent on (i) our ability to acquire new consumers and/or retain existing consumers and (ii) our ability to access additional capital and raise sufficient levels of funding in a timely manner to support the sales and marketing of Plenity at a broad national level within the United States. If our access to additional capital is delayed or insufficient, it may adversely impact the sale of Plenity and our revenue projections.

Financing Risk

We expect to devote significant efforts to raise capital, restructure our indebtedness and identify and evaluate potential strategic alternatives, however, there can be no assurance that we will be successful in obtaining capital sufficient to meet our operating needs on terms or a timeframe acceptable to us or at all. Further, in the event that market conditions preclude our ability to consummate such a transaction, we may be required to evaluate additional alternatives in restructuring our business and our capital structure. Any failure in these efforts could force us to delay, limit or terminate our operations, make reductions in our workforce, discontinue our commercialization efforts for Plenity as well as other development programs, liquidate all or a portion of our assets or pursue other strategic alternatives, and/or seek protection under the provisions of the U.S. Bankruptcy Code.

Although we have estimated our liquidity requirements based on assumptions we consider to be reasonable, we may need additional cash resources due to changed business conditions or other developments, including supply chain challenges, disruptions due to COVID-19, competitive pressures, and regulatory developments, among other developments. Our budget projections may be subject to cost overruns for reasons outside of our control and Plenity may experience slower sales growth than anticipated, which would pose a risk to achieve positive cash flow.

Our future capital requirements will depend on many factors, including increases in sales of Plenity, increases in our customer base, the timing and extent of spend to support the expansion of sales, marketing and development activities, and the impact of the COVID-19 pandemic. We may in the future also enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights.

We have based our estimate of liquidity on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Our cash flows may fluctuate and are difficult to forecast and will depend on many factors mentioned elsewhere in this discussion and analysis. If we require additional equity or debt financing from outside sources, we may not be able to raise it on terms acceptable to us, or at all, and the Company may pursue financing transactions that are not completed. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be harmed.

Cash flows

The following table summarizes our cash flows for each of the periods presented:

	For the Six Months Ended June 30,
	2023	2022
In thousands
Cash (used in) provided by:
Operating activities	$(8,079)	$(39,772)
Investing activities	(242)	(5,067)
Financing activities	8,765	42,189
Effect of exchange rates on cash	53	(406)

Increase (decrease) in cash and cash equivalents	$497	$(3,056)

Cash used in operating activities

Net cash used in operating activities was $8.1 million for the six months ended June 30, 2023, as compared to $39.8 million for the six months ended June 30, 2022. The decrease in outflows was primarily attributable to cost saving measures put in place since the second half of 2022, including reduction in research and development, supply chain, sales and marketing activities as well as the elimination of non-essential positions while we anticipate the FDA approval of our OTC submission by the first quarter of 2024.

Cash used in investing activities

Net cash used in investing activities was $0.2 million for the six months ended June 30, 2023, as compared to $5.1 million for the six months ended June 30, 2022. The outflows were primarily attributable to $1.9 million in the purchase of property and equipment for the commercial manufacturing scale-up during the six months ended June 30, 2022. Cash used in investing activities was significantly reduced due to our need to preserve cash and the delay of our plan for additional manufacturing scale up was delayed until the FDA approval of our OTC submission is approved and we are able to successfully re-market Plenity in the OTC markets.

Cash provided by financing activities

Net cash provided by financing activities was $8.8 million for the six months ended June 30, 2023, as compared to $42.2 million for the six months ended June 30, 2022. The cash inflows for the six months ended June 30, 2023 was primarily attributable to the proceeds from the issuance of a short-term convertible senior secured note and warrants, partially offset by the repayments of term loans in Italy. The cash inflows for the six months ended June 30, 2022 was primarily attributable to net proceeds of $70.5 million received from the completion of a business combination in January 2022, which was partially offset by our repayment of convertible promissory notes also in January 2022, totaling $27.3 million.

	For the Year Ended December 31,
	2022	2021
In thousands
Cash (used in) provided by:
Operating activities	$(77,728)	$(55,291)
Investing activities	(9,120)	4,083
Financing activities	66,325	32,533
Effect of exchange rates on cash	(462)	(1,072)

Decrease in cash and cash equivalents	$(20,985)	$(19,747)

Cash used in operating activities

Net cash used in operating activities was $77.7 million and $55.3 million for the years ended December 31, 2022 and 2021, respectively. Our net loss after adjusting for non-cash operating activities was $70.5 million for the year ended December 31, 2022, as compared to $74.5 million for the year ended December 31, 2021, a decrease in loss after adjusting for non-cash operating activities of $3.4 million. We received $15.0 million and $40.0 million pre-buy commitments from Ro during the years ended December 31, 2022 and 2021, respectively. Net cash used in operating activities was further influenced by the timing of receivables from our government grants as well as GGM during the years ended December 31, 2022 and 2021.

Cash (used in) provided by investing activities

Net cash used in investing activities was $9.1 million for the year ended December 31, 2022, as compared to $4.1 million provided by investing activities for the year ended December 31, 2021. The outflows were primarily attributable to $8.5 million in the purchase of property and equipment for the year ended December 31, 2022. For the year ended December 31, 2021, inflows were primarily attributable to $24.0 million in maturities of marketable securities, which were partially offset by $19.9 million in the purchase of property and equipment for the year ended December 31, 2021.

Cash provided by financing activities

Net cash provided by financing activities was $66.3 million and $32.5 million for the years ended December 31, 2022 and 2021, respectively. The increase in inflows was primarily attributable to net proceeds of $70.5 million received from the completion of the Business Combination in January 2022 and $25 million proceeds from issuance of promissory notes, partially offset by our repayment of convertible promissory notes also in January 2022, totaling $27.3 million, as compared to $27 million proceeds from issuance of convertible promissory notes and $5.7 million proceeds from issuance of loans in Italy for the year ended December 31, 2021.

Contractual Obligations and Commitments

Our contractual obligations primarily consist of our commitments under non-cancellable operating leases, promissory notes and debt obligations as well as contractual obligations under significant agreements with related and unrelated parties.

For the year ended December 31, 2022, we issued three term promissory notes in the aggregate principal amount of $25.0 million to existing investor CMS Bridging DMCC, and existing investors and related parties Parent and SSD2 LLC, for an aggregate cash purchase price of $25.0 million. Each of the promissory notes is unsecured and bears interest at a rate of 15% per annum. Each promissory note matures on the earlier of (a) December 31, 2023 or (b) five (5) business days following a qualified financing. Upon a payment default under any promissory note that has not been cured after five days (i) the Company will be required to issue certain warrants to the holders as defined by the promissory note agreements and (ii) the holders will have the option to convert outstanding principal and accrued interest into a number of shares of Gelesis common stock as defined by the promissory note agreements.

At December 31, 2022, the aggregate outstanding balance of the promissory notes was $27.4 million recorded at fair value in the accompanying consolidated balance sheets. We recognized a loss of $2.4 million with respect to the change in the fair value of the 2022 Promissory Notes.

See also Note 12. Debt in the accompanying Notes to the consolidated financial statements included in this proxy statement for a description of the Company’s debt outstanding and the terms of its debt facilities for the years ended December 31, 2022 and December 31, 2021.

As of the date of this proxy statement, there were no material changes to our contractual obligations and commitments from those described above.

Financial Statements and Supplementary Data

The Consolidated Financial Statements of the Company and the note thereto are attached at the end of this proxy statement following the section entitled “Where You Can Find More Information.”

Directors and Executive Officers of Gelesis

The Board presently consists of six members. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement.

Unless Parent determines otherwise prior to the Closing Date pursuant to the Structuring Amendment, at the Effective Time, the managers of the Merger Sub immediately prior to the Effective Time will be the managers of the Surviving Company and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal.

Neither any of these persons nor Gelesis has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons have been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

All of the directors and executive officers can be reached at c/o Gelesis Holdings, Inc., 501 Boylston Street, Suite 6102, Boston, Massachusetts 02116, and each of the directors and executive officers is a citizen of the United States.

The following table identifies our officers and directors, and sets forth their current positions at Gelesis and their ages as of July 21, 2023.

Name	Age	Title
Yishai Zohar	60	President, Chief Executive Officer, Class III Director and Co-Inventor
David Pass, Pharm.D.	55	Chief Operating Officer and Chief Commercial Officer
Elliot Maltz, CPA	38	Chief Financial Officer, Treasurer, Chief Compliance Officer and Corporate Secretary
Alessandro Sannino, Ph.D.	51	Co-Inventor & Lead Project Scientist
Alison Bauerlein	41	Class I Director
Kathryn Cavanaugh	49	Class II Director
Clayton Christopher	50	Class II Director
Paul Fonteyne	61	Class II Director
Jane Wildman	62	Class III Director

Yishai Zohar has served as our President and Chief Executive Officer and as a member of our Board since January 2022. Mr. Zohar is the Founder of Gelesis, Inc. and previously served as the Chief Executive Officer and a member of the Gelesis, Inc. board of directors from February 2006 to January 2022. He is a seasoned entrepreneur and has over 25 years’ experience in the development of industry innovating companies. Mr. Zohar led Gelesis from concept stage and initial product development as a Co-Inventor and shepherded the company and its novel technological platform through clinical studies and a landmark FDA clearance of lead product Plenity as an aid for weight management. Prior to founding Gelesis, Inc., Mr. Zohar co-founded PureTech Health (NASDAQ, LSE: PRTC), a clinical-stage biotherapeutics company dedicated to changing the lives of patients with devastating diseases. In his role at PureTech, Mr. Zohar led the obesity/gastrointestinal disorder initiative, which engaged leading experts to tackle these problems with an unbiased discovery process looking at a broad landscape of technologies and approaches. This initiative led to the formation of Gelesis, Inc. Mr. Zohar has a degree in Business Administration from the College of Management Academic Studies (COMAS) in Tel Aviv and was an air force pilot ranked Captain in the Israeli Defense Forces. We believe that Mr. Zohar’s qualifications to serve on our Board include his extensive experience and track record in the development of industry innovative companies.

David Pass, Pharm.D., has served as our Chief Operating Officer and Chief Commercial Officer since January 2022. Dr. Pass has previously served as the Gelesis, Inc. Chief Operating Officer and Chief Commercial Officer from September 2016 to January 2022 and has more than twenty-five (25) years of commercial expertise across multiple therapeutic areas with a focus in primary care. Dr. Pass gained a broad range of commercial experience from his time at Johnson & Johnson from August 2002 to January 2008 where he served as VP of Marketing, and at Bristol-Myers Squibb from May 1994 to July 2002, where he served as Director of Marketing. Most recently, Dr. Pass served as Vice President of Marketing at Boehringer Ingelheim, or BI, for Diabetes from August 2009 to August 2016, where he built a multi-billion dollar franchise. In this role, Dr. Pass also led the BI alliance with Eli Lilly & Company to develop and commercialize a portfolio of diabetes compounds. Dr. Pass received his B.S. Pharmacy and Doctor of Pharmacy degrees from Philadelphia College of Pharmacy and Science.

Elliot Maltz, CPA, has served as our Chief Financial Officer and Treasurer since January 2022, and as our Chief Compliance Officer and Corporate Secretary since October 2022. On July 6, 2023, Mr. Maltz resigned from all positions he held with the Company, effective August 15, 2023. Mr. Maltz previously served as the Gelesis, Inc. Chief Financial Officer from May 2021 to January 2022 and as its Treasurer from May 2015 to January 2022. Prior to his appointment as the CFO of Gelesis, Inc., Mr. Maltz was Gelesis, Inc.’s Vice President of Finance and previously served as its Corporate Controller. Mr. Maltz has 15 years of accounting and corporate finance experience working with public and private companies, specializing in the biotechnology, medical device and manufacturing industries. Prior to joining Gelesis, Inc., Mr. Maltz served as an external auditor at Deloitte & Touche LLP from January 2007 to April 2013 and as a manager of the technical accounting and SEC reporting function at Sapient Corp. from April 2013 to March 2014. Mr. Maltz received a B.S. in Business Finance from Elon University and is a licensed CPA in the state of Massachusetts.

Alessandro Sannino, Ph.D., has served as our Lead Project Scientist since January 2022. Dr. Sannino is a Gelesis Co-Inventor and previously served as the Lead Project Scientist for Gelesis, Inc. from May 2008 to January 2022. Dr. Sannino has been a Professor of Polymer Science and Technology and the director of the Bioslabs at the University of Salento since September 2000. Since March 2012, Dr. Sannino has overseen the Life Science division of the Puglia District of Technology and since September 2004, he has been a member of the adjunct faculty at the Massachusetts Institute of Technology (MIT). Dr. Sannino also served as an advisor to the National Institute of Health, of the Italian Ministry of Health (the Italian equivalent to the U.S. FDA). Since 2013, he has been a board member of the European Laboratory of non-linear Spectroscopy and of the Regional Agency for Research and Innovation. Since September 2019, he has been Vice Dean of the University of Salento and since May 2020 he has been nominated by the President of Puglia Region as one of the seven (7) experts for the recovery after the COVID-19 pandemic. Dr. Sannino’s research activity is focused on macromolecular hydrogels, polymer microstructure modifications, tissue engineering constructs and cell-material interactions, and he has published over 130 scientific papers on these topics. Dr. Sannino received his PhD at University of Naples, and he also completed a post-doctoral fellowship at MIT.

Alison Bauerlein has served as a member of our Board since January 2022. Ms. Bauerlein was a co-founder of Inogen, Inc. and served as its Chief Financial Officer from 2009 until December 2021 and its Executive Vice President, Finance from March 2014 until December 2021. Ms. Bauerlein has also served as Inogen’s Corporate Secretary from 2002 until July 2021 and its Corporate Treasurer from 2002 until December 2021. Ms. Bauerlein previously served as Inogen Inc.’s Vice President, Finance from 2009 until March 2014. Prior to serving in these positions, Ms. Bauerlein also served as Controller with Inogen, Inc. from 2008 to 2009 and 2001 to 2004, and the Director of Financial Planning and Analysis from 2004 to 2008. Ms. Bauerlein has also been a board member of Pear Therapeutics, Inc. since December 2021. Ms. Bauerlein has over 20 years of experience in treasury, finance, accounting, risk management as well as strategic and tactical cost analysis and forecasting. Ms. Bauerlein received a Bachelor of Arts degree in Economics/ Mathematics with high honors from the University of California, Santa Barbara. We believe Ms. Bauerlein’s qualifications to serve on our Board include her extensive executive-level experience in the medical technology industry, as well as her financial expertise.

Kathryn Cavanaugh has served as a member of our Board since January 2022 and previously served on the Capstar Special Purpose Acquisition Corp. board of directors from July 7, 2020 to January 2022. Since January 2019, Ms. Cavanaugh has served as the Managing Partner of Capstar Ventures LLC, an early stage venture capital firm that invests in the next generation of innovative consumer companies. From April 2016 to December 2018, Ms. Cavanaugh was a Partner at Grace Beauty Capital where she advised and invested in early stage companies in the consumer and retail sectors, including Rothy’s, Inc., Parachute Home, Inc., Primary Kids, Inc., Supergoop!, LLC, MM.LaFleur, Inc., ThirdLove (MeCommerce, Inc.), Vengo, Inc., and Pixlee, Inc. From April

2015 to March 2016, Ms. Cavanaugh served as Director of Franchise Growth Strategy, Sales and Operations, and from March 2013 to February 2014 as a Board Director, for The Bar Method, Inc. From October 2011 to February 2014, Ms. Cavanaugh served as Vice President of Talent for Mainsail Partners, a growth equity firm. From September 2005 to June 2010, Ms. Cavanaugh worked at De Novo Ventures, an early stage healthcare venture capital firm, where she evaluated, executed and supported more than $350 million of equity investments in medical device, biotech and diagnostic companies. Ms. Cavanaugh received a Master of Business Administration from Harvard Business School in 2005 and Bachelor of Science degrees in Chemical Engineering and Biochemistry from the University of Notre Dame in 1997. We believe Ms. Cavanaugh is well qualified to serve on our Board based on her extensive leadership and business experience, including her management positions and investment management background in the healthcare and consumer sectors.

Clayton Christopher has served as a member of our Board since January 2022 and previously served on the Capstar Special Purpose Acquisition Corp. board of directors from August 2021 to January 2022. In August 2016, Mr. Christopher co-founded and began serving as Managing Partner of CAVU Venture Partners, an investment firm focused on best in class, better-for-you, food and beverage brands. Mr. Christopher left CAVU in 2020. Prior to CAVU, from 2012 to 2017, Mr. Christopher co-founded and served as CEO of Deep Eddy Vodka, which became one of the fastest growing spirits brands in the United States before being purchased by Heaven Hill Distilleries in August of 2015. He started his entrepreneurial journey at Sweet Leaf Tea, a company he started in 1998 with $12,000 in savings and a recipe from his grandmother. Sweet Leaf grew to a nationally recognized brand and was acquired by Nestle in 2011. Mr. Christopher also co-founded Waterloo Sparkling Water in 2016 which was acquired in 2019. Mr. Christopher currently serves on the board of directors of Kitsch, Physician’s Choice, and Bridge Finance Group (formerly Bridge Equipment Leasing). In 2006, Mr. Christopher was awarded the Ernst & Young Entrepreneur of the year for Central Texas and is a recipient of Austin Under 40 Austinite of the Year Award. Mr. Christopher has also served on a number of non-profit boards over the years, including Mission Capital, Naturally Austin, Big Brothers Big Sisters and the University of Texas President’s Innovation Board. We believe Mr. Christopher is well qualified to serve on our Board based on his vast entrepreneurial leadership, operational and investor experiences over the last twenty-five (25) years.

Paul Fonteyne has served as a member of our Board since January 2022 and previously served as a member of the Gelesis, Inc. board of directors from May 2018 to January 2022. Mr. Fonteyne is currently the CEO of Thyron Pharmaceuticals Inc, a company he founded in April 2021. Mr. Fonteyne has more than 30 years of experience in the biopharmaceutical industry. Mr. Fonteyne is the retired Chairman and CEO of Boehringer-Ingelheim USA, or BI, where he served in leadership roles both in the US and globally for 15 years. He was President and CEO of BI from November of 2011, and subsequently its Chairman, until he retired January 2019. During this time, he led teams that grew BI’s sales and earnings several fold in the USA and participated in acquisitions and divestitures that led to a significantly greater focus of BI’s portfolio of companies in the US in two main segments of Animal Health and Human Pharmaceuticals. During his 30+ years in the pharmaceutical industry Mr. Fonteyne also held commercial leadership roles at Merck and Co. Inc. for 9 years, and Abbott Laboratories for eight (8) years. He has served on the board of PhRMA, chaired the National Pharmaceutical Council, served as Chair of an American Cancer Society initiative for New England (CEOs against Cancer). Prior to its reverse merger with Adicet Bio, he served on the board of ResTORbio Inc (and chair of the compensation committee) from January 2017 to September 2020. Previously, he was on the board of a specialty pharmaceutical company, AMAG, from November 2019 to October 2020 (prior to its sale to Apollo-backed Covis in November 2020). He also serves or recently served on the board of several public and private clinical stage biotechnology companies including DalCor (Chairman); Amylyx (AMLX), where he has served on the board of directors since April 2021; Apellis (APLS), where he has served on the board of directors since April 2020, Ypsomed AG (YPS), a device company, where he has served on the board of directors from July 2018 and an Animal Health Company, Covetrus (CVET), where he served on the board of directors from July 2021 to September 2022. Mr. Fonteyne received his M.B.A. from Carnegie-Mellon University and his MS in Chemical Engineering from the Polytechnic School at the University of Brussels. We believe Mr. Fonteyne’s qualifications to serve on our Board include his extensive experience in the biopharmaceutical industry, as well as serving as a board member of companies in the biopharmaceutical industry.

Jane Wildman has served as a member of our Board since January 2022 and previously served as a member of the Gelesis, Inc. board of directors from April 2021 to January 2022. Since June 2021, Ms. Wildman has served as a senior advisor to Vestar, a private equity firm, and since 2018 has acted as an independent strategic consultant for various B2B and B2C companies across industries. Ms. Wildman has experience as a board member, president and global marketing leader. Her experience spans Fortune-25, mid-sized and start-up companies. As President from June 2014 to December 2017, and Board Member from January 2018 to December 2018, of Combe Incorporated, a personal-care consumer products company, Ms. Wildman successfully led the company to record sales and profit. Prior to Combe, from June 2009 to June 2014, Ms. Wildman was a Partner and Consultant with The Partnering Group, where clients included Fortune 50 companies like Walmart, Procter & Gamble and Nestle. Ms. Wildman spent over twenty-five (25) years at Procter & Gamble, from June 1983 to December 2008, where she worked in beauty, health, baby, feminine care and food, with experience both in the United States and internationally. She served as global Vice President and led the global marketing organization for Pampers, P&G’s largest brand. Ms. Wildman led the repositioning of the Pampers brand during her tenure there from September 2001 to December 2008. Ms. Wildman received a B.S. in Journalism from the University of Oregon and holds a Cornell Digital Marketing certification. We believe Ms. Wildman’s qualifications to serve on our Board include her experience serving as a board member and experience as an executive across Fortune-25, mid-sized and start-up companies.

Book Value per Share

As of December 31, 2022, the book value per share of Company Common Stock was $(0.3417). Book value per share is computed by dividing total equity of $(25.056) million by the total shares of Company Common Stock outstanding on that date, or 73,332,588 million shares of Company Common Stock.

Market Price Of Company Common Stock

Company Common Stock is currently traded on the OTC Market under the symbol “GLSH.”

The closing price of Company Common Stock on OTC Market on June 12, 2023, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $0.02 per share. On June 30, 2023, the most recent practicable date before this proxy statement was mailed to Gelesis Stockholders, the closing price for Company Common Stock on the OTC Market was $0.04 per share. You are encouraged to obtain current market quotations for Company Common Stock in connection with voting your shares of Company Common Stock.

We did not declare or pay cash dividends on Company Common Stock during 2022 and 2021 or year-to-date. We anticipate that we will retain all available funds for the repayment of our indebtedness and the operation of our business, and we do not plan to pay any cash dividends in the foreseeable future.

If the Merger is completed, Company Common Stock will cease trading on the OTC Market and be deregistered under the Exchange Act, and we will become a wholly owned the subsidiary of the Parent. Neither we nor the Surviving Company will file periodic reports with SEC.

The following table sets forth, for the period indicated, the high and low sales prices of shares of Company Common Stock on NYSE and the OTC Market.

	Company Common Stock
Fiscal Year	Low	High	Dividend Paid
2021
Third Quarter (beginning July 1, 2021)	$9.73	$9.96	—
Fourth Quarter	$9.92	$9.99	—
2022
First Quarter (1)	$2.55	$12.23	—
Second Quarter	$1.45	$5.95	—
Third Quarter	$1.01	$1.78	—
Fourth Quarter	$0.22	$1.29	—
2023
First Quarter	$0.11	$0.54	—
Second Quarter (2)	$0.01	$0.20	—

(1)	On January 13, 2022, the Company closed a business combination with CPSR, pursuant to which the Company became a public reporting company listed on NYSE.
(2)	On April 10, 2023, the NYSE removed the listing of the Company Common Stock from the exchange. The Company Common Stock began trading on the OTC Market on the following trading day.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information regarding beneficial ownership of Company Common Stock as of June 30, 2023 (except as otherwise indicated by footnote), at which time there were 73,335,110 shares of Company Common Stock outstanding. Ownership information is included for (i) each of our named executive officers, (ii) each of our directors, (iii) all of our current directors and executive officers as a group and (iv) each person or entity we know to beneficially own more than 5% of Company Common Stock based upon Schedules 13G as filed with the SEC.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 73,335,110 shares of Company Common Stock outstanding as of June 30, 2023. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within sixty (60) days. The beneficial ownership of each individual and entity reflected in the table includes those shares of Company Common Stock issuable upon exercise of the Warrants held by such individual or entity. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Gelesis Holdings, Inc., 501 Boylston Street, Suite 6102, Boston, Massachusetts 02116. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
Directors and Named Executive Officers
Yishai Zohar (1)	3,739,559	4.9%
David Pass (2)	1,564,812	2.1%
Elliot Maltz (3)	887,712	1.2%
Alessandro Sannino (4)	2,179,085	2.9%
Raju Kucherlapati (5)	190,264	*
Dominic Perks (6)	49,270	*
Alison Bauerlein (7)	120,219	*
Jane Wildman (8)	136,582	*
Kathryn Cavanaugh (9)	61,639	*
Paul Fonteyne (10)	263,350	*
Clayton Christopher (11)	1,262,768	1.7%
All Directors and Executive Officers as a group (11 individuals)	10,455,295	12.8%
Five Percent Holders:
PureTech Health LLC (12)	657,557,960	92.1%
SSD2 LLC and affiliated entities (13)	13,405,732	17.9%
HPSO SPV Limited (14)	12,181,993	16.6%
Pacific Investment Management Company LLC (15)	3,760,000	4.9%
CMS Medical Venture Investment (HK) Limited (16)	4,901,770	6.6%
R. Steven Hicks (17)	4,232,391	5.5%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of Company Common Stock.
(1)

Consists of 465,121 shares of Company Common Stock, Company Options to purchase up to 2,598,926 shares of Company Common Stock and 675,547 Company RSUs which have vested or which will vest within sixty (60) days of June 30, 2023.

(2)	Consists of options to purchase up to 1,405,185 shares of Company Common Stock and 159,627 Company RSUs which have vested or which will vest within sixty (60) days of June 30, 2023.
(3)	Consists of options to purchase up to 752,363 shares of Company Common Stock and 135,349 Company RSUs which have vested or which will vest within sixty (60) days of June 30, 2023.
(4)

Consists of 138,177 shares of Company Common Stock issued to Mr. Sannino, 623,727 shares of Company Common Stock issued to One S.r.l. (“One”), an entity in which our subsidiary, Gelesis, Inc., holds a 10% equity interest, options to purchase up to 425,733 shares of Company Common Stock and 17,242 Company RSUs which have vested or which will vest within 60 days of June 30, 2023, issued to Mr. Sannino, and warrants to purchase up to 974,206 shares of Company Common Stock issued to Mr. Sannino. Mr. Sannino is a co-founder of One and may be deemed to have shared beneficial ownership of the shares held directly by One. Mr. Sannino disclaims beneficial ownership over the shares beneficially owned by One, except to the extent of any pecuniary interest.

(5)

Consists of 139,625 shares of Company Common Stock and 50,639 Company RSUs which have vested or which will vest within sixty (60) days of June 30, 2023. Dr. Kucherlapati resigned from the Board on April 20, 2023.

(6)	Consists of 49,270 Company RSUs which have vested or which will vest within sixty (60) days of June 30, 2023. Mr. Perks resigned from the Board on April 15, 2023.

(7)	Consists of options to purchase up to 69,124 shares of Company Common Stock and 51,095 Company RSUs which have vested or which will vest within sixty (60) days of June 30, 2023.
(8)	Consists of options to purchase up to 86,400 shares of Company Common Stock and 50,182 Company RSUs which have vested or which will vest within sixty (60) days of June 30, 2023.
(9)	Consists of 12,825 shares of Company Common Stock and 50,639 Company RSUs which have vested or which will vest within 60 days of June 30, 2023.
(10)	Consists of options to purchase 209,518 shares of Company Common Stock and 53,832 Company RSUs which have vested or which will vest within sixty (60) days of June 30, 2023.
(11)

Consists of 461,498 shares of Company Common Stock, 49,270 Company RSUs which have vested or which will vest within 60 days of June 30, 2023, and warrants to purchase up to 752,000 shares of Company Common Stock.

(12)

Consists of 16,727,582 shares of Company Common Stock, options to purchase up to 155,520 shares of Company Common Stock which have vested or which will vest within sixty (60) days of June 30, 2023, warrants to purchase up to 259,129,542 shares of Company Common Stock, Legacy Warrants to purchase up to 216,208 shares of Company Common Stock and 381,329,108 shares of Company Common Stock issuable upon conversion of Notes issued to Parent pursuant to the NPA (assuming accrued and unpaid interest through June 30, 2023). Subsequent to June 30, 2023, (i) the Legacy Warrants to purchase 216,208 shares of Company Common Stock expired on August 16, 2023 without being exercised and (ii) on September 20, 2023, the Note Issuers issued an Additional Note in the principal amount of $1.5 million to the Parent pursuant to the NPA, upon conversion of which 30,364,372 shares of Company Common Stock is issuable to the Parent. Voting and investment power over the shares held by PureTech Health LLC is exercised by its parent entity, PureTech Health plc. The board of directors of PureTech Health plc consists of Dr. Bharatt Chowrira, Dr. Raju Kucherlapati, Dr. John LaMattina, Dr. Robert Langer, Ms. Kiran Mazumdar-Shaw, Ms. Sharon Barber-Lui and Ms. Daphne Zohar. None of the members of the board of directors of PureTech Health plc or PureTech Health LLC has individual voting or investment power with respect to such shares. The address for PureTech Health LLC and the individuals listed above is c/o PureTech Health LLC, 6 Tide Street, Boston, Massachusetts 02210.

(13)

Consists of 12,056,626 shares of Company Common Stock, options to purchase up to 51,840 shares of Company Common Stock which have vested or which will vest within sixty (60) days of June 30, 2023, and warrants to purchase up to 1,297,266 shares of Company Common Stock. Elon S. Boms and Andrew D. Wingate are co-managers of Bomsmaster LLC, which is the sole member of SSD2 LLC. Bomsmaster LLC is controlled by KLP Enterprises LLC. Mr. Wingate is the sole manager of KLP Enterprises LLC. Bomsmaster LLC, KLP Enterprises LLC, Mr. Boms and Mr. Wingate may each be deemed to share voting and dispositive power over the shares. Each of them disclaims beneficial ownership over the shares, except to the extent of any pecuniary interest therein. The address for each of these persons is 195 Church Street, 15th Floor, New Haven, Connecticut 06510. SSD2 LLC and the KLP Enterprises LLC may be deemed to be members of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, comprised of the SSD2 LLC and the KLP Enterprises LLC.

(14)

Consists of 12,181,993 shares of Company Common Stock held by HPSO SPV Limited (“HPSO SPV”). HPSO SPV, organized as a Guernsey limited company, is a wholly owned subsidiary of HP Special Opportunities Fund I LP, which is managed by Hambro Perks Asset Management Limited, a Guernsey limited company (the “Manager”). The Manager exercises exclusive voting and dispositive power over the shares held by HPSO SPV. The Manager disclaims beneficial ownership of these shares except to the extent of its pecuniary interest in HPSO SPV. The business address of HPSO SPV and of the Manager is Sarnia House, Le Truchot, St. Peter Port, Guernsey GY1 4NA. Dominic Perks, a member of our Board, is the founder and Chief Executive Officer of Hambro Perks Limited, which is the limited partner of HP Special Opportunities Fund I LP, which in turn, owns 100% of the shares of HPSO SPV. Mr. Perks disclaims beneficial ownership interest of the securities held by HP Special Opportunities Fund I LP and HPSO SPV except to the extent of his pecuniary interest therein, if any.

(15)

Consists of warrants to purchase up to 1,880,000 shares of Company Common Stock held by GCCU VI LLC (“GCCU”) and warrants to purchase up to 1,880,000 shares of Company Common Stock issuable upon exercise of the Private Placement Warrants held by TOCU XXIX LLC (“TOCU”). GCCU and TOCU are private funds of which Pacific Investment Management Company LLC (“PIMCO”) is the investment adviser. PIMCO Global Credit Opportunity Master Fund LDC (“PIMCO Global”) is the member manager of GCCU and PIMCO Tactical Opportunity Master Fund LDC (“PIMCO Tactical”) is the member manager of TOCU. GCCU and TOCU hold the securities reported herein for the benefit of their respective investors, in their respective investment advisory accounts managed by PIMCO, and each such fund has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities that it holds. Michelle Wilson-Clarke and Julie O’Hara, who are directors of PIMCO Global and PIMCO Tactical, share voting and investment discretion with respect to the securities held of record by GCCU and TOCU and may be deemed to have shared beneficial ownership of the securities held directly by TOCU and GCCU. The address of GCCU and TOCU is Windward 3, Regatta Office Park, West Bay Road, PO Box 30872, Grand Cayman KY1-1204, Cayman Islands.
(16)

Consists of 4,501,770 shares of Company Common Stock and warrants to purchase up to 400,000 shares of Company Common Stock held by CMS Medical Venture Investment (HK) Limited (“CMS HK”). CMS HK is a wholly owned subsidiary of China Medical System Holdings Limited (“CMS Limited”) of which Dr. Lam Kong is the President, Chief Executive Officer and Chairman of the Board and maintains a 46.39% indirect ownership interest. Dr. Lam Kong is deemed to be the beneficial owner with shares dispositive and voting power with respect to the shares of Company Common Stock held by CMS HK. Each of CMS HK and CMS Limited is deemed to be the beneficial owner with shared dispositive and voting power with respect to the shares of Common Stock held by CMS HK. The principal business address of CMS HK and CMS Limited is Unit 2106, 21/F, Island Place Tower, 510 King’s Road, North Point, Hong Kong, China.

(17)	Consists of 1,224,391 shares of Company Common Stock and warrants to purchase up to 3,008,000 shares of Company Common Stock.

Security Ownership of the PureTech Entities and their Affiliates, Directors, Managers and Executive Officers

Certain information regarding beneficial ownership of Company Common Stock by the PureTech Entities and their affiliates, directors, managers and executive officers is set forth below:

Parent beneficially owns 16,727,582 shares of Company Common Stock, representing approximately 22.8% of all issued and outstanding shares of Company Common Stock, based on 73,335,110 shares of Company Common Stock outstanding as of June 30, 2023. In addition, as of June 30, 2023, Parent beneficially owns (i) 155,520 options to purchase shares of Company Common Stock, (ii) Legacy Warrants to purchase 216,208 shares of Company Common Stock, (iii) PureTech Warrants to purchase 259,129,542 shares of Company Common Stock and (iv) 381,329,108 shares of Company Common Stock issuable upon conversion of the Notes issued to the Parent pursuant to the NPA (assuming accrued and unpaid interest through June 30, 2023). Subsequent to June 30, 2023, (i) the Legacy Warrants to purchase 216,208 shares of Company Common Stock expired on August 16, 2023 without being exercised and (ii) on September 20, 2023, the Note Issuers issued an Additional Note in the principal amount of $1.5 million to the Parent pursuant to the NPA, upon conversion of which 30,364,372 shares of Company Common Stock is issuable to the Parent. As a result of these holdings, PureTech’s beneficial ownership of the Company Common Stock (calculated in accordance with Rule 13d-3 under the Exchange Act) is approximately 92.1%.

Ms. Daphne Zohar, the Chief Executive Officer of PureTech Health plc, may be deemed to beneficially owns the following securities held by her spouse, Mr. Yishai Zohar: 465,121 shares of Company Common Stock, options to purchase up to 2,598,926 shares of Company Common Stock and 675,547 Company RSUs which have vested or which will vest within sixty (60) days of June 30, 2023, representing 4.9% beneficial ownership as of June 30, 2023. Ms. Zohar does not have any direct interest in these securities issued by the Company.

Mr. John LaMattina, a member of PureTech Health plc’s board of directors, beneficially owns 444,939 shares of Company Common Stock and options to purchase 37,129 shares of Company Common Stock, representing less than 1% beneficial ownership as of June 30, 2023.

Dr. Raju Kucherlapati, a member of PureTech Health plc’s board of directors, beneficially owns 139,625 shares of Company Common Stock and 50,639 Company RSUs which have vested or which will vest within sixty (60) days of June 30, 2023, representing less than 1% beneficial ownership as of June 30, 2023.

Except for the foregoing, none of PureTech Health plc, Parent or Merger Sub, nor any of the directors, managers or executive officers of PureTech Health plc, Parent or Merger Sub, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any shares of Company Common Stock.

Prior Public Offerings

Except as described below, none of the Company, the PureTech Entities, Merger Sub nor any of their respective affiliates have made an underwritten public offering of shares of Company common stock for cash during the past three years that was registered under the Securities Act, or exempt from registration under Regulation A promulgated under the Securities Act.

Certain Transactions in the Company’s Securities

Other than the Merger Agreement, as discussed in the section entitled “The Merger Agreement” and certain transactions in connection with the NPA, as discussed in the section entitled “The Note and Warrant Purchase Agreement,” the Company, the PureTech Entities and their respective affiliates have not executed any transactions with respect to shares of Company Common Stock or Public Warrants during the past 60 days.

Except as described below, none of the Company, the PureTech Entities, nor any of their respective affiliates have purchased any shares of Company common stock or any Public Warrants during the past two years.

Business Combination

On January 13, 2022, the Company (then named Capstar Special Purpose Acquisition Corp.) consummated the Business Combination pursuant to the BCA. Pursuant to the terms of the BCA, Parent received the right to acquire 4,526,622 shares of Company Common Stock. Also on January 13, 2022, concurrently with the closing of the Business Combination, Parent received 1,500,000 shares of Common Stock issued in exchange for 1,500,000 shares of Capstar Special Purpose Acquisition Corp. Class A Common Stock previously purchased by Parent at a purchase price of $10.00 per share for an aggregate total purchase price of $15.0 million pursuant to a PIPE subscription agreement entered into in connection with the Business Combination.

Immediately prior to the closing of the Business Combination on January 31, 2022, Parent purchased 496,145 shares of Company Common Stock at a purchase price of $10.00 per share for an aggregate total purchase price of $4,961,450 pursuant to a backstop agreement (the “Backstop Agreement”). In addition, subject to the terms and conditions of the Backstop Agreement, the Company issued to Parent an additional 1,322,500 shares of Company Common Stock.

2022 Notes

On July 25, 2022, the Company issued two short term promissory notes in the aggregate principal amount of $20.0 million (the “Initial 2022 Notes”) to Parent and SSD2 LLC, for a cash purchase price of $15.0 million and $5.0 million, respectively. On August 4, 2022, the Company issued a short term promissory note of $5.0 million to CMS for a cash purchase price of $5.0 million (the “CMS 2022 Note,” and together with the Initial 2022 Notes, the “2022 Notes”). Upon the failure of by the Company to pay amounts due under the 2022 Notes, the Company will be required to issue a warrant to Parent to purchase, at an exercise price of $0.01 per share, a certain number of shares of Company Common Stock pursuant to the terms of the 2022 Notes.

Note and Warrant Purchase Agreement

As discussed in the section entitled “The Note and Warrant Purchase Agreement,” on February 21, 2023, Parent and the Notes Issuers entered into the NPA pursuant to which, among other things, for a cash purchase price of $5.0 million, (i) the Notes Issuers issued a Note in the aggregate principal amount of $5.0 million to Parent and (ii) the Company issued PureTech Warrant No. 1. On May 1, 2023, the Company and the Notes Issuers entered into Amendment No. 1, pursuant to which, among other things, the Notes Issuers (i) issued an Additional Note in the aggregate principal amount of $2.0 million to Parent for a cash purchase price of $2.0 million and (ii) the Company issued PureTech Warrant No. 2. On May 26, 2023, the Notes Issuers (i) issued an Additional Note in the aggregate principal amount of $350,000 to Parent for a cash purchase price of $350,000 and (ii) the Company issued PureTech Warrant No. 3. On June 12, 2023, the Company and the Notes Issuers entered into Amendment No. 2, pursuant to which, among other things, the Company and Gelesis, Inc. issued the Bridge Note for a cash purchase price of $3.0 million. No Warrant was issued to Parent in connection with Parent’s purchase of the Bridge Note.

On June 28, 2023, Parent and the Note Parties entered into Amendment No. 3, pursuant to which Parent, as the sole holder of Notes issued under the NPA, agreed to extend the maturity date of all Notes to March 31, 2024.

On September 20, 2023, the Note Parties and Parent entered into the NPA Amendment No. 4, pursuant to which, among other things, (i) the aggregate principal amount of the Additional Notes issuable to Parent pursuant to the NPA was increased to $6.85 million and (ii) the Notes Issuers issued an Additional Note in the aggregate principal amount of $1.5 million to Parent for a cash purchase price of $1.5 million.

DEREGISTRATION OF COMPANY COMMON STOCK

If the Merger is completed, Company Common Stock will cease trading on the OTC Market and be deregistered under the Exchange Act, and we will become a wholly owned the subsidiary of the Parent. Neither we nor the Surviving Company will file periodic reports with SEC.

OTHER MATTERS

As of the date of this proxy statement, we have no knowledge of any business that may come before the Special Meeting other than the matters set forth in the accompanying notice of the Special Meeting. If any other matter is properly presented at the Special Meeting for consideration, it is intended that the persons named as proxyholders in the enclosed proxy card will vote in their discretion on such matter.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. We will only hold a 2023 annual meeting of stockholders (the “2023 Annual Meeting”) if the Merger is not consummated and we do not file a petition under the U.S. Bankruptcy Code. As a result of the substantial doubt as to our ability to continue as a going concern, if the Merger is not consummated, we may lack sufficient liquidity to continue our operations and may seek bankruptcy protection.

Stockholders interested in submitting a proposal for inclusion in any proxy materials we distribute for the 2023 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by us no later than the deadline to be announced by us in a Current Report on Form 8-K once the date of the 2023 Annual Meeting, if any, is determined and must comply with the Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. As the date of the 2023 Annual Meeting will vary by more than thirty (30) days from the anniversary of the 2022 annual meeting of stockholders , the deadline for stockholder proposals will be a reasonable time before we begin to print and mail our proxy materials for the 2023 Annual Meeting. Proposals should be sent to the Company’s Chief Financial Officer, Treasurer, Chief Compliance Officer and Corporate Secretary at our corporate offices at Gelesis Holdings, Inc., 501 Boylston Street, Suite 6102, Boston, Massachusetts 02116.

Stockholders who wish to nominate persons for election to the Board at the 2023 Annual Meeting or who wish to present a proposal at the 2023 Annual Meeting, but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal to the Corporate Secretary at the above address by the date specified in our Current Report on Form 8-K announcing the date of the 2023 Annual Meeting, if any. Such stockholder proposals and director nominations must also comply with the provisions contained in Sections 2(a) of the Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

Gelesis files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The address of that site is www.sec.gov.

You can also review Gelesis’ SEC filings on its web site at www.gelesis.com. Through links on the “Investors” portion of our website, we make available free of charge our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, any amendments to those reports and other information filed with, or furnished to, the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on or that can be accessed through our website does not constitute part of this proxy statement, other than documents that we file with the SEC that are specifically incorporated by reference into this proxy statement.

INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Condensed Consolidated Financial Statements of Gelesis Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022	F-2
Unaudited Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2023 and 2022	F-3
Unaudited Condensed Consolidated Statements of Comprehensive Loss for the three and six months ended June 30, 2023 and 2022	F-4

Unaudited Condensed Consolidated Statements of Noncontrolling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the three and six months ended June 30, 2023 and 2022

F-5
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2023 and 2022	F-7
Notes to Unaudited Condensed Consolidated Financial Statements	F-8

Audited Consolidated Financial Statements of Gelesis Holdings, Inc.
Report of Independent Registered Public Accounting Firm	F-33
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-34
Consolidated Statements of Operations for the years ended December 31, 2022 and 2021	F-35
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2022 and 2021	F-36
Consolidated Statements of Noncontrolling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2022 and 2021	F-37
Consolidated Statements of Cash Flows for the years ended December 31, 2022 and 2021	F-38
Notes to Consolidated Financial Statements	F-39

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

GELESIS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$7,909	$7,412
Accounts receivable	799	1,233
Grants receivable	5,119	3,359
Inventories	5,688	6,865
Prepaid expenses and other current assets	5,163	4,627

Total current assets	24,678	23,496
Property and equipment, net	56,927	59,335
Operating lease right-of-use assets	1,202	1,520
Intangible assets, net	12,280	13,413
Other assets	788	5,560

Total assets	$95,875	$103,324

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable, including due to related party of $649 and $135, respectively	$9,052	$4,131
Accrued expenses and other current liabilities, including due to related party of $2,853 and $2,809, respectively	7,277	10,468
Deferred income	26,300	27,793
Operating lease liabilities	546	597
Convertible promissory notes, including due to related party of $24,376 and $22,082, respectively	28,327	27,403
Notes payable, including due to related party of $1,960 and $2,007, respectively at December 31, 2022	5,039	7,954

Total current liabilities	76,541	78,346
Deferred income	9,860	9,544
Operating lease liabilities	697	967
Notes payable, including due to related party of $13,973 and $13,659, respectively	27,266	25,342
Warrant liabilities	—	130
Earnout liability	—	563
Other long-term liabilities, including due to related party of $0 and $674, respectively	136	898

Total liabilities	114,500	115,790

Commitments and contingencies (Note 18)
Noncontrolling interest	12,905	12,590
Stockholders’ deficit:
Preferred stock, $0.0001 par value – 250,000,000 shares authorized at June 30, 2023 and December 31, 2022; zero shares issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value – 900,000,000 shares authorized at June 30, 2023 and December 31, 2022; 73,335,110 and 73,325,022 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	7	7
Additional paid-in capital	303,686	297,468
Accumulated other comprehensive income	339	104
Accumulated deficit	(335,562)	(322,635)

Total stockholders’ deficit	(31,530)	(25,056)

Total liabilities, noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit	$95,875	$103,324

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELESIS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Product revenue, net	$1,107	$8,973	$2,860	$16,487

Total revenue, net	1,107	8,973	2,860	16,487
Operating expenses:
Costs of goods sold, including related party expenses of $44 and $359, respectively, and $115 and $659, respectively	498	4,786	1,735	9,699
Selling, general and administrative, including related party expenses of $127 and $125, respectively, and $255 and $250, respectively	7,456	32,450	15,743	70,156
Research and development, including related party expenses of $61 and $57, respectively, and $120 and $119, respectively	2,582	5,523	6,219	12,933
Amortization of intangible assets	567	566	1,133	1,133

Total operating expenses	11,103	43,325	24,830	93,921

Loss from operations	(9,996)	(34,352)	(21,970)	(77,434)
Change in the fair value of earnout liability	—	18,812	563	52,681
Change in the fair value of convertible promissory notes	2,672	—	7,631	(156)
Change in the fair value of warrants	—	2,600	130	6,084
Interest expense, net	(565)	(186)	(1,457)	(321)
Other income, net	208	613	2,292	930

Loss before income taxes	(7,681)	(12,513)	(12,811)	(18,216)
Provision for income taxes	—	—	16	—

Net loss	(7,681)	(12,513)	(12,827)	(18,216)
Accretion of Legacy Gelesis senior preferred stock to redemption value	—	—	—	(37,934)
Accretion of noncontrolling interest put option to redemption value	—	(85)	—	(173)
Income allocated to noncontrolling interest holder	—	—	(100)	—

Net loss attributable to common stockholders	$(7,681)	$(12,598)	$(12,927)	$(56,323)

Net loss per share attributable to common stockholders—basic and diluted	$(0.10)	$(0.17)	$(0.18)	$(0.83)

Weighted average common shares outstanding—basic and diluted	73,334,861	72,423,043	73,329,685	67,609,838

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELESIS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(7,681)	$(12,513)	$(12,827)	$(18,216)
Other comprehensive loss:
Foreign currency translation adjustment	10	(426)	235	(564)

Total other comprehensive income (loss)	10	(426)	235	(564)

Comprehensive loss	$(7,671)	$(12,939)	$(12,592)	$(18,780)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELESIS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF NONCONTROLLING INTEREST, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share and per share data)

	Noncontrolling Interest	Legacy Gelesis Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Deficit
		Shares	Amount	Shares	Amount
Balance at December 31, 2021	$11,855	18,736,936	$311,594	2,410,552	$1	$(64,549)	$219	$(265,507)	$(329,836)

Accretion of Legacy Gelesis senior preferred stock to redemption value prior to Business Combination	—	—	37,934	—	—	(37,934)	—	—	(37,934)
Conversion of Legacy Gelesis convertible preferred stock into common stock upon Business Combination	—	(48,566,655)	(349,528)	48,566,655	—	349,528	—	—	349,528
Proceeds from Business Combination, net of issuance costs and assumed liabilities	—	—	—	17,399,440	6	70,472	—	—	70,478
Conversion of Legacy Gelesis preferred stock warrants into common stock warrants upon Business Combination	—	—	—	—	—	16,747	—	—	16,747
Recognition of earnout liability upon Business Combination	—	—	—	—	—	(58,871)	—	—	(58,871)
Assumed private placement warrant liability upon Business Combination	—	—	—	—	—	(8,140)	—	—	(8,140)
Stock based compensation expense	—	—	—	—	—	13,989	—	—	13,989
Exercise of warrants	—	—	—	176,126	—	4	—	—	4
Accretion of noncontrolling interest put option to redemption value	88	—	—	—	—	—	—	(88)	(88)
Foreign currency translation adjustment	(239)	—	—	—	—	—	(137)	—	(137)
Net loss	—	—	—	—	—	—	—	(5,703)	(5,703)

Balance at March 31, 2022	$11,704	(29,829,719)	—	68,552,773	$7	$281,246	$82	$(271,298)	$10,037

Stock based compensation expense	—	—	—	—	—	7,976	—	—	7,976
Issuance of common stock upon exercise of stock options	—	—	—	162,064	—	110	—	—	110
Accretion of noncontrolling interest put option to redemption value	85	—	—	—	—	—	—	(85)	(85)
Foreign currency translation adjustment	(702)	—	—	—	—	—	(426)	—	(426)
Net loss	—	—	—	—	—	—	—	(12,513)	(12,513)

Balance at June 30, 2022	$11,087	(29,829,719)	$—	68,714,837	$7	$289,332	$(344)	$(283,896)	$5,099

	Noncontrolling Interest	Legacy Gelesis Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Deficit
		Shares	Amount	Shares	Amount
Balance at December 31, 2022	$12,590	(29,829,719)	$—	73,325,022	$7	$297,468	$104	$(322,635)	$(25,056)

Stock based compensation expense	—	—	—	—	—	2,091	—	—	2,091
Release of restricted stock units	—	—	—	7,566	—		—	—	—
Issuance of common stock warrants	—	—	—	—	—	1,297	—	—	1,297
Income allocated noncontrolling interest holder	100	—	—	—	—	—	—	(100)	(100)
Net loss	—	—	—	—	—	—	—	(5,146)	(5,146)
Foreign currency translation gain	206	—	—	—	—	—	225	—	225

Balance at March 31, 2023	$12,896	(29,829,719)	$—	73,332,588	$7	$300,856	$329	$(327,881)	$(26,689)

Stock based compensation expense	—	—	—	—	—	2,384	—	—	2,384
Release of restricted stock units	—	—	—	2,522	—		—	—	—
Issuance of common stock warrants	—	—	—	—	—	446	—	—	446
Net loss	—	—	—	—	—	—	—	(7,681)	(7,681)
Foreign currency translation gain	9	—	—	—	—	—	10	—	10

Balance at June 30, 2023	$12,905	(29,829,719)	$—	73,335,110	$7	$303,686	$339	$(335,562)	$(31,530)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELESIS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(12,827)	$(18,216)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	1,133	1,133
Reduction in carrying amount of right-of-use assets	322	265
Depreciation	3,509	1,440
Stock-based compensation	4,475	21,965
Unrealized loss on foreign currency transactions	(71)	672
Non-cash interest (income) expense	(325)	(3)
Change in the fair value of earnout liability	(563)	(52,681)
Change in the fair value of warrants	(130)	(6,084)
Change in the fair value of convertible promissory notes	(7,631)	156
Change in fair value of One S.r.l. call option	(677)	865
Change in fair value of interest rate swap contract	—	—
Changes in operating assets and liabilities:
Accounts receivable	434	(1,473)
Grants receivable	(1,691)	(1,078)
Prepaid expenses and other current assets	(473)	5,048
Inventories	1,149	(5,258)
Other assets	4,834	(536)
Accounts payable	4,977	11,486
Accrued expenses and other current liabilities	(2,737)	571
Operating lease liabilities	(325)	(263)
Deferred income	(1,372)	2,300
Other long-term liabilities	(90)	(81)

Net cash used in operating activities	(8,079)	(39,772)

Cash flows from investing activities:
Purchases of property and equipment	(242)	(5,067)

Net cash used in investing activities	(242)	(5,067)

Cash flows from financing activities:
Proceeds from Business Combination, net of transaction costs	—	70,478
Principal repayment of notes payable	(1,585)	(1,119)
Repayment of convertible promissory notes	—	(27,284)
Proceeds from issuance of convertible promissory notes and warrants	10,350	—
Proceeds from exercise of share-based awards	—	110
Proceeds from exercise of warrants	—	4

Net cash provided by financing activities	8,765	42,189

Effect of exchange rates on cash	53	(406)

Net increase (decrease) in cash	497	(3,056)
Cash and cash equivalents at beginning of year	7,412	28,397

Cash and cash equivalents at end of period	$7,909	$25,341

Noncash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expense	$181	$1,027
Recognition of earnout liability	$—	$58,871
Recognition of private placement warrant liability	$—	$8,140
Supplemental cash flow information:
Interest paid on notes payable	$151	$181

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELESIS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

1. Nature of the Business and Basis of Presentation

Nature of Business

Gelesis Holdings, Inc., or the Company, formerly known as Capstar Special Purpose Acquisition Corp. or “CPSR”, is a consumer-centered biotherapeutics company incorporated under the laws of the State of Delaware. The Company aims to transform weight management through proprietary hydrogel technology, inspired by the compositional and mechanical properties of raw vegetables. Since its inception, the Company has devoted substantially all of its efforts to business planning, licensing technology, research and development, commercial activities, recruiting management and technical staff and raising capital and has financed its operations through the issuance of redeemable convertible preferred and common stock, a license and collaboration agreement, supply and distribution agreements, long-term loans, convertible promissory note financings, and government grants.

The Company currently manufactures and markets Plenity® (the “Product”), which is based on a proprietary hydrogel technology. Plenity received a de novo clearance from the United States Food and Drug Administration (the “FDA”) on April 12, 2019 to aid in weight management when used in conjunction with diet and exercise. In 2020, the Company received its original Conformité Européenne (CE) certificate which allowed Plenity to be marketed as a medical device in Europe as well as the rest of the world where CE mark is acceptable. Plenity has been commercially available by prescription in the United States since May 2020. In January 2023, the Company made a 510 (k) submission to the FDA to switch Plenity from prescription (“Rx”) to over-the-counter (“OTC”).

On July 19, 2021, Gelesis, Inc. (together with its consolidated subsidiaries, “Legacy Gelesis”) entered into a Business Combination Agreement (as amended on November 8, 2021 and December 30, 2021, the “Business Combination Agreement”) with CPSR, a Delaware corporation and special purpose acquisition company, and CPSR Gelesis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CPSR (“Merger Sub”). On January 13, 2022, Legacy Gelesis, CPSR, and Merger Sub consummated the business combination (“Business Combination”) pursuant to the terms of the Business Combination Agreement. Pursuant to the Business Combination Agreement, on the closing date, (i) Merger Sub merged with and into Legacy Gelesis (the “Merger”), with Legacy Gelesis as the surviving company in the Merger, and, after giving effect to such Merger, Legacy Gelesis became a wholly-owned subsidiary of CPSR and (ii) CPSR changed its name to “Gelesis Holdings, Inc.” (together with its consolidated subsidiaries, “Gelesis Holdings”). The Business Combination, together with the PIPE Investment and the sale of the Backstop Purchase Shares, generated approximately $105 million in gross proceeds and $70.5 million in net proceeds. On January 14, 2022, Gelesis Holdings’ common stock and public warrants began trading on the New York Stock Exchange (“NYSE”) under the symbols “GLS” and “GLS.W”, respectively. In January 2023, the Company’s public warrants were delisted from the NYSE due to low trading price. As of April 10, 2023, the NYSE Regulation reached a decision to delist the Company’s common stock and subsequently on April 26, 2023, the Company’s common stock was delisted from the NYSE.

The Business Combination was accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States. Under this method of accounting, CPSR has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Legacy Gelesis’ stockholders comprising a relative majority of the voting power of the combined company, the Legacy Gelesis’ operations prior to the acquisition comprising the only ongoing operations of Gelesis Holdings, the majority of Gelesis Holdings’ board of directors appointment by Legacy Gelesis, and Legacy Gelesis’ senior management comprising the entirety of the senior management of Gelesis Holdings. Accordingly, for accounting purposes, the consolidated financial statements of Gelesis Holdings represent a continuation of the consolidated financial statements of Legacy Gelesis with the Business Combination being treated as the equivalent of Legacy

Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization. The net assets of CPSR are stated at historical costs, with no goodwill or other intangible assets recorded.

Planned Merger

On June 12, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PureTech Health LLC, a Delaware limited liability company (“Parent” or “PureTech”) and Caviar Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth therein, the Company will merge with and into Merger Sub (the “Merger”) with Merger Sub surviving the Merger as a wholly-owned subsidiary of Parent. Both the Parent and Merger Sub are subsidiaries of PureTech Health PLC, which beneficially owns 16,883,102 shares of Company’s common stock and 259,345,750 shares of the Company’s warrants.

The Merger is conditioned upon i) the Company obtaining a company stockholder approval as defined in the Merger Agreement, ii) the absence of a bankruptcy or insolvency proceeding or formal corporate action by the Company or its Subsidiaries to commence any such proceeding, iii) certain conditions related to the Company’s submission to the FDA, including that the Company shall not have received a “Not Substantially Equivalent” letter or a notice identifying any deficiencies from the FDA and with respect to such deficiencies, limitations on the costs and time frame to rectify them, iv) the receipt of certain amendments to agreements with certain lenders of the Company to restructure the terms of the applicable debt, and v) other customary closing conditions for a transaction of this type. The Company anticipates that at least one or more of these conditions will not be satisfied and will necessitate a waiver or amendment of the condition by PureTech. If the Merger is completed, each outstanding share of Company Common Stock (other than (i) shares held in the treasury of the Company, (ii) shares owned by Parent or any of its direct or indirect subsidiaries (including Merger Sub) immediately before the effective time of the Merger, (iii) shares of restricted Company Common Stock issued pursuant to the Business Combination Agreement (the “BCA”), dated as of July 19, 2021, by and among the Legacy Gelesis and CPSR, as amended and/or otherwise modified, and subject to all of the terms and conditions of the BCA in respect of the “Earn Out Shares” (“Earn Out Shares”) and (iv) shares held by Gelesis Stockholders will be converted automatically into and will thereafter represent only the right to receive $0.05664 in cash (the “Merger Consideration”), without interest and subject to applicable withholding taxes. Upon consummation of the Merger, the Company would become a subsidiary of the Parent and cease to be a publicly traded company.

In connection with entering into the Merger Agreement, and as described in Note 10, on June 12, 2023, the Company received $3.0 million from Parent through the issuance of convertible notes. The proceeds from this issuance of convertible notes are intended to provide the necessary funding required for the Company to continue its operations as a stand-alone entity through the consummation of the planned merger. Despite the planned Merger and funding provided by the issuance of convertible notes to Parent, the Company expects its cash on hand as of the date of the condensed consolidated financial statements and collection of accounts and grants receivable are not sufficient to meet the Company’s obligations for at least twelve months beyond the date of issuance of the condensed consolidated financial statements, and may not be sufficient to continue operations through the anticipated date of closing the Merger without additional bridge funding. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company will need to raise additional capital in future periods to fund its operations. The Company will seek to raise necessary funds through a combination of equity issuances, debt financings, strategic collaborations and licensing arrangements, government grants, or other financing mechanisms. The Company’s ability to fund the completion of its ongoing and planned clinical studies, as well as its regulatory and commercial efforts, may be substantially dependent upon whether the Company can obtain sufficient funding at acceptable terms. If adequate sources of funding are not available to the Company, the Company may be required to delay, reduce or eliminate research and development programs, reduce or eliminate commercialization efforts, and reduce its headcount. Additionally, the Company is subject to risks common to companies in the biotechnology industry, including but not limited to, risks of failure of the full-scope product commercialization in targeted markets, clinical trials and preclinical studies, the impact of the COVID-19 pandemic on the Company’s supply chain and results of operations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, and development by competitors of technological innovations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The unaudited interim condensed consolidated financial statements of the Company included herein have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) as found in the Accounting Standards Codification (“ASC”), Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”) and the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted from this report, as is permitted by such rules and regulations. Accordingly, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements as of and for the year ended December 31, 2022 and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 28, 2023.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited financial statements, and updated, as necessary, in this report. In the opinion of the Company’s management, the accompanying unaudited interim condensed consolidated financial statements contain all adjustments that are necessary to present fairly the Company’s financial position as of June 30, 2023, the results of its operations, non-controlling interest, redeemable convertible preferred stock and stockholders’ deficit for the three and six months ended June 30, 2023 and 2022, and cash flows for the six months ended June 30, 2023. Such adjustments are of a normal and recurring nature. The results for the three and six months ended June 30, 2023 are not necessarily indicative of the results for the year ending December 31, 2023 or for any future period.

The Company’s condensed consolidated financial statements include the accounts of the Company, its two wholly-owned subsidiaries and a variable interest entity (“VIE”), Gelesis S.r.l., in which the Company has a controlling interest and is the primary beneficiary. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of income and expenses during the reporting period. The Company assesses the above estimates on an ongoing basis; however, actual results could materially differ from those estimates.

Subsequent Event(s)

The Company considers events or transactions that occur after the balance sheet date but before the condensed consolidated financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company evaluated all events and transactions through the date these condensed consolidated financial statements were filed with the Securities and Exchange Commission (“SEC”) or were available to be issued.

Business Combination

The Company accounts for its business combinations using the acquisition method of accounting. The purchase price is attributed to the fair value of the assets acquired and liabilities assumed. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date. The excess of the purchase price of acquisition over the fair value of the identifiable net assets of the acquiree is recorded as goodwill. The results of businesses acquired in a business combination are included in the Company’s consolidated financial statements from the date of acquisition.

As discussed in Note 1, on January 13, 2022, the Company consummated the Business Combination pursuant to the Business Combination Agreement with CPSR dated July 19, 2021, as amended on November 8, 2021 and December 30, 2021. The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CPSR, who was the legal acquirer, was treated as the acquired company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization.

Fair Value of Financial Instruments

The guidance in FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.

The Company’s earnout liability, private placement warrants, interest rate swaps, call option liability, and convertible promissory notes are recorded at fair value on a recurring basis. The carrying amount of accounts receivable, grants receivable, accounts payable and accrued expenses are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments. The carrying amount of notes payable is also considered to be a reasonable estimate of the fair value based on the nature of the debt and that the debt bears interest at the prevailing market rate for instruments with similar characteristics. The Company’s cash equivalents and marketable securities are carried at fair value, determined according to the fair value hierarchy described above.

Earnout Liability: In connection with the Business Combination, Legacy Gelesis equity holders received the right to receive additional common stock upon the achievement of certain earnout targets. As the earnout consideration contains a settlement provision that precludes it from being indexed to the Company’s stock, it is classified as a liability held at fair value in accordance ASC 815 and the instrument is adjusted to fair value at each reporting period. In determining the fair value of the earnout liability at inception and on a recurring basis, the Company utilizes the Monte Carlo simulation value model where the fair value of the earnout is the present value of a distribution of potential outcomes on a daily basis over the term of the earnout period.

Private Placement Warrant Liability: The Private Placement Warrants are recognized as liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities held at fair value and adjusts the instruments to fair value at each reporting period. In determining the fair value of the Private Placement Warrant liability, the Company utilized a modified Monte Carlo simulation value model at inception and on a recurring basis.

One Srl Call Option: In connection with the October 2020 amended agreement with One Srl, the Company granted One a contingent call option to buy back the 10% ownership that the Company acquired in the 2019 One Amendment. The One Srl call option was recorded as a liability held at fair value at the date of issuance and is remeasured at each subsequent reporting date with changes in fair value recorded in other income (expense) in the accompanying condensed consolidated statements of operations. Fair value is determined using a Black-Scholes option pricing model.

Convertible promissory notes: The convertible promissory notes issued in conjunction with the Company’s bridge financing arrangements from time to time were recognized at fair value at issuance and subsequent changes in fair value were recorded in the accompanying consolidated statements of operations (see Note 12). Fair value of the promissory notes is determined using a multiple scenario-based valuation method. The fair value of the hybrid instrument was determined by calculating the value of the instrument in each scenario “with” the respective conversion feature and “without”. The significant inputs used in estimating the fair value of the convertible promissory notes include the estimated discount rate, expected term, and the outcome probability with respect to each scenario.

Revenue Recognition

Product Revenue

The Company commercializes Plenity in the U.S. markets principally through synergistic partnerships with online pharmacies and telehealth providers, which in turn sell Plenity directly to patients based on prescriptions. Outside the U.S., the Company primarily seeks collaborations with strategic partners to market Plenity and obtain necessary regulatory approvals as necessary.

Product revenue is recognized by the Company in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services when the customer obtains control of the product, which occurs at a point in time, when the product is received by the Company’s customers.

Reserves for Variable Consideration

Revenues from product sales are recorded as product revenue at the net sales price (transaction price), which includes estimates of variable consideration that are reimbursable to customers for which reserves are established and which result from (a) shipping charges to end-users, (b) pharmacy dispensing and platform fees, (c) merchant and processing fees, (d) promotional discounts offered by the Company to end-users, and (e) reserves for expected product quality returns. These reserves for contractual adjustments are based on the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable (if the amount is payable to the customer) or a current liability (if the amount is payable to a party other than the customer). Where appropriate, these estimates take into consideration a range of possible outcomes that are probability-weighted for relevant factors such as the Company’s historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns. Overall, these reserves reflect the Company’s best estimates of the amount of consideration to which the Company is entitled based on the terms of the contract(s). The amount of variable consideration that is included in the transaction price may be constrained and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. Actual amounts of consideration ultimately received may differ from the Company’s estimates. If actual results in the future vary from the Company’s estimates, the Company will adjust these estimates, which would affect net product revenue and earnings in the period such variances become known. The Company has no plan to seek government or commercial payor reimbursements in the US or the overseas markets. Therefore, reserves for variable consideration do not contain any components related to government and payor rebates or chargebacks.

Product Returns

The Company generally does not accept customer returns, except for product quality related cases. The Company evaluates quality related returns and adjusts the corresponding product warranty reserves and liabilities at least quarterly and at the end of each reporting period.

Stock-Based Compensation

The Company accounts for all stock-based compensation awards granted to employees and non-employees in accordance with ASC 718, Compensation – Stock Compensation. The Company’s stock-based compensation consists primarily of stock options. The measurement date for share-based awards is the date of grant, and stock-based compensation costs are recognized as expense over the respective requisite service periods, which are typically the vesting period. The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option-pricing model that requires management to apply judgment and make estimates, including:

•

exercise price: The exercise price is the fair market value on grant date, which shall mean the closing sale price of common stock, as reported on such market on that date (or if there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations);

•

expected volatility: As the Company was previously a privately-owned company, there is not sufficient historical volatility for the expected term of the options. Therefore, the Company used an average historical share price volatility based on an analysis of reported data for a peer group of comparable companies for which historical information is available. For these analyses, the Company selects companies with comparable characteristics to itself including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the stock-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of its stock-based awards. The Company intends to consistently apply this process using representative companies until a sufficient amount of historical information regarding the volatility of its own share price becomes available;

•	risk-free interest rate, which is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected term assumption;

•

expected term, which is calculated using the simplified method, as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment, as the Company has insufficient historical information regarding its stock options to provide a basis for an estimate. Under this approach, the weighted-average expected life is presumed to be the average of the contractual term of ten years and the weighted-average vesting term of the stock options, taking into consideration multiple vesting tranches;

•	dividend yield, which is zero based on the fact that the Company never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The measurement date for non-employee awards is the date of grant without changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period. Stock-based compensation expense is classified in the condensed consolidated statements of operations based on the function to which the related services are provided. Forfeitures are recorded as they occur.

Recently Issued Pronouncements

In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842): Common Control Arrangements. This update requires leasehold improvements associated with common control leases be amortized by the lessee over the useful life of the leasehold improvements to the common control group (regardless of the lease term) as long as the lessee controls the use of the underlying asset (the leased asset) through a lease. However, if the lessor obtained the right to control the use of the underlying asset through a lease with another entity not within the same common control group, the amortization period may not exceed the amortization period of the common control group. Further, leasehold improvements associated with common control leases be accounted for as a transfer between entities under common control through an adjustment to equity if, and when, the lessee no longer controls the use of the underlying asset. Those leasehold improvements are subject to the impairment guidance in Topic 360, Property, Plant, and Equipment. This update is effective for annual periods beginning after December 15, 2023, and early application is permitted. This guidance should be applied either (i) prospectively to all new leasehold improvements recognized on or after the date of initial application; (ii) prospectively to all new and existing leasehold improvements recognized on or after the date of initial application, with any remaining unamortized balance of existing leasehold improvements amortized over their remaining useful life to the common control group determined at that date; or (iii) retrospectively to the beginning of the period in which the entity first applied Topic 842, with any leasehold improvements that otherwise would not have been amortized or impaired recognized through a cumulative-effect adjustment to the opening balance of retained earnings at the beginning of the earliest period presented in accordance with Topic 842. The Company is evaluating the potential impact of this update and does not intend to early adopt this update for fiscal year 2023.

3. Fair Value Measurements

Assets and liabilities measured at fair value on a recurring basis consisted of the following at June 30, 2023 (in thousands):

		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset:
Interest rate swap contract (see Note 11)	$757	$—	$757	$—
Liabilities:
2022 convertible promissory notes (see Note 11)	20,114	—	—	20,114
2023 NPA – Initial Close Note (see Note 11)	3,199	—	—	3,199
One S.r.l. call option (see Note 10)	—	—	—	—

Total liabilities measured at fair value	$23,313	$—	$—	$23,313

Assets and liabilities measured at fair value on a recurring basis consisted of the following at December 31, 2022 (in thousands):

		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset:
Interest rate swap contract (see Note 11)	$800	$—	$800	$—
Liabilities:
2022 promissory notes (see Note 11)	27,403	—	—	27,403
Earnout liability (see Note 13)	563	—	—	$563
Private placement warrant liability (see Note 12)	130	—	—	130
One S.r.l. call option (see Note 10)	674	—	—	674

Total liabilities measured at fair value	$28,770	$—	$—	$28,770

The following table presents a summary of the changes in the fair value of the Company’s Level 3 financial instruments during the six months ended June 30, 2023:

	Convertible Promissory Notes	One S.r.l. Call Option	Earnout Liability	Private Placement Warrant Liability
Balance at December 31, 2022	$27,403	$674	$563	$130

Issuance of convertible promissory notes	5,000	—	—	—
Transaction price allocated to warrant issuance	(1,459)	—	—	—
Changes in fair value	(7,631)	(678)	(563)	(130)
Foreign currency translation adjustment	—	4	—	—

Balance at June 30, 2023	$23,313	$—	$—	$—

There were no transfers into or out of level 3 instruments and/or between level 1 and level 2 instruments during the six months ended June 30, 2023. The fair value measurement of the convertible promissory notes, Legacy Gelesis preferred stock warrant liability, One Srl call option liability, earnout liability and private placement warrant liability utilized inputs not observable in the market and thus represents a Level 3 measurement.

4. Product Revenue Reserve and Allowance

The Company sells the Product principally to a limited number of customers consisting of telemedicine and online pharmacies, that in turn resell the Product to consumers.

Revenue for the three and six months ended June 30, 2023 and 2022 consisted of the following (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Roman Health Pharmacy LLC	$608	$6,916	$1,623	$13,415
GoGoMeds	496	2,057	1,157	3,072
CMS	—	—	77	—
Other	3	—	3	—

Total	$1,107	$8,973	$2,860	$16,487

Roman Health Pharmacy LLC (“Ro”)

Net product revenue recognized with respective to the Ro supply and distribution agreement was $0.6 million and $1.6 million for the three and six months ended June 30, 2023, and $6.9 million and $13.4 million for the three and six months ended June 30, 2022, respectively, in the accompanying condensed consolidated statements of operations. At June 30, 2023 and December 31, 2022, the Company recorded a deferred income balance of $24.3 million and $25.9 million, respectively, in the accompanying condensed consolidated balance sheets representing customer prepayment available to be used for future Product purchases with respect to Ro.

GoGoMeds (“GGM”)

Net product revenue recognized with respect to Specialty Medical Drugstore, LLC, d/b/a/ GoGoMeds, or GGM distribution agreement was $0.5 million and $1.2 million for the three and six months ended June 30, 2023 and $2.1 million and $3.1 million for the three and six months ended June 30, 2022, respectively, in the accompanying condensed consolidated statements of operations. At June 30, 2023 and December 31, 2022, the Company recorded an accounts receivable balance of $0.8 million and $1.1 million, respectively, prior to reserves and allowances, in the accompanying condensed consolidated balance sheets with respect to GGM.

CMS Bridging DMCC (“CMS”)

Net product revenue recognized with respect to the CMS licensing and collaboration agreements was $0.1 million for the three and six months ended June 30, 2023, respectively, in the accompanying condensed consolidated statements of operations. There was no product sales to CMS for the three and six months ended June 30, 2022.

Reserves and Allowances

The following table summarizes the activity in the product revenue reserve and allowances during the three and six months ended June 30, 2023 and June 30, 2022 (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Balance at beginning of period	$7	$238	$23	$82
Provision related to product sales	174	619	384	1,193
Credits and payments made	(177)	(736)	(403)	(1,154)

Balance at end of period	$4	$121	$4	$121

At June 30, 2023 and 2022, product related reserve and allowances comprised solely contractual adjustments owed to the Company’s telehealth and online pharmacy partners, which were netted to accounts receivable in the Company’s condensed consolidated balance sheets for the year. Through June 30, 2023, there had been no product related reserves or allowances owed to other parties, including the federal and state governments or their agencies.

5. Inventories

Inventories consisted of the following (in thousands):

	June 30, 2023	December 31, 2022
Raw materials	$8,781	$9,549
Work in process	4,434	4,695
Finished goods	5,395	5,955

Inventories, gross	18,610	20,199
Less: inventory reserves	(12,922)	(13,334)

Total inventories	$5,688	$6,865

In January 2023, the Company submitted a 510(k) application with the FDA to change the classification of Plenity from prescription only to OTC, which, if cleared by the FDA, would make Plenity available to consumers without the need for a prescription. If Plenity is approved by the FDA as an OTC weight management aid, a portion of finished goods and raw material inventories with Rx labeling and marking information would become obsolete. Additionally, finished goods and work-in-process inventories with expiration dates ranging between July 2023 and March 2024 are subject to shelf-life limitations.

As of June 30, 2023, the Company estimated that approximately $5.0 million finished goods, $4.3 million work-in-progress and $3.6 million raw material inventories wouldn’t be sold or utilized. Therefore, the Company recorded an aggregate $12.9 million excess and obsolescence inventory reserves as a component of inventories on the accompanying consolidated balance sheet as of June 30, 2023.

6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	June 30, 2023	December 31, 2022
Prepaid expenses	$207	$314
Prepaid insurance	1,238	268
Prepaid contract research costs	72	189
Research and development tax credit	498	567
Value added tax receivable	825	2,036
Income tax receivable	208	203
Investment tax credit	2,115	1,050

Prepaid expenses and other current assets	$5,163	$4,627

7. Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):

	June 30, 2023	December 31, 2022
Laboratory and manufacturing equipment	$41,333	$29,944
Land and buildings	8,562	10,673
Leasehold improvements	1,553	1,525
Computer equipment and software	825	811
Capitalized software	232	232
Construction in process	15,687	24,287

Property and equipment – at cost	68,192	67,472
Less accumulated depreciation	(11,265)	(8,137)

Property and equipment – net	$56,927	$59,335

The Company owns and operates commercial manufacturing and research and development facilities in Italy, including a 51,000 square foot facility, which the Company expects to further expand to an 88,600 square foot facility, as well as approximately 12 acres of land, where the Company initiated construction activities for an additional 207,000 square foot facility. Both facilities are near the Town of Lecce in the Puglia region of Italy. Property and equipment classified as construction in process at June 30, 2023 and December 31, 2022 are related to the development of manufacturing lines that have not yet been placed into service at June 30, 2023 and December 31, 2022, respectively.

Depreciation expense was approximately $1.5 million and $3.5 million for the three and six months ended June 30, 2023 and $0.4 million and $1.4 million for the three and six months ended June 30, 2022, respectively.

8. Accrued Expenses

Accrued expenses and other current liabilities consist of the following (in thousands):

	June 30, 2023	December 31, 2022
Accrued payroll and related benefits	$1,741	$1,550
Accrued professional fees and outside contractors (including due to related party of $75 and $153, respectively)	560	3,521
Accrued property, plant and equipment additions	182	378
Accrued inventory and manufacturing expense	71	1,020
Unpaid portion of One S.r.l. equity acquisition (see Note 10)	2,778	2,656
Tax payables	548	543
Deferred legal fees	738	738
Accrued interest	659	62

Total accrued expenses	$7,277	$10,468

9. Other Long-Term Liabilities

Other long-term liabilities consist of the following (in thousands):

	June 30, 2023	December 31, 2022
Long-term tax liabilities	$136	$224
One S.r.l. call option (see Note 10)	—	674

Total other long-term liabilities	$136	$898

10. Significant Agreements

Puglia Grants

In May 2020, the Company was awarded a grant by the Puglia region of Italy as an incentive to manufacture and carry out research and development activities in Italy (“PIA 1 Grant”), with the key underlying activity being the development of the commercial facility to expand production capacity for the Product.

In November 2020, the Company was awarded a second grant by the Puglia region of Italy as an incentive to manufacture and carry out research and development activities in Italy (“PIA 2 Grant”), with the key underlying activity being the development of a second manufacturing line at the commercial facility to expand production capacity for the Product, and research and development activities targeting new gastrointestinal health indications.

The following table represents amounts recognized on the consolidated statements of operations for the three months ended June 30, 2023 and 2022 in relation to the Puglia 1 Grant and Puglia 2 Grant (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
PIA 1 Grant income	$195	$204	$389	$409
Income attributable to R&D expense	18	18	36	36
Income attributable to investments in facilities and equipment	177	186	353	373
PIA 2 Grant Income	$56	$874	$393	$1,062
Income attributable to R&D expense (reclassification)	(51)	874	181	1,062
Income attributable to investments in facilities and equipment	107	—	212	—

The following table represents amounts recorded on the consolidated balance sheets at June 30, 2023 and December 31, 2022 in relation to the Puglia 1 Grant and Puglia 2 Grant (in thousands):

	June 30, 2023	December 31, 2022
PIA 1 Grant
Grant receivable	$—	$3,237
Deferred income	4,693	5,001
Current portion of deferred income	777	771

PIA 2 Grant
Grant receivable	5,119	122
Long-term grant receivable	—	4,732
Deferred income	3,347	3,502
Current portion of deferred income	427	420

One S.r.l. (“One”) Amended Patent License and Assignment Agreement

In October 2008 and December 2008, the Company entered into a patent license and assignment agreement and master agreement with One, the original inventor and owner of the Company’s core patents and a related party to the Company (see Notes 18 and 19), to license and subsequently purchase certain intellectual property to develop hydrogel-based product candidates. The One agreements were subsequently amended and restated in December 2014 (the “2014 One Amendment”), June 2019 (the “2019 One Amendment”), October 2020 (the “2020 One Amendment”) and August 2022 (the “2022 One Amendment”).

In conjunction with the 2019 One Amendment, the Company accounted for the reduction in royalties that the Company is required to pay on future net revenues as an intangible asset under ASC 350, Intangibles – Goodwill and Other, which shall be amortized over its useful life, which was determined to be the earliest expiration of patents related to the underlying intellectual property in November 2028. Additionally, the Company acquired a 10% equity interest in One in exchange for cash consideration. The Company accounted for the acquisition of the 10% equity interest in One under ASC 323, Investments – Equity Method and Joint Ventures.

At June 30, 2023 and December 31, 2022, respectively, the remaining undiscounted payment obligations to One shareholders were included in accrued expenses in the accompanying condensed consolidated balance sheets as it is expected to be settled within the next twelve months. None of the future milestones under the amended and restated master agreement, have been met, or are deemed to be probable of being met, at the transaction date or at June 30, 2023 and December 31, 2022, respectively.

In conjunction with the 2020 One Amendment, the Company cancels its obligation to issue a warrant for redeemable convertible preferred stock in the 2019 One Amendment for additional commercial milestone consideration and a warrant to purchase common stock. Additionally, the Company granted One a contingent call option to buy back the 10% ownership that the Company acquired in the 2019 One Amendment at an exercise price of €6.0 million (approximately $6.6 million at June 30, 2023). The call option is only exercisable upon (1) a change of control or a deemed liquidation event by the Company, as defined, in the Company’s Restated Certification of Incorporation or (2) the date in which the Company’s current Chief Executive Officer is no longer affiliated with the Company in his capacity as either an executive officer or a member of the board of directors.

The One S.r.l. call option was recorded as a liability held at fair value at the date of issuance and is remeasured at each subsequent reporting date with changes in fair value recorded in other income (expense) in the accompanying condensed consolidated statements of operations. Fair value is determined using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of call option liability include the estimated fair value of the underlying stock price, expected term, risk free interest rate, and expected volatility. The Company determined that the fair value of the One S.r.l. call at June 30, 2023 was de minimis, reflecting the expectations related to the closing of the pending merger described in Note 1. Accordingly, the valuation assumptions as of June 30, 2023 are not presented in the below fair value assumption table due to the assessment of de minimis value.

The following represents a summary of the changes to Company’s One S.r.l. call option liability during the three and six months ended June 30, 2023 and June 30, 2022 (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Balance at Beginning of Period	$141	$2,623	$674	$2,416
Change in fair value	(142)	607	(678)	865
Foreign currency translation gain	1	(168)	4	(219)

Balance at the End of Period	$—	$3,062	$—	$3,062

The following weighted average assumptions were used to determine the fair value of the One S.r.l. call option liability at December 31, 2022:

December 31, 2022
Expected term	4.0 years
Expected volatility	86.0%
Expected dividend yield	0.0%
Risk free interest rate	4.2%
Estimated fair value of ownership interest	$1,772
Exercise price of call option	$6,422

Research Innovation Fund (“RIF”) Financing

In August 2020, Gelesis S.r.l. entered into a loan and equity agreement with RIF, an investment fund out of the EU, whereby Gelesis S.r.l. received €10.0 million (approximately $10.9 million at June 30, 2023) from RIF as an equity investment and €15.0 million (approximately $16.3 million at June 30, 2023) as a loan with a fixed interest rate of 6.35% per annum (see Note 12). The equity investment can be called by the Company, beginning in December 2023 and ending in December 2026, by paying the investment plus 15% percent annual interest. If the Company does not exercise this call option, beginning in January 2027 and ending in December 2027, RIF may put the investment to the Company at a cost of the investment amount plus 3.175% percent annual interest. The loan has a termination date of December 31, 2030 and is repayable over 8 years starting 24 months subsequent to its issuance. Any unpaid principal and interest must be repaid upon exercise of the call option by the Company, or subsequent exercise of a put option by RIF. At June 30, 2023, RIF holds approximately 20% of the equity of Gelesis S.r.l.

The Company recorded the following noncontrolling interest components in the condensed consolidated statements of noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit (in thousands):

	For the Six Months Ended June 30,
	2023	2022
Balance at beginning of period	$12,590	$11,855
Accretion of put option	—	173
Income allocated to noncontrolling interest holder	100	—
Foreign currency translation adjustment	215	(941)

Balance at the end of period	$12,905	$11,087

11. Debt

The Company’s non-convertible debt outstanding at June 30, 2023 and December 31, 2022 is summarized as follows:

	June 30, 2023	December 31, 2022
Italian Economic Development Agency Loan	$168	$331
Intesa Sanpaolo Loan 1	6,731	7,094
Intesa Sanpaolo Loan 2	4,989	5,352
Horizon 2020 Loan	360	389
RIF Shareholders Loan	16,328	16,055
UniCredit Loan	4,042	4,421

Total debt obligation	$32,618	$33,642

Unamortized loan discount and issuance costs	(313)	(346)

Total debt obligation carrying amount	$32,305	$33,296

Current portion	$5,039	$7,954

Long-term portion	$27,266	$25,342

Future maturities with respect to non-convertible debt outstanding at June 30, 2023 are as follows (in thousands):

At June 30, 2023
2023	3,016
2024	7,806
2025	5,390
2026	4,050
2027	4,032
More than 5 years	8,324

Total maturities	$32,618

2022 Promissory Notes

In the third quarter of 2022, the Company issued three term promissory notes in the aggregate principal amount of $25.0 million to existing investor CMS, and existing investors and related parties PureTech Health LLC and SSD2 LLC, for aggregate cash proceeds of $25.0 million. Each of the 2022 promissory notes is unsecured and bears interest at a rate of 15% per annum. Each promissory note matures on the earlier of (a) December 31, 2023 or (b) five (5) business days following a qualified financing. Upon a payment default under any promissory note that has not been cured after five days (i) the Company will be required to issue certain warrants to the holders as defined by the promissory note agreements and (ii) the holders will have the option to convert outstanding principal and accrued interest into a number of shares of Gelesis common stock as defined by the promissory note agreements.

At June 30, 2023 and December 31, 2022, the aggregate outstanding balance of the 2022 promissory notes was $22.6 million and $27.4 million recorded at fair value on the accompanying condensed consolidated balance sheet. During the three and six months ended June 30, 2023, the Company recognized a fair value gain of $2.5 million and $7.3 million relating to the 2022 promissory notes.

The following assumptions were used to determine the fair value of the 2022 promissory notes at June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
Expected term	6 months	1 year
Weighted average discount rate	123.7%	26.0%
Probability of repayment after qualified financing	—	50.0%
Probability of holder electing conversion option	—	50.0%
Probability of a business combination	90.0%	—
Probability of Company default	10.0%	—

2023 Senior Secured Note and Warrant Purchase Agreement (the “2023 NPA — Initial Close”)

On February 21, 2023, the Company entered into a Note and Warrant Purchase Agreement with PureTech (the “2023 NPA”), pursuant to which the Company issued a short-term convertible senior secured note (the “Initial Close Note”) in the aggregate principal amount of $5.0 million and warrants to purchase 23,688,047 shares of the Company’s common stock at an exercise price of $0.2744 (”Initial Warrant”). The Initial Close Note bears interest at a rate of 12% per annum, and its original maturity date was July 31, 2023. The Notes issued pursuant to the 2023 NPA are secured by a first-priority lien on substantially all assets of the Company, including without limitation, intellectual property, regulatory filings and product approvals, clearances and trademarks worldwide (other than the equity interests in, and assets held by, Gelesis, S.r.l.) and a pledge of 100% of PureTech’s equity in the Company.

The Initial Warrant issued pursuant to the 2023 NPA are indexed to the Company’s own stock and met the derivative scope exception provided by ASC 810-0-15-74, therefore were recorded as change in additional paid-in-capital. Accordingly, the total 2023 NPA Initial Close proceeds of $5.0 million was allocated between the senior secured note and the warrants based on the relative respective fair value as of February 21, 2023. The Company determined that the allocated fair value of the warrants and the related deferred financing costs were $1.5 million and $0.2 million, respectively, based on the following Black-Scholes inputs as of February 21, 2023:

Market price of common stock	$0.28
Expected volatility	160%
Expected term (in years)	0.24
Risk-free interest rate	4.9%
Expected dividend yield	—

Accordingly, the allocated fair value of the Initial Close Note and the related deferred financing costs were $3.5 million and $0.4 million, respectively, as of February 21, 2023. The Company elected the fair value accounting option to account for the 2023 NPA Initial Close Note for the initial and subsequent measurements, and expensed the allocated deferred financing costs as non-cash interest expense due to the immaterial amount. The following assumptions were used to determine the fair value of the Initial Close Note at June 30, 2023 and the original issuance date of February 21, 2023:

	June 30, 2023	February 21, 2023
Expected term	0.75 year	0.4 year
Weighted average discount rate	113.8%	26.9%
Probability of repayment after qualified financing	—	—
Probability of holder electing conversion upon a business combination	90.0%	50.0%
Probability of Company default	10.0%	40.0%
Probability of holder electing conversion option upon other default events	—	10.0%

2023 NPA — Additional Closes

Amendment No. 1 to the 2023 NPA : On May 1, 2023, the Company and PureTech entered into an Amendment No.1 to the 2023 NPA (the “Amendment No. 1”), under which PureTech waived certain conditions and received (i) the convertible note in the aggregate principal amount of $2.0 million (the “Second Close Note”) and (ii) additional warrants to purchase up to 192,307,692 shares of the Company’s common stock at an exercise price of $0.0182 (the “Second Close Warrant”). Pursuant to the Amendment No. 1, the conversion of the Notes and the exercise of the Warrants pursuant to the NPA are no longer subject to the approval of the Company’s stockholders.

Limited Waiver to the 2023 NPA and Amendment No. 2 to the 2023 NPA: On May 26, 2023, the Company and PureTech entered into a Limited Waiver to the 2023 NPA (the “Waiver”), pursuant to which the PureTech waived certain conditions with respect to the Company’s issuance of $350,000 aggregate principal amount of convertible note (the “Amendment No. 2”). Pursuant to the Amendment No. 2 and the Waiver, the Company issued to PureTech Additional Notes with par value of $350,000 (the “Third Close Note”) and additional warrants to purchase up to 43,133,803 shares of the Company’s common stock at an exercise price of $0.0142 (the “Third Close Warrants”), for an aggregate cash purchase price of $350,000.

Bridge Note: In connection with the execution of the Merger Agreement described in Note 1, on June 12, 2023, the Company issued $3.0 million convertible note (the “Bridge Note”, or the “Forth Close” of the 2023 NPA) to PureTech for a cash price of $3.0 million. No concurrent warrant was issued to PureTech in connection with the Bridge Note.

Amendment No. 3 and Extension of Maturity Date of the 2023 NPA Notes: On June 28, 2023, the Company and PureTech entered into Amendment No. 3 to the 2023 NPA (“Amendment No. 3”), pursuant to which maturity date of all Notes issued pursuant to the 2023 NPA was extended to March 31, 2024.

Cash proceeds received as well as issuance costs incurred from the Second and Third Close were allocated between the respective Notes and Warrants based on their relative fair market values as of the closing date of May 1, 2023 and May 26, 2023, respectively. Based on the fair value analyses performed by an independent valuation firm, as of May 1, 2023, the Second Close Note and Warrant had an allocated price of $1.6 million and $0.4 million, respectively. As of May 26, 2023, the Third Close Note and Warrant had an allocated price of $0.3 million and less than $0.1 million, respectively. On June 12, 2023, the Bridge Note was issued at par value without any concurrent warrants. These Notes issued at Additional Close are recorded at their respective amortized costs.

At June 30, 2023, the aggregate carrying amount of the 2023 NPA Notes was $8.2 million, of which the Initial Close Note with principal amount of $5.0 million was recorded at fair value in the amount of $3.2 million, and the Additional Close Notes with aggregate principal amount of $5.35 million was recorded at amortized cost of $5.0 million on the accompanying condensed consolidated balance sheet. The Company recognized a fair market gain of $0.2 million and $0.3 million, non-cash interest expense and amortization of issuance costs of $0.2 million and $0.6 million with respect to the 2023 NPA notes for the three and six months ended June 30, 2023, respectively,

12. Warrant Liabilities

The following represents a summary of the warrant liabilities activity during the six months ended June 30, 2023:

Private Placement Warrants
Balance at December 31, 2022	$130

Changes in fair value	(130)

Balance at June 30, 2023	$—

Private Placement Warrants

At June 30, 2023, there were 7,520,000 Private Placement Warrants outstanding exercisable at $11.50 per share for common stock at the same terms as the Public Warrants. However, the warrants will not be redeemable by the Company for cash so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers of the Private Placement Warrants, or their permitted transferees, also have the option to exercise the Private Placement Warrants on a cashless basis. If Private Placement Warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

The warrants were initially recorded at fair value with subsequent changes in fair value being recorded in the accompanying condensed consolidated statements of operations. The warrants at issuance and at June 30, 2023, were valued utilizing a modified Monte Carlo Simulation value model and significant unobservable Level 3 inputs.

The following weighted-average assumptions were used to determine the fair value of the Private Placement Warrant liability at December 31, 2022:

Private Placement Warrants
Expected term	4.0 years
Expected volatility	86.0%
Expected dividend yield	0.0%
Risk free interest rate	4.0%
Price of Gelesis Common Stock	$0.29
Exercise price of warrants	$11.50

The Company was notified by the NYSE Regulation in March 2023 that Company had fallen below the NYSE’s continued listing standard requiring listed companies to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15.0 million. The NYSE reached its determination and publicly announced that the GLS common stock had been suspended from trading effective April 10, 2023. The Company’s common stock under the ticker symbol of GLS or GLSH were subsequently traded on the OTC markets ranging between $0.01 and $0.05 per share. As a result, the fair value of outstanding warrant liabilities was determined to be immaterial as of June 30, 2023.

13. Earnout Liability

The following represents a summary of the earnout liability activity during the six months ended June 30, 2023:

Earnout Liability
Balance at December 31, 2022	$563

Changes in fair value	(563)

Balance at June 30, 2023	$—

At Business Combination close and at June 30, 2023, there were 18,758,241 earnout shares unissued and unvested. At June 30, 2023, none of the triggering events had been met.

The earnout liability was initially recorded at fair value with subsequent changes in fair value being recorded in the accompanying condensed consolidated statements of operations. The earnout liability at issuance and at December 31, 2022, were valued utilizing a Monte Carlo Simulation and significant unobservable Level 3 inputs.

The following weighted-average assumptions were used to determine the fair value of the earnout liability at December 31, 2022:

December 31, 2022
Expected term	4.0 years
Expected volatility	86.0%
Expected dividend yield	0.0%
Risk free interest rate	4.0%
Price of Gelesis Common Stock	$0.29

The Company’s common stock under the ticker symbol of GLS or GLSH were suspended from trading on the NYSE effective April 10, 2023 and subsequently traded on the OTC markets ranging between $0.01 and $0.05 per share. Therefore, the fair value of outstanding earnout liabilities was determined to be immaterial as of June 30, 2023.

14. Stockholders’ Equity (Deficit)

Common Stock

The Company’s authorized capital stock consists of (a) 900,000,000 shares of common stock, par value $0.0001 per share; and (b) 250,000,000 shares of preferred stock, par value $0.0001 per share. At June 30, 2023, there were 73,335,110 shares of common stock issued and outstanding.

Public Warrants

In connection with the Business Combination the Company assumed 13,800,000 Public Warrants, which entitle the holder to acquire common stock, which are exercisable at an exercise price of $11.50 per share. The Public Warrants will expire on the earlier to occur of five years after the completion of the Business Combination or redemption.

Once the Public Warrants become exercisable, the Company may call the Public Warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than thirty (30) days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending three (3) business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, the Company will have the option to require all holders that wish to exercise the Public Warrants to do so on a cashless basis, as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle.

At June 30, 2023, there were 13,800,000 Public Warrants outstanding.

Rollover Warrants

Immediately prior to the closing of the Business Combination, Legacy Gelesis redeemable preferred stock warrants were converted into Legacy Gelesis common warrants and were subsequently split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders received shares of common stock of the Company on a one-to-one basis. At close of Business Combination and June 30, 2023, there were 1,836,429 and 1,660,303 warrants outstanding, respectively, with an exercise price of $0.02. During the three months ended March 31, 2022, 176,126 rollover warrants were exercised for proceeds of less than $0.1 million.

Immediately prior to the closing of the Business Combination, existing Legacy Gelesis common warrants were also split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders received shares of common stock of the Company on a one-to-one basis. At close of Business Combination and through June 30, 2023, respectively, there were 1,353,062 of these warrants outstanding with an exercise price of $4.26.

At June 30, 2023 and December 31, 2022 common stock reserved for future issuances was as follows:

	June 30, 2023	December 31, 2022
Common stock issued upon option exercise and RSUs vesting	15,335,476	16,881,549
Conversion of all classes of redeemable convertible preferred stock	—	—
Issuances upon exercise of common stock warrants	283,862,907	24,733,365
Earnout shares	23,482,845	23,482,845

Total common stock reserved for future issuance	322,681,228	65,097,759

15. Stock-Based Compensation

2021 Stock Option Plan

In January 2022, the Company’s Board of Directors approved the 2021 Stock Option and Incentive Plan (the “2021 Plan”), which supersedes the 2016 Stock Option and Grant Plan and the 2006 Stock Incentive Plan and provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards and restricted stock units to employees, directors, and nonemployees of the Company. The 2021 Plan was authorized initially to issue 9,583,570 shares, plus on January 1, 2023 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by 4 percent of the number of shares of Stock issued and outstanding on the immediately preceding December 31. Under the 2021 Plan, 7,375,070 shares remained available for issuance at June 30, 2023.

Options and restricted stock awards generally vest based on the grantee’s continued service with the Company during a specified period following a grant as determined by the Board of Directors and expire ten years from the grant date. In general, awards typically vest in three to four years, but vesting conditions can vary based on the discretion of the Company’s Board of Directors.

The fair value of the options is estimated at the grant date using Black-Scholes and recognized over the vesting period, taking into account the terms and conditions upon which options are granted. The fair value of restricted stock awards is the fair value at the date of grant reduced by the exercise price of the award, if any. The fair value of both options and restricted stock awards are amortized on a straight-line basis over the requisite service period of the awards.

Stock-based compensation expense is summarized for employees and nonemployees, by category in the accompanying condensed consolidated statements of operations as follows (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Research and development	$209	$3,008	$543	$8,073
Selling, general and administrative	2,175	4,968	3,932	13,892

Total	$2,384	$7,976	$4,475	$21,965

Stock Option Activity

The following table summarizes the Company’s stock option activity during the six months ended June 30, 2023:

	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2022	12,798,479	$3.97	5.80	$25
Granted	—
Exercised	—
Forfeited - unvested	(158,733)	$4.02
Forfeited - vested	—
Expired	(999,070)	$4.12

Outstanding at June 30, 2023	11,640,676	$3.95	5.32	$—
Exercisable at June 30, 2023	9,827,923	$3.92	4.75	$—
Vested and Expected to Vest at June 30, 2023	11,640,676	$3.95	5.32	$—

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the common stock. The total fair value of options vested during the three and six months ended June 30, 2023 was $1.0 million and $2.9 million, respectively.

At June 30, 2023, there was $4.1 million unrecognized compensation cost related to unvested stock option grants under the 2021 Plan, which was expected to be recognized over a weighted-average period of 2.1 years.

Restricted Stock Unit (“RSU”) Activity

The following table summarizes the Company’s RSU activity during the six months ended June 30, 2023:

	Number of RSUs	Weighted- Average Grant Date Fair Value
Outstanding and Unvested at December 31, 2022	4,083,070	$4.31
Granted	—
Vested	(10,088)	$8.26
Forfeited	(378,182)	$3.35

Outstanding at June 30, 2023	3,694,800	$4.39

Each RSU entitles the holder to one share of common stock on vesting and the RSU awards are based on a cliff vesting schedule over requisite service periods in which the Company recognizes compensation expense for the

RSUs. Vesting of the RSUs is subject to the satisfaction of certain service and or certain performance conditions. The Company recognizes the estimated grant date fair value of these awards as stock-based compensation expense over the service and or performance periods based upon its determination of whether it is probable that the service and or performance conditions will be achieved. The Company assesses the probability of achieving the service and our performance conditions at each reporting period. Cumulative adjustments, if any, are recorded to reflect subsequent changes in the estimated or actual outcome of service and or performance-related conditions.

At June 30, 2023, unrecognized compensation cost for RSU awards granted totaled $5.4 million, which was expected to be recognized over a weighted-average period of 2.7 years.

16. Income Taxes

The Company recorded a provision of less than $0.1 million and $0.0 million during the six months ended June 30, 2023 and June 30, 2022, respectively. The provision recorded differs from the US statutory rate of 21% for the six months ended June 30, 2023 and June 30, 2022 primarily due to the valuation allowance recorded against the net operating losses and deferred tax assets.

The Company continues to evaluate the positive and negative evidence bearing upon the realizability of its net deferred tax assets and determined that it is not more likely than not that the Company will recognize the benefits of the net deferred tax assets. Therefore, a full valuation allowance has been recorded against the balance of net deferred tax assets in the United States as of June 30, 2023 and December 31, 2022, respectively.

17. Earnings (Loss) per Share

Basic and diluted loss per share attributable to common stockholders was calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Numerator:
Net loss	$(7,681)	$(12,513)	$(12,827)	$(18,216)
Accretion of redeemable convertible preferred stock to redemption value	—	—	—	(37,934)
Accretion of noncontrolling interest put option to redemption value	—	(85)	—	(173)
Income allocated to noncontrolling interest holder	—	—	(100)	—

Net loss attributable to common stockholders	$(7,681)	$(12,598)	$(12,927)	$(56,323)

Denominator:
Weighted average common shares outstanding, basic and diluted	73,334,861	72,423,043	73,329,685	67,609,838

Net loss per share, basic and diluted	$(0.10)	$(0.17)	$(0.18)	$(0.83)

The Company’s potential dilutive securities, which include stock options, RSUs, warrants and earnout shares have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same for all periods presented. The Company excluded the following potential common stock, presented based on amounts outstanding at June 30, 2023 and 2022 from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect.

	June 30,
	2023	2022
Options and RSUs to acquire common stock	15,335,476	20,000,493
Warrants on common stock	283,862,907	24,333,365
Earnout shares	—	—

Total	299,198,383	44,333,858

Total potentially dilutive common share equivalents for the three and six months ended June 30, 2023, excludes 23,482,845 shares related to the earnout liability as these shares are contingently issuable upon meeting certain triggering events.

18. Commitments and Contingencies

Operating Leases

In June 2019, the Company entered into an operating lease agreement with PureTech Health LLC, or PureTech, for office space located in Boston, Massachusetts. The lease expires in August 2025, with total lease payments of $3.2 million over the term. The Company also has operating leases for certain storage and equipment with various terms expiring in 2027. The remaining weighted average noncancelable term of the Company’s operating leases was 2.3 years at June 30, 2023, and the weighted average discount rate was 5.4%.

The following table summarizes the Company’s operating lease activity (in thousands):

	For the six months ended June 30,
	2023	2022
Lease liabilities, current	546	550
Lease liabilities, non-current	697	1,222

Total operating lease liabilities	$1,243	1,772

Operating lease rental expense	$376	$272

Future maturities of the lease liability under the Company’s noncancelable operating leases at June 30, 2023 are as follows (in thousands):

Remaining 2023 maturities	320
2024	565
2025	389
2026	38
2027	18
More than 5 years	—

Total undiscounted lease maturities	$1,330

Imputed interest	(87)

Total lease liability	$1,243

Royalty Agreements

Expenses from royalty agreements on net product sales and sublicense income is recognized as a cost of goods sold in the accompanying condensed consolidated statements of operations during the period in which the associated revenues are recognized.

PureTech

In December 2009, the Company entered into a royalty and sublicense income agreement with PureTech, a significant stockholder in the Company, whereby the Company is required to pay PureTech a 2.0% royalty on net product sales received as a result of developing products and technology using the intellectual property purchased from One.

One S.r.l

Under the amended and restated master agreement with One, the Company is required to pay a 2.0% royalty on net product sales and an aggregate of €17.5 million (approximately $19.0 million at June 30, 2023) upon the achievement of certain commercial milestones of new medical indications as well as Plenity and pay royalties on net product sales and/or a percentage of sublicense income. At June 30, 2023, none of the milestones have been met.

Grant Agreements

The Company has been awarded grants from governmental agencies, which are recognized as income as the qualifying expenses are incurred (see Note 11). The grant agreements contain certain provisions, including, among others, maintaining a physical presence in the region for defined periods. Failure to comply with these covenants would require either a full or partial refund of the grant to the granting authority.

19. Related Party Transactions

The Company had the following transactions with related parties:

PureTech

In June 2019, PureTech executed a sublease agreement with the Company (see Note 18). With respect to the sublease, the Company incurred lease expense of approximately $0.1 million and $0.3 million during the three and six months ended June 30, 2023, and $0.1 million and $0.3 million during the three and six months ended June 30, 2022, respectively, recorded in general and administrative expenses in the accompanying condensed consolidated statements of operations. The Company incurred royalty expense of less than $0.1 million and $0.1 million in connection with the PureTech royalty agreement (see Note 18) during the three and six months ended June 30, 2023, and $0.1 million and $0.3 million during the three and six months ended June 30, 2022, respectively, recorded in cost of goods sold in the accompanying condensed consolidated statements of operations. The Company had an accounts payable accrued expense balance to PureTech of $0.6 million and $0.1 million at June 30, 2023 and December 31, 2022, respectively, in the accompanying condensed consolidated balance sheets.

On July 25, 2022, the Company issued a convertible promissory note to PureTech in the principal amount of $15.0 million (see Note 11). At June 30, 2023 and December 31, 2022, the outstanding balance was $12.1 million and $16.6 million, respectively, recorded at fair value in the accompanying condensed consolidated balance sheets. During the three and six months ended June 30, 2023, the Company recognized a gain of $1.6 million and $4.5 million with respect to the change in fair value of the 2022 convertible promissory notes on the accompanying condensed consolidated statements of operations.

Between February 2023 and June 2023, the Company entered into the 2023 NPA and amendments with aggregate gross proceeds of $10.4 million (see Note 11), pursuant to which the Company issued convertible senior secured notes in the aggregate par value of $10.4 million and warrants to purchase 259,129,542 shares of the Company’s common stock. The warrants have an exercise price ranging between $0.0142 and $0.2744 and may not be exercised prior to the receipt of stockholders’ approval. At June 30, 2023, the outstanding balance of the 2023 NPA convertible senior secured notes amounted to an aggregate of $8.2 million on the accompanying condensed consolidated balance sheets. The Company recognized a gain of $0.2 million and $0.3 million for the three and six months ended June 30, 2023 with respect to the change in fair value, as well as interest and issuance cost amortization of $ 0.2 million and $0.6 million for the three and six months ended June 30, 2023, respectively, in the accompanying condensed consolidated statements of operations.

SSD2

On July 25, 2022, the Company issued a convertible promissory note to SSD2, LLC in the principal amount of $5.0 million (see Note 11). At June 30, 2023 and December 31, 2022, the outstanding balance was $4.0 million and $5.5 million, respectively, recorded at fair value on the accompanying condensed consolidated balance sheets. The Company recognized a gain of $0.5 million and $1.5 million with respect to the change in fair value of the convertible promissory notes in the accompanying condensed consolidated statements of operations.

One S.r.l

Consulting Agreement with Founder of One

The Company and one of the founders of One, who is also a stockholder of the Company, entered into a consulting agreement for the development of the Company’s science and technology. The Company incurred costs for consulting services received from the founder of One totaling less than $0.1 million and $0.1 million for the three and six months ended June 30, 2023, and less than $0.1 million and $0.1 million for the three and six months ended June 30, 2022, respectively, recorded in research and development expense in the accompanying condensed consolidated statements of operations. The Company recorded an accounts payable balance to the founder of less than $0.1 million at both June 30, 2023 and December 31, 2022, respectively, on the accompanying condensed consolidated balance sheets.

Acquisition of One

In connection with the amended and restated master agreement with One (see Note 10), the Company acquired a 10.0% equity interest in One in exchange for cash consideration. The Company had remaining undiscounted payments of €2.5 million due to One at June 30, 2023 and December 31, 2022 (approximately $2.7 million due to One at June 30, 2023 and December 31, 2022), respectively. The balance at June 30, 2023 and December 31, 2022 was recorded in accrued expenses on the accompanying condensed consolidated balance sheets as it is expected to be settled within the next twelve months.

Additionally, the Company incurred royalty expense of less than $0.1 million and $0.1 million with One (see Note 18) for the three and six months ended June 30, 2023, respectively, and $0.2 million and $0.3 million for the three and six months ended June 30, 2022, respectively, recorded in cost of goods sold in the accompanying condensed consolidated statements of operations. The Company had an accounts payable and accrued expense balance of $0.1 million at June 30, 2023 and December 31, 2022, respectively, related to royalties on the accompanying condensed consolidated balance sheets.

RIF Transaction

In connection with the RIF transaction entered into in August 2020, the Company received $12.3 million from RIF as an equity investment that can be called by the Company beginning in December 2023 and ending in December 2026 by paying the investment plus 15.0% percent annual interest or put by RIF starting in January 2027 and ending in December 2027 for the investment amount plus 3.175% percent annual interest. RIF holds approximately 20% of the equity of Gelesis S.r.l. at December 31, 2021 (see Note 10). In addition, the shareholders of RIF provided the Company with a loan for $16.3 million with a fixed interest rate of 6.35% per annum (see Note 11).

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Gelesis Holdings, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of the Company as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive loss, non-controlling interest, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2015.

Boston, Massachusetts

March 28, 2023

GELESIS HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$7,412	$28,397
Accounts receivable	1,233	731
Grants receivable	3,359	9,172
Inventories	6,865	13,503
Prepaid expenses and other current assets	4,627	14,203

Total current assets	23,496	66,006
Property and equipment, net	59,335	58,515
Operating lease right-of-use assets	1,520	2,016
Intangible assets, net	13,413	15,680
Other assets	5,560	4,084

Total assets	$103,324	$146,301

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable, including due to related party of $135 and $147, respectively	$4,131	$10,066
Accrued expenses and other current liabilities, including due to related party of $2,809 and $5,664, respectively	10,468	13,660
Deferred income	27,793	32,370
Operating lease liabilities	597	541
Convertible promissory notes held at fair value, including due to related party of $22,082 and $27,128, respectively	27,403	27,128
Notes payable, including due to related party of $2,007 and $0, respectively	7,954	1,950
Warrant liabilities	—	15,821

Total current liabilities	78,346	101,536
Deferred income	9,544	8,914
Operating lease liabilities	967	1,519
Notes payable, including due to related party of $13,659 and $16,523, respectively	25,342	35,131
Warrant liabilities	130	—
Earnout liability	563	—
Other long-term liabilities, including due to related party of $674 and $2,416, respectively	898	5,588

Total liabilities	115,790	152,688

Commitments and contingencies (Note 19)
Noncontrolling interest	12,590	11,855
Legacy Gelesis redeemable convertible preferred stock, $0.0001 par value – zero shares issued and outstanding at December 31, 2022; 51,730,762 shares authorized at December 31, 2021; and 48,566,655 shares issued and outstanding at December 31, 2021	—	311,594
Stockholders’ deficit:
Preferred stock, $0.0001 par value – 250,000,000 shares authorized at December 31, 2022; zero shares issued and outstanding at December 31, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value – 900,000,000 shares authorized at December 31, 2022; 73,325,022 shares issued and outstanding at December 31, 2022; 125,961,571 shares authorized at December 31, 2021; 6,248,192 shares issued and outstanding at December 31, 2021	7	1
Additional paid-in capital	297,468	(64,549)
Accumulated other comprehensive income	104	219
Accumulated deficit	(322,635)	(265,507)

Total stockholders’ deficit	(25,056)	(329,836)

Total liabilities, noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit	$103,324	$146,301

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the Year Ended December 31,
	2022	2021
Revenue:
Product revenue, net	$25,558	$11,185
Licensing revenue	209	—

Total revenue, net	25,767	11,185
Operating expenses:
Costs of goods sold, including related party expenses of $1,027 and $447, respectively	27,558	9,983
Selling, general and administrative, including related party expenses of $504 and $494, respectively	99,135	71,041
Research and development, including related party expenses of $231 and $255, respectively	18,613	12,867
Amortization of intangible assets	2,267	2,267

Total operating expenses	147,573	96,158

Loss from operations	(121,806)	(84,973)
Change in the fair value of earnout liability	58,308	—
Change in the fair value of convertible promissory notes	(2,559)	(128)
Change in the fair value of warrants	7,084	(7,646)
Interest expense, net	(991)	(1,364)
Other income, net	4,664	781

Loss before income taxes	(55,300)	(93,330)
Provision for income taxes	480	17

Net loss	(55,780)	(93,347)
Accretion of Legacy Gelesis senior preferred stock to redemption value	(37,934)	(94,134)
Accretion of noncontrolling interest put option to redemption value	(253)	(376)
Income allocated to noncontrolling interest holder	(1,095)	—

Net loss attributable to common stockholders	$(95,062)	$(187,857)

Net loss per share attributable to common stockholders—basic and diluted	$(1.35)	$(32.89)

Weighted average common shares outstanding—basic and diluted	70,300,772	5,712,042

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	For the Year Ended December 31,
	2022	2021
Net loss	$(55,780)	$(93,347)
Other comprehensive loss:
Foreign currency translation adjustment	(115)	(719)

Total other comprehensive loss	(115)	(719)

Comprehensive loss	$(55,895)	$(94,066)

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF NONCONTROLLING INTEREST, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share and per share data)

	Noncontrolling interest	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Deficit
		Shares	Amount	Shares	Amount
Balance at January 1, 2021	$12,429	18,446,525	$213,524	2,155,490	$1	$23,907	$938	$(171,784)	(146,938)

Accretion of senior preferred stock to redemption value			94,134			(94,134)			(94,134)
Stock based compensation expense						5,532			5,532
Exercise of stock options				255,062		146			146
Exercise of warrants		290,411	3,934						—
Accretion of put option	376							(376)	(376)
Net loss								(93,347)	(93,347)
Foreign currency translation adjustment	(950)						(719)		(719)

Balance at December 31, 2021	$11,855	18,736,936	$311,592	2,410,552	$1	$(64,549)	$219	$(265,507)	$(329,836)

Merger recapitalization		29,829,719	$—	3,837,640	—	—	—	—

Balance at December 31, 2021	$11,855	48,566,655	$311,592	6,248,192	$1	$(64,549)	$219	$(265,507)	$(329,836)

Accretion of senior preferred stock to redemption value		—	$37,934			(37,934)			(37,934.00)
Conversion of redeemable convertible preferred stock into common stock upon merger recapitalization		(48,566,655)	$(349,526)	48,566,655	—	349,526			349,526.00
Proceeds from Business Combination, net of issuance costs and assumed liabilities				17,399,440	6	69,359			69,365.00
Conversion of preferred stock warrants into common stock warrants upon merger recapitalization						16,747			16,747.00
Issuance of contingent earnout liability upon merger recapitalization						(58,871)			(58,871.00)
Issuance of private placement warrants upon merger recapitalization						(8,140)			(8,140.00)
Stock based compensation expense						29,777			29,777.00
Exercise of stock options				207,033	—	120			120.00
Exercise of warrants				176,126	—	4			4.00
Release of restricted stock units				337,969	—	—			—
Sale of common stock, net of issuance costs				355,361	—	500			500.00
Issuance of commitment shares				34,246	—	39			39.00
Issuance of common stock warrants				—	—	890			890.00
Accretion of put option	253							(253)	(253.00)
Income allocated to noncontrolling interest holder	1,095							(1,095)	(1,095.00)
Net loss								(55,780)	(55,780.00)
Foreign currency translation adjustment	(613)						(115)		(115.00)

Balance at December 31, 2022	$12,590	—	$—	73,325,022	$7	$297,468	$104	$(322,635)	$(25,056)

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(55,780)	$(93,347)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	2,267	2,267
Increase in inventory reserves	13,334	—
Reduction in carrying amount of right-of-use assets	475	449
Depreciation	3,221	1,524
Stock-based compensation	29,777	5,532
Issuance of common stock commitment shares	500	—
Gain on sales of common stock	(1)	—
Unrealized loss on foreign currency transactions	608	(37)
Non-cash interest expense	215	173
Gain on CMS amendment	(209)	—
Loss on One S.r.l. amendment	278	—
Accretion on marketable securities	—	(1)
Change in the fair value of earnout liability	(58,308)	—
Change in the fair value of warrants	(7,084)	7,646
Change in the fair value of convertible promissory notes	2,559	128
Change in fair value of One S.r.l. call option	(1,462)	1,024
Change in fair value of interest rate swap contract	(856)	146
Changes in operating assets and liabilities:
Accounts receivable	(502)	70
Grants receivable	5,216	(1,723)
Prepaid expenses and other current assets	6,147	(8,029)
Inventories	(6,249)	(8,645)
Other assets	(449)	107
Accounts payable	(5,415)	2,604
Accrued expenses and other current liabilities	(269)	8,709
Operating lease liabilities	(474)	(440)
Deferred income	(3,395)	33,140
Other long-term liabilities	(1,872)	(6,588)

Net cash used in operating activities	(77,728)	(55,291)

Cash flows from investing activities:
Purchases of property and equipment	(9,120)	(19,917)
Maturities of marketable securities	—	24,000

Net cash (used in) provided by investing activities	(9,120)	4,083

Cash flows from financing activities:
Proceeds from Business Combination, net of transaction costs	70,479	—
Principal repayment of notes payable	(2,033)	(302)
Repayment of convertible promissory notes	(27,284)	—
Proceeds from convertible promissory notes	25,000	27,000
Proceeds from issuance of promissory notes (net of issuance costs of $0 and $207, respectively)	—	5,679
Proceeds from exercise of warrants	4	10
Proceeds from exercise of share-based awards	120	146
Proceeds from sales of common stock, net of issuance costs	39	—

Net cash provided by financing activities	66,325	32,533

Effect of exchange rates on cash	(462)	(1,072)

Net decrease in cash	(20,985)	(19,747)
Cash and cash equivalents at beginning of year	28,397	48,144

Cash and cash equivalents at end of period	$7,412	$28,397

Noncash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expense	$445	$1,712
Deferred financing costs included in accounts payable and accrued expense	$—	$773
Recognition of earnout liability	$58,871	$—
Recognition of private placement warrant liability	$8,140	$—
Acquisitions of right-of-use assets under operating leases	$101	$305
Supplemental cash flow information:
Interest paid on notes payable	$1,342	$1,578

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

1. Nature of the Business and Basis of Presentation

Nature of Business

The Company, formerly known as Capstar Special Purpose Acquisition Corp., is a consumer-centered biotherapeutics company incorporated under the laws of the State of Delaware. The Company aims to transform weight management through proprietary hydrogel technology, inspired by the compositional and mechanical properties of raw vegetables. Since its inception, the Company has devoted substantially all of its efforts to business planning, licensing technology, research and development, commercial activities, recruiting management and technical staff and raising capital and has financed its operations through the issuance of redeemable convertible preferred and common stock, a license and collaboration agreement, supply and distribution agreements, long-term loans, convertible promissory note financings, and government grants.

The Company currently manufactures and markets Plenity®, which is based on a proprietary hydrogel technology. Plenity received a de novo clearance from the FDA on April 12, 2019 to aid in weight management when used in conjunction with diet and exercise. In 2020, the Company received its original Conformité Européenne (CE) certificate which allowed Plenity to be marketed as a medical device in Europe as well as rest of the world where CE mark is acceptable. Plenity has been commercially available by prescription in the United States since May 2020. In January 2023, the Company made a 510 (k) submission to the FDA to switch Plenity from prescription to over-the-counter.

On July 19, 2021, Gelesis, Inc. entered into the Business Combination Agreement with CPSR, a Delaware corporation and special purpose acquisition company, and Gelesis Merger Sub. On January 13, 2022, Legacy Gelesis, CPSR, and Gelesis Merger Sub consummated the Business Combination pursuant to the terms of the Business Combination Agreement. Pursuant to the Business Combination Agreement, on the closing date, (i) Gelesis Merger Sub merged with and into Legacy Gelesis, with Legacy Gelesis as the surviving company in the Gelesis Merger, and, after giving effect to such Gelesis Merger, Legacy Gelesis became a wholly-owned subsidiary of CPSR and (ii) CPSR changed its name to “Gelesis Holdings, Inc.” The Business Combination, together with the PIPE Investment and the sale of the Backstop Purchase Shares, generated approximately $105 million in gross proceeds and $70.5 million in net proceeds. On January 14, 2022, Gelesis Holdings’ common stock and public warrants began trading on the NYSE under the symbols “GLS” and “GLS.W”, respectively.

The Business Combination was accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States. Under this method of accounting, CPSR has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Legacy Gelesis’ stockholders comprising a relative majority of the voting power of the combined company, the Legacy Gelesis’ operations prior to the acquisition comprising the only ongoing operations of Gelesis Holdings, the majority of Gelesis Holdings’ board of directors appointment by Legacy Gelesis, and Legacy Gelesis’ senior management comprising the entirety of the senior management of Gelesis Holdings. Accordingly, for accounting purposes, the consolidated financial statements of Gelesis Holdings will represent a continuation of the consolidated financial statements of Legacy Gelesis with the Business Combination being treated as the equivalent of Legacy Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization. The net assets of CPSR will be stated at historical costs, with no goodwill or other intangible assets recorded.

Going Concern

The audited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The audited consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company has a history of incurring substantial operating losses and has financed its operations primarily from the issuance of equity, promissory notes, government grants, supply and distribution agreements and collaborations and licensing arrangements. Such operating losses and negative cash flows from operations have continued throughout 2022 and the Company expects they will continue in the foreseeable future. The Company expects its cash on hand as of the date of the consolidated financial statements, proceeds from the initial closing of the 2023 convertible Senior Secured notes, and collection of accounts and grants receivable will only be sufficient to meet the Company’s obligations into the second quarter of 2023, and not at least twelve months beyond the date of issuance of the consolidated financial statements. In light of current levels of liquidity, the Company has significantly reduced discretionary spending as well as headcount from prior levels, particularly with respect to discretionary sales and marketing activities, manufacturing and supply chain functions, and research and development. These conditions raise substantial doubt about the Company’s ability to continue as a going concern and may adversely impact the sale of Plenity.

The Company will need to raise additional capital in future periods to fund its operations. The Company will seek to raise necessary funds through a combination of equity issuances, debt financings, strategic collaborations and licensing arrangements, government grants, or other financing mechanisms. The Company’s ability to fund the completion of its ongoing and planned clinical studies, as well as its regulatory and commercial efforts, may be substantially dependent upon whether the Company can obtain sufficient funding at acceptable terms. If adequate sources of funding are not available to the Company, the Company may be required to delay, reduce or eliminate research and development programs, reduce or eliminate commercialization efforts, and reduce its headcount. Additionally, the Company is subject to risks common to companies in the biotechnology industry, including but not limited to, risks of failure of the full-scope product commercialization in targeted markets, clinical trials and preclinical studies, the impact of the COVID-19 pandemic on the Company’s supply chain and results of operations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, and development by competitors of technological innovations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification and Accounting Standards Updates issued by the Financial Accounting Standards Board.

The Company consolidates those entities where it has a direct and indirect controlling financial interest based on either a variable interest model or voting interest model. The Company’s consolidated financial statements include the accounts of the Company, its two wholly-owned subsidiaries and a VIE, Gelesis S.r.l., in which the Company has a controlling interest and is the primary beneficiary. The noncontrolling interest attributable to the Company’s VIE is presented as a separate component from stockholders’ deficit in the consolidated balance sheets and as a noncontrolling interest in the consolidated statements of noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit. All intercompany balances and transactions have been eliminated in consolidation. Under the variable interest model, a controlling financial interest is determined based on which entity, if any, has (i) the power to direct the activities of the VIE that most significantly impacts the VIE’s economic performance and (ii) the obligations to absorb losses that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. Management performs ongoing reassessments of whether changes in the facts and circumstances regarding the Company’s involvement with a VIE will cause the consolidation conclusion to change. The consolidation status of a VIE may change as a result of such reassessments. Changes in consolidation status are applied prospectively in accordance with U.S. GAAP.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations or financial position.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. The Company assesses the use of estimates on an ongoing basis; however, actual results could materially differ from those estimates and changes in estimates are reflected in the results of operations in the period in which they become known.

Subsequent Event(s)

The Company considers events or transactions that occur after the balance sheet date but before the consolidated financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company evaluated all events and transactions through the date these consolidated financial statements were filed with the SEC or were available to be issued.

Fair Value of Financial Instruments

The guidance in FASB ASC 820, Fair Value Measurements and Disclosures, defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.

The Company’s earnout liability, private placement warrants, and call option liability are recorded at fair value on a recurring basis. The carrying amount of accounts receivable, grants receivable, accounts payable and accrued expenses are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments. The carrying amount of notes payable is also considered to be a reasonable estimate of the fair value based on the nature of the debt and that the debt bears interest at the prevailing market rate for instruments with similar characteristics. The Company’s cash equivalents, and marketable securities are carried at fair value, determined according to the fair value hierarchy described above.

Earnout Liability: In connection with the Business Combination, Legacy Gelesis equity holders received the right to receive additional common stock upon the achievement of certain earnout targets. As the earnout consideration contains a settlement provision that precludes it from being indexed to the Company’s stock, it is classified as a liability held at fair value in accordance ASC 815 and the instrument is adjusted to fair value at each reporting period. In determining the fair value of the earnout liability at inception and on a recurring basis, the Company utilizes the Monte Carlo simulation value model where the fair value of the earnout is the present value of a distribution of potential outcomes on a daily basis over the term of the earnout period.

Private Placement Warrant Liability: The Private Placement Warrants are recognized as liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities held at fair value and adjusts the instruments to fair value at each reporting period. In determining the fair value of the Private Placement Warrant liability, the Company utilized a modified Monte Carlo simulation value model at inception and on a recurring basis.

One S.r.l. Call Option: In connection with the October 2020 amended agreement with One S.r.l., the Company granted One a contingent call option to buy back the 10% ownership that the Company acquired in the 2019 One Amendment. The One S.r.l. call option was recorded as a liability held at fair value at the date of issuance and is remeasured at each subsequent reporting date with changes in fair value recorded in other income (expense) in the accompanying consolidated statements of operations. Fair value is determined using a Black-Scholes option pricing model.

Convertible promissory notes: The convertible promissory notes issued in conjunction with the Company’s bridge financing arrangements from time to time were recognized at fair value at issuance and subsequent changes in fair value were recorded in the accompanying consolidated statements of operations. Fair value of the promissory notes is determined using a multiple scenario-based valuation method. The fair value of the hybrid instrument was determined by calculating the value of the instrument in each scenario “with” the respective conversion feature and “without”. The significant inputs used in estimating the fair value of the convertible promissory notes include the estimated discount rate, expected term, and the outcome probability with respect to each scenario.

Cash Equivalents

The Company considers all short-term, highly liquid investments with original maturities of 90 days or less at acquisition date to be cash equivalents. Cash equivalents, which consist of money market accounts purchased with original maturities of less than 90 days from the date of purchase, are stated at fair value.

Accounts Receivable

The Company extends credit to customers based upon contractual terms or its evaluation of the customer’s financial condition.

Customer accounts receivable are stated at amounts due net of applicable discounts and other contractual adjustments as well as an allowance for expected credit losses. The Company assesses the need for an allowance for expected credit losses based upon currently expected credit losses (“CECL”) by considering a number of factors, including the length of time trade accounts receivable are past due, the customer’s ability to pay its obligation and the condition of the general economy and the industry as a whole. The Company will write off accounts receivable when the Company determines that they are uncollectible. The Company has not historically experienced any collection issues or significant credit losses. Based on historical receipts and collections history, management has determined that an allowance for expected credit losses is not necessary at December 31, 2022 or 2021, respectively.

Government Grants

The Company recognizes grants from governmental agencies in other income on the consolidated statements of operations, gross of the expenditures that were related to the underlying project being co-funded by the grant, when there is reasonable assurance that the Company will comply with the conditions attached to the grant arrangement and payments under the grant will be received. The Company evaluates the conditions of each individual grant as of each reporting period to ensure that the Company has reached reasonable assurance of meeting the conditions of each grant arrangement and that it is expected that the grant payment will be received as a result of meeting the necessary conditions.

The Company has been awarded grants from government agencies in Italy for certain capital expenditures and expenses incurred for research and development work performed under specified programs conducted in Italy. The Company submits qualifying expenses and capital purchases for reimbursement under each specified program, which occurs after the Company has made the capital purchases and/or incurred the research and development costs. The Company records a grant receivable upon incurring such expenses, as approval and reimbursement are considered to be perfunctory once the qualifying program has been approved. Government grants are recognized in the consolidated statements of operations on a systematic basis over the periods in which the Company recognizes the related costs for which the government grant is intended to compensate. Specifically, grant income related to research and development costs is recognized as such expenses are incurred. Research and development costs that were incurred prior to the approval of a qualifying program are recognized as grant income immediately upon approval of the program by the grantor. Grant income related to qualifying capital purchases is recognized in proportion to the depreciation expense incurred on the underlying assets.

Deferred income related to capital purchases for which grant income will be recognized beyond twelve months from the balance sheet date is classified as long-term deferred income on the consolidated balance sheets and amortized to other income, net, over the same life of the related asset.

Inventory

The Company manufactures its own super-absorbent hydrogels used in Plenity® and other product candidates out of its own manufacturing facilities located in Italy. The packaging of the hydrogels is currently outsourced to contract packaging organizations for commercial purposes.

Inventories comprise raw materials, including raw materials for packaging components, work-in-process, and finished goods, which are goods that are available for sale. The Company states inventory at the lower of cost or net realizable value with the cost based on the first-in, first-out method. If the Company identifies excess, obsolete or unsalable items, it writes down its inventory to its net realizable value in the period in which the impairment is identified. These adjustments are recorded based upon various factors related to the product, including the level of product manufactured by the Company, the level of product in the distribution channel, current and projected demand, the expected shelf-life of the product and firm inventory purchase commitments. Significant shipping and handling costs incurred for inventory purchases are included in inventory and costs incurred for product shipments are recorded in cost of goods sold as incurred.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to operations as incurred whereas major betterments are capitalized as additions to property and equipment. Depreciation and amortization begin at the time the asset is placed in service, and are recorded using the straight-line method over the estimated useful lives, as follows:

Asset Category	Useful Lives
Computer equipment and software	1 – 3 years
Laboratory and manufacturing equipment	2.5 – 8.3 years
Leasehold improvements	5 – 10 years, or the remaining term of lease, if shorter
Buildings and land improvements	18 – 20 years
Land	Not depreciated

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to the undiscounted expected future cash flows the assets are expected to generate and recognizes an impairment loss equal to the excess of the carrying value over the fair value of the related asset. There were no indicators of impairment as of and for the years ended December 31, 2022 and 2021, respectively.

Intangible Assets

Intangible assets with estimable useful lives, or definite-lived intangibles, are carried at cost and are amortized on a straight-line basis over their estimated useful lives and reviewed for impairment upon certain triggering events. We routinely review the remaining estimated useful lives of definite-lived intangible assets. If we reduce the estimated useful life assumption, the remaining unamortized balance is amortized over the revised estimated useful life.

Redeemable Convertible Preferred Stock

The Company has classified redeemable convertible preferred stock as temporary equity in the consolidated balance sheets due to certain change in control clauses that are outside of the Company’s control, including liquidation, sale, or transfer of control of the Company, as holders of the redeemable convertible preferred stock could cause redemption of the shares in these situations. The Company accretes the carrying values of the classes of redeemable convertible preferred stock that are mandatorily redeemable to the redemption values. The Company does not accrete the carrying values of the classes of redeemable convertible preferred stock that are not mandatorily redeemable to the redemption values since a liquidation event, sale, or transfer is not considered probable. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only if and when it becomes probable that such a liquidation event will occur.

Noncontrolling Interests

The Company recognizes noncontrolling interest related to VIEs, in which the Company is the primary beneficiary, as temporary equity in the consolidated financial statements separate from the shareholders’ equity. Changes in the shareholders’ ownership interest in a subsidiary that do not result in deconsolidation are treated as equity transactions if the parent entity retains its controlling financial interest. In addition, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary will be initially measured at fair value and the difference between the carrying value and fair value of the retained interest will be recorded as a gain or loss.

Leases

The Company determines if an arrangement is a lease at contract inception under ASC 842 – Leases. Operating lease assets represent a right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. The Company recognizes operating lease assets and liabilities at the commencement date of the lease based upon the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. As the discount rate implicit in the leases was typically not readily determinable, the Company utilized the fixed rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment, the incremental borrowing rate (“IBR”).

The Company has elected to apply the practical expedient to account for lease and non-lease components as a single lease component for new and modified leases commencing after adoption election. The Company has also elected not to recognize leases with an initial term of 12 months or less on the consolidated balance sheets, instead, those lease payments are recognized in the consolidated statements of operations on a straight-line basis over the lease term.

Revenue Recognition

Product Revenue

The Company commercializes Plenity in the U.S. markets principally through synergistic partnerships with online pharmacies and telehealth providers, which in turn sell Plenity directly to patients based on prescriptions. Outside the U.S., the Company primarily seeks collaborations with strategic partners to market Plenity and obtain necessary regulatory approvals as necessary.

Product revenue is recognized by the Company in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services when the customer obtains control of the product, which occurs at a point in time, when the product is received by the Company’s customers.

Reserves for Variable Consideration

Revenues from product sales are recorded as product revenue at the net sales price (transaction price), which includes estimates of variable consideration that are reimbursable to customers for which reserves are established and which result from (a) shipping charges to end-users, (b) pharmacy dispensing and platform fees, (c) merchant and processing fees, (d) promotional discounts offered by the Company to end-users, and (e) reserves for expected product quality returns. These reserves for contractual adjustments are based on the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable (if the amount is payable to the customer) or a current liability (if the amount is payable to a party other than the customer). Where appropriate, these estimates take into consideration a range of possible outcomes that are probability-weighted for relevant factors such as the Company’s historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns. Overall, these reserves reflect the Company’s best estimates of the amount of consideration to which the Company is entitled based on the terms of the contract(s). The amount of variable consideration that is included in the transaction price may be constrained and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. Actual amounts of consideration ultimately received may differ from the Company’s estimates. If actual results in the future vary from the Company’s estimates, the Company will adjust these estimates, which would affect net product revenue and earnings in the period such variances become known. The Company has no plan to seek government or commercial payor reimbursements in the US or the overseas markets. Therefore, reserves for variable consideration do not contain any components related to government and payor rebates or chargebacks.

Product Returns

The Company generally does not accept customer returns, except for product quality related cases. The Company evaluates quality related returns and adjusts the corresponding product warranty reserves and liabilities at least quarterly and at the end of each reporting period.

License and Collaboration Revenues

The Company recognizes revenue from product sales and collaboration arrangements in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect consideration it expects to be entitled to in exchange for the goods or services it transfers to the customer.

Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer and are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources and (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct, the Company considers factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on its own or whether the required expertise is readily available, and whether the goods or services are integral or dependent to other goods or services in the contract. For performance obligations which consist of the Company’s materials, shipping and distribution activities occur prior to the transfer of control of the Company’s materials and are considered activities to fulfill the Company’s promise to deliver goods to the customers.

The Company has entered and anticipates to enter future license, collaboration and/or distribution agreements, which are within the scope of ASC 606, to manufacture and commercialize product(s). The terms of these agreements typically contain multiple promises or obligations, which may include: (i) manufacturing and supply of covered products, and (ii) regulatory support activities to be provided to the collaboration partner relating to the covered product(s). Payments to the Company under these agreements may include payments based upon the achievement of certain milestones and royalties on any resulting net product sales.

The Company first evaluates collaboration arrangements to determine whether the arrangement (or part of the arrangement) represents a collaborative arrangement pursuant to ASC Topic 808, Collaborative Arrangements, based on the risks and rewards and activities of the parties pursuant to the contractual arrangement. The Company accounts for collaborative arrangements (or elements within the contract that are deemed part of a collaborative arrangement), which represent a collaborative relationship and not a customer relationship, outside the scope of ASC 606. The Company’s collaborations primarily represent revenue arrangements. The Company uses judgment to determine whether milestones or other variable consideration, except for sales-based royalties, should be included in the transaction price. The transaction price is allocated to each performance obligation on a relative standalone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. The Company utilizes key assumptions to determine the standalone selling price, which may include other comparable transactions, pricing considered in negotiating the transaction and the estimated costs. For performance obligations which consist of licenses and other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. There were no performance obligations to be satisfied over time for recognition purposes as of and for the years ended December 31, 2022 and 2021, respectively.

Amounts received prior to revenue recognition are recorded as deferred income. Amounts expected to be recognized as revenue within the year following the balance sheet date are classified as current portion of deferred income in the accompanying consolidated balance sheets. Amounts not expected to be recognized as revenue within the twelve months following the balance sheet date are classified as deferred income, net of current portion. Amounts recognized as revenue, but not yet received or invoiced are generally recognized as contract assets.

Cost of goods sold

Cost of goods sold includes the cost of manufacturing our proprietary superabsorbent hydrogels for Plenity for which revenue was recognized during the period, as well as the associated costs for encapsulation, packaging, shipment, supply management and quality assurance. Expenses from royalty agreements on net product sales are also recognized as a component of cost of goods sold during the period in which the associated revenues are recognized. A portion of depreciation with respect to property and equipment directly utilized in manufacturing Plenity units is recognized as a component of cost of goods sold over the depreciable life of the asset.

If the Company identifies excess, obsolete or unsalable inventory items, it writes down these to their net realizable values in the period in which the impairment is identified with corresponding charges to cost of goods sold in the consolidated statements of operations. These adjustments are recorded based upon various factors related to the product, including the level of product manufactured by the Company, the level of product in the distribution channel, current and projected demand, the expected shelf-life of the product and firm inventory purchase commitments.

Selling, General and Administrative Costs

Selling, general and administrative costs are expensed as incurred. Selling, general and administrative costs include sales and marketing costs incurred as a result of the commercialization of the Company’s products, payroll and personnel expense, stock-based compensation expense, and costs of programs and infrastructure necessary for the general conduct of the Company’s business.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs include payroll and personnel expense, stock-based compensation expense, consulting costs, external contract research and development expenses, as well as depreciation and utilities. Prepaid research and development costs are deferred and amortized over the service period, as the services are provided.

Stock-Based Compensation

The Company’s stock-based compensation consist primarily of stock options and restricted stock units. The measurement date for share-based awards is the date of grant, and stock-based compensation costs are recognized as expense over the respective requisite service periods, which are typically the vesting period. The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option-pricing model that requires management to apply judgment and make estimates, including:

•

exercise price: The exercise price is the fair market value on grant date, which shall mean the closing sale price of common stock, as reported on such market on that date (or if there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations);

•

expected volatility: As the Company was previously a privately-owned company, there is not sufficient historical volatility for the expected term of the options. Therefore, the Company used an average historical share price volatility based on an analysis of reported data for a peer group of comparable companies for which historical information is available. For these analyses, the Company selects companies with comparable characteristics to itself including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the stock-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of its stock-based awards. The Company intends to consistently apply this process using representative companies until a sufficient amount of historical information regarding the volatility of its own share price becomes available;

•	risk-free interest rate, which is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected term assumption;

•

expected term, which is calculated using the simplified method, as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment, as the Company has insufficient historical information regarding its stock options to provide a basis for an estimate. Under this approach, the weighted-average expected life is presumed to be the average of the contractual term of ten years and the weighted-average vesting term of the stock options, taking into consideration multiple vesting tranches;

•	dividend yield, which is zero based on the fact that the Company never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Stock-based compensation costs for non-employees are recognized as expense over the vesting period. Stock-based compensation expense is classified in the consolidated statements of operations based on the function to which the related services are provided. Forfeitures are recorded as they occur.

Income Taxes

The consolidated financial statements reflect provisions for federal, state, local and foreign income taxes. Deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax basis of assets and liabilities using rates anticipated to be in effect when such temporary differences reverse. A change in tax rates is recognized in income in the period of the enactment date. A valuation allowance against net deferred tax assets is required if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company also assesses the probability that the positions taken or expected to be taken in its income tax returns will be sustained by taxing authorities. A “more likely than not” (more than 50%) recognition threshold must be met before a tax benefit can be recognized. Tax positions that are more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position, are reflected in the Company’s consolidated financial statements. Tax positions are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The difference between the benefit recognized for a position and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense.

Foreign Currency Translation

The financial statements of each of the Company’s subsidiaries with a functional currency other than the U.S. dollar are translated into U.S. dollars using period-end exchange rates for assets and liabilities, historical exchange rates for stockholders’ equity and weighted average exchange rates for operating results. Translation gains and losses are included in accumulated other comprehensive income (loss) in stockholders’ equity. Foreign currency transaction gains and losses are included in other (expense) income, net in the results of operations.

Concentrations of Credit Risk and Off -Balance-Sheet Risk

The Company has no significant off-balance-sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk primarily consist of cash and cash equivalents, investments, accounts receivable and unbilled account receivables.

The Company’s cash balances, trade receivables, and grants receivable subject the Company to significant concentrations of credit risk. Periodically, the Company maintains deposits in government insured financial institutions in excess of government insured limits. The Company deposits its cash in financial institutions that it believes have high credit quality and has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash. The Company’s grants receivable are due from government agencies, which the Company believes to have high credit quality. The Company has a limited number of commercial customers. The Company monitors the creditworthiness of customers to whom it grants credit terms and has not experienced any credit losses.

Earnings (Loss) per Share

The Company computes basic earnings (loss) per share by dividing income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding. During periods of income, the Company allocates participating securities a proportional share of income determined by dividing total weighted average participating securities by the sum of the total weighted average common shares and participating securities (the “two-class method”). The Company’s restricted stock and various series of preferred stock participate in dividends declared by the Company and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods of loss, the Company allocates no loss to participating securities because they have no contractual obligation to share in the losses of the Company. The Company computes diluted earnings (loss) per share after giving consideration to the dilutive effect of stock options and warrants that are outstanding during the period, except where such non-participating securities would be anti-dilutive.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s chief operating decision maker is the chief executive officer. The Company and the chief operating decision maker view the Company’s operations and manage its business as one operating segment. Geographically, the Company operates out of the U.S. and Italy. The corporate headquarters including the core functions of sales and marketing, medical affairs, research and development and general and administrative are located in the U.S., while substantially all of the Company’s manufacturing facilities and operations physically reside in Italy.

Effect of Recently Issued Pronouncements

In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815). The amendments in ASU 2020-01 clarify certain interactions between the guidance to account for certain equity securities under Topic 321, the guidance to account for investments under the equity method of accounting in Topic 323, and the guidance in Topic 815, which could change how an entity accounts for an equity security under the measurement alternative or a forward contract or purchased option to purchase securities that, upon settlement of the forward contract or exercise of the purchased option, would be accounted for under the equity method of accounting or the fair value option in accordance with Topic 825, Financial Instruments. These amendments improve current GAAP by reducing diversity in practice and increasing comparability of the accounting for these interactions. The amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years.

The Company adopted ASU 2020-01 as of January 1, 2022 and the adoption of this standard did not have a material impact on the consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The amendments in ASU 2020-06 include guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, ASU 2020-06 will require entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years.

The Company adopted ASU 2020-06 as of January 1, 2022 and the adoption of this standard did not have a material impact on the consolidated financial statements and related disclosures.

In May 2021, the FASB issued ASU 2021-04 , Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The guidance in ASU 2021-04 requires the issuer to treat a modification of an equity-classified written call option that does not cause the option to become liability-classified as an exchange of the original option for a new option. This guidance applies whether the modification is structured as an amendment to the terms and conditions of the option or as termination of the original option and issuance of a new option. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years.

The Company adopted ASU 2021-04 as of January 1, 2022 and the adoption of this standard did not have a material impact on the consolidated financial statements and related disclosures.

3. Business Combination and Reverse Recapitalization

As discussed in Note 1, on January 13, 2022, the Company consummated the Business Combination pursuant to the Business Combination Agreement with CPSR dated July 19, 2021, as amended on November 8, 2021 and December 30, 2021. Concurrently with the execution of the Business Combination Agreement, CPSR entered into subscription agreements with the PIPE Investors. Pursuant to the subscription agreements, the PIPE Investors purchased an aggregate of 9,000,000 shares of CPSR’s Class A common stock in a private placement at a price of $10.00 per share for an aggregate purchase price of $90.0 million. The PIPE Investment was consummated in connection with the closing. On December 30, 2021, CPSR entered into the Backstop Agreement with the Backstop Investors. Pursuant to the Backstop Agreement, the Backstop Investors purchased the Backstop Purchase Shares in a private placement at a price of $10.00 per share for an aggregate purchase price of $7.4 million. Additionally, CPSR issued the Backstop Investors 1,983,750 shares of CPSR Class A common stock as additional consideration. The Backstop Agreement was consummated in connection with the closing.

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CPSR, who was the legal acquirer, was treated as the acquired company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization.

In connection with the Business Combination, aggregate transaction costs of $37.2 million were incurred, consisting of underwriting, legal, and other professional fees, of which $22.3 million were direct transaction costs incurred by CPSR, $9.5 million were assumed liabilities from CPSR, and $5.4 million were transaction costs incurred by Legacy Gelesis. Of the Legacy Gelesis transaction costs, $2.7 million was allocated to the earnout shares and expensed upon the Closing, based on the relative fair value of the earnout shares as compared to the other newly issued instruments as part of the Business Combination. The remaining transaction costs were recorded within additional paid-in capital on the accompanying consolidated financial statements.

The following table summarizes the net proceeds from the Business Combination, as reconciled to the accompanying consolidated statements of noncontrolling interest, redeemable convertible preferred stock and stockholder’s equity (deficit) and the consolidated statements of cash flows (in thousands):

Amount
Cash – CPSR trust and cash (net of redemptions)	$7,558
Cash – PIPE Investment	90,000
Cash – Backstop Agreement	7,442

Gross proceeds	$105,000
Less: transaction costs, advisory fees and liabilities paid	(34,522)

Net proceeds from the Business Combination	$70,478

Immediately prior to closing of the Business Combination, Legacy Gelesis common stock was split according to the exchange ratio of 2.59, which was determined pursuant to the Business Combination Agreement and based on Legacy Gelesis’ implied price per share prior to the Business Combination. Upon closing of the Business Combination, holders received shares of common stock of the Company on a one-to-one basis. For periods prior to the Business Combination, in the accompanying consolidated financial statements, the reported share and per share amounts have been retroactively converted (“Retroactive Application of Recapitalization”) by applying the exchange ratio. The consolidated assets, liabilities and results of operations prior to the Business Combination are those of Legacy Gelesis.

Immediately prior to the closing of the Business Combination, Legacy Gelesis redeemable convertible preferred stock converted into Legacy Gelesis common stock and was subsequently split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders received shares of common stock of the Company on a one-to-one basis.

Immediately prior to the closing of the Business Combination, Legacy Gelesis stock options and restricted stock units were split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders of Legacy Gelesis stock options received a stock option to purchase shares of the Company’s common stock on a one-to-one basis and holders of Legacy Gelesis RSUs received RSUs of the Company on a one-to-one basis.

Immediately prior to the closing of the Business Combination, Legacy Gelesis redeemable preferred stock warrants were converted into Legacy Gelesis common warrants and were subsequently split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders received rollover common stock warrants of the Company on a one-to-one basis.

Immediately prior to the closing of the Business Combination, Legacy Gelesis common warrants were split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders received rollover common stock warrants of the Company on a one-to-one basis.

The number of shares of common stock issued and outstanding immediately following the consummation of the Business Combination was as follows:

Common Stock
CPSR Public Stockholders	755,223
CPSR Sponsor Stockholders	4,916,250

Total CPSR Stockholders	5,671,473
Common stock issued to Gelesis Legacy Equityholders	54,814,847
Common stock issued to PIPE Investors and Backstop Agreement	11,727,967

Total common stock immediately after Closing	72,214,287

Earnout Shares

In addition, each holder of Legacy Gelesis common stock, Legacy Gelesis options and Legacy Gelesis warrants will receive a pro rata portion of up to 23,482,845 restricted earnout shares of Gelesis Holding’s common stock, which will be issued and vest in equal thirds if the trading price of the Company’s common stock is greater than or equal to $12.50, $15.00 and $17.50, respectively, for any twenty (20) trading days within any thirty (30)-trading day period on or prior to the date that is five years following the close of the Business Combination and will also vest in connection with any change of control transaction with respect to the Company if the applicable thresholds are met in such change of control transaction during the earnout period (each a “Triggering Event”).

The Company determined 18,758,241 earnout shares are considered a contingent consideration arrangement in accordance with ASC 815, and recorded a liability upon the closing of the Business Combination of $58.9 million. The Company determined the remaining 4,724,604 earnout shares, which pertain to Legacy Gelesis equity awards, are incremental compensation in accordance with ASC 718 and equity classified. The total fair value of incremental compensation cost at the close of Business Combination was $14.8 million which will be expensed according to the vesting terms of the original underlying equity awards. The total incremental compensation cost, pertaining to Legacy Gelesis equity awards which had previously vested, was $11.4 million, of which $7.0 million and $4.4 million was recognized immediately following the close of the Business Combination as expense in selling, general and administrative expense and research and development expense, respectively, in the accompanying consolidated statements of operations.

Public Warrants and Private Placement Warrants

Upon the closing of the Business Combination, the Company assumed 13,800,000 Public Warrants and 7,520,000 Private Placement Warrants. The Company determined the Public Warrants qualified as equity instruments in accordance with ASC 815 and reclassified the Public Warrants from liability to equity classification and the carrying value of $7.1 million was transferred to APIC on the accompanying consolidated balance sheets. The Company determined the Private Placement Warrants met the definition of a liability under ASC 815 and recorded a liability reflecting the fair value of the Private Placement Warrants of $8.1 million.

4. Fair Value Measurements

Assets and liabilities that are measured at fair value on a recurring basis, and the level of the fair value hierarchy utilized to determine such fair values, consisted of the following at December 31, 2022 (in thousands):

		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset:
Interest rate swap contract	$800	$—	$800	$—
Liabilities:
Convertible promissory notes	27,403	—	—	27,403
Earnout liability	563	—	—	563
Private placement warrant liability	130	—	—	130
One S.r.l. call option	674	—	—	674

Total liabilities measured at fair value	$28,770	$—	$—	$28,770

Liabilities that are measured at fair value on a recurring basis, and the level of the fair value hierarchy utilized to determine such fair values, consisted of the following at December 31, 2021 (in thousands):

		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Convertible promissory notes	$27,128	$—	$—	$27,128
Legacy Gelesis preferred stock warrants	15,821	—	—	15,821
One S.r.l. call option	2,416	—	—	2,416

Total liabilities measured at fair value	$45,365	$—	$—	$45,365

The following table presents a summary of the changes in the fair value of the Company’s Level 3 financial instruments during the years ended December 31, 2022 and 2021, respectively (in thousands):

	Convertible Promissory Notes	Legacy Gelesis Redeemable Preferred Stock Warrants Liabilities	One S.r.l. Call Option	Earnout Liability	Private Placement Warrant Liability
Balance at December 31, 2020	$—	$12,099	$1,545	$—	$—

Exercise of warrants	—	(3,924)	—	—	—
Issuance of convertible promissory notes	27,000	—	—	—	—
Changes in fair value	128	7,646	1,024	—	—
Foreign currency translation adjustment	—	—	(153)	—	—

Balance at December 31, 2021	$27,128	$15,821	$2,416	$—	$—

Assumed upon Business Combination	—	—	—	—	8,140
Recognized upon Business Combination	—	—	—	58,871	—
Issuance of convertible promissory notes	25,000	—	—	—	—
Changes in fair value	2,559	926	(1,462)	(58,308)	(8,010)
Foreign currency translation adjustment	—	—	(280)	—	—
Conversion and exchange upon Business Combination	—	(16,747)	—	—	—
Settlement	(27,284)	—	—	—	—

Balance at December 31, 2022	$27,403	$—	$674	$563	$130

There were no transfers into or out of level 3 instruments and/or between level 1 and level 2 instruments during the years ended December 31, 2022 and 2021, respectively. The fair value of the interest rate swap contract is determined based on quoted prices in markets that are not active for which significant inputs are observable either directly or indirectly and thus represents a level 2 measurement. The fair value measurement of the convertible promissory notes, Legacy Gelesis preferred stock warrant liability, One S.r.l. call option liability, earnout liability and private placement warrant liability utilized inputs not observable in the market and thus represents a Level 3 measurement.

5. Product Revenue and Reserve and Allowances

The Company sells the Product principally to a limited number of customers consisting of telemedicine and online pharmacies, that in turn resell the Product to consumers.

Revenue for the years ended December 31, 2022 and 2021 consisted of the following (in thousands):

	Years Ended December 31,
	2022	2021
Roman Health Pharmacy LLC	$19,957	$9,630
GoGoMeds	5,601	$1,437
CMS	—	118

Total	$25,558	$11,185

Roman Health Pharmacy LLC (“Ro”)

In August 2019, the Company entered into a two-year exclusive supply and distribution agreement with Ro, giving Ro exclusive distributor rights to sell the Product via telehealth platforms in the United States. The Company began shipping products to Ro in May 2020 on consignment basis, under which the Company retained legal title to the units shipped on consignment and recognized revenue based on units subsequently shipped by Ro to end-users.

In January 2021, the Company amended and restated the agreement with Ro (“Ro agreement”). Pursuant to the amended and restated Ro agreement, the Company received $10.0 million of cash as a pre-buy commitment for Product which was recorded to current deferred income in the accompanying consolidated balance sheets. Additionally, the amended and restated agreement ended the consignment arrangement with Ro and the Company no longer retained control of any units shipped to Ro under the amended terms. Henceforth, all products shipped to Ro are immediately recognized as revenue upon the transfer of physical control.

In July 2021, the Company executed a second amended and restated agreement with Ro, under which the Company received $30.0 million of cash as a second pre-buy commitment for the Product, which was recorded to current deferred income in the accompanying consolidated balance sheets. Additionally, the Company extended Ro’s exclusive period by approximately one year through July 1, 2023. Upon expiration of the exclusive period as amended, the exclusive right and license under the agreement shall automatically convert to non-exclusive for the remainder of term of the agreement unless further extended. The agreement may be terminated by mutual agreement after the exclusive period expired.

On June 14, 2022, the Company entered into a third Amended and Restated Supply and Distribution Agreement with Ro, pursuant to which the parties amended their previous agreement that granted Ro exclusive telehealth distributor rights to sell Plenity in the United States in the mail order/online pharmacy channel. Pursuant to the amendment, the Company received $15.0 million in cash from Ro as a pre-buy commitment to purchase units of Plenity, which was recorded to deferred income upon receipt in the accompanying consolidated balance sheets.

During the years ended December 31, 2022 and 2021, the Company recognized net product revenue of $20.0 million and $9.6 million, respectively, under the Ro agreement as amended. At December 31, 2022 and December 31, 2021, the Company recorded current deferred income with respect to the Ro agreement aggregated $25.9 million and $31.0 million, respectively, in the accompanying consolidated balance sheets.

GoGoMeds (“GGM”)

In February 2020, the Company entered into a two-year exclusive distribution agreement with GGM, giving GGM exclusive distributor rights to all online and mail orders generated in the United States, except those via telehealth. GGM submits purchase orders as needed to Cardinal Health and Cardinal Health ships to GGM. Once GGM has accepted the delivered Product, GGM takes control of the Product and the Company is entitled to payment. The Company began shipping products to GGM in May 2020. The Company recognizes revenue based on units shipped to GGM and upon transfer of physical control.

During the years ended December 31, 2022 and 2021, the Company recognized $5.6 million and $1.4 million net product revenue, respectively. At December 31, 2022 and December 31, 2021, the Company recorded an accounts receivable with respect to GGM aggregated $1.1 million and $0.7 million, net of reserves and allowances, respectively, in the accompanying consolidated balance sheets.

CMS Bridging DMCC (“CMS”)

In June 2020, the Company and CMS entered into the CMS Agreements involving the license of the Company’s intellectual property (“IP”) to CMS in the CMS Territory and governing the supply of product from the Company to CMS for sale in the CMS Territory, together with an agreement for CMS to invest in the Company’s Series Growth 3 & 4 Preferred Shares.

Under the terms of the CMS Agreement, the Company granted CMS an exclusive, transferable, sub-licensable, and royalty-bearing license of the Company’s IP to develop, import, register, manufacture, and commercialize the Product, whether through online sales channels or offline sales channels during the term of the agreement. The agreement can be terminated earlier by mutual agreement of the parties. In accordance with the CMS Agreement, all legal and beneficial ownership of (i) all IP rights relating to the Products (including any data generated from the use of the Products and other improvements) and (ii) all of the information provided or generated under the agreement or otherwise related to the Products shall both ultimately belong to and remain vested with the Company. CMS must purchase the Product from the Company at a markup of the Company’s cost of goods sold.

As consideration for the rights and licenses granted by the Company to CMS under the agreement, CMS paid the Company a one-time, non-refundable and non-creditable upfront fee of $15.0 million and is required to pay a one-time, non-refundable, and non-creditable milestone payment of $5.0 million within thirty days after the earlier of (i) the approval of marketing authorization as a prescription product by the National Medical Products Administration, and (ii) the fifth anniversary of the agreement’s effective date. The CMS Agreement also contains commercial milestones due to the Company based on the achievement of annual net product revenue thresholds in the CMS Territory. Additionally, CMS shall pay the Company royalties on net sales of all products in the CMS Territory commencing January 1, 2022 through the expiration date of the agreement.

The Company determined that the only performance obligation present was the licensing of the Product in the CMS Territory. The transactions price consisted of the $15.0 million upfront payment and the discounted time-based milestone of $3.7 million with the difference of $1.3 million accreted as interest income over five years with the remaining balance being accreted in full upon the approval of the marketing authorization as a prescription product if achieved prior to the end of the five years. The IP license granted to CMS represents a right to use the IP and therefore was recognized at a point in time, which was determined to be the effective date of the agreements.

On August 4, 2022, the Company amended the CMS Agreement, under which the one-time regulatory approval milestone payment of $5.0 million provided for in the original agreement became immediately payable. Additionally, the amendment expands the CMS Territory to include Brunei, Myanmar, Cambodia, Timor-Leste, Indonesia, Laos, Malaysia, the Philippines, Thailand and Vietnam and provides that the minimum annual royalty term for CMS Territory will commence January 2024 (rather than January 2022 as previously provided under the original CMS Agreement). The Company also issued to CMS a warrant to purchase up to 400,000 shares of common stock, par value $0.0001 per share, at an exercise price of $0.01 per share. The discounted one-time regulatory approval milestone, which had a carrying value of $4.2 million and $4.1 million as of August 4, 2022 and December 31, 2021, was fully collected upon execution of the CMS amendment.

As a result of the 2022 amendment, during the year ended December 31, 2022, the Company recognized licensing revenue of $0.2 million representing incremental consideration received by the Company for the additional territories granted to CMS in the accompanying consolidated statement of operations, and $0.6 million of additional paid-in capital representing the fair value of the common stock warrants in the accompanying consolidated balance sheet. The sales-based royalties and other commercial milestones will only be recognized in the periods in which the applicable subsequent sales occur.

Reserves and Allowances

The following table summarizes the activity in the product revenue reserve and allowances during the years ended December 31, 2022 and 2021 (in thousands):

	2022	2021
Balance at January 1,	$82	$14
Provision related to product sales	1,889	522
Credits and payments made	(1,949)	(454)

Balance at December 31,	$22	$82

At December 31, 2022 and 2021, product related reserve and allowances comprised solely contractual adjustments owed to the Company’s telehealth and online pharmacy partners, which were netted to accounts receivable in the Company’s consolidated balance sheets for the year. Through December 31, 2022, there had been no product related reserves or allowances owed to other parties, including the federal and state governments or their agencies.

6. Inventories

Inventories consisted of the following (in thousands):

	December 31,
	2022	2021
Raw materials	$9,549	$8,074
Work in process	4,695	2,643
Finished goods	5,955	2,786

Inventories, gross	20,199	13,503
Less: inventory reserves	(13,334)	—

Total inventories	$6,865	$13,503

In January 2023, the Company submitted a 510(k) application with the FDA to change the classification of Plenity from prescription only to OTC, which, if cleared by the FDA, would make Plenity available to consumers without the need for a prescription. If Plenity is approved by the FDA as an OTC weight management aid, a portion of finished goods and raw material inventories with Rx labeling and marking information would become obsolete. Additionally, finished goods and work-in-process inventories with expiration dates ranging between July 2023 and March 2024 are subject to shelf-life limitations.

As of December 31, 2022, the Company estimated that approximately $5.0 million finished goods, $4.5 million work-in-progress and $3.8 million raw material inventories wouldn’t be sold or utilized. Therefore, the Company recorded an aggregate $13.3 million excess and obsolescence inventory reserves as a component of inventories on the accompanying consolidated balance sheet as of December 31, 2022.

7. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2022	2021
Prepaid expenses	$314	$982
Prepaid insurance	268	55
Prepaid manufacturing expenses	—	2,624
Prepaid contract research costs	189	262
Research and development tax credit	567	579
Value added tax receivable	2,036	5,633
Deferred financing costs	—	3,855
Income tax receivable	203	213
Investment tax credit	1,050	—

Prepaid expenses and other current assets	$4,627	$14,203

8. Property and Equipment, Net

Property and equipment, net, consisted of the following (in thousands):

	December 31,
	2022	2021
Laboratory and manufacturing equipment	$29,944	$28,101
Land and buildings	10,673	10,404
Leasehold improvements	1,525	1,614
Computer equipment and software	811	463
Capitalized software	232	228
Construction in process	24,287	22,097

Property and equipment – at cost	67,472	62,907
Less accumulated depreciation	(8,137)	(4,392)

Property and equipment – net	$59,335	$58,515

The Company owns and operates commercial manufacturing and research and development facilities in Italy, including a 51,000 square foot facility, which the Company expects to further expand to an 88,600 square foot facility, as well as approximately 12 acres of land, where the Company owns land to develop an additional 207,000 square foot facility. Both facilities are near the Town of Lecce in the Puglia region of Italy. Property and equipment classified as construction in process at December 31, 2022 and December 31, 2021 are related to the development of manufacturing lines that have not yet been placed into service at December 31, 2022 and December 31, 2021, respectively.

Depreciation expense was approximately $3.2 million and $1.5 million for the years ended December 31, 2022 and 2021, respectively.

9. Accrued Expenses

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2022	2021
Accrued payroll and related benefits	$1,550	$1,384
Accrued professional fees and outside contractors (including due to related party of $153 and $60, respectively)	3,521	4,359
Accrued property, plant and equipment additions	378	1,257
Accrued inventory and manufacturing expense	1,020	128
Unpaid portion of One S.r.l. equity acquisition	2,656	5,604
Tax payables	543	145
Deferred legal fees	738	738
Accrued interest	62	45

Total accrued expenses	$10,468	$13,660

10. Other Long-Term Liabilities

Other long-term liabilities consisted of the following (in thousands):

	December 31,
	2022	2021
Long-term tax liabilities	$224	$182
One S.r.l. call option	674	2,416
Contingent loss for research and development tax credits	—	2,990

Total other long-term liabilities	$898	$5,588

11. Significant Agreements

Puglia 1 Grant

In May 2020, the Company was awarded the PIA 1 Grant. with the key underlying activity being the development of the commercial facility to expand production capacity for the Product. The PIA 1 Grant provides funding of up to €5.3 million (approximately $5.7 million at December 31, 2022) as reimbursement for certain facility and equipment investments in the Company’s manufacturing facility in Calimera, Italy, and up to €3.9 million (approximately $4.2 million at December 31, 2022) as reimbursement for certain research and development expenditures over a three-year period. The Company is required to adhere to standard workplace safety regulations and local laws in Italy and is not permitted to physically move the reimbursed assets from the Puglia region for five years from the project completion date of May 2023. The Company has concluded that income recognition is appropriate as it is reasonably assured that it will comply with all the conditions of the grant and the proceeds from the grant for costs incurred to date will be received.

The following table represents amounts recognized on the consolidated statements of operations for the years ended December 31, 2022 and 2021 and on the consolidated balance sheets at December 31, 2022 and 2021 in relation to the Puglia 1 Grant (in thousands):

	December 31,
	2022	2021
PIA 1 Grant income	$756	$465
Income attributable to R&D expense	71	220
Income attributable to investments in facilities and equipment	694	246
Proceeds	6,261	—
Grant receivable	3,237	5,439
Deferred income	5,001	6,449
Current portion of deferred income	771	858

Puglia 2 Grant

In November 2020, the Company was awarded the PIA 2 Grant, with the key underlying activity being the development of a second manufacturing line at the commercial facility to expand production capacity for the Product, and research and development activities targeting new gastrointestinal health indications. The PIA 2 Grant provides funding of up to €3.3 million (approximately $3.5 million at December 31, 2022) as reimbursement for certain facility and equipment investments in the Company’s manufacturing facility in Calimera, Italy, and up to €8.3 million (approximately $8.9 million at December 31, 2022) as reimbursement for certain research and development expenditures over a three-year period. The Company is required to adhere to standard workplace safety regulations and local laws in Italy and is not permitted to physically move the reimbursed assets from the Puglia region for five years from the project completion date of November 2023. The Company has concluded that income recognition is appropriate as it is reasonably assured that it will comply with all the conditions of the grant and the proceeds from the grant for costs incurred to date will be received.

The following table represents amounts recognized on the consolidated statements of operations for the years ended December 31, 2022 and 2021 and on the consolidated balance sheets at December 31, 2022 and 2021 in relation to the Puglia 2 Grant (in thousands):

	December 31,
	2022	2021
PIA 2 Grant Income	$1,411	$1,054
Income attributable to R&D expense	1,411	1,135
Income attributable to investments in facilities and equipment	—	—
Proceeds	1,751	1,855
Grant receivable	122	3,631
Long-term grant receivable	4,732	—
Deferred income	3,502	3,711
Current portion of deferred income	420	445

One S.r.l. (“One”) Amended Patent License and Assignment Agreement

In October 2008 and December 2008, the Company entered into a patent license and assignment agreement and master agreement with One, the original inventor and owner of the Company’s core patents and a related party to the Company, to license and subsequently purchase certain intellectual property to develop hydrogel-based product candidates. In December 2014, the Company amended and restated the patent license agreement and the master agreement into a single agreement, referred to as the amended and restated master agreement. The amended and restated master agreement would remain in effect until the expiration of the last patents covered by the agreement or until all obligations under the amended and restated master agreement with respect to payments have terminated or expired.

In June 2019, the Company further amended and restated the master agreement with One. Under the 2019 One Amendment, the Company eliminated certain future commercial milestone obligations and received a reduction in the percentage of royalties the Company was required to pay on future net sales. In return, One received additional consideration consisting of new future milestones upon the commercial success of new medical indications and a contingently issuable warrant for redeemable convertible preferred stock. Additionally, the Company acquired a 10% equity interest in One in exchange for cash consideration.

The Company accounted for the reduction in royalties the Company is required to pay on future net revenues that resulted from the 2019 One Amendment as an intangible asset under ASC 350, Intangibles – Goodwill and Other, which shall be amortized over its useful life, which was determined to be the earliest expiration of patents related to the underlying intellectual property in November 2028. The Company accounted for the acquisition of the 10% equity interest in One under ASC 323, Investments – Equity Method and Joint Ventures. The Company initially allocated consideration in the June 2019 transaction on a relative fair value basis in the following manner (in thousands):

Consideration
Cash	$12,668
Warrants for redeemable convertible preferred stock	4,706

Fair value of total consideration	$17,374

Assets acquired at relative fair value
Intangible asset related to reduction in royalty	$15,564
Equity-method investment	1,810

Total assets acquired	$17,374

The Company accounted for tax impact of the acquisition of the intangible asset under ASC 740, Income Taxes, which resulted in the recognition of a deferred tax liability of $5.8 million, to account for the book-to-tax basis difference, that was applied to the initial carrying value of the intangible asset acquired.

In October 2020, the Company amended and restated the agreement with One to cancel its obligation to issue to One the warrant for redeemable convertible preferred stock agreed to in the 2019 One Amendment . In return for cancelling the warrant, One received additional consideration consisting of a commercial milestone of €6.5 million (approximately $7.0 million at December 31, 2022) upon a weight loss product reaching €2.0 billion in cumulative net sales, and certain shareholders of One were granted warrants to purchase 522,009 shares of the Company’s common stock. The warrant for redeemable convertible preferred stock was remeasured prior to settlement. Additionally, the Company granted One a contingent call option to buy back the 10% ownership that the Company acquired in the 2019 One Amendment at an exercise price of €6.0 million (approximately $6.4 million at December 31, 2022). The call option is only exercisable upon (1) a change of control or a deemed liquidation event by the Company, as defined in the Company’s Restated Certification of Incorporation or (2) the date in which the Company’s current Chief Executive Officer is no longer affiliated with the Company in his capacity as either an executive officer or a member of the board of directors.

On August 9, 2022, the Company amended the exercise price of the One warrant holders’ 1,353,062 previously issued common stock warrants from $4.26 to $1.45, in consideration for deferring payment of the remaining purchase price totaling €2.5 million (approximately $2.7 million at December 31, 2022) to acquire the 10% equity interest in One until March 31, 2023.

The Company recorded intangible asset amortization cost aggregated $2.3 million during each of the years ended December 31, 2022 and 2021. The Company recognized a loss attributable to the amendment to the Warrant Purchase Agreement of $0.3 million during the year ended December 31, 2022.

In connection with the acquisition of the 10% equity interest in One, the Company paid €2.5 million ($2.7 million) to One shareholders during the year ended December 31, 2022. The Company had remaining undiscounted payment obligations of €2.5 million and €5.0 million at December 31, 2022 and December 31, 2021, respectively ($2.7 million and $5.7 million at December 31, 2022 and December 31, 2021, respectively). The remaining payment obligation balance at December 31, 2022 and December 31, 2021 was recorded in accrued expenses in the accompanying consolidated balance sheet as it was expected to be settled within the next twelve months from the respective consolidated balance sheet dates. None of the future milestones under the amended and restated master agreement, have been met, or are deemed to be probable of being met, from inception of the One agreement, as amended and restated, through December 31, 2022.

The One S.r.l. call option was recorded as a liability held at fair value at the date of issuance and is remeasured at each subsequent reporting date with changes in fair value recorded in other income (expense) in the accompanying consolidated statements of operations. Fair value is determined using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of call option liability include the estimated fair value of the underlying stock price, expected term, risk free interest rate, and expected volatility.

The following represents a summary of the changes to the Company’s One S.r.l. call option liability during the years ended December 31, 2022 and 2021, respectively (in thousands):

	Years Ended December 31,
	2022	2021
Balance at Beginning of Period	$2,416	$1,545
Change in fair value	(1,462)	1,024
Foreign currency translation gain	(280)	(153)

Balance at the End of Period	$674	$2,416

The following weighted average assumptions were used to determine the fair value of the One S.r.l. call option liability at December 31, 2022 and December 31, 2021:

	December 31,
	2022	2021
Expected term	4.0 years	2.0 years
Expected volatility	86.0%	62.0%
Expected dividend yield	0.0%	0.0%
Risk free interest rate	4.2%	0.70%
Estimated fair value of ownership interest	$1,772	$6,922
Exercise price of call option	$6,422	$6,806

Research Innovation Fund (“RIF”) Financing

In August 2020, the Gelesis S.r.l. entered into a loan and equity agreement with RIF, an investment fund out of the EU, whereby Gelesis S.r.l. received €10.0 million (approximately $10.7 million at December 31, 2022) from RIF as an equity investment and €15.0 million (approximately $16.1 million at December 31, 2022) as a loan with a fixed interest rate of 6.35% per annum. The equity investment can be called by the Company, beginning in December 2023 and ending in December 2026, by paying the investment plus 15% percent annual interest. If the Company does not exercise this call option, beginning in January 2027 and ending in December 2027, RIF may put the investment to the Company at a cost of the investment amount plus 3.175% percent annual interest. The loan has a termination date of December 31, 2030 and is repayable over 8 years starting 24 months subsequent to its issuance. Any unpaid principal and interest must be repaid upon exercise of the call option by the Company, or subsequent exercise of a put option by RIF. At December 31, 2022, RIF holds approximately 20% of the equity of Gelesis S.r.l.

The Company concluded that Gelesis Inc. is the only equity investment at risk as RIF’s investment is not considered equity due to the call and put options. The Company further evaluated the sufficiency of the equity at risk and concluded that given the fact that Gelesis S.r.l. had to receive the RIF investment, which represents subordinated financial support but not equity, the fair value of Gelesis Inc. equity is not sufficient to absorb its expected losses resulting from its research and development operations and business plan, rather some of its expected losses will have to be absorbed by the RIF investment.

The RIF investment is equity held by a noncontrolling interest. Since the put option does not make the equity mandatorily redeemable, and the call option is held by the Company, the noncontrolling interest is not considered mandatorily redeemable and as such, is not presented as a liability. The noncontrolling interest is therefore classified as temporary equity – noncontrolling interest, and is accounted for in accordance with ASC 810, Consolidation.

The noncontrolling interest is initially recorded at €10.0 million (approximately $11.3 million at transaction date, net of issuance costs of $0.4 million), the consideration allocated to the shareholder investment based on its fair value. The Company has applied ASC 810 to subsequently remeasure the noncontrolling interest, which results in no losses being attributed to the noncontrolling interest, rather, only earnings of the Gelesis S.r.l. entity based on the shareholder rights as a whole instrument. However, the noncontrolling interest shall not be reduced below the current redemption value of the put option, which represents the initial investment plus the accrued rate of return of 3.175% per annum. Adjustments to the noncontrolling interest that result from accreting the put option to its redemption value are recorded to accumulated deficit in the accompanying consolidated balance sheets.

The Company recorded the following noncontrolling interest components in the consolidated statements of noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit (in thousands):

	Years Ended December 31,
	2022	2021
Balance at Beginning of Period	$11,855	$12,429
Accretion of put option	253	376
Income allocated to noncontrolling interest holder	1,095	—
Foreign currency translation adjustment	(613)	(950)

Balance at the End of Period	$12,590	$11,855

12. Debt

The Company’s non-convertible debt outstanding at December 31, 2022 and December 31, 2021, respectively, is summarized as follows (in thousands):

	December 31,
	2022	2021
Italian Economic Development Agency Loan	331	525
Intesa Sanpaolo Loan 1	7,094	8,507
Intesa Sanpaolo Loan 2	5,352	5,672
Horizon 2020 Loan	389	486
RIF Shareholders Loan	16,055	17,015
UniCredit Loan	4,421	5,630

Total debt obligation	$33,642	$37,835

Unamortized loan discount and issuance costs	(346)	(754)

Total debt obligation carrying amount	$33,296	$37,081

Current portion	$7,954	$1,950

Long-term portion	$25,342	$35,131

Italian Economic Development Agency Loan

In May 2014, the Company entered into a loan agreement with an Italian economic development agency in connection with a grant. In February 2016, the Company received a second transfer of financing under this loan agreement. Borrowings under the loan totaled €1.2 million (approximately $1.3 million at December 31, 2022), and the loan bears interest at 0.332% per annum The Company is required to make annual principal and interest payments from January 2017 through January 2024.

Intesa Sanpaolo Loan 1

In November 2019, the Company entered into a loan agreement with Intesa Sanpaolo. Initial borrowings under the loan totaled €2.4 million (approximately $2.6 million at December 31, 2022), net of transaction costs of €0.1 million (approximately $0.1 million at December 31, 2022), and the loan bears interest at base rate of 2.3% plus the 3-month Euribor rate per annum. The Company was required to make payments of interest only on borrowings under the loan agreement on a quarterly basis through and including October 31, 2021 (the interest only termination date), after which payments of principal in equal quarterly installments and accrued interest will be due until the loan matures on October 31, 2029. The Company pledged certain manufacturing facilities, excluding equipment, as collateral under this loan agreement.

During 2020, the Company borrowed an additional €5.0 million (approximately $5.4 million at December 31, 2022), net of transaction costs of less than €0.1 million. The additional borrowings under the loan had the same terms and repayment schedule as the November 2019 loan.

Intesa Sanpaolo Loan 2

In March 2021, the Company entered into another loan agreement with Intesa Sanpaolo for aggregate borrowings of up to €5.0 million. Borrowings under the second loan agreement upon closing and at December 31, 2022, totaled €4.8 million (approximately $5.1 million at December 31, 2022), net of transaction costs of €0.2 million (approximately $0.2 million at December 31, 2022), and the loan bears interest at a base rate of 2.75%. The Company is required to make payments of interest only on borrowings under the loan agreement on a monthly basis through March 2023 (the interest only termination date), after which payments of principal in equal monthly installments and accrued interest will be due until the loan matures on March 26, 2024.

Horizon 2020 Loan

In December 2019, as part of the Horizon 2020 grant, the Company entered into a loan agreement with the Italian Finance Ministry. Borrowings under the loan totaled €0.3 million (approximately $0.3 million at December 31, 2022), net of transaction costs and discounts of less than €0.1 million, and the loan bears interest at 0.171% per annum. The Company is required to make payments of interest only on borrowings under the loan agreement on a semiannual basis through and including June 30, 2020 (the interest only termination date), after which payments of principal in equal semiannual installments and accrued interest will be due until the loan matures on June 30, 2028.

In October 2020, the Company borrowed an additional €0.2 million (approximately $0.2 million at December 31, 2022), net of transaction costs of less than €0.1 million. The additional borrowings under the loan had the same terms and repayment schedule as the December 2019 loan.

RIF Shareholders Loan

In August 2020, as part of the RIF financing transaction, the Company entered into a loan agreement with the shareholders of RIF. Borrowings under the loan totaled €14.5 million (approximately $15.5 million at December 31, 2022), net of transaction costs of €0.5 million (approximately $0.5 million at December 31, 2022), and the loan bears interest at 6.35% per annum. The Company is required to make payments of interest only on borrowings under the loan agreement on an annual basis starting December 31, 2020 and through and including December 30, 2022 (the interest only termination date), after which payments of principal in equal annual installments and accrued interest will be due until the loan matures on December 31, 2030. If either party exercises its call option or put option on the equity investment as part of the RIF transaction, the unpaid principal and accrued interest as of that date must be paid by the Company.

UniCredit Loan

In November 2020, the Company entered into a loan agreement with UniCredit. Borrowings under the loan totaled €4.9 million (approximately $5.2 million at December 31, 2022), net of transaction costs and discounts of €0.1 million (approximately $0.1 million at December 31, 2022), and the loan bears interest at 2.12% per annum. The Company is required to make payments of principal and accrued interest on a semiannual basis starting December 10, 2021 until the loan matures on December 10, 2027.

2021 Bridge Financing

In December 2021, the Company issued convertible promissory notes to related parties in the principal amount of $27.0 million (see Note 20). At December 31, 2021, the outstanding balance under the 2021 convertible promissory notes was $27.1 million, recorded at fair value in the accompanying consolidated balance sheet. On January 19, 2022 the Company settled the convertible promissory notes in cash for principal plus accrued interest in the aggregate amount of $27.3 million. During the years ended December 31, 2022 and 2021, the Company recognized a fair value adjustment of $0.2 million and $0.1 million, respectively, relating to the 2021 convertible promissory notes on the accompanying consolidated statements of operations.

2022 Promissory Notes

In the third quarter of 2022, the Company issued three term promissory notes in the aggregate principal amount of $25.0 million to existing investor CMS, and existing investors and related parties Parent and SSD2 LLC, for an aggregate cash proceeds of $25.0 million. Each of the 2022 promissory notes is unsecured and bears interest at a rate of 15% per annum. Each promissory note matures on the earlier of (a) December 31, 2023 or (b) five (5) business days following a qualified financing. Upon a payment default under any promissory note that has not been cured after five days (i) the Company will be required to issue certain warrants to the holders as defined by the promissory note agreements and (ii) the holders will have the option to convert outstanding principal and accrued interest into a number of shares of Gelesis common stock as defined by the promissory note agreements.

At December 31, 2022, the aggregate outstanding balance of the 2022 promissory notes was $27.4 million recorded at fair value in the accompanying consolidated balance sheet. During the year ended December 31, 2022, the Company recognized a fair market adjustment of $2.4 million relating to the 2022 promissory notes.

The Company applied the provisions of ASC 815-15, Embedded Derivatives, elected to account for the 2022 promissory notes at fair value, and to not bifurcate the embedded derivative. The fair value of the promissory notes is determined using a multiple scenario-based valuation method. The fair value of the hybrid instrument was determined by calculating the value of the instrument in each scenario “with” the respective conversion feature and “without”. The significant inputs used in estimating the fair value of the convertible promissory notes include the estimated discount rate, expected term, and the outcome probability with respect to each scenario.

The following assumptions were used to determine the fair value of the 2022 promissory notes at December 31, 2022:

Expected term	1 year
Weighted average discount rate	26.0%
Probability of repayment after qualified financing	50.0%
Probability of holder electing conversion option	50.0%

Interest Rate Swap Contract on Intesa Sanpaolo Loan 1

In November 2019, the Company entered into an interest rate swap (“Interest Rate Swap”) contract with Intesa Sanpaolo S.p.A. concurrently with the execution of the Intesa Sanpaolo loan 1 agreement. The Interest Rate Swap contract covered the same period as the underlying Intesa Sanpaolo loan 1 and expires on October 31, 2029.

Fair value of the interest rate swap contract is determined based on quoted price in markets that are not active for which significant inputs are observable either directly or indirectly and thus represents a level 2 measurement.

The Company reported a fair value of $0.8 million for the Interest Rate Swap contract included other assets at December 31, 2022, and $0.1 million included in other long-term liabilities at December 31, 2021 in the accompanying consolidated balance sheets. Net gain attributable to the change in fair value of the Interest Rate Swap contract was $0.9 million for the year ended December 31, 2022. Net loss attributable to the change in fair value of the Interest Rate Swap contract was $0.1 million for the year ended December 31, 2021.

Future maturities with respect to non-convertible debt obligations outstanding at December 31, 2022 are as follows (in thousands):

At December 31, 2022
2023	8,101
2024	5,445
2025	3,962
2026	3,983
2027	3,964
More than 5 years	8,186

Total maturities	$33,642

13. Warrant Liabilities

The following represents a summary of the warrant liabilities activity during the years ended December 31, 2022 and 2021 (in thousands):

	Legacy Gelesis Warrants	Private Placement Warrants	Total
Balance at December 31, 2020	$12,099	$—	$12,099

Exercise of warrants	(3,924)	—	(3,924)
Change in fair value	7,646	—	7,646

Balance at December 31, 2021	$15,821	$—	$15,821

Assumed upon Business Combination	—	8,140	8,140
Changes in fair value	926	(8,010)	(7,084)
Conversion and exchange upon Business Combination	(16,747)	—	(16,747)

Balance at December 31, 2022	$—	$130	$130

Legacy Gelesis Redeemable Preferred Stock Warrants

The Legacy Gelesis warrants were evaluated under ASC 480 – Distinguishing Liabilities from Equity and it was determined that they met the requirements for separate accounting as freestanding financial instruments and should be classified as liabilities, as they relate to an obligation to issue shares that are potentially redeemable. The related liability is remeasured at each reporting date up to the exercise or expiration with increases or decreases in fair value being recorded in the consolidated statements of operations.

In connection with the Business Combination, Legacy Gelesis redeemable preferred stock warrants were reclassified from liability treatment to equity treatment pursuant to the terms of their exchange to New Gelesis warrants (see Note 15).

The following assumptions were used to determine the fair value of the warrant liability at December 31, 2021:

Expected term	0.1 years
Expected volatility	48.0%
Expected dividend yield	0.0%
Risk free interest rate	0.6%
Estimated fair value of the redeemable convertible preferred stock	$22.36
Exercise price of warrants	$0.04

Private Placement Warrants

At December 31, 2022, there were 7,520,000 Private Placement Warrants outstanding exercisable at $11.50 per share for common stock at the same terms as the Public Warrants. However, the warrants will not be redeemable by the Company for cash so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers of the Private Placement Warrants, or their permitted transferees, also have the option to exercise the Private Placement Warrants on a cashless basis. If Private Placement Warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

The warrants were initially recorded at fair value with subsequent changes in fair value being recorded in the accompanying consolidated statements of operations. The warrants at issuance and at December 31, 2022, were valued utilizing a modified Monte Carlo Simulation value model and significant unobservable Level 3 inputs.

The following weighted-average assumptions were used to determine the fair value of the Private Placement Warrant liability at December 31, 2022:

Private Placement Warrants
Expected term	4.0 years
Expected volatility	86.0%
Expected dividend yield	0.0%
Risk free interest rate	4.0%
Price of Gelesis Common Stock	$0.29
Exercise price of warrants	$11.50

14. Earnout Liability

The following represents a summary of the earnout liability activity during the year ended December 31, 2022 (in thousands):

Earnout Liability
Balance at December 31, 2021	$—

Recognized upon Business Combination	58,871
Changes in fair value	(58,308)

Balance at December 31, 2022	$563

At Business Combination close and at December 31, 2022, there were 18,758,241 earnout shares underlying the liability, which were unissued and unvested. At December 31, 2022, none of the triggering events had been met.

The earnout liability was initially recorded at fair value with subsequent changes in fair value being recorded in the accompanying consolidated statements of operations. The earnout liability at issuance and at December 31, 2022, were valued utilizing a Monte Carlo Simulation and significant unobservable Level 3 inputs.

The following weighted-average assumptions were used to determine the fair value of the earnout liability at December 31, 2022:

Earnout Liability
Expected term	4.0 years
Expected volatility	86.0%
Expected dividend yield	0.0%
Risk free interest rate	4.0%
Price of Gelesis Common Stock	$0.29

15. Stockholders’ Equity (Deficit)

Common Stock

The Company’s authorized capital stock consists of (a) 900,000,000 shares of common stock, par value $0.0001 per share; and (b) 250,000,000 shares of preferred stock, par value $0.0001 per share. At December 31, 2022, there were 73,325,022 shares of common stock issued and outstanding.

Common Stock Purchase Agreement

On August 11, 2022, the Company entered into a Common Stock Purchase Agreement and a Registration Rights Agreement (the “Purchase Agreement”) with B. Riley Principal Capital II, LLC (“B. Riley”). Pursuant to the agreement, the Company will have the right, but not the obligation, to sell to B. Riley up to the lesser of (i) $50,000,000 of newly issued shares of common stock, and (ii) 14,506,475 shares of common stock (which is the number of shares equal to approximately 19.99% of the aggregate number of shares of the Company’s common stock issued and outstanding immediately prior to the execution of the agreement) at 97% of the volume weighted average price of the Company’s common stock calculated in accordance with the Purchase Agreement, from time to time during the 24-month term commencing from the effectiveness date of the corresponding Form S-1 registration statement on September 6th, 2022. Sales and timing of any sales of Class A common stock are solely at the election of the Company, and the Company is under no obligation to sell any securities to B. Riley under the Purchase Agreement. As consideration for B. Riley’s commitment to purchase shares of the Company’s common stock, the Company issued 355,361 shares of its common stock as commitment shares. The Company incurred an aggregate cost of approximately $1.2 million in connection with the Purchase Agreement, including $0.5 million for the fair value of the 355,361 commitment shares issued to B. Riley.

The Company recorded $1.2 million legal and professional costs in the accompanying consolidated statement of operations during the year ended December 31, 2022, and recorded $0.5 million of additional paid-in capital in the accompanying consolidated balance sheets as of December 31, 2022 with respect to the fair value of the 355,361 common stock commitment shares issued to B. Riley.

The Company issued a total of 34,246 shares of its common stock and raised less than $0.1 million gross proceeds under the Purchase Agreement for the year ended December 31, 2022.

Legacy Redeemable Convertible Preferred Stock

At December 31, 2021 and immediately prior to the Business Combination, Legacy Gelesis had outstanding redeemable convertible preferred stock which are collectively referred to as “redeemable convertible preferred stock.” Immediately prior to the closing of the Business Combination, Legacy Gelesis redeemable convertible preferred stock converted into Legacy Gelesis common stock and was subsequently split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders received shares of common stock of the Company on a one-to-one basis.

Public Warrants

In connection with the Business Combination the Company assumed 13,800,000 Public Warrants, which entitle the holder to acquire common stock, which are exercisable at an exercise price of $11.50 per share. The Public Warrants will expire at on the earlier to occur of five years after the completion of the Business Combination or redemption.

Once the Public Warrants become exercisable, the Company may call the Public Warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than thirty (30) days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty(20) trading days within a thirty (30)-trading day period ending three (3) business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, the Company will have the option to require all holders that wish to exercise the Public Warrants to do so on a cashless basis, as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle.

At December 31, 2022, there were 13,800,000 Public Warrants outstanding.

Rollover Warrants

Immediately prior to the closing of the Business Combination, Legacy Gelesis redeemable preferred stock warrants were converted into Legacy Gelesis common warrants and were subsequently split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders received rollover common stock warrants of the Company on a one-to-one basis. At close of the Business Combination and December 31, 2022, there were 1,836,429 and 1,660,303 rollover warrants outstanding, respectively, with an exercise price of $0.02. During the year ended December 31, 2022, 176,126 rollover warrants were exercised for proceeds of less than $0.1 million.

Immediately prior to the closing of the Business Combination, existing Legacy Gelesis common warrants were also split according to the exchange ratio of 2.59. Upon closing of the Business Combination, holders received warrants to purchase shares of common stock of the Company on a one-to-one basis. At close of the Business Combination and at December 31, 2022, respectively, there were 1,353,062 of these warrants outstanding with an exercise price of $4.26.

The Company’s common stock reserved for future issuances are summarized as follows:

	December 31,
	2022	2021
Common stock issued upon option exercise and RSUs vesting	16,881,549	13,486,708
Conversion of all classes of redeemable convertible preferred stock	—	48,566,655
Issuances upon exercise of Legacy Gelesis warrants	—	1,836,429
Issuances upon exercise of common stock warrants	24,733,365	1,353,062
Earnout shares	23,482,845	—

Total common stock reserved for future issuance	65,097,759	65,242,854

16. Stock-Based Compensation

2021 Stock Option Plan

In January 2022, the Company’s Board of Directors approved the 2021 Plan, which supersedes the 2016 Stock Option and Grant Plan and the 2006 Stock Incentive Plan and provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards and restricted stock units to employees, directors, and nonemployees of the Company. The 2021 Plan was authorized initially to issue 9,583,570 shares, plus on January 1, 2023 and each January 1 thereafter, the number of shares of Common Stock reserved and available for issuance under the 2021 Plan shall be cumulatively increased by 4 percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31. Under the 2021 Plan, 3,977,252 shares remained available for issuance at December 31, 2022.

Options and restricted stock awards generally vest based on the grantee’s continued service with the Company during a specified period following a grant as determined by the Board of Directors and expire ten years from the grant date. In general, awards typically vest in three to four years, but vesting conditions can vary based on the discretion of the Company’s Board of Directors.

The fair value of the options is estimated at the grant date using Black-Scholes and recognized over the vesting period, taking into account the terms and conditions upon which options are granted. The fair value of restricted stock awards is the fair value at the date of grant reduced by the exercise price of the award, if any. The fair value of both options and restricted stock awards are amortized on a straight-line basis over the requisite service period of the awards.

Stock-based compensation expense is summarized for employees and nonemployees, by category in the accompanying consolidated statements of operations as follows (in thousands):

	Years Ended December 31,
	2022	2021
Research and development	$9,698	$1,565
Selling, general and administrative	20,079	3,967

Total	$29,777	$5,532

Stock Option Activity

The following table summarizes the Company’s stock option activity during the year ended December 31, 2022:

	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2021	4,889,820	$10.39	6.17	$54,449
Retroactive application of reverse recapitalization	7,784,666	(6.38)

Adjusted and Outstanding at December 31, 2021	12,674,486	$4.01	6.17	$54,449
Granted	2,658,185	$3.35
Exercised	(207,033)	$0.58
Forfeited – unvested	(972,349)	$4.64
Forfeited – vested	(63,718)	$4.31
Expired	(1,291,092)	$3.13

Outstanding at December 31, 2022	12,798,479	$3.97	5.80	$25
Exercisable at December 31, 2022	9,664,164	$3.92	4.84	$25
Vested and Expected to Vest at December 31, 2022	12,798,479	$3.97	5.80	$25

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the common stock. The total fair value of options vested during the year ended December 31, 2022 was $4.8 million.

The fair value of each option issued was estimated at the date of grant using Black-Scholes with the following weighted-average assumptions:

	Years Ended December 31,
	2022	2021
Market price of common stock	$3.35	$20.02
Expected volatility	72.4%	60.1%
Expected term (in years)	6.1	5.8
Risk-free interest rate	1.7%	1.1%
Expected dividend yield	0.0%	0.0%

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2022 and 2021 were $2.17 and $11.25 per share, respectively. At December 31, 2022 and December 31, 2021, there was $6.6 million and $8.7 million, respectively, of unrecognized compensation cost related to unvested stock option grants under the 2021 Plan, which was expected to be recognized over a weighted-average period of 2.1 and 1.7 years, respectively.

Restricted Stock Unit (“RSU”) Activity

During the year ended December 31, 2022, the Company issued 4,555,197 RSUs at a weighted-average fair value of $3.46 per unit.

The following table summarizes the Company’s RSU activity during the year ended December 31, 2022:

	Number of RSUs	Weighted- Average Grant Date Fair Value
Outstanding and Unvested at December 31, 2021	313,354	$21.41
Retroactive application of reverse recapitalization	498,868	$(13.15)

Adjusted and Outstanding and Unvested at December 31, 2021	812,222	$8.26
Granted	4,555,197	$3.46
Vested	(337,969)	$4.81
Forfeited	(946,380)	$3.44

Outstanding and Unvested at December 31, 2022	4,083,070	$4.31

Each RSU entitles the holder to one share of common stock on vesting and the RSU awards are based on a cliff vesting schedule over requisite service periods in which the Company recognizes compensation expense for the RSUs. Vesting of the RSUs is subject to the satisfaction of certain service and or certain performance conditions. The Company recognizes the estimated grant date fair value of these awards as stock-based compensation expense over the service and/or performance periods based upon its determination of whether it is probable that the service and or performance conditions will be achieved. The Company assesses the probability of achieving the service and or performance conditions at each reporting period. Cumulative adjustments, if any, are recorded to reflect subsequent changes in the estimated or actual outcome of service and or performance-related conditions.

At December 31, 2022 and December 31, 2021, unrecognized compensation cost for RSU awards granted totaled $7.9 million and $6.7 million, respectively, which was expected to be recognized over a weighted-average period of 3.1 and 0.9 years, respectively.

17. Income Taxes

Consolidated (loss) income before income taxes on a geographic basis during the years ended December 31, 2022 and 2021 are as follows (in thousands):

	Years Ended December 31,
	2022	2021
United States	$(63,850)	$(86,693)
Non-U.S.	8,550	(6,637)

Total	$(55,300)	$(93,330)

The provision for income taxes consists of the following components during the years ended December 31, 2022 and 2021 (in thousands):

	Years Ended December 31,
	2022	2021
Current tax expense:
U.S. federal	$—	$—
Foreign	480	17

Total current tax expense	480	17
Deferred tax expense:
U.S. federal	—	—
State	—	—
Foreign	—	—

Total deferred tax expense	—	—

Total provision for income taxes	$480	$17

A reconciliation setting forth the differences between the effective tax rates of the Company for the years ended December 31, 2022 and 2021 and the U.S. federal statutory tax rate is as follows:

	Years Ended December 31,
	2022	2021
U.S. Federal income tax provision expense at statutory rate	21.0%	21.0%
Effect of nondeductible stock-based compensation	(0.8)%	0.8%
Foreign rate differential	(1.2)%	0.2%
Mark to market of warrant liabilities	24.0%	(1.7)%
State taxes net of federal benefit	10.7%	4.3%
Non-deductible financing expenses	0.4%	(0.3)%
Valuation allowance	(53.6)%	(24.2)%
Investment transfer	—	—
Other differences	0.9%	(0.4)%
US federal and state research credits	0.6%	0.4%
Uncertain tax positions	(0.1)%	(0.1)%
Foreign earnings includible in US	—	—
Transaction Costs	(0.9)%	—
GILTI	(1.9)%	—

Effective income tax rate	(0.9)%	0.0%

Significant components of the Company’s consolidated deferred tax assets and liabilities at December 31, 2022 and 2021 are as follows at (in thousands):

	At December 31,
	2022	2021
Deferred tax assets:
Federal net operating loss carryforwards	$54,005	$40,469
State net operating loss carryforwards	13,705	10,643
Equity compensation	12,331	5,620
Accruals and reserves	16	—
Uncollected grants	993	998
Investment in subsidiaries	3,766	3,820
Research credits	1,823	1,578
Other assets	1,549	152
Deferred income	—	239
Interest	—	257
Lease liabilities	411	547
Inventory reserve	3,430	—
Section 174 adjustment	3,572	—

Total deferred tax assets	95,601	64,323
Valuation allowance	(91,842)	(59,841)

Total deferred tax assets net of valuation allowance	3,759	4,482
Deferred tax liabilities:
Intangible assets and amortization	(3,332)	(3,932)
Right-of-use asset	(400)	(536)
Other liabilities	(27)	(14)

Total deferred tax liabilities	(3,759)	(4,482)

Net deferred tax assets	$—	$—

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. At December 31, 2022 and 2021, the Company has federal net operating loss carryforwards totaling $254.7 million and $184.6 million, respectively, of which $63.5 million expire in 2027 through 2037 and $191.2 million do not expire as of December 31, 2022. At December 31, 2022 and 2021, the Company has state net operating loss carryforwards totaling $221.2 million and $168.4 million, respectively, which expire in 2030 through 2041, as well as other temporary differences and attributes that will be available to offset regular taxable income during the carryforward period. At December 31, 2022, the Company has foreign net operating loss carryforwards of $2.2 million which do not expire.

The Company files income tax returns in Italy, the United States and in various state jurisdictions with varying statutes of limitations. Due to net operating losses incurred, the Company’s tax returns from inception to date are subject to examination by taxing authorities.

The Company has evaluated the positive and negative evidence bearing upon the realizability of its net deferred tax assets and determined that it is not more likely than not that the Company will recognize the benefits of the net deferred tax assets. Therefore, a full valuation allowance has been recorded against the balance of net deferred tax assets in the United States. Additionally, the Company has determined that it is not more likely than not that the Company will recognize the benefits of the net deferred tax assets in Italy, primarily due to uncertainty regarding continued funding of the operations of Italy and from the restructuring of the intercompany services agreement between Gelesis, Inc., and Gelesis S.r.l., in connection with the RIF financing. As a result, the Company maintained a full valuation allowance against the balance of net deferred tax assets in Italy as of December 31, 2022 and December 31, 2021, respectively. The Company will continue to evaluate all positive and negative evidence each period.

The change in the valuation allowance during the years ended December 31, 2022 and 2021 was an increase of $32.2 million and $22.4 million, respectively. The increase in the valuation allowance during the years ended December 31, 2022 and December 31, 2021, respectively, was primarily due to the increase in net operating losses generated by the U.S. and foreign operations, net.

The Company generally considers all earnings generated in Italy to be indefinitely reinvested. Therefore, the Company does not accrue U.S. taxes on the repatriation of the foreign earnings it considers to be indefinitely reinvested outside of the U.S. At December 31, 2022, the Company had not provided for federal income tax on $0.8 million of accumulated undistributed deficit of its foreign subsidiaries. In the event the Company were to repatriate the foreign earnings, the Company does not estimate the repatriation being subject to taxation.

The Company follows the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes, which specifies how tax benefits for uncertain tax positions are to be recognized, measured, and recorded in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. At December 31, 2022 and 2021, the Company has not recorded any liability for uncertain tax positions which relate primarily to certain federal and state research tax credits. The Company presents the uncertain tax positions as a reduction to the gross deferred tax assets with respect to research credits. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its consolidated statements of operations. For the years ended December 31, 2022 and 2021, no estimated interest or penalties were recognized on uncertain tax positions. The Company does not expect that the amounts of uncertain tax positions will change significantly within the next twelve months. A reconciliation of the beginning and ending amount of uncertain tax positions is as follows (in thousands):

	Years Ended December 31,
	2022	2021
Unrecognized tax benefits at the beginning of year	$(352)	$(281)
Increase for current year positions	(65)	(71)
Increase for prior year positions	—	—
Expiration of statute of limitations	—	—

Unrecognized tax benefits at the end of year	(417)	(352)
Gross research credit tax assets	2,240	1,930

Net research credit tax assets	$1,823	$1,578

18. Earnings (Loss) per Share

The weighted-average common shares outstanding and thus the net loss per share calculations and potentially dilutive security amounts for all periods prior to the Business Combination have been retrospectively adjusted to the equivalent number of shares outstanding immediately after the Business Combination to effect the reverse recapitalization. Historically reported weighted average shares outstanding have been multiplied by the exchange ratio of approximately 2.59.

Basic and diluted loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share data):

	Years Ended December 31,
	2022	2021
Numerator:
Net loss	$(55,780)	$(93,347)
Accretion of redeemable convertible preferred stock to redemption value	(37,934)	(94,134)
Accretion of noncontrolling interest put option to redemption value	(253)	(376)
Income allocated to noncontrolling interest holder	(1,095)	—

Net loss attributable to common stockholders	$(95,062)	$(187,857)

Denominator:
Weighted average common shares outstanding, basic and diluted	70,300,772	5,712,042

Net loss per share, basic and diluted	$(1.35)	$(32.89)

The Company’s potential dilutive securities, which include stock options, RSUs, warrants and earnout shares have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same for all periods presented. The Company excluded the following potential common stock, presented based on amounts outstanding at December 31, 2022 and 2021 from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect.

	December 31,
	2022	2021
Convertible preferred stock	—	48,566,655
Warrants on convertible preferred stock	—	1,836,429
Options and RSUs to acquire common stock	16,881,549	13,555,474
Warrants on common stock	24,733,365	1,353,062
Earnout shares	—	—

Total	41,614,914	65,311,620

Total potentially dilutive common share equivalents for the year ended December 31, 2022, excludes 23,482,845 shares related to the earnout liability as these shares are contingently issuable upon meeting certain triggering events.

19. Commitments and Contingencies

Operating Leases

In June 2019, the Company entered into an operating lease agreement with Parent, for office space located in Boston, Massachusetts. The lease expires in August 2025, with total lease payments of $3.2 million over the term. The remaining noncancelable term of the Company’s operating leases was 2.6 years at December 31, 2022, and the weighted average discount rate was 5.3%.

The following table summarizes the Company’s operating lease activity (in thousands):

	Years Ended December 31,
	2022	2021
Lease liabilities, current	597	541
Lease liabilities, net of current portion	967	1,519

Total operating lease liabilities	$1,564	2,060

Operating lease rental expense	$656	$434

Future maturities of the lease liability under the Company’s noncancelable operating leases at December 31, 2022 are as follows (in thousands):

At December 31, 2022
2023	669
2024	579
2025	388
2026	34
2027	16
More than 5 years	—

Total undiscounted lease maturities	$1,686

Imputed interest	(122)

Total lease liability	$1,564

Royalty Agreements

Expenses from royalty agreements on net product sales and sublicense income is recognized as a cost of goods sold in the accompanying consolidated statements of operations during the period in which the associated revenues are recognized.

PureTech

In December 2009, the Company entered into a royalty and sublicense income agreement with Parent, a significant stockholder in the Company, whereby the Company is required to pay Parent a 2.0% royalty on net product sales received as a result of developing products and technology using the intellectual property purchased from One.

One S.r.l

Under the amended and restated master agreement with One, the Company is required to pay a 2.0% royalty on net product sales and an aggregate of €17.5 million (approximately $18.7 million at December 31, 2022) upon the achievement of certain commercial milestones of new medical indications as well as Plenity and pay royalties on net product sales and/or a percentage of sublicense income. At December 31, 2022, none of the milestones have been met.

Grant Agreements

The Company has been awarded grants from governmental agencies, which are recognized as income as the qualifying expenses are incurred. The grant agreements contain certain provisions, including, among others, maintaining a physical presence in the region for defined periods. Failure to comply with these covenants would require either a full or partial refund of the grant to the granting authority.

Research and Development Tax Credits

The Company’s subsidiary, Gelesis S.r.l., which conducts core manufacturing and research and development activities on behalf of the Company, is eligible to receive a non-income based and non-refundable tax credits for qualified research and development activities. The Company has earned research and development tax credits in Italy for qualifying expenses incurred by performing certain research and development activities.

In December 2018, the Italian government passed a new budget law, effective January 1, 2019, that amended the eligibility criteria for recognizing qualifying research and development tax credits (“2019 Budget Law”). The 2019 Budget Law requires retroactive application for research and development tax credits earned during the year ended December 31, 2019. Under the 2019 Budget Law, research and development tax credits claimed in prior periods under previous interpretations of the research and development tax credit law may potentially be repaid by the Company.

The Company evaluated the potential loss under ASC 450, Contingencies. The Company concluded that the likelihood of a potential loss arising from this matter is probable.

The Company has recorded $0.0 million and $3.0 million as a component of other long-term liabilities in the accompanying consolidated balance sheets at December 31, 2022 and December 31, 2021, respectively. In October 2021, the Italian federal tax authority initiated an audit of the research and development tax credits for the calendar years 2017 through 2019. The Company concluded the audit with the Italian tax authorities by the end of 2022 which did not result in any material impact on the accompanying consolidated statement of operations.

Litigation

In connection with the Business Combination, the Company received a litigation demand letter from certain purported stockholders alleging that the Company was required to provide holders of Class A common stock a separate class vote in connection with proposed amendments of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares, such that separate votes can be cast on the proposed increase in the number of shares of Class A common stock and the proposed increase in the number of shares of preferred stock. During the year ended December 31, 2022, the Company reached an agreement to resolve the claim and settled for an immaterial cash payment.

20. Related Party Transactions

The Company had the following transactions with related parties:

PureTech

In June 2019, Parent executed a sublease agreement with the Company. With respect to the sublease, the Company incurred lease expense of $0.5 million and $0.5 million during the years ended December 31, 2022 and 2021, respectively, recorded in general and administrative expenses in the accompanying consolidated statements of operations. The Company incurred royalty expense of $0.5 million and $0.2 million in connection with the PureTech royalty agreement during the years ended December 31, 2022 and 2021, respectively, recorded in cost of goods sold in the accompanying consolidated statements of operations. The Company had an accounts payable balance to Parent of $0.1 million and $0.1 million at December 31, 2022 and December 31, 2021, respectively, in the accompanying consolidated balance sheets.

On December 13, 2021, the Company issued a convertible promissory note to Parent in the principal amount of $15.0 million. At December 31, 2021, the outstanding balance was $15.1 million, recorded at fair value in the accompanying consolidated balance sheets. On January 19, 2022 the Company settled the convertible promissory notes in cash for principal plus accrued interest in the aggregate amount of $15.2 million. During the years ended December 31, 2022 and 2021, the Company recognized a loss of $0.1 million with respect to the change in fair value of the Parent 2021 convertible promissory notes on the accompanying consolidated statements of operations.

On July 25, 2022, the Company issued a promissory note to Parent in the principal amount of $15.0 million. At December 31, 2022, the outstanding balance of the promissory note was $16.6 million recorded at fair value in the accompanying consolidated balance sheets. During the year ended December 31, 2022, the Company recognized a loss of $1.6 million with respect to the change in the fair value of the promissory notes.

SSD2

On December 13, 2021, the Company issued a convertible promissory note to SSD2 LLC (“SSD2”) in the principal amount of $12.0 million. At December 31, 2021, the outstanding balance was $12.1 million, recorded at fair value in the accompanying consolidated balance sheets. On January 19, 2022 the Company settled the convertible promissory notes in cash for principal plus accrued interest in the aggregate amount of $12.1 million. During the years ended December 31, 2022 and 2021, the Company recognized a loss of $0.1 million and less than $0.1 million, respectively, with respect to the change in fair value of the SSD2 2021 convertible promissory notes on the accompanying consolidated statements of operations.

On July 25, 2022, the Company issued a promissory note to SSD2 in the principal amount of $5.0 million (see Note 12). At December 31, 2022, the outstanding balance of the promissory note was $5.5 million recorded at fair value in the accompanying consolidated balance sheets. During the year ended December 31, 2022, the Company recognized a loss of $0.5 million with respect to the change in the fair value of the promissory notes.

One S.r.l

Consulting Agreement with Founder of One

The Company and one of the founders of One, who is also a stockholder of the Company, entered into a consulting agreement for the development of the Company’s science and technology. The Company incurred costs for consulting services received from the founder of One totaling $0.2 million and $0.3 million during the years ended December 31, 2022 and 2021, respectively, recorded in research and development expense in the accompanying consolidated statements of operations. The Company recorded an accounts payable balance to the founder of less than $0.1 million at both December 31, 2022 and December 31, 2021, respectively, in the accompanying consolidated balance sheets.

Acquisition of One

In connection with the amended and restated master agreement with One, the Company acquired a 10.0% equity interest in One in exchange for cash consideration. During the year ended December 31, 2022 the Company made a payment of $2.9 million to One shareholders with respect to the acquisition. The Company had remaining undiscounted payments of €2.5 million and €5.0 million due to One at December 31, 2022 and December 31, 2021, respectively (approximately $2.7 million and $5.7 million due to One at December 31, 2022 and December 31, 2021, respectively). The balance at December 31, 2021 and December 31, 2022 was recorded in accrued expenses in the accompanying consolidated balance sheets as it is expected to be settled within the next twelve months.

Additionally, the Company incurred royalty expense of $0.5 million and $0.2 million with One during the years ended December 31, 2022 and 2021, respectively, recorded in cost of goods sold in the accompanying consolidated statements of operations. The Company had an accrued expense balance of $2.7 million and $6.7 million at December 31, 2022 and December 31, 2021, respectively, relating to the One acquisition payment obligations and accrued royalties in the accompanying consolidated balance sheets.

RIF Transaction

In connection with the RIF transaction entered into in August 2020, the Company received $12.3 million from RIF as an equity investment that can be called by the Company beginning in December 2023 and ending in December 2026 by paying the investment plus 15.0% percent annual interest or put by RIF starting in January

2027 and ending in December 2027 for the investment amount plus 3.175% percent annual interest. RIF holds approximately 20% of the equity of Gelesis S.r.l. at December 31, 2022. In addition, the shareholders of RIF provided the Company with a loan of €14.5 million ($15.5 million at December 31, 2022) with a fixed interest rate of 6.35% per annum.

21. Employee Benefit Plan

The Company has a 401(k) retirement plan in which substantially all U.S. employees are eligible to participate. Eligible employees may elect to contribute up to the maximum limits, as set by the Internal Revenue Service, of their eligible compensation. The Company made discretionary plan contributions of $0.2 million and $0.2 million during the years ended December 31, 2022 and 2021, respectively.

22. Subsequent Events

The Company has evaluated subsequent events which may require adjustment to or disclosure in the consolidated financial statements through the date of issuance of these consolidated financial statements.

In November 2022, the Company received letters from the NYSE indicating that the Company was not in compliance with its continued listing standards of (1) average closing price of a security of not less than $1.00 over a consecutive 30 trading-day period and (2) average market capitalization of not less than $50 million over a 30 trading-day period and stockholders’ equity of not less than $50 million. The Company is closely monitoring the closing share price of its common stock and intends to regain compliance. The Company has had correspondence with the NYSE regarding this matter, and its business plan to comply with the NYSE listing standards was accepted by the NYSE in February 2023. If the Company is unable to satisfy the NYSE listing requirements by their respective deadlines, the Company will be subject to the NYSE’s suspension and delisting procedures.

Effective January 20, 2023, the Company’s Public Warrants, which were previously listed under the symbol “GLS WS”, were delisted from the NYSE due to “abnormally low” price levels.

On February 21, 2023, the Company entered into a Note and Warrant Purchase Agreement with Parent, pursuant to which the Company issued a short term convertible senior secured note in the aggregate principal amount of $5.0 million and warrants to purchase 23,688,047 shares of Common Stock. The warrants have an exercise price of $0.2744 and may not be exercised prior to the receipt of stockholder approval. The short term convertible senior secured note bears interest at a rate of 12% per annum, and matures on July 31, 2023, unless earlier converted or the maturity is extended as described within the definitive agreements. The Company may issue an additional $5.0 million to Parent upon mutual acceptance of the Company meeting certain conditions.

On March 18, 2023, NYSE notified the Company that they had considered the closing price of $0.11 of the Company’s Common Stock on March 17, 2023 to be close to an “abnormally low selling price” and that continued trading at such low price could result in immediate delisting of the Company’s Common Stock. On March 18, 2023, NYSE also indicated that there is a potential for the Company to fall below the $15 million 30-trading-day average market capitalization standard which could result in immediate delisting of the Company’s Common Stock.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

PURETECH HEALTH LLC,

CAVIAR MERGER SUB LLC

and

GELESIS HOLDINGS, INC.

Dated as of June 12, 2023

(continued)

(continued)

(continued)

Exhibits
Exhibit A	Form of Voting and Support Agreement

Schedules
Schedule 3.19(a)	Grants
Schedule 3.19(b)	Financing Arrangements
Schedule 3.19(c)	RIF Agreements

Term	Section
Acquisition Agreement	5.12(f)
Adverse Recommendation Change	5.12(f)
Agreement	Preamble
Balance Sheet Date	3.8
Base Amount	5.5(b)
BEI	3.19(c)
Biweekly Budgets	5.2(c)
Book-Entry Shares	2.1(d)(ii)
Budget Deficit	8.3(c)
Burdensome Event	7.2(f)(ii)
Call Option Agreement	5.21
Capitalization Date	3.4(a)
Certificate of Merger	1.3
Chosen Courts	9.5
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Assets	3.3(b)
Company Benefit Plan	3.14(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Exclusive In-Licensed IP	3.12(a)
Company Licensed IP	3.12(a)
Company Meeting	5.12(e)
Company Option	2.3(a)
Company Owned IP	3.12(a)
Company Property	3.11(a)
Company Registered Intellectual Property	3.12(a)
Company Representative	3.30(a)
Company RSU Award	2.3(b)
Company Stockholder Approval	3.2(d)
Company Stockholders	Recitals
Confidentiality Agreement	5.3(c)
Contaminants	3.12(j)
Continuing Employee	5.4(b)
Developed IP	.12(m)
DGCL	Recitals
Dissenting Shares	2.5(a)
DLLCA	Recitals
Effective Time	1.3
Enforceability Exceptions	3.2(c)
ERISA	3.14(a)
Exchange Act	3.3(a)(ii)
Excluded Shares	2.1(b)
Expenses	5.9
Financing Arrangements	3.19(b)
Fondo	7.2(i)
Foreign Company Plan	3.14(a)
GAAP	3.7(a)(ii)
Gelesis S.r.l	3.19(a)
Gelesis, Inc	2.1(d)(iii)

Term	Section
Go-Shop Period	6.1
Governmental Authority Notice	5.3(b)
Governmental Authorizations	3.3(a)
Grant Funds	3.19(a)
Grants	3.19(a)
Holders	7.2(h)(i)
Indemnified Party	5.5(a)
Insider	3.21(b)
Material Company IP	3.12(b)
Material Contracts	3.13(a)
Merger	Recitals
Merger Consideration	2.1(d)(i)
Merger Sub	Preamble
Merger Sub Consent	4.7
Merger Transactions	Recitals
Monthly Budgets	5.2(c)
Multiemployer Plan	3.14(c)
New Litigation Claim	5.3(b)
Non-Exchanging Holder	2.1(d)(iii)
No-Shop Period Start Date	6.1
Notes	2.4(e)
NYSE	3.4(h)
Outside Date	8.2(a)
Parent	Preamble
Parent Assets	4.2(b)
Parent Disclosure Schedule	Article IV
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Presidency	5.7(a)
Privacy and Cybersecurity Requirements	3.26(a)
Proxy Statement	5.12(a)
Real Property Lease	3.11(a)
Regulatory Approvals	5.7(a)
RIF	3.19(c)
RIF Agreements	3.19(c)
RIF Payment Deferral	7.2(i)
Safety Notices	3.18(g)
Sarbanes-Oxley Act	3.6
Schedule 13E-3	5.12(b)
SEC Clearance Date	5.12(c)
Securities Act	3.6
Special Committee	Recitals
Structuring Amendment	5.18
Submission	7.2(f)
Surviving Company	Recitals
Takeover Law	3.27
Termination Expenses	8.6(b)
Termination Fee	8.6(c)
Title IV Plan	3.14(c)
Top Customers	3.24(a)
Top Suppliers	3.25(a)
Voting and Support Agreements	Recitals

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), dated as of June 12, 2023, is by and among PureTech Health LLC, a Delaware limited liability company (“Parent”), Caviar Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), and Gelesis Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company, Parent and Merger Sub desire to effect the merger of the Company with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Surviving Company”) and a wholly owned Subsidiary of Parent (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Limited Liability Company Act of the State of Delaware, as amended (the “DLLCA”), pursuant to which, except as otherwise provided in Article II, each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board”) (acting upon the unanimous recommendation of a special committee of the Company Board established by the Company Board (the “Special Committee”)) has unanimously (i) determined that the Merger and the other transactions contemplated hereby (collectively, the “Merger Transactions”) are advisable, fair to and in the best interests of the Company and its stockholders, including the stockholders holding the Unaffiliated Voting Shares (such stockholders, the “Company Stockholders”), (ii) approved, adopted and declared advisable this Agreement, the Voting and Support Agreement and the Merger Transactions, (iii) directed that this Agreement be submitted to the Company Stockholders for adoption and (iv) recommended that the Company Stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of managers of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger Transactions;

WHEREAS, the board of directors of Parent has approved this Agreement and the Merger Transactions;

WHEREAS, promptly following the execution of this Agreement, Parent, in its capacity as the sole member of Merger Sub, shall adopt this Agreement and approve the Merger Transactions;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger Transactions;

WHEREAS, concurrently with the execution of this Agreement, Parent and certain Company Stockholders have executed and delivered voting and support agreements, dated as of the date hereof, substantially in the form attached hereto as Exhibit A (the “Voting and Support Agreements”), pursuant to which, among other things, such Company Stockholders have agreed, subject to the terms thereof, to vote, or cause to be voted, all of the shares of Company Common Stock beneficially owned by such Company Stockholders in favor of the adoption of this Agreement; and

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER TRANSACTIONS

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and DLLCA, at the Effective Time, (a) the Company shall be merged with and into Merger Sub, (b) the separate corporate existence of the Company shall cease and Merger Sub shall continue its existence under the DLLCA as the Surviving Company and (c) the Surviving Company shall become a wholly owned Subsidiary of Parent.

1.2 Closing. The consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston MA 02110 on or before the third (3rd) Business Day after satisfaction of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of those conditions at the Closing) (the date on which the Closing occurs, the “Closing Date”). The parties intend that the Closing shall be effected, to the extent practicable, by conference call and the electronic delivery of documents to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing.

1.3 Effective Time. As soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and duly delivered to the Secretary of State of the State of Delaware for filing in such form as is required by the relevant provisions of the DGCL and DLLCA, and shall make all other filings or recordings required by the DGCL and DLLCA in connection with the Merger. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”). From and after the Effective Time, the Surviving Company shall possess all the property, rights, privileges, powers and franchises of the Company and Merger Sub, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided in the DGCL and DLLCA.

1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, DLLCA, this Agreement and the Certificate of Merger.

1.5 Certificate of Formation. At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company until, subject to Section 5.4, thereafter amended in accordance with its terms and as provided by applicable Law; provided that the name of the Surviving Company shall be “Gelesis Holdings LLC”.

1.6 Limited Liability Company Agreement. At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until, subject to Section 5.4, thereafter amended in accordance with their terms and as provided by applicable Law; provided that the name of the Surviving Company shall be “Gelesis Holdings LLC”.

1.7 Managers and Officers. At the Effective Time, unless Parent determines otherwise prior to the Closing Date, (i) the managers of Merger Sub immediately prior to the Effective Time shall be the managers of the

Surviving Company and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal. Prior to the Closing, the Company shall use its commercially reasonable efforts to deliver to Parent a letter executed by each director of the Company and its Subsidiaries, in each case, as requested by Parent in writing at least five (5) Business Days prior to the Closing Date, effectuating his or her resignation as a member of the Company Board (or similar governing body of such Subsidiary) to be effective as of the Effective Time.

ARTICLE II

EFFECT OF THE MERGER

2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of Merger Sub or the Company:

(a) Conversion of Merger Sub Interests. Each limited liability company interest of Merger Sub issued and outstanding immediately before the Effective Time shall remain outstanding as the only limited liability interests of the Surviving Company and shall not be affected by the Merger, and Parent shall continue as the sole member of the Surviving Company.

(b) Cancellation of Certain Shares. Each share of Company Common Stock owned by the Company as treasury stock or owned by Parent or any or its direct or indirect Subsidiaries (including Merger Sub) immediately before the Effective Time (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid in exchange for those Excluded Shares.

(c) Cancellation of Earn Out Shares. Each unvested Earn Out Shares issued and outstanding immediately before the Effective Time shall be automatically forfeited and deemed transferred to the Company for no consideration, and shall be cancelled by the Company and cease to exist immediately prior to the Closing.

(d) Conversion of Company Common Stock.

(i) Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than Excluded Shares and Dissenting Shares, but including Company Warrant Shares) shall be converted automatically into and shall thereafter represent only the right to receive $0.05664 per share in cash (the “Merger Consideration”), without interest and subject to applicable withholding in accordance with Section 2.7, payable upon surrender of such shares in accordance with Section 2.2.

(ii) All shares of Company Common Stock that have been converted pursuant to Section 2.1(d)(i) shall be canceled automatically and shall cease to exist, and the holders of shares represented by book-entry immediately before the Effective Time (the “Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 2.2.

(iii) Each former holder of shares of capital stock of Gelesis, Inc., a Delaware corporation (“Gelesis, Inc.”), who as of immediately prior to the Closing has not submitted a letter of transmittal to receive the Capstar Shares (as defined in the BCA) such holder was entitled to receive pursuant to the BCA (each such holder, a “Non-Exchanging Holder”) shall be (A) entitled to receive the consideration under this Agreement that such Non-Exchanging Holder would be entitled to receive if such Non-Exchanging Holder had received the Capstar Shares it was entitled to receive pursuant to the BCA and (B) deemed a Company Stockholder for all purposes of this Agreement.

(e) Equitable Adjustment. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock, then the Merger Consideration shall be equitably adjusted to reflect such change; provided, that nothing in this Section 2.1(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2 Surrender of Book-Entry Shares.

(a) Paying Agent. Prior to the Effective Time, Parent and/or Merger Sub shall appoint a nationally recognized paying agent reasonably acceptable to the Company to act as the paying agent for the payment of the amounts to be paid pursuant to this Article II, other than pursuant to Sections 2.3(a) and 2.3(b), (the “Paying Agent”) and enter into a paying agent agreement with the Paying Agent on terms and conditions that are satisfactory to the Company in its reasonable discretion. Parent shall be responsible for all fees and expenses of the Paying Agent.

(b) Payment Fund. At or prior to the Effective Time, Parent and/or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Book-Entry Shares, for payment in accordance with this Article II by the Paying Agent, sufficient funds for the payment of the aggregate Merger Consideration (such funds provided to the Paying Agent are referred to as the “Payment Fund”).

(c) Payment Procedures.

(i) Letter of Transmittal. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to deliver (through mail or electronically) the following to each holder of record of a share of Company Common Stock converted pursuant to Section 2.1(d)(i): (A) a letter of transmittal in customary form, specifying that delivery shall be effected upon adherences to the procedures set forth in the letter of transmittal; and (B) instructions for returning such letter of transmittal in exchange for payment of the Merger Consideration.

(ii) Surrender of Shares. Upon delivery of a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Book-Entry Share shall be deemed to have surrendered his, her or its Book-Entry Share and entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration payable and issuable in respect of the number of shares formerly evidenced by such Book-Entry Share less any applicable withholding in accordance with Section 2.7. Any Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Book-Entry Shares.

(iii) Unregistered Transferees. If any Merger Consideration is to be paid and issued to a Person other than the Person in whose name the surrendered Book-Entry Share is registered, then the Merger Consideration may be paid or issued to such a transferee so long as (A) the surrendered Book-Entry Share shall otherwise be in proper form for transfer and is accompanied by all documents reasonably required by Parent to evidence and effect that transfer and (B) the Person requesting such payment or issuance (x) pays any applicable transfer Taxes or (y) establishes to the reasonable satisfaction of Parent and the Paying Agent that all such transfer Taxes have already been paid or are not applicable.

(iv) No Other Rights. Until surrendered in accordance with this Section 2.2, each Book-Entry Share in respect of shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.1(d)(i) shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. The Merger Consideration paid upon the surrender of any Book-Entry Share in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Book-Entry Share.

(d) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately before the Effective Time.

(e) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Company or the Paying Agent shall be liable to any Person for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Company; provided, that such investments shall be (I) in obligations of or guaranteed by the United States of America, (II) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (III) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion, or (IV) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for the other reasons below the level required to make prompt payment of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is maintained at a level sufficient to make such payments.

(g) Termination of Payment Fund. Parent is entitled to require the Paying Agent to return to Parent or Parent’s designee any portion of the Payment Fund that remains unclaimed by the holders of Book-Entry Shares on or after the first (1st) year anniversary of the Effective Time. Thereafter, any holder of Book-Entry Shares who has not complied with this Article II shall look only to Parent or the Surviving Company, which shall remain responsible for payment and issuance of the applicable Merger Consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims of interest of any Person previously entitled thereto. Neither the Paying Agent nor the Surviving Company shall be liable to any holder of a certificate representing shares of Company Common Stock or Book-Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

2.3 Company Equity Awards.

(a) Each outstanding unexercised option to purchase shares of Company Common Stock (each, a “Company Option”), whether vested or unvested, shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled at the Effective Time without payment of any consideration therefor.

(b) Each outstanding award of Company RSUs granted under any Company Stock Plan (each, a “Company RSU Award”) by virtue of the Merger shall, automatically and without any action on the part of any holder of a Company RSU Award, (i) accelerate in full as of immediately prior to the Effective Time, and (ii) to the extent not yet settled as of the Effective Time, be canceled and converted as of the Effective Time into the right to receive (without interest) an amount in cash equal to the Merger Consideration that would be payable in accordance with Section 2.1(c) in respect of the shares of Company Common Stock issuable upon settlement of the Company RSU Award, such payment to be net of any applicable Tax withholding obligations required by applicable Laws.

(c) Prior to the Effective Time, the Company shall take all actions necessary to effect the treatment of the Company Options and Company RSU Awards as provided for under this Section 2.3. All Company Stock Plans will terminate as of the Effective Time (but subject to the consummation of the Merger).

(d) At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Company RSU Awards pursuant to this Section 2.3 with respect to such Company RSU Awards (as applicable). As promptly as reasonably practicable following the Closing Date, the applicable former holders of Company RSU Awards will receive a payment from the Surviving Company, through its payroll system, payroll provider or other provider of applicable payments, of the consideration required to be paid to such former holders pursuant to this Section 2.3.

2.4 Company Warrants; Convertible Notes.

(a) Gelesis Warrants. At the Effective Time, each outstanding Gelesis Warrant, in accordance with the terms of the Gelesis Warrant Agreement, shall automatically and without any required action on the part of the holder thereof, cease to represent a Gelesis Warrant exercisable for one (1) share of Company Common Stock and shall become a Gelesis Warrant exercisable for the Merger Consideration. If a Registered Holder (as defined in the Gelesis Warrant Agreement) properly exercises the Gelesis Warrant within thirty (30) days following the public disclosure of the consummation of the Merger by the Company pursuant to a current report on Form 8-K filed with the SEC, the Warrant Price (as defined in the Gelesis Warrant Agreement) shall be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the Warrant Price (as defined in the Gelesis Warrant Agreement) in effect prior to such reduction minus (ii) (A) the Merger Consideration minus (B) the Black-Scholes Warrant Value (as defined in the Gelesis Warrant Agreement).

(b) CMS Warrants. At the Effective Time, each outstanding CMS Warrant shall, in accordance with the terms of the CMS Warrant Agreement, automatically and without any required action on the part of the holder thereof, cease to represent a warrant exercisable for 400,000 shares of Company Common Stock and be exchanged for an amount of consideration equal to the difference of (i) the Gross Consideration (as defined in the CMS Warrant Agreement) minus (ii) the aggregate Change of Control Exercise Price (as defined in the CMS Warrant Agreement).

(c) One S.r.l. Warrants. At the Effective Time, each One S.r.l. Warrant shall, in accordance with the terms of the One S.r.l. Warrant Agreement, automatically and without any required action on the part of the holder thereof, cease to represent a warrant exercisable for certain shares of Company Common Stock and be exchanged for, with respect to each share of Company Common Stock underlying such One S.r.l. Warrant, an amount of consideration equal to the difference of (i) $1.46 minus (ii) the Change of Control Warrant Price (as defined in each One S.r.l. Warrant Agreement). The parties hereto agree that $1.46 represents the Gross Consideration (as defined in the One S.r.l. Warrant) in respect of such Warrant.

(d) PureTech Warrants. At the Effective Time, each PureTech Warrant shall be canceled automatically and shall cease to exist, and no consideration shall be paid in exchange therefor, and by execution hereof, Parent, as the holder of each such PureTech Warrant, hereby agrees to such cancellation in all respects.

(e) Promissory Notes. The Surviving Company shall assume all outstanding convertible promissory notes issued by the Company and set forth on Section 2.4 of the Company Disclosure Schedules (the “Notes”).

2.5 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary (but subject to the other provisions of this Section 2.5), any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and for which the holder thereof is entitled to demand and properly demands the appraisal of such shares in accordance with, and complies in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). At the Effective Time, (i) all Dissenting Shares shall be canceled and cease to exist and (ii) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL.

(b) Notwithstanding the provisions of Section 2.5(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall be deemed no longer to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon adherence to the procedures set forth in Section 2.2(c).

(c) The Company shall give Parent (i) prompt written notice of any demands for appraisal of any shares of Company Common Stock, the withdrawals of such demands and any other instrument served on the Company under the DGCL relating to stockholders’ appraisal rights and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands for appraisal. The Company shall not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for appraisal without the written consent of Parent.

2.6 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Company and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2.7 Withholding. Notwithstanding any other provision of this Agreement, Parent, Merger Sub, the Company and the Paying Agent, as applicable, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Parent, Merger Sub, the Company, or the Paying Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub as of the date of this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that any disclosure or exception set forth in any Section or subsection of the Company Disclosure Schedule shall be deemed to apply to any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of such disclosure or exception to such other Section or subsection is reasonably apparent on the face of such disclosure), or (y) as disclosed in the Company SEC Reports filed with or furnished to the SEC since the Applicable Date through the date of this Agreement (other than information that is contained (i) solely in the “risk factors” sections of such Company SEC Reports, (ii) in any “forward-looking statements” disclaimer in such Company SEC Reports or (iii) in any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature), the Company represents and warrants to each of Parent and Merger Sub as follows:

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect.

3.2 Corporate Authorization.

(a) The Company has all necessary corporate power and authority to enter into this Agreement and, assuming the receipt of the Company Stockholder Approval, to perform its obligations hereunder to consummate the Merger Transactions. The Company Board (acting upon the unanimous recommendation of the Special Committee) at a meeting duly called and held has unanimously: (i) determined that the Merger Transactions are advisable, fair to and in the best interests of the Company and the Company Stockholders, including the stockholders holding the Unaffiliated Voting Shares; (ii) approved, adopted and declared advisable this Agreement, the Voting and Support Agreements and the Merger Transactions; (iii) directed that this Agreement be submitted to the Company Stockholders for adoption; (iv) made the Company Board Recommendation; and (v) to the extent necessary, having the effect of causing the Merger, this Agreement and the Merger Transactions not to be subject to any state Takeover Law or similar Law that might otherwise apply to the Merger or any of the other Merger Transactions, in each case, on the terms and subject to the conditions of this Agreement. None of the foregoing actions by the Company Board have been rescinded or modified in any way (unless effected in accordance with the terms of Section 5.12(f)).

(b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Merger Transactions. The Company has made available to Parent a true and correct copy of the Company Organizational Documents and such documents are in full force and effect. The Company is not in violation of any of the provisions of its Company Organizational Documents.

(c) Assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity (the “Enforceability Exceptions”).

(d) The only vote of holders of any class or series of shares of Company Common Stock, Company Preferred Stock or other equity interest of the Company necessary to adopt this Agreement is the adoption of this Agreement by (i) the holders of a majority of the Unaffiliated Voting Shares and (ii) the holders of a majority of the shares of Company Common Stock, in each case, that are outstanding and entitled to vote thereon (the “Company Stockholder Approval”). No other vote of the holders of shares of Company Common Stock, Company Preferred Stock or any other equity interests of the Company is necessary to consummate the Merger Transactions.

3.3 Governmental Authorizations; Non-Contravention.

(a) Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.2 are true and correct, and assuming that the Company Stockholder Approval is obtained, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions do not and will not require any consent, approval or other authorization of, or filing with or notification to any Governmental Authority (collectively, “Governmental Authorizations”), other than:

(i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents set forth on Section 3.3(a) of the Company Disclosure Schedule with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business;

(ii) any filings, notifications and reports that may be required in connection with this Agreement and the Merger Transactions either (A) with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) or (B) under state securities Laws or “blue sky” Laws;

(iii) compliance with applicable securities exchange rules and regulations; and

(iv) where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Subject to the receipts of the consents, approvals, authorizations and other requirements set forth in Section 3.3(a), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions do not and will not (i) violate or conflict with any provision of, or result in the breach of, or default under the Company Organizational Documents, (ii) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound or (iii) result in any violation or breach of, constitute a default under, require any consent by or notice to any Person under, or entitle any party to terminate, accelerate or adversely modify, or result in the creation of any Lien under (in each case with or without notice or lapse of time or both) any Material Contract to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound, other than in the case of clause (ii) of this Section 3.3(b), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists solely of 1,150,000,000 shares of capital stock of which 900,000,000 shares are designated as Company Common Stock and 250,000,000 shares are designated as Company Preferred Stock. As of the close of business on the date of this Agreement (the “Capitalization Date”), (i) 73,335,110 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury by the Company, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 11,679,896 shares of Company Common Stock were subject to outstanding Company Options, (v) 3,742,644 shares of Company Common Stock were subject to outstanding Company RSUs, (vi) no shares of Company Common Stock are unvested or are issued and outstanding and were issued in connection with the exercise of a Company Option (to the extent that such underlying Company Option (or share of Company Common Stock) is not vested as of the date hereof) and Section 3.4(a) of the Company Disclosure Schedule sets forth the names of the holders of such shares of Company Common Stock and the option agreements pursuant to which such early exercise was effected, (vii) 13,800,000 shares of Company Common Stock were issuable upon exercise of the outstanding Public Warrants, (viii) 7,520,000 shares of Company Common Stock were issuable upon exercise of the outstanding Private Placement Warrants, (ix) 1,353,062 shares of Company Common Stock were issuable upon exercise of the outstanding One S.r.l. Warrants, (x) 400,000 shares of Company Common Stock were issuable upon exercise of the outstanding CMS Warrants, (xi) 1,660,303 shares of Company Common Stock were issuable upon exercise of the outstanding Legacy Warrants, (xii) 23,688,047 shares of Company Common Stock were issuable upon exercise of the outstanding PureTech Warrant No.1, (xiii) 192,307,692 shares of Company Common Stock were issuable upon exercise of the outstanding PureTech Warrant No.2, (xiv) 43,133,803 shares of Company Common Stock were issuable upon exercise of the outstanding PureTech Warrant No.3 and (xv) 23,482,845 shares of Company Common Stock issuable upon the vesting of Earn Out Shares pursuant to the terms and conditions set forth in the Business Combination Agreement. As of the close of business on the date of this Agreement, the Company has reserved 7,292,542 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. Since the Capitalization Date through the date of this Agreement, other than in connection with the settlement or exercise, as applicable, of Company Options, Company RSUs and Company Warrants, neither the Company nor any of its Subsidiaries has issued any securities. The foregoing represents all of the issued and outstanding shares of Company Common Stock as of the date of this Agreement.

(b) As of the date of this Agreement, there are fewer than 300 holders of record, as such term is defined in Rule 12g5-1 promulgated under the Exchange Act, of each class of Company Warrants.

(c) The Company has previously provided Parent with a true and complete list, as of the date hereof, of each outstanding Company Option and Company RSU, which includes (i) the date of grant, (ii) the number of shares of Company Common Stock subject to such award, (iii) the applicable vesting schedule (including acceleration provisions), and, (iv) for each Company Option, the applicable exercise price and expiration date. All shares subject to issuance under the Company Stock Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Each Company Option has a per share exercise price that is equal to or greater than the Merger Consideration.

(d) Except as set forth on Section 3.4(d) of the Company Disclosure Schedule, all of the issued and outstanding shares of common stock of the Company (w) have been duly authorized and validly issued and are fully paid and non-assessable, (x) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Company Organizational Documents and (B) any other applicable Contracts governing the issuance of such securities, (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company Organizational Documents or any Contract to which the Company is a party or otherwise bound and (z) are free and clear of any Liens (other than Permitted Liens).

(e) There are no outstanding obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any Subsidiary of the Company or any other equity securities of the Company or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Common Stock or other equity securities of the Company or any of its Subsidiaries or (ii) to provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person.

(f) The Company is not a party to any stockholder agreements, investors’ rights agreements, voting agreements, voting trusts, proxy, right of first refusal and co-sale agreements, management rights agreements, pledging or other similar Contract with respect to the voting, registration, redemption, sale, transfer or other disposition of Company Common Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Common Stock or other equity securities of the Company. There are no bonds, debentures, notes or other indebtedness or other obligations issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with stockholders of the Company on any matters.

(g) The Company has not granted or issued any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for capital stock of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional capital stock, the sale of capital stock, or for the repurchase or redemption of capital stock of the Company or the value of which is determined by reference to common stock of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any capital stock of the Company.

(h) Each Company Option (i) was granted and properly approved by the Company Board, the compensation committee thereof or a permitted designee in compliance (or the appropriate body of the granting entity on the date of grant of the Company Option) in all material respects with all applicable Laws, including the applicable requirements of The New York Stock Exchange (“NYSE”), and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (or the applicable underlying security on the date of grant), and (iii) has a grant date identical to or following the date on which the Company Board, the compensation committee thereof or permitted designee (or the appropriate body of the granting entity on the date of grant of the Company Option) approved the grant of such Company Option.

(i) No dividends or similar distributions have accrued or been declared but are unpaid on any equity security of the Company or any of its Subsidiaries (including the Company Common Stock, Company Preferred Stock, Company Equity Awards and Company Warrants) and neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any equity security of the Company or any of its Subsidiaries (including the Company Common Stock, Company Preferred Stock, Company Equity Awards and Company Warrants).

3.5 Subsidiaries. Section 3.5 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or formation. Each of the Subsidiaries of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified or authorized to do business as a foreign corporation, limited liability company or other legal entity and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No Subsidiary is in material violation of any of the provisions of its Company Organizational Documents. Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, except as set forth in Section 3.5 of the Company Disclosure Schedule. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in any Person, or any interest convertible into, exercisable or exchangeable for any of the foregoing.

3.6 SEC Reports. The Company has timely filed or furnished, as applicable, with the SEC all Company SEC Reports required to have been filed or furnished on or after the Applicable Date. As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”)) and as of their respective filing dates (in the case of all other Company SEC Reports), and except to the extent corrected by subsequent Company SEC Reports filed prior to the date hereof, each Company SEC Report (a) complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2022 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Report, (b) was prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and other applicable Law and (c) did not, as of such respective dates, or if amended or restated prior to the date hereof, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC. To the Knowledge of the Company, as of the date hereof, no Company SEC Report is the subject of ongoing SEC review or outstanding SEC investigations. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

3.7 Financial Statements.

(a) The consolidated financial statements of the Company included in the Company SEC Reports filed on or after the Applicable Date:

(i) as of their respective filing dates, complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to those financial statements, as permitted by Regulation S-X or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act, and except that the unaudited statements may not contain certain footnotes and are subject to normal, recurring audit adjustments); and

(iii) fairly presented (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal, recurring audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information relating to the Company, including its Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(c) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation thereof, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth in Section 3.7(c) of the Company Disclosure Schedule.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

(e) Since the Applicable Date, neither the Company nor any of the Subsidiaries of the Company has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of the Subsidiaries of the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(f) Since the Applicable Date, none of the Company nor, to the Knowledge of the Company, any director, officer, auditor or accountant of the Company has received any written material complaint, allegation, assertion or claim that the Company or its Subsidiaries have engaged in illegal or fraudulent accounting or auditing practices. Since the Applicable Date, to the Knowledge of the Company, no attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company any evidence of a material violation of United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder, by the Company or any of its officers or directors. There are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Authority pending or threatened in writing or, to the Knowledge of the Company, otherwise threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

3.8 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries, other than (a) Liabilities disclosed or reserved against in the most recent audited consolidated balance sheet of the Company included in the Company’s Annual Report on Form 10-K filed by the Company with the SEC on March 28, 2023 (the “Balance Sheet Date”) (without giving effect to any amendment thereto), (b) Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business, (c) Liabilities to perform under Contracts entered into by the Company and its Subsidiaries (other than any Liability for any material breaches of Contracts), (d) Liabilities that have not had, and that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (e) Liabilities expressly required by this Agreement.

3.9 Absence of Certain Changes. Except as otherwise contemplated, required or permitted by this Agreement, since the Balance Sheet Date through the date of this Agreement, (a) the Company has conducted its business, in all material respects, in the Ordinary Course of Business (other than in connection with modifications, suspensions and/or alterations of operations in response or otherwise related to COVID-19 Measures), (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 5.1 and (c) since and through such dates, there has not been any Company Material Adverse Effect or any change, event, development, condition or occurrence that, individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

3.10 Taxes.

(a) All income and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), and all Taxes due and payable (whether or not shown on any Tax Return) have been timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) The Company has made available to Parent complete copies of (i) all income, franchise and other material Tax Returns of the Company and its Subsidiaries for taxable periods ended within the past six (6) years.

(e) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns or pay Taxes that it is or may be subject to taxation or required to file a Tax Return in that jurisdiction, except for claims which have been satisfied, settled or withdrawn.

(f) No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries except for deficiencies which have been satisfied, settled or withdrawn.

(g) There is no Tax audit or other examination of the Company or any of its Subsidiaries presently in progress or threatened in writing, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification, Tax receivable or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the Ordinary Course of Business) not primarily related to Taxes). Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the Ordinary Course of Business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date (i) under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Laws) by reason of a change in method of accounting in any taxable period ending on or before the Closing Date, (ii) pursuant to the provisions of any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Laws) executed on or prior to the Closing Date, (iii) as a result of an installment sale or open transaction entered into prior to the Closing, or (iv) as a result of any prepaid amount or deferred revenue accrued or received on or prior to the Closing Date.

(j) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations section 1.6011-4(b).

(k) Neither the Company nor any of its Subsidiaries is, or has been during the applicable period specified in section 897(c)(1)(A)(2) of the Code, a “United States real property holding corporation” “3.10(k)” within the meaning of section 897(c)(2) of the Code.

(l) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

3.11 Real Property; Assets.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of all real property and interests in real property leased by the Company and each of its Subsidiaries as lessee or sublessor (individually, a “Real Property Lease,” and collectively, the “Real Property Leases,” and such related properties being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). With respect to each Company Property:

(i) The Company or its applicable Subsidiary has a valid and binding leasehold interest in each Company Property, in each case, free and clear of all Liens, except Permitted Liens. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation on the Company or its Subsidiary, as applicable, enforceable in accordance with its terms against it and, to the Knowledge of the Company, each party thereto (subject to the Enforceability Exceptions). Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. Neither the Company nor any of its Subsidiaries has subleased, or granted the right to use or occupy, any portion of any Company Property to any Person.

(ii) The Company and its Subsidiaries has made available to Parent true, correct and complete copies of all Real Property Leases and none of such Real Property Leases has been modified in any material respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies made available to Parent.

(iii) There is no material breach or default by the Company or any Subsidiary, or, to the Knowledge of the Company, any third party with respect to such Real Property Leases, and, to the Knowledge of the Company, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Lease, in each case, if such event would have a Company Material Adverse Effect on the ability to use the Company Property for the operation of the business as currently conducted.

(b) Section 3.11(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of all Owned Real Property. The Company and each of its Subsidiaries have good, valid and marketable title to the Owned Real Property, free and clear of all Liens, except Permitted Liens. Neither the Company nor any of its Subsidiaries has leased, or granted the right to use or occupy, any portion of the Owned Real Property to any Person. Neither the Company nor any of its Subsidiaries has any obligation to purchase any real property, nor has the Company or any of its Subsidiaries granted any Person the right or option to purchase any Owned Real Property.

(c) The Owned Real Property and the Company Properties comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries. There are no pending or threatened in writing, or, to the Knowledge of the Company, otherwise threatened condemnation, eminent domain or similar proceedings affecting any Owned Real Property or Company Property.

(d) The Company or one of its Subsidiaries owns and has good, marketable and indefeasible title to, or a valid and binding leasehold interest in or right to use by license or otherwise, all tangible assets and properties necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear excepted) and are suitable for their present use.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule lists each item of Company Intellectual Property that is registered or applied-for with a Governmental Authority or other applicable registrar and is owned or controlled by the Company or the Company’s Subsidiaries (“Company Registered Intellectual Property”). The Company or the Company’s Subsidiaries are (i) the exclusive beneficial and record owner of all of the Company Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (the “Company Owned IP”) and (ii) has the valid and enforceable rights under those Company Intellectual Property rights that are exclusively in-licensed to the Company (the “Company Exclusive In-Licensed IP”) and otherwise has the rights to practice all other Company Intellectual Property (together with the Company Exclusive In-Licensed IP, the “Company Licensed IP”). All Company Registered Intellectual Property is

subsisting and in material compliance with all formal registration and maintenance requirements (including the payment of maintenance fees), and, to the Knowledge of the Company, valid and enforceable (or, in the case of applications, validly applied for), except for such issuances, registrations or applications that the Company or its Subsidiaries have permitted to expire or has cancelled or abandoned in its reasonable business judgment. As of the date hereof, no proceeding is pending, is threatened in writing or, to the Knowledge of the Company, is otherwise threatened (and the Company and the Company’s Subsidiaries have not otherwise received any written claim or notice, and have no Knowledge of any facts or circumstances that would reasonably be expected to give rise to any such proceeding) that challenges the legality, validity, enforceability, registration, use or ownership of any Company Owned IP or Company Exclusive In-Licensed IP, and the Company and the Company’s Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company Owned IP or Company Exclusive In-Licensed IP.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries own, free and clear of all Liens (other than Permitted Liens), or has a valid right to enforce, all Company Owned IP and all other Company Intellectual Property reasonably necessary and sufficient for the continued conduct of the business of the Company and its Subsidiaries as currently conducted (“Material Company IP”). Section 3.12(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of Material Company IP, other than the Company Registered Intellectual Property set forth in Section 3.12(a) of the Company Disclosure Schedule.

(c) The conduct of the Company’s and its Subsidiaries’ businesses and the Company Offerings (including the use, practice, offering, licensing, provision, sale, distribution, or other exploitation of any Company Offerings) have not, within the five (5) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated, and, to the Knowledge of the Company, are not infringing upon, misappropriating or otherwise violating, any Intellectual Property of any third Person. As of the date hereof, there is no pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened Legal Proceeding, except for ordinary course prosecution for Company Registered Intellectual Property that the Company has (or purports to have) an ownership interest in, against the Company or its Subsidiaries alleging the Company’s or the Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, or challenging the scope, validity, or enforceability of any Material Company IP, and there has not been, within the five (5) years preceding the date of this Agreement, any such Legal Proceeding pending or, threatened in writing, to the Knowledge of the Company, otherwise threatened. The Company and its Subsidiaries have no Knowledge of any facts or circumstances that would reasonably be expected to give rise to any such Legal Proceedings.

(d) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating or, within the five (5) years preceding the date of this Agreement, has infringed, misappropriated or otherwise violated any Material Company IP in any material respect. The Company and its Subsidiaries have not initiated, and have had no specific or general reason to initiate, any Legal Proceeding or sent to any Person, within the five (5) years preceding the date of this Agreement, any notice, charge, complaint, claim or other assertion against such third Person alleging infringement, misappropriation, or other violation by such third Person of any Material Company IP, or challenging the scope, validity, or enforceability of any Intellectual Property of such third Person. The Company has not sent any notification to any Person offering a license granted under any Material Company IP or has received any notification from any Person offering a license granted under such Person’s Intellectual Property.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of the Trade Secrets and other confidential or proprietary information included in the Material Company IP, including to the extent applicable Company IT Systems, and to the extent applicable material Software, websites and systems (including the confidential data transmitted thereby or stored therein), in each case that are within the Company’s control. To the Knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any such Trade Secrets or confidential or proprietary information to or by any Person in a manner that has resulted in the loss of trade secret protection or other rights in and to such information.

(f) No government funding, nor any support, funding, facilities or resources of a university, college, other educational institution or research center, was used in the development of any Material Company IP, and no Person who was involved in or contributed to the creation or development of any Material Company IP has performed services for any governmental entity or agency, in each case in a manner that would grant any such third parties or third party agencies any right, title or interest in such Material Company IP.

(g) Section 3.12(g) of the Company Disclosure Schedule accurately identifies (i) all Contracts pursuant to which the Company Licensed IP are in-licensed to the Company (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such Software), and (ii) whether the license or licenses granted to the Company are exclusive or non-exclusive.

(h) Section 3.12(h) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which the Company grants any Person an out-license under, or any right (whether or not currently exercisable) or interest in, any Material Company IP (other than any (i) customer agreements and employee agreements entered into in the ordinary course of business, and (ii) nondisclosure agreements entered into in the ordinary course of business).

(i) The Company has not disclosed, delivered, licensed or made available to any Person or agreed or obligated itself to disclose, deliver, license or make available to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees and independent contractors who are individuals, not companies, involved in the development of Company Intellectual Property under binding written agreements that prohibit use or disclosure except in the performance of services for the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company of any Company Source Code, other than disclosures to employees and individual independent contractors involved in the development of Company Intellectual Property under binding written agreements that prohibit use or disclosure except in the performance of services for the Company. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a Person of any Company Source Code.

(j) With respect to the Software used or held for use in the business of the Company and its Subsidiaries (including any Software incorporated into Company Offerings), to the Knowledge of the Company, no such Software contains any (i) undisclosed or hidden device or feature designed to disrupt, disable, or otherwise materially impair the functioning of any software or (ii) any defects, bugs, “back door,” “time bomb,” “Trojan horse” “worm,” “drop dead device,” or other malicious code or routines that materially affect the use, functionality, security or performance of such Software or that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries, or customers of the Company and its Subsidiaries without the user’s express prior consent (collectively, “Contaminants”). The Company and its Subsidiaries use commercially reasonable measures designed to prevent the introduction of Contaminants into Company Offerings, in accordance with procedures that are customarily used in the Company’s industry. To the Knowledge of the Company, no warranty, indemnification requests or other claims have been asserted against the Company or any of its Subsidiaries in writing, and the Company and the Company’s Subsidiaries have no Knowledge of any facts or circumstances that would reasonably be expected to give rise to any such requests or other claims related to any Company Offerings.

(k) Section 3.12(k)(i) of the Company Disclosure Schedule lists all Open Source Software included in, combined with, or used in the delivery of, any Company Intellectual Property, and identifies each relevant Open

Source License and describes whether the Open Source Software were modified and/or distributed by the Company. Section 3.12(k)(ii) of the Company Disclosure Schedule lists any Company Intellectual Property that has been distributed or made available under any Open Source Licenses. With respect to Open Source Software that are or have been used by the Company or its Subsidiaries in any way, the Company’s and its Subsidiaries’ use, incorporation, modification, linking, calling, hosting and distribution of Software developed by the Company or any Subsidiaries or otherwise included in Material Company IP, is in material compliance with all terms and conditions of all Open Source Licenses applicable thereto, including attribution and copyright notice requirements. Neither the Company nor its Subsidiaries have used, incorporated, modified, linked, called, hosted or otherwise distributed any Open Source Licenses in a manner that requires any Software developed by the Company or any Subsidiaries or otherwise included in Material Company IP to be subject to any Copyleft Terms.

(l) No Source Code for any Software or material proprietary artificial intelligence models or collections of data included in the Material Company IP (i) is the subject of any right, title or interest of any other Person, (ii) has been provided, licensed, disclosed, optioned or granted any right, title or interest (including any present, contingent or other right, such as an escrow arrangement), or made available to any customer, business partner, escrow agent or other Person or (iii) is the subject of any duty or obligation (whether present, contingent, or otherwise) (and to the Knowledge of the Company, as of the date hereof, no event has occurred and no circumstance or condition exists, that could reasonably result in such duty or obligation) to deliver, license, distribute, or make available, any such Source Code or such artificial intelligence models and collections of data to any customer, business partner, escrow agent or other Person, in the case of each of (i), (ii) and (iii), excluding the delivery or making available of data to customers of the Company and its Subsidiaries in the Ordinary Course of Business and Company Service Providers, all of whom are bound by valid, binding, enforceable written Contracts containing confidentiality or non-disclosure obligations substantially similar to the Company’s standard form agreement regarding inventions, confidentiality and other matters. The Company or its Subsidiaries owns, controls, possesses or otherwise has the right to use all (x) Source Code for all Software owned or purported to be owned, or otherwise license or used by the Company and its Subsidiaries in connection with the Company Offerings, and (y) material proprietary artificial intelligence models and collections of data, including in each case of (x) and (y) to freely develop, train and improve their Company Offerings, including artificial intelligence products, services and offerings.

(m) Each Company Service Provider that has authored, delivered, or developed any Intellectual Property in the course of such Company Service Provider’s employment or engagement with the Company or any of its Subsidiaries (in each case, including by contributing to, modifying, or improving Material Company IP) (such Intellectual Property authored, delivered, or developed, “Developed IP”) has executed a valid and enforceable written instrument assigning to the Company or its Subsidiaries all of such Company Service Provider’s rights in such Developed IP, and, to the Knowledge of the Company, no Person other than the Company or any of its Subsidiaries owns or purports to own (whether exclusively, jointly with another Person or otherwise), or otherwise possesses any rights to enforce or exclusive rights to exploit, any such Intellectual Property. To the Knowledge of the Company, no Company Service Provider has excluded pursuant to such written instrument material works or inventions related to the business of the Company or its Subsidiaries.

(n) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, other than with respect to Contracts entered into between Parent or its Affiliates and a third party prior to Closing, (i) any material limitation on the Company’s or its Subsidiaries’ ability to use any Company Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted or sell, offer for sale, make, have made, import, use or otherwise exploit any of the Company Offerings, (ii) the Company or its Subsidiaries being obligated to grant to any third Person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Company Intellectual Property, (iii) the Company or its Subsidiaries, being bound by, or subject to, any restriction to use, register or otherwise exploit any Company Intellectual Property, or (iv) otherwise result in the loss, forfeiture, termination, or impairment of any rights of the Company or any of its Subsidiaries in any Company Intellectual Property.

3.13 Material Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which the Company or its Subsidiaries is, as of the date of this Agreement, a party or has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject (each Contract required to be set forth on Section 3.13(a) of the Company Disclosure Schedule, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.13(a) of the Company Disclosure Schedule if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to indebtedness of the Company or its Subsidiaries or to the placing of a Lien (other than any Permitted Lien) on any assets or properties of any of the Company or its Subsidiaries, in each case, other than trade payables made in the Ordinary Course of Business;

(ii) any Contract under which the Company or its Subsidiaries is lessee of or holds, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iii) any Contract under which the Company or its Subsidiaries is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company or its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iv) any (A) joint venture, limited liability company agreement (other than any such agreement between or among the Company and its wholly owned Subsidiaries) profit-sharing, partnership, strategic alliance, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from the Company or its Subsidiaries in excess of $1,000,000 over the life of the Contract and (B) any Contract with respect to Material Company IP which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from the Company or its Subsidiaries in excess of $1,000,000 over the life of the Contract (other than (I) any Contract of the type described in Section 3.13(c)(i), and (II) licenses to commercial off-the-shelf software that is made available for a total cost of less than $1,000,000);

(v) Related Party Contracts;

(vi) any Contract that (A) limits or purports to limit, in any material respect, the ability of the Company or its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of Parent or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company or its Subsidiaries to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purport to limit, in any material respect, Parent or any of its Affiliates after the Closing;

(vii) any Contract under which the Company or its Subsidiaries has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(viii) any Contract with any Person (A) pursuant to which the Company or its Subsidiaries (or Parent or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any the Company or its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any of the Company’s products or any Company Intellectual Property;

(ix) any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, or Contingent Worker of the Company or its Subsidiaries (A) whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of $300,000, or (B) that provides for severance or any other post-termination payments or benefits;

(x) any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any former director, manager, officer, employee, or Contingent Worker of the Company or its Subsidiaries pursuant to which the Company or its Subsidiaries, as of the Closing, has or will have an obligation to pay severance or other post-termination pay;

(xi) any Contract providing for any Change of Control Payment;

(xii) any collective bargaining agreements and any other agreements executed with a union or similar organization;

(xiii) any Contract (A) for the disposition of any portion of the assets or business of the Company or its Subsidiaries or (B) for the acquisition by the Company or its Subsidiaries of the assets or business of any other Person, which contain representations, covenants, indemnities, or similar provisions, or under which the Company or its Subsidiaries has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any Contract for the settlement or conciliation of a prior Legal Proceeding or other dispute with a third party (A) the performance of which involved any payments prior to the date of this Agreement or would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Authority or (C) that imposes or is reasonably likely to impose, at any time in the future, any non-monetary obligations on the Company or its Subsidiaries (or Parent or any of its Affiliates after the Closing);

(xv) any Contract with any (x) Top Customer or (y) Top Supplier;

(xvi) any Contract with any Governmental Authority;

(xvii) any Contract in respect of (x) the Grants, (y) the Financing Arrangements or (z) the RIF Agreements; and

(xviii) any Real Property Lease.

(b) (i) Each Material Contract is valid and binding on the Company, or the applicable Subsidiary and, to the Company’s Knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiary and, to the Company’s Knowledge, the counterparties thereto (subject to the Enforceability Exceptions), (ii) the Company or its Subsidiary and, to the Company’s Knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract, (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the Company or its Subsidiary or, to the Company’s Knowledge, the counterparties thereto.

(c) Sections 3.24 and Section 3.25 of the Company Disclosure Schedule sets forth a list of each of the Top Suppliers and the Top Customers. Since the Balance Sheet Date, no such Top Supplier or Top Customer has canceled, terminated or materially and adversely altered its relationship with the Company, or threatened in writing or, to the Company’s Knowledge, otherwise threatened to cancel or terminate its relationship with the Company. There have been no material disputes between the Company and any Top Supplier or Top Customer since the Balance Sheet Date.

3.14 Company Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of each material Company Benefit Plan and separately indicates whether such Company Benefit Plan is a Foreign Company Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject thereto, or any other plan, policy, program, arrangement or agreement (including any employment, consulting, severance, bonus, incentive or deferred compensation, profit-sharing, retirement, pension, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, employee loan, note or pledge agreement, stock option, equity or equity-based compensation, employee stock ownership, retention, supplemental retirement, vacation, holiday pay or other paid time off, change in control or similar plan, policy, program, arrangement or agreement) providing compensation or other benefits to any Company Service Provider, which are maintained, sponsored, administrated, contributed to or entered into by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any potential liability, and in each case whether or not (x) subject to the Laws of the United States, (y) in writing or (z) funded, but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority. For purposes of this Agreement, a “Foreign Company Plan” means any Company Benefit Plan that (i) is subject to any of the Laws of any jurisdiction outside the United States; or (ii) that covers or has covered any Company Service Provider whose services are or have been performed primarily outside of the United States. With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (i) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (ii) the most recent summary plan description, including any summary of material modifications, (iii) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, including all schedules thereto, (iv) the three most recent actuarial reports or other financial statements relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (vi) any material correspondences to or from the IRS or any office or representative of the United States Department of Labor or any Governmental Authority in respect of any such Company Benefit Plan for the latest three plan years.

(b) Each Company Benefit Plan has been established, operated, funded and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. All contributions and/or payments required to be made with respect to any Company Benefit Plan have been made or have been accrued in all material respects in accordance with the terms of the applicable Company Benefit Plan and applicable Laws. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. Each Foreign Company Plan intended to qualify for special tax treatment satisfies in all material respects the requirements for such treatment. Each Foreign Company Plan, to the extent required to be registered or approved by any Governmental Authority, has been registered with, or approved by, such Governmental Authority and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval.

(c) No Company Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan, Title IV Plan or any Foreign Company Plan that is a defined benefit pension plan at any time within the previous six (6) years. Except as would not reasonably be expected to have a Company Material Adverse Effect, the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance, or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Company Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Company Plan, and none of the transactions contemplated by this Agreement will cause any such assets or insurance obligations to be less than such benefit obligations.

(d) With respect to each Company Benefit Plan, no material actions, inquiries, proceedings, litigations, audits, investigations, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened in writing.

(e) No Company Benefit Plan provides health or non-pension benefits for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA or similar applicable Law or (ii) for a limited period of time of less than three (3) months following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement in effect as of the date hereof.

(f) The consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will not, (i) entitle any Company Service Provider to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including Company Equity Awards) due to any Company Service Provider, (iii) result in any restriction on the right of the Company or any of the Company’s Subsidiaries or, after the consummation of the transactions contemplated hereby, the Surviving Company, to merge, amend or terminate any of the material Company Benefit Plans or (iv) result in any “excess parachute payment” under Section 280G of the Code. Neither the Company nor any of the Company’s Subsidiaries has any obligation to provide any tax gross-up, tax equalization, or other similar Tax-related payment or benefit, including, but not limited to, with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (if any) has been operated and maintained, in all material respects, in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

3.15 Labor.

(a) In the past three (3) years, (i) neither the Company nor any of its Subsidiaries is or has been a party to or bound by any Labor Agreement, (ii) no such Labor Agreement is being or has been negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are or have been represented by any labor union or other employee representative body with respect to their employment with the Company or its Subsidiaries and (iv) no labor union or any other employee representative body, to the Knowledge of the Company, has requested or sought to represent any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries. In the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened unfair labor practice charge, labor arbitration, strike, slowdown, work stoppage, lockout, or other material labor dispute against or affecting the Company or any Subsidiary of the Company. There is no legal or contractual obligation to inform, consult or obtain consent in advance of, or simultaneously with, the Merger Transactions of any works council or employee representatives in order to consummate the Merger Transactions.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, pay transparency, background checks, drug testing, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues (including the Families First Coronavirus Response Act), temporary agency workers and unemployment insurance.

(c) The Company and its Subsidiaries are not delinquent in any material payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any Labor Agreement, (iii) notice of any material charge or complaint with respect to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice (including notice via electronic means) of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to them or written notice (including notice via electronic means) that such investigation is in progress, or (v) written notice (including notice via electronic means) of any complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(e) No employee of the Company or any of the Company’s Subsidiaries at the level of Director or above has notified the Company in writing or, to the Knowledge of the Company, otherwise notified the Company of such employee’s intention to terminate their employment.

(f) The Company and its Subsidiaries are not and have not been during the past three (3) years (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(g) To the Knowledge of the Company, no employee or independent contractor of the Company or any of the Company’s Subsidiaries is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a third party relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the Knowledge or use of Trade Secrets or proprietary information.

(h) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination. To the Knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made in writing to the Company against any current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries in their capacities as such.

(i) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations of employment. In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent. As of the date of this Agreement, the Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

(j) Except as would not result in material liability to the Company or its Subsidiaries taken as a whole: (i) all current and former employees of the Company and its Subsidiaries are, and for the past three (3) years have been, properly classified and treated as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage and hour Laws; and (ii) all current and former independent contractors and consultants of the Company or its Subsidiaries are, and for the past three (3) years have been, properly classified and treated as independent contractors under applicable Laws.

(k) The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable immigration and visa Laws, and to the Knowledge of the Company after proper verification of any applicable employee documentation, all current and former employees of the Company and its Subsidiaries in the United States are either United States citizens or are otherwise legally authorized to work in the United States under the Immigration Reform and Control Act of 1986 and other applicable Laws.

(l) All social security contributions (including accrued interest and penalties, if any) required to be paid under applicable Law to any Company Service Provider have been fully paid or duly set aside by the Company and its Subsidiaries.

(m) Section 3.15(m) of the Company Disclosure Schedule contains a true, correct and complete list of all individuals who are Continuing Employees of the Company and its Subsidiaries as of the date hereof, including any such employee who is on furlough or a leave of absence of any nature, and sets forth for each individual the following: (i) name or employee identification number; (ii) title or position (including whether full-time or part-time); (iii) hiring date; (iv) current annual base compensation rate; (v) commission, bonus, and other incentive-based compensation; (vi) a description of the fringe benefits provided to each individual as of the date of this Agreement, (vii) the type of contract; and (viii) the contractual level (where applicable). There are no other individuals who can validly claim to be acknowledged as Continuing Employees of the Company and of its Subsidiaries.

3.16 Litigation. There are no, and during the past three (3) years there have been no, (a) pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened Legal Proceedings against the Company or any of the Company’s Subsidiaries or their respective properties or assets, (b) other than with respect to audits, examinations or investigations in the Ordinary Course of Business conducted by a Governmental Authority pursuant to a Material Contract, pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened audits, examinations or investigations by any Governmental Authority against the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, or, to the Knowledge of the Company, any of the directors, managers or officers of the Company or any of its Subsidiaries with regard to their actions as such, (c) pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened Legal Proceedings by the Company or any of the Company’s Subsidiaries against any third party and (d) outstanding Orders imposed, threatened in writing or, to the Knowledge of the Company, otherwise threatened to be imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Order, except, in each case, as would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

3.17 Compliance with Laws.

(a) Each of the Company and its Subsidiaries is, and for the prior five (5) years has been, in compliance with all applicable Laws in all material respects.

(b) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to ensure compliance with applicable Laws.

(c) For the past five (5) years, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

3.18 Compliance with Health Care Laws.

(a) Each of the Company and its Subsidiaries are, and during the past five (5) years have been, in compliance in all material respects with all applicable Health Care Laws. Neither the Company nor any of its Subsidiaries have during the past five (5) years received any written notification, correspondence or any other written communication from any Governmental Authority concerning potential or actual non-compliance by, or liability of, the Company and any of its Subsidiaries under any Health Care Laws and, to the Knowledge of the Company, there are no circumstances reasonably likely to constitute a material violation of any applicable Health Care Law. Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(b) Each of the Company and its Subsidiaries holds, and is operating and during the past five (5) years has operated in compliance in all material respects with, all Permits, including Permits of the FDA and any other Governmental Authority under any Health Care Laws, required for the operation of the business, and all such Permits required for the operation of the business as currently conducted are in full force and effect. Each of the Company and its Subsidiaries has fulfilled and performed all of its material obligations with respect to such Permits, and to the Knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any Permit. Neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Authority regarding, and, to the Knowledge of the Company, there are no facts or circumstances that are likely to give rise to, (i) any material change in any such Permit, or any failure to materially comply with any applicable Health Care Laws with respect to, or any term or requirement of, any such Permit or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or material modification of any such Permit.

(c) For the past five (5) years, all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit, including from the FDA or other Governmental Authority under any Health Care Laws, relating to the Company or any of its Subsidiaries, the business, or any products marketed or developed by the Company, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority.

(d) For the past five (5) years, neither the Company nor any of its Subsidiaries has had any manufacturing site subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or written notice from the FDA or other Governmental Authority in respect of the business and alleging or asserting noncompliance with any applicable Health Care Laws or Permits, and to the Knowledge of the Company or any of its Subsidiaries, neither the FDA nor any Governmental Authority is considering such action.

(e) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened investigation in respect of the Company or any of its Subsidiaries or their business or products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any of its Subsidiaries, nor any of their officers, directors, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment, suspension or exclusion (i) under 21 U.S.C. Section 335a or any similar Law; or (ii) under any government sponsored or funded health care program or other third-party payor. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such debarment, suspension or exclusion are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their directors, officers, employees or agents.

(f) All preclinical studies and clinical trials in respect of the products that have been or are being conducted by or on behalf of the Company or any of its Subsidiaries are being or have been conducted in compliance in all material respects with applicable Health Care Laws, including, but not limited to, the Federal Food, Drug, and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812. Neither the Company nor any Subsidiary has received any notices, correspondence or other communication from the FDA or any other Governmental Authority requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or any Subsidiary has participated, and to the Knowledge of the Company, there is no reason to believe that the FDA or any other Governmental Authority is considering such action.

(g) Section 3.18(g) of the Company Disclosure Schedule identifies (i) all recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any products of the Company (“Safety Notices”); (ii) the dates such Safety Notices, if any, were resolved or closed; and (iii) any material complaints with respect to the Company’s products that are currently unresolved. There have been no material product complaints with respect to the Company’s products that are reasonably likely to result in, and to the Knowledge of the Company, there are otherwise no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to the products, (ii) a change in the marketing classification or a material change in labeling of any of the products, or (iii) a termination or suspension of marketing or testing of any products.

(h) None of the Company, its Subsidiaries or any of their respective officers, directors or, to the Knowledge of the Company, employees or agents is or has been: (i) debarred, excluded or suspended from participating in any government healthcare program, (ii) subject to a civil monetary penalty or civil investigative demand, sanctioned or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Health Care Law, or (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

3.19 Grants; Financing Arrangements; RIF Agreements.

(a) Schedule 3.19(a) sets forth all of the public grants received by Gelesis S.r.l., a corporation incorporated in Italy and a Subsidiary of the Company (“Gelesis S.r.l. XE” and such public grants, the “Grants”). Gelesis S.r.l. is in compliance in all material respects with all requirements of the Grants and applicable Law with respect to the Grants, including, without limitation, requirements with respect to the mandatory use of funds, the timeframe related to the use of such funds, employment and production levels, and any communications and/or authorizations before competent Governmental Authorities and Government Officials. No Governmental Authority or Government Official, whether at the EU, national or local level, has the right to, and the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions do not and will not entitle any Governmental Authority, Government Official or any other Person to (i) reclaim, claw back or accelerate repayment of any amounts granted to Gelesis S.r.l., Gelesis, Inc. or any of their respective Affiliates pursuant to the Grants (such amounts, the “Grant Funds”), (ii) require Gelesis S.r.l., Gelesis, Inc. or any of their respective Affiliates to return or repay any Grant Funds, or (iii) impose any penalties or sanctions against Gelesis S.r.l., Gelesis, Inc. or any of their respective Affiliates.

(b) Schedule 3.19(b) sets forth all of the loan facilities of and bonds issued by Gelesis S.r.l. (the “Financing Arrangements”). Gelesis S.r.l. is and has been in compliance in all material respects with all obligations in connection with and arising from the Financing Arrangements or any other agreements, documents, instruments or certificates related thereto (including any guarantee, security interest and letters of patronage issued in connection therewith), including, but not limited to, any obligations (including guarantee obligations) to pay principal, interests, charges, expenses or fees. No event, fact or circumstances has occurred that will or is expected to, and the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions do not and will not (i) result in any violation or breach of, constitute a default under, require any consent by or notice to any Person under, or entitle any party to terminate, accelerate or adversely modify, or result in the creation of any Lien under (in each case with or without notice or lapse of time or both) any Financing Arrangements, or (ii) entitle any Person to impose any penalty on Gelesis S.r.l. or any of its Affiliates in connection with the Financing Arrangements. For the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice of, and no event or Evento Rilevante (or event of similar nature) has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Financing Arrangement by Gelesis S.r.l or any of its Affiliates or, to the Company’s Knowledge, the counterparties thereto.

(c) Schedule 3.19(c) sets forth all Contracts entered into by Gelesis, Inc. or Gelesis S.r.l. with Fondo per la Ricerca e l’Innovazione Srl (“RIF” and such Contracts, the “RIF Agreements”) which Contracts are in full force and effect and each is a valid, legal and binding obligation on Gelesis, Inc. or Gelesis S.r.l., as applicable, enforceable in accordance with its terms against Gelesis, Inc. or Gelesis S.r.l., as applicable and, to the Knowledge of the Company, each other party thereto (subject to the Enforceability Exceptions). There is no material breach or default by Gelesis, Inc., Gelesis S.r.l. or any of their respective Affiliates, or any other Person with respect to such RIF Agreements, including, but not limited to, any obligations, representations and warranties related to the MIUR Funds (as defined in the applicable RIF Agreements) and no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such RIF Agreements. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions do not and will not (i) result in any violation or breach of, constitute a default under, require any consent by or notice to any Person under, or entitle any party to terminate, accelerate or adversely modify, or result in the creation of any Lien under (in each case with or without notice or lapse of time or both) any RIF Agreement, including any such right triggered by operation of law due to or arising from the business or contractual relationship between RIF and Banca Europea per gli Investimenti (“BEI”), (ii) trigger any rights of RIF or BEI to exercise any co-sale rights, tag-along rights or put option rights, or (iii) terminate, limit or in any way adversely affect any rights of Gelesis S.r.l., Gelesis, Inc. or any of their respective Affiliates under the RIF Agreements.

3.20 Insurance. The Company and its Subsidiaries are insured against such risks and in such amounts (i) as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and (ii) as is sufficient to comply with applicable Law and Material Contracts. All of the Company’s material insurance policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. No insurer has denied or disputed coverage of any material claim under any of the Company’s insurance policies during the last twelve (12) months. True, correct and complete copies of all material insurance policies of the Company and its Subsidiaries and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries, in each case, as in effect as of the date hereof have been made available to Parent.

3.21 Related Party Transactions.

(a) Except as set forth on Section 3.21(a) of the Company Disclosure Schedule, no (i) employee, officer or director of the Company or any of its Subsidiaries, (ii) holder of securities or derivative securities of the Company or any of its Subsidiaries or (iii) member of any of the respective immediate families of any of the foregoing is indebted to the Company or any of its Subsidiaries for borrowed money, nor is the Company or any of its Subsidiaries indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (A) for payment of salary, bonuses and other compensation for services rendered, (B) reimbursement for reasonable expenses incurred in connection with the Company or any of its Subsidiaries and (C) for other employee benefits made generally available to all employees.

(b) Except as set forth on Section 3.21(b) of the Company Disclosure Schedule, no officer, director, employee, holder of securities or derivative securities of the Company or any of its Subsidiaries (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with the Company or any of its Subsidiaries, other than Contracts that relate to any such Person’s ownership of capital stock of the Company or such Person’s employment or consulting arrangements with the Company or any of its Subsidiaries. Except as set forth in the Company SEC Reports, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.

3.22 Sanctions and Customs & Trade Laws Compliance.

(a) The Company and its Subsidiaries, and their respective directors, officers and, to the Knowledge of the Company, employees and other Representatives, in each case to the extent acting on behalf of the Company or its Subsidiaries, are not, and have not been for the past five (5) years, (i) a Sanctioned Person; or (ii) subject to debarment or any list-based designations under Customs & Trade Laws.

(b) For the past five (5) years, the Company and each of its Subsidiaries has not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other Legal Proceeding with respect to any actual or alleged (in writing) violations of Customs & Trade Laws or Sanctions Laws, and there are no pending or, to the Knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Customs & Trade Laws or Sanctions Laws.

(c) For the past five (5) years, the Company and each of its Subsidiaries has (i) complied with all Customs & Trade Laws and Sanctions Laws, (ii) not operated in or engaged in any activities or business, directly or indirectly, with or involving any Sanctioned Country or Sanctioned Person, (iii) secured and maintained all necessary Permits, registrations, agreements or other authorizations, including amendments thereof, required under Customs & Trade Laws and Sanctions Laws, and complied with the terms and conditions of all such Permits; and (iv) maintained in place and implemented controls and systems to comply with Customs & Trade Laws and Sanctions Laws.

3.23 Brokers and Financial Advisors. No broker, finder, investment banker or other Person, other than the Special Committee Financial Advisor, is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.24 Customers.

(a) Section 3.24 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top three (3) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2022, as well as any new customers that, based on the projected aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the calendar year 2023, would reasonably be expected to be in the top three (3) customers during the trailing twelve (12) months for the period ending December 31, 2023 (the “Top Customers”).

(b) None of the Top Customers has, as of the date of this Agreement, informed any of the Company or any of the Company’s Subsidiaries that it will, has threatened the Company in writing to or, to the Knowledge of the Company, has otherwise threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries, and to the Knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

3.25 Suppliers.

(a) Section 3.25 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten (10) suppliers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2022, as well as any new suppliers that, based on the projected aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the calendar year 2023, would reasonably be expected to be in the top ten (10) suppliers during the trailing twelve (12) months for the period ending December 31, 2023 (the “Top Suppliers”).

(b) None of the Top Suppliers has, as of the date of this Agreement, informed any of the Company or any of the Company’s Subsidiaries that it will, has threatened the Company in writing to or, to the Knowledge of the Company, has otherwise threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries, and to the Knowledge of the Company, none of the Top Suppliers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

3.26 Privacy and Data Security.

(a) The Company and its Subsidiaries are in compliance in material respects with, and during the past three (3) years have been in compliance in material respects with, (i) all applicable Laws relating to the Processing of Personal Information collected, used, or held for use in connection with the business of the Company or its Subsidiaries; (ii) the Company’s and its Subsidiaries’ Privacy Policies; and (iii) the terms of any agreements to which the Company or its Subsidiaries are bound relating to the Processing of Personal Information and Business Data by the Company and its Subsidiaries (“Privacy and Cybersecurity Requirements”). The Company and its Subsidiaries have obtained written agreements from all Third Party Service Providers that satisfy the requirements of the Privacy and Cybersecurity Requirements and to the Knowledge of the Company, no such Third Party Service Provider is in material breach of any such agreement. The Company and its Subsidiaries have adopted and published Privacy Policies that accurately describe the privacy practices of the Company and its Subsidiaries, and no such Privacy Policies have been inaccurate, misleading or deceptive.

(b) The Company IT Systems as currently owned, leased or licensed by the Company and its Subsidiaries are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. During the past three (3) years, there have been no material security breaches of, or material unauthorized intrusions into, the Company IT Systems.

(c) The Company and its Subsidiaries have established and maintained all necessary and appropriate measures to protect the Company IT Systems and all Personal Information and Business Data in their possession or control against unauthorized access, use, modification, disclosure, interruption, or other misuse or loss, including through written internal and external policies and procedures, and organizational, administrative, technical, and physical safeguards. During the past three (3) years, neither the Company nor any Subsidiary, nor to the Company’s Knowledge, any Third Party Service Provider Processing Personal Information or Business Data for or on behalf of the Company, has experienced any material incident in which any Personal Information or Business Data was stolen, lost, or improperly accessed, used, modified, disclosed, or otherwise misused, including in connection with a breach of security where such incident gave rise to a legal obligation to notify impacted data subjects and/or any Governmental Authority. During the past three (3) years neither the Company, nor its Subsidiaries, have received any written complaint or notice of Legal Proceeding in connection with the Company’s or its Subsidiaries’ compliance with any Privacy and Cybersecurity Requirements.

(d) The consummation of the transactions contemplated hereby shall not cause any violation in any material respect of any Privacy and Cybersecurity Requirements.

3.27 State Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub contained in Section 4.2 are true and correct, the Company Board has approved this Agreement and the Merger Transactions as required to render inapplicable to this Agreement and the Merger Transactions the restrictions on “business combinations” set forth in section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (each, a “Takeover Law”).

3.28 Permits. The Company and its Subsidiaries have obtained, and maintain, all Permits required for the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. Each material Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect, and each of the Company and its Subsidiaries is in compliance, in all material respects, with all such material Permits. Neither the Company nor any of its Subsidiaries (a) is or has been in default or violation (and to the Knowledge of the Company no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material Permit to which it is a party, (b) is the subject of any pending or threatened Legal Proceeding by a Governmental Authority seeking the cancellation, revocation, suspension, termination, material modification, or impairment of any material Permit; or (c) has received any written notice that any Governmental Authority that has issued any material Permit intends to cancel, terminate, revoke, suspend, materially modify, impair or not renew any such material Permit, except to the extent such material Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 3.3 of the Company Disclosure Schedule; provided, that such amendment, replacement or reissuance does not materially affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after the Closing. Section 3.28 of the Company Disclosure Schedule sets forth a true, correct and complete list of material Permits held by the Company or its Subsidiaries.

3.29 Environmental Matters.

(a) The Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws. There has been no release of any Hazardous Materials by the Company or its Subsidiaries in material violation of, or which would reasonably be expected to give rise to material liability to the Company or its Subsidiaries under, Environmental Laws.

(b) In the past three (3) years, neither the Company nor its Subsidiaries has received any written notice from any Governmental Authority or any other Person alleging that the Company or its Subsidiaries are in violation in any material respect of or have material liability under, any Environmental Laws.

(c) There is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws.

(d) The Company has made available to Parent copies of all material environmental reports and documents that are in the Company’s possession relating to the current operations, properties or facilities of the Company or its Subsidiaries.

3.30 Anti-Corruption Compliance.

(a) For the past five (5) years, (i) none of the Company, its Subsidiaries and their respective officers and employees and, to the Knowledge of the Company, agents, representatives, consultants or any other Person acting on behalf of the Company or any of its Subsidiaries (each, a “Company Representative”), has directly or indirectly violated any applicable Anti-Bribery Laws, and (ii) none of the Company, its Subsidiaries and, to the Knowledge of the Company, their respective Company Representatives has offered, given or attempted to give anything of value (A) to influence any official act or decision of a Government Official, (B) to induce a Government Official to do or omit to do any act in violation of a lawful duty, (C) to induce a Government Official to influence the act or decision of a Governmental Authority, (D) to secure any improper business advantage, (E) to obtain or retain business in any way related to the Company or any of its Subsidiaries, or (F) that would otherwise constitute an unlawful bribe, kickback, or other improper or illegal payment or benefit. None of the Company or its Subsidiaries has been the subject of any actual (or, to the Knowledge of the Company, suspected or threatened) written allegations, internal whistleblower reports, current or pending internal investigations, third-party investigations (including by any Governmental Authority), voluntary or directed disclosures to any Governmental Authority (including but not limited to the U.S. Department of Justice, U.S. Securities Exchange Commission, or U.K. Securities Fraud Office), or internal or external audits concerning possible violations of applicable Anti-Bribery Laws.

(b) At all times during the past five (5) years, the Company and its Subsidiaries have maintained written policies and internal controls reasonably designed to promote compliance by the Company and its Subsidiaries with applicable Anti-Bribery Laws.

(c) At all times during the past five (5) years, the Company and its Subsidiaries have made and kept books and records which, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of the Company and its Subsidiaries. At all times during the past five (5) years, the Company and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed and access to assets is given only in accordance with management’s general or specific authorization, and transactions are recorded as necessary to permit preparation of financial statements to maintain accountability for assets and accounts.

3.31 Opinion of Financial Advisor. The Special Committee has received the opinion of the Special Committee Financial Advisor on or prior to the date of this Agreement to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, the Merger Consideration to be received by the Company Stockholders (other than holders of Excluded Shares and Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such Company Stockholders. A copy of such written opinion shall be provided to Parent solely for informational purposes after execution of this Agreement and receipt of such written opinion by the Company.

3.32 Information Supplied. The information relating to the Company and its Subsidiaries, to the extent supplied by or on behalf the Company or its Subsidiaries, to be contained in, or incorporated by reference in, the Proxy Statement and Schedule 13E-3 will not, on the date the Proxy Statement or Schedule 13E-3 as applicable, or any amendment or supplement thereto, is mailed to holders of shares of Company Common Stock and at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

3.33 No TID U.S. Business. The Company is not a “TID U.S. business” as defined in 31 C.F.R. § 800.248. None of the Company or any of its Subsidiaries is a U.S. business that (i) produces, designs, tests, manufactures, fabricates, or develops any “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (ii) performs the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure,” as that term is defined in 31 C.F.R. § 800.212; or (iii) maintains or collects “sensitive personal data,” as described in 31 C.F.R. § 800.241 of U.S. citizens.

3.34 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company, any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company or the negotiation of this Agreement. Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that neither Parent nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub or their respective business or operations, including with respect to any information provided or made available to the Company, its Subsidiaries or any of their respective Representative or any information developed by the Company, its Subsidiaries or any of their respective Representatives. The Company hereby acknowledges that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered pursuant to this Agreement, the Company has not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of Parent or Merger Sub (or any of their respective Affiliates) and will have no claim against Parent or any of its Affiliates, or any of their respective Representatives, with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants or agreements set forth herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the confidential disclosure letter delivered by Parent to the Company as of the date of this Agreement (the “Parent Disclosure Schedule”) (it being acknowledged and agreed that any disclosure or exception set forth in any Section or subsection of the Parent Disclosure Schedule shall be deemed to apply to any other Section or subsection of the Parent Disclosure Schedule to the extent that the relevance of such disclosure or exception to such other Section or subsection is reasonably apparent on the face of such disclosure), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

4.1 Organization and Power. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (where such concept is recognized under applicable Law) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

(a) Each of Parent and Merger Sub has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder to consummate the Merger Transactions. The board of directors of Parent has adopted resolutions approving this Agreement and the Merger Transactions. The sole member of Merger Sub has adopted or promptly after the date hereof will adopt resolutions adopting this Agreement. The board of managers of Merger Sub has unanimously: (i) approved this Agreement and the Merger Transactions and declared it advisable to enter into this Agreement and consummate the Merger Transactions; and (ii) recommended that Merger Sub’s sole member adopt this Agreement.

(b) Subject to the adoption of this Agreement by Parent as the sole member of Merger Sub, as provided in subsection (a) above, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger Transactions have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub.

(c) Assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.2 Governmental Authorizations; Non-Contravention.

(a) Assuming that the representations and warranties of the Company contained in Section 3.3 are true and correct, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger Transactions do not and will not require any Governmental Authorization, other than:

(i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business;

(ii) any filings, notifications and reports that may be required in connection with this Agreement and the Merger Transactions either with the SEC under the Exchange Act or under state securities Laws or “blue sky” Laws;

(iii) compliance with applicable securities exchange rules and regulations; and

(iv) where the failure to obtain such Governmental Authorization would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger Transactions do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or Merger Sub or (ii) assuming that all Governmental Authorizations described in Section 4.2(a) have been obtained or made prior to the Effective Time (x) contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or Merger Sub or by which any assets of Parent or Merger Sub (“Parent Assets”) are bound or (y) result in any violation or breach of, constitute a default under, require any consent by or notice to any Person under, or entitle any party to terminate, accelerate or adversely modify, or result in the creation of any Lien under (in each case with or without notice or lapse of time or both) any Contracts to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any Parent Assets are bound, other than in the case of clause (ii) of this Section 4.2(b), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.3 Capitalization of Merger Sub; Ownership of Company Common Stock

(a) All of the issued and outstanding limited liability interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(b) Merger Sub was formed solely for the purpose of engaging in the Merger Transactions and has not engaged, nor prior to the Effective Time will it engage, in any business activities or operations other than in connection with the Merger Transactions. Merger Sub has no Subsidiaries.

(c) None of Parent, Merger Sub or their respective directors or executive officers own, directly or indirectly, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record, any shares of Company Common Stock, and none of Parent, Merger Sub or their respective directors or executive officers holds any rights to acquire or vote any shares of Company Common Stock, except pursuant to this Agreement.

4.4 Sufficient Funds. Parent has (or has available to it), and will have as of the Effective Time, sufficient cash available to pay all amounts to be paid by Parent and Merger Sub in connection with this Agreement and the Merger Transactions, including Parent’s and Merger Sub’s costs and expenses and the aggregate Merger Consideration on the terms and conditions contained in this Agreement. In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

4.5 Litigation. There is no Legal Proceeding pending, threatened in writing or, to the Knowledge of Parent, otherwise threatened against Parent or any of its Subsidiaries that has had or would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order of, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority that has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.6 Brokers and Financial Advisors. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (including Merger Sub).

4.7 Parent Vote. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger Transactions. The adoption of this Agreement by the affirmative vote or consent of Merger Sub (“Merger Sub Consent”) is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its organizational documents.

4.8 Information Supplied. The information relating to Parent and Merger Sub, to the extent supplied by or on behalf Parent and Merger Sub, to be contained in, or incorporated by reference in, the Proxy Statement and Schedule 13E-3 will not, on the date the Proxy Statement or Schedule 13E-3, as applicable, or any amendment or supplement thereto, is mailed to holders of shares of Company Common Stock and at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.8, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company, its Affiliates or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3.

4.9 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub have not relied on estimates, projections, forecasts, and other forward-looking information or any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein. Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub each acknowledge and agree that neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger Transactions).

4.10 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub or their respective Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, none of Parent, Merger Sub or any other Person makes or has made any express or implied representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to Parent or any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by Parent and Merger Sub in this Article IV, any oral or written information presented to the Company or any of its respective Representatives in the course of their due diligence investigation of Parent or Merger Sub or the negotiation of this Agreement. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives.

ARTICLE V

COVENANTS

5.1 Conduct of Business of the Company.

(a) The Company agrees that, during the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement in accordance with Article VIII, except (i) for matters undertaken with the prior written consent of Parent, (ii) as set forth in Section 5.1(a) of the Company Disclosure Schedule, (iii) as required in accordance with this Agreement, or (iv) as required to comply with any Law or Order, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in the Ordinary Course of Business in all material respects (including any changes in their respective business practices adopted prior to the date hereof to address and adapt to COVID-19 (other than any workforce reduction) and any reasonably necessary COVID-19 Measures that may be implemented in good faith in response to a pandemic to protect the health and safety of the Company’s or its Subsidiaries’ employees), (B) preserve intact in all material respects its current business organization, assets and technologies, (C) keep available the services of the current officers and employees of the Company and each of its Subsidiaries (other than a termination by any officer or employee or where termination of such services is for cause) and (D) maintain its relations and goodwill as they exist as of the date of this Agreement with customers, suppliers, landlords, and other Persons having material business dealings with the Company, provided, that, for the avoidance of doubt, any change to the Company’s relations and goodwill with customers, suppliers, landlords, and other Persons having material business dealings with the Company related to or resulting from any action or inaction of the Company required in accordance with this Agreement, or at the direction of or permitted by Parent will not be deemed to be a violation of this Section 5.1(a). Prior to implementing any COVID-19 Measures, the Company shall to the extent reasonably practicable (1) notify Parent in writing of the Company’s intention to implement such COVID-19 Measures, and (2) consult in good faith with Parent regarding such COVID-19 Measures and give due consideration to any suggestions or feedback by Parent.

(b) Between the date of this Agreement and the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, except for matters (i) undertaken with the prior written consent of Parent, (ii) as set forth in Section 5.1(b) of the Company Disclosure Schedule, (iii) as required in accordance with this Agreement, or (iv) as required to comply with any Law or Order, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following:

(i) Organizational Documents / Matters. Amend any of the Company Organizational Documents or restructure, reorganize, dissolve or liquidate the Company or any of its Subsidiaries or form any Subsidiary or enter into any new line of business or abandon or discontinue any existing line of business;

(ii) Dividends. Make, declare or pay any dividend or distribution on any shares of its common stock, other than dividends and distributions by wholly owned Subsidiaries of the Company;

(iii) Common Stock. Split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ common stock or equity interests (including Company Warrants);

(iv) Equity.

(A) Purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of common stock, membership interests or other equity interests (including Company Warrants) of the Company or its Subsidiaries, except for (i) the acquisition by the Company of any Company Equity Award in connection with the forfeiture or cancellation of such Company Equity Award, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company or (iii) purchases or redemptions pursuant to exercises of Company Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to equity awards in accordance with the terms of such equity awards existing on the date hereof;

(B) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of Company Common Stock or other equity interests (including Company Warrants) in the Company or any of its Subsidiaries, or any class, or securities convertible into, or exchangeable or exercisable for, any shares of Company Common Stock or other equity interests (including Company Warrants), or any options, warrants or other rights of any kind to acquire any shares of Company Common Stock or other equity interests (including Company Warrants) or such convertible, exchangeable or exercisable securities of the Company or any of its Subsidiaries, other than (i) the issuance of shares of Company Common Stock in accordance with and as required by the Warrant Agreement or (ii) the issuance of shares of Company Common Stock upon the exercise of Company Options or settlement of Company RSUs outstanding as of the date hereof in accordance with the terms of such awards and Company Stock Plans;

(v) Acquisitions. Acquire by merger or consolidation with, or merge or consolidate with, or purchase any Person or acquire (including by merger, consolidation or acquisition of stock or assets), any assets, securities, businesses or properties, other than acquisitions of raw materials and other property in the Ordinary Course of Business and in amount not to exceed $10,000 in the aggregate;

(vi) Material Contracts. (A) modify, renew or terminate (other than expiration in accordance with its terms) any Material Contract, (B) enter into any Contract, that if entered into prior to the date hereof would have been a Material Contract (other than purchase orders, invoices or statements of work entered into in the Ordinary Course of Business involving payments not in excess of $25,000 individually and $100,000 in the aggregate) or (C) waive, release, or assign any material rights, claims, or benefits of the Company or its Subsidiaries under any Material Contract or any Contract that if entered into prior to the date of this Agreement would have been a Material Contract;

(vii) Material Assets. Sell, assign, transfer, convey, lease, sublease, or otherwise dispose of, grant, pledge, license, guarantee, mortgage, create or permit to be created any liens upon, any tangible assets or properties of the Company or its Subsidiaries, except for (A) dispositions of obsolete or worthless equipment in the Ordinary Course of Business, (B) transactions in the Ordinary Course of Business to fulfill order obligations pursuant to customer orders existing as of the date hereof and customer orders that may be received in the Ordinary Course of Business following the date hereof and (C) transactions in the Ordinary Course of Business that represent a sale or transfer price of less than $25,000 individually and less than $100,000 in the aggregate;

(viii) Real Property. Acquire any ownership interest in any real property;

(ix) Employee Benefits. Except as otherwise required by applicable Law, existing Company Benefit Plans or any Material Contract, (A) grant any cash- or equity or equity-based incentive awards, bonus, severance, retention, change in control or termination or similar pay, (B) hire any new Company Service Provider or promote any Company Service Provider, (C) terminate any Company Service Provider with an annual target compensation in excess of $100,000, other than terminations for cause or due to death or disability, (D) terminate, adopt, enter into or amend any Company Benefit Plan, (E) increase or decrease the compensation or benefits payable or that become payable to any Company Service Provider other than in the Ordinary Course of Business with respect to any Company Service Provider with an annual target compensation of $100,000 or less, (F) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries for the benefit of any Company Service Provider, or (G) take any action to accelerate the time of payment, vesting, exercisability or funding of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(x) Indebtedness. (A) Issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any indebtedness, (B) guarantee any indebtedness of another Person, except as issued or incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;

(xi) Investments. Make any loans, advances or capital contributions to, or investments in, any other Person;

(xii) Taxes. (A) Make (inconsistent with past practice), change or revoke any material election in respect of Taxes, (B) amend, modify or otherwise change any filed income or other material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any material Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(xiii) Dissolution. Adopt a plan of, or commence by corporate action, a complete or partial liquidation, dissolution or judicial restructuring, recapitalization or other reorganization, of the Company or its Subsidiaries;

(xiv) Legal Proceedings. Commence, waive, release, settle, offer or propose to enter into any settlement, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other Legal Proceedings, except for settlements that are in the Ordinary Course of Business that (A) involve only the payment of monetary damages (excluding monetary damages that are fully covered by the Company’s insurance policies) in an amount less than $25,000 individually or $100,000 in the aggregate, (B) do not impose any injunctive or other non-monetary relief on the Company, (C) do not involve the admission of wrongdoing by the Company or any of its Subsidiaries and (D) do not relate to this Agreement or the Merger Transactions;

(xv) Intellectual Property. (A) Enter into or become bound by any Material Contract, or modify, amend, renew or terminate any Material Contract, in each case related to the acquisition or disposition or granting of any rights to any Intellectual Property that is material to the Company and its Subsidiaries, or otherwise materially encumber any such Intellectual Property, (B) act or fail to act in any manner that would reasonably be expected to result in any loss, disposal of, abandonment, lapse, invalidity or unenforceability of any material rights to any Intellectual Property that is material to the Company and its Subsidiaries, or (C) disclose any material Trade Secret of the Company or its Subsidiaries to any Person, other than in the Ordinary Course of Business to Company Services Providers who have entered into a written confidentiality agreement or are otherwise subject to standard confidentiality obligations in accordance with procedures that are customarily used in the Company’s industry, in the case of each of (A) and (B), except in the Ordinary Course of Business;

(xvi) Collective Bargaining. Enter into, materially modify, materially amend, renew or extend any Labor Agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(xvii) License. Terminate without replacement or fail to use commercially reasonable efforts to maintain any license material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(xviii) Accounting Practices. Make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Authority;

(xix) Insurance. Fail to maintain in effect without interruption or allow to lapse or terminate, including by failure to pay any required premiums or other fees, costs, and expenses, any insurance policy of the Company and its Subsidiaries;

(xx) Accounts Receivables. Make any change to the Company’s or any of its Subsidiaries’ policies or practices with respect to collection of accounts receivable or other current assets (including any delay or deferral of the payment or collection thereof and offering any discount, accommodation or other concession in order to accelerate or induce the collection of, any receivables) in violation of or not in accordance in any material respect with any Biweekly Budgets or Monthly Budgets;

(xxi) Permits. Cancel, surrender, allow to expire or fail to renew, any permits material to the Company and its Subsidiaries, taken as a whole;

(xxii) Inventory. Modify any inventory or supply purchase practices; or

(xxiii) Related Actions. Agree, authorize or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time.

5.2 Debt Reduction; Budget. Subject to the terms and conditions of this Agreement, during the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, the Company shall:

(a) use commercially reasonable efforts to not deviate from any Biweekly Budget or Monthly Budget in any material respect;

(b) use its commercially reasonable efforts to reduce or defer any ordinary course payables (as determined by the Company in its sole discretion but subject to compliance with the provisions of this Section 5.2); provided, however, that with respect to any payables other than as set forth in Section 5.2(b) of the Company Disclosure Schedule, (i) the Company shall only make payments in connection with this Section 5.2(b) during the last Business Day of the Biweekly Budget delivered to Parent in accordance with Section 5.2(c) and (ii) promptly following the delivery of each Biweekly Budget or Monthly Budget, use good faith and diligent efforts to consult with Parent and consider in good faith all comments provided by Parent with respect to the payment of such payables including with respect to the amount and timing of payment thereof; and

(c) prepare and deliver to Parent (i) biweekly budget plans and cash flow projections (such budget plans and cash flow projections, the “Biweekly Budgets”) and (ii) monthly budget plans and cash flow projections (such budget plans and cash flow projections, the “Monthly Budgets”), in each case, demonstrating that the Company has sufficient liquidity to operate the business through December 31, 2023 or otherwise demonstrating capital requirements satisfactory to Parent; provided that, the Company shall deliver to Parent an initial Biweekly Budget and Monthly Budget within seven days following the date of this Agreement. Each Biweekly Budget and Monthly Budget shall be (A) in the form mutually agreed by Parent and the Company within seven days of the date of this Agreement, (B) mutually agreed in substance by Parent and the Company and (C) prepared using such methodology mutually agreed by Parent and the Company within seven days of the date of this Agreement. Notwithstanding anything to the contrary in the foregoing, the Company shall promptly (in any event within one (1) Business Day) notify Parent in the event the Company exceeds or reasonably expects to exceed by 15% or greater the aggregate spending for the upcoming bi-weekly period.

5.3 Access to Information; Confidentiality.

(a) Upon reasonable advance written or electronic notice, subject to applicable logistical restrictions or limitations as a result of COVID-19 reasonably implemented by the Company or any COVID-19 Measures (which, for the avoidance of doubt, will not derogate from the Company’s obligations under this Section 5.3 to the extent such obligations can be satisfied by electronic means), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours during the period from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement pursuant to Article VIII, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws (except to the extent publicly available on the SEC’s “EDGAR” filing system); and (ii) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors). Nothing herein shall require the Company or any of its Subsidiaries to provide such access or information to the extent that such action (A) would reasonably be expected to result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (B) specifically relates to the evaluation, deliberation or minutes of the Company Board (or any committee or subcommittee thereof) related to the Merger Transactions, the strategic and financial alternatives process leading thereto, or any information or materials provided to the Company Board (or any committee or subcommittee thereof) in connection therewith or (C) would reasonably be expected to violate any applicable Law or any confidentiality obligation owing to a third party; provided, however, other than with respect to the matters covered by the foregoing clause (B) (but only to such extent), the Company shall, to the extent legally permissible, inform Parent as to the general nature of what is being withheld and the Company shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to obtain the required consent or waiver of any third party required to provide such information, and implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All requests for access pursuant to this Section 5.3 must be directed to the Chief Financial Officer of the Company or another person designated in writing by the Company.

(b) During the period from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement pursuant to Article VIII, the Company shall promptly (orally and in writing): (i) notify Parent of any Legal Proceeding by any Person involving the Company or any of its Subsidiaries, any assets of the Company or any of its Subsidiaries or any Company Service Provider, or to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any Company Service Provider or Representatives in their capacity as such (each, a “New Litigation Claim”); (ii) notify Parent of any notice or other communication from any Governmental Authority (A) relating to the Merger Transactions or (B) indicating that a Permit has been revoked or is about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Company Material Adverse Effect (each, a “Governmental Authority Notice”), (iii) notify Parent of ongoing material developments in any New Litigation Claim, Governmental Authority Notice and any Legal Proceeding that was existing prior to the date hereof, (iv) consult in good faith with Parent regarding the conduct of the defense of any New Litigation Claim, Governmental Authority Notice and any Legal Proceeding that was existing prior to the date hereof, and (v) notify Parent of any proceeding, voluntary or involuntary, involving bankruptcy, insolvency, receivership, reorganization, liquidation, wind-up or arrangement of the Company. With respect to any New Litigation Claim against the Company, any of its Subsidiaries or any Company Service Provider relating to this Agreement or the Merger Transactions, the Company shall consult with Parent and give Parent the opportunity to participate in the defense and settlement of any such litigation, and no such settlement shall be agreed to without Parent’s prior written consent. Without Parent’s prior written consent, the Company shall not (A) waive any provision of the Company Organizational Documents providing for the Court of Chancery of the State of Delaware as the exclusive forum for any such litigation or (B) consent to the selection of an alternative forum other than the Court of Chancery of the State of Delaware for any such litigation.

(c) Information disclosed under this Section 5.3 and otherwise pursuant to this Agreement shall be governed under the Confidentiality Agreement, dated as of April 12, 2023, by and between PureTech Health PLC and the Company (the “Confidentiality Agreement”).

(d) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries before the Effective Time. Before the Effective Time, the Company shall, consistent with the terms of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

5.4 Employee Matters.

(a) If requested by Parent in writing at least five (5) business days prior to the Closing Date, the Company Board shall adopt a resolution terminating the Company 401(k) Plan (and any other plan maintained by the Company or any member of the “controlled group” that is intended to be qualified under Code Section 401(a) and includes a cash or deferred arrangement intended to qualify under Code Section 401(k)) effective as of the day prior to the Closing and shall provide evidence of such termination acceptable to Parent prior to the Closing; provided, that any amendment, suspension or termination of the Company 401(k) Plan shall not impact the benefits required to be provided pursuant to Section 5.4(c). Parent shall (i) allow eligible rollover contributions to the Parent 401(k) Plan of account balances of Continuing Employees (in cash) under the Company 401(k) Plan and (ii) to the extent permitted by the Parent 401(k) Plan, use commercially reasonable efforts to accommodate eligible rollover contributions to the Parent 401(k) Plan of account balances in loan notes evidencing loans to Continuing Employees as of the date of distribution, in each case from the Company 401(k) Plan as soon as practicable following the Closing Date. Immediately prior to the termination of the Company 401(k) Plan, the Company will have made all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of each such plan; (ii) for elective deferrals made pursuant to each such plan for the period prior to termination; and (iii) for any employer contributions (including any matching contributions) for the period prior to termination.

(b) Each employee of the Company or any of its Subsidiaries who becomes or remains, as applicable, an employee of Parent, the Surviving Company or any of their Subsidiaries on and following the Effective Time (each, a “Continuing Employee” and collectively, the “Continuing Employees”) shall be given credit for service with the Company or its Subsidiaries for purposes of participation in any applicable benefit programs of Parent or its Subsidiaries, to the same extent that such service was recognized prior to the Effective Time under the corresponding Company Benefit Plan, except that such service need not be credited to the extent that it would result in duplication of coverage or benefits or for purposes of a defined benefit pension plan or paid time-off. From and after the Effective Time, Parent shall or shall cause its Subsidiaries (including the Surviving Company) to use commercially reasonable efforts to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any U.S. group health plans of Parent or its Subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents and (ii) give each of the Continuing Employees located in the United States credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits under any U.S. group health plans of Parent or its Subsidiaries for amounts paid prior to the Effective Time during the portion of the plan year prior to the Effective Time.

(c) Parent agrees that each Continuing Employee shall, during the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, be provided with (i) an annual rate of base salary or base wage that is no less favorable than the annual rate of base salary or base wage provided to such Continuing Employee by the Company or any of its Subsidiaries immediately prior to the Effective Time, (ii) target annual cash bonus opportunities that are no less favorable than the annual cash bonus opportunities provided to such Continuing Employee by the Company or any of its Subsidiaries immediately prior to the Effective Time (excluding specific performance goals) and (iii) other benefits (excluding any equity-based compensation, change of control, transaction or retention bonuses, pension, or deferred compensation benefits) that are substantially comparable in the aggregate to either, at Parent’s election, (A) the employee benefits (subject to the same exclusions) provided to similarly situated employees of Parent and its Subsidiaries, or (B) those provided to such Continuing Employee by the Company or any of its Subsidiaries immediately prior to the Effective Time.

(d) Nothing in this Section 5.3, whether express or implied, shall confer upon any current or former employee of the Company, Parent, the Surviving Company or any of their respective Subsidiaries or Affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 5.3, and for the avoidance of doubt, nothing herein will preclude Parent, the Surviving Company or their respective Subsidiaries or Affiliates from terminating the employment of any Continuing Employee at any time and for any reason. No provision of this Section 5.3 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or any other employee benefit plan of the Company, Parent, Surviving Company or any of their respective Subsidiaries or Affiliates, or (ii) create any third party rights in any current or former employee, director or other service provider of Parent, the Company or any of their respective Affiliates (or any beneficiaries or dependents thereof).

5.5 Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that following the Effective Time, Parent shall, and shall cause the Surviving Company to, fulfill and honor in all respects all rights to indemnification, exculpation, and advancement of expenses existing in favor of the current or former directors and officers of the Company (each

“Indemnified Party”) as provided in the Company Organizational Documents or any indemnification agreements of the Company or its Subsidiaries set forth in Schedule 5.5(a) of the Company Disclosure Schedules in effect prior to the date of this Agreement for acts, errors or omissions occurring on or prior to the Effective Time, including in respect of the Merger Transactions, and such rights shall continue in full force and effect until the later of six years from and after the Effective Time or the expiration of the applicable statute of limitations with respect to any such claims against any Indemnified Party arising out of such acts, errors or omissions; provided, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made, and for which an Indemnified Party delivers a written notice to Parent within such six year period asserting a claim for such protections pursuant to this Section 5.5, shall continue until the final disposition of such claim. The rights to indemnification, exculpation, and advancement of expenses as provided in the Company Organizational Documents or any Contract of the Company or its Subsidiaries shall not be amended, repealed or otherwise modified from and after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party unless such modification is required by applicable Law.

(b) For six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Company to, maintain officers’ and directors’ liability and fiduciary liability insurance in respect of acts, errors or omissions occurring on or before the Effective Time, including in respect of the Merger Transactions, covering each such person currently covered by the Company’s officers’ and directors’ liability and fiduciary liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect prior to the Effective Time. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if, at or prior to the Effective Time, the Company shall purchase six (6) year prepaid “tail” policies on terms and conditions providing coverage retentions, limits and other material terms no less favorable than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising at or prior to the Effective Time, except that the Company may not commit or spend on such “tail” policies annual premiums in excess of 300% of the annual premiums paid by the Company in its last full fiscal year prior to the Effective Time for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if such premiums for such “tail” policies would exceed 300% of the Base Amount, then the Company shall purchase policies that provide the maximum coverage available at an annual premium equal to 300% of the Base Amount. Parent shall, and shall cause the Surviving Company to maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(c) In the event that Parent, the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Company assumes the obligations set forth in this Section 5.5.

(d) This Section 5.5 shall survive the Effective Time and shall continue for the periods specified herein and is intended to benefit the Indemnified Parties, each of whom may enforce the provisions of this Section 5.5 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 5.5.

5.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the parties to this Agreement will cooperate in good faith with each other and use (and will cause its Affiliates and Representatives to use) its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that, as promptly as practicable, the conditions set forth in Article VII are satisfied and to consummate the Merger Transactions as promptly as practicable, including by preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; provided, that (i) except as required by this Agreement, none of the Company, Parent, Merger Sub or their respective Subsidiaries will incur any fees and expenses or any other material obligations to satisfy the conditions set forth in Article VII, in each case, without the prior written consent of Parent and (ii) this Section 5.6 shall not apply to filings under or other actions in respect of any Regulatory Approvals, which shall be governed by the obligations set forth in Section 5.7.

5.7 Consents; Filings; Further Action.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall use its commercially reasonable efforts to promptly (i) obtain any consents, approvals, registrations, waivers, permits, orders, clearances or other authorizations from, and make any filings and notifications with, any Governmental Authority or third party necessary, proper or advisable under any antitrust Law or any other applicable Law to consummate the Merger Transactions, (ii) make any other submissions necessary, proper or advisable in connection with the Merger Transactions under the Securities Act, the Exchange Act, the DGCL, the DLLCA, and the NYSE or Nasdaq rules and regulations, as applicable, and any other applicable Law and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.7 to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such Laws (collectively, “Regulatory Approvals”). Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications. Without limiting the foregoing, Parent and the Company shall reasonably cooperate to file a notification with Italy’s Presidency of the Council of Ministers (the “Presidency”) pursuant to Article 2 of Italy’s Law Decree No. 21/2012, converted with amendments by Law No. 56/2012. In furtherance of the foregoing, Parent shall pay or shall cause to be paid all filing fees payable for filings required with the Presidency in connection with the Merger Transactions which fees shall be paid by Parent or Merger Sub when due.

(b) Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from any Governmental Authority regarding the Merger Transactions. If Parent or the Company receives a request for additional information from any Governmental Authority that is related to the Merger Transactions, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other party, an appropriate response to such request as promptly as reasonably practicable. Subject to Section 5.7(c), each of Parent and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable (including making any filings or notices required or requested by any Governmental Authority) under applicable Laws to consummate and make effective the Merger Transactions as expeditiously as practicable. No party shall participate in any meeting or engage in any material substantive conversation with any Governmental Authority related to the Merger Transactions without giving the other party prior notice of the meeting or conversation and, subject to applicable privilege and consistent with any direction or instruction from such Governmental Authority, the opportunity to attend and participate. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Authority in connection with the Merger Transactions.

(c) Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 5.7 or elsewhere in this Agreement shall be deemed to require Parent to take any of the following actions: (i) resolve or defend against any objections that may be asserted by any Governmental Authority with respect to the Merger Transactions; (ii) sell, license, divest, dispose or hold separate any assets, entities or businesses of Parent, the Company or their respective Subsidiaries (including, after the Effective Time, of the Surviving Company or any of its Subsidiaries); (iii) terminate, amend or assign existing relationships or contractual rights or obligations; or (iv) otherwise take actions that would limit its freedom of action with respect to, or its ability to retain, one or more of its respective businesses, assets, customers, product lines, or rights or interests therein of Parent, the Company or any of their respective Subsidiaries (including the Surviving Company or any of its Subsidiaries).

(d) Parent shall not require the Company or its Subsidiaries to, and the Company and its Subsidiaries shall not be required to, take any action with respect to any Order or any applicable Law which would bind the Company or its Subsidiaries prior to the Effective Time or in the event the Merger does not occur.

5.8 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements or broad communications directed to such party’s employees, independent contractors and/or non-employee service providers, suppliers, customers, partners, vendors or stockholders with respect to the Merger Transactions and this Agreement and shall not issue any such press release or make any such public statement or broad communication prior to such consultation and the consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, that neither Parent nor the Company shall be obligated to engage in such consultation with respect to communications (including communications directed to such party’s employees, independent contractors and/or non-employee service providers, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in accordance with this Section 5.8; provided, further, that the restrictions set forth in this Section 5.8 shall not apply to any release or public statement (a) made or proposed to be made by the Company or Parent with respect to a Takeover Proposal, a Superior Proposal or an Adverse Recommendation Change or any action taken pursuant thereto or (b) in connection with any dispute between the parties regarding this Agreement or the Merger Transactions.

5.9 Fees and Expenses. Except as explicitly provided for otherwise in this Agreement, whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Merger Transactions (“Expenses”) shall be paid by the party incurring those Expenses.

5.10 Rule 16b-3. Prior to the Effective Time, the Company shall (and shall be permitted to) take such steps as may be reasonably required or advisable to cause dispositions of the Company’s equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11 Notification of Certain Matters. Prior to the Effective Time, the Company shall give prompt notice to Parent of (a) any Legal Proceedings commenced or, to the Knowledge of the Company, threatened against the Company which relates to this Agreement or the Merger Transactions and (b) any known fact, event or circumstance that would reasonably be likely to result in the failure of any of the conditions set forth in Article VI to be satisfied. No such notification (or failure to provide such notification) shall constitute a breach of this Agreement or affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

5.12 SEC Filings; Other Actions.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall use commercially reasonable efforts to prepare and file a proxy statement with the SEC in preliminary form relating to the Company Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”), which shall, unless the Company Board shall have made an Adverse Recommendation Change in compliance with Article VI, include the Company Board Recommendation. Parent and Merger Sub, and their counsel, shall be given a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, before it (or such amendment or supplement) is filed with the SEC or disseminating any such documents or any responses relating to such documents to the stockholders of the Company, and the Company shall give due consideration in good faith to any additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. Parent and Merger Sub shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their Affiliates as promptly as practicable after the date hereof.

(b) The Company, Parent and Merger Sub shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement. The Company shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on the Schedule 13E-3, including all amendments and supplements thereto, prior to filing the Schedule 13E-3 (or such amendment or supplement) with the SEC, and the Company shall give due consideration in good faith to any additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel.

(c) Each of the Company, Parent and Merger Sub shall promptly notify the other party, as applicable, of the receipt of all comments from the SEC with respect to the Proxy Statement or Schedule 13E-3 and of any request by the SEC for any amendment or supplement thereto or for additional information and shall reasonably promptly provide the other party and its counsel with copies of any written comments and a summary of any oral comments that such party or any of its Representatives receive from the SEC or its staff with respect to the Proxy Statement or the Schedule 13E-3, as applicable, as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Each of the Company, Parent and Merger Sub shall provide the other parties and their respective outside legal counsel with a reasonable opportunity to review any such responses and the Company shall give due consideration in good faith to the additions, deletions or changes suggested thereto by Parent and Merger Sub and their counsel. Each of the Company, Parent and Merger Sub shall provide the other parties and their respective outside legal counsel and other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC with respect to the Proxy Statement or the Schedule 13E-3, as applicable. The Company, Parent and Merger Sub shall use their commercially reasonable efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement or the Schedule 13E-3, and the Company shall cause the definitive Proxy Statement and Schedule 13E-3 to be mailed to the Company Stockholders as of the record date established for the Company Meeting as promptly as possible after confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (such date, the “SEC Clearance Date”).

(d) The Company, Parent and Merger Sub agree, as to themselves and their Affiliates, that the Proxy Statement and Schedule 13E-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will, at the date of mailing to stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (i) the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, Merger Sub, their respective Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 and (ii) Parent and Merger Sub assume no responsibility with respect to information supplied by or on behalf of the Company, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3. If at any time prior to the Company Meeting, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that either the Proxy Statement or Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable following such discovery notify the other party or parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (A) the Company shall promptly prepare (with the assistance of Parent and Merger Sub as provided for in this Section 5.12) an amendment or supplement to the Proxy Statement, (B) the Company, Parent and Merger Sub shall promptly prepare an amendment or supplement to the Schedule 13E-3, and/or (C) the Company shall cause the Proxy Statement or Schedule 13E-3 as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.

(e) Unless this Agreement is terminated in accordance with its terms, the Company shall (i) in consultation with Parent, as promptly as reasonably practicable take all action necessary in accordance with the DGCL, the Company Organizational Documents to duly call, give notice of, convene and hold a meeting of the Company Stockholders as promptly as reasonably practicable after the SEC Clearance Date (which meeting shall in no event be scheduled initially for a date that is later than the 35th day following the first mailing of the Proxy Statement to the stockholders of the Company without the written consent of Parent), for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (ii) subject to an Adverse Recommendation Change in compliance with Section 5.12(f), shall include the Company Board Recommendation in the Proxy Statement and use its commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and the Merger Transactions, and obtain the Company Stockholder Approval, and shall not postpone or adjourn the Company Meeting. Unless Parent previously consents in writing, no matters other than (x) seeking the Company Stockholder Approval, (y) seeking advisory approval of certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder and (z) an adjournment proposal shall be submitted to the Company Stockholders for approval at the Company Meeting. The Company may postpone or adjourn the Company Meeting from time to time only (A) if Parent has consented to such action in writing, (B) if the Company Board has determined in good faith, after consultation with Parent, that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement or to allow reasonable time for the mailing of any supplemental or amended disclosure required thereby, (C) to solicit additional proxies, if the Company reasonably believes there will be insufficient shares of common stock of the Company represented (either in person or by proxy) to constitute a quorum necessary either to conduct the business of the Company Meeting or to obtain the Company Stockholder Approval; provided that the Company shall reconvene the Company Meeting at the earliest practicable date on which the Company Board reasonably expects to have sufficient affirmative votes to adopt this Agreement (it being agreed in any event that the Company may not postpone or adjourn the Company Meeting on more than two (2) occasions pursuant to this clause (C) without Parent’s prior written consent) or (D) if required by Law; provided, however, that no such postponement or adjournment shall delay the Company Meeting by more than ten (10) calendar days from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the Outside Date. The Company shall provide Parent and Merger Sub with a reasonable opportunity to review drafts of any documents related to the Company Meeting and will consider in good faith any comments provided by Parent and Merger Sub or their counsel in connection with such review. The Company shall keep Parent and Merger Sub informed on a reasonably current basis regarding its solicitation efforts and proxy tallies following the mailing of the definitive Proxy Statement to the Company Stockholders.

(f) Except as otherwise permitted in this Section 5.12(f), the Company Board shall not (i) withdraw (or qualify or modify in any manner), or propose publicly to withdraw (or qualify or modify in any manner), the Company Board Recommendation (it being agreed that it shall be considered a modification of the Company Board Recommendation if (1) any Takeover Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Takeover Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within five (5) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation), (ii) approve, recommend or declare advisable any Takeover Proposal (or propose to approve, recommend or declare advisable any Takeover Proposal) (it being agreed that the Company Board shall be considered to have approved any Takeover Proposal if the Company enters into an Acquisition Agreement with respect to a Takeover Proposal), (iii) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (it being agreed that the Company will have no obligation to make such reaffirmation on more than two separate occasions with respect to any Takeover Proposal (it being understood that any material modification to the terms of any Takeover Proposal will be deemed to be a new Takeover Proposal)) or (iv) fail to include the Company Board Recommendation in the Proxy Statement (any such action, an “Adverse Recommendation Change”). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may effect an Adverse Recommendation Change and/or cause the Company to terminate this

Agreement pursuant to Section 8.2 in response to a Superior Proposal received by the Company at any time after the date of this Agreement if (but only if): (A) the Company Board shall have determined in good faith (after consultation with its outside legal and financial advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; (B) the Company shall have given Parent at least four (4) Business Days prior written notice of the Company’s intention to effect an Adverse Recommendation Change or terminate this Agreement in response to such Superior Proposal, which shall include a description of the terms and conditions of the Superior Proposal, the identity of the Person making the Superior Proposal and a copy of any acquisition-related agreements (whether binding or non-binding) relating to such Superior Proposal, including any related financing commitments, if any; (C) the Company shall have complied in all material respects with its obligations pursuant to Section 6.3 and this Section 5.12 with respect to such Superior Proposal; (D) the Company shall have negotiated in good faith with Parent and its Representatives (to the extent Parent desires to negotiate) with respect to the terms and conditions of this Agreement to enable Parent to propose any adjustments in the terms and conditions of this Agreement such that such Takeover Proposal would cease to constitute a Superior Proposal; (E) following such four (4) Business Day period, the Company Board (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement that are binding on Parent and Merger Sub and irrevocable by Parent and Merger Sub until the expiration of the foregoing four-Business Day period (assuming the execution and delivery by the Company of the applicable acquisition-related agreements (whether binding or non-binding)) and any other information provided by Parent) shall have determined that the failure of the Company Board to make such an Adverse Recommendation Change or to terminate this Agreement would be inconsistent with its fiduciary duties under applicable Law; and (F) in the event of a termination of this Agreement in order to cause the Company to enter into an acquisition-related agreement (whether binding or non-binding) with respect to such Superior Proposal (other than an Acceptable Confidentiality Agreement) (an “Acquisition Agreement”), the Company shall have validly terminated this Agreement in accordance with Section 8.2, including paying the Termination Fee. In the event of any material amendments or modifications to such Takeover Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.12(f) with respect to such new written notice (it being understood that upon the delivery of a new notice the four (4) Business Day period shall be deemed to be the longer of (x) a three (3) Business Day period or (y) the number of Business Days remaining on the prior notice).

(g) In addition, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may also effect an Adverse Recommendation Change in response to an Intervening Event in the event that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to take such action would be inconsistent with its fiduciary duties under applicable Law if (but only if): (i) the Company Board shall have given Parent at least four (4) Business Days prior written notice of the Company’s intention to effect an Adverse Recommendation Change in response to such Intervening Event, which shall include a description in reasonable detail of the applicable Intervening Event; (ii) the Company Board shall have given Parent an opportunity to meet and negotiate with the Company and its advisors during the foregoing four (4) Business Day period (to the extent that Parent desires to so meet and negotiate) to discuss the foregoing Intervening Event and any adjustments or revisions to the terms of this Agreement proposed by Parent in response thereto to obviate the need to effect an Adverse Recommendation Change; and (iii) following such four (4) Business Day period, the Company Board, after consultation with the Company’s outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement, shall have determined that the failure of the Company Board to make such an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law; provided, that each time any material amendment or modification to the Intervening Event occurs, the Company shall notify Parent of such amendment or modification in writing and the time period set forth in the preceding clause (ii) shall recommence and be extended for three (3) Business Days from the day of such notification.

(h) Nothing contained in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule

14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with the exercise of its fiduciary duties under applicable Law; provided that (1) any such statement or disclosure pursuant to this Section 5.12(h) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 5.12, and (2) nothing in the foregoing will be deemed to permit the Company or the Company Board to effect an Adverse Recommendation Change other than in accordance with Section 5.12(f).

5.13 Takeover Laws. The Company shall (a) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Merger Transactions and refrain from taking any actions that would cause the applicability of such Laws and (b) if the restrictions of any Takeover Law become applicable to any of the Merger Transactions, take all action necessary to ensure that the Merger Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Takeover Law on the Merger Transactions.

5.14 Bridge Financing. Parent shall, as soon as practicable after the execution of this Agreement (and no later than one (1) Business Day) pay, or cause to be paid, to the Company by wire transfer of immediately available funds Three Million Dollars ($3,000,000) pursuant to the terms and conditions of the Convertible Senior Secured Promissory Note entered into concurrently with the execution of this Agreement.

5.15 De-Registration. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and policies of the SEC or any other applicable Governmental Authorities to cause the deregistration of all applicable Company Warrants, Company Common Stock and any other securities issued by the Company or any of its Subsidiaries as promptly as practicable after the Effective Time (provided that no such action shall be required to be effective prior to the Effective Time).

5.16 Grants; Financing Arrangements; RIF Agreements. Each of the parties to this Agreement shall cooperate in good faith with each other and use (and shall cause its Affiliates and Representatives to use) its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in connection with the Grants, Financing Arrangements, and RIF Agreements.

5.17 Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

5.18 Structuring Amendment. At any time from the date of this Agreement to the seventh (7th) Business Day prior to the Company Meeting, Parent has the right, but not obligation, to determine to change the structure of the Merger Transactions set forth in Article I and Article II such that Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Structuring Amendment”). Each party to this Agreement agrees that, in the event that Parent determines to effectuate the Structuring Amendment, the parties to this Agreement shall enter into an amendment to this Agreement to effectuate the Structuring Amendment.

5.19 FIRPTA Certificate. The Company shall deliver to Parent at or prior to the Closing (a) a certification of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2) and (b) an IRS Form W-9 validly completed by the Company.

5.20 Letter of Transmittal. The Company shall use (and will cause its Affiliates and Representatives to use) its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to cause the Non-Exchanging Holders to submit the letter of transmittal contemplated by the BCA to the Exchange Agent (as defined in the BCA) prior to the Closing and to cause the Exchange Agent to accept such letter of transmittal and issue the Capstar Shares (as defined in the BCA) issuable in exchange for such letter of transmittal prior to the Closing.

5.21 Call Option Notice. Pursuant to Section 1 of the Letter Agreement, dated as of October 21, 2020, by and between Gelesis, Inc. and One S.r.l. (the “Call Option Agreement”), the Company shall cause Gelesis, Inc. to deliver the notice of an anticipated Call Option Event (as defined in the Call Option Agreement) to One S.r.l. within ten (10) Business Days after the date of this Agreement. The Company shall promptly notify Parent upon the receipt of an exercise of such notice or the termination of the Call Option Agreement.

ARTICLE VI

GO-SHOP PERIOD AND NO SOLICITATION

6.1 Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. Eastern time on July 1, 2023 (the “No-Shop Period Start Date” and such period of time, the “Go-Shop Period”), the Company and its Subsidiaries and their respective Representatives shall have the right to (and may without restriction hereunder but subject to compliance with the terms of this Agreement): (a) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, including by providing information (including non-public information and data) relating to the Company and any of its Subsidiaries and affording access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries to any Person (and its Representatives, including potential financing sources of such Person) that has entered into an Acceptable Confidentiality Agreement; provided, that the Company shall provide Parent and Merger Sub (and their Representatives, including financing sources) with access to any information or data that is provided to any Person given such access that was not previously made available (whether prior to or after the execution of this Agreement) to Parent or Merger Sub substantially concurrently with the time it is provided to such Person (and in any event within 24 hours thereof); and (b) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives, including potential financing sources of such Person) regarding any Takeover Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to a Takeover Proposal), and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Takeover Proposals or other proposals that could reasonably be expected to lead to Takeover Proposals, including by granting a waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for a Takeover Proposal or amendment to a Takeover Proposal to be made confidentially to the Company or the Company Board. The Company shall notify Parent that it has entered into an Acceptable Confidentiality Agreement within 24 hours after the execution thereof.

6.2 No-Shop Period.

(a) Subject to the provisions of this Section 6.2, commencing on the No-Shop Period Start Date and continuing until the earlier of the Effective Time and the date of termination of this Agreement, the Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use its commercially reasonable efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate the making or submission of any offer or proposal that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (ii) participate in any discussions or negotiations regarding a Takeover Proposal with, or furnish any nonpublic information relating to the Company or its Subsidiaries for the purpose of facilitating a Takeover Proposal to, any Person that has made or, to the Knowledge of the Company, is considering making a Takeover Proposal (except, in each case, to notify such Person as to the existence of the provisions of this Section 6.2), or afford any Person access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries for the purpose of encouraging, inducing or facilitating a Takeover Proposal, (iii) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal, or (iv) enter into any letter of intent, agreement in principle, memorandum of understanding, or other acquisition agreement, merger agreement or similar agreement with respect to a Takeover Proposal (except for an Acceptable Confidentiality Agreement permitted hereunder). From the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement, the Company will be required to enforce, and will not waive, terminate or modify any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) unless the Company Board has determined in good faith, after consultation with its outside counsel, that the failure to take such action (A) would prohibit the counterparty from making a Takeover Proposal to the Company Board and (B) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

(b) Subject to the terms of this Section 6.2, from the No-Shop Period Start Date until the earlier of the Effective Time and the date of termination of this Agreement, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and shall use its commercially reasonable efforts to cause its other Representatives to, (i) cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that is prohibited by this Section 6.2, (ii) request the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement with respect to an actual or potential Takeover Proposal was entered into at any time within twelve (12) months immediately preceding the No-Shop Period Start Date, (iii) cease providing any further information with respect to the Company or any Takeover Proposal to any such Person or its Representatives and (iv) terminate all access granted to any such Person and its Representatives to any physical or electronic data room (or any other diligence access). Notwithstanding anything in Section 6.2(a) or this 6.2(b) to the contrary, at any time prior to the adoption of this Agreement by the Company’s stockholders, the Company may continue to engage in the activities described in Section 6.1 (but subject to compliance with all of the requirements set forth therein) with respect to any Excluded Party (but only for so long as such Person is and remains an Excluded Party (provided that at any time that a Person ceases to be an Excluded Party, such Person may thereafter never become an Excluded Party)), including with respect to any amended or modified Takeover Proposal received from any Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 6.2(a) shall not apply with respect thereto for so long as such Person is and remains an Excluded Party.

(c) Notwithstanding anything in Section 6.2(a) to the contrary, at any time prior to the adoption of this Agreement by the Company’s stockholders, if the Company receives a Takeover Proposal from a third party that was not received in response to, or as a result of, actions that constitute a breach of Section 6.2(a), and if the Company Board determines in good faith, after consultation with outside legal and financial advisors, that such Takeover Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 6.2 would be inconsistent with its fiduciary duties under applicable Law, then the Company may: (A) engage in discussions or negotiations with the third party (including its Representatives and potential equity and debt financing sources) with respect to such Takeover Proposal, and (B) furnish nonpublic information to the third party making such Takeover Proposal (and its Representatives and potential equity and debt financing sources) if, prior to so furnishing such information, the third party has executed an Acceptable Confidentiality Agreement with the Company, provided that the Company provides to Parent and Merger Sub (and their respective Representatives) any information or data that is provided to such third party that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such third party (and in any event within 24 hours thereof). The Company shall notify Parent that it has entered into an Acceptable Confidentiality Agreement within 24 hours after the execution thereof.

(d) Without limiting the foregoing, the Company agrees that if any of its or its Subsidiaries’ Representatives acting at the direction of or on behalf of the Company Board or any committee thereof takes (or omits to take) any action that if taken (or not taken) by the Company would constitute a breach of this Section 6.2, then such action (or inaction) shall be deemed to constitute a breach of this Section 6.2 by the Company.

6.3 Notices. As promptly as reasonably practicable, the Company shall deliver to Parent (a) a written notice setting forth the identity of any Excluded Party from which the Company has received during the Go-Shop Period a Takeover Proposal, (b) a copy of any written materials provided to the Company by such Person or group making such Takeover Proposal, request or inquiry, and (c) a written summary of the material terms and conditions or request for information or inquiry provided orally. Thereafter, the Company shall keep Parent reasonably informed of the status of discussions and negotiations with respect to, and the material terms and conditions (including all material amendments or proposed material amendments) of, any such Takeover Proposal and promptly (and in no event later than twenty-four (24) hours thereafter) (i) upon receipt by or on behalf of the Company of any written amendment or written proposed amendment of, or other material proposal with respect to, any such Takeover Proposal, the Company shall give Parent a copy thereof and (ii) upon receipt by or on behalf of the Company of any material oral amendment to, any such Takeover Proposal, the Company shall give Parent a written summary thereof. In addition, the Company shall (whether during or after the Go-Shop Period) promptly (and in any event within 24 hours) notify Parent of (A) the entry by the Company or any of its Subsidiaries into an Acceptable Confidentiality Agreement with a third party who has made or could make a Takeover Proposal (or, if such third party was already party to a confidentiality agreement with the Company or any of its Subsidiaries, then the Company shall instead notify Parent within 24 hours of granting data room access to such third party or its representatives, it being understood that such notification need only be made one time with respect to such third party and its representatives) and (B) any Takeover Proposal received by the Company or any of its Subsidiaries or Representatives, which notice shall be provided orally and in writing, and which shall identify the material terms and conditions thereof and, thereafter, any material change to the terms thereof and the Person or group making such Takeover Proposal and include copies of all documents and other written materials (including any letter of intent, term sheet or draft of a definitive agreement) submitted with such Takeover Proposal. From and after the expiration of the Go-Shop Period, the Company shall keep Parent reasonably informed on a reasonably current basis of the status and any material developments (including all amendments or proposed amendments, whether or not in writing) regarding any Takeover Proposals or any material change to the terms of any such Takeover Proposal, and promptly (and in any event within twenty-four (24) hours) provide Parent with copies of all documents and other written materials (including any letter of intent, term sheet or draft or definitive agreement) relating to any Takeover Proposal (including the financing thereof). Without limiting the parties’ rights and obligations under Section 5.12(f), it is understood and agreed that any contacts, disclosures, discussions or negotiations expressly permitted under this Article VI shall not (in and of itself) constitute an Adverse Recommendation Change.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger are subject to the satisfaction or waiver on or before the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Orders. No Law or Order issued by any Governmental Authority of competent jurisdiction shall be in effect (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits or makes illegal consummation of the Merger.

(c) Consents. (i) The Presidency shall have issued a decision clearing the Merger Transactions without conditions, prescriptions, recommendations or similar measures in regard to Parent, the Company or its Subsidiaries (or only with conditions, prescriptions, recommendations or similar measures in regard to Parent, the Company or its Subsidiaries that are deemed acceptable by Parent in its sole discretion), (ii) the Presidency shall have declared the Merger Transactions outside the scope of Law Decree No. 21/2012 or (iii) the relevant review period set forth by Article 2 of Law Decree No. 21/2012, eventually as extended pursuant to Article 2 of Law Decree No. 21/2012, shall have expired with no express decision of the Presidency.

7.2 Conditions to Parent’s Obligation to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or before the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company:

(i) set forth in Section 3.4(a) (Capitalization) shall be true and correct in all respects, other than inaccuracies that are de minimis in amount (meaning that such inaccuracies, collectively, would not result in any increase in the aggregate consideration payable by Parent and Merger Sub as contemplated by Article I and Article II of this Agreement other than a de minimis increase), in each case, as of the date of the Agreement and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(ii) set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Corporate Authorization), Section 3.23 (Brokers and Financial Advisors) and Section 3.27 (State Takeover Laws) (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) and (ii) of this paragraph (a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made on such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Compliance with Covenants. The Company shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Company Material Adverse Effect Condition. A Company Material Adverse Effect shall not have occurred after the date of this Agreement that is continuing.

(d) Certificate. Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the CEO or CFO of the Company, certifying that the conditions set forth in clause (a), (b) and (c) have been satisfied.

(e) D&O Resignation. Parent and Merger Sub shall have received a resignation letter (in a form reasonably acceptable to Parent) from each director of the Company, if and as requested by Parent in writing at least five (5) Business Days prior to Closing, effectuating the resignation of such director as a member of the Company Board effective as of the Effective Time.

(f) FDA Matters. In connection with the Company’s submission K230133/S001 accepted for substantive review by the FDA on May 9, 2023 (the “Submission”):

(i) except where the FDA has granted 510(k) clearance to the product, the Submission shall have remained under review by the FDA from the date hereof through the Closing Date and the FDA shall not have completed its review cycle; and

(ii) the Company shall not have received (A) a “not substantially equivalent letter” from the FDA nor (B) another notice from the FDA identifying any major deficiencies or minor deficiencies, which, individually or in the aggregate (x) would not reasonably be likely to be resolved to the FDA’s satisfaction by December 31, 2023 and/or (y) are reasonably expected to, or do in fact, cost in excess of $200,000 to remediate (in the case of clauses (x) and (y), as determined by Parent in good faith after consultation with the Company with respect to such matters) (the occurrence of (A) or (B), a “Burdensome Event”).

(g) Bankruptcy. None of the Company or any of its Subsidiaries shall be subject to any bankruptcy, reorganization, liquidation, receivership or insolvency proceeding and shall not have taken any formal corporate action to commence any bankruptcy, reorganization, liquidation, receivership or insolvency proceeding.

(h) Promissory Notes. The following shall have been obtained and shall be in full force and effect (in each case, in form and substance satisfactory to Parent):

(i) Consent to Assignment. Each of the holders (the “Holders”) of the Short Term Promissory Notes (the “2022 Notes”) as set forth on Section 7.2(h)(i) of the Company Disclosure Schedule shall have provided written consent to the assignment of such 2022 Notes from the Company to the Surviving Company; provided, that this Section 7.2(h)(i) shall be deemed to have been satisfied in the event an amendment to this Agreement to effect the Structuring Amendment is entered into accordance with Section 5.18.

(ii) Amendment to 2022 Notes. The 2022 Notes shall have been amended (A) to permit the conversion of all the outstanding debt obligations under the Short Term Notes (including, without limitation, all unpaid interest thereon, fees and penalties) into shares of a class of equity of the Surviving Company or the surviving company upon the merger of Merger Sub with and into the Company in the event an amendment to this Agreement to effect the Structuring Amendment is entered into in accordance with Section 5.18, in either case, as determined by Parent in its sole discretion (provided, however, that the economic terms shall be generally consistent with the terms governing the conversion of the Convertible Senior Secured Promissory Notes (as may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time) as set forth on Section 7.2(h)(ii) of the Company Disclosure Schedule (B) to reflect any other terms reasonably determined by Parent in its sole discretion).

(i) RIF Payment Deferral. Gelesis S.r.l. shall have provided documentation in form and substance satisfactory to Parent that Gelesis S.r.l. and Fondo per la Ricerca e l’Innovazione S.r.l. (“Fondo”) shall have signed a binding agreement whereby Fondo has agreed to (i) defer all of the outstanding principal payment of €1,875,000 payable by Gelesis S.r.l. under Section 4.1 of that certain Quotaholder Loan Agreement, by and between Fondo and Gelesis S.r.l., dated as of July 29, 2020 (as may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time) from December 31, 2023 to December 31, 2025 (the “RIF Payment Deferral”), such that the payment obligations thereof shall commence on December 31, 2025, and (ii) amend any other provisions in any RIF Agreement related to or in connection with the RIF Payment Deferral.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver on or before the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein), shall be true and correct as of the date of the Agreement and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed or complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Parent shall have delivered to the Company the Merger Sub Consent, signed by Parent as the sole member of Merger Sub, within 24 hours following the execution of this Agreement.

(d) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized signatory of Parent, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger Transactions abandoned by mutual written consent of Parent (and for all purposes under this Article VIII, any termination by Parent also being an effective termination by Merger Sub) and the Company.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger Transactions abandoned by either Parent or the Company at any time prior to the Effective Time upon written notice to the other party:

(a) at any time after 12:01 a.m. Eastern Time on October 12, 2023 (the “Outside Date”) if the Effective Time shall not have occurred on or before the Outside Date; provided, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party to this Agreement if the failure of such party to perform any of its covenants or agreements under this Agreement that constitutes a material breach of this Agreement by such party has been a principal cause of the failure of the Effective Time to occur by the Outside Date;

(b) if any Order having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable, except that the right to terminate this Agreement under this Section 8.2(b) shall not be available to any party to this Agreement whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order; or

(c) if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement is taken.

8.3 Termination by Parent. This Agreement may be terminated and the Merger Transactions abandoned by Parent:

(a) if the Company breaches any of its representations or warranties, or fails to perform any of its covenants or agreements contained in this Agreement, and which breach or failure (i) would give rise to the failure of a condition set forth in Sections 7.2(a), 7.2(b) or 7.2(c) and (ii) by its nature cannot be cured or has not been cured by the Company by the earlier of (A) the Outside Date and (B) the date that is twenty (20) calendar days after the Company’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are then in material breach of their respective representations or warranties or materially failing to perform their respective covenants or agreements contained in this Agreement in a manner that would allow the Company to terminate this Agreement under Section 8.4(b);

(b) if (i) the Company Board or a committee thereof, shall have effected an Adverse Recommendation Change or (ii) the Company shall have materially breached any of its obligations under Section 5.12(g), Section 6.2 or Section 6.3, provided, that a breach of Section 6.2 by any employee of the Company (other than any director or officer of the Company) or by any other Representative of the Company shall not be deemed a breach for purposes of this clause (ii) unless the Company has breached its obligations to cause, or to use reasonable best efforts to cause, as applicable, such employee or such Representative to promptly cease any actions that constitute a failure to comply with the terms of Section 6.2 after any director or officer of the Company becoming aware of such actions;

(c) if the Company (i) exceeds by 15% or greater of the aggregate spending set forth in any Biweekly Budget delivered to Parent in accordance with Section 5.2(c) (the “Budget Deficit”), and the Company has not demonstrated (x) additional revenue or funding from a source other than sources of cash set forth in such Biweekly Budget or (y) reduction in the expected expenditure set forth in the Biweekly Budget for the following bi-weekly period, in either case, in the aggregate, in the amount of the Budget Deficit in the following bi-weekly period, or (ii) fails to use commercially reasonable efforts to timely deliver any Biweekly Budget or Monthly Budget; or

(d) in the event of a Burdensome Event.

8.4 Termination by the Company. This Agreement may be terminated and the Merger Transactions abandoned by the Company:

(a) at any time before the receipt of the Company Stockholder Approval, in order to enter into an Acquisition Agreement in respect of a Superior Proposal pursuant to and in accordance with Section 5.12(f), so long as (i) substantially concurrently with such termination the Company pays the Termination Fee and Termination Expenses (as defined below) under Section 8.6(b)(i), (ii) substantially concurrently or immediately following such termination, the Company enters into a definitive Acquisition Agreement in respect of such Superior Proposal, and (iii) the Company has complied with its covenants and obligations under Section 5.12(f) and Article VI; or

(b) if Parent or Merger Sub breaches any of their respective representations or warranties, or fails to perform any of their respective covenants or agreements contained in this Agreement, and which breach or failure (i) would, individually or when aggregated with any such other breaches of failures, result in a Parent Material Adverse Effect and (ii) by its nature cannot be cured or has not been cured by Parent or Merger Sub, as applicable, by the earlier of (A) the Outside Date and (B) the date that is twenty (20) calendar days after Parent’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in material breach of its representations or warranties or materially failing to perform its covenants or agreements contained in this Agreement in a manner that would allow Parent to terminate this Agreement under Section 8.3(b).

8.5 Effect of Termination. In the event of termination of this Agreement as provided in this Article VIII, notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and of no effect, without any Liability or obligation on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except that:

(a) the Confidentiality Agreement, Section 5.3(d), Section 5.8, Section 5.9, this Section 8.5, Section 8.6 and Article VIII shall survive the termination hereof; and

(b) no such termination shall relieve any party from any Liability resulting from a Willful and Material Breach of this Agreement or for fraud.

8.6 Fees Following Termination.

(a) Except as set forth in this Section 8.6, all Expenses incurred in connection with this Agreement and the Merger Transactions shall be paid in accordance with the provisions of Section 5.8.

(b) The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to (i) the Termination Fee, plus (ii) all reasonable out-of-pocket and documented Expenses incurred by Parent, Merger Sub, and their respective Affiliates and Representatives in connection with this Agreement and the Merger Transactions, up to $1,000,000 in the aggregate (the “Termination Expenses”):

(i) if this Agreement is terminated by the Company pursuant to Section 8.4(a), in which case payment shall be made concurrently with (and as a condition to) such termination;

(ii) if this Agreement is terminated by Parent pursuant to (A) Section 8.3(b), or (B) Section 8.2(a) or Section 8.2(c), in either case, at a time when Parent would be permitted to terminate this Agreement pursuant to Section 8.3(b), in which case payment shall be made within two (2) Business Days following such termination; or

(iii) if (A) following the date of this Agreement and prior to the time of termination of this Agreement, a bona fide Takeover Proposal shall have been publicly disclosed (whether by the Company or a third party), or otherwise made known to the Company Board or Company’s management and, in each case, such Takeover Proposal shall not have been withdrawn at least four (4) Business Days prior to the date of the Company Meeting, (B) thereafter this Agreement is terminated by (x) either party pursuant to Section 8.2(c), (y) either party pursuant to Section 8.2(a), provided, that at such time Parent has complied with its obligations under this Agreement such that Parent would not be prohibited from terminating this Agreement pursuant to Section 8.2(a) or (z) Parent pursuant to Section 8.3(a), and (C) within twelve (12) months following the date of such termination the Company enters into a definitive Contract with respect to a Takeover Proposal (which Takeover Proposal is later consummated) or any Takeover Proposal is consummated, in each case whether or not involving the same Takeover Proposal or the Person making the Takeover Proposal referred to in clause (A), in which case payment shall be made within two (2) Business Days following the consummation of any such Takeover Proposal. For purposes of the foregoing clauses (A) and (C) only, references in the definition of the term “Takeover Proposal” to the figure of “20%” shall be deemed to be replaced by “50%.”

(c) For purposes of this Agreement, the “Termination Fee” means $350,000.

(d) The Company acknowledges that the fees and other provisions of this Section 8.6 are an integral part of the Merger Transactions and that without these agreements, Parent would not enter into this Agreement. Each party further acknowledges that the Termination Fee and Termination Expenses are not penalty, but represent liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Termination Fee and Termination Expenses are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger Transactions. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.6, and, in order to obtain the payment, Parent or Merger Sub commences a Legal Proceeding which results in a judgment against the Company for the payment set forth in this Section 8.6, the Company shall pay, as applicable, Parent’s or Merger Sub’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Legal Proceeding, in addition to any other amounts due pursuant to this Section 8.6, together with interest on each such amount at the prime rate as published in The Wall Street Journal in effect on the date each such payment was required to be made through the date each such payment was actually received.

(e) For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Termination Fee or Termination Expenses on more than one occasion. In the event that Parent shall become entitled to payment of the Termination Fee or Termination Expenses the receipt of the Termination Fee or Termination Expenses, respectively, shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof) and the Merger (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Merger Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.6(e) shall limit the rights of Parent or Merger Sub under Section 9.16 or in the case of fraud or Willful and Material Breach.

ARTICLE IX

MISCELLANEOUS

9.1 Certain Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means, an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, in each case, the confidentiality and use provisions contained therein are no less favorable, and the other provisions contained therein are no less favorable in the aggregate, to the Company than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Takeover Proposal). An “Acceptable Confidentiality Agreement” shall not include any provision (i) granting any exclusive right to negotiate with such counterparty, (ii) prohibiting the Company from satisfying its obligations hereunder or (iii) requiring the Company or its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery laws, rules, and regulations (including the U.K.

Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.

“Applicable Date” means January 13, 2022.

“BCA” means the Business Combination Agreement, dated as of July 19, 2021, by and among Gelesis, Inc., Capstar Special Purpose Acquisition Corp. and CPSR Gelesis Merger Sub, Inc. (as amended, restated, supplemented or otherwise modified).

“Business Data” means all data collected, generated or received in connection with the services rendered by the Company and its Subsidiaries and the marketing, delivery or use of any product, including any de-identified data, confidential data, tracking data and all credentials collected, held or otherwise managed by or on behalf of the Company and its Subsidiaries.

“Business Day” means any day other than Saturday, Sunday or a day on which the SEC or commercial banks in New York, New York, Boston, Massachusetts or London, United Kingdom are authorized or required by Law to close.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount payable to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any related party transaction pursuant to Section 3.21 during beginning on the date of the Company’s latest balance sheet and ending on the Closing Date.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, including by way of an equity or similar investment in such Person, (b) that results, directly or indirectly, in the stockholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“CMS Warrant Agreement” means, that certain Warrant to Purchase Common Stock, dated as of August 4, 2022, by and between the Company and CMS Bridging DMCC, an affiliate of CMS Medical Venture Investment (HK) Limited.

“CMS Warrants” means, a warrant exercisable for 400,000 shares of Company Common Stock issued pursuant to the CMS Warrant Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Awards” means each outstanding award granted under the Company Stock Plans and each other outstanding Company Options and Company RSU Awards.

“Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by, or otherwise in-licensed to, the Company or any of its Subsidiaries.

“Company IT Systems” means any computer hardware, computer systems, workstations, servers, networks, platforms, peripherals, data communication lines, circuits, hubs, software databases, internet websites and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned, leased, licensed, controlled or otherwise used by the Company or its Subsidiaries.

“Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or in the aggregate with all other Effects, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that in no event shall any Effect to the extent arising out of or resulting from any of the following (alone or in combination) be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (ii) any change in interest rates or economic, political, credit, business or financial market conditions generally; (iii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, epidemics, pandemics (including COVID-19, any COVID-19 Measures, and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19), quarantines, plagues, other outbreaks of illness or public health events or other natural or man-made disasters or acts of God in the United States or any other country or region in the world, or any escalation of the foregoing; (iv) geopolitical conditions, acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world, including the current conflict between the Russian Federation and Ukraine or any change, escalation or worsening thereof; (v) any failure, in and of itself, by the Company to meet, or change to, any published or internal prospective estimates, projections, expectations, budgets, guidance, milestones, predictions or forecasts of revenue, earnings, cash burn rate, cash flow, cash position or any financial or performance measures or operating statistics (whether made by the Company or any third parties) (provided that this clause (v) shall not prevent a determination that any Effects not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet such prospective estimates, projections, predictions or forecasts has resulted, individually or in the aggregate with all other Effects not otherwise excluded from this definition of Company Material Adverse Effect, in a Company Material Adverse Effect); (vi) any events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods purchased from third-party suppliers); (vii) the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Merger Transactions, or the identity of Parent or any of its Affiliates as the acquiror of the Company (or any facts and circumstances concerning Parent or any of its Affiliates), including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (vii) shall be disregarded for purposes of the representation and warranty set forth in Section 3.3 and the condition to Closing with respect thereto); (viii) any changes in the Company’s stock price or trading volume; (ix) (A) any action taken at the written direction or request by Parent or Merger Sub or to which Parent has consented in writing or (B) any action taken in compliance with the express terms of, or that is required by, this Agreement (provided that this clause (ix) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery or compliance with the terms of this Agreement), or (x) the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Company; provided, further, that any Effect referred to in clauses (i), (ii), (iii), (iv) or (vi) above may be taken into account in determining if a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industries in which the Company and its Subsidiaries, taken as a whole, operate.

“Company Offerings” means any and all products, services or offerings designed, developed (including those being designed or in development as of the date hereof), manufactured, sold, offered for sale, licensed, distributed, marketed, promoted, provided or otherwise made available by the Company or any of its Subsidiaries to third parties, including to the extent integrated into Company products, services or offerings, any component, sensor, system, device, hardware, hosted platform, hosted Software or application, hosted service, cloud-based application or service, any application programming interface, Software development kit, dashboard, interface, environment or any service that operates through a network of computer servers (and further including all web, mobile, and tablet versions thereof and all platforms and other Software used for any of the foregoing).

“Company Organizational Documents” means the certificate of incorporation and bylaws (or the equivalent organizational documents) of the Company and its Subsidiaries as in effect on the date of this Agreement.

“Company Preferred Stock” means shares of undesignated preferred stock of the Company, par value $0.0001 per share.

“Company RSU” means each restricted stock unit to acquire share of Company Common Stock.

“Company SEC Reports” means any report, schedule, form, statement or other document (including exhibits) filed with or furnished to, or required to be filed with or furnished to, the SEC.

“Company Service Provider” means any current or former employee, director, manager, officer, individual advisor, individual consultant, individual independent contractor, or other individual service provider of the Company or any of its Subsidiaries.

“Company Source Code” means, collectively, any Source Code and any database specifications or designs, build scripts, test scripts, documentation, instructions or algorithms contained in or relating to any Software included in the Company Intellectual Property.

“Company Stock Plans” means the Company’s 2021 Stock Option and Incentive Plan, 2016 Stock Option and Grant Plan and 2006 Stock Incentive Plan.

“Company Warrants” means, collectively, the Public Warrants, Private Placement Warrants, One S.r.l. Warrants, CMS Warrants, Legacy Warrants, PureTech Warrant No.1, and PureTech Warrant No.2.

“Company Warrant Shares” means the shares of Company Common Stock issued in connection with the deemed exercise of the Legacy Warrants.

“Company 401(k) Plan” means a defined contribution plan that is sponsored by the Company that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

“Contingent Worker” means any independent contractor, consultant, contractor, subcontractor, temporary employee, leased employee or other agent used by the Company and classified by the Company as other than an employee, or compensated other than through wages paid by the Company through the Company’s payroll function.

“Contract” means any written or oral contract, agreement, indenture, note, debenture, bond, guarantee, loan or credit agreement, or any other contract for money borrowed, instrument, lease, commitment, mortgage, deed of trust, license or other arrangement, understanding or obligation, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Copyleft Terms” means use, incorporation, modification, linking, embedding, calling, hosting and/or distribution of any Open Source Materials in a manner that, pursuant to the applicable Open Source License, requires that Software incorporated into, derived from, linked to, embedded used or distributed with such Open Source Materials (a) be made available or distributed in a form other than binary (e.g., Source Code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products, services or offerings or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), (d) be redistributable or otherwise made available at no license fee or other charge, or (e) require the granting of a license with respect to patents or any other Intellectual Property rights. Open Source Licenses that incorporate Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.

“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws, regulations or programs administered, enacted or enforced by any Governmental Authority, including but not limited to (a) the Laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. International Trade Commission, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930, as amended; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to persons or entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List; (d) the U.S. Arms Export Control Act, as amended, and the International Traffic in Arms Regulations, including related restrictions with regard to persons or entities on the U.S. Department of State’s Debarred List; (e) the U.S. Foreign Trade Regulations; (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (g) all other applicable Laws, regulations, or programs of other countries relating to the same subject matter as the United States Laws described above, except to the extent inconsistent with U.S. law.

“Earn Out Shares” shall mean shares of restricted Company Common Stock issued pursuant to the BCA and subject to all of the terms and conditions of the BCA in respect of the “Earn Out Shares.”

“Effect” means any event, change, effect, occurrence or development.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection of the environment or natural resources.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Excluded Party” means any Person or group of Persons (i) from whom the Company receives a bona fide written Takeover Proposal after the date of this Agreement and prior to the No-Shop Period Start Date and

(ii) whose Takeover Proposal the Company Board determines in good faith prior to the start of the No-Shop Period Start Date, after consultation with its outside financial advisor and legal counsel, constitutes a Superior Proposal or a Takeover Proposal that would reasonably be expected to lead to a Superior Proposal; provided, however, that a Person or group of Persons shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) upon the earliest to occur of the following: (x) such Takeover Proposal made by such Person or group of Persons prior to the No-Shop Period Start Date expires or is withdrawn, or (y) a determination of the Company Board, after consultation with its outside financial advisor and legal counsel, that such Takeover Proposal made by such Person or group of Person no longer is or would reasonably be expected to lead to a Superior Proposal.

“FDA” means the United States Food and Drug Administration.

“Gelesis Warrant” means, prior to the Effective Time, the Public Warrants and the Private Placement Warrants each exercisable for one (1) share of Company Common Stock and, after the Effective Time, a warrant exercisable for the Merger Consideration.

“Gelesis Warrant Agreement” means that certain Warrant Agreement, dated July 1, 2020, by and among Capstar Special Purpose Acquisition Corp., a Delaware corporation, Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent.

“Governmental Authority” means (i) any national, federal, state, local, municipal, foreign or international government or governmental authority, quasi-governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization, including the NYSE or Nasdaq, as applicable, or (iii) any political subdivision of any of the foregoing.

“Government Official” means (i) any full- or part-time officer or employee of any Governmental Authority, whether elected or appointed, (ii) any person acting in an official capacity or exercising a public function for or on behalf of any Governmental Authority or (iii) any political parties, political party officials, or candidates for political office.

“Hazardous Material” means any (a) petroleum or any fraction or product thereof, (b) asbestos or asbestos-containing material, (c) polychlorinated biphenyl, (d) per- and polyfluoroalkyl substances and (e) other substance, material or waste, in each case, which is regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Health Care Laws” means all Laws related to the manufacturing, development, testing, labeling, marketing, packaging, holding, import, export, advertising, sales or distribution of medical device products, kickbacks, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, or licensure, including, without limitation (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), (ii) all Laws related to health care related fraud and abuse, the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220), the civil False Claims Act (31 U.S.C. §§ 3729-3733), the exclusion law (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320 a-7a), the criminal False Claims Law, 42 U.S.C. § 1320a-7b(a), the health care fraud criminal provisions under HIPAA and all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286, 287, 1035, 1347 and 1349, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5), any other Law that relates to or governs a government health care program, the regulations promulgated pursuant to such Laws, and all other similar local, state, federal, national, supranational and foreign Laws.

“Intellectual Property” means all intellectual property and industrial property rights and proprietary rights in confidential information of every kind and description throughout the world, including U.S. and foreign (a) patents, patent applications, (including utility models, design patents, certificates of invention and applications for certificates of invention and priority rights), invention disclosures, and all related provisional applications, international (PCT) applications, continuations, continuations-in-part, divisionals, reissues, revisions, renewals re-examinations, substitutions, and extensions thereof, (b) rights with respect to trademarks, logos, service marks, trade dress, trade names, designs, slogans, internet domain names, uniform resource locators, and other similar designations of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing and registrations and applications for registration of any of the foregoing, (c) copyrights in both published and unpublished works, including all rights in copyrightable subject matter (including copyrights in software), (d) rights in software and other computer programs (whether in source code, object code or other form), algorithms, models, databases, compilations and data, technology supporting the foregoing, and all other documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Software”), (e) trade secret rights and rights with respect to all other confidential or proprietary information, ideas, know-how, proprietary processes, formulae, models, and methodologies (collectively, “Trade Secrets”), (f) social media addresses and accounts and usernames, account names, identifiers and Internet domain names, (g) rights in and to all applications and registrations, and any renewals, extensions and reversions, for the foregoing, (h) causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse, or misappropriation, and (i) rights equivalent or similar to any of the foregoing.

“Intervening Event” means any material event, fact, circumstance, development or occurrence that (i) was not known, or reasonably foreseeable, by the Company Board as of the date hereof (or if known, the magnitude or material consequences of which were not known by the Company Board as of the date of this Agreement), and (ii) does not relate to (t) the public announcement of this Agreement, (u) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof, (v) any change in the price or trading volume of the Company Common Stock or any other securities of the Company, any change in credit rating of the Company or the fact that the Company meets or exceeds (or does not meet or exceed) internal or published budgets, projections, forecasts or predictions of financial performance for any period (except that the underlying causes of such changes may constitute or be taken into account in determining whether there has been an Intervening Event to the extent not otherwise excluded hereunder), (w) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or in any industry or industries in which the Company or its Subsidiaries operate, (x) changes in GAAP, other applicable accounting rules or applicable Law (or the interpretation thereof), (y) any changes relating to Parent or its affiliates, or (z) the timing of any licenses, authorizations, permits, consents or approvals required pursuant to this Agreement to be obtained prior to the Effective Time in connection with the Merger Transactions or the pendency of the Merger Transactions.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” whether or not capitalized, means (i) when used with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 9.1 of the Company Disclosure Schedule, and (ii) when used with respect to Parent, the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 9.1 of the Parent Disclosure Schedule.

“Labor Agreement” means any collective bargaining (or similar) agreement, arrangement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union, labor organization, works council or other employee representative body, on the other hand.

“Law” means any law, common law, statute, ordinance, code, regulation, rule, directive, notice requirement, court decision, writ, injunction, award, judgment, decree, resolution, edict, treaty, binding agreement or other requirement of any Governmental Authority, and any Orders.

“Legacy Warrant Agreement” means that certain Gelesis, Inc. Preferred Stock Purchase Agreement pursuant to which the Legacy Warrants were issued.

“Legacy Warrants” means that certain warrants to purchase Company Common Stock with an exercise price of $0.02 issued pursuant to the Legacy Warrant Agreement and that certain Series A-4 Stock and LLC Common Share Purchase Agreement, dated as of August 16, 2013, by and among Gelesis, Inc. and the parties thereto, as amended, restated, supplemented or otherwise modified.

“Legal Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, judicial or appellate proceeding), inquiry, hearing, audit, mediation, subpoena, complaint, grievance, demand, examination or investigation, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator, mediator, other Governmental Authority or any other Person.

“Liability” means, with respect to any Person, any debt, loss, damage, liability or obligation (of any kind, character or description, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, preemptive right, security interest, equitable interest, claim, lease, license, charge, condition, option, pledge, hypothecation, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“One S.r.l. Warrant Agreement” means, that certain Amended and Restated Warrant to Purchase Common Stock of Gelesis Holdings, Inc. by and between the Company and holder thereof.

“One S.r.l. Warrants” means, prior to the Effective Time, warrants exercisable for certain shares of Company Common Stock issued pursuant to the One S.r.l. Rollover Warrant Agreement, and after the Effective Time, warrants exercisable for the Merger Consideration in respect of such shares of Company Common Stock.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Software” means any software (in source or object code form) that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement or agreement enacted, adopted, promulgated or applied by any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of operations of the business of the Company or Parent, as applicable, consistent with past practice through the date hereof.

“Owned Real Property” means all real property owned in fee simple by the Company or its Subsidiary.

“Parent 401(k) Plan” means a defined contribution plan that is sponsored by Parent or one of its Affiliates that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would reasonably be expected to prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Merger on or prior to the Outside Date.

“Permits” means all licenses, permits, concessions, franchises, approvals, clearances, registrations, certificates, declarations of conformity, rights, qualifications, privileges, exemptions, authorizations, easements, variances, permissions, consents or orders of, or filings with, or notifications to or lodged with, any Governmental Authority or any other Person, together with all applications therefor and all renewals, extensions, or modifications thereof and additions thereto.

“Permitted Lien” means (a) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course of Business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Company Property, (d) with respect to any Company Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Real Property Lease, and (iii) any Liens encumbering the underlying fee title of the real property of which the Company Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of the Company Property, (f) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business, (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (j) any Liens that secure the indebtedness pursuant to the Notes and (k) restrictions on transfer under applicable securities Laws.

“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

“Personal Information” means information regarding an identified or identifiable individual or device that is subject to Privacy and Cybersecurity Requirements applicable to the Company and its Subsidiaries, including “personal information,” “personal data” or the equivalent as defined under the Privacy and Cybersecurity Requirements.

“Privacy Policies” means all published, posted, and/or internal policies relating to Company’s and its Subsidiaries’ Processing of Personal Information.

“Private Placement Warrants” has the meaning assigned to such term in the Gelesis Warrant Agreement.

“Process” or “Processing” means any operation performed on data, including collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer (including cross-border transfer), protection, disclosure, destruction, or disposal.

“Public Warrants” has the meaning assigned to such term in the Gelesis Warrant Agreement.

“PureTech Warrant Agreement” means, that certain Note and Warrant Purchase Agreement, dated as of February 21, 2023, by and between the Company, Gelesis, Inc., Gelesis 2012, Inc., Gelesis, LLC, and PureTech Health LLC (“PureTech”), as amended by that certain Amendment No.1 to Warrant to Purchase Common Stock, dated as of February 21, 2023, by and between the Company and PureTech.

“PureTech Warrant No.1” means, a warrant exercisable for 23,688,047 shares of Company Common Stock issued pursuant to that certain Warrant to Purchase Common Stock of Gelesis Holdings, Inc., dated as of February 21, 2023, by and between the Company and PureTech, and the PureTech Warrant Agreement.

“PureTech Warrant No.2” means, a warrant exercisable for 192,307,692 shares of Company Common Stock, issued pursuant to that certain Warrant to Purchase Common Stock of Gelesis Holdings, Inc., dated as of May 1, 2023, by and between the Company and PureTech, and the PureTech Warrant Agreement.

“PureTech Warrant No.3” means, a warrant exercisable for 43,133,803 shares of Company Common Stock, issued pursuant to that certain Warrant to Purchase Common Stock of Gelesis Holdings, Inc., dated as of May 26, 2023, by and between the Company and PureTech, and the PureTech Warrant Agreement.

“PureTech Warrants” means, collectively, PureTech Warrant No.1, PureTech Warrant No.2 and PureTech Warrant No.3.

“Related Party Contract” means any Contract in which an Insider or any member of an Insider’s immediate family is, directly or indirectly, interested in with the Company or any of its Subsidiaries, other than Contracts that relate to any such Person’s ownership of capital stock of the Company or such Person’s employment or consulting arrangements with the Company or any of its Subsidiaries.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person and its Subsidiaries.

“Rights” or “rights” means any rights, title, interest or benefit of whatever kind or nature.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide restrictions under Sanctions Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means (a) any Person identified in any Sanctions Laws-related list of sanctioned Persons maintained by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the United Kingdom, (iii) the United Nations Security Council, (iv) the European Union or any European Union member state, or (v) any jurisdiction in which the Company or any of its Subsidiaries conduct business, (b) any Person located, organized or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country, (c) the Government of Venezuela, and (d) any Person directly or indirectly owned 50% or more by one or more Persons described in clause (a) through (c).

“Sanctions Laws” means all applicable trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the U.S. Department of the Treasury’s

Office of Foreign Assets Control or the U.S. Department of State), (b) the United Kingdom, (c) the United Nations Security Council, (d) the European Union or any European Union member state or (e) or any jurisdiction in which the Company or any of its Subsidiaries conduct business.

“SEC” means the United States Securities and Exchange Commission, together with its staff.

“Source Code” means computer Software and code, in form other than object code or machine readable form, including related programmer comments and annotations, and procedural and object-oriented code, which may be printed out or displayed in human readable form.

“Special Committee Financial Advisor” means Lincoln International LLC.

“Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the equity interests, capital stock, voting stock or other equity or voting interests of such other Person.

“Superior Proposal” means any bona fide written Takeover Proposal that was not solicited and did not otherwise result from a violation of Section 6.2 that the Company Board has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (i) to be more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Merger Transactions, including any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination in accordance with Section 5.12(f), and (ii) is reasonably likely to be consummated in accordance with its terms on a timely basis, in each case, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement; however for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

“Takeover Proposal” means any offer, proposal or indication of interest relating to or concerning (i) a spin-off, share exchange (including a split-off) or business combination involving 20% or more of the capital stock of the Company or any of its Subsidiaries or consolidated assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, license, exchange, mortgage, transfer or other disposition of assets representing 20% or more of the consolidated assets, revenues or gross profits of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or other acquisition or sale of, or other transaction with respect to, shares of capital stock or other securities (including options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in which any Person or “group” (as such term is defined under the Exchange Act) would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the voting power of the capital stock of the Company or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a merger, reorganization, recapitalization, consolidation, business combination, liquidation, dissolution or similar transaction involving the Company or any Subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (v) any combination of the foregoing.

“Tax” or “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies, duties or other assessments in the nature of a tax, including net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, escheat, unclaimed property, employment, social security, unemployment, excise, severance, stamp, occupation, real property, personal property, estimated or other taxes and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a).

“Tax Return” means any return, report, form, schedule, declaration, claim for refund, statement or other document (including any related or supporting schedule, statement or information and including any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Party Service Provider” means any third party that the Company or its Subsidiaries engages to Process Personal Information or Business Data on behalf of the Company or its Subsidiaries or to provide outsourcing, hosting, or other data or information technology-related services for the Company and its Subsidiaries.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unaffiliated Voting Shares” means those shares of Company Common Stock not owned, directly or indirectly, by Parent or any of its Subsidiaries (including Merger Sub) or its Affiliates.

“Willful and Material Breach” means a material breach, or a material failure to perform, in each case that is the consequence of an act or omission by a party with the actual or constructive knowledge by the breaching party that the taking of such act or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

9.2 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein (whether capitalized or not) to a specific section, subsection, recital, schedule, exhibit or annex shall refer, respectively, to sections, subsections, recitals, schedules, exhibits of annexes of this Agreement unless the context otherwise requires;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns, except that nothing contained in this Section 9.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(n) with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(o) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day;

(p) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”;

(q) references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires;

(r) the word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word of phrase shall not merely mean “if”; and

(s) “made available” to Parent refers to information posted by the Company in the virtual data room for “Gelesis Holdings, Inc.” hosted by Donnelley Financial Solutions and the virtual data room hosted by Special Committee Financial Advisor, each as accessible to Parent through the date that is two (2) Business Days prior to the date hereof.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time.

9.4 Governing Law. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be deemed to be made in and governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

9.5 Submission to Jurisdiction. Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware), and any appellate court therefrom (the “Chosen Courts”), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion, objection or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the Merger Transactions shall be brought, heard and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the Merger Transactions in any court other than the Chosen Courts. The parties hereto hereby consent to and grant any such Chosen Court jurisdiction over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

9.6 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN

CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

PureTech Health LLC

6 Tide Street, Suite 400

Boston, MA 02210

Attention: Bharatt Chowrira

Email:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention: Peter N. Handrinos

Joshua M. Dubofsky

Ian Nussbaum

Email:

If to the Company, to:

Gelesis Holdings, Inc.

501 Boylston Street, Suite 6102

Boston, MA 02116

Attention: Elliot Maltz

Email:

with a copy (which shall not

constitute notice) to each of:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: James T. Barrett

Jean A. Lee

Jeffrey A. Letalien

Email:

All notices, deliveries and other communications pursuant to this Agreement must be in writing and will be deemed given if sent via email or delivered by globally recognized express delivery service (with a required e-mail copy, receipt of which need not be acknowledged) to the parties at the addresses set forth above or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of e-mail, on the date sent (if no automated notice of delivery failure is received by the sender) if sent prior to 8:00 p.m. Eastern Time on a Business Day, and on the next Business Day if sent after 8:00 p.m. Eastern Time on a Business Day or a day other than a Business Day, and (b) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

9.8 Amendment. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may only be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Stockholders without such approval.

9.9 Extension; Waiver. At any time before the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance by the other party with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

9.10 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Voting and Support Agreements and other exhibits and annexes hereto) and the Confidentiality Agreement constitute the entire agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

9.11 No Third-Party Beneficiaries. Except (a) as provided in Section 5.4, and (b) if the Effective Time occurs, for the rights of the holders of Company Common Stock (other than holders of Dissenting Shares) to receive the Merger Consideration and for the rights of the holders of Company Equity Awards to receive such amounts as provided for in Section 2.3, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.12 Obligations of Merger Sub. Parent has the authority to and shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger and the other transactions and agreements contemplated by this Agreement, as applicable thereto. Parent acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent. As applicable, references in this Section 9.12 to “Merger Sub” shall also include the Surviving Company following the Effective Time.

9.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, then (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

9.14 Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.15 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of Law or otherwise, all or any portion of its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; except that Parent and Merger Sub may assign any or all of their respective rights and obligations under this Agreement, without the prior written consent of the Company, to any of Parent’s Affiliates, except that no such assignment shall relieve Parent of its obligations hereunder. Any purported assignment not permitted hereby shall be null and void.

9.16 Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies (including those as set forth in Section 8.6) would not be an adequate remedy for any such non-performance or breach. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

9.17 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement may be made by electronic or digital delivery such as in Adobe Portable Document Format or using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign). This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

PURETECH HEALTH LLC

By: /s/ Bharatt Chowrira

Name: Bharatt Chowrira

Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

CAVIAR MERGER SUB LLC

By: /s/ Charles Sherwood

Name: Charles Sherwood

Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

GELESIS HOLDINGS, INC.

By: /s/ Elliot Maltz

Name: Elliot Maltz

Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

June 11, 2023

Special Committee of the Board of Directors

Gelesis Holdings, Inc.

501 Boylston Street, Suite 6102

Boston, MA 02116

Members of the Special Committee:

You have requested that Lincoln International LLC (“Lincoln”) render an opinion (this “Opinion”) to the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of Gelesis Holdings, Inc. (the “Company”) as of the date hereof as to the fairness, from a financial point of view, to the holders (the “Company Stockholders”) of common stock, par value $0.0001 per share of the Company (the “Company Common Stock”), other than holders of Excluded Shares and Dissenting Shares, of the Merger Consideration (as defined herein) to be received by such Company Stockholders in the Transaction (as described and defined herein). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined herein).

Background of the Proposed Transaction

We understand that PureTech Health LLC, a Delaware limited liability company (“Parent”), Caviar Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company will enter into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to and as more fully described in the Merger Agreement, the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving company and a wholly owned subsidiary of Parent (the “Transaction”). In connection with the Transaction and as fully described in the Merger Agreement, each share of Company Common Stock issued and outstanding immediately before the Effective Time, other than Excluded Shares and Dissenting Shares, shall be converted automatically into and shall thereafter represent only the right to receive $0.05664 per share of Company Common Stock (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Lincoln has, among other things:

1)	Reviewed the following documents:

a.

Audited financial statements for the Company for the years ended December 31, 2021 and December 31, 2022 included in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 28, 2023;

b.	The Company’s Form 10-Q filed with the Securities and Exchange Commission on May 15, 2023;

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c.	The financial projections for the Company for the years ending December 31, 2023 through December 31, 2028, provided to us by management (“Management”) of the Company (the “Management Projections”);

d.	The Company’s equity capitalization table, dated as of June 8, 2023;

e.	The Company’s redemption value calculation associated with the Research Innovation Fund equity investment put option agreement;

f.

The Note and Warrant Purchase Agreement (“NPA”), dated as of February 21, 2023, by and among the Company, certain subsidiaries (collectively, the “Note Parties”) and PureTech Health LLC (the “Initial Investor”), as amended on May 1, 2023, and the subsequent NPA dated as of May 26, 2023 by and among the Note Parties and the Initial Investor, and the latest proposed NPA dated as of June 10, 2023 by and among the Note Parties and the Initial Investor (collectively, the “Bridge Financing”);

g.

A letter addressed to us by Management which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company, dated June 11, 2023;

h.	A draft of the Merger Agreement, dated as of June 10, 2023; and

i.	Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Lincoln by Management;

2)	Discussed the business, financial outlook and prospects of the Company, as well as the terms and circumstances surrounding the Transaction, with the Special Committee and Management;

3)

Reviewed certain financial, stock trading and other information for the Company, and compared that data and information with certain financial, stock trading and corresponding data and information for companies with publicly traded securities that we deemed relevant, none of which is directly comparable to the Company;

4)

Reviewed certain financial, stock trading and other information for the Company and the Transaction, and compared that data and information with certain financial, stock trading and corresponding data and information for companies that have been subject to change of control M&A transactions that we deemed relevant, none of which is directly comparable to the Company or the Transaction;

5)	Performed certain valuation and comparative financial analyses that we deemed relevant, including a discounted cash flow analysis; and

6)	Considered such other information and financial, economic and market criteria that we deemed relevant.

Assumptions, Qualifications, and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Transaction, Lincoln has, with the Special Committee’s and the Company’s consent:

1)

Relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information furnished, or otherwise made available, to us, discussed with or reviewed by us,

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or publicly available, and we have not assumed any responsibility for the independent verification of, nor independently verified, any of such information;

2)	Relied upon the assurances of Management that they are unaware of any facts or circumstances that would make such information materially incomplete or misleading;

3)

Assumed that the financial forecasts, including the Management Projections, provided to Lincoln by the Company were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of Management, and we have relied upon the Management Projections in arriving at our Opinion, and Lincoln assumes no responsibility for and expresses no opinion on the Management Projections or the assumptions, estimates, and judgments on which such forecasts, including the Management Projections, were based, and we have assumed, at your direction and without independent verification, that the Management Projections will be realized in the amounts and at the times projected;

4)

Relied, without independent verification, upon the assessment of representatives of the Company regarding legal, regulatory, accounting, tax and similar matters, as to which matters we understand that the Special Committee, the Board and the Company obtained advice as it deemed necessary from appropriate advisers with respect to the Transaction, including whether all necessary and appropriate procedures in connection with the Transaction have been duly, validly and timely taken;

5)

Assumed the ability of the Company to continue as a going concern and raise additional required financing on terms acceptable to it despite its recent inability to do so, taking into account the views of Management indicating a risk of the Company not being able to continue as a going concern absent this ability to obtain such financing;

6)	Assumed that the Transaction will be consummated in a timely manner that complies in all respects with all applicable federal and state statutes, rules and regulations;

7)

Assumed that in the course of obtaining any necessary regulatory and third-party consents, approvals and agreements for the Transaction, no modification, delay, limitation, restriction, or condition will be imposed that will have an adverse effect on the Company or the Transaction;

8)

Assumed that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments of the Transaction are true and correct, (b) each party to the Merger Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, and (c) the Transaction will be consummated in accordance with the terms outlined by the Company, the Merger Agreement and other documents made available to Lincoln, without waiver, modification or amendment of any term, condition or agreement therein that is material to Lincoln’s analysis;

9)

Assumed that there has been no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations, or prospects of the Company since the date of the most recent financial statements made available to Lincoln, and relied upon the assurances of Management with regard thereto;

10)	Assumed that the final terms of the Transaction will not vary materially from those set forth in the copies or drafts, as applicable, reviewed by Lincoln; and

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11)	Assumed that the final versions of all documents (including, without limitation, the Merger Agreement) conform in all material respects to the drafts reviewed by Lincoln.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Lincoln has prepared this Opinion as of the date hereof. This Opinion is necessarily based on financial, economic, market and other conditions as they exist on and the information made available to us as of the date hereof. Although subsequent developments may affect this Opinion, Lincoln does not have any obligation to update, revise or reaffirm this Opinion.

Lincoln did not evaluate the Company’s solvency and was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or any of its subsidiaries, nor was Lincoln furnished with any such evaluations or appraisals. We are also not expressing any view or opinion as to the impact of the Transaction on the solvency or the viability of the Company or its ability to pay its obligations when they come due. Lincoln was not requested to, nor did Lincoln, participate in the negotiation or structuring of the Transaction (or any related transaction or financing including, without limitation, the Bridge Financing). Lincoln was not requested to, nor did Lincoln, initiate any discussions with, solicit any indication of interest from, third parties with respect to the Transaction, the assets, businesses or operation of the Company, or seek any alternatives to the Transaction. Lincoln has assumed that the terms of the Transaction are the most beneficial terms, from the perspective of the Company Stockholders (other than holders of Excluded Shares and Dissenting Shares) that could, under the circumstances, be negotiated among the parties to the Transaction.

This Opinion (i) does not address the underlying business decision of the Board, the Special Committee, the Company or any other party to proceed with or effect the Transaction or the relative merits of the Transaction as compared to other transaction structures, transactions or business strategies that may be available to the Company or the effect of any other transaction in which the Company might engage, and does not address whether the Merger Consideration to be received is the best possibly attainable under the circumstances (instead, it merely states whether the Merger Consideration to be received by the Company Stockholders (other than holders of Excluded Shares and Dissenting Shares) in the Transaction is within a range suggested by certain financial analyses), (ii) does not address or constitute a recommendation regarding the decision of the Company, the Board or the Special Committee to authorize the execution of any agreements relating to the Transaction, or to engage in the Transaction, (iii) does not constitute advice or a recommendation to the Board, Special Committee, or any security holder as to how they should act or vote with respect to any matter relating to the Transaction or otherwise, or whether to proceed with the Transaction or any related transaction, (iv) does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) does not address the tax or legal consequences of the Transaction to the Company, the Company Stockholders, or any other party, (vi) does not address the solvency, creditworthiness or fair value of any member of the Company, the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (vii) does not address any terms or conditions relating to the Bridge Financing or any related agreements or documents (although the financial analyses on which this Opinion is based have taken into account, among other things, the dilution resulting from the Bridge Financing), and (viii) only addresses the fairness from a

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financial point of view of the Merger Consideration to be received by the Company Stockholders (other than holders of Excluded Shares and Dissenting Shares) in the Transaction and does not address any other terms, aspects or implications of the Transaction, or any agreements, arrangements or understandings entered into in connection with the Transaction or otherwise. We express no opinion as to the fairness of any portion or aspect of the Transaction to (i) the holders of any class of securities, creditors or other constituencies of the Company, or any other party, or (ii) any one class or group of the Company’s security holders, creditors or other constituencies vis-à-vis any other class or group of the Company’s security holders, creditors or other constituents (including, without limitation, the allocation of any Merger Consideration among or within such classes or groups of security holders, creditors or other constituents). The decision as to whether to proceed with the Transaction or any related transaction depends on an assessment of various factors, many of which are unrelated to the financial analyses on which this Opinion is based.

Lincoln expresses no opinion as to what the market price or value of the stock of the Company will be after the announcement of the Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. We also express no opinion about the amount or nature of any compensation or equity arrangement to be given to the Company’s officers, directors or employees, or class of such persons, in connection with the Transaction relative to the Merger Consideration in the Transaction, or with respect to the fairness of any such compensation. Lincoln has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

It is understood that this Opinion is solely for the use and benefit of the Special Committee in connection with the Transaction. This Opinion may not be used or relied on by any other person or for any other purpose and is not intended to and does not confer any rights or remedies upon any other person. Except as contemplated by the Engagement Letter, dated as of May 4, 2023, among Lincoln, the Special Committee and the Company, neither this Opinion nor any other advice or information provided by Lincoln, whether oral or written, may be disclosed, reproduced, disseminated, summarized, quoted from or referred to, in whole or in part, without our prior written consent. This Opinion does not create any fiduciary duty on the part of Lincoln to the Company, the Board, the Special Committee, the Company Stockholders or any other party.

Disclosure of Relationships

Lincoln has acted as financial advisor to the Special Committee and will receive a customary fee from the Company for our services, a portion of which was payable upon our retention, and the balance upon our delivery of this Opinion. No portion of our fee is contingent upon either the conclusion reached herein or the consummation of the Transaction. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities, and to reimburse us for certain expenses, arising in connection with or as a result of our engagement. Other than this engagement, during the two years preceding the date of this Opinion, Lincoln and its affiliates have not had any material relationship with any party to the Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. We and our affiliates provide a range of investment banking and financial services and, in that regard, we and our affiliates may in the future provide, investment banking and other financial services to the Company or Parent and each of their respective affiliates, for which we and our affiliates would expect to receive compensation.

Chicago, Illinois 60606	www.lincolninternational.com

Conclusion

Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof the Merger Consideration to be received by the Company Stockholders (other than holders of Excluded Shares and Dissenting Shares) in the Transaction is fair, from a financial point of view, to such Company Stockholders.

This Opinion has been authorized for issuance by the Fairness Opinion Committee of Lincoln.

Very truly yours,

LINCOLN INTERNATIONAL LLC

Chicago, Illinois 60606	www.lincolninternational.com

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights [For application of this section, see 81 Del. Laws, c. 354, § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; 83 Del. Laws, c. 377, § 22; and 84 Del. Laws, c. 98, § 16].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting , transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of

Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15; 82 Del. Laws, c. 256, § 15; 83 Del. Laws, c. 377, § 9; 84 Del. Laws, c. 98, § 9;

Annex D

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 12, 2023, by and between Gelesis Holdings, Inc., a Delaware corporation (the “Company”) and each of the persons set forth on Schedule A hereto (each, a “Stockholder”, and collectively the “Stockholders”). The Company and the Stockholders are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, concurrently with the execution hereof, PureTech Health LLC, a Delaware limited liability company (“Parent”), Caviar Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company and a wholly owned Subsidiary of Parent (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Limited Liability Company Act of the State of Delaware, as amended;

WHEREAS, as of the date hereof, each Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), set forth opposite such Stockholder’s name on Schedule A hereto (all such shares of Company Common Stock, together with any shares of Company Capital Stock or other voting equity securities of the Company that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned (including in connection with an Adjustment) by such Stockholder prior to the Expiration Time (the “After-Acquired Shares”), being referred to herein as such Stockholder’s “Covered Shares”); and

WHEREAS, as a condition to the willingness of the Company, Parent and Merger Sub to enter into the Merger Agreement, and as a material inducement and in consideration therefor, each Stockholder has entered into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms have the meanings set forth below:

“Adjustment” means any stock split, reverse stock split, stock dividend (including any dividend or distribution of equity interests convertible into or exchangeable for shares of Company Capital Stock), recapitalization, reclassification, combination, exchange of shares or other similar event with respect to the capital stock of the Company.

“Adverse Proposal” means: (i) any Takeover Proposal; (ii) any change in the present capitalization of the Company or any amendment or other change to the Company Organizational Documents in contravention of the Merger Agreement or the actions contemplated thereby; (iii) any action, proposal or transaction that would reasonably be expected to result in a breach in any material respect of any covenant, agreement, representation or warranty or any other obligation of the Company set forth in the Merger Agreement or of any Stockholder contained in this Agreement; (iv) any other action, proposal or transaction that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or prevent the consummation of, or otherwise adversely affect, the Merger, the Merger Transactions or the other transactions contemplated by this Agreement; or (v) any changes in the majority of the members of the Company Board based on the Company Board’s composition as of the date hereof.

“Expiration Time” shall mean the earlier to occur of (i) the Effective Time and (ii) the date and time that the Merger Agreement is validly terminated in accordance with the terms and provisions thereof.

“Transfer” shall mean any direct or indirect (i) sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), voluntarily or involuntarily, or entry into any contract, option or other arrangement or understanding with respect to any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer pursuant to this Agreement or the Merger Agreement) or any right, title or interest therein; (ii) (a) deposit of any Covered Shares into a voting trust, (b) entry into a voting agreement with respect to any Covered Shares (other than this Agreement) or (c) grant of any irrevocable or revocable proxy, corporate representative appointment or power of attorney (or other consent or authorization) with respect to any Covered Shares (other than as set forth in this Agreement); or (iii) agreement, arrangement, understanding or commitment (whether or not in writing) to take any of the actions referred to in the foregoing sub-paragraphs (i) or (ii); provided, however, that Transfer shall not include: (A) with respect to any Company Options held by a Stockholder that expire on or prior to the termination of this Agreement, any transfer, sale or other disposition of any Covered Shares to the Company as payment for the (1) exercise price of such Company Options and (2) taxes applicable to the exercise of such Company Options or (B) with respect to any Company RSUs granted to a Stockholder, (1) any transfer for the net settlement of such Company RSUs settled in Covered Shares to pay any tax withholding obligations or (2) any transfer for receipt upon settlement of such Company RSUs, and the sale of a sufficient number of Covered Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by the Stockholder as a result of such settlement.

2. No Transfer; No Inconsistent Arrangements.

2.1 From the date hereof until the Expiration Time or termination of this Agreement pursuant to Section 8, each Stockholder agrees not to, directly or indirectly, Transfer any of such Stockholder’s Covered Shares; provided, however, (i) that such Stockholder may, if such Stockholder is an individual, (a) Transfer any Covered Shares to any members of such Stockholder’s immediate family, or to a trust solely for the benefit of such Stockholder or any member of such Stockholder’s immediate family, (b) Transfer any Covered Shares by will or under the laws of intestacy upon the death of such Stockholder, or (c) Transfer pursuant to a qualified domestic court order, or (ii) that such Stockholder may, if such Stockholder is an entity, Transfer Covered Shares to an entity under such Stockholder’s control or to one or more partners or members of such Stockholder (the transferee of the Covered Shares Transferred in accordance with the foregoing clauses (i) or (ii), as applicable, each, a “Transferee Stockholder”); provided, that, in the case of each of the foregoing clauses (i) and (ii), (A) each Transferee Stockholder shall represent and warrant to the Company that all of the statements contained in Section 5 are true and correct in respect of such Transferee Stockholder upon consummation of the Transfer and (B) such Transferee Stockholder shall agree in writing, in a form reasonably satisfactory to the Company, to be bound by all of the terms, provisions, obligations and covenants set forth herein to the same extent as if such Transferee Stockholder were an original party to this Agreement as a “Stockholder”, with the Company named as an express third-party beneficiary of such agreements (any such Transfer, a “Permitted Transfer”); and (iii) if any involuntary Transfer of any of such Stockholder’s Covered Shares shall occur (including a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), Stockholder shall cause the transferee thereof (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) to, subject to applicable Law, take and hold such Covered Shares subject to all of the terms, provisions, restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Expiration Time or termination of this Agreement pursuant to Section 8. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio.

2.2 From the date hereof until the Expiration Time or termination of this Agreement pursuant to Section 8, each Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing or materially delaying such Stockholder from performing any of its obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, impairing or materially delaying, the consummation of the Merger, the Merger Transactions or the performance by the Company of its obligations under the Merger Agreement.

3. Agreement to Vote the Covered Shares.

3.1 From the date hereof until Expiration Time, each Stockholder irrevocably and unconditionally agrees that, at every meeting of the stockholders of the Company, duly called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, or shall cause the holder of record on any applicable record date, in each case, to the fullest extent that such Stockholder’s Covered Shares are entitled to vote thereon: (i) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (ii) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Covered Shares (a) in favor of (A) the adoption of the Merger Agreement and approval of the Merger and the Merger Transactions and (B) other matters that would reasonably be expected to facilitate the Merger and the Merger Transactions, including any proposal to adjourn or postpone any meeting of the Company’s stockholders to a later date; and (b) against any Adverse Proposal.

3.2 From the date hereof until the Expiration Time, such Stockholder shall retain at all times the right to vote such Stockholder’s Covered Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 3 that are at any time or from time to time presented for consideration to the Company’s stockholders generally. For the avoidance of doubt, the foregoing commitments in this Section 3 apply to any Covered Shares held by any trust, limited partnership or other entity directly or indirectly holding Covered Shares over which the applicable Stockholder exercises direct or indirect voting control (if any).

4. Additional Covenants.

4.1 No Solicitation. From the date hereof until the earlier of (x) the termination of this Agreement pursuant to Section 8 and (y) the date and time that the Merger Agreement is validly terminated in accordance with the terms and provisions thereof, each Stockholder, solely in its capacity as a stockholder of the Company, shall not, and shall cause its controlled affiliates not to, and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, or encourage the submission or announcement of any Takeover Proposal; (ii) furnish any non-public information regarding the Company to any third party in connection with a Takeover Proposal; (iii) engage in or otherwise facilitate discussions or negotiations with any third party with respect to any Takeover Proposal; (iv) adopt, approve, endorse or recommend, or publicly propose to adopt, approve endorse or recommend, any Takeover Proposal or enter into any letter of intent, support agreement or similar document, agreement, commitment or agreement in principle relating to or facilitating a Takeover Proposal; (v) become a member of a “group” (as defined in Section 13(d)(3) under the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing, discouraging or competing with or taking any actions inconsistent with the transactions contemplated by this Agreement or the Merger Agreement or (vi) agree to do any of the foregoing. Such Stockholder shall, and shall cause its controlled affiliates to, and shall cause its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitations of, or discussions or negotiations with, any third party relating to any Takeover Proposal. For purposes of this Section 4.1, “Takeover Proposal” shall have the meaning ascribed to such term in the Merger Agreement but shall also include any Transfer of any of such Stockholder’s Covered Shares other than a Permitted Transfer.

4.2 Appraisal Rights. Each Stockholder irrevocably waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that it may have under Section 262 of the DGCL and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to any of such Stockholder’s Covered Shares.

4.3 Notice of Certain Events. Each Stockholder agrees to notify the Company of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of such Stockholder set forth in Section 5. Promptly upon the acquisition of any After-Acquired Shares, such Stockholder shall notify the Company of the number of After-Acquired Shares so acquired; it being understood that any such shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof and the representation and warranties in Section 5 below shall be true and correct as of the date that such After-Acquired Shares are acquired.

4.4 Documentation and Information. Each Stockholder shall not, and shall cause its controlled affiliates and its and their respective Representatives not to, make any public announcement or other communication to a third party regarding this Agreement or the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) except as may be required by applicable Law (provided that reasonable notice of any such disclosure required by applicable Law will be provided to the Company, and such Stockholder will consider in good faith the reasonable comments of the Company with respect to such disclosure and otherwise cooperate with the Company in obtaining confidential treatment with respect to such disclosure). Such Stockholder consents to and authorizes the Company, Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company, Parent or Merger Sub reasonably determines to be necessary or advisable in connection with the Merger, the Merger Transactions or any other transactions contemplated by this Agreement and the Merger Agreement, such Stockholder’s identity and ownership of such Stockholder’s Covered Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that the Company, Parent and Merger Sub may, in each Party’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Such Stockholder agrees to promptly give the Company any information that is in its possession that the Company may reasonably request for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify the Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Stockholder shall become aware that any such information shall have become false or misleading in any material respect.

5. Representations and Warranties of Each Stockholder. Each Stockholder represents and warrants to the Company, as to such Stockholder with respect to his, her or its Covered Shares, on a several basis, that:

5.1 Due Organization; Authority.

(a) If such Stockholder is not an individual, (i) such Stockholder is duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) such Stockholder has the requisite power and authority to enter into and to perform its obligations under this Agreement, (iii) the execution and delivery of this Agreement by such Stockholder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder, and (iv) no other proceedings on the part of such Stockholder are necessary to authorize the execution, delivery and performance of this Agreement by such Stockholder or to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has the requisite legal capacity, right and authority to execute, deliver and perform such Stockholder’s obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Legal Proceeding seeking enforcement may be brought.

(c) If such Stockholder is married, and any of such Stockholder’s Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Legal Proceeding seeking enforcement may be brought.

5.2 Ownership of the Covered Shares; Voting Power. Such Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of such Stockholder’s Covered Shares and has good and marketable title to all of such Stockholder’s Covered Shares free and clear of any Liens in respect of such Covered Shares, other than those created by this Agreement or those imposed by applicable securities Law (collectively, “Permitted Liens”). The Covered Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of capital stock of the Company or any other securities of the Company beneficially owned by such Stockholder as of the date hereof. As of the date hereof, such Stockholder has not entered into any agreement to Transfer any such Covered Shares. Such Stockholder has full voting power with respect to all of such Stockholder’s Covered Shares, and full power of disposition with respect to such Covered Shares, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Covered Shares. None of such Stockholder’s Covered Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or Lien with respect to the voting of such Covered Shares, except as expressly provided herein (including Permitted Liens).

5.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by such Stockholder (or if applicable, such Stockholder’s spouse) nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder (or if applicable, such Stockholder’s spouse) with any provisions herein will (i) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or equivalent organizational documents of such Stockholder, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority on the part of such Stockholder (or if applicable, such Stockholder’s spouse), except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (iii) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of any Contract to which such Stockholder (or if applicable, such Stockholder’s spouse) is a party or by which such Stockholder (or if applicable, such Stockholder’s spouse) or any of such Stockholder’s Covered Shares may be bound, (iv) result in the creation or imposition of any Lien (other than any Lien created by the Company, Parent or Merger Sub) on any asset of such Stockholder (or if applicable, of such Stockholder’s spouse) or (v) violate any Law applicable to such Stockholder (or if applicable, such Stockholder’s spouse) or by which any of such Stockholder’s Covered Shares are bound, except, in the case of each of clauses (iii), (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to prevent, impair or delay the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise prevent, impair or delay such Stockholder’s ability to perform his, her or its obligations hereunder.

5.4 No Legal Proceedings. There are no Legal Proceedings pending against or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or any of such Stockholder’s properties or assets (including any of such Stockholder’s Covered Shares) that would, individually or in the aggregate, reasonably be expected to prevent, impair or delay the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise prevent, impair or delay such Stockholder’s ability to perform its obligations hereunder.

5.5 Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Stockholder’s own choosing. Such Stockholder understands and acknowledges that the Company, Parent and Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

6. Representations and Warranties of the Company. The Company represents and warrants to the Stockholder that:

6.1 Due Organization; Authority.

(a) (i) The Company is duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation or organization, (ii) the Company has the requisite power and authority to enter into and to perform its obligations under this Agreement, (iii) the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and (iv) no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company or to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Stockholders and the Company, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Legal Proceeding seeking enforcement may be brought.

7. Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall not survive the Expiration Time.

8. Termination. Unless earlier terminated by mutual written agreement of the Parties, this Agreement shall terminate automatically and shall have no further force or effect as of the Expiration Time; provided that a Stockholder may terminate this Agreement as to itself upon the entry by the Company without the prior written consent of such Stockholder into any amendment, waiver or modification to the Merger Agreement that results in (i) a change to the form of consideration to be paid thereunder or (ii) a decrease in the Merger Consideration. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 8 shall relieve any Party from liability for fraud or any Willful and Material Breach of this Agreement prior to termination hereof, (y) the provisions of Section 2, Section 3, Section 4.3, Section 4.4, Section 4.5, Section 5 and Section 6 shall survive the termination of this Agreement until the Expiration Time and (z) the provisions of Section 8 and Section 9 shall survive any termination of this Agreement.

9. Miscellaneous.

9.1 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, then (i) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

9.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

9.3 Amendments and Waivers. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party to assert any of its rights under this Agreement or otherwise shall constitute a waiver of such rights.

9.4 Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies (including those as set forth in Section 8.6 of the Merger Agreement) would not be an adequate remedy for any such non-performance or breach. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

9.5 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given in the manner described in Section 9.7 of the Merger Agreement, addressed as follows: (i) if to the Company, to its address or email address set forth in Section 9.7 of the Merger Agreement, and (ii) if to a Stockholder, to such Stockholder’s address or email address set forth on a signature page hereto, or to such other address or email address as such Party may hereafter specify for the purpose by notice to each other Party hereto.

9.6 Governing Law. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

9.7 Consent to Jurisdiction. Each party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the Chosen Courts, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement, the transactions contemplated hereby, the Merger or the Merger Transactions shall be brought, tried and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement, the transactions contemplated hereby, the Merger or the Merger Transactions in any court other than the Chosen Courts. Each party to this Agreement hereby consent to and grant any such

Chosen Court jurisdiction over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.5 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

9.8 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (II) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Entire Agreement. This Agreement together with the Merger Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant thereto) and the Confidentiality Agreement constitute the entire agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement, or any of them, with respect to the subject matter of this Agreement and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement may be made by electronic or digital delivery such as in Adobe Portable Document Format or using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign). This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

9.11 Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” are intended to refer to Sections of this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

9.12 Capacity as Stockholder. No person executing this Agreement who is or becomes an officer or director of the Company makes any agreement or understanding herein in his or her capacity as such officer or director. Each

Stockholder signs solely in his, her or its capacity as the record and/or beneficial owner of such Stockholder’s Covered Shares. Nothing herein shall limit or affect any omissions or actions taken by a Stockholder or any officer, director, employee, affiliate or representative of a Stockholder solely in his or her capacity as an officer or director of the Company (including, for the avoidance of doubt, exercising his or her fiduciary duties).

9.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. For avoidance of doubt, nothing in this Section 9.14 shall be interpreted as in any way limiting Parent’s right to the Termination Fee in circumstances in which Parent is entitled to receive the Termination Fee pursuant to the Merger Agreement.

9.14 No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.

9.15 Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use such Stockholder’s reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform such Stockholder’s obligations under this Agreement.

9.16 Stockholder Obligations Several and Not Joint. Except if a Stockholder is an Affiliate of another Stockholder, the obligations of each Stockholder under this Agreement shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

[STOCKHOLDER]

By:
Name:
Address:
E-mail:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

[COMPANY]

By:
Name:
Address:
E-mail:

Schedule A

Stockholder & Address	Shares of Company Common Stock
[●]	[●]
[Street Address]
[Email]
[●]
[Street Address]
[Email]	[●]

PRELIMINARY PROXY CARD-SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: www.proxypush.com/GLS
• Cast your vote online
P.O. BOX 8016, CARY, NC 27512-9903	• Have your Proxy Card ready
• Follow the simple instructions to record your vote
PHONE Call 1-866-463-0679
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions

MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided

You must register to attend the meeting online and/or participate at www.proxydocs.com/GLS

Gelesis Holdings, Inc.

Special Meeting of Stockholders
For Stockholders of record as of [ ]

DATE:	[ ]
TIME:	[ ]
PLACE:	Special Meeting to be held live via the Internet - please visit
www.proxydocs.com/GLS for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Yishai Zohar and David Pass (the “Named Proxies”), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Gelesis Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATIONS. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Gelesis Holdings, Inc.

Special Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2

BOARD OF
DIRECTORS
	PROPOSAL		YOUR VOTE		RECOMMENDS

		FOR	AGAINST	ABSTAIN
1.	To approve and adopt the Agreement and Plan of Merger, dated as of June 12, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Gelesis Holdings, Inc. (the “Company”), PureTech Health LLC, a Delaware limited liability company (“Parent”), and Caviar Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the terms of which, Merger Sub will merge with and into the Company, with the Merger Sub continuing as the surviving company of the merger as a wholly owned subsidiary of Parent.	☐	☐	☐	FOR

2.	To adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/GLS

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date